Filed Pursuant to 424(b)(3)

Registration No. 333-296969

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
COLUMBUS ACQUISITION CORP

PROSPECTUS FOR UP TO 31,385,052 ORDINARY SHARES OF WISESAT.SPACE HOLDINGS CORP.

Proxy Statement/Prospectus dated August 19, 2026

and first mailed to the shareholders of Columbus Acquisition Corp on or about August 19, 2026

To the Shareholders of Columbus Acquisition Corp:

You are cordially invited to attend the Extraordinary General Meeting of the Shareholders of Columbus Acquisition Corp, a Cayman Islands exempted company (“CAC” “we”, “our”, or “us” under any paragraphs regarding Columbus Acquisition Corp), which will be held at 9:00 a.m. Eastern Time, on September 10, 2026 (the “CAC EGM” or “extraordinary general meeting”), or at such other time and on such other date to which the meeting may be postponed or adjourned. CAC will be holding the CAC EGM at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, and virtually via teleconference using the following dial-in information:

Telephone access:
Within the U.S.: and Canada: 1 800-450-7155 (toll-free)
Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)
Phone conference ID: 5870682#

The board of directors of CAC has approved the Business Combination Agreement, dated as of November 9, 2025, as amended on August 6, 2026 (as it may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” or “BCA”), by and among CAC, WISeSat.Space Holdings Corp., a British Virgin Islands business company (“Pubco”), WISeSat Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”), WISeSat.Space Corp., a British Virgin Islands business company (the “Company”), WISeKey International Holding Ltd., a Swiss company (“WISeKey” and together with its successors and permitted assigns, and any holders of Company Ordinary Shares or Company Class F Shares immediately prior to the Effective Time, collectively, the “Seller”). The Company also does business, under British Virgin Islands law, under the name SpaceAIQ Corp.

Upon the terms and subject to the conditions of the Business Combination Agreement, and in accordance with applicable laws, (a) Pubco will acquire all of the issued and outstanding ordinary shares, no par value of the Company (“Company Ordinary Shares”) and Class F ordinary shares of the Company (“Company Class F Shares”) from each Seller in exchange for ordinary shares, no par value, of Pubco (“Pubco Ordinary Share”) and Class F ordinary shares, no par value, of Pubco (“Pubco Class F Shares” collectively, with the Pubco Ordinary Shares, the “Exchange Shares”), with the Company becoming a wholly owned subsidiary of Pubco and each Seller becoming a shareholder of Pubco (the “Share Exchange”); and (b) Merger Sub will merge with and into CAC, with CAC continuing as the surviving company (the “Merger”), as a result of which, CAC shall become a wholly owned Subsidiary of Pubco (and together with the Share Exchange, the “Business Combination”). Following the Business Combination, CAC and the Company will become wholly owned subsidiaries of Pubco.

According to the Business Combination Agreement at its Effective Time (as defined in the Business Combination Agreement), (1) each of CAC’s issued and outstanding ordinary shares, par value $0.0001 per share (a “CAC Ordinary Share”) immediately prior to the Effective Time (other than Dissenting Shares), will be cancelled in exchange for the right of the holder thereof to receive one Pubco Ordinary Share; and (2) each Seller (and any applicable holder of Company Ordinary Shares and Company Class F Shares) will receive the number of Pubco Ordinary Shares and Pubco Class F Shares in the Share Exchange, in the same proportion of such shares as held immediately prior to the Share Exchange, having an aggregate value (the “Exchange Consideration”) equal to the sum of (i) Two Hundred Fifty Million U.S. Dollars ($250,000,000), plus (ii) the amount of any Transaction Financing (as defined below) that is made into the Company or its subsidiaries prior to the Effective Time, divided by $10.00, all upon the terms and subject to the conditions set forth in the Business Combination Agreement.

Immediately prior to the Effective Time, each outstanding unit issued by CAC (a “CAC Unit”) will separate into its component securities, consisting of one CAC Ordinary Share and one CAC Right, and each CAC Right shall be automatically converted into the right to receive one-seventh of one CAC Ordinary Share, aggregated by each holder of CAC Ordinary Shares, with any fractional shares following such aggregation of shares held by such holder, rounded up to the nearest whole CAC Ordinary Share. At the Effective Time, all such CAC Ordinary Shares (including those converted from CAC Rights) will be exchanged for Pubco Ordinary Shares as described above.

After the Effective Time, from the Exchange Shares which WISeKey has received in the Business Combination, WISeKey may, in its sole discretion, distribute to its own shareholders a number of such shares in an amount up to ten percent (10%) of the total Exchange Shares, and CAC will, and will cause its Representatives to, reasonably cooperate with any such distribution. Any officers or directors of Pubco, or holders of five percent (5%) or more of issued and outstanding Pubco Ordinary Shares immediately prior to such distribution, who participate in receipt of such Exchange Shares distributed by WISeKey to its shareholders, have agreed to execute and deliver to the WISeKey and CAC a lock-up agreement limiting resales of such distributed shares for six months following the closing of the Business Combination, subject to certain exceptions provided therein.

Each of CAC, Pubco and the Company have agreed in connection with the Business Combination to use commercially reasonable efforts to seek and enter into financing agreements for an aggregate of at least $10 million in proceeds having such terms as CAC and the Company shall mutually agree (collectively, the “Transaction Financing”). As of the date of this proxy statement/prospectus, SEALSQ Corp (Nasdaq: LAES) (“SEALSQ”), a subsidiary of WISeKey, has provided $10 million in Transaction Financing, which has been made into the Company or its subsidiaries prior to Closing.

On August 6, 2026, the Company, Pubco and CAC entered into a subscription agreement (the “Subscription Agreement”) with SEALSQ, an affiliate and shareholder of the Company (the “PIPE Investor” and such investment, the “PIPE Investment”). Pursuant to the Subscription Agreement, the PIPE Investor agreed to subscribe for and purchase, and Pubco agreed to issue and sell to the PIPE Investor, contemporaneously with the closing of the Business Combination, $10,000,000 (the “PIPE Investment Amount”) in Pubco Ordinary Shares (such shares, the “Subscription Shares”), at a price per share equal to the Redemption Price (the “PIPE Purchase Price”), on the terms and subject to the conditions set forth in the Subscription Agreement. Assuming a Redemption Price of approximately $10.66 per share as of June 30, 2026, the number of Subscription Shares would be 938,086 Pubco Ordinary Shares. The form of the Subscription Agreement is attached to this proxy statement/prospectus as Annex F. The Redemption Price is the price per share paid to holders of publicly traded CAC Ordinary Shares which have elected to redeem at the CAC EGM, in each case in accordance with CAC’s amended and restated memorandum and articles of association.

Under the Subscription Agreement, Pubco is required to issue additional Subscription Shares to the PIPE Investor (“Additional Subscription Shares”) in the event that the volume weighted average price (the “VWAP”) of the Pubco Ordinary Shares for the 10 consecutive trading days ending on the 60th calendar date (or if such date is not a trading date, on the next subsequent trading day) after the Closing (the “VWAP Price”) is less than the PIPE Purchase Price, with the number of Additional Subscription Shares equal to the PIPE Investment Amount, divided by VWAP Price (which may not be less that $5.00 per share), less the number of Subscription Shares.

According to the terms of the Subscription Agreement, Pubco granted customary resale registration rights to the PIPE Investor with respect to the Subscription Shares, and any Additional Subscription Shares (as well as any shares underlying any pre-funded warrants which the PIPE Investor elects to receive in lieu of such Additional Subscripton Shares (described above) (collectively, “PIPE Registrable Shares”), in which Pubco agreed to file a resale registration statement relating to the registration of the PIPE Registrable Shares (the “PIPE Resale Registration Statement”) with the SEC within 5 business days after the final determination in accordance with the Subscription Agreement of the number of Additional Subscription Shares, if any.

In the Subscription Agreement, the PIPE Investor agreed to a lock-up with respect to the PIPE Registrable Shares for a period from the Closing until 60 days after the PIPE Resale Registration Statement is declared effective by the SEC (the “PIPE Lock-Up Period”), with 50% of such locked-up securities being released from such lock-up restrictions if during the PIPE Lock-Up Period the VWAP of Pubco Ordinary Shares for 10 consecutive trading days beginning after the Closing is greater than the PIPE Purchase Price (or, if any Additional Subscription Shares are issued, 150% of the applicable VWAP Price), and with all of such locked-up securities being released from lock-up if after the Closing Pubco completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the outstanding Pubco Ordinary Shares being converted into cash, securities or other property.

This proxy statement/prospectus covers the registration of up to 31,385,052 Pubco Ordinary Shares in connection with the Business Combination. The CAC Units, CAC Ordinary Shares, and CAC Rights are currently listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “COLAU,” “COLA” and “COLAR,” respectively. As a result of the

Business Combination, such securities will cease trading on Nasdaq and will be deregistered under the Securities Exchange Act of 1934, as amended. If Pubco’s application for listing is approved, Pubco Ordinary Shares are expected to be traded on Nasdaq upon the consummation of the Business Combination under the symbol “SAIQ,” reflecting the Company’s d/b/a SpaceAIQ Corp. It is a condition of the consummation of the Business Combination that the Pubco Ordinary Shares are approved for listing on Nasdaq, subject only to official notice of issuance thereof.

At the extraordinary general meeting, CAC shareholders will be asked to consider and vote upon the following proposals:

•        Proposal No. 1 — The NTA Proposal — to consider and vote upon a proposal to approve by special resolution, the amendment of the CAC Articles, which currently restricts consummation of a shareholder redemption offer in connection with a business combination if the redemptions made pursuant to such offer would cause CAC to have net tangible assets of less than US$5,000,001 prior to or upon consummation of a business combination (the “NTA Requirement”) as set out in Articles 37.2, 37.5, 37.6 and 37.8 of the CAC Articles, in order to expand the methods that CAC may employ to not become subject to the “penny stock” rules of the SEC, immediately prior to the Effective Time (as defined in the Plan of Merger) (the “NTA Proposal”);

•        Proposal No. 2 — The Business Combination Proposal — to consider and vote upon a proposal to approve and authorize, by ordinary resolution, the Business Combination Agreement, dated as of November 9, 2025, as amended on August 6, 2026 (as it may be further amended, supplemented or otherwise modified from time to time), by and among Columbus Acquisition Corp, WISeSat.Space Holdings Corp., a British Virgin Islands business company (“Pubco”), WISeSat Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”), WISeSat.Space Corp., a British Virgin Islands business company (the “Company”), WISeKey International Holding Ltd., a Swiss company (“WISeKey” and together with its successors and permitted assigns, and any holders of Company Ordinary Shares or Company Class F Shares immediately prior to the Effective Time, collectively, the “Seller”), a copy of which is attached to this proxy statement/prospectus as Annex A and Annex A-1, and the transactions contemplated therein, which we refer to as the “Business Combination”;

•        Proposal No. 3 — The Merger Proposal — to consider and vote upon a proposal to approve and authorize, by special resolution, that (a) CAC merge with Merger Sub so that Merger Sub will merge with and into CAC and CAC will be the surviving company and all the undertaking, property and liabilities of the Merger Sub vest in CAC by virtue of such merger pursuant to the Companies Act (As Revised); (b) the Plan of Merger substantially in the form annexed to this Proxy Statement as Annex A-2 be and is hereby authorized, approved and confirmed in all respects and CAC be authorized to enter into the Plan of Merger; (c) that upon the Effective Time (as defined in the Plan of Merger): (i) the amending and restating of the memorandum and articles of CAC as the surviving company of the Merger is approved in all respects, (ii) the board of directors and executive officers of CAC resign and the board of directors and the executive officers of Merger Sub immediately prior to the Effective Time become the board of directors and executive officers of the Surviving Company; and (iii) the authorized share capital of CAC (as the surviving company of the Merger) shall be amended such that firstly, all authorized preference shares of par value US$0.0001 each shall be redesignated as authorized ordinary shares of a par value of US$0.0001 each, such that the authorized share capital of CAC (as the surviving company of the Merger) shall be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each (the “Redesignation”); secondly, upon the Redesignation becoming effective, the authorized share capital of CAC (as the surviving company of the Merger) shall be consolidated and divided at a ratio of 100 for 1 so as to become US$50,000 divided into 5,000,000 ordinary shares of a par value of $0.01 each (the “Share Consolidation”); and thirdly (iii) upon the Share Consolidation becoming effective, the authorized share capital of CAC (as the surviving company of the Merger) shall be decreased from $50,000 divided into 5,000,000 ordinary shares of a par value of $0.01 each to $1 divided into 100 ordinary shares of a par value of $0.01 each by the cancellation of 4,999,900 authorized but unissued ordinary shares of a par value of $0.01 each;

•        Proposal No. 4 — The Pubco Equity Plan Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, the adoption of a new equity incentive plan (the “Pubco Equity Plan”) by Pubco (the “Pubco Equity Plan Proposal”). A copy of the Pubco Equity Plan is attached to the accompanying proxy statement/prospectus as Annex D;

•        Proposal No. 5 — The ESPP Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, the adoption of an employee share purchase program (the “Employee Share Purchase Program”) by Pubco (the “ESPP Proposal”). A copy of the Pubco Equity Plan is attached to the accompanying proxy statement/prospectus as Annex E;

•        Proposal No. 6 — The Nasdaq Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, for purposes of complying with applicable listing rules of The Nasdaq Stock Market, the issuance of up to an aggregate of 33,385,052 Pubco Ordinary Shares, no par value, in connection with the Merger, the Share Exchange and the PIPE Investment (the “Nasdaq Proposal”);

•        Proposal No. 7 — The Pubco Director Election Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, that seven directors be elected to serve terms on Pubco’s board of directors effective at the Closing (the “Pubco Director Election Proposal”); and

•        Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the NTA Proposal, the Business Combination Proposal, the Merger Proposal, the Pubco Equity Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, or the Pubco Director Election Proposal (the “Adjournment Proposal”).

The CAC board of directors (the “CAC Board”) received a fairness opinion from Newbridge Securities Corporation (“Newbridge”) as to the fairness of the transactions to the holders of CAC Ordinary Shares from a financial point of view. See “Proposal No. 2 — The Business Combination Proposal — Fairness Opinion of Newbridge” and the opinion of Newbridge included as Annex B to this proxy statement/prospectus. As permitted under the CAC Articles (as defined herein) and the Companies Act (Revised) of the Cayman Islands, the independent directors of CAC did not retain an unaffiliated representative to act solely on behalf of unaffiliated securityholders of CAC for purposes of negotiating the terms of the Business Combination Agreement and/or preparing a report concerning the approval of the Business Combination.

After careful consideration, each of the CAC Board and WISeKey’s board of directors has unanimously approved the Business Combination Agreement and determined that each of the proposals is fair to and it is advisable to consummate the Business Combination. The CAC Board unanimously recommends that the CAC Shareholders vote FOR all of the proposals presented to the shareholders at the extraordinary general meeting. The Transactions were not structured to require the approval of at least a majority of unaffiliated securityholders of CAC, as permitted under the CAC Articles and the Companies Act (Revised) of the Cayman Islands. When you consider the CAC Board’s recommendation of these proposals, you should keep in mind that Hercules Capital Management VII Corp (the “Sponsor”) and CAC’s directors and officers have interests in the Transactions that may conflict with your interests as a shareholder.

Dr. Fen “Eric” Zhang is the sole director and the chief executive officer of the Sponsor and has voting, dispositive or investment powers over the Sponsor with respect to CAC Ordinary Shares held by the Sponsor, thus is deemed to have beneficial ownership of the shares held by the Sponsor. The Sponsor currently holds (i) 1,464,000 CAC Ordinary Shares, (ii) 234,290 CAC Ordinary Shares underlying the CAC Private Units; and (iii) 33,470 CAC Ordinary Shares underlying the CAC Private Rights.

Each of the two current and one former independent directors of CAC holds 12,000 CAC Ordinary Shares, for a total of 36,000 CAC Ordinary Shares collectively. Additionally, one current independent director of CAC has an option to receive CAC Ordinary Shares consisting of 12,000 CAC Ordinary Shares pursuant to a share purchase option dated March 20, 2025, and which we refer to as Director Option Shares. None of the officers or directors of CAC have received any cash compensation for services rendered to CAC or in connection with the Business Combination. At the Closing, the directors of CAC which hold CAC Ordinary Shares are expected to hold Pubco Ordinary Shares converted in the Business Combination for those CAC Ordinary Shares.

At the Closing, the Sponsor is expected to hold 1,731,760 Pubco Ordinary Shares, as a result of the Merger consisting of (i) 1,464,000 Pubco Ordinary Shares to be converted from CAC Ordinary Shares held by the Sponsor, (ii) 234,290 Pubco Ordinary Shares to be converted from CAC Ordinary Shares underlying the CAC Private Units held by the

Sponsor; and (iii) 33,470 Pubco Ordinary Shares to be converted from CAC Rights underlying the CAC Private Units held by the Sponsor. The Sponsor did not and will not receive any cash compensation during the ordinary course of managing CAC or in connection with the Business Combination, other than $10,000 per month for office space, administrative and support services, as described below. The Sponsor may, on or before the Closing of the Business Combination, distribute to its constituent members some or all of the CAC Ordinary Shares and CAC Private Units held by it in connection with applicable stock exchange listing requirements.

The following table sets forth the amount of consideration received or to be received by (1) the Seller, (2) CAC Public Shareholders, (3) the holders of CAC Public Rights, (4) the Sponsor, and (5) the CAC IPO Underwriter, in connection with the Business Combination, in each case, assuming no redemptions, 50% redemptions, and maximum redemptions, which, and in each scenario, assumes a per share value of $10.00. Unless otherwise specified, the share amounts have been determined under the assumptions set forth under the section of this proxy statement/prospectus entitled “Frequently Used Terms.” If the actual facts are different from the foregoing assumptions, the share amounts and cash value set forth below will be different.

	No Redemption Scenario		50% Redemption Scenario		100% Redemption Scenario
Pubco Shareholders	Number of Pubco Shares	Value ($)(1)	Number of Pubco Shares	Value ($)	Number of Pubco Shares	Value ($)
CAC Non-public shareholders	1,977,760	19,777,600	1,977,760	19,777,600	1,977,760	19,777,600
Founder Shares	1,452,000	14,520,000	1,452,000	14,520,000	1,452,000	14,520,000
Private Placement Units(2)	234,290	2,342,900	234,290	2,342,900	234,290	2,342,900
Private Placement Rights(3)	33,470	334,700	33,470	334,700	33,470	334,700
Current and Former Directors(4)	36,000	360,000	36,000	360,000	36,000	360,000
Director Option Shares(5)	12,000	120,000	12,000	120,000	12,000	120,000
Alliance Global Partners	210,000	2,100,000	210,000	2,100,000	210,000	2,100,000

CAC Public shareholders	3,407,292	34,072,919	2,132,218	21,322,179	857,143	8,571,429
CAC Public Shares	2,550,149	25,501,490	1,275,075	12,750,750	—	—
CAC Public Rights(6)	857,143	8,571,429	857,143	8,571,429	857,143	8,571,429

PIPE Investors(7)	938,086	10,000,000	938,086	10,000,000	938,086	10,000,000

Seller shareholders(8)	26,000,000	260,000,000	26,000,000	260,000,000	26,000,000	260,000,000
WISeKey Ordinary Shares	11,312,122	113,121,216	11,312,122	113,121,216	11,312,122	113,121,216
WISeKey Class F Shares	11,956,922	119,569,216	11,956,922	119,569,216	11,956,922	119,569,216
SEALSQ Ordinary Shares	1,040,478	10,404,784	1,040,478	10,404,784	1,040,478	10,404,784
SEALSQ Class F Shares	1,040,478	10,404,784	1,040,478	10,404,784	1,040,478	10,404,784
Maxim Partners Ordinary Shares	650,000	6,500,000	650,000	6,500,000	650,000	6,500,000
Total Pubco Shares	32,323,138	323,850,519	31,048,064	311,099,779	29,772,989	298,349,029
of which Pubco Ordinary Shares(9)	19,325,738	193,876,519	18,050,664	181,125,779	16,775,589	168,375,029

____________

(1)      The value of the consideration to be received is calculated based on a deemed value of $10.00 per Pubco Ordinary Shares.

(2)      Represents the number of CAC Ordinary Shares included in the Private Units, which will be converted into Pubco Ordinary Shares on a one-on-one basis.

(3)      Represents the maximum number of CAC Ordinary Shares upon conversion of the Private Rights, which will be converted into Pubco Ordinary Shares on a one-on-one basis. Every seven (7) Private Rights will be converted to one CAC Ordinary Share.

(4)      Represents the number of CAC Ordinary Shares held by two current directors and one former director of CAC (excluding the shares in the event of exercise of the share purchase option held by Mr. Cameron R. Johnson described in the subsequent note).

(5)      Represents 12,000 Founder Shares to be transferred from the Sponsor to Mr. Cameron R. Johnson, one of CAC’s directors, pursuant to a share purchase option agreement dated March 20, 2025, subject to specified terms and conditions therein.

(6)      Represents the maximum number of CAC Ordinary Shares upon conversion of the CAC Public Rights, which will be converted into Pubco Ordinary Shares on a one-on-one basis. Every seven (7) CAC Public Rights will be converted to one CAC Ordinary Share.

(7)      Assumes a PIPE Investment of $10,000,000 with purchase at the Redemption Price per share. For additional information please refer to “Summary — PIPE Investment.” The amount of 938,086 Pubco Ordinary Shares is subject to increase by the Additional Subscription Shares. The estimated highest number of Additional Subscription Shares in aggregate would equal 1,061,914 Pubco Ordinary Shares, based on a Redemption Price of $10.66 as of June 30, 2026. Please see table below.

(8)      Represents 13,002,600 Company Ordinary Shares and 12,997,400 Company Class F Shares that are held by the WISeSat shareholders who will have their shares in WISeSat exchanged for Pubco Ordinary Shares and Pubco Class F Shares, respectively, as a result of the Share Exchange. Such shares as a result of such Share Exchange include 650,000 Pubco Ordinary Shares exchanged for shares held by Maxim Partners LLC, an affiliate of Maxim Group LLC, received for payment of its fees as Seller’s merger & acquisitions (“M&A”) advisor.

(9)      Assumes that Pubco Class F Shares are not converted into Pubco Ordinary Shares. Pubco Class F Shares are convertible at the option of the holder on a one for one basis into Pubco Ordinary Shares. For more information about such Pubco Class F Shares, see “Description of Pubco’s Securities.” If Pubco Class F Shares were fully converted then the number of Pubco Ordinary Shares would be the number reflected on the foregoing row in the table labeled “Total Shares.”

The following table illustrates varying ownership levels of Pubco immediately following the Business Combination on a fully diluted basis, giving effect to the issuance of Additional Subscription Shares, if any, in the highest possible amount in the PIPE Investment:

Pubco Shareholders	No Redemption Scenario		50% Redemption Scenario		100% Redemption Scenario
	Number of Pubco Shares	Value ($)	Number of Pubco Shares	Value ($)	Number of Pubco Shares	Value ($)
CAC Non-public shareholders	1,977,760	19,777,600	1,977,760	19,777,600	1,977,760	19,777,600

CAC Public shareholders (including holders of CAC Public Shares and CAC Public Rights)	3,407,292	34,072,919	2,132,218	21,322,179	857,143	8,571,429

PIPE Investors(1)	2,000,000	10,000,000	2,000,000	10,000,000	2,000,000	10,000,000

Seller shareholders	26,000,000	260,000,000	26,000,000	260,000,000	26,000,000	260,000,000
Total Pubco Shares	33,385,052	323,850,519	32,109,978	311,099,779	30,834,903	298,349,029
of which Pubco Ordinary Shares(2)	20,387,652	193,876,519	19,112,578	181,125,779	17,837,503	168,375,029

____________

(1)      Includes the maximum amount of Additional Subscription Shares that can be issued under the terms of the Subscription Agreement, equal to 1,061,914 Pubco Ordinary Shares, based on a Redemption Price of $10.66 as of June 30, 2026, in addition to the issuance at Closing of Subscription Shares of 938,086 Pubco Ordinary Shares, based on such Redemption Price. The number of Additional Subscription Shares, if any, issued to the PIPE Investor equal the PIPE Investment Amount of $10,000,000, divided by the VWAP Price, although under the terms of the Subscription Agreement the VWAP Price may not be below $5.00 per share, and which price is used to calculate these maximum amount of Additional Subscription Shares. The VWAP Price is calculated as the VWAP of the Pubco Ordinary Shares for the 10 trading days ending on the 60th calendar date (or if not a trading date, on the subsequent trading day) after the Closing. VWAP refers to the volume weighted average price of Pubco Ordinary Shares, as defined in the Subscription Agreement.

(2)      Assumes that Pubco Class F Shares are not converted into Pubco Ordinary Shares. Pubco Class F Shares are convertible at the option of the holder on a one for one basis into Pubco Ordinary Shares. For more information about such Pubco Class F Shares, see “Description of Pubco’s Securities.” If Pubco Class F Shares were fully converted then the number of Pubco Ordinary Shares would be the number reflected on the foregoing row in the table labeled “Total Pubco Shares.”

Compensation Received by the Sponsor

Set forth below is a summary of the terms and amount of the compensation received or to be received by CAC’s sponsor, Hercules Capital Management VII Corp (the “Sponsor”) its affiliates and promoters in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by CAC to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor

Between March 21, 2024 and December 20, 2024, an aggregate of 1,725,000 founder shares, or the insider shares, were issued to the Sponsor for an aggregate purchase price of $25,000. On March 10, 2025, the Sponsor forfeited 225,000 Founder Shares (as defined below) for no consideration as the underwriters of the IPO did not exercise the over-allotment option.

CAC has agreed to reimburse the insiders for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of August 17, 2026, there were no out-of-pocket unpaid reimbursable expenses for which the insiders, including the Sponsor and its affiliates, are awaiting reimbursement.

Interest in Securities	Other Compensation

Simultaneously with the closing of CAC’s IPO on January 22, 2025, the Sponsor purchased 234,290 Private Units for an aggregate purchase price of $2,342,900, and transferred an aggregate of 36,000 of its Founder Shares, or 12,000 each to its three then-serving independent directors for their board service, for nominal cash consideration, of $522.

Upon the consummation of the Business Combination, among other things, each of the then issued and outstanding CAC Ordinary Shares will convert automatically, on a one-for-one basis, into one Pubco Ordinary Share. In the event the share price of Pubco Ordinary Shares falls below the price paid by a shareholder of CAC at the time of purchase of the CAC Ordinary Shares by such shareholder, a situation may arise in which the Sponsor or a director of CAC maintains a positive rate of return on its/his/her CAC Ordinary Shares while such shareholder of CAC experiences a negative rate of return on the shares such shareholder of CAC purchased. The securities currently owned by the Sponsor will have a significantly higher value at the time of the Business Combination than at the time of purchase. For purpose of illustration, given that as of the date of this proxy statement/prospectus, the Sponsor holds 1,731,760 CAC Ordinary Shares, including 1,464,000 founder shares and 267,760 shares included in the Private Units, based on an estimated market price of $10.68 per Pubco Ordinary Share (i.e. being CAC Ordinary Share’s closing price on August 17, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus) immediately after Closing, the aggregate value of Pubco Ordinary Shares owned by the Sponsor would be $18,495,197 and the Sponsor would have a potential aggregate profit of $15,792,597, representing a profit of $9.12 per Pubco Ordinary Share, whereas other public shareholders of CAC would only have a profit of $0.68 per Pubco Ordinary Share. The Sponsor may, on or before the Closing of the Business Combination, distribute to its constituent members some or all of the CAC Ordinary Shares and CAC Private Units held by it in connection with applicable stock exchange listing requirements.

In order to finance transaction costs in connection with an intended initial business combination, CAC’s Initial Shareholders and their affiliates may, but are not obligated to, loan CAC funds as may be required. Such loans would be evidenced by promissory notes. In the event that CAC is unable to consummate an initial business combination, CAC may use a portion of the offering proceeds held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. If CAC consummates an initial business combination, the notes would either be paid upon consummation of the initial business combination, without interest, or, at the lender’s discretion, up to $3,000,000 of the notes may be converted upon consummation of the business combination into additional private units at a price of $10.00 per unit (which, for example, would result in the holders being issued 300,000 units if the full amount of notes are issued and converted).

Interest in Securities	Other Compensation

As CAC has held a shareholder meeting to amend the then existing memorandum and articles of association, as amended, to modify the amount of time or substance CAC has to consummate an initial business combination, CAC’s insiders, officers and directors or their affiliates or designees may loan us funds in support of CAC’s potential extension to allow additional time for CAC to complete an initial business combination which will be evidenced in extension convertible notes to be repaid in cash or $10.00 per unit, or the “extension units,” at the closing of the initial business combination.

The amount of the compensation received or to be received by the Sponsor, its affiliates, and promoters in connection with the Business Combination or any related financing transaction; the amount of securities issued or to be issued by CAC to the Sponsor, its affiliates, and promoters; and the price paid or to be paid for such securities in connection with the Business Combination or any related financing transaction will not result in a material dilution of the equity interests of non-redeeming shareholders who hold the securities until the consummation of the de-SPAC transaction. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Dual Class of Pubco Shares

As described above, at the Closing of the Business Combination, the existing Company Ordinary Shares will be exchanged for Pubco Ordinary Shares, and the Company Class F Ordinary Shares will be exchanged for Pubco Class F Shares, in each case in the Share Exchange. As a result following the Closing, the outstanding Pubco Shares will be comprised of two separate classes, namely, Pubco Ordinary Shares and Pubco Class F Shares. The Pubco Ordinary Shares and Pubco Class F Shares (together the “Pubco Shares”) vote together on all matters subject to a vote of the holders of Pubco Ordinary Shares.

The total consideration issued in the Closing of the Business Combination to the Seller, as described above, consists of Pubco Shares equal to $250 million plus Transaction Financing (expected to be at least $10 million), divided by $10 per share, which would equal 26 million Pubco Shares, and the total of the Pubco Ordinary Shares and Pubco Class F Shares, in aggregate, issued at the Closing to shareholders of the Seller will equal that same number of aggregate Pubco Shares.

Company Class F Ordinary Shares are only held by WISeKey and its subsidiary, SEALSQ. As a result, the Pubco Class F Shares exchanged for such shares in the Business Combination will only be held by WISeKey and SEALSQ. The Pubco Class F Shares are non-transferable (except to an affiliates of the holder). Each of WISeKey and SEALSQ have entered into a voting agreement that provides that all holders of Pubco Class F Shares will vote in accordance with the majority holder of Pubco Class F Shares (the “Class F Shareholders Agreement”), which as of the date of this proxy statement/prospectus is WISeKey. Each Pubco Class F Share entitles the holder to a number of votes per share that results in the Pubco Class F Shares as a class in the aggregate representing 49.99% of the total voting power of Pubco Shares.

Immediately after the Business Combination, WISeKey is expected to own at least 75% of the outstanding Pubco Ordinary Shares and Pubco Class F Shares (consisting of 29% of outstanding Pubco Ordinary Shares and 46% of outstanding Pubco Class F Shares), assuming no redemption of publicly traded CAC Ordinary Shares by its shareholders. For more information, see “Summary of the Proxy Statement/Prospectus — Unaudited Pro Forma Condensed Combined Financial Information.” However, WISeKey in any event will hold not less than 49.99% of the total voting power of Pubco Shares, as a result of such voting rights of Pubco Class F Shares and the Class F Shareholders Agreement, as long as it holds a majority of Pubco Class F Shares, notwithstanding any subsequent sales by WISeKey of Pubco Ordinary Shares.

Accordingly, immediately after the Business Combination, WISeKey would have substantial voting power both by holding over 75% of the outstanding Pubco Shares and also being the majority owner of Pubco Class F Shares. Due to the nature of the voting power of the Pubco Class F Shares, WISeKey may be entitled to retain 49.99% of the voting power while reducing, potentially significantly, its economic interest in Pubco Shares. For more information about voting thresholds under applicable law of the British Virgin Islands, see “Description of Pubco’s Securities.”

The only other owner of Pubco Class F Shares is WISeKey’s subsidiary, SEALSQ, and because such shares are non-transferable (except to affiliates of the holders), only SEALSQ would be able to exercise such voting power, if WISeKey no longer held a majority of the outstanding Pubco Class F Shares. WISeKey would no longer hold a majority of the outstanding Pubco Class F Shares (and SEALSQ would hold such voting power) if either WISeKey transferred such shares to its affiliate, converted its Pubco Class F Shares such that it held less than a majority of such shares, or a change of control of WISeKey occurred. The Pubco Class F Shares are convertible by the shareholder on a 1 for 1 basis into Pubco Ordinary Shares. The amended and restated memorandum and articles of association of Pubco at Closing provides that if either WISeKey or SEALSQ experienced a change of control (defined as acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any shareholder of Pubco Class F Shares which is a corporate entity or otherwise determined by Pubco’s board directors) then the person acquiring control of WISeKey or SEALSQ would not hold Pubco Class F Shares, but immediately prior to such change of control each Pubco Class F Share held by such person subject to such change of control would automatically be redeemed in exchange for one Pubco Ordinary Share and thereafter such Pubco Class F Shares held by such person would cease to exist. If there was a change of control of WISeKey, SEALSQ or their affiliate would be sole holder of Pubco Class F Shares and the right to exercise the voting power of outstanding Pubco Class F Shares. This redemption provision could also have an effect of limiting or impeding a change of control of WISeKey or SEALSQ, and would prevent a person from gaining majority control of Pubco by acquisition of securities in WISeKey or SEALSQ. For more information see “Risk Factors — Although WISeKey immediately after the Business Combination would own over 50% of Pubco Ordinary Shares, WISeKey’s ownership of Pubco Class F Shares separately would give WISeKey voting power of at least 49.99% of Pubco Shares, allowing WISeKey to hold significant voting power as long as it holds Pubco Class F Shares, even if it significantly reduced its holdings of Pubco Ordinary Shares.”

Conflicts of Interest

CAC

When considering the CAC Board’s recommendation that CAC’s shareholders vote in favor of the Business Combination Proposal and the Merger Proposal, shareholders should be aware that directors and officers of CAC may have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated shareholders of CAC. CAC’s CEO and Chairman, Dr. Fen “Eric” Zhang, is also the sole director and the chief executive officer of the Sponsor. These interests include, among other things, the interests listed below:

•        the fact that immediately following the consummation of the Business Combination, the initial shareholders are expected to hold 1,977,760 Pubco Ordinary Shares on an as-converted basis, consisting of (i) 1,464,000 Pubco Ordinary Shares to be converted from CAC Ordinary Shares held by the Sponsor, (ii) 234,290 Pubco Ordinary Shares to be converted from CAC Ordinary Shares underlying the CAC Private Units held by the Sponsor; (iii) 33,470 Pubco Ordinary Shares to be converted from CAC Rights underlying the CAC Private Units held by the Sponsor; (iv) 36,000 Pubco Ordinary Shares to be converted from CAC Ordinary Shares underlying the CAC Private Units held by CAC’s former and current directors and (v) 210,000 Pubco Ordinary Shares to be held by CAC IPO Underwriter, which in the aggregate, would be approximately 7% and 7% ownership interest in the Pubco following the consummation of the Business Combination under the no redemption scenario and the maximum redemption scenario, respectively, on an as converted basis.

•        the fact that the Sponsor acquired 234,290 CAC Private Units at $10.00 per private unit through private placement simultaneously with the closing of CAC IPO on January 24, 2025.

•        the fact that the Sponsor paid $25,000, or approximately $0.0001 per share, for 1,725,000 Founder Shares prior to CAC IPO (1,464,000 Founder Shares after giving effect to the forfeiture and transfer of certain Founder Shares as described herein), which will be canceled and convert automatically, on a one-for-one basis, into the same number of Pubco Ordinary Shares at the Effective Time pursuant to the Business Combination Agreement. All of the Founder Shares are subject to certain transfer restrictions and could have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $15.6 million, based on the most recent closing price of CAC Ordinary Shares of $10.68 per share on August 17, 2026.

•        the fact that if the Business Combination or another business combination is not consummated by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles), CAC will cease all operations except for the purpose of winding up, redeeming 100% of outstanding Public Shares for cash and, subject to the approval of CAC’s remaining shareholders and the CAC Board, liquidating and dissolving. In such event, the Founder Shares and Private Shares held by the Sponsor would be worthless because CAC’s initial shareholders are not entitled to participate in any redemption or distribution with respect to such shares.

•        the fact that if the Business Combination is consummated, each of issued and outstanding CAC Ordinary Shares will be converted into one Pubco Ordinary Share. Given the differential in the purchase price that the Sponsor paid for the Founder Shares, as compared to the price of CAC Public Shares paid by CAC Public Shareholders in the CAC IPO and the substantial number of Pubco Ordinary Shares that the Sponsor will receive upon conversion of the Founder Shares, the Sponsor is likely to be able to recoup their investment in CAC and make a substantial profit on that investment, even if Pubco Ordinary Shares have lost significant value. This means that the Sponsor could earn a positive rate of return on their investment, even if CAC Public Shareholders experience a negative rate of return in the Pubco following the consummation of the Business Combination.

•        the fact that the Sponsor and officers and directors of CAC have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any insider shares and private shares held by them if CAC fails to complete an initial business combination by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles).

•        the fact that if CAC liquidates the Trust Account prior to the consummation of a business combination, it will be liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by CAC for services rendered or contracted for or products sold to us in excess of the net proceeds of CAC IPO not held in the Trust Account, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the trust account and only if such parties have not executed a waiver agreement.

•        the fact that pursuant to the Business Combination Agreement, the Sponsor shall promptly provide 50% of the payments, including the amount payable for each monthly extension, made by CAC to the Trust Account (the “Extension Payments”) to extend the deadline for the consummation of CAC’s initial business combination and to incentivize Public Shareholders not to redeem their CAC Ordinary Shares by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles).

•        the fact that CAC’s Sponsor, officers, directors, or their affiliates may, but are not obligated to, loan CAC funds as may be required (“Working Capital Loan”) to fund working capital deficiencies or finance transaction costs in connection with an initial business combination. Up to $3,000,000 of such Working Capital Loan may be convertible upon consummation of our business combination into private CAC Units at $10.00 per unit at the option of the lender.

•        the fact that the Sponsor is entitled to $10,000 per month for office space, administrative and support services for up to 12 months following the CAC IPO.

•        the fact that the Business Combination Agreement provides for the continued indemnification of CAC’s former and current directors and officers and the continuation of directors and officers liability insurance covering CAC’s former and current directors and officers.

•        the fact that CAC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on CAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if CAC fails to consummate a business combination within the required time period under the CAC Articles, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, CAC may not be able to reimburse these expenses if the Business Combination with Pubco or another business combination is not completed by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles).

•        the fact that WISeSat.Space Holdings, the Sponsor and Pubco will enter into an amendment to the Registration Rights Agreement of CAC on or prior to the Closing which provides for registration rights following consummation of the Business Combination.

•        the fact that in addition to these interests of the Sponsor and CAC’s officers, directors and advisors, to the fullest extent permitted by applicable laws and CAC’s memorandum and articles of association, waive certain applications of the doctrine of corporate opportunity in some circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have, and CAC will renounce any expectation that any of its directors or officers will offer any such corporate opportunity of which he or she may become aware to us. CAC does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. Further, CAC does not believe that the waiver of the application of the corporate opportunity doctrine had a material impact on its ability to complete its initial business combination.

•        the fact that the fees payable to Maxim Group LLC are contingent upon the successful closing of the Business Combination. As a result, Maxim may have an incentive to ensure the closing of the transaction even if the terms are not favorable to CAC shareholders.

For a discussion of all potential sources of conflicts of interests, see “Interests of the Sponsor and CAC’s Directors and Officers in the Business Combination.”

Company

Certain officers and directors of the Company and its affiliates, including WISeKey, have interests in the Business Combination that may differ from, or be in conflict with, the interests of unaffiliated shareholders of CAC. Following the consummation of the Business Combination, certain officers and directors of the Company and Pubco are expected to continue to serve as officers, directors or affiliates of WISeKey and/or other Seller-related entities and, as a result, will continue to owe fiduciary duties and/or contractual obligations to such entities. These continuing relationships may create conflicts of interest when such individuals are making decisions on behalf of Pubco.

In addition, WISeKey and SEALSQ are expected to retain significant equity ownership and voting power in Pubco following the Business Combination, including through ownership of Pubco Class F Shares, which provide enhanced voting rights as described above. WISeKey is expected to hold approximately 75% of the Pubco Shares immediately following the Business Combination (assuming no redemptions by CAC public shareholders), although in any event either WISeKey or SEALSQ will hold not less than 49.99% of the total voting power of Pubco Shares (if either entity continues to hold Pubco Class F Shares), notwithstanding any of either of their subsequent sales of Pubco Ordinary Shares.

Pubco also expects to enter into, and continue to be subject to, various related-party arrangements with WISeKey and its subsidiaries and affiliates following the Business Combination. See “Certain Relationships and Related Party Transactions — Certain Transactions of the Company.” These relationships may result in benefits to WISeKey and its subsidiaries including SEALSQ that are not shared by unaffiliated CAC public shareholders and may influence the manner in which Pubco is operated following the Business Combination.

SEALSQ, a subsidiary of WISeKey, is an existing shareholder of Seller and entered into a joinder agreement as Seller to the Business Combination Agreement. SEALSQ as an existing shareholder of the Seller, as of and giving effect to the Closing, will own 1,040,478 Pubco Ordinary Shares, and 1,040,478 Pubco Class F Shares, or approximately 6% of the total issued and outstanding Pubco Shares and 3% of the total voting power (assuming WISeKey owns a majority of Pubco Class F Shares), and as a PIPE Investor will own 938,086 Pubco Ordinary Shares (based on a Redemption Price of $10.66 as of June 30, 2026), which may be increased by up to 1,061,914 of Additional Subscription Shares, resulting in an aggregate total of up to 4,080,956, or approximately 19% of the total issued and outstanding Pubco Shares and 12% of the total voting power.

Voting Power of WISeKey

Immediately following the consummation of the Business Combination, WISeKey is expected to hold approximately 75% of the Pubco Shares (assuming no redemptions by CAC public shareholders), although in any event will hold at least 49.99% of the total voting power of Pubco Shares (if it continues to hold a majority of Pubco Class F Shares), notwithstanding any subsequent sales of Pubco Ordinary Shares. WISeKey’s holding of 75% of Pubco Shares consists of 29% of outstanding Pubco Ordinary Shares and 46% of outstanding Pubco Class F Shares, and both classes vote together as a single class on all matters submitted to a vote of holders of Pubco Ordinary Shares.

As described above, each Pubco Class F Share entitles the holder to a number of votes per share that results in the Pubco Class F Shares as a class in the aggregate representing 49.99% of the total voting power of Pubco Shares, and all the holders of Pubco Class F Shares, consisting of WISeKey and SEALSQ, have agreed to vote their shares in accordance with the holder of a majority of Pubco Class F shares, which as of the date of this proxy statement/prospectus is WISeKey.

If WISeKey converted a majority of Pubco Class F Shares into Pubco Ordinary Shares, then SEALSQ, a subsidiary of WISeKey, would have a majority of the Pubco Class F Shares and be able in lieu of WISeKey to determine the vote of Pubco Class F Shares, although because the Pubco Class F Shares are non-transferable only WISeKey or SEALSQ or such person’s affiliate would have such rights to hold Pubco Class F Shares. In the event of a change of control of WISeKey or SEALSQ, such entity would receive Pubco Ordinary Shares lieu of Pubco Class F Shares, at a rate of one to one, as an automatic redemption of their Pubco Class F Shares, which may serve to reduce the likelihood of a change of control of WISeKey or SEALSQ, and which would prevent any acquiror of control of WISeKey or SEALSQ from being able to hold Pubco Class F Shares. For more information, see “Pubco’s principal shareholder WISeKey has the ability to exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for Pubco’s Ordinary Shares and reduce the value of your investment.”

Between March 21, 2024 and December 20, 2024, an aggregate of 1,725,000 founder shares were issued to the Sponsor for an aggregate purchase price of $25,000. Simultaneously with the closing of the IPO, CAC consummated the private placement (the “Private Placement”) with the Sponsor of 234,290 CAC Units (the “Private Unit(s)”), generating total proceeds of $2,342,900. The following table sets forth information regarding directors and officers of CAC and the Sponsor’s beneficial interests in securities of CAC as at August 17, 2026:

Shareholder(1)	Number of CAC Ordinary Shares	Number of CAC Units
Fen “Eric” Zhang(2)	1,464,000	234,290
Jie “Janet” Hu	—	—
Cameron R. Johnson	—	—
Kevin McKenzie	12,000	—
Qian “Hebe” Xu	12,000	—
All executive officers and directors as a group (5 individuals)	1,488,000	234,290
5% Holders
Hercules Capital Management VII Corp(2)	1,464,000	234,290

____________

Notes:

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Columbus Acquisition Corp, 14 Prudential Tower, Singapore, 049712.

(2)      Dr. Fen “Eric” Zhang is the sole director and the chief executive officer of the Sponsor. The person having voting, dispositive or investment powers over the Sponsor is Dr. Fen “Eric” Zhang, thus Fen Zhang is deemed to have beneficial ownership of the shares held by the Sponsor. In the event that the Sponsor distributes any CAC Ordinary Shares to its owners prior to the Closing, then Fen Zhang will be deemed to have beneficial ownership of (A) the product of (i) the total number of CAC Ordinary Shares so distributed to all the owners of the Sponsor multiplied by (ii) his ownership percentage share in the Sponsor, which is 37.03%, plus (B) the number of CAC Ordinary Shares not so distributed and retained by the Sponsor after giving effect to such distribution.

If CAC does not consummate an initial business combination by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles), it will be required to dissolve and liquidate and the securities held by the Initial Shareholders will be worthless because the Initial Shareholders have agreed to waive their rights to any liquidation distributions. The 1,731,760 Pubco Ordinary Shares that will be received by the Sponsor, if unrestricted and freely tradable, would have had an aggregate market value of approximately $18.5 million based upon the closing price of $10.68 per share on Nasdaq on August 17, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. As a result of the interests of the Sponsor and the directors and officers of CAC in securities of CAC, the Sponsor and the directors and officers of CAC have an incentive to complete an initial business combination and may have a conflict of interest in the transaction, including without limitation, in determining whether a particular business is an appropriate business with which to effect the initial business combination of CAC.

Moreover, prior to the IPO, CAC issued an aggregate of 1,725,000 founder shares, or insider shares, to the Sponsor for an aggregate purchase price of $25,000. As of the date of this proxy statement/prospectus, the Initial Shareholders hold an aggregate of 1,944,290 CAC Ordinary Shares, including 1,464,000 founder shares with the purchase price of $25,000, or approximately $0.017 per share. As a result, Sponsor and the directors and officers of CAC will have rates of return on their respective investments which differ from the rate of return of shareholders of CAC who purchased CAC Ordinary Shares at various other prices, including CAC Ordinary Shares included in CAC Units that were sold at $10.00 per unit in the IPO. Upon the consummation of the Business Combination, among other things, each of the then issued and outstanding CAC Ordinary Shares will convert automatically, on a one-for-one basis, into one Pubco Ordinary Share. In the event the share price of Pubco Ordinary Shares falls below the price paid by a shareholder of CAC at the time of purchase of the CAC Ordinary Shares by such shareholder, a situation may arise in which the Sponsor, an officer or a director of CAC maintains a positive rate of return on its/his/her CAC Ordinary Shares while such shareholder of CAC experiences a negative rate of return on the shares such shareholder of CAC purchased. The securities currently owned by the Initial Shareholders will have a significantly higher value at the time of the Business Combination than at the time of purchase. For purpose of illustration, given that as of the date hereof, the Initial Shareholders hold 1,944,290 CAC Ordinary Shares, including 1,464,000 founder shares and 234,290 shares included in the Private Units, based on an estimated market price of $10.68 per Pubco Ordinary Share (i.e. being the CAC Ordinary Shares closing price on August 17, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus) immediately after Closing, the aggregate value of Pubco Ordinary Shares owned by the Initial Shareholders would be $20,765,017 and the Sponsor (holding 1,464,000 founder shares and 234,290 shares included in the Private Units) would have a potential aggregate profit of $15,792,597, representing a profit of $9.12 per Pubco Ordinary Share, whereas other public shareholders of CAC would only have a profit of $0.68 per Pubco Ordinary Share.

As a result of the interests of the Initial Shareholders in securities of CAC, the Initial Shareholders will benefit from the completion of the Business Combination and therefore may be incentivized to complete the Business Combination even if it is with a less favorable target company or on terms less favorable to shareholders of CAC, rather than liquidate. They may have a conflict of interest in the transaction, including without limitation, in determining whether a particular business is an appropriate business with which to effect the initial business combination of CAC.

In connection with the Business Combination, there may be any actual or potential material conflicts of interest between, on one hand, CAC’s officers or directors; and, on the other hand, unaffiliated security holders of CAC. Shareholders should also be aware that interests of CAC, CAC officers and directors may be inherently different from the interests of unaffiliated shareholders of CAC, which could cause them to pursue terms of Business Combination less favorable to non-redeeming shareholders, and they owe no fiduciary duty to CAC’s shareholders. However, under Cayman Islands law, the SPAC’s directors owe fiduciary duties to the SPAC, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in the best interests of the SPAC as a whole. The SPAC’s directors also must exercise their powers only for a proper purpose. Accordingly, when considering and approving the Business Combination, the SPAC’s directors must comply with their fiduciary duties under Cayman Islands law by acting honestly, in good faith, and in the best interests of the SPAC as a whole. After Closing, CAC has the right to designate one independent director to the board of Pubco. Furthermore, CAC intends to use substantially all of the funds held in the trust account to complete the Business Combination, after the payment to holders of CAC Ordinary Shares exercising redemption rights upon Closing, and any remaining amount will be used for future working capital and other corporate purposes of the combined entity. See “Questions and Answers about the Business Combination and the Extraordinary General Meeting — Q: What happens to the funds deposited in the Trust Account after consummation of the Business Combination?” on page xxiv.

The CAC Board has determined (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of, CAC and its shareholders, and (ii) to recommend that the shareholders approve the transactions contemplated by the Business Combination Agreement, including the Business Combination. CAC obtained a fairness opinion from Newbridge in determining whether or not to proceed with the Business Combination. The CAC Board relied on the Fairness Opinion and also the financial skills and background of its officers and directors. CAC believed that the officers and directors of CAC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination. For details, see “Proposal No. 2 — The Business Combination Proposal — Fairness Opinion of Newbridge” on page 113.

Pubco will be an “emerging growth company” as defined in the JOBS Act and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Pubco will also be a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Pubco’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Pubco will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Pubco will be a “controlled company” as defined under the Nasdaq corporate governance rules, because one of Pubco’s shareholders, WISeKey, will hold more than 50% of its voting power. As a result, for so long as Pubco remains a controlled company as defined under those rules, Pubco is exempt from, and Pubco shareholders generally are not provided with the benefits of, some of the Nasdaq Stock Market corporate governance requirements, including that: a majority of its board of directors must be independent directors; its compensation committee must be composed entirely of independent directors; and its corporate governance and nomination committee must be composed entirely of independent directors.

The accompanying proxy statement/prospectus provides CAC shareholders with detailed information about the Business Combination Agreement and other matters to be considered at the extraordinary general meeting of CAC shareholders. We encourage you to read the entire accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 44 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION AGREEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION AGREEMENT OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

As of August 17, 2026, there was approximately $27.38 million in CAC’s trust account. On August 17, 2026, the last sale price of one CAC Ordinary Share was $10.68.

Pursuant to CAC’s amended and restated memorandum and articles of association as adopted by special resolution dated January 17, 2025 and effective on January 22, 2025, and as amended on January 16, 2026 (the “CAC Articles”), CAC is providing its public shareholders with the opportunity to redeem all or a portion of their CAC Ordinary Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in CAC’s trust account as of two business days prior to the consummation of the Business Combination, including interest, less taxes payable, divided by the number of then outstanding CAC Ordinary Shares that were sold as part of the CAC Units in the CAC IPO, subject to the limitations described herein. CAC estimates that the per-share price at which public shares may be redeemed from cash held in the trust account will be approximately $10.77 at the time of the CAC EGM. CAC’s public shareholders may elect to redeem their shares, regardless of whether they are voting for or against such proposed Business Combination or do not vote at all. Under the CAC Articles (and unless the shareholders approve the NTA Proposal), CAC will not redeem Public Shares that would cause CAC’s net tangible assets to be less than US$5,000,001 either immediately prior to, or upon consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination, or otherwise CAC is exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended. Based on the 2,550,149 CAC Public Shares outstanding after the January 16, 2026 redemptions and the corresponding Trust Account balance of $26,487,288, the maximum number of remaining CAC Public Shares that may be redeemed while satisfying the NTA Requirement would be 1,965,140, or approximately 77% of the remaining CAC Public Shares. Any redemptions above that level would cause CAC’s net tangible book value to fall below $5,000,001, absent approval of the NTA Requirement Amendment Proposal or other offsetting adjustments. If the NTA Requirement Amendment Proposal is not approved, the Business Combination would not be consummated unless after payment of underwriters’ fees and commissions, CAC or Pubco has net tangible assets of at least $5,000,001 at closing, which may be achieved if fewer than 77% of the remaining CAC Public Shares are redeemed, additional financing or other offsetting adjustments are obtained, or CAC otherwise satisfies the NTA Requirement.

Holders of outstanding CAC Rights do not have redemption rights in connection with the Business Combination.

CAC is providing this proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the CAC EGM and at any adjournments or postponements of the CAC EGM. The Initial Shareholders, which collectively own approximately 43.3% of the CAC Ordinary Shares as of the record date, have agreed to vote their CAC Ordinary Shares in favor of the Business Combination Proposal and the Merger Proposal, which transactions comprise the Business Combination, and intend to vote for the NTA Proposal, the Pubco Equity Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, the Pubco Director Election Proposal, and the Adjournment Proposal, although there is no agreement in place with respect to voting on those proposals.

Each shareholder’s vote is very important. Whether or not you plan to attend the CAC EGM in person by virtual attendance, please submit your proxy card without delay. CAC’s shareholders may revoke proxies at any time before they are voted at the extraordinary general meeting. Voting by proxy will not prevent a shareholder from voting in person by virtual attendance if such shareholder subsequently chooses to attend the CAC EGM.

The CAC Board has approved the Business Combination Agreement, and recommends that CAC shareholders vote “FOR” approval of each of the Proposals. When you consider the recommendation of CAC Board of these Proposals, you should keep in mind that CAC’s directors and officers have interests in the Business Combination that may conflict with or differ from your interests as a shareholder. See the section titled “Proposal No. 2 — The Business Combination Proposal — Interests of the Sponsor and CAC’s Directors and Officers in the Business Combination.”

On behalf of the CAC Board, I thank you for your support and CAC looks forward to the successful consummation of the Business Combination.

Sincerely,
/s/ Fen Zhang
Fen Zhang Chief Executive Officer, Director, and Chairman Columbus Acquisition Corp
August 19, 2026

This proxy statement/prospectus is dated August 19, 2026 and is first being mailed to shareholders of CAC on or about August 19, 2026.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
OF COLUMBUS ACQUISITION CORP
To Be Held On September 10, 2026

To the Shareholders of Columbus Acquisition Corp:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “CAC EGM” or “extraordinary general meeting”) of Columbus Acquisition Corp, a Cayman Islands exempted company (“CAC,” “we,” “our,” or “us”), will be held on September 10, 2026 at 9:00 a.m., Eastern Time at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, and virtually via a teleconference using the following dial-in information:

Telephone access:
Within the U.S.: and Canada: 1 800-450-7155 (toll-free)
Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)
Phone conference ID: 5870682#

At the extraordinary general meeting, CAC shareholders will be asked to consider and vote upon the following proposals:

•        Proposal No. 1 — The NTA Proposal — to consider and vote upon a proposal to approve, by special resolution, the amendment of the CAC Articles, which currently restricts consummation of a shareholder redemption offer in connection with a business combination if the redemptions made pursuant to such offer would cause CAC to have net tangible assets of less than US$5,000,001 prior to or upon consummation of a business combination (the “NTA Requirement”) as set out in Articles 37.2, 37.5, 37.6 and 37.8 of the CAC Articles, in order to expand the methods that CAC may employ to not become subject to the “penny stock” rules of the SEC, immediately prior to the Effective Time (as defined in the Plan of Merger) (the “NTA Proposal”);

•        Proposal No. 2 — The Business Combination Proposal — to consider and vote upon a proposal to approve and authorize, by ordinary resolution, the Business Combination Agreement, dated as of November 9, 2025, as amended on August 6, 2026 (as it may be further amended, supplemented or otherwise modified from time to time), by and among Columbus Acquisition Corp, WISeSat.Space Holdings Corp., a British Virgin Islands business company (“Pubco”), WISeSat Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”), WISeSat.Space Corp., a British Virgin Islands business company (the “Company”), WISeKey International Holding Ltd., a Swiss company (“WISeKey” and together with its successors and permitted assigns, and any holders of Company Ordinary Shares or Company Class F Shares immediately prior to the Effective Time, collectively, the “Seller”), a copy of which is attached to this proxy statement/prospectus as Annex A and Annex A-1, and the transactions contemplated therein, which we refer to as the “Business Combination”;

•        Proposal No. 3 — The Merger Proposal — to consider and vote upon a proposal to approve and authorize, by special resolution, that (a) CAC merge with Merger Sub so that Merger Sub will merge with and into CAC and CAC will be the surviving company and all the undertaking, property and liabilities of the Merger Sub vest in CAC by virtue of such merger pursuant to the Companies Act (As Revised); (b) the Plan of Merger substantially in the form annexed to this Proxy Statement as Annex A-2 be and is hereby authorized, approved and confirmed in all respects and CAC be authorized to enter into the Plan of Merger; (c) that upon the Effective Time (as defined in the Plan of Merger): (i) the amending and restating of the memorandum and articles of CAC as the surviving company of the Merger is approved in all respects, (ii) the board of directors and executive officers of CAC resign and the board of directors and the executive officers of Merger Sub immediately prior to the Effective Time become the board of directors and executive officers of the Surviving Company; and (iii) the authorized share capital of CAC (as the surviving company of the Merger) shall be amended such that firstly, all authorized preference shares of par value US$0.0001 each shall be redesignated as authorized ordinary shares of a par value of US$0.0001 each, such that the authorized share capital of CAC (as the surviving company of the Merger) shall be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each (the “Redesignation”); secondly, upon the Redesignation becoming effective, the authorized share capital of

CAC (as the surviving company of the Merger) shall be consolidated and divided at a ratio of 100 for 1 so as to become US$50,000 divided into 5,000,000 ordinary shares of a par value of $0.01 each (the “Share Consolidation”); and thirdly (iii) upon the Share Consolidation becoming effective, the authorized share capital of CAC (as the surviving company of the Merger) shall be decreased from $50,000 divided into 5,000,000 ordinary shares of a par value of $0.01 each to $1 divided into 100 ordinary shares of a par value of $0.01 each by the cancellation of 4,999,900 authorized but unissued ordinary shares of a par value of $0.01 each;

•        Proposal No. 4 — The Pubco Equity Plan Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, the adoption of a new equity incentive plan (the “Pubco Equity Plan”) by Pubco (the “Pubco Equity Plan Proposal”). A copy of the Pubco Equity Plan is attached to the accompanying proxy statement/prospectus as Annex D;

•        Proposal No. 5 — The ESPP Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, the adoption of an employee share purchase program (the “Employee Share Purchase Program”) by Pubco (the “ESPP Proposal”). A copy of the Pubco Equity Plan is attached to the accompanying proxy statement/prospectus as Annex E;

•        Proposal No. 6 — The Nasdaq Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, for purposes of complying with applicable listing rules of The Nasdaq Stock Market, the issuance of up to an aggregate of 33,385,052 Pubco Ordinary Shares, no par value, in connection with the Merger, Share Exchange and PIPE Investment (the “Nasdaq Proposal”);

•        Proposal No. 7 — The Pubco Director Election Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, that seven directors be elected to serve terms on Pubco’s board of directors effective at the Closing (the “Pubco Director Election Proposal”); and

•        Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve, by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the NTA Proposal, the Business Combination Proposal, the Merger Proposal, the Pubco Equity Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, or the Pubco Director Election Proposal (the “Adjournment Proposal”).

The Business Combination Proposal is conditioned on the approval of the Merger Proposal, the Pubco Equity Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, and the Pubco Director Election Proposal (collectively, the “Condition Precedent Proposals”). Each of the Merger Proposal, the Pubco Equity Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, and the Pubco Director Election Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Merger Proposal, the Pubco Equity Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, and the Pubco Director Election Proposal will not be presented to CAC’s shareholders at the CAC EGM. The NTA Proposal and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

Only holders of record of CAC Ordinary Shares, par value $0.0001 each share, of CAC (the “CAC Ordinary Shares”) at the close of business on August 17, 2026 (the “Record Date”) are entitled to notice of the CAC EGM and to vote at the CAC EGM and any adjournments thereof.

CAC is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the CAC EGM and at any adjournments thereof. Information about the CAC EGM, the Business Combination, and other related business to be considered by CAC’s shareholders at the CAC EGM is included in the accompanying proxy statement/prospectus.

Whether or not you plan to attend the CAC EGM, all of CAC’s shareholders are urged to read the accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 44 of the accompanying proxy statement/prospectus.

Pursuant to the CAC Articles, a holder of CAC Ordinary Shares issued as part of the units sold in CAC’s initial public offering (the “CAC Public Shares” or “Public Shares,” and holders of such Public Shares, the “Public Shareholders”), other than the initial shareholders, may request that CAC redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

•        hold Public Shares, or if you hold Public Shares through CAC units sold in CAC’s initial public offering (the “CAC Units”), you elect to separate your CAC Units into the underlying Public Shares and CAC Rights prior to exercising your redemption rights with respect to the Public Shares;

•        submit a written request to Continental Stock Transfer & Trust Company, CAC’s transfer agent, in which you (1) request that CAC redeem all or a portion of your Public Shares for cash; (2) identify yourself as the beneficial holder of the Public Shares and provide your legal name phone number, and address; and

•        deliver your Public Shares to Continental Stock Transfer & Trust Company, CAC’s transfer agent, physically or electronically using the Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal At Custodian) System.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 P.M., Eastern time, on September 8, 2026 (two business days before the CAC EGM) in order for their Public Shares to be redeemed.

Holders of CAC Units must elect to separate the CAC Units into the underlying CAC Ordinary Shares and CAC Rights prior to exercising redemption rights with respect to the Public Shares. If Public Shareholders hold their CAC Units in an account at a brokerage firm or bank, such Public Shareholders must notify their broker or bank that they elect to separate the CAC Units into the underlying Public Shares and CAC Rights, or if a holder holds CAC Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, CAC’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to CAC in order to validly redeem its shares. Public Shareholders (other than the initial shareholders) may elect to exercise their redemption rights with respect to their Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption right with respect to all or a portion of the Public Shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, CAC will redeem the related Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CAC, divided by the number of the then-outstanding CAC Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any). For illustrative purposes, as of December 31, 2025, this would have amounted to approximately $10.37 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will not own Public Shares or Pubco Ordinary Shares following the redemption. See “Extraordinary General Meeting of CAC Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your Public Shares.

The approval of each of the Business Combination Proposal, the Pubco Equity Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, the Pubco Director Election Proposal, and the Adjournment Proposal are being proposed as an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the CAC Ordinary Shares entitled to vote and actually casting votes thereon at the CAC EGM. Approval of each of the NTA Proposal and the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the CAC Ordinary Shares entitled to vote and actually casting votes thereon at the CAC EGM. Accordingly, a shareholder’s failure to vote in person, online, or by proxy at the CAC EGM will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF CAC ORDINARY SHARES YOU OWN.    To ensure your representation at the CAC EGM, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly, whether or not you expect to attend the meeting. If you hold your shares in “street name,” you should instruct your broker, bank, or other nominee how to vote in accordance with the voting instruction form you received from your broker, bank, or other nominee.

After careful consideration, the CAC Board has unanimously approved the Business Combination Agreement and related transactions and the other Proposals described in the accompanying proxy statement/prospectus, and has determined that it is advisable to consummate the Business Combination. The CAC Board recommends that you vote “FOR” the NTA Proposal, “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Pubco Equity Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Nasdaq Proposal, “FOR” the Pubco Director Election Proposal, and “FOR” the Adjournment Proposal.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) a more complete description of the proposed Business Combination and related transactions and each of our Proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Advantage Proxy, Inc, toll-free at 1-877-870-8567.

By order of the Board of Directors,

/s/ Fen Zhang
Fen Zhang
Chief Executive Officer, Director, and Chairman
Columbus Acquisition Corp
August 19, 2026

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from publicly available third-party sources and CAC’s and the Company’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement/prospectus, we have not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form F-4 filed with the SEC by Pubco, constitutes a prospectus of Pubco under Section 5 of the Securities Act with respect to (1) the Pubco Ordinary Shares to be issued to CAC shareholders and (2) the Pubco Ordinary Shares to be issued to shareholders of the Company, including Company Ordinary Shares and Company Class F Shares, and including Seller and its successors and permitted assigns, in each case in connection with the Business Combination Agreement. This document also constitutes a proxy statement of CAC under Section 14(a) of the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the extraordinary general meeting of CAC shareholders to consider and vote upon the NTA Proposal, the Business Combination Proposal, the Merger Proposal, the Pubco Equity Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, the Pubco Director Election Proposal, and the Adjournment Proposal.

Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to the terms “Pubco” refer to WISeSat.Space Holdings Corp. All references in this proxy statement/prospectus to “CAC” refer to Columbus Acquisition Corp. All references in this proxy statement/prospectus to the “Company” refer to WISeSat.Space Corp. and its subsidiaries, including WISeSat.Space AG, a Swiss company (which is referred to as “WISeSat Opco”).

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

ADDITIONAL INFORMATION

No person is authorized to give any information or to make any representation with respect to the matters that the accompanying proxy statement/prospectus describes other than those contained in the accompanying proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by the Company, CAC or WISeKey. The accompanying proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of the accompanying proxy statement/prospectus nor any distribution of securities made under the accompanying proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of the Company, CAC or the Company since the date of the accompanying proxy statement/prospectus or that any information contained therein is correct as of any time subsequent to such date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding CAC’s, the Company’s or Pubco’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, Pubco’s, the Company’s or CAC’s expectations concerning the outlook for their business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of Pubco as set forth in the sections of this proxy statement/prospectus titled “Proposal No. 2 — The Business Combination Proposal — CAC Board’s Reasons for the Approval of the Business Combination.” Forward-looking statements also include statements regarding the expected benefits of the proposed Business Combination between Pubco, the Seller and CAC.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•        the outcome of any legal proceedings that have been or may be instituted against CAC, Pubco, or the Company following announcement of the Business Combination;

•        the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of CAC, or satisfy the other conditions to closing in the Business Combination Agreement;

•        the ability to obtain or maintain the listing of Pubco Ordinary Shares on Nasdaq following the Business Combination;

•        the risk that the proposed Business Combination disrupts current plans and operations of the Company or CAC as a result of the announcement and consummation of the Business Combination;

•        CAC’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Pubco to grow and manage growth profitably following the Business Combination;

•        costs related to the Business Combination;

•        Pubco’s markets are rapidly evolving and may decline or experience limited growth;

•        Pubco’s ability to retain and expand its customer base;

•        Pubco’s ability to compete effectively in the markets in which it operates;

•        failure to prevent security breaches or unauthorized access to Pubco’s or its third-party service providers’ information technologies systems;

•        changes in applicable laws, rules, regulations and industry standards;

•        risks related to Pubco’s corporate structure;

•        global economic and geopolitical development; and

•        the other matters described in the section titled “Risk Factors” beginning on page 44.

In addition, the Business Combination is subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Business Combination Agreement and the absence of events that could give rise to the termination of the Business Combination Agreement, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for Pubco.

Pubco, CAC and the Company caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. None of Pubco, CAC and the Company undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that Pubco, CAC and the Company will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in CAC’s public filings with the SEC or, upon and following the consummation of the Business Combination, in Pubco’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information” on page 225.

Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size, is based on independent industry surveys and publications and other data obtained from third-party sources. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company.” in this proxy statement/prospectus.

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PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Financial Statements

The historical financial statements of CAC included in this proxy statement/prospectus have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and are denominated in U.S. dollars. The historical financial statements of Pubco included in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP and are denominated in U.S. dollars. The historical financial statements of the Company and WISeSat Opco included in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP and are denominated in U.S. dollars.

FREQUENTLY USED TERMS

In this document, unless the context otherwise requires:

“Ancillary Documents” means each agreement, instrument or document attached the Business Combination Agreement as an exhibit and the other agreements, certificates and instruments to be executed or delivered by any of the parties to the Business Combination Agreement.

“Business Combination” means the Share Exchange together with the Merger and all other transactions contemplated by the Business Combination Agreement and the Ancillary Documents.

“Business Combination Agreement” means the certain Business Combination Agreement, dated as of November 9, 2025, as amended on August 6, 2026 (as it may be further amended, supplemented or otherwise modified from time to time) by and among CAC, Pubco, Merger Sub, WISeKey, and the Company.

“BVI” means the British Virgin Islands.

“BVI Companies Act” means the BVI Business Companies Act, amended and restated memorandum and articles 2020.

“BVI Insolvency Act” means the Insolvency Act, (Revised 2020) of the British Virgin Islands, as amended.

“CAC Articles” means the First Amended and Restated Memorandum and Articles of Association, as amended as contemplated by this proxy statement/prospectus including the NTA Proposal; provided, that references herein to the CAC Charter for periods after the Effective Time includes the amended and restated memorandum and articles of association of the Surviving Company.

“CAC Board” means the Board of Directors of CAC.

“CAC IPO” means the initial public offering of CAC, which was consummated on January 24, 2025.

“CAC IPO Underwriter” means A.G.P./Alliance Global Partners.

“CAC Ordinary Shares” means ordinary shares of CAC, par value $0.0001 per share.

“CAC Public Rights” means the issued and outstanding rights of CAC sold in the CAC IPO as part of CAC Units, each such right convertible into one-seventh (1/7) of a CAC Ordinary Share at the closing of a business combination.

“CAC Public Shares” means the shares of CAC Ordinary Shares sold in the CAC IPO.

“CAC Rights” means the issued and outstanding rights of CAC, each such right convertible into one-seventh (1/7) of a CAC Ordinary Share at the closing of a business combination.

“CAC Units” means a unit of CAC issued in the CAC IPO, comprising of one CAC Ordinary Share and one CAC Right.

“Company” means WISeSat.Space Corp., a British Virgin Islands business company and its subsidiaries, including WISeSat.Space AG, a Swiss company.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Class F Shares” means the Class F ordinary shares, no par value, of the Company, which Company Class F Shares in the aggregate are entitled to 49.99% of the total vote on any matter voted on by the holders Company Shares and which Company Class F Shares will automatically convert into Company Ordinary Shares upon certain transfers in accordance with the Company Organizational Documents.

“Company Ordinary Shares” means the ordinary shares, no par value, of the Company, each of which is entitled to one (1) vote per share.

“Effective Time” means the time that the Merger becomes effective, which shall occur at the time on the Closing Date when the Plan of Merger is registered by the Registrar or at such other time as may be agreed in writing by the Company and CAC and specified in the Plan of Merger, provided that such date shall not be a date later than the ninetieth day following the date of such registration.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Founder Shares” means the CAC Ordinary Shares initially purchased by the Sponsor in a private placement prior to the CAC IPO and, unless context otherwise requires, the term also includes CAC’s ordinary shares issued upon the conversion thereof.

“Initial Shareholders” means the holders of our Founder Shares sold prior to this offering, including CAC, the Sponsor, CAC IPO Underwriter and the former and current independent directors of CAC.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IRS” means U.S. Internal Revenue Service.

“JOBS Act” means the U.S. Jumpstart Our Business Startups Act of 2012, as amended.

“Merger” means the merger of Merger Sub with and into CAC, with CAC surviving the merger as a wholly owned subsidiary of Pubco.

“Merger Sub” means WISeSat Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco.

“Nasdaq” means the Nasdaq Stock Market LLC, and includes either the Nasdaq Global Market or the Nasdaq Capital Market, as applicable to the relevant listing.

“Nasdaq Listing Rules” means the Listing Rules adopted by Nasdaq, as the same may be amended from time to time.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“PFIC” means passive foreign investment company.

“PIPE Investment” means the financing transaction pursuant to which Pubco will, substantially concurrently with, and contingent upon, the consummation of the Business Combination, pursuant to the Subscription Agreement, sell an aggregate number of Pubco Ordinary Shares for a purchase price per share equal to $10 million, divided by the Redemption Price, subject to adjustment for any Additional Subscription Shares. The form of the Subscription Agreements is attached to this proxy statement/prospectus as Annex F. The PIPE Investment includes in aggregate the Subscription Shares and the Additional Subscription Shares, if any (and any pre-funded warrants issued in lieu of such Additional Subscription Shares (and the shares underlying such warrants)). (Under the terms of the Subscription Agreement, in the event Additional Subscription Shares cause a PIPE Investor together with its affiliates to exceed 9.99% ownership of Pubco, that PIPE Investor can elect to receive pre-funded warrants (exercisable at $0.0001 per share) in lieu of such Additional Subscription Shares in excess of such 9.99% ownership; however, such provision does not apply to SEALSQ which together with its affiliate WISeKey own more than 9.99% of Pubco Shares prior to the PIPE Investment). The shares issued in the PIPE Investment are issued in a private placement simultaneously with and subject to the Closing and the terms of Subscription Agreement, and such shares have registration rights for registration following the Closing under the terms of the Subscription Agreement.

“Private Placement” means the private placement of 234,290 Private Placement Units purchased by the Sponsor, which was consummated simultaneously with the completion of the initial public offering, at a purchase price of $10.00 per unit for a total purchase price of approximately $2,342,900.

“Private Placement Rights” means the rights to purchase an aggregate of 33,470 CAC Ordinary Shares comprising the Placement Units purchased separately by the Sponsor in the Private Placement.

“Private Placement Units” means the 234,290 Units purchased separately by the Sponsor in the Private Placement, each Placement Unit consisting of one Private Placement Share and one Private Placement Right.

“PIPE Registrable Shares” means the Subscription Shares and, if any, Additional Subscription Shares, which are granted registration rights by Pubco in the Subscription Agreement. (The PIPE Registrable Shares also includes shares underlying any pre-funded warrants which a PIPE Investor elects to receive in lieu of Additional Subscription Shares in the event such shares caused the relevant PIPE Investor together with its affiliates to exceed 9.99% ownership of Pubco; however, such provision does not apply to SEALSQ which together with its affiliate WISeKey own more than 9.99% of Pubco Shares). In the Subscription Agreement, Pubco agreed to file a resale registration statement relating to the registration of the PIPE Registrable Shares with the SEC within 5 business days after the final determination of the Additional Subscription Shares, if any, which is referred to as the “PIPE Resale Registration Statement”.

“PIPE Resale Registration Statement” means the resale registration statement on Form F-1 relating to registration of the PIPE Registrable Shares, which registration statement under the terms of the Subscription Agreement is filed with the SEC subsequent to the Closing and following the final determination of the Additional Subscription Shares, if any.

“Pubco” means WISeSat.Space Holdings Corp., a British Virgin Islands business company.

“Pubco Ordinary Shares” means ordinary shares, no par value, of Pubco, each of which is entitled to one vote per share.

“Pubco Class F Shares” means class F ordinary shares, no par value, of Pubco, which Pubco Class F Shares in the aggregate are entitled to 49.99% of the total vote on any matter voted on by the holders Pubco Shares and which Pubco Class F Shares are convertible by the holder thereof on a one for one basis into Pubco Ordinary Shares and will automatically convert into Pubco Ordinary Shares upon a change of control of a holder of Pubco Class F Shares in accordance with the Restated Pubco Charter.

“Pubco Shares” means, collectively, Pubco Ordinary Shares and Pubco Class F Shares.

“Redemption Rights” means the right of each CAC Public Shareholder to redeem all or a portion of their CAC Public Shares in accordance with the amended and restated memorandum and articles of association of CAC.

“Redemption Price” means the price at which each CAC Public Share may be redeemed pursuant to the CAC Articles in connection with the CAC EGM. As of June 30, 2026, the Redemption Price was approximately $10.66.

“Representative Shares” means 210,000 CAC Ordinary Shares issued to A.G.P./Alliance Global Partners and/or its designees at the CAC IPO.

“Restated Pubco Charter” means Pubco’s amended memorandum and articles of incorporation, to be effective upon completion of the Business Combination, a copy of which is appended to this proxy statement/prospectus as Annex C.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SEALSQ” means SEALSQ Corp (Nasdaq: LAES), a subsidiary of WISeKey.

“Seller” means WISeKey International Holding Ltd. (SIX: WIHN, NASDAQ: WKEY), a Swiss stock corporation (Aktiengesellschaft) of unlimited duration with limited liability under the laws of Switzerland and registered in the Commercial Register of the Canton of Zug, Switzerland, on December 2, 2015 (together with its successors, including after its anticipated domestication to the British Virgin Islands prior to the Closing); as well as any other holder(s) of Company Ordinary Shares or Company Class F Shares immediately prior to the Effective Time.

“Share Exchange” means that Pubco will acquire all of the issued and outstanding Company Ordinary Shares and Company Class F Shares from the Seller in exchange for Pubco Ordinary Shares and Pubco Class F Shares, with the Company becoming a wholly owned subsidiary of Pubco and the Seller becoming a shareholder of Pubco.

“Sponsor” means Hercules Capital Management VII Corp, a British Virgin Islands business company controlled by Dr. Fen “Eric” Zhang, CEO of CAC.

“Tax Act” means the U.S. Tax Cuts and Jobs Act of 2017.

“Transactions” means the Business Combination, and, as applicable, the PIPE Investment.

“Trust Account” means the trust account established by CAC with the proceeds from the CAC IPO pursuant to an Investment Management Trust Agreement by and between CAC and the Trustee, dated January 22, 2025, as amended on January 16, 2026.

“Trustee” means Continental Stock Transfer & Trust Company, LLC.

“U.S. GAAP” or “GAAP” means United States generally accepted accounting principles.

“VWAP” means for the Pubco Ordinary Shares as of any day, the dollar volume-weighted average price for such security as defined in the Subscription Agreement attached to this proxy statement/prospectus as Annex F.

“$” means United States dollars, the lawful currency of the United States of America.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE EXTRAORDINARY GENERAL MEETING

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the CAC EGM, including with respect to the proposed Transactions. The following questions and answers do not include all of the information that may be important to CAC’s shareholders. CAC shareholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Transactions and the voting procedures for the CAC EGM.

Q:     Why am I receiving this proxy statement/prospectus?

A:     CAC shareholders are being asked to consider and vote upon a proposal to approve and adopt the Business Combination and certain related proposals. CAC, Pubco, the Company and other parties thereto have agreed to the Business Combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. The Business Combination Agreement provides for, among other things, that on the Closing Date, Merger Sub will merge with and into CAC with CAC continuing as the surviving company of the Merger and as a wholly owned subsidiary of Pubco, WISeSat.Space Holdings Corp. Also on the Closing Date, the Share Exchange will occur on the Company will likewise become a wholly owned subsidiary of Pubco, with each of CAC and the Company being wholly owned subsidiaries of Pubco. The PIPE Investment is also expected to occur on the Closing Date. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the CAC EGM. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q:     When and where is the Meeting?

A:     The CAC EGM will take place at 9:00a.m. on September 10, 2026, and virtually in a virtual meeting format using the following dial-in information. Shareholders are encouraged to attend the CAC EGM virtually:

Telephone access:
Within the U.S.: and Canada: 1 800-450-7155 (toll-free)
Outside of the U.S. and Canada: +1 857-999-9155 (standard rates apply)
Phone conference ID: 5870682#

This proxy statement includes instructions on how to access the virtual extraordinary general meeting and how to listen and vote from home or any remote location with Internet connectivity.

Q:     What is being voted on at the CAC EGM?

A:     CAC shareholders will vote on the following proposals at the CAC EGM:

•        Proposal No. 1 — The NTA Proposal — to consider and vote upon a proposal to approve, by special resolution, the amendment of the CAC Articles, which currently restricts consummation of a shareholder redemption offer in connection with a business combination if the redemptions made pursuant to such offer would cause CAC to have net tangible assets of less than US$5,000,001 prior to or upon consummation of a business combination (the “NTA Requirement”) as set out in Articles 37.2, 37.5, 37.6 and 37.8 of the CAC Articles, in order to expand the methods that CAC may employ to not become subject to the “penny stock” rules of the SEC, immediately prior to the Effective Time (as defined in the Plan of Merger) (the “NTA Proposal”);

•        Proposal No. 2 — The Business Combination Proposal — to consider and vote upon a proposal to approve and authorize, by ordinary resolution, the Business Combination Agreement, dated as of November 9, 2025, as amended on August 6, 2026 (as it may be further amended, supplemented or otherwise modified from time to time), by and among Columbus Acquisition Corp, WISeSat.Space Holdings Corp., a British Virgin Islands business company (“Pubco”), WISeSat Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”), WISeSat.Space Corp., a British Virgin Islands business company (the “Company”), WISeKey International Holding Ltd., a Swiss company (“WISeKey” and together with its successors and permitted assigns, and any

x

holders of Company Ordinary Shares or Company Class F Shares immediately prior to the Effective Time, collectively, the “Seller”), a copy of which is attached to this proxy statement/prospectus as Annex A and Annex A-1, and the transactions contemplated therein, which we refer to as the “Business Combination”;

•        Proposal No. 3 — The Merger Proposal — to consider and vote upon a proposal to approve and authorize, by special resolution, that (a) CAC merge with Merger Sub so that Merger Sub will merge with and into CAC and CAC will be the surviving company and all the undertaking, property and liabilities of the Merger Sub vest in CAC by virtue of such merger pursuant to the Companies Act (As Revised); (b) the Plan of Merger substantially in the form annexed to this Proxy Statement as Annex A-2 be and is hereby authorized, approved and confirmed in all respects and CAC be authorized to enter into the Plan of Merger; (c) that upon the Effective Time (as defined in the Plan of Merger): (i) the amending and restating of the memorandum and articles of CAC as the surviving company of the Merger is approved in all respects, (ii) the board of directors and executive officers of CAC resign and the board of directors and the executive officers of Merger Sub immediately prior to the Effective Time become the board of directors and executive officers of the Surviving Company; and (iii) the authorized share capital of CAC (as the surviving company of the Merger) shall be amended such that firstly, all authorized preference shares of par value US$0.0001 each shall be redesignated as authorized ordinary shares of a par value of US$0.0001 each, such that the authorized share capital of CAC (as the surviving company of the Merger) shall be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each (the “Redesignation”); secondly, upon the Redesignation becoming effective, the authorized share capital of CAC (as the surviving company of the Merger) shall be consolidated and divided at a ratio of 100 for 1 so as to become US$50,000 divided into 5,000,000 ordinary shares of a par value of $0.01 each (the “Share Consolidation”); and thirdly (iii) upon the Share Consolidation becoming effective, the authorized share capital of CAC (as the surviving company of the Merger) shall be decreased from $50,000 divided into 5,000,000 ordinary shares of a par value of $0.01 each to $1 divided into 100 ordinary shares of a par value of $0.01 each by the cancellation of 4,999,900 authorized but unissued ordinary shares of a par value of $0.01 each;

•        Proposal No. 4 — The Pubco Equity Plan Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, the adoption of a new equity incentive plan (the “Pubco Equity Plan”) by Pubco (the “Pubco Equity Plan Proposal”). A copy of the Pubco Equity Plan is attached to the accompanying proxy statement/prospectus as Annex D;

•        Proposal No. 5 — The ESPP Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, the adoption of an employee share purchase program (the “Employee Share Purchase Program”) by Pubco (the “ESPP Proposal”). A copy of the Pubco Equity Plan is attached to the accompanying proxy statement/prospectus as Annex E;

•        Proposal No. 6 — The Nasdaq Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, for purposes of complying with applicable listing rules of The Nasdaq Stock Market, the issuance of up to an aggregate of 33,385,052 Pubco Ordinary Shares, no par value, in connection with the Merger, Share Exchange and PIPE Investment (the “Nasdaq Proposal”);

•        Proposal No. 7 — The Pubco Director Election Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, that seven directors be elected to serve terms on Pubco’s board of directors effective at the Closing (the “Pubco Director Election Proposal”); and

•        Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve, by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the NTA Proposal, the Business Combination Proposal, the Merger Proposal, the Pubco Equity Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, or the Pubco Director Election Proposal (the “Adjournment Proposal”).

Q:     Are the Proposals conditioned on one another?

A:     CAC may not consummate the Business Combination unless the Condition Precedent Proposals are approved at the CAC EGM. Each of the Condition Precedent Proposals is cross-conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The NTA Proposal and the Adjournment Proposal are not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

Q:     What will happen in the Business Combination?

A:     If the transactions contemplated by the Business Combination Agreement are consummated, (a) Pubco will acquire all of the issued and outstanding Company Ordinary Shares and Company Class F Shares from the Seller in exchange for Pubco Ordinary Shares and Pubco Class F Shares, with the Company becoming a wholly owned subsidiary of Pubco and the Seller becoming a shareholder of Pubco; and (b) Merger Sub will merge with and into CAC, with CAC surviving the Merger as a wholly owned subsidiary of Pubco, as a result of which, (i) CAC shall become a wholly owned Subsidiary of Pubco; and (ii) each issued and outstanding CAC Security immediately prior to the effective time of the Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Pubco Ordinary Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement, the Plan of Merger and in accordance with the Companies Act (As Revised) of the Cayman Islands. At the Effective Time, each CAC Ordinary Share that is issued and outstanding and held by the Public Shareholders (including each CAC Ordinary Share converted from CAC Rights and each CAC Ordinary Share held as a result of the Unit Separation, other than the Excluded Shares, the Dissenting Shares and the Redeemed Shares (each as defined in the Business Combination Agreement)) shall be become and be converted automatically into the right to receive one (1) Pubco Ordinary Share. As a result of the Merger, the separate corporate existence of Merger Sub will cease and CAC will continue as the surviving company of the Merger under the Companies Act. Following the Merger, the shares of the Surviving Company will be directly and solely held by Pubco, and the Surviving Company will become a direct wholly owned subsidiary of Pubco.

For more information on the Merger, see the section in this proxy statement/prospectus entitled “Proposal No. 2 — The Business Combination Proposal.”

Q:     Why is CAC proposing the Business Combination?

A:     CAC was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. The CAC Board considered a wide variety of factors in connection with its evaluation of the Business Combination, including its review of the results of the due diligence conducted by CAC’s management and CAC’s advisors and the Fairness Opinion from Newbridge. As a result, the CAC Board concluded that a transaction with Pubco would present the most attractive opportunity to maximize value for CAC’s shareholders. Please see “Proposal No. 2 — The Business Combination Proposal — CAC Board’s Reasons for the Approval of the Business Combination.”

Q:     Did the CAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes, the CAC Board received a fairness opinion from Newbridge, concluding that, as of the date of such Fairness Opinion, the consideration to be issued, paid or exchanged to shareholders of CAC in the Business Combination is fair from a financial point of view to the shareholders of CAC and the Business Combination is fair from a financial point of view to the securityholders of CAC that are unaffiliated with Sponsor. For additional information, please see “Proposal No. 2 — The Business Combination Proposal — Fairness Opinion of Newbridge” and the opinion of Newbridge attached hereto as Annex B for additional information.

Q:     How will Pubco be managed and governed following the Business Combination?

A:     As of the Closing, the Pubco Board will consist of seven directors, including five independent directors. See “Management of Pubco after the Transactions” for details of the composition of post-closing Pubco Board.

Q:     What equity stake will CAC’s current shareholders and the holders of the CAC Founder Shares hold in Pubco following the consummation of the Business Combination assuming no redemptions?

A:     It is anticipated that, upon completion of the Business Combination, assuming no redemptions, the ownership of Pubco will be as follows:

•        the existing shareholders of the Seller (other than SEALSQ) will own 11,962,122 Pubco Ordinary Shares and 11,956,922 Pubco Class F Shares, or approximately 74% of the total issued and outstanding Pubco Shares and 81% of the total voting power (giving effect to the Pubco Class F Shares held by WISeKey);

•        SEALSQ as an existing shareholder of the Seller will own 1,040,478 Pubco Ordinary Shares, and 1,040,478 Pubco Class F Shares, or approximately 6% of the total issued and outstanding Pubco Shares and 3% of the total voting power (assuming WISeKey owns a majority of Pubco Class F Shares), and as a PIPE Investor will own 938,086 Pubco Ordinary Shares (based on a Redemption Price of $10.66 as of June 30, 2026), which may be increased by up to 1,061,914 of Additional Subscription Shares, resulting in an aggregate total of up to 4,080,956, or approximately 19% of the total issued and outstanding Pubco Shares and 12% of the total voting power;

•        the Public Shareholders will own 2,550,149 Pubco Ordinary Shares, or approximately 11% of the total issued and outstanding Pubco Shares and 9% of the total voting power;

•        the Sponsor will own 1,731,760 Pubco Ordinary Shares, or approximately 6% of the total issued and outstanding Pubco Shares and 5% of the total voting power;

•        A.G.P./Alliance Global Partners will own 210,000 Pubco Ordinary Shares, or approximately 1% of the total issued and outstanding Pubco Shares and 1% of the total voting power; and

•        the one former and two current independent directors of CAC will collectively own 36,000 Pubco Ordinary Shares, or approximately 0% of the total issued and outstanding Pubco Shares and 0% of the total voting power.

See the “Summary Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:     How will the Merger affect my CAC Ordinary Shares?

A:     At the Effective Time, pursuant to the Merger, each then-outstanding CAC Ordinary Share (including each CAC Ordinary Share converted from CAC Rights) will be canceled and converted, on a one-for-one basis, into one Pubco Ordinary Share.

Q:     What are the U.S. federal income tax consequences of the Business Combination?

A:     Subject to the assumptions, limitations and qualifications described in “Certain Tax Considerations — Certain Material U.S. Federal Income Tax Considerations,” the Share Exchange and the Merger should be treated as integrated transactions and should qualify as exchanges of property for stock described in Section 351(a) of the Code. If so treated, subject to certain exceptions discussed below, a U.S. Holder would not recognize gain or loss on the exchange of CAC Ordinary Shares for Pubco Ordinary Shares pursuant to the Business Combination. However, there are significant factual and legal uncertainties as to whether the Merger will qualify as an exchange as described in Section 351(a) of the Code, and any change that is made after the date hereof, including any inaccuracy of the facts or assumptions upon which such expectations were based, could adversely affect the intended tax.

Neither CAC nor Pubco intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination, and no assurance can be given that Business Combination will qualify for the intended tax treatment described above, or that the IRS will not challenge this position and that a court will not sustain such a challenge by the IRS. Further, the Closing is not conditioned upon the receipt of an opinion of counsel that the Share Exchange and the Merger will qualify for the intended tax treatment described above.

If the Merger does not qualify as an exchange described in Section 351(a) of the Code, unless the Merger qualifies for nonrecognition treatment under another provision of the Code, then a U.S. Holder that exchanges its CAC Ordinary Shares for the consideration pursuant to the Merger will recognize gain or loss equal to the difference between (i) the fair market value of the Pubco Ordinary Shares received and (ii) the U.S. Holder’s adjusted tax basis in the CAC Ordinary Shares exchanged therefor.

The rules governing the U.S. federal income tax treatment of the Business Combination are complex and will depend on a holder’s particular circumstances. All holders of CAC Securities are urged to consult with their tax advisors regarding the potential tax consequences to them of the Share Exchange and the Merger and the tax consequences if the Share Exchange and the Merger were to fail to qualify for such intended tax treatment described above. For a more complete discussion of the U.S. federal income tax considerations of the Share Exchange and the Merger, see the discussion below under “Certain Tax Considerations — Certain Material U.S. Federal Income Tax Considerations.”

Q:     What interests do CAC’s Directors and Officers have in the Business Combination?

A:     The Sponsor and CAC’s current officers and directors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination Proposal. These interests include:

•        the fact that the Sponsor paid an aggregate of $25,000 for 1,725,000 CAC Ordinary Shares, which will have a significantly higher value at the time of the Business Combination but will become worthless if a business combination is not consummated by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles). Based on the closing price for the Public Shares of $10.68 on Nasdaq on August 17, 2026, the value of the Founder Shares held by the Sponsor would be $15,635,520;

•        the fact that the Sponsor paid an aggregate of approximately $2,342,900 for their 234,290 CAC Private Placement Units and that the CAC Private Placement Rights underlying such units will expire worthless if a business combination is not consummated by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles);

•        the fact that the Sponsor is anticipated to hold 6% of issued and outstanding shares of Pubco immediately following the Business Combination (assuming no redemptions of CAC shareholders);

•        the fact that one of the former and two current independent directors of CAC paid an aggregate of $522 for 36,000 CAC Ordinary Shares, which have a significantly higher value at the time of the Business Combination but will become worthless if a business combination is not consummated by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles);

•        the fact that the remaining independent director of CAC held a share purchase option to acquire 12,000 CAC Ordinary Shares from the Sponsor upon the existing lock-up term on such Founder Shares expires, with an initial exercise price of $0.0145 per Ordinary Share, which have a significantly higher value at the time of the Business Combination but will become worthless if a business combination is not consummated by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles);

•        the fact that, given the differential in the purchase price that the Sponsor paid for the Founder Shares and the purchase price that the Sponsor paid for the CAC Private Placement Units as compared to the price of the CAC public shares and CAC Units and the substantial number of CAC Ordinary Shares that the Sponsor will receive upon conversion of the Founder Shares and (as applicable) CAC Private Placement Rights and CAC Ordinary Shares underlying the CAC Private Placement Units, the Sponsor can earn a positive return on their investment, even if CAC public shareholders have a negative return on their investment;

•        the fact that the Sponsor and officers and directors of CAC have agreed not to redeem any CAC Ordinary Shares held by them in connection with the shareholder vote to approve a proposed initial business combination pursuant to a letter agreement entered into with CAC;

•        the fact that CAC’s Sponsor will lose their entire investment if an initial business combination is not consummated by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles);

•        the fact that the Sponsor and officers and directors of CAC have agreed to waive their rights to liquidating distributions from the Trust Account with respect to Founder Shares held by them if CAC fails to complete an initial business combination by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles);

•        the fact that CAC’s Sponsor, officers, directors and their respective affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in connection with certain activities on CAC’s behalf, such as identifying and investing possible business targets and business combinations. However, if CAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, CAC may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles);

•        the right of CAC’s Sponsor, officers and directors to transfer the Pubco Ordinary Shares held by them following the Business Combination, subject to certain lock-up periods;

•        the fact that CAC’s Sponsor, officers, directors, or their affiliates may, but are not obligated to, provide Working Capital Loans to fund working capital deficiencies or finance transaction costs in connection with an initial business combination. Up to $3,000,000 of such Working Capital Loans may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of its initial Business Combination.

•        in the event of the liquidation of the Trust Account upon the failure of CAC to consummate a business combination by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles), the Sponsor has agreed to indemnify CAC to ensure that the proceeds in the Trust Account is not reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act;

•        the Sponsor (including their representatives and affiliates) and CAC’s officers and directors are, or in the future may become, affiliated with entities that are engaged in similar business to CAC. The Sponsor and officers and directors of CAC are not prohibited from sponsoring, or otherwise becoming involved with, another blank check company prior to CAC completing its initial business combination. CAC’s officers and directors may become aware of business opportunities which may be appropriate for presentation to CAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in CAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to CAC, subject always to applicable fiduciary duties under Cayman Islands law. CAC renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and CAC, on the other. CAC does not believe that the fiduciary duties or contractual obligations of its officers or directors will materially affect CAC’s ability to complete the initial business combination;

•        the fact that CAC’s officers and directors have not received any cash compensation;

•        the fact that the Business Combination Agreement provides for the continued indemnification of CAC’s current directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination covering CAC’s current directors and officers;

•        the fact that CAC, the Sponsor, Pubco and certain other holders will enter into an amendment to the Founder Registration Rights Agreement on the Closing which provides for registration rights following consummation of the Business Combination; and

•        the fact that pursuant to the Business Combination Agreement, the Sponsor may make Working Capital Loans, including in connection with the Extension Payments, which will be repaid in cash or converted into CAC Working Capital Units.

Q:     What happens if I sell my CAC Ordinary Shares before the CAC EGM?

A:     The record date for the CAC EGM is earlier than the date that the Business Combination is expected to be completed. If you transfer your CAC Ordinary Shares after the Record Date, but before the CAC EGM, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the CAC EGM. However, you will not be able to seek redemption of your CAC Ordinary Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described in this proxy statement/prospectus. If you transfer your CAC Ordinary Shares prior to the Record Date, you will have no right to vote those shares at the CAC EGM or seek redemption of those shares.

Q:     How has the announcement of the Business Combination affected the trading price of the CAC Units, CAC Ordinary Shares and CAC Public Rights?

A:     On November 7, 2025, the trading date before the public announcement of the Business Combination, the CAC Units, CAC Ordinary Shares and CAC Public Rights closed at $10.65, $10.27 and $0.19, respectively. On August 17, 2026, the trading date immediately prior to the date of this proxy statement/prospectus, the CAC Units, CAC Ordinary Shares and CAC Public Rights closed at $11.05, $10.68 and $0.38, respectively.

Q:     Following the Business Combination, will CAC’s securities continue to trade on a stock exchange?

A:     The parties and Pubco intend to apply to the Nasdaq that, in connection with the Business Combination, Pubco Ordinary Shares will be listed on Nasdaq under the symbol “SAIQ” reflecting the Company’s d/b/a SpaceAIQ Corp, which symbol has been reserved by Pubco. As a result of the Business Combination, and CAC becoming a wholly owned subsidiary of Pubco as of the Closing of the Business Combination, each of the CAC Units, CAC Ordinary Shares and CAC Rights will receive the right to be converted into Pubco Ordinary Shares as described in the Business Combination Proposal and CAC securities will cease trading on Nasdaq (and following becoming a wholly owned subsidiary of Pubco CAC is expected to be deregistered under the Exchange Act and Pubco will become the reporting company under the Exchange Act).

Q:     What vote is required to approve the Proposals presented at the CAC EGM?

A:     The approval of each of the Business Combination Proposal, the Pubco Equity Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, the Pubco Director Election Proposal, and the Adjournment Proposal is being proposed as an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the CAC Ordinary Shares entitled to vote and actually casting votes thereon at the CAC EGM. The approval of each of the NTA Proposal and the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the CAC Ordinary Shares entitled to vote and actually casting votes thereon at the CAC EGM. Accordingly, a shareholder’s failure to vote in person, online, or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the CAC EGM.

CAC’s Initial Shareholders, including the Sponsor and CAC’s directors and officers, currently hold an aggregate of 1,944,290 CAC Ordinary Shares, which is equal in aggregate to approximately 43.3% of the issued and outstanding CAC Ordinary Shares and have agreed in connection with the CAC IPO to vote all of their Founder Shares, all of their Private Placement shares and any other CAC equity securities that they hold in favor of the Business Combination Proposal. There are currently outstanding 4,494,439 CAC Ordinary Shares. As a result, assuming such presence and participation by CAC’s Initial Shareholders, including the Sponsor and CAC’s directors and officers, at the CAC EGM, 12.2% of the CAC Public Shares (other than any such persons) would be required to be present at the EGM in order to form a quorum, and 12.2% of the CAC Public Shares must vote in favor of the Business Combination Proposal in order for it to be approved.

Q:     May the Sponsor, CAC’s directors, officers, advisors, or any of their respective affiliates purchase Public Shares in connection with the Business Combination?

A:     In connection with the shareholder vote to approve the proposed Business Combination, the Sponsor, CAC’s directors, officers, advisors, or any of their respective affiliates may purchase Public Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of Public Shares the Sponsor and CAC’s directors, officers, advisors, or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of Nasdaq. However, any such purchases will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M or the tender offer rules under the

Exchange Act or on any terms prohibited by the tender offer rules, to the extent applicable. Any such purchases may be effected at purchase prices that are no greater than the per share pro rata portion of the Trust Account. However, the Sponsor and CAC’s directors, officers, advisors, and their respective affiliates have no current commitments, plans, or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. None of the Sponsor, or CAC’s directors, officers, advisors, or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or CAC’s directors, officers, advisors, or any of their respective affiliates purchase Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to decrease the number of redemptions to provide additional financing to the combined company following the closing of the Business Combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met; however, pursuant to SEC guidance, if the Sponsor, CAC’s directors, officers, advisors, or any of their respective affiliates purchase Public Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, such Public Shares would not be voted in favor of the Proposals. Any such purchases of CAC’s Public Shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. Further, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act, including, among others, that the SPAC will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the Sponsor or SPAC’s executive officers, directors and advisors, or their respective affiliates. In addition, if such purchases are made, the public “float” of CAC’s Ordinary Shares may be reduced and the number of beneficial holders of CAC’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of CAC’s securities on a national securities exchange.

Q:     How many votes do I have at the CAC EGM?

A:     CAC shareholders are entitled to one vote at the CAC EGM for each CAC Ordinary Share held of record as of August 17, 2026, the record date for the CAC EGM. As of the close of business on the record date, there were 2,550,149 outstanding CAC Ordinary Shares which are held by CAC’s Public Shareholders, and 1,944,290 outstanding CAC Ordinary Shares which are held by CAC’s initial shareholders.

Q:     What constitutes a quorum at the CAC EGM?

A:     Holders of a majority in voting power of CAC Ordinary Shares issued and outstanding and entitled to vote at the CAC EGM, present in person, online, or by proxy, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the CAC EGM. As of the record date for the CAC EGM, an aggregate of 2,251,714 CAC Ordinary Shares, in the aggregate, would be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each Proposal.

Q:     How will the Sponsor and CAC’s directors and officers vote?

A:     The Sponsor and CAC’s directors and officers have agreed to vote any CAC Ordinary Shares owned by them in favor of the Business Combination and the other Proposals. Currently, they own approximately 35.0% of the issued and outstanding CAC Ordinary Shares. See “The Business Combination Agreement and the Ancillary Documents — Ancillary Documents.”

Q:     What happens if the Business Combination Proposal is not approved?

A:     Under the CAC Articles, if the Business Combination Proposal is not approved and CAC does not otherwise consummate an alternative Initial Business Combination by January 22, 2027 (if CAC extends the period in full, in one month or more increments, as further described herein, or such later date as may be provided by amendment in accordance with the Existing CAC Charter) (the “Combination Period”), CAC will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to CAC’s Public Shareholders.

Q:     Do I have redemption rights?

A:     Pursuant to the CAC Articles, a Public Shareholder may request that CAC redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

•        hold Public Shares or, if you hold Public Shares through CAC Units, you elect to separate your CAC Units into the underlying Public Shares and Rights prior to exercising your redemption rights with respect to the Public Shares;

•        submit a written request to Continental Stock Transfer & Trust Company, CAC’s transfer agent, in which you (1) request that CAC redeem all or a portion of your Public Shares for cash and (2) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number, and address; and

•        deliver your Public Shares to Continental Stock Transfer & Trust Company, CAC’s transfer agent, physically or electronically using the DTC’s DWAC System.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern time, on September 8, 2026 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of CAC Units must elect to separate the CAC Units into the underlying CAC Ordinary Shares and CAC Rights prior to exercising redemption rights with respect to the Public Shares. If Public Shareholders hold their CAC Units in an account at a brokerage firm or bank, such Public Shareholders must notify their broker or bank that they elect to separate the CAC Units into the underlying Public Shares and Public Rights, or if a holder holds CAC Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, CAC’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to CAC in order to validly redeem its shares. Public Shareholders (other than the initial shareholders) may elect to exercise their redemption rights with respect to their Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption right with respect to all or a portion of the Public Shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, CAC will redeem the related Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CAC, divided by the number of the then-outstanding CAC Public Shares, which redemption will completely extinguish Public Shareholders, rights as shareholders (including the right to receive further liquidation distributions, if any). For illustrative purposes, as of December 31, 2025, this would have amounted to approximately $10.37 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will not own Public Shares or Pubco Ordinary Shares following the redemption. See “Extraordinary General Meeting of CAC Shareholders — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights with respect to your Public Shares.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your CAC Ordinary Shares for or against or abstain from voting on the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination can be approved by shareholders who will redeem their shares and no longer remain shareholders.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must (1) if you hold your CAC Ordinary Shares through CAC Units, elect to separate your CAC Units into the underlying CAC Ordinary Shares and Rights prior to exercising your redemption rights with respect to the CAC Ordinary Shares and (2) prior to 5:00 p.m.,

Eastern time, on September 8, 2026 (two business days before the extraordinary general meeting), tender your shares physically or electronically and submit a request in writing that CAC redeem your CAC Ordinary Shares for cash to Continental Stock Transfer & Trust Company, CAC’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street 30th Floor, New York, NY 10004-1561

Attn: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

Notwithstanding the foregoing, a Public Shareholder, together with any of his, her, or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her, or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Public Shares included in the units sold in the CAC IPO. Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a Public Shareholder or group will not be redeemed for cash. In order to determine whether a shareholder is acting in concert or as a group with any other shareholder, CAC will require each Public Shareholder seeking to exercise redemption rights to certify to CAC whether such shareholder is acting in concert or as a group with any other shareholder. Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is CAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, CAC does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker, or other nominee to have the shares certificated or delivered electronically.

Holders of outstanding CAC Units must separate the underlying Public Shares and Public Rights prior to exercising redemption rights with respect to the Public Shares. If you hold CAC Units registered in your own name, you must deliver the certificate for such units or deliver such units electronically to DTC with written instructions to separate such units into CAC Public Shares and CAC Rights. This must be completed far enough in advance to permit the mailing of the Public Share certificates or electronic delivery of the Public Shares back to you so that you may then exercise your redemption rights with respect to the Public Shares following the separation of such Public Shares from the CAC Units.

If a broker, dealer, commercial bank, trust company, or other nominee holds your CAC Units, you must instruct such nominee to separate your CAC Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of CAC Units to be split and the nominee holding such CAC Units. Your nominee must also initiate electronically, using DTC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant CAC Units and a deposit of the corresponding number of Public Shares and Public Rights. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the Public Shares following the separation of such Public Shares from the CAC Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with CAC’s consent, until the consummation of to the Business Combination, or such other date and time as may be determined by the CAC Board in its sole discretion. If you delivered your Public Shares for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting CAC’s transfer agent at the email address or address listed under the question “Who can help answer my questions?” below.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     The receipt of cash by a beneficial holder of CAC Ordinary Shares in redemption of such stock will be a taxable event for U.S. federal income tax purposes in the case of a U.S. Holder (as defined below). See “Certain Tax Considerations — Certain Material U.S. Federal Income Tax Considerations” for additional information.

All Holders of CAC Ordinary Shares considering exercising their redemption rights are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Business Combination and the exercise of their redemption rights.

Q:     What happens if a substantial number of Public Shareholders vote in favor of the Business Combination and exercise their redemption rights?

A:     Public Shareholders are not required to vote in respect of the Business Combination Proposal in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

Q:     What are the possible sources and the extent of dilution that the Public Shareholders that elect not to redeem their shares will experience in connection with the Business Combination?

A:     After the completion of the Business Combination, Public Shareholders will own a significantly smaller percentage of Pubco than they currently own of CAC. Consequently, the Public Shareholders, as a group, will have reduced ownership and voting power in Pubco compared to their ownership and voting power in CAC. The table below assumes no debt or equity financing is consummated prior to, or in connection with, the closing of the Business Combination, including any sale of Pubco Shares or other equity securities of Pubco to Sponsor (or a Sponsor affiliate) that may be consummated in connection with the Business Combination in the event of an Overage Amount pursuant to the Business Combination Agreement, other than the $10.0 million in Transaction Financing already provided by SEALSQ on November 19, 2025. The following table illustrates the potential impact of redemptions on the ownership percentage of Public Shareholders in a range of redemption scenarios, with the maximum redemption scenario representing the redemption of all Public Shares.

Pubco Shares	No Redemption			50% Redemption(5)			100% Redemption(6)
	Quantity	Own	Vote	Quantity	Own	Vote	Quantity	Own	Vote
CAC Non-public shareholders	1,977,760	6%	5%	1,977,760	6%	5%	1,977,760	7%	6%
Founder Shares	1,452,000	4%	4%	1,452,000	5%	4%	1,452,000	5%	4%
Private Placement Units	234,290	1%	1%	234,290	1%	1%	234,290	1%	1%
Private Placement Rights	33,470	0%	0%	33,470	0%	0%	33,470	0%	0%
Current and Former Directors	36,000	0%	0%	36,000	0%	0%	36,000	0%	0%
Director Option Shares	12,000	0%	0%	12,000	0%	0%	12,000	0%	0%
Alliance Global Partners	210,000	1%	1%	210,000	1%	1%	210,000	1%	1%

CAC Public shareholders	3,407,292	11%	9%	2,132,218	7%	6%	857,143	3%	3%
CAC Public Shares(1)	2,550,149	8%	7%	1,275,075	4%	4%	—	—	—
CAC Public Rights(1)	857,143	3%	2%	857,143	3%	2%	857,143	3%	3%

PIPE Investors(2)	938,086	3%	2%	938,086	3%	3%	938,086	3%	3%

Seller shareholders(3)	26,000,000	80%	84%	26,000,000	84%	86%	26,000,000	87%	89%
WISeKey Ordinary Shares	11,312,122	35%	29%	11,312,122	36%	31%	11,312,122	38%	34%
WISeKey Class F Shares(4)	11,956,922	37%	50%	11,956,922	39%	50%	11,956,922	40%	50%
SEALSQ Ordinary Shares	1,040,478	3%	3%	1,040,478	3%	3%	1,040,478	3%	3%
SEALSQ Class F Shares(5)	1,040,478	3%	—	1,040,478	3%	—	1,040,478	3%	—

Maxim Partners Ordinary Shares	650,000	2%	2%	650,000	2%	2%	650,000	2%	2%
Total Shares	32,323,138	100%	100%	31,048,064	100%	100%	29,772,989	100%	100%
of which total Ordinary Shares(4)(7)	19,325,738	60%	50%	18,050,664	58%	50%	16,775,589	56%	50%

____________

*        Due to rounding, percentages may not total 100%.

(1)      Reflects 2,550,149, CAC Ordinary Shares subject to redemption held by public shareholders as at January 16, 2026 and 857,143 Pubco Ordinary Shares which will be automatically issued upon the exchange of the Public Rights at Closing.

(2)      Reflects $10,000,000 in aggregate PIPE Investment Amount divided by the Redemption Price (being $10.66 as of June 30, 2026). The Redemption Price is calculated in accordance with CAC’s amended and restated memorandum and articles of association, and subject to change as provided therein, and increase based on extension payments into the Trust Account. An increase in the Redemption Price would result in fewer Pubco Ordinary Shares being payable to the PIPE Investors, and reduce the Total Shares.

(3)     Reflects 26,000,000 Pubco Shares issued at the Closing of Business Combination to WISeSat shareholders in exchange for their respective holdings of Company Ordinary Shares and Company Class F Shares. Includes distribution by WISeKey of some of its Company Ordinary Shares in the Company to Maxim as compensation for advisory services as described in the table. The Company Class F Shares are exchanged for the Pubco Class F Shares as of the Closing, consisting of 11,956,922 Pubco Class F Shares exchanged and issued to WISeKey and 1,040,478 Pubco Class F Shares exchanged and issued to

SEALSQ. The Pubco Class F Shares are held at Closing by WISeKey and SEALSQ and are not transferable. The Pubco Class F Shares confer a number of votes per Class F Share, on any matter that is submitted to a vote of Pubco shareholders that would cause the total votes of all Pubco Class F Shares to equal 49.99% of the voting power of all Pubco Shares. For more information see “Description of Pubco’s Securities.”

(4)      Although the table reflects that WISeKey would hold voting power of 50%, because the Class F Shareholders Agreement provides that the majority holder of outstanding Pubco Class F Shares can vote on behalf of all of the holders of Pubco Class F Shares, effectively 49.99% of the voting power is held by WISeKey. The 50% amount is a rounded amount from such 49.99% of the voting power held by WISeKey. For more information about such Pubco Class F Shares, see “Description of Pubco’s Securities.” As described in such section, only the majority holder of Pubco Class F Shares, which is WISeKey, can exercise such voting rights. Accordingly, although SEALSQ Corp. has 49.9% voting rights from such shares, it can only exercise such rights if it is majority owner of Pubco Class F Shares in lieu of WISeKey, and otherwise would only have voting rights attributable to its holdings of Pubco Ordinary Shares.

(5)      Assumes that CAC public shareholders holding 50% of the approximately 2,550,149 CAC Ordinary Shares subject to possible redemption will exercise their redemption rights upon consummation of the Business Combination at a redemption price as of January 16, 2026, the date of CAC’s last extraordinary general meeting, would have been approximately $10.387 per share.

(6)      Assumes that all of CAC public shareholders holding approximately 2,550,149 CAC Ordinary Shares subject to possible redemption will exercise their redemption rights upon consummation of the Business Combination at a redemption price as of January 16, 2026, the date of CAC’s last extraordinary general meeting, would have been approximately $10.387 per share.

(7)      Assumes that Pubco Class F Shares are not converted into Pubco Ordinary Shares. Pubco Class F Shares are convertible at the option of the holder on a one for one basis into Pubco Ordinary Shares. For more information about such Pubco Class F Shares, see “Description of Pubco’s Securities.” If Pubco Class F Shares were fully converted then the number of Pubco Ordinary Shares would be the number reflected on the foregoing row in the table, labeled “Total Shares.” Includes 938,086 Pubco Ordinary Shares issued at Closing as Subscription Shares to the PIPE Investor pursuant to the Subscription Agreement.

The following table illustrates varying ownership levels of Pubco immediately following the Business Combination on a fully diluted basis, giving effect to the issuance of Additional Subscription Shares, if any, in the highest possible amount in the PIPE Investment:

Pubco Shares	No Redemption			50% Redemption			100% Redemption
	Quantity	Own	Vote	Quantity	Own	Vote	Quantity	Own	Vote
CAC Non-public shareholders (see table above)	1,977,760	6%	5%	1,977,760	6%	5%	1,977,760	6%	6%

CAC Public shareholders (includes holders of CAC Public Shares and CAC Public Rights (see table above))	3,407,292	10%	8%	2,132,218	7%	6%	857,143	3%	2%

PIPE Investors(1)	2,000,000	6%	5%	2,000,000	6%	5%	2,000,000	6%	6%

Seller shareholders	26,000,000	78%	82%	26,000,000	81%	84%	26,000,000	84%	86%
WISeKey Ordinary Shares	11,312,122	34%	28%	11,312,122	35%	30%	11,312,122	37%	32%
WISeKey Class F Shares	11,956,922	36%	50%	11,956,922	37%	50%	11,956,922	39%	50%
SEALSQ Ordinary Shares	1,040,478	3%	3%	1,040,478	3%	3%	1,040,478	3%	3%
SEALSQ Class F Shares	1,040,478	3%	—	1,040,478	3%	—	1,040,478	3%	—

Maxim Partners Ordinary Shares	650,000	2%	2%	650,000	2%	2%	650,000	2%	2%
Total Shares	33,385,052	100%	100%	32,109,978	100%	100%	30,834,903	100%	100%
of which total Ordinary Shares(2)	20,387,652	61%	50%	19,112,578	60%	50%	17,837,503	58%	50%

____________

*        Due to rounding, percentages may not total 100%.

(1)     Reflects $10,000,000 in aggregate PIPE Investment Amount divided by the Redemption Price (being $10.66 as of June 30, 2026), being 938,086 shares (based on such Redemption Price), plus the maximum amount of Additional Subscription Shares that can be issued under the terms of the Subscription Agreement which is equal to 1,061,914 Pubco Ordinary Shares. The number of Additional Subscription Shares, if any, issued to the PIPE Investor equal the PIPE Investment Amount of $10,000,000, divided by the VWAP Price, although under the terms of the Subscription Agreement the VWAP Price may not be below $5.00 per share, and which price is used to calculate these maximum amount of Additional Subscription Shares. The VWAP Price is calculated as the VWAP of the Pubco Ordinary Shares for the 10 trading days ending on the

60th calendar date (or if not a trading date, on the subsequent trading day) after the Closing. VWAP refers to the volume weighted average price of Pubco Ordinary Shares, as defined in the Subscription Agreement. The Redemption Price is calculated in accordance with CAC’s amended and restated memorandum and articles of association, and subject to change as provided therein, and increase based on extension payments into the Trust Account. An increase in the Redemption Price would result in fewer Pubco Ordinary Shares being payable to the PIPE Investor, and reduce the Total Shares.

(2)      Assumes that Pubco Class F Shares are not converted into Pubco Ordinary Shares. Pubco Class F Shares are convertible at the option of the holder on a one for one basis into Pubco Ordinary Shares. For more information about such Pubco Class F Shares, see “Description of Pubco’s Securities.” If Pubco Class F Shares were fully converted then the number of Pubco Ordinary Shares would be the number reflected on the foregoing row in the table labeled “Total Shares.”

Dilution

In accordance with Item 1604(c) of Regulation S-K, the dilution information provided below gives effect to material probable or consummated transactions affecting CAC’s net tangible book value, while excluding the de-SPAC transaction itself. Net tangible book value as of December 31, 2025 is calculated as total tangible assets minus total liabilities and mezzanine equity.

The table below gives effect to the funds expected to be released from the Trust Account under each redemption scenario, after giving effect to the January 16, 2026 redemption event described below, as well as estimated CAC transaction costs of $1,136,000 and the $119,475 estimated fair value of Mr. Johnson’s Director Option Shares, as disclosed elsewhere in this proxy statement/prospectus. Although the exercise window for the Director Option Shares opens only after the Closing, the adjustment has been included because the option was granted to a CAC director in connection with his appointment and is directly linked to CAC’s activities.

On January 16, 2026, CAC held an extraordinary general meeting of shareholders in connection with the extension of the period available to consummate an initial business combination. Just prior to such redemptions, CAC had 6,000,000 Public Shares outstanding and a Trust Account balance of 62,319,389. In connection with that meeting, holders of 3,449,851 CAC Ordinary Shares exercised redemption rights reducing the Trust Account by (35,832,101). Following such redemptions, 2,550,149 CAC Public Shares remained outstanding, and the Trust Account balance was $26,487,288, representing approximately $10.387 per remaining Public Share.

Accordingly, the net tangible book value as of December 31, 2025 has been adjusted to reflect the funds released from the Trust Account in connection with the January 16, 2026 redemptions and the additional funds assumed to be released from the Trust Account under each redemption scenario presented below: no further redemptions, 50% redemptions and 100% redemptions of the remaining CAC Public Shares.

If the NTA Requirement Amendment Proposal (Proposal No. 1) is not approved by CAC shareholders, the Business Combination may be consummated only if CAC has net tangible assets of at least $5,000,001 upon closing of the Business Combination. Based on the 2,550,149 CAC Public Shares outstanding after the January 16, 2026 redemptions and the corresponding Trust Account balance of $26,487,288, the maximum number of remaining CAC Public Shares that may be redeemed while satisfying the NTA Requirement would be 1,965,140, or approximately 77% of the remaining CAC Public Shares. If the NTA Requirement Amendment Proposal is not approved, the Business Combination would not be consummated unless after payment of underwriters’ fees and commissions, CAC or Pubco has net tangible assets of at least $5,000,001 at closing, which may be achieved if fewer than 77% of the remaining CAC Public Shares are redeemed, additional financing or other offsetting adjustments are obtained, or CAC otherwise satisfies the NTA Requirement.

	No Redemption	50% Redemption(1)	100% Redemption(2)
CAC net tangible book value as of December 31, 2025	179,238	179,238	179,238
Transaction adjustments:
Trust account balance adjusted for January 16, 2026 redemptions	26,487,288	13,243,644	—
CAC’s transaction costs	(1,136,000)	(1,136,000)	(1,136,000)
Mr. Johnson’s Director Option Shares	(119,475)	(119,475)	(119,475)
CAC’s net tangible book value as of December 31, 2025, as adjusted	25,411,051	12,167,407	(1,076,237)

	No Redemption	50% Redemption(1)	100% Redemption(2)
CAC Shares
Founder Shares	1,452,000	1,452,000	1,452,000
Private Placement Units	234,290	234,290	234,290
Private Placement Rights	33,470	33,470	33,470
Current and Former Directors	36,000	36,000	36,000
Director Option Shares	12,000	12,000	12,000
Alliance Global Partners	210,000	210,000	210,000
Public Shares as of December 31, 2025	6,000,000	3,000,000	—
Public Rights (converted)	857,143	857,143	857,143
Total CAC’s shares outstanding as of December 31, 2025	8,834,903	5,834,903	2,834,903
Adjusted for the January 16, 2026, redemption of 3,449,851 shares	(3,449,851)	(1,724,926)	—
As adjusted issued and outstanding shares as of December 31, 2025	5,385,052	4,109,977	2,834,903
Offering price per CAC share	10.00	10.00	10.00
Net tangible book value per share as of December 31, 2025, as adjusted	4.72	2.96	(0.38)
Dilution in offering price per share	5.28	7.04	10.38
	No Redemption	50% Redemption(1)	100% Redemption(2)
CAC’s outstanding shares as of December 31, 2025	5,385,052	4,109,977	2,834,903
Shares issued to the Seller shareholders in Business Combination(3)	26,000,000	26,000,000	26,000,000
Subscription Shares issued to the PIPE Investor(4)	938,086	938,086	938,086
Number of shares after giving effect to the de-SPAC transaction and related financing	32,323,138	31,048,064	29,772,989
Valuation at or above which the value of non-redeeming shareholders’ interest is at least the IPO price	323,850,519	311,099,779	298,349,029

The following table illustrates varying dilution levels of Pubco immediately following the Business Combination on a fully diluted basis, giving effect to the issuance of Additional Subscription Shares, if any, in the highest possible amount in the PIPE Investment:

	No Redemption	50% Redemption(1)	100% Redemption(2)
Additional Subscription Shares issuable to PIPE Investor(5)	1,061,914	1,061,914	1,061,914
Number of shares after giving effect to the de-SPAC transaction and related financing	33,385,052	32,108,978	30,834,903
Valuation at or above which the value of non-redeeming shareholders’ interest is at least the IPO price	323,850,519	311,099,779	298,349,029

____________

(1)      50% Redemption Scenario: Assumes 50% of all 2,550,149 CAC publicly traded shares have shareholders who elect to redeem those shares and that the conditions to Closing are satisfied.

(2)      Maximum Redemption Scenario: Assumes all 2,550,149 CAC publicly traded shares have shareholders who elect to redeem those shares and that the conditions to Closing are satisfied.

(3)      Reflects Exchange Shares estimates as of the date of this proxy statement/prospectus that include 13,002,600 Pubco Ordinary Shares and 12,997,400 Pubco Class F Shares. The exact amount of Exchange Shares will be allocated between Pubco Ordinary Shares and Pubco Class F Shares in proportion to the number of Company Ordinary Shares and Company Class F Shares owned by shareholders of the Seller at the time of the Share Exchange.

(4)      Reflects $10,000,000 in aggregate PIPE Investment Amount divided by the Redemption Price (being $10.66 as of June 30, 2026). The Redemption Price is calculated in accordance with CAC’s amended and restated memorandum and articles of association, and subject to change as provided therein, and increase based on extension payments into the Trust Account. An increase in the Redemption Price would result in fewer Pubco Ordinary Shares being payable to the PIPE Investors, and reduce the Total Shares.

(5)      Reflects a potential source of future dilution to non-redeeming shareholders based on issuance of the maximum possible amount of Additional Subscription Shares. Reflects a Redemption Price of $10.66 as of June 30, 2026. For more information on Additional Subscription Shares, see “Summary of the Proxy Statement/Prospectus — PIPE Investment.” With a number of 938,086 Subscription Shares issued (assuming such Redemption Price), the maximum amount of Additional Subscription Shares that can be issued under the terms of the Subscription Agreement is equal to 1,061,914 Pubco Ordinary Shares. The number of Additional Subscription Shares, if any, issued to the PIPE Investor equal the PIPE Investment Amount of $10,000,000, divided by the VWAP Price, although under the terms of the Subscription Agreement the VWAP Price may not be below $5.00 per share, and which price is used to calculate the maximum amount of Additional Subscription Shares. The VWAP Price is calculated as the VWAP of the Pubco Ordinary Shares for the 10 trading days ending on the 60th calendar date (or if not a trading date, on the subsequent trading day) after the Closing. VWAP refers to the volume weighted average price of Pubco Ordinary Shares, as defined in the Subscription Agreement.

In accordance with Item 1604(c)(1) of Regulation S-K, the table above presents, at each redemption level, the valuation at or above which the potential dilution results in the amount of non-redeeming shareholders’ interest per share being at least the IPO price per share of ordinary shares.

Sources of dilution that may or not be automatically convertible upon the consummation of the Business Combination are presented above.

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     Holders of record of CAC Ordinary Shares may have appraisal rights in connection with the Business Combination under the Cayman Companies Act. Holders of record of CAC Ordinary Shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its CAC Ordinary Shares must give written objection to the Merger to CAC prior to the shareholder vote to approve the Merger and follow the procedures set out in Section 238 of the Cayman Companies Act. These statutory appraisal rights are separate to and mutually exclusive of the right of CAC’s Public Shareholders to demand that their Public Shares are redeemed for cash for a pro rata share of the funds on deposit in the Trust Account in accordance with the CAC Articles. It is possible that if a CAC shareholder exercises appraisal rights, the fair value of the CAC Ordinary Shares determined under Section 238 of the Cayman Companies Act could be more than, the same as, or less than such holder would obtain if he, she, or it exercised his, her or its redemption rights as described herein. CAC believes that such fair value would equal the amount that CAC shareholders would obtain if they exercise their redemption rights as described herein. CAC shareholders need not vote against any of the Proposals at the extraordinary general meeting in order to exercise appraisal rights under the Cayman Companies Act. A CAC shareholder which elects to exercise appraisal rights must do so in respect of all of the CAC Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. See “Appraisal Rights under the Cayman Islands Law.”

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     CAC intends to use a portion of the funds held in the Trust Account to pay holders of the CAC Public Shares who exercise redemption rights and to pay fees and expenses associated with the Business Combination (including certain deferred underwriting discounts and commissions payable to underwriters for the CAC IPO). The remaining balance in the Trust Account will be used for general corporate purposes of Pubco.

Q:     What happens if the Business Combination is not consummated or is terminated?

A:     There are certain circumstances under which the Business Combination Agreement may be terminated. See the subsection entitled “The Business Combination Agreement and the Ancillary Documents — The Business Combination Agreement — Termination of the Business Combination Agreement” for additional information regarding the parties’ specific termination rights. In accordance with the CAC Articles, if an Initial Business Combination is not consummated by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles), CAC will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CAC, divided by the number of the then-outstanding CAC Public Shares, which redemption will completely extinguish Public Shareholders, rights as shareholders (including the right to receive further liquidation distributions, if any), and (3) as promptly as reasonably possible following such redemption, subject to the approval of CAC’s remaining shareholders and the CAC Board, liquidate and dissolve, subject in each case of (2) and (3) above to CAC’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

It is expected that the amount of any distribution CAC’s Public Shareholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to CAC’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. Holders of the CAC Founder Shares have waived any right to any liquidating distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to the outstanding CAC Rights. Accordingly, the CAC Rights will expire worthless.

Q:     When is the Business Combination expected to be consummated?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the CAC EGM to be held on September 10, 2026, provided that all the requisite shareholder approvals are obtained and other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions for the completion of the Business Combination, see the subsection entitled “The Business Combination Agreement and the Ancillary Documents — The Business Combination Agreement.”

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information included in this proxy statement/prospectus, including the section entitled “Risk Factors” and the annexes attached to this proxy statement/prospectus, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank, or other nominee, on the voting instruction form provided by the broker, bank, or nominee.

Q:     How do I vote?

A:     If you were a holder of record of CAC Ordinary Shares on August 17, 2026, the record date for the CAC EGM, you may vote with respect to the Proposals online or by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the extraordinary general meeting and vote online, obtain a proxy from your broker, bank, or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the CAC EGM?

A:     At the CAC EGM, a properly executed proxy marked “ABSTAIN” with respect to a particular proposal will count as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Proposals.

Q:     What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by CAC without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each Proposal being submitted to a vote of the shareholders at the CAC EGM.

Q:     If I am not going to attend the CAC EGM online, should I submit my proxy card instead?

A:     Yes. Whether you plan to attend the extraordinary general meeting or not, please read this proxy statement/prospectus carefully, and vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank, or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. CAC believes the Proposals presented to CAC’s shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     May I change my vote after I have submitted my executed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to CAC at the address listed below so that it is received by CAC prior to the CAC EGM or by attending the CAC EGM online and voting there. You also may revoke your proxy by sending a notice of revocation to CAC, which must be received prior to the CAC EGM.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/ prospectus and multiple proxy cards or voting instruction. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction form that you receive in order to cast your vote with respect to all of your shares.

Q:     Who can help answer my questions regarding the CAC AGM?

A:     If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact CAC’s proxy solicitor at:

Advantage Proxy, Inc. P.O. Box 10904
Yakima, WA 98909
Individuals call toll-free 1-877-870-8565
Banks and brokers call 1-206-870-8565
Email: ksmith@advantageproxy.com

To obtain timely delivery, CAC’s shareholders must request the materials no later than five business days prior to the CAC EGM.

You may also obtain additional information about CAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find Additional Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to CAC’s transfer agent at least two business days prior to the CAC EGM in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

One State Street 30th Floor, New York, NY 10004-1561

Attn: SPAC Redemption Team

Email: spacredemptions@continentalstock.com

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     The CAC Board is soliciting your proxy to vote your CAC Ordinary Shares on all matters scheduled to come before the CAC EGM. CAC will pay the cost of soliciting proxies for the extraordinary general meeting. CAC has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies for the CAC EGM. CAC has agreed to pay Advantage Proxy, Inc. a fee of $12,500 plus disbursements. CAC will reimburse Advantage Proxy, Inc. for reasonable out-of-pocket expenses and will indemnify Advantage Proxy, Inc. and its affiliates against certain claims, liabilities, losses, damages, and expenses.

Q:     Who can help answer my questions regarding my Pubco Shares from and after the Closing?

A:     The transfer agent for Pubco’s securities effective as of the Closing will be Computershare Trust Company, N.A., who can be contacted at the following address:

Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
Telephone: (800) 736-3001

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination Agreement and the other matters to be considered at the extraordinary general meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. For additional information, see the section of this proxy/statement prospectus titled “Where You Can Find More Information” beginning on page 225.

The Parties to the Business Combination Agreement

WISeKey International Holding Ltd.

WISeKey International Holding Ltd., which we refer to as WISeKey, is a Swiss stock corporation (Aktiengesellschaft) of unlimited duration with limited liability under the laws of Switzerland and registered in the Commercial Register of the Canton of Zug, Switzerland, on December 2, 2015. It is the holding company of the WISeKey Group.

The issued and outstanding Class B Shares of WISeKey International Holding Ltd., par value CHF 0.10 per share, have been trading under the symbol “WIHN” on the SIX Swiss Exchange, or the SIX, since March 2016. The ADSs of WISeKey International Holding Ltd. were quoted on the Over-the-Counter market under the symbol “WIKYY” from May 2018 until December 2018 and have been traded on the NASDAQ Capital Market since December 2019 under the symbol “WKEY.”

The mailing address of WISeKey’s principal executive office is General-Guisan-Strasse 6, CH-630 Zug, Switzerland.

WISeSat.Space AG

WISeSat.Space AG (“WISeSat AG” or “OpCo”) is a Swiss company incorporated on February 15, 2023. Historically, WISeSat AG was a wholly owned subsidiary of WISeKey. On October 23, 2025, WISeKey contributed all of the issued shares of WISeSat AG to WISeSat.Space Corp., or WISeSat (described below), and, from that date, WISeSat AG became a wholly owned subsidiary of WISeSat. WISeSat AG is the operating subsidiary through which WISeSat conducts its space and satellite technology activities, including engineering, funded research and related services. The mailing address of WISeSat AG’s principal executive office is General-Guisan-Strasse 6, CH-6300 Zug, Switzerland.

WISeSat.Space Corp.

WISeSat.Space Corp., which we refer to as “WISeSat” or the “Company,” is a British Virgin Islands business company incorporated on June 17, 2025. The Company also does business, under British Virgin Islands law, under the name SpaceAIQ Corp. WISeSat is an early-stage space technology company focused on the development of secure satellite infrastructure and related space-based services. WISeSat operates through its wholly-owned subsidiary WISeSat AG. Its activities combine low Earth orbit satellite connectivity, secure communications, digital identity and post-quantum security technologies across an ecosystem of industrial and institutional partners. WISeSat’s historical activities included secure IoT and device-to-device connectivity pilots, and the Company is progressing and positioning its business toward secure orbital infrastructure for sovereign, defense, critical-infrastructure and other security-sensitive applications.

WISeSat is in the early stages of commercial deployment, has had nominal revenues to date, and for the year ended December 31, 2025 incurred a consolidated operating loss of $3,350,030 and a consolidated net loss of $3,339,145, and for the year ended December 31, 2024 incurred a consolidated net loss of $359,618. The mailing address of WISeSat’s principal executive office is: Craigmuir Chambers, Road Town, Tortola, British Virgin Islands VG1110.

WISeSat.Space Holdings Corp.

WISeSat.Space Holdings Corp., which we refer to as Pubco, is a British Virgin Islands business company incorporated on October 22, 2025. Pubco was incorporated for purposes of effecting the Business Combination and is a wholly owned subsidiary of the Company. The mailing address of Pubco’s principal executive office is the same as for WISeSat. Upon consummation of the Business Combination, each of CAC and WISeSat (including WISeSat’s wholly owned subsidiary, WISeSat Opco), will each become wholly owned subsidiaries of Pubco.

Merger Sub

WISeSat Merger Sub Corp., which we refer to as Merger Sub, is a Cayman Islands exempted company and a wholly owned subsidiary of Pubco incorporated on October 28, 2025. Merger Sub was incorporated for purposes of effecting the Business Combination. The mailing address of Merger Sub’s principal executive office is the same as for WISeSat. Upon consummation of the Business Combination, Merger Sub will merge with and into CAC with CAC surviving the merger as a wholly owned subsidiary of Pubco.

CAC

Columbus Acquisition Corp (“CAC”) was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. CAC was incorporated as an exempted company with limited liability under the laws of the Cayman Islands on January 18, 2024.

On January 24, 2025, CAC consummated its initial public offering (the “CAC IPO”) of 6,000,000 CAC Units, with no over-allotment option being exercised. Each unit consists of one CAC Ordinary Share and one CAC Right, with every seven CAC Rights convertible into one CAC Ordinary Share at the closing of a business combination.

On January 16, 2026, CAC held an extraordinary general meeting of shareholders, where the shareholders of CAC approved, among the other things, (i) that CAC has until January 22, 2026 to complete a business combination, and may elect to extend the period to consummate a business combination up to twelve times, each by an additional one-month extension, for a total of up to twelve months to January 22, 2027 (“Charter Amendment Proposal”), and (ii) that CAC amends the Investment Management Trust Agreement dated January 22, 2025 (the “Trust Agreement”), by and between CAC and CAC’s trustee for the Trust Agreement, Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Trustee”) to provide that the Trustee must commence liquidation of CAC’s trust account (the “Trust Account”) by the prescribed timeline as provided in CAC’s Amended Charter (as defined below). Upon the shareholders’ approval, on January 16, 2026, CAC and the Trustee entered into the amendment to the Trust Agreement. In connection with the votes to approve the Charter Amendment Proposal, 3,449,851 CAC Ordinary Shares of CAC were redeemed. As a result, CAC has 4,494,439 Ordinary Shares issued and outstanding, including 2,550,149 CAC Public Shares held by public shareholders. As of the date of this proxy statement/prospectus, CAC has until January 22, 2027 to complete a business combination (if CAC extends the period in full, on at least a month to month incremental or longer basis, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles).

The CAC Units, the CAC Ordinary Shares and the CAC Rights are listed on Nasdaq Global Market under the symbols “COLAU,” “COLA,” and “COLAR,” respectively.

The mailing address of CAC’s principal executive office is 14 Prudential Tower, Singapore, and its telephone number is (+1) 949 899 1827.

The Business Combination and the Business Combination Agreement

On November 9, 2025, CAC entered into the Business Combination Agreement with Pubco, Merger Sub, the Company and the Seller. Upon the terms and subject to the conditions of the Business Combination Agreement, and in accordance with applicable laws, as part of the transactions contemplated by the Business Combination Agreement and the Ancillary Documents, (a) Pubco will acquire all of the issued and outstanding Company Ordinary Shares and Company Class F Shares (collectively, the “Company Shares”) from the Seller in exchange for Pubco Ordinary Shares and Pubco Class F Shares (the “Exchange Shares”), with the Company becoming a wholly owned subsidiary of Pubco and the Seller becoming a shareholder of Pubco (the “Share Exchange”); and (b) Merger Sub will merge with and into CAC, with CAC surviving the Merger as a wholly owned subsidiary of Pubco (the “Merger”), as a result of which, (i) CAC shall become a wholly owned Subsidiary of Pubco; and (ii) each issued and outstanding CAC Security immediately prior to the effective time of the Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Pubco Ordinary Shares (CAC, in its capacity as the surviving company of the Merger, hereinafter sometimes referred to as the “Surviving Company”). On August 6, 2026, the parties to the Business Combination Agreement entered into the First Amendment to the Business Combination Agreement, pursuant to which the Outside Date under the Business Combination Agreement was extended to October 31, 2026. For more information about the transactions contemplated by the Business Combination

Agreement, please see the section entitled “The Business Combination Proposal — the Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and Annex A-1, and is incorporated herein by reference.

Share Exchange

In accordance with the terms and conditions of the Business Combination Agreement, at the Closing, immediately prior to the Effective Time, the Seller will sell, transfer and deliver to Pubco all of the issued and outstanding Company Shares held by the Seller (collectively, the “Purchased Shares”) in exchange for the Exchange Shares. At the Closing, except for such securities that are part of any Transaction Financing, the Company will terminate any issued and outstanding Company Convertible Securities that have not been converted or exercised prior to the Closing, without any consideration or payment therefor. As a result, the Company will become a direct, wholly owned subsidiary of Pubco.

The Merger

In accordance with the terms and conditions of the Business Combination Agreement, and in accordance with the applicable provisions of the Cayman Companies Act, at the Effective Time, immediately following the consummation of the Share Exchange, Merger Sub will be merged with and into CAC, at which time the separate corporate existence of Merger Sub shall cease and CAC shall continue as the surviving company in the Merger.

At the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties, immunities and obligations of Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties, immunities and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub as set forth in the Business Combination Agreement and the Ancillary Documents to be performed at and after the Effective Time, and all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties, immunities and obligations of CAC (as the Surviving Company) shall continue unaffected by the Merger, and the Surviving Company shall continue its existence as a wholly owned Subsidiary of Pubco.

WISeKey Distribution

In accordance with the terms and conditions of the Business Combination Agreement, immediately after the consummation of the Merger, WISeKey may, in its sole discretion, distribute to the Parent Shareholders a number of Pubco Ordinary Shares equal to up to ten percent (10%) of the total Exchange Shares (the “Distribution”). As a condition to participating in the Distribution, Parent Shareholders that as of immediately after the Closing will be officers and directors of Pubco or hold five percent (5%) or more of issued and outstanding Pubco Shares will need to execute and deliver to Pubco and CAC a lock-up agreement in substantially the form of the Lock-Up Agreement.

Consideration to be Received in the Transactions

Share Exchange Consideration

Subject to and upon the terms and conditions of this Business Combination Agreement, in full payment for the Purchased Shares, Pubco shall issue and deliver to the Seller the Exchange Shares with an aggregate value (the “Exchange Consideration”) equal to the sum of (i) Two Hundred Fifty Million U.S. Dollars ($250,000,000), plus (ii) the amount of any Transaction Financing (as defined in the Business Combination Agreement) that is made into the Company or its Subsidiaries prior to the Closing, for all of the issued and outstanding Company Shares as of immediately prior to the Effective Time, with each Pubco Ordinary Share valued at Ten U.S. Dollars ($10.00). The Exchange Shares will be allocated between Pubco Ordinary Shares and Pubco Class F Shares in proportion to the number of Company Ordinary Shares and Company Class F Shares owned by Seller at the time of the Share Exchange.

The Pubco Class F Shares shall, in the aggregate, be entitled to 49.99% of the total vote on any matter voted on by the holders of Pubco Shares. For more information about Pubco Class F Shares, see “Description of Pubco’s Securities.”

For the avoidance of doubt, excluding any Pubco Ordinary Shares issuable in respect of the Transaction Financing, the Share Exchange will give effect to the same relative ownership proportions of the Company Ordinary Shares and Company Class F Shares held immediately prior to the Share Exchange by each of WISeKey and SEALSQ. Immediately prior to the Share Exchange, WISeKey held 5,001 Company Ordinary Shares and 4,999 Company Class F Shares, representing approximately 92.0% of each class of Company Shares, and SEALSQ held 435 Company Ordinary Shares and 435 Company Class F Shares, representing approximately 8.0% of each class of Company

Shares. Accordingly, the Share Exchange allocation between WISeKey and SEALSQ of Pubco Ordinary Shares and Pubco Class F Shares was determined by applying these same ownership proportions prior to the Share Exchange to the Pubco shares issuable in the Share Exchange. The Pubco Ordinary Shares issuable to SEALSQ in respect of the Transaction Financing are separate from this proportional class allocation in the Share Exchange for consideration to WISeKey and SEALSQ prior to any Transaction Financing. In November 2025, SEALSQ in exchange for such consideration of $10 million in cash to WISeSat as a private company subscribed for 435 Company Ordinary Shares and 435 Company Class F Shares. For more information, see below under “— Transaction Financing.”

Merger Consideration; Treatment of CAC Securities

At the Effective Time, (a) immediately prior to the Effective Time, every issued and outstanding CAC Unit shall be automatically detached, and the holder thereof shall be deemed to hold one CAC Ordinary Share and one CAC Right in accordance with the terms of the applicable CAC Unit (the “Unit Separation”); (b) immediately prior to the Effective Time and immediately following the Unit Separation, each issued and outstanding CAC Right (including the CAC Rights held as a result of the Unit Separation) shall be automatically converted into one-seventh of one CAC Ordinary Share; (c) at the Effective Time, every issued and outstanding CAC Ordinary Share (including each CAC Ordinary Share converted from CAC Rights pursuant to (b) above and each CAC Ordinary Share held as a result of the Unit Separation, other than the Excluded Shares, the Dissenting Shares and the Redeemed Shares (each as defined in the Business Combination Agreement)) shall become and be converted automatically into the right to receive one Pubco Ordinary Share, following which, all CAC Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

At the Effective Time, by virtue of the Merger, all of Merger Sub Ordinary Shares issued and outstanding immediately prior to the Effective Time shall be converted into an equal number ordinary shares of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding issued shares of the Surviving Company.

Closing Conditions

The Closing is subject to certain customary conditions, including, among other things, (a) receipt of the required approval by the shareholders of CAC; (b) amendment and restatement of Pubco’s memorandum and articles of association; (c) effectiveness of the Registration Statement declared by the SEC; (d) qualification of Pubco as a foreign private issuer; (e) absence of law or order making the consummation of the Transactions illegal; and (f) the approval for Pubco’s initial listing application with Nasdaq.

In addition, unless waived by CAC, the obligations of CAC to consummate the Transactions are subject to certain additional conditions, including, among other things, (a) accuracy of the respective representations and warranties of the Company and the Seller; (b) the respective covenants and agreements of the Company and the Seller having been performed in all material respects; (c) each of the Ancillary Documents duly executed by the parties thereto being in full force and effect; and (d) appointment of the post-closing board of directors for Pubco.

Finally, unless waived by the Company and the Seller, the obligations of the Company and the Seller to consummate the Transactions are subject to certain additional conditions, including, among others, (a) accuracy of CAC’s representations and warranties; (b) CAC’s covenants and agreements having been performed in all material respects; and (c) each of the Ancillary Documents duly executed by the parties thereto being in full force and effect.

The Closing will occur no later than two Business Days following the satisfaction or waiver of all of the closing conditions, or at such other time date and place as CAC and the Company may mutually agree (such date, the “Closing Date”).

Termination Rights

In addition to termination by mutual written consent of CAC and the Company, the BCA may be terminated at any time prior to the Closing by either CAC or the Company if the Closing does not occur by October 31, 2026 (the “Outside Date”).

The BCA may also be terminated under certain customary and limited circumstances at any time prior to the Closing, including:

(a)     by either CAC or the Company, if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable, provided that a party is not entitled to terminate if such party’s failure has been a substantial cause of, or substantially resulted in, such action by such governmental authority;

(b)    by the Company if CAC, or by CAC if the Company or the Seller, has materially breached the BCA and such breach gives rise to a failure of a Closing condition and cannot or has not been cured within the earlier of (a) 30 days after written notice from the non-breaching party and (b) the Outside Date; and

(c)     by the Company if CAC fails to obtain the requisite shareholder approval for the Transactions.

If the BCA is terminated pursuant to (b) above by CAC, the Company will pay to CAC a termination fee equal to the amount of the reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of CAC in connection with the Transactions, up to an aggregate amount of $700,000. If the BCA is terminated pursuant to (b) above by the Company, CAC will pay to the Company a termination fee equal to the amount of the reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of the Company, the Seller, Pubco or Merger Sub, in either instance, up to an aggregate amount of $700,000.

Ancillary Documents

Sponsor Agreement

Simultaneously with the execution and delivery of the Business Combination Agreement, CAC, the Company, Pubco and the Sponsor, entered into a sponsor agreement (the “Sponsor Agreement”). Pursuant to the Sponsor Agreement, on the terms and subject to the conditions set forth therein, the Sponsor agreed, among other things, (a) to vote in favor of the Business Combination Agreement and the Transactions and against any alternative transaction; (b) during the term of the Sponsor Agreement, not to transfer and to cause its affiliates not to transfer any of the Sponsor Shares (as defined therein) except as permitted thereby; (c) during the term of the Sponsor Agreement, not to redeem any Sponsor Shares (as defined therein) and convert all CAC rights held by it into the underlying CAC Ordinary Shares; (d) to pay for CAC Expenses (as defined in the Business Combination Agreement) in excess of the CAC Expense Cap (as defined in the Business Combination Agreement); (e) to take timely actions to extend CAC’s deadline to complete the Business Combination as necessary to consummate the Closing; and (f) that any Working Capital Loans made to CAC (including for any Extension Payments) will at the Closing be either, as requested by the Company, repaid in cash or converted into CAC Working Capital Units in accordance with the IPO Prospectus (excluding after CAC has fully utilized its existing working capital as of the Signing Date, up to $3,000,000 in Working Capital Loans made prior to the Closing to CAC by third parties (excluding the Company) or members of the Sponsor, in either case, that are not affiliates of CAC, the Sponsor or CAC’s management or directors, even if such loans are indirectly made through the Sponsor, as to which the repayment terms will be as provided as disclosed in the IPO Prospectus). The Sponsor Agreement will terminate on the earliest of (i) the mutual written consent of CAC, the Company and Sponsor, (ii) the Closing of the Transactions, or (iii) the termination of the Business Combination Agreement in accordance with its terms.

Insider Letter Agreement

Simultaneously with the execution and delivery of the Business Combination Agreement, CAC, Pubco, the Sponsor, the Company and CAC’s directors and officers entered into an amendment (the “Insider Letter Amendment”) to the letter agreement that was entered into by and among CAC, the Sponsor and certain other members of CAC’s board of directors and/or management team on January 22, 2025 (the “Insider Letter”). Pursuant to the Insider Letter Amendment, the parties amended the letter agreement to, (a) give the Company and Pubco rights to enforce the terms of the Insider Letter; (b) effective as of the Closing, assign the rights and obligations of CAC under the Insider Letter to Pubco; and (c) provide that the lock-up period applicable to Pubco Ordinary Shares issued in exchange for the Founder Shares (as defined in the Business Combination Agreement) pursuant to the Business Combination Agreement will be identical to the lock-up period set forth in the Lock-Up Agreement (as defined below).

Lock-up Agreement

Simultaneously with the execution and delivery of the Business Combination Agreement, CAC, Pubco and the Seller entered into a lock-up agreement (the “Lock-up Agreement”), which, among other things, provides for certain restrictions on the transfer of certain Pubco Ordinary Shares by the Seller and other holders who become Pubco’s shareholders as a result of the WISeKey Distribution following the Closing, as further described below and subject to the terms and conditions set forth in the Lock-up Agreement.

Pursuant to the Lock-up Agreement, from and after the Closing, the Seller and other holders who become Pubco’s shareholders as a result of the WISeKey Distribution shall not Transfer (as defined in the Lock-up Agreement) any of the Restricted Securities (as defined in the Lock-up Agreement) until the earlier of: (a) the six month anniversary of the date of the Closing; (b) the date (but not less than 60 days after the Closing) on which the closing price of Pubco

Ordinary Shares exceeds $12.50 for any 20 trading days within a 30-day trading period following the Closing; and (c) the date after the Closing on which Pubco consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Pubco’s shareholders having the right to exchange their equity holdings in Pubco for cash, securities or other property.

Amended Registration Rights Agreement

Simultaneously with the Closing, CAC, Pubco, the Sponsor, and certain other members of CAC’s board of directors and/or management team will enter into an amendment and restatement (the “A&R Registration Rights Agreement”) of CAC’s existing Registration Rights Agreement, pursuant to which, among other matters, Pubco will assume the registration obligations of CAC under CAC’s existing Registration Rights Agreement, such rights will apply to Pubco Shares, and Pubco insiders, including the Seller, will be provided with registration rights thereunder.

Engagement Letter between the Company and Maxim Group LLC

Pursuant to a letter agreement between WISeKey and Maxim Group LLC (“Maxim”), dated June 12, 2025 (the “Maxim Letter Agreement”), WISeSat will pay a success fee to Maxim at the closing of the Business Combination equal to 3.0% (the “Success Fee”) of the market capitalization of those Pubco Ordinary Shares issued to the holders of issued and outstanding WISeSat shares as of immediately prior to the effective time of the Merger. The Success Fee is payable as $1,000,000 in cash, and the remainder in Company Ordinary Shares paid to Maxim Partners LLC, an affiliate of Maxim, and whose shares are exchanged together with other shareholders of the Company for Pubco Ordinary Shares in the Business Combination. This payment of Company Ordinary Shares is from WISeKey to Maxim from WISeKey’s holdings in WISeSat and will not change the number of Pubco Ordinary Shares exchanged at the Closing as Exchange Shares.

Transaction Financing

The Business Combination Agreement provides that the Exchange Consideration includes the amount of any Transaction Financing that is made into the Company or its subsidiaries prior to Closing. Following entry into the Business Combination Agreement, SEALSQ agreed to provide up to $10 million in such financing. On November 6, 2025, the board of directors of WISeSat approved WISeSat to enter into a subscription letter from SEALSQ dated November 6, 2025, pursuant to which SEALSQ would subscribe for 435 Company Ordinary Shares with no par value and 435 Company Class F Shares with no par value for a cash contribution of $10,000,000, in connection with a Transaction Financing, subject to entry into the Business Combination Agreement, which financing transaction was ratified by the board of directors of WISeSat for closing on November 19, 2025 and closed on November 19, 2025. SEALSQ likewise entered into a joinder agreement as Seller to the Business Combination Agreement.

SEALSQ being a related party by virtue of being controlled by WISeKey, and with members of the board of directors of WISeSat also consisting of some members of the board of directors of SEALSQ, this investment by SEALSQ was approved by an independent committee of WISeSat, which were comprised of non-executive members of the board of SEALSQ and who were determined not to have a conflict of interest.

For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company — Recent Developments — Investment by SEALSQ Corp.”

Transaction Financing as defined in the Business Combination Agreement, may be structured as common equity, convertible preferred equity, convertible debt, non-redemption or backstop arrangements with respect to the Trust Account and/or other sources of cash proceeds to be received at or prior to the Closing, in each case, whether such investment is into CAC, the Company or Pubco.

As of the date of this proxy statement/prospectus, other than as set forth above, CAC, the Company and Pubco have not entered into any PIPE financing, third-party equity financing or third-party debt financing transactions. The material financing arrangements of CAC in connection with the Business Combination consist of (i) the cash held in CAC’s Trust Account, which was funded in connection with CAC’s initial public offering and is subject to redemptions by CAC’s public shareholders, (ii) extension payments made to the trust account in connection with extensions of the deadline to consummate an initial business combination, and (iii) potential Working Capital Loans (as defined below) that may be provided to CAC by its Sponsor or its affiliates.

Pursuant to the Business Combination Agreement, amounts deposited into the Trust Account in connection with any extension of the deadline to consummate the Business Combination are funded 50% by CAC’s Sponsor and 50% by the Seller, up to such amounts and conditions as provided in the Business Combination Agreement. Such extension payments are deposited into the Trust Account and increase the amount held in trust for the benefit of CAC public shareholders.

At the closing of the Business Combination, the cash remaining in CAC’s Trust Account, after giving effect to redemptions by CAC’s public shareholders and the payment of transaction-related expenses, will be released to Pubco.

In addition, CAC’s Sponsor or its affiliates may, but are not obligated to, provide working capital loans (“Working Capital Loans”) to CAC to fund working capital requirements or transaction-related expenses in connection with the Business Combination. Up to $3.0 million of such Working Capital Loans may, at the option of the lender, be converted at the Closing of the Business Combination into CAC Units at a conversion price of $10.00 per unit, which units would be identical to CAC’s private placement units. As of the date of this proxy statement/prospectus, no amounts were outstanding under such CAC’s Working Capital Loans.

Any Working Capital Loans outstanding at the closing of the Business Combination will be either repaid in cash or converted into CAC Units in accordance with their terms.

To the extent any such Working Capital Loans are converted into CAC Units, the issuance of such CAC Units would result in dilution to CAC public shareholders that do not redeem their public shares. As of the date of this proxy statement/prospectus, because no amounts were outstanding under such Working Capital Loans, no such dilution to CAC public shareholders is expected to occur. Extension payments deposited into the Trust Account do not, by themselves, result in dilution to non-redeeming CAC public shareholders.

PIPE Investment

On August 6, 2026, the Company, Pubco and CAC entered into a subscription agreement (the “Subscription Agreement”) with SEALSQ, an affiliate and shareholder of the Company (the “PIPE Investor” and such investment, the “PIPE Investment”). Pursuant to the Subscription Agreement, the PIPE Investor agreed to subscribe for and purchase, and Pubco agreed to issue and sell to the PIPE Investor, contemporaneously with the closing of the Business Combination, $10,000,000 (the “PIPE Investment Amount”) in Pubco Ordinary Shares (such shares, the “Subscription Shares”), at a price per share equal to the Redemption Price (the “PIPE Purchase Price”), on the terms and subject to the conditions set forth in the Subscription Agreement. Assuming a Redemption Price of approximately $10.66 per share as of June 30, 2026, the number of Subscription Shares would be 938,086 Pubco Ordinary Shares. The form of the Subscription Agreement is attached to this proxy statement/prospectus as Annex F. The Redemption Price is the price per share paid to holders of publicly traded CAC Ordinary Shares which have elected to redeem at the CAC EGM, in each case in accordance with CAC’s amended and restated memorandum and articles of association.

Under the Subscription Agreement, Pubco is required to issue additional Subscription Shares to the PIPE Investor (“Additional Subscription Shares”) in the event that the volume weighted average price (the “VWAP”) of the Pubco Ordinary Shares for the 10 consecutive trading days ending on the 60th calendar date (or if such date is not a trading date, on the next subsequent trading day) after the Closing (the “VWAP Price”) is less than the PIPE Purchase Price, with the number of Additional Subscription Shares equal to the PIPE Investment Amount, divided by VWAP Price (which may not be less that $5.00 per share), less the number of Subscription Shares. (Under the terms of the Subscription Agreement, in the event Additional Subscription Shares cause a PIPE Investor together with its affiliates to exceed 9.99% ownership of Pubco, that PIPE Investor can elect to receive pre-funded warrants (exercisable at $0.0001 per share) in lieu of such Additional Subscription Shares in excess of such 9.99% ownership; however, such pre-funded warrant provision does not apply to SEALSQ which together with its affiliate WISeKey own more than 9.99% of Pubco Shares prior to the PIPE Investment).

According to the terms of the Subscription Agreement, Pubco granted customary resale registration rights to the PIPE Investor with respect to the Subscription Shares, and any Additional Subscription Shares (as well as any shares underlying any pre-funded warrants which the PIPE Investor elects to receive in lieu of such Additional Subscription Shares (described above)) (collectively, “PIPE Registrable Shares”), in which Pubco agreed to file a resale registration statement relating to the registration of the PIPE Registrable Shares (the “PIPE Resale Registration Statement”) with the SEC within 5 business days after the final determination in accordance with the Subscription Agreement of the number of Additional Subscription Shares, if any.

In the Subscription Agreement, the PIPE Investor agreed to a lock-up with respect to the PIPE Registrable Shares for a period from the Closing until 60 days after the PIPE Resale Registration Statement is declared effective by the SEC (the “PIPE Lock-Up Period”), with 50% of such locked-up securities being released from such lock-up restrictions if during the PIPE Lock-Up Period the VWAP of Pubco Ordinary Shares for 10 consecutive trading days beginning after the Closing is greater than the PIPE Purchase Price (or, if any Additional Subscription Shares (or equivalent pre-funded warrants) are issued, 150% of the applicable VWAP Price), and with all of such locked-up securities being released from such lock-up restrictions if after the Closing Pubco completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the outstanding Pubco Ordinary Shares being converted into cash, securities or other property.

Post-Business Combination Structure and Impact on the Public Float

The following charts illustrate the corporate structure of CAC, the Company, and Pubco and its subsidiaries pre- and post-Business Combination.

The ownership percentages do not take into account of the shareholder structure of Pubco, as the ownership percentage retained by CAC’s public stockholders following the business combination will be different depending on the redemption rights exercised by the public stockholders. For more information, please see “Unaudited Pro Forma Condensed Combined Financial Information — Note 2. Basis of Presentation.”

Prior to the Transactions

The following simplified diagrams illustrate the ownership structures of CAC, Pubco and the Company before the consummation of the Transactions, adjusted for the January 2026 redemption of 3,449,851 Public Shares:

CAC

Pubco and the Company

Following the Transactions

The following simplified diagram illustrates the ownership structure of Pubco immediately following the consummation of the Transactions. The percentage ownerships of Pubco Ordinary Shares and Pubco Class F Shares are presented assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, and that no Pubco Ordinary Shares are issued pursuant to the Incentive Plan.

Initial Shareholders
Public Shareholders
WISeKey and SEALSQ as Pubco Ordinary and Class F Shareholders
WISeSat.Space Holdings Corp
("Pubco")
100%
100%
WISeSat.Space Corp
("Company")
Columbus Acquisition Corp
("CAC")
100%
WISeSat.Space AG
("WISeSat Opco")

Expected Pro Forma Ownership

It is anticipated that, upon completion of the Business Combination, assuming no further redemptions by CAC Public Shareholders after the January 16, 2026 redemptions, the ownership of Pubco will be as follows:

•        the existing shareholders of the Seller (other than SEALSQ) will own 11,962,122 Pubco Ordinary Shares and 11,956,922 Pubco Class F Shares, or approximately 74% of the total issued and outstanding Pubco Shares and 81% of the total voting power (giving effect to the Pubco Class F Shares held by WISeKey);

•        SEALSQ as an existing shareholder of the Seller will own 1,040,478 Pubco Ordinary Shares, and 1,040,478 Pubco Class F Shares, or approximately 6% of the total issued and outstanding Pubco Shares and 3% of the total voting power (assuming WISeKey owns a majority of Pubco Class F Shares), and as a PIPE Investor will own 938,086 Pubco Ordinary Shares (based on a Redemption Price of $10.66 as of June 30, 2026), which may be increased by up to 1,061,914 of Additional Subscription Shares, resulting in an aggregate total of up to 4,080,956, or approximately 19% of the total issued and outstanding Pubco Shares and 12% of the total voting power;

•        the Sponsor will own 1,731,760 Pubco Ordinary Shares, or approximately 6% of the total issued and outstanding Pubco Shares and 5% of the total voting power;

•        A.G.P./Alliance Global Partners will own 210,000 Pubco Ordinary Shares, or approximately 1% of the total issued and outstanding Pubco Shares and 1% of the total voting power; and

•        the one former and two current independent directors of CAC will collectively own 36,000 Pubco Ordinary Shares, or approximately 0% of the total issued and outstanding Pubco Shares and 0% of the total voting power.

See the “Summary Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Description of Pubco Shares Following the Business Combination

Immediately prior to the consummation of the Business Combination, Pubco shall amend and restate its Existing Pubco Charter with the Pubco Charter. According to the Pubco Charter, Pubco is authorized to issue a maximum of 512,500,000 shares in two classes: up to 500,000,000 Pubco Ordinary Shares and up to 12,500,000 Pubco Class F Shares. Pubco’s shareholders who are non-residents of the BVI may freely hold and transfer their Pubco Ordinary Shares. The Pubco Ordinary Shares at Closing are expected to be listed on Nasdaq under the symbol “SAIQ” reflecting the Company’s d/b/a SpaceAIQ Corp. See the “Description of Pubco’s Securities” for further information.

Proposals to be Made to the Shareholders of CAC at the CAC EGM

•        Proposal No. 1 — The NTA Proposal — to consider and vote upon a proposal to approve, by special resolution, the amendment of the CAC Articles, which currently restricts consummation of a shareholder redemption offer in connection with a business combination if the redemptions made pursuant to such offer would cause CAC to have net tangible assets of less than US$5,000,001 prior to or upon consummation of a business combination (the “NTA Requirement”) as set out in Articles 37.2, 37.5, 37.6 and 37.8 of the CAC Articles, in order to expand the methods that CAC may employ to not become subject to the “penny stock” rules of the SEC, immediately prior to the Effective Time (as defined in the Plan of Merger) (the “NTA Proposal”);

•        Proposal No. 2 — The Business Combination Proposal — to consider and vote upon a proposal to approve and authorize, by ordinary resolution, the business combination agreement, dated as of November 9, 2025, as amended on August 6, 2026 (as it may be further amended, supplemented or otherwise modified from time to time) by and among Columbus Acquisition Corp, WISeSat.Space Holdings Corp., a British Virgin Islands business company (“Pubco”), WISeSat Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”), WISeSat.Space Corp., a British Virgin Islands business company (the “Company”), WISeKey International Holding Ltd., a Swiss company (“WISeKey” and together with its successors and permitted assigns, and any holders of Company Ordinary Shares or Company Class F Shares immediately prior to the Effective Time, collectively, the “Seller”), a copy of which is attached to this proxy statement/prospectus as Annex A and Anex A-1, and the transactions contemplated therein.

•        Proposal No. 3 — The Merger Proposal — to consider and vote upon a proposal to approve and authorize that, by special resolution, (a) CAC merge with Merger Sub so that Merger Sub will merge with and into CAC and CAC will be the surviving company and all the undertaking, property and liabilities of the Merger Sub vest in CAC by virtue of such merger pursuant to the Companies Act (As Revised); (b) the Plan of Merger substantially in the form annexed to this Proxy Statement as Annex A-2 be and is hereby authorized, approved and confirmed in all respects and CAC be authorized to enter into the Plan of Merger; (c) that upon the Effective Time (as defined in the Plan of Merger): (i) the amending and restating of the memorandum and articles of CAC as the surviving company of the Merger is approved in all respects, (ii) the board of directors and executive officers of CAC resign and the board of directors and the executive officers of Merger Sub immediately prior to the Effective Time become the board of directors and executive officers of the Surviving Company; and (iii) the authorized share capital of CAC (as the surviving company of the Merger) shall be amended such that firstly, all authorized preference shares of par value US$0.0001 each shall be redesignated as authorized ordinary shares of a par value of US$0.0001 each, such that the authorized share capital of CAC (as the surviving company of the Merger) shall be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each (the “Redesignation”); secondly, upon the Redesignation becoming effective, the authorized share capital of CAC (as the surviving company of the Merger) shall be consolidated and divided at a ratio of 100 for 1 so as to become US$50,000 divided into 5,000,000 ordinary shares of a par value of $0.01 each (the “Share Consolidation”); and thirdly (iii) upon the Share Consolidation becoming effective, the authorized share capital of CAC (as the surviving company of the Merger) shall be decreased from $50,000 divided into 5,000,000 ordinary shares of a par value of $0.01 each to $1 divided into 100 ordinary shares of a par value of $0.01 each by the cancellation of 4,999,900 authorized but unissued ordinary shares of a par value of $0.01 each;

•        Proposal No. 4 — The Pubco Equity Plan Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, the adoption of a new equity incentive plan (the “Pubco Equity Plan”) by Pubco (the “Pubco Equity Plan Proposal”). A copy of the Pubco Equity Plan is attached to the accompanying proxy statement/prospectus as Annex D;

•        Proposal No. 5 — The ESPP Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, the adoption of an employee share purchase program (the “Employee Share Purchase Program”) by Pubco (the “ESPP Proposal”). A copy of the Pubco Equity Plan is attached to the accompanying proxy statement/prospectus as Annex E;

•        Proposal No. 6 — The Nasdaq Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, for purposes of complying with applicable listing rules of The Nasdaq Stock Market, the issuance of up to an aggregate of 33,385,052 Pubco Ordinary Shares, no par value, in connection with the Merger, Share Exchange and PIPE Investment (the “Nasdaq Proposal”);

•        Proposal No. 7 — The Pubco Director Election Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, that seven directors be elected to serve terms on Pubco’s board of directors effective at the Closing (the “Pubco Director Election Proposal”); and

•        Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve, by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the NTA Proposal, the Business Combination Proposal, the Merger Proposal, the Pubco Equity Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, or the Pubco Director Election Proposal.

The CAC Board of Directors’ Reasons for the Business Combination

After careful consideration, the CAC Board recommends that CAC shareholders vote “For” the approval of the Business Combination Proposal. For a more complete description of CAC’s reasons for the approval of the Business Combination and the recommendation of the CAC Board, see the section entitled “Proposal No. 2 — The Business Combination Proposal — The CAC Board’s Reasons for Approving the Business Combination.”

Recommendation to Shareholders of CAC

After careful consideration of the terms and conditions of the Merger Agreement, the CAC Board has determined (i) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of, CAC and its shareholders, and (ii) to recommend that the shareholders approve the transactions contemplated by the Business Combination Agreement, including the Business Combination. In reaching its decision with respect to the Business Combination and the Merger, the CAC Board considered and evaluated several factors, including, but not limited to, the factors discussed below. In light of the complexity and variety of such factors, the CAC Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The CAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by the CAC Board. The CAC Board obtained a fairness opinion from Newbridge on which to base its assessment.

Before reaching its decision, the CAC Board discussed the results of the due diligence conducted by CAC’s management and their advisors, which included:

•        Review of the Company’s draft financial statements for the fiscal years ended December 31, 2023 and 2024.

•        Review of the fairness opinion provided by Newbridge, which is attached hereto as Annex B (for further details, see “Proposal No. 2 — The Business Combination Proposal — Fairness Opinion of Newbridge”).

•        Review of the Company’s financial projections (for more details, refer to “— Summary of Financial Analysis”).

•        Review of the Company’s descriptions of its business operations.

•        Review of financial data for public companies comparable to the Company.

•        Discussions with Loeb & Loeb LLP, CAC’s U.S. counsel, on key legal issues involved in the business combination.

•        Review of the Company’s corporate records, material agreements, employment agreements, tax documents, litigation matters, and other business-related materials.

•        Discussions with the Company’s management.

The CAC Board considered a number of factors pertaining to the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following: satisfaction of a number of CAC’s initial acquisition criteria, favorable prospects for future growth, and visionary management team and board of the Company with a proven history of innovation and execution. Please refer to “Proposal No. 2 — The Business Combination Proposal — The CAC Board’s Reasons for Approving the Business Combination” for further information. The CAC Board also considered a variety of uncertainties and risks and other potentially material negative factors concerning the Business Combination, including, but not limited to, the following: the presence of global competitors, slow adoption by customers, reliance on a few key partnerships, and the risk of technological obsolescence, execution risk, risk that benefits may not be achieved, no guarantee of profitable results and redemption risk. Please refer to “Proposal No. 2 — The Business Combination Proposal — The CAC Board’s Reasons for Approving the Business Combination — Negative Factors Considered by the CAC Board” for further information. Based on the selection criteria for opportunities as described above, the CAC Board recommends that CAC’s shareholders vote:

•        FOR the NTA Proposal;

•        FOR the Business Combination Proposal;

•        FOR the Merger Proposal;

•        FOR the Pubco Equity Plan Proposal;

•        FOR the ESPP Proposal;

•        FOR the Nasdaq Proposal;

•        FOR the Pubco Director Election Proposal; and

•        FOR the Adjournment Proposal.

Interests of the Sponsor and CAC’s Directors and Officers in the Business Combination

In considering the recommendation of the CAC Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, the Sponsor and certain of CAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally, including that the Sponsor or CAC’s directors and officers can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the post-business combination company. CAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        the fact that immediately following the consummation of the Business Combination, the initial shareholders are expected to hold 1,977,760 Pubco Ordinary Shares on an as-converted basis, consisting of (i) 1,464,000 Pubco Ordinary Shares to be converted from CAC Ordinary Shares held by the Sponsor, (ii) 234,290 Pubco Ordinary Shares to be converted from CAC Ordinary Shares underlying the CAC Private Units held by the Sponsor; (iii) 33,470 Pubco Ordinary Shares to be converted from CAC Rights underlying the CAC Private Units held by the Sponsor; (iv) 36,000 Pubco Ordinary Shares to be converted from CAC Ordinary Shares underlying the CAC Private Units held by CAC’s former and current directors; and (v) 210,000 Pubco Ordinary Share to be held by CAC IPO Underwriter, which in the aggregate, would be approximately 7% and 7% ownership interest in the Pubco following the consummation of the Business Combination under the no redemption scenario and the maximum redemption scenario, respectively, on an as converted basis.

•        the fact that the Sponsor acquired 234,290 CAC Private Units at $10.00 per private unit through private placement simultaneously with the closing of the CAC IPO on January 24, 2025.

•        the fact that the Sponsor paid $25,000, or approximately $0.0001 per share, for 1,725,000 Founder Shares prior to the CAC IPO (1,464,000 Founder Shares after giving effect to the forfeiture and transfer of certain Founder Shares as described herein), which will be canceled and convert automatically, on a one-for-one basis, into the same number of Pubco Ordinary Shares at the Effective Time pursuant to the Business Combination Agreement. All of the Founder Shares are subject to certain transfer restrictions and could have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $15.6 million, based on the most recent closing price of CAC Ordinary Shares of $10.68 per share on August 17, 2026.

•        the fact that if the Business Combination or another business combination is not consummated by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles), CAC will cease all operations except for the purpose of winding up, redeeming 100% of outstanding Public Shares for cash and, subject to the approval of CAC’s remaining shareholders and the CAC Board, liquidating and dissolving. In such event, the Founder Shares and Private Shares held by the Sponsor would be worthless because CAC’s initial shareholders are not entitled to participate in any redemption or distribution with respect to such shares.

•        the fact that if the Business Combination is consummated, each of issued and outstanding CAC Ordinary Shares will be converted into one Pubco Ordinary Share. Given the differential in the purchase price that the Sponsor paid for the Founder Shares, as compared to the price of CAC Public Shares paid by CAC Public Shareholders in the CAC IPO and the substantial number of Pubco Ordinary Shares that the Sponsor will receive upon conversion of the Founder Shares, the Sponsor is likely to be able to recoup their investment in CAC and make a substantial profit on that investment, even if Pubco Ordinary Shares have lost significant value. This means that the Sponsor could earn a positive rate of return on their investment, even if CAC Public Shareholders experience a negative rate of return in the Pubco following the consummation of the Business Combination.

•        the fact that the Sponsor and officers and directors of CAC have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any insider shares and private shares held by them if CAC fails to complete an initial business combination by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles).

•        the fact that if CAC liquidates the Trust Account prior to the consummation of a business combination, it will be liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by CAC for services rendered or contracted for or products sold to us in excess of the net proceeds of the CAC IPO not held in the Trust Account, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the trust account and only if such parties have not executed a waiver agreement.

•        the fact that pursuant to the Business Combination Agreement, the Sponsor shall promptly provide 50% of the payments, including the amount payable for each monthly extension, made by CAC to the Trust Account (the “Extension Payment”) to extend the deadline for the consummation of CAC’s initial business combination and to incentivize Public Shareholders not to redeem their CAC Ordinary Shares during the six monthly automatic one month extensions ending January 22, 2026, and the fact that CAC has until January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles).

•        the fact that CAC’s Sponsor, officers, directors, or their affiliates may, but are not obligated to, loan CAC funds as may be required (“Working Capital Loan”) to fund working capital deficiencies or finance transaction costs in connection with an initial business combination. Up to $3,000,000 of such Working Capital Loan may be convertible upon consummation of our business combination into private CAC Units at $10.00 per unit. Any Working Capital Loans (including for any Extension Payments) made to CAC will at the Closing be either, as requested by the Company, repaid in cash or converted into CAC Working Capital Units.

•        the fact that the Sponsor is entitled to $10,000 per month for office space, administrative and support services for up to 12 months.

•        the fact that the Business Combination Agreement provides for the continued indemnification of CAC’s former and current directors and officers and the continuation of directors and officers liability insurance covering CAC’s former and current directors and officers.

•        the fact that CAC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on CAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if CAC fails to consummate a business combination within the required time period under the CAC Articles, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, CAC may not be able to reimburse these expenses if the Business Combination with Pubco or another business combination is not completed by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles).

•        the fact that WISeSat.Space Holdings, the Sponsor and Pubco will enter into an amendment to the Registration Rights Agreement of CAC on or prior to the Closing which provides for registration rights following consummation of the Business Combination.

•        the fact that in addition to these interests of the Sponsor and CAC’s officers, directors and advisors, to the fullest extent permitted by applicable laws and CAC’s memorandum and articles of association, waive certain applications of the doctrine of corporate opportunity in some circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have, and CAC will renounce any expectation that any of its directors or officers will offer any such corporate opportunity of which he or she may become aware to us. CAC does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. Further, CAC does not believe that the waiver of the application of the corporate opportunity doctrine had a material impact on its ability to complete its initial business combination.

Interests of the Company and its Affiliates in the Business Combination

Certain officers and directors of the Company and its affiliates, including WISeKey, have interests in the Business Combination that may differ from, or be in conflict with, the interests of unaffiliated shareholders of CAC. Following the consummation of the Business Combination, certain officers and directors of the Company and Pubco are expected to continue to serve as officers, directors or subsidiaries of WISeKey and/or other Seller-related entities and, as a result, will continue to owe fiduciary duties and/or contractual obligations to such entities. These continuing relationships may create conflicts of interest when such individuals are making decisions on behalf of Pubco.

In addition, WISeKey and SEALSQ are expected to retain significant equity ownership and voting power in Pubco following the Business Combination, including through ownership of Pubco Class F Shares, which provide enhanced voting rights as described above. WISeKey is expected to hold approximately 75% of the Pubco Shares immediately following the Business Combination (assuming no redemptions by CAC public shareholders), although in any event either WISeKey or SEALSQ will hold not less than 49.99% of the total voting power of Pubco Shares (if either entity continues to hold Pubco Class F Shares), notwithstanding any of either of their subsequent sales of Pubco Ordinary Shares.

Pubco also expects to enter into, and continue to be subject to, various related-party arrangements with WISeKey and its subsidiaries following the Business Combination. See “Certain Relationships and Related Party Transactions — Certain Transactions of the Company.” These relationships may result in benefits to WISeKey and its subsidiaries including SEALSQ that are not shared by unaffiliated CAC public shareholders and may influence the manner in which Pubco is operated following the Business Combination.

SEALSQ, a subsidiary of WISeKey, is an existing shareholder of Seller and entered into a joinder agreement as Seller to the Business Combination Agreement. SEALSQ as an existing shareholder of the Seller, as of and giving effect to the Closing, will own 1,040,478 Pubco Ordinary Shares, and 1,040,478 Pubco Class F Shares, or approximately 6% of the total issued and outstanding Pubco Shares and 3% of the total voting power (assuming WISeKey owns a majority of Pubco Class F Shares), and as a PIPE Investor will own 938,086 Pubco Ordinary Shares (based on a Redemption Price of $10.66 as of June 30, 2026), which may be increased by up to 1,061,914 of Additional Subscription Shares, resulting in an aggregate total of up to 4,080,956, or approximately 19% of the total issued and outstanding Pubco Shares and 12% of the total voting power.

Compensation Received by the Sponsor

Set forth below is a summary of the terms and amount of the compensation received or to be received by CAC’s sponsor, Hercules Capital Management VII Corp (the “Sponsor”) its affiliates and promoters in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by CAC to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor

Between March 21, 2024 and December 20, 2024, an aggregate of 1,725,000 founder shares, or the insider shares, were issued to the Sponsor for an aggregate purchase price of $25,000. On March 10, 2025, the Sponsor forfeited 225,000 Founder Shares (as defined below) for no consideration as the underwriters of the IPO did not exercise the over-allotment option.

CAC has agreed to reimburse the insiders for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of August 17, 2026, there were no out-of-pocket unpaid reimbursable expenses for which the insiders, including the Sponsor and its affiliates, are awaiting reimbursement.

Simultaneously with the closing of CAC’s IPO on January 22, 2025, the Sponsor purchased 234,290 Private Units for an aggregate purchase price of $2,342,900, and transferred an aggregate of 36,000 of its Founder Shares, or 12,000 each to its three then-serving independent directors for their board service, for nominal cash consideration, of $522.

Upon the consummation of the Business Combination, among other things, each of the then issued and outstanding CAC Ordinary Shares will convert automatically, on a one-for-one basis, into one Pubco Ordinary Share. In the event the share price of Pubco Ordinary Shares falls below the price paid by a shareholder of CAC at the time of purchase of the CAC Ordinary Shares by such shareholder, a situation may arise in which the Sponsor or a director of CAC maintains a positive rate of return on its/his/her CAC Ordinary Shares while such shareholder of CAC experiences a negative rate of return on the shares such shareholder of CAC purchased. The securities currently owned by the Sponsor will have a significantly higher value at the time of the Business Combination than at the time of purchase. For purpose of illustration, given that as of the date of this proxy statement/prospectus, the Sponsor holds 1,731,760 CAC Ordinary Shares, including 1,464,000 founder shares and 267,760 shares included in the Private Units, based on an estimated market price of $10.68 per Pubco Ordinary Share (i.e. being CAC Ordinary Share’s closing price on August 17, 2026, the most recent practicable date prior to the date of this proxy statement/prospectus) immediately after Closing, the aggregate value of Pubco Ordinary Shares owned by the Sponsor would be $18,495,197 and the Sponsor would have a potential aggregate profit of $15,792,597, representing a profit of $9.12 per Pubco Ordinary Share, whereas other public shareholders of CAC would only have a profit of $0.68 per Pubco Ordinary Share.

In order to finance transaction costs in connection with an intended initial business combination, CAC’s Initial Shareholders, officers and directors and their affiliates may, but are not obligated to, loan CAC funds as may be required. Such loans would be evidenced by promissory notes. In the event that CAC is unable to consummate an initial business combination, CAC may use a portion of the offering proceeds held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. If CAC consummates an initial business combination, the notes would either be paid upon consummation of the initial business combination, without interest, or, at the lender’s discretion, up to $3,000,000 of the notes may be converted upon consummation of the business combination into additional private units at a price of $10.00 per unit (which, for example, would result in the holders being issued 300,000 units if the full amount of notes are issued and converted).

Interest in Securities	Other Compensation

The Sponsor may, on or before the Closing of the Business Combination, distribute to its constituent members some or all of the CAC Ordinary Shares and CAC Private Units held by it in connection with applicable stock exchange listing requirements.

As CAC has held a shareholder meeting to amend the then existing memorandum and articles of association, as amended, to modify the amount of time or substance CAC has to consummate an initial business combination, CAC’s insiders, officers and directors or their affiliates or designees may loan us funds in support of CAC’s potential extension to allow additional time for CAC to complete an initial business combination which will be evidenced in extension convertible notes to be repaid in cash or $10.00 per unit, or the “extension units,” at the closing of the initial business combination.

The amount of the compensation received or to be received by the Sponsor, its affiliates, and promoters in connection with the Business Combination or any related financing transaction; the amount of securities issued or to be issued by CAC to the Sponsor, its affiliates, and promoters and the price paid or to be paid for such securities in connection with the Business Combination or any related financing transaction will not result in a material dilution of the equity interests of non-redeeming shareholders who hold the securities until the consummation of the de-SPAC transaction. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Extraordinary General Meeting of CAC’s Shareholders

Date, Time and Place

The extraordinary general meeting will be held at 9:00 a.m., Eastern time, on September 10, 2026 at the offices of Loeb & Loeb LLP, and virtually via teleconference as provided herein, or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the proposals.

Voting Power; Record Date

CAC shareholders will have one vote for each CAC ordinary shares held at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Quorum and Vote of CAC Shareholders

A quorum of CAC shareholders is necessary to hold a valid meeting. A quorum for the extraordinary general meeting shall be a majority of the CAC ordinary shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy. A CAC shareholder may participate in the extraordinary general meeting through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the extraordinary general meeting are able to hear and speak to each other throughout the meeting. A CAC shareholder participating in this way is deemed to be present in person at the extraordinary general meeting.

The approval of each of the Proposals (except the NTA Proposal and the Merger Proposal) is being proposed as an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the CAC ordinary shares entitled to vote and actually casting votes thereon at the extraordinary general meeting. The approval of the NTA Proposal and the Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the CAC ordinary shares entitled to vote and actually casting votes thereon at the extraordinary general meeting.

Accordingly, a CAC shareholder’s failure to vote in person or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Redemption Rights

Pursuant to the CAC Articles, a Public Shareholder may request that CAC redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

•        hold Public Shares or, if you hold Public Shares through CAC Units, you elect to separate your CAC Units into the underlying Public Shares and Public Rights prior to exercising your redemption rights with respect to the Public Shares;

•        submit a written request to Continental Stock Transfer & Trust Company, CAC’s transfer agent, in which you (1) request that CAC redeem all or a portion of your Public Shares for cash and (2) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number, and address; and

•        deliver your Public Shares to Continental Stock Transfer & Trust Company, CAC’s transfer agent, physically or electronically through DTC.

Holders of CAC Units must elect to separate the CAC Units into the underlying CAC Ordinary Shares and Public Rights prior to exercising redemption rights with respect to the Public Shares. If Public Shareholders hold their CAC Units in an account at a brokerage firm or bank, such Public Shareholders must notify their broker or bank that they elect to separate the CAC Units into the underlying Public Shares and Public Rights. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of CAC Units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of the corresponding number of Public Shares. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the Public Shares following the separation of such Public Shares from the CAC Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights. If a holder holds CAC Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, CAC’s transfer agent, directly and instruct it to do so.

The redemption rights include the requirement that a holder must identify itself to CAC in order to validly redeem its shares. Public Shareholders (other than the initial shareholders) may elect to exercise their redemption rights with respect to their Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption right with respect to all or a portion of the Public Shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, CAC will redeem the related Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of the Record Date, this would have amounted to approximately $10.73 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will not own Public Shares or shares of Pubco following the redemption.

Prior to exercising redemption rights, shareholders should verify the market price of the CAC Ordinary Shares as they may receive higher proceeds from the sale of their CAC Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. CAC cannot assure you that you will be able to sell the CAC Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the CAC Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, the CAC Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, Pubco’s future growth following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and CAC does not consummate an Initial Business Combination within the Combination Period, it will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to the Public Shareholders and the CAC Rights will expire worthless.

Impact of Redemptions on Dilution to Holders CAC Ordinary Shares

In accordance with Item 1604(c) of Regulation S-K, the dilution information provided below gives effect to material probable or consummated transactions affecting CAC’s net tangible book value, while excluding the de-SPAC transaction itself. Net tangible book value as of December 31, 2025 is calculated as total tangible assets minus total liabilities and mezzanine equity.

The table below gives effect to the funds expected to be released from the Trust Account under each redemption scenario, after giving effect to the January 16, 2026 redemption event described below, as well as estimated CAC transaction costs of $1,136,000 and the $119,475 estimated fair value of Mr. Johnson’s Director Option Shares, as disclosed elsewhere in this proxy statement/prospectus. Although the exercise window for the Director Option Shares opens only after the Closing, the adjustment has been included because the option was granted to a CAC director in connection with his appointment and is directly linked to CAC’s activities.

On January 16, 2026, CAC held an extraordinary general meeting of shareholders in connection with the extension of the period available to consummate an initial business combination. Just prior to such redemptions, CAC had 6,000,000 Public Shares outstanding and a Trust Account balance of 62,319,389. In connection with that meeting, holders of 3,449,851 CAC Ordinary Shares exercised redemption rights reducing the Trust Account by (35,832,101). Following such redemptions, 2,550,149 CAC Public Shares remained outstanding, and the Trust Account balance was $26,487,288, representing approximately $10.387 per remaining Public Share.

Accordingly, the net tangible book value as of December 31, 2025 has been adjusted to reflect the funds released from the Trust Account in connection with the January 16, 2026 redemptions and the additional funds assumed to be released from the Trust Account under each redemption scenario presented below: no further redemptions, 50% redemptions and 100% redemptions of the remaining CAC Public Shares.

If the NTA Requirement Amendment Proposal (Proposal No. 1) is not approved by CAC shareholders, the Business Combination may be consummated only if CAC has net tangible assets of at least $5,000,001 upon closing of the Business Combination. Based on the 2,550,149 CAC Public Shares outstanding after the January 16, 2026 redemptions and the corresponding Trust Account balance of $26,487,288, the maximum number of remaining CAC Public Shares that may be redeemed while satisfying the NTA Requirement would be 1,965,140, or approximately 77% of the remaining CAC Public Shares. If the NTA Requirement Amendment Proposal is not approved, the Business Combination would not be consummated unless after payment of underwriters’ fees and commissions, CAC or Pubco has net tangible assets of at least $5,000,001 at closing, which may be achieved if fewer than 77% of the remaining CAC Public Shares are redeemed, additional financing or other offsetting adjustments are obtained, or CAC otherwise satisfies the NTA Requirement.

	No Redemption	50% Redemption(1)	100% Redemption(2)
CAC net tangible book value as of December 31, 2025	179,238	179,238	179,238
Transaction adjustments:
Trust account balance adjusted for January 16, 2026 redemptions	26,487,288	13,243,644	—
CAC’s transaction costs	(1,136,000)	(1,136,000)	(1,136,000)
Mr. Johnson’s Director Option Shares	(119,475)	(119,475)	(119,475)
CAC’s net tangible book value as of December 31, 2025, as adjusted	25,411,051	12,167,407	(1,076,237)

CAC Shares
Founder Shares	1,452,000	1,452,000	1,452,000
Private Placement Units	234,290	234,290	234,290
Private Placement Rights	33,470	33,470	33,470
Current and Former Directors	36,000	36,000	36,000
Director Option Shares	12,000	12,000	12,000
Alliance Global Partners	210,000	210,000	210,000
Public Shares as of December 31, 2025	6,000,000	3,000,000	—
Public Rights (converted)	857,143	857,143	857,143
Total CAC’s shares outstanding as of December 31, 2025	8,834,903	5,834,903	2,834,903

	No Redemption	50% Redemption(1)	100% Redemption(2)
Adjusted for the January 16, 2026, redemption of 3,449,851 shares	(3,449,851)	(1,724,926)	—
As adjusted issued and outstanding shares as of December 31, 2025	5,385,052	4,109,977	2,834,903

Offering price per CAC share	10.00	10.00	10.00
Net tangible book value per share as of December 31, 2025, as adjusted	4.72	2.96	(0.38)
Dilution in offering price per share	5.28	7.04	10.38
	No Redemption	50% Redemption(1)	100% Redemption(2)
CAC’s outstanding shares as of December 31, 2025	5,385,052	4,109,977	2,834,903
Shares issued to the Seller shareholders in Business Combination(3)	26,000,000	26,000,000	26,000,000
Subscription Shares issued to the PIPE Investor(4)	938,086	938,086	938,086
Number of shares after giving effect to the de-SPAC transaction and related financing	32,323,138	31,048,064	29,772,989
Valuation at or above which the value of non-redeeming shareholders’ interest is at least the IPO price	323,850,519	311,099,779	298,349,029

The following table illustrates varying dilution levels of Pubco immediately following the Business Combination on a fully diluted basis, giving effect to the issuance of Additional Subscription Shares, if any, in the highest possible amount in the PIPE Investment:

	No Redemption	50% Redemption(1)	100% Redemption(2)
Additional Subscription Shares issuable to PIPE Investors(5)	1,061,914	1,061,914	1,061,914
Number of shares after giving effect to the de-SPAC transaction and related financing	33,385,052	32,108,978	30,834,903
Valuation at or above which the value of non-redeeming shareholders’ interest is at least the IPO price	323,850,519	311,099,779	298,349,029

____________

(1)      50% Redemption Scenario: Assumes 50% of all 2,550,149 CAC publicly traded shares have shareholders who elect to redeem those shares and that the conditions to Closing are satisfied.

(2)      Maximum Redemption Scenario: Assumes all 2,550,149 CAC publicly traded shares have shareholders who elect to redeem those shares and that the conditions to Closing are satisfied.

(3)      Reflects Exchange Shares estimates as of the date of this proxy statement/prospectus that include 13,002,600 Pubco Ordinary Shares and 12,997,400 Pubco Class F Shares. The exact amount of Exchange Shares will be allocated between Pubco Ordinary Shares and Pubco Class F Shares in proportion to the number of Company Ordinary Shares and Company Class F Shares owned by shareholders of the Seller at the time of the Share Exchange.

(4)      Reflects $10,000,000 in aggregate PIPE Investment Amount divided by the Redemption Price (being $10.66 as of June 30, 2026). The Redemption Price is calculated in accordance with CAC’s amended and restated memorandum and articles of association, and subject to change as provided therein, and increase based on extension payments into the Trust Account. An increase in the Redemption Price would result in fewer Pubco Ordinary Shares being payable to the PIPE Investors, and reduce the Total Shares.

(5)      Reflects a potential source of future dilution to non-redeeming shareholders based on issuance of the maximum possible amount of Additional Subscription Shares. Reflects a Redemption Price of $10.66 as of June 30, 2026. For more information on Additional Subscription Shares, see “Summary of the Proxy Statement/Prospectus — PIPE Investment.” With a number of 938,086 Subscription Shares issued (assuming such Redemption Price), the maximum number of Additional Subscription Shares that may be issued pursuant to the Subscription Agreement is equal to 1,061,914 Pubco Ordinary Shares. The number of Additional Subscription Shares, if any, issuable to the PIPE Investor will equal the PIPE Investment Amount of $10,000,000, divided by the VWAP Price, although under the terms of the Subscription Agreement the VWAP Price may not be below $5.00 per share, and which price is used to calculate the maximum amount of Additional Subscription Shares. The VWAP Price is calculated as the VWAP of the Pubco Ordinary Shares for the 10 trading days ending on the 60th calendar date (or if not a trading date, on the subsequent trading day) after the Closing. VWAP refers to the volume weighted average price of Pubco Ordinary Shares, as defined in the Subscription Agreement.

Appraisal Rights

Holders of record of CAC Ordinary Shares may have appraisal rights in connection with the Business Combination under the Cayman Companies Act. Holders of record of CAC Ordinary Shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its CAC Ordinary Shares must give written objection to the Merger to CAC prior to the shareholder vote to approve the Merger and follow the procedures set out in Section 238 of the Cayman Companies Act. See the “Extraordinary General Meeting of CAC Shareholders — Appraisal Rights” for further information.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. CAC has engaged Advantage Proxy as the proxy solicitor to assist in the solicitation of proxies. If a CAC Shareholder grants a proxy, it may still vote its shares itself if it revokes its proxy before the Meeting. A CAC Shareholder may also change its vote by entering a new vote by Internet or telephone, submitting a later-dated proxy or attending and voting, virtually via the live webcast or in person, during the Meeting as described in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of CAC Shareholders — Revoking Your Proxy.”

Certain Tax Considerations

For a description of certain material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of CAC Ordinary Shares and the ownership and disposition of Pubco Ordinary Shares, please see “Certain Tax Considerations — Certain Material U.S. Federal Income Tax Considerations” beginning on page 200.

Expected Accounting Treatment

The Business Combination is expected to be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. In compliance with the ASC 805, CAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of WISeSat.Space Corp. issuing shares for the net assets of CAC, accompanied by a recapitalization. The net assets of CAC will be stated at their historical carrying amounts, consistent with SEC staff guidance applicable to reverse recapitalizations, including Topic 12 of the SEC Financial Reporting Manual.

As a result, the historical financial statements of WISeSat AG will be presented as the predecessor to the combined company and will constitute the ongoing historical financial statements of Pubco in future filings.

See Note 2 of the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Emerging Growth Company

Upon consummation of the Business Combination, Pubco will be an “emerging growth company” as defined in the JOBS Act. Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing of the Business Combination, (b) in which Pubco has total annual gross revenue of at least $1.235 billion or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of shares of Pubco Stock held by non-affiliates exceeds $700 million as of the last business day of Pubco’s prior second fiscal quarter, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies that are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Pubco has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used. See “Risk Factors — Risks Related to Pubco’s Securities — Pubco will be an “emerging growth company,” and the reduced reporting and disclosure requirements applicable to emerging growth companies may make Pubco’s securities less attractive to investors.”

Foreign Private Issuer

Pubco is incorporated under the laws of the British Virgin Islands. After the consummation of the Business Combination, Pubco will report under the Exchange Act as a non-U.S. company with foreign private issuer status. For as long as Pubco qualifies as a foreign private issuer, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, among other things:

•        the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•        the selective disclosure rules by issuers under Regulation Fair Disclosure, or Regulation FD, which regulates timing of selective disclosure of material non-public information by issuers.

Pubco will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Pubco is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, Pubco shareholders will receive less or different information about Pubco than a shareholder of a U.S. domestic public company would receive.

In addition, as a “foreign private issuer” whose shares are intended to be listed on Nasdaq, we are permitted, subject to certain exceptions, to follow certain home country rules in lieu of certain Nasdaq listing requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply, followed by a description of its applicable home country practice. We have the option to rely on available exemptions under the Nasdaq listing rules, or Listing Rules, that would allow it to follow its home country practice, including, among other things, the ability to opt out of (i) the requirement that the Pubco board of directors be comprised of a majority independent directors, (ii) the requirement that our independent directors meet regularly in executive sessions and (iii) the requirement that we obtain shareholder approval prior to the issuance of securities in connection with certain acquisitions, private placements of securities, or the establishment or amendment of certain stock option, purchase or other compensation plans. We have not yet made final determinations on possible exemptions from the Listing Rules.

Controlled Company Status

Immediately after the Business Combination, WISeKey is expected to own at least 75% of the outstanding Pubco Ordinary Shares and Pubco Class F Shares (consisting of 29% of outstanding Pubco Ordinary Shares and 46% of outstanding Pubco Class F Shares), assuming no redemption of publicly traded CAC Ordinary Shares by its shareholders. As a result, Pubco will be a “controlled company” within the meaning of applicable Nasdaq listing rules. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with the following corporate governance standards (i) that a majority of its board of directors consist of independent directors, (ii) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (iii) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Upon Closing, Pubco expects to exempt from the requirements that a majority of the board of directors consists of independent directors, and that each of the nominating and corporate governance committee and the compensation committee is composed entirely of independent directors. Pending such determination, you may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. If Pubco ceases to be a “controlled company” and a “foreign private issuer” and its shares continue to be listed on Nasdaq, Pubco will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, Pubco may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.

Listing of Pubco Ordinary Shares

Pubco has filed an initial listing application for listing of the Pubco Ordinary Shares on the Nasdaq under the symbol “SAIQ” effective as of the Closing as defined in the Business Combination Agreement. Such listing is subject to Pubco fulfilling all of the listing requirements of the Nasdaq. There can be no assurance that Pubco Ordinary Shares will be accepted for trading on the Nasdaq.

Delisting and Deregistration of CAC Ordinary Shares and Rights

Conditioned on the approval for listing on the Nasdaq of Pubco Ordinary Shares as consideration for existing CAC Ordinary Shares and CAC Rights, holders of CAC Ordinary Shares and CAC Rights will have the opportunity to receive Pubco Ordinary Shares commencing on trading on the Nasdaq immediately following the effective time of the Merger. As a result of becoming a wholly owned subsidiary of Pubco as of the Closing, the CAC Ordinary Shares, CAC Rights and CAC Units are thereafter expected to be delisted from The Nasdaq Global Market and deregistered with the SEC.

Comparison of Rights of CAC Shareholders and Pubco Shareholders

As a result of the Transactions, holders of CAC Ordinary Shares and CAC Rights will have the opportunity to receive Pubco Ordinary Shares. Former CAC shareholders will have different rights as holders of Pubco Ordinary Shares than they did as CAC shareholders. The differences between the rights of these respective holders result from the differences among (1) Cayman and BVI law, and (2) the respective governing documents of CAC and Pubco. For additional information, see “Comparison of Your Rights as a Holder of CAC Ordinary Shares and Your Rights as a Potential Holder of Pubco Ordinary Shares” and “Description of Pubco Shares.” For a copy of CAC’s current memorandum of association or articles of association, see “Where You Can Find More Information.”

Summary Risk Factors

Investing in Pubco Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in Pubco Ordinary Shares. Below please find a summary of the principal risks Pubco faces, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Business and Industry

•        The Company is in an early stage of commercial deployment, and may not achieve its planned growth, profitability, or scale.

•        The Company may incur significant expenses and capital expenditures in the future to execute its business plan for the development, procurement, deployment and operation of planned satellite infrastructure and related ground-segment capabilities, and it may be unable to adequately forecast or control its expenses.

•        The Company’s ability to successfully implement its business plan will depend on a number of factors outside of its control.

•        The Company is highly dependent on retaining key employees, and hiring qualified management, technical, engineering and regulatory personnel, and its business could be adversely affected if it is unable to do so.

•        Rapid and significant technological changes could render the Company’s services obsolete and impair its ability to compete.

•        The Company’s business depends on achieving operating scale, reliable satellite and ground-segment performance, skills and expertise to operate its infrastructure, and regulatory and filings approval; partial or delayed deployment may limit competitiveness.

•        Many target customers operate in industries or institutional markets that are subject to long procurement cycles, government budget constraints, regulatory requirements and changing strategic priorities.

•        The Company does not manufacture satellites internally and expects to rely on key third-party satellite manufacturers, launch service providers and other industrial partners for its planned next-generation satellite infrastructure. Any deterioration of the relationship with these strategic partners could impair execution.

•        The Company does not launch the satellites it deploys and depends on launch capabilities and availabilities of third parties that launch satellites, and without such launches there would be a materially negative impact on the Company’s business or results of operations.

•        The projected benefits of the transaction rely on assumptions about satellite infrastructure deployment and market demand that may not materialize.

•        The Company’s ability to generate revenue depends on its ability to convert pilot projects, funded engineering work and strategic relationships into binding commercial contracts and recurring customer demand.

•        The Company’s historical revenue has been concentrated in a limited number of counterparties associated with the Swiss Government and its related agencies, and the loss, delay or non-renewal of such customer relationships could materially adversely affect its results of operations.

•        Competition in secure satellite infrastructure, LEO connectivity and quantum-resilient space communications is intense, and the Company may fail to differentiate its services.

•        Any decline in demand for the Company’s products or services from its clients could have a material adverse effect on the Company’s business, results of operations and financial condition.

•        The Company’s QSOC-related commercial model depends significantly on SEALSQ, and any failure to finalize or perform the contemplated arrangements with SEALSQ could materially adversely affect the Company’s business plan, revenue expectations and results of operations.

Risks Related to CAC and the Transactions

•        The Sponsor and CAC’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of its shareholders, and therefore potential conflicts of interest exist in recommending that shareholders vote in favor of the Business Combination. Such conflicts of interests include that the Sponsor as well as CAC’s directors and officers are expected to lose their entire investment in CAC if the Business Combination is not completed.

•        The exercise of CAC’s directors’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in CAC’s best interest.

•        The Business Combination may be subject to U.S. foreign investment regulations which may impose conditions on or limit certain investors’ ability to purchase our stock or otherwise participate in the Business Combination, potentially making the stock less attractive to investors. CAC’s future investments in or acquisitions of U.S. companies may also be subject to U.S. foreign investment regulations.

•        CAC may be forced to close the Business Combination even if it determines it is no longer in CAC Shareholders’ best interest.

•        The Initial Shareholders agreed to vote in favor of the Business Combination, regardless of how Public Shareholders vote. In addition, the Sponsor or CAC’s directors, officers, advisors or any of their respective affiliates may elect to purchase CAC’s Public Shares from Public Shareholders, which may have the effect of increasing the likelihood of completion of the Business Combination or may reduce the public “float” of the CAC Ordinary Shares.

•        Maxim may have a potential conflict of interest regarding the Business Combination. Maxim serves as advisor to CAC and has represented to CAC that in the event the Business Combination is consummated, Maxim shall be entitled to fees in connection with the Business Combination solely from WISeSat. Maxim is also providing financial and capital markets advisory services to WISeKey and WISeSat in connection with the Business Combination and will receive compensation in connection therewith, consisting of $1,000,000 in fees in cash and Company Ordinary Shares (which at the Closing would be exchangeable for 650,000 Pubco Ordinary Shares). Upon learning of WISeKey’s and the Company’s engagement of Maxim and the potential conflict of interest created by such engagement, CAC took steps to mitigate any potential conflict, including engaging Newbridge as an independent financial advisor to provide a fairness opinion for the Business Combination. There can be no assurance that the fact that Maxim has acted as an advisor to WISeKey and the Company and CAC did not impact the advice that Maxim delivered to either or both parties, or that certain terms of the Business Combination were not impacted by the potential conflict of interest.

Risks Related to Redemption

•        You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to redeem or sell your CAC Public Shares, potentially at a loss.

•        CAC Public Shareholders who wish to redeem their CAC Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If Public Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their CAC Public Shares for a pro rata portion of the funds held in the Trust Account.

•        The ability of a large number of CAC Public Shareholders to exercise redemption rights may not allow CAC to consummate the most desirable business combination or optimize its capital structure.

•        If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the CAC Public Shares issued in the CAC IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the CAC Public Shares issued in the CAC IPO.

•        There is no guarantee that a shareholder’s decision whether to redeem its CAC Public Shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

Risks if the Adjournment Proposal is Not Approved

•        If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the CAC Board will not have the ability to adjourn the CAC EGM to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

Risks if the Business Combination is not Consummated

•        Termination of the Business Combination Agreement could negatively impact CAC and the Company.

•        If CAC is unable to complete this Business Combination, or another business combination, within the prescribed time frame, CAC would cease all operations except for the purpose of winding up and redeem all the CAC Public Shares and liquidate.

Risks Related to Pubco’s Securities

•        Currently, there is no public market for Pubco Ordinary Shares. CAC shareholders cannot be sure that an active trading market will develop for or of the market price of Pubco Ordinary Shares they will receive or that Pubco will successfully obtain authorization for listing on Nasdaq.

•        Pubco’s share price may be volatile and could decline substantially.

•        The sale or availability for sale of substantial amounts of Pubco Ordinary Shares could adversely affect their market price.

•        Pubco will issue Pubco Shares as consideration for the Business Combination, and Pubco may issue additional Pubco Shares or other equity or convertible debt securities without approval of the holders of Pubco Ordinary Shares which would dilute existing ownership interests and may depress the market price of Pubco Ordinary Shares.

•        Volatility in Pubco’s share price could subject Pubco to securities class action litigation.

SELECTED HISTORICAL FINANCIAL DATA OF CAC

You should read the selected financial information presented below in conjunction with the financial statements and the notes thereto included elsewhere in this registration statement. You should also read the section of this registration statement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CAC”.

The following tables present the selected historical financial information derived from CAC’s audited financial statements as of and for the period from January 18, 2024 through December 31, 2024, and for the year ended December 31, 2025, respectively, which are included elsewhere in this proxy statement/prospectus.

Summary Consolidated Statement of Income

The following table presents statement of operations for the period from January 18, 2024 (inception) through December 31, 2024 and for the year ended December 31, 2025.

	For the Year Ended December 31, 2025	For the Period from January 18, 2024 (Inception) Through December 31, 2024
General and administrative expenses	$946,512	$77,094
Loss from operations	(946,512)	(77,094)
Other income:
Interest earned on demand deposit in Trust Account	2,231,602	—
Income (loss) before income taxes	1,285,090	(77,094)
Income taxes provision	—
Net income (loss)	$1,285,090	$(77,094)

Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	5,605,479	—
Basic and diluted net income per share, ordinary shares subject to possible redemption	0.17	—
Basic and diluted weighted average shares outstanding, non-redeemable ordinary shares	1,915,076	1,500,000 (1)
Basic and diluted net income (loss) per share, non-redeemable ordinary shares	$0.17	$(0.05)

____________

(1)      Ordinary shares have been retroactively restated to reflect the Sponsor’s forfeiture of 225,000 Founder Shares on March 10, 2025 for no consideration as the underwriters of the IPO did not exercise the over-allotment option.

The following table presents statement of operations for the six months ended June 30, 2025 and 2026.

	For the Six Months Ended June 30, 2026	For the Six Months Ended June 30, 2025
General and administrative expenses	$362,492	$405,833
Loss from operations	(362,492)	(405,833)
Other income:
Interest earned on investment held in Trust Account	513,750	1,018,247
Income before income taxes	151,258	612,414
Income taxes provision	—	—
Net income	$151,258	$612,414

Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	2,855,108	5,204,420
Basic and diluted net income per share, ordinary shares subject to possible redemption	$0.03	$0.09
Basic and diluted weighted average shares outstanding, non-redeemable ordinary shares	1,944,290	1,885,379	(1)
Basic and diluted net loss per share, non-redeemable ordinary shares	$0.03	$0.09

____________

(1)      Ordinary shares have been retroactively restated to reflect the Sponsor’s forfeiture of 225,000 Founder Shares on March 10, 2025 for no consideration as the underwriters of the IPO did not exercise the over-allotment option.

Summary Consolidated Balance Sheet

The following table presents the balance sheet as of December 31, 2024 and 2025, and March 31, 2026.

	As of December 31,
	2025	2024
Assets
Current Assets
Cash	$483,756	$—
Prepaid expenses	5,691	—
Total Current Assets	489,447	—

Deferred offering costs	—	200,034
Cash and marketable securities held in Trust Account	62,231,602	—
Total Assets	$62,721,049	$200,034

Liabilities, Shares Subject to Possible Redemption, and Shareholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued expenses	$230,209	$2,416
Due to related party – administrative expenses	80,000	—
Promissory note – related party	—	249,712
Total Current Liabilities	310,209	252,128
Total Liabilities	310,209	252,128

Commitments and Contingencies (Note 6)

Ordinary shares subject to possible redemption, $0.0001 par value, 490,000,000 shares authorized, 6,000,000 and 0 shares issued and outstanding, respectively	62,231,602	—

	As of December 31,
	2025	2024
Shareholders’ Equity (Deficit)
Preference shares, $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Ordinary shares, $0.0001 par value, 490,000,000 shares authorized, 1,944,290 shares and 1,500,000 issued and outstanding(1), respectively (excluding 6,000,000 shares and 0 shares subject to possible redemption)	194	150
Additional paid-in capital	—	24,850
Retained earnings (Accumulated deficit)	179,044	(77,094)
Total Shareholders’ Equity (Deficit)	179,238	(52,094)
Total Liabilities, Shares Subject to Possible Redemption, and Shareholders’ Equity (Deficit)	$62,721,049	$200,034

____________

(1)      Ordinary shares have been retroactively restated to reflect the Sponsor’s forfeiture of 225,000 Founder Shares on March 10, 2025 for no consideration as the underwriters of the IPO did not exercise the over-allotment option.

	June 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current Assets
Cash	$8,393	$483,756
Prepaid expenses	84,623	5,691
Total Current Assets	93,016	489,447

Demand Deposit in Trust Account	27,213,256	62,231,602
Total Assets	$27,306,272	$62,721,049

Liabilities, Shares Subject to Possible Redemption, and Shareholders’ (Deficit) Equity
Current Liabilities
Accounts payable and accrued expenses	$136,270	$230,209
Due to a related party	50,000	—
Due to a related party – administrative expenses	140,000	80,000
Due to a third party	100,000	—
Due to Target (WISeSat.Space Corp.)	25,000	—
Promissory note – Target (WISeSat.Space Corp.)	125,000	—
Total Current Liabilities	576,270	310,209
Total Liabilities	576,270	310,209

Commitments and Contingencies (Note 6)

Ordinary shares subject to possible redemption, $0.0001 par value, 490,000,000 shares authorized, 2,550,149 and 6,000,000 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	27,213,256	62,231,602

Shareholders’ (Deficit) Equity
Preference shares, $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Ordinary shares, $0.0001 par value, 490,000,000 shares authorized, 1,944,290 shares issued and outstanding (excluding 2,550,149 and 6,000,000 shares subject to possible redemption as of June 30, 2026 and December 31, 2025, respectively)	194	194
(Accumulated deficit) Retained earnings	(483,448)	179,044
Total Shareholders’ (Deficit) Equity	(483,254)	179,238
Total Liabilities, Shares Subject to Possible Redemption, and Shareholders’ (Deficit) Equity	$27,306,272	$62,721,049

Summary Consolidated Statement of Cash Flows

The following table presents statement of cash flows for the period from January 18, 2024 (inception) through December 31, 2024 and for the year ended December 31, 2025.

	For the Year Ended December 31, 2025	For the Period from January 18, 2024 (Inception) Through December 31, 2024
Cash Flows from Operating Activities:
Net income (loss)	$1,285,090	$(77,094)
Adjustment to reconcile net income (loss) to net cash used in operating activities:
Stock-based compensation	61,478	—
Interest earned on demand deposit in Trust Account	(2,231,602)	—
Changes in operating assets and liabilities:
Prepaid expenses	(5,691)	—
Due to related party – administrative expenses	80,000	—
Accounts payable and accrued expenses	227,793	2,416
Net Cash Used in Operating Activities	(582,932)	(74,678)

Cash Flows from Investing Activities:
Purchase of investment held in trust account	(60,000,000)	—
Net Cash Used in Investing Activities	(60,000,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of public units	60,000,000	—
Proceeds from sale of private placement units	2,342,900	—
Payment of underwriter commissions	(900,000)	—
Repayment of promissory note – related party	(249,712)	—
Payment of operating expenses via promissory note – related party	—	74,678
Payment of offering costs	(126,500)	—
Net Cash Provided by Financing Activities	61,066,688	74,678

Net Change in Cash	483,756	—

Cash, Beginning of Year	—	—
Cash, End of Year	$483,756	$—

Supplemental Disclosure of Cash Flow Information:
Deferred offering costs paid by Sponsor in exchange for issuance of ordinary shares	$—	$25,000
Deferred offering costs paid via promissory note – related party	$—	$175,034
Accretion of carrying value to redemption value	$5,090,123	$—
Issuance of Representative Shares	$361,000	$—

The following table presents statement of cash flows for the six months ended June 30, 2025 and 2026.

	For the Six Months Ended June 30, 2026	For the Six Months Ended June 30, 2025
Cash Flows from Operating Activities:
Net income	$151,258	$612,414
Adjustment to reconcile net income to net cash used in operating activities:
Stock-based compensation	—	61,478
Interest earned on demand deposit in Trust Account	(513,750)	(1,018,247)
Changes in operating assets and liabilities:
Due to a related party – administrative expenses	60,000	20,000
Prepaid expenses	(78,932)	(56,646)
Accounts payable and accrued expenses	(93,939)	75,776
Net Cash Used in Operating Activities	(475,363)	(305,225)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay redeeming public shareholders	35,832,096	—
Cash deposit into Trust Account	(300,000)	(60,000,000)
Net Cash Used in Investing Activities	35,532,096	(60,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of public units	—	60,000,000
Proceeds from sale of private placement units	—	2,342,900
Payment of underwriter commissions	—	(900,000)
Repayment of promissory note – related party	—	(249,712)
Payment to redeeming public shareholders	(35,832,096)	—
Proceeds from due to Target	150,000	—
Proceeds from due to a third party	100,000	—
Proceeds from due to a related party	50,000	—
Payment of offering costs	—	(126,500)
Net Cash (Used in) Provided by Financing Activities	(35,532,096)	61,066,688

Net Change in Cash	(475,363)	761,463

Cash, Beginning of Year	483,756	—
Cash, End of Year	8,393	$761,463

Supplemental Disclosure of Cash Flow Information:
Accretion of carrying value to redemption value	$813,750	$3,876,768
Issuance of Representative Shares	$—	$361,000

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF the COMPANy

You should read the selected historical financial information presented below in conjunction with the consolidated financial statements of WISeSat and the notes thereto included elsewhere in this registration statement. You should also read the section of this registration statement entitled “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following tables present selected historical consolidated financial data for WISeSat and its consolidated subsidiary, WISeSat AG. The selected consolidated statement of operations data for the years ended December 31, 2025 and 2024, and the selected consolidated balance sheet data as of December 31, 2025 and 2024, are derived from WISeSat’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical financial data for the period from February 15, 2023, the inception date of WISeSat AG, to December 31, 2023 is derived from the audited financial statements of WISeSat AG, the predecessor business. All amounts are in USD.

The historical financial data contained herein was prepared in accordance with U.S. GAAP. Historical results are not necessarily indicative of future expected results.

The following table highlights key measures of such financial condition and results of operations for the periods presented:

	Year Ended
	2025	December 31, 2024
Income Statement Data:
Net sales	196,764	57,397
Research & development expenses	(863,681)	(181,115)
Selling & Marketing expenses	(1,166,516)	(203,809)
General & administrative expenses	(1,414,999)	(23,367)
Operating loss	(3,248,431)	(350,895)
Non-operating income	13,039	9
Non-operating expense	(2,154)	(8,732)
Loss before income tax expense	(3,237,546)	(359,618)
Income tax expense	—	—
Net loss	(3,237,546)	(359,618)
Foreign currency translation adjustments	1,888	(5,675)
Other comprehensive (loss) for the period	1,888	(5,675)
Comprehensive loss	(3,235,659)	(365,293)

Basic loss per Common Share, predecessor (USD per share)	—	(1.44)
Diluted loss per Common Share, predecessor (USD per share)	—	(1.44)
Basic loss per Ordinary Share, predecessor (USD per share)	(320.54)	—
Diluted loss per Ordinary Share (USD per share)	(320.54)	—
Basic loss per Class F Share (USD per share)	(320.54)	—
Diluted loss per Class F Share (USD per share)	(320.54)	—

Balance Sheet Data:
Cash and cash equivalents	9,647,816	180,328
Total assets	11,479,708	554,990
Total liabilities	5,179,384	917,409
Total shareholders’ equity	6,300,324	(362,419)

Cash Flow Data:
Net cash used in operating activities	(4,145,613)	(664,093)
Net cash provided by financing activities	13,602,118	743,310

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Pubco is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

WISeSat.Space Holdings Corp., which we refer to as Pubco, is a British Virgin Islands business company incorporated on October 22, 2025. Pubco was incorporated for purposes of effecting the Business Combination and is a wholly owned subsidiary of the Company. The mailing address of Pubco’s principal executive office is the same as for WISeSat. Upon consummation of the Business Combination, each of CAC and WISeSat (including WISeSat’s wholly owned subsidiary, WISeSat AG), will each become wholly owned subsidiaries of Pubco.

This information should be read together with each of CAC’s and the Company’s financial statements and related notes, “the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CAC” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed financial statements are based on the CAC historical financial statements and WISeSat historical financial statements as adjusted to give effect to the Business Combination. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the transactions as if they had been consummated on December 31, 2025. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 and 2024 give effect to the transactions as if they had occurred on January 1, 2024.

Anticipated Accounting Treatment

The Business Combination is expected to be accounted for as a reverse recapitalization. In evaluating the transaction under ASC 805, Business Combinations, CAC was determined not to meet the definition of a business, and the Company (WISeSat), through its operating subsidiary WISeSat AG, was identified as the accounting acquirer. Accordingly, the Business Combination will be reflected as the equivalent of WISeSat issuing shares for the net assets of CAC, with no goodwill or intangible assets recorded. The net assets of CAC will be stated at their historical carrying amounts, consistent with SEC staff guidance applicable to reverse recapitalizations, including Topic 12 of the SEC Financial Reporting Manual.

As a result, the consolidated financial statements of the Company (WISeSat) will constitute the ongoing historical financial statements of Pubco in future filings.

The pro forma condensed consolidated financial information has been prepared using, and should be read in conjunction with, the following:

•        CAC’s audited balance sheet as of December 31, 2025, included in CAC’s Form 10-K filed with the SEC on March 19, 2026;

•        The Company’s audited consolidated balance sheet as of December 31, 2025, and the related notes, included elsewhere in this proxy statement/prospectus;

•        Pubco’s audited balance sheet as of December 31, 2025, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, has been prepared using, and should be read in conjunction with the following:

•        CAC’s audited statement of operations for the year ended December 31, 2025, included CAC’s Form 10-K filed with the SEC on March 19, 2026, and the related notes;

•        The Company’s audited consolidated statement of operations for the year ended December 31, 2025, and the related notes, included elsewhere in this proxy statement/prospectus;

•        Pubco’s audited statement of operations for the period from October 22, 2025 (inception) through December 31, 2025.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, has been prepared using, and should be read in conjunction with, the following:

•        CAC’s audited statement of operations for the year ended December 31, 2024 included in CAC’s Form 10-K filed with the SEC on March 31, 2025 included elsewhere in this proxy statement/prospectus;

•        The Company, audited consolidated statement of operations for the year ended December 31, 2024.

•        Pubco was incorporated on October 22, 2025, and therefore, does not have any financial information to present as of December 31, 2024.

The pro forma financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures about Acquired and Disposed Businesses, as adopted by the SEC in May 2020 (“Article 11”). The amended Article 11 became effective on January 1, 2021. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma transaction accounting adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

On November 9, 2025, Pubco, Merger Sub, CAC, the Company, and the Seller entered into the Merger Agreement and Merger, pursuant to which (a) the Pubco will acquire all the issued shares of the Company from the Seller in the Share Exchange, resulting in the Company becoming a wholly owned subsidiary of the Pubco, (b) Merger Sub will merge with and into CAC, with CAC surviving as a wholly owned subsidiary of the Pubco. The combined company will adopt December 31 as its fiscal year-end.

The unaudited pro forma condensed combined financial information is prepared using three alternative, hypothetical levels of CAC Ordinary Shares subject to possible redemption into cash.

The 100% Redemption Scenario presented in the unaudited pro forma condensed combined financial information assumes that the NTA Requirement Amendment Proposal is approved by CAC shareholders or that CAC is otherwise able to satisfy the applicable net tangible asset requirement. If the NTA Requirement Amendment Proposal is not approved, the Business Combination may be consummated only if CAC has net tangible assets of at least $5,000,001 upon closing of the Business Combination. Based on the 2,550,149 CAC Public Shares outstanding after the January 16, 2026 redemptions and the corresponding Trust Account balance of $26,487,288, the maximum number of remaining CAC Public Shares that may be redeemed while satisfying the NTA Requirement would be 1,965,140, or approximately 77% of the remaining CAC Public Shares. If the NTA Requirement Amendment Proposal is not approved, the Business Combination would not be consummated unless after payment of underwriters’ fees and commissions, CAC or Pubco has net tangible assets of at least $5,000,001 at closing, which may be achieved if fewer than 77% of the remaining CAC Public Shares are redeemed, additional financing or other offsetting adjustments are obtained, or CAC otherwise satisfies the NTA Requirement.

•        Scenario 1 — No Redemption Scenario:    This presentation applies the assumption that no CAC public shareholders will exercise redemption rights with respect to their CAC Ordinary Shares subject to possible redemption upon consummation of the Business Combination;

•        Scenario 2 — 50% Redemption Scenario:    This presentation assumes that CAC public shareholders holding 1,275,075 CAC Ordinary Shares subject to possible redemption exercise their redemption rights upon consummation of the Business Combination at a redemption price of approximately $10.39 per share.

•        Scenario 3 — 100% Redemption Scenario:    This presentation assumes that CAC public shareholders holding approximately 2,550,149 CAC Ordinary Shares subject to possible redemption exercise their redemption rights upon consummation of the Business Combination at a redemption price of approximately $10.39 per share.

The following table presents the voting power, implied ownership and share information based on the various redemption scenarios:

Pubco Shares	No Redemption			50% Redemption(5)			100% Redemption(6)
	Quantity	Own	Vote	Quantity	Own	Vote	Quantity	Own	Vote
CAC Non-public shareholders	1,977,760	6%	5%	1,977,760	6%	5%	1,977,760	7%	6%
Founder Shares	1,452,000	4%	4%	1,452,000	5%	4%	1,452,000	5%	4%
Private Placement Units	234,290	1%	1%	234,290	1%	1%	234,290	1%	1%
Private Placement Rights	33,470	0%	0%	33,470	0%	0%	33,470	0%	0%
Current and Former Directors	36,000	0%	0%	36,000	0%	0%	36,000	0%	0%
Director Option Shares	12,000	0%	0%	12,000	0%	0%	12,000	0%	0%
Alliance Global Partners	210,000	1%	1%	210,000	1%	1%	210,000	1%	1%

CAC Public shareholders	3,407,292	11%	9%	2,132,218	7%	6%	857,143	3%	3%
CAC Public Shares(1)	2,550,149	8%	7%	1,275,075	4%	4%	—	—	—
CAC Public Rights(1)	857,143	3%	2%	857,143	3%	2%	857,143	3%	3%

PIPE Investors(2)	938,086	3%	2%	938,086	3%	3%	938,086	3%	3%

Seller shareholders(3)	26,000,000	80%	84%	26,000,000	84%	86%	26,000,000	87%	89%
WISeKey Ordinary Shares	11,312,122	35%	29%	11,312,122	36%	31%	11,312,122	38%	34%
WISeKey Class F Shares(4)	11,956,922	37%	50%	11,956,922	38%	50%	11,956,922	40%	50%
SEALSQ Ordinary Shares	1,040,478	3%	3%	1,040,478	3%	3%	1,040,478	3%	3%
SEALSQ Class F Shares(4)	1,040,478	3%	—	1,040,478	3%	—	1,040,478	3%	—

Maxim Partners Ordinary Shares	650,000	2%	2%	650,000	2%	2%	650,000	2%	2%
Total Shares	32,323,138	100%	100%	31,048,064	100%	100%	29,772,989	100%	100%
of which Pubco Ordinary Shares(7)	19,325,738	60%	50%	18,050,664	58%	50%	16,775,589	56%	50%

____________

*        Due to rounding, percentages may not total 100%.

(1)      Reflects 2,550,149 CAC Ordinary Shares subject to redemption held by public shareholders as at January 16, 2026, after giving effect to CAC’s extraordinary general meeting of shareholders and related redemption event on January 16, 2026, but before giving effect to the Business Combination, plus 857,143 Pubco Ordinary Shares which will be automatically issued upon the exchange of the Public Rights at Closing.

(2)      Reflects $10,000,000 in aggregate PIPE Investment Amount divided by the Redemption Price (based on a Redemption Price of $10.66 as of June 30, 2026). The Redemption Price is calculated in connection with the CAC EGM, in accordance with CAC’s amended and restated memorandum and articles of association, and subject to change as provided therein, and increase based on extension payments into the Trust Account. An increase in the Redemption Price would result in fewer Pubco Ordinary Shares being payable to the PIPE Investors.

(3)      Reflects 26,000,000 Pubco Shares issued at the Closing of Business Combination to WISeSat shareholders in exchange for their respective holdings of Company Ordinary Shares and Company Class F Shares. This amount includes 650,000 Pubco Ordinary Shares exchangeable for Company Ordinary Shares held by Maxim Partners LLC, an affiliate of Maxim Group LLC, received as compensation for advisory services. The Company Class F Shares are exchanged for Pubco Class F Shares as of the Closing, consisting of 11,956,122 Pubco Class F Shares exchanged and issued to WISeKey and 1,040,478 Pubco Class F Shares exchanged and issued to SEALSQ. The Pubco Class F Shares are held at Closing by WISeKey and SEALSQ and are not transferable. The Pubco Class F Shares confer a number of votes per Class F Share, on any matter that is submitted to a vote of Pubco shareholders that would cause the total votes of all Pubco Class F Shares to equal 49.99% of the voting power of all Pubco Shares. For more information see “Description of Pubco’s Securities.”

(4)      Although the table reflects that WISeKey would hold voting power of 50%, because the Class F Shareholders Agreement provides that the majority holder of outstanding Pubco Class F Shares can vote on behalf of all of the holders of Pubco Class F Shares, effectively 49.99% of the voting power is held by WISeKey. The 50% amount is a rounded amount from such 49.99% of the voting power held by WISeKey. For more information about such Pubco Class F Shares, see “Description of Pubco’s Securities.” As described in such section, only the majority holder of Pubco Class F Shares, which is WISeKey, can exercise such voting rights. Accordingly, although SEALSQ Corp. has 49.9% voting rights from such shares, it can only exercise such rights if it is majority owner of Pubco Class F Shares in lieu of WISeKey, and otherwise would only have voting rights attributable to its holdings of Pubco Ordinary Shares.

(5)      Assumes that CAC public shareholders holding 50% of the approximately 2,550,149 CAC Ordinary Shares subject to possible redemption will exercise their redemption rights upon consummation of the Business Combination at a redemption price as of January 16, 2026, the date of CAC’s last extraordinary general meeting, would have been approximately $10.387 per share.

(6)      Assumes that all of CAC public shareholders holding approximately 2,550,149 CAC Ordinary Shares subject to possible redemption will exercise their redemption rights upon consummation of the Business Combination at a redemption price as of January 16, 2026, the date of CAC’s last extraordinary general meeting, would have been approximately $10.387 per share.

(7)      Assumes that Pubco Class F Shares are not converted into Pubco Ordinary Shares. Pubco Class F Shares are convertible at the option of the holder on a one for one basis into Pubco Ordinary Shares. For more information about such Pubco Class F Shares, see “Description of Pubco’s Securities.” If Pubco Class F Shares were fully converted then the number of Pubco Ordinary Shares would be the number reflected on the foregoing row in the table, being “Total Shares” beginning with 32,323,138. Includes 938,086 Pubco Ordinary Shares issued to the PIPE Investor at Closing pursuant to the Subscription Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of December 31, 2025

	Consolidated WISeSat Corp	CAC	Pubco	Scenario 1			Scenario 2			Scenario 3
				No Redemption			50% Redemption			100% Redemption
				Pro forma adjustment		Pro forma balance sheet	Pro forma adjustment		Pro forma balance sheet	Pro forma adjustment		Pro forma balance sheet
ASSETS
Current assets
Cash and cash equivalents	9,647,816	483,756		(1,000,000)	A	42,629,864			29,430,113	—		16,230,362
				26,089,292	B
				(40,000)	C
				(1,096,000)	D
				(1,455,000)	E
				10,000,000	L		(13,199,751)	K		(13,199,751)	K

Accounts receivable	62,808	—				62,808	—		62,808	—		62,808
Prepaid expenses	531,934	5,691				537,625	—		537,625	—		537,625
Other current assets	123,387	—				123,387	—		123,387	—		123,387
Total current assets	10,365,945	489,447	—	32,498,292		43,353,684	(13,199,751)		30,153,933	(13,199,751)		16,954,182

Non-current assets
Prepaid expenses, noncurrent	1,113,763	—		—		1,113,763	—		1,113,763	—		1,113,763
Cash and marketable securities held in Trust Account	—	62,231,602		(35,832,101)	F	—	—		—	—		—
				(26,399,501)	B
InterCo Note Receivables	—	—	—	—		—	—		—	—		—
Investment in subsidiaries	—	—		—		—	—		—	—		—
Total non-current assets	1,113,763	62,231,602	—	(62,231,602)		1,113,763	—		1,113,763	—		1,113,763
Total Assets	11,479,708	62,721,049	—	(29,733,310)		44,467,447	(13,199,751)		31,267,696	(13,199,751)		18,067,945

LIABILITIES, SHARES SUBJECT TO REDEMPTION, AND SHAREHOLDERS’ EQUITY (DEFIT)
Current liabilities
Accounts payable and accrued expenses	559,094	230,209		(230,209)	B	559,094	—		559,094	—		559,094
Due to related party – administrative exp.	—	80,000		(80,000)	B	—	—		—	—		—
Other current liabilities	101,599					101,599	—		101,599	—		101,599
Total current liabilities	660,692	310,209	—	(310,209)		660,692	—		660,692	—		660,692

Indebtedness to related parties, noncurrent	4,518,692					4,518,692	—		4,518,692	—		4,518,692
Other noncurrent liabilities	—					—	—		—	—		—
Total non-current liabilities	4,518,692	—	—	—		4,518,692	—		4,518,692	—		4,518,692

Total liabilities	5,179,384	310,209	—	(310,209)		5,179,384	—		5,179,384	—		5,179,384

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)

As of December 31, 2025

	Consolidated WISeSat Corp	CAC	Pubco	Scenario 1			Scenario 2			Scenario 3
				No Redemption			50% Redemption			100% Redemption
				Pro forma adjustment		Pro forma balance sheet	Pro forma adjustment		Pro forma balance sheet	Pro forma adjustment		Pro forma balance sheet
Ordinary shares subject to possible redemption		62,231,602		(35,832,101)	F	—			—			—
				(26,399,501)	G

Ordinary Shares	—	194	—	(194)	H	—			—			—
Ordinary / Public Shares	—	—	—	—		—			—			—
Class F Shares	—	—	—	—		—			—			—
Additional Paid-In Capital	10,006,906	—	—	26,399,501	G	43,154,120	(13,199,751)	K	29,954,369	(13,199,751)	K	16,754,618
				194	H
				179,044	H
				(1,000,000)	A
				119,475	I
				(1,455,000)	E
				(1,096,000)	D
				10,000,000	L
Retained Earnings/(Accum. Deficit)	(3,705,189)	179,044	—	(179,044)	H	(3,864,664)			(3,864,664)			(3,864,664)
				(119,475)	I
				(40,000)	C
Accumulated other comprehensive income/(loss)	(1,392)	—	—	—		(1,392)			(1,392)			(1,392)

Total Shareholders’ Equity (Deficit)	6,300,324	179,238	—	32,808,501		39,288,063	(13,199,751)		26,088,312	(13,199,751)		12,888,561

Total Liabilities, Shares Subject to Possible Redemption, and Shareholders’ Equity	11,479,708	62,721,049	—	(29,733,310)		44,467,447	(13,199,751)		31,267,696	(13,199,751)		18,067,945

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year ended December 31, 2025

	Consolidated WISeSat Corp	CAC	Pubco	Scenario 1			Scenario 2		Scenario 3
				No Redemption			50% Redemption		100% Redemption
				Pro forma adjustment		Pro forma income statement	Pro forma adjustment	Pro forma income statement	Pro forma adjustment	Pro forma income statement
Net revenues	196,764	—				196,764		196,764		196,764

Operating expenses:
Research & development expenses	(863,681)	—				(863,681)		(863,681)		(863,681)
Selling & marketing expenses	(1,166,516)	—				(1,166,516)		(1,166,516)		(1,166,516)
General & administrative expenses	(1,414,999)	(946,512)		(119,475)	I	(2,520,986)		(2,520,986)		(2,520,986)
				(40,000)	C

Total operating expenses	(3,445,195)	(946,512)	—	(159,475)		(4,551,182)	—	(4,551,182)	—	(4,551,182)

Loss from operations	(3,248,431)	(946,512)	—	(159,475)		(4,354,418)	—	(4,354,418)	—	(4,354,418)

Interest earned on demand deposit in Trust Account		2,231,602		(2,231,602)	J	—		—		—
Other income	13,039					13,039		13,039		13,039
Other expense	(2,154)					(2,154)		(2,154)		(2,154)
Total other income, net	10,885	2,231,602	—	(2,231,602)		10,885	—	10,885	—	10,885

Income (loss) before income tax expense	(3,237,546)	1,285,090	—	(2,391,077)		(4,343,533)	—	(4,343,533)	—	(4,343,533)
Income tax expense						—		—		—
Net income (loss)	(3,237,546)	1,285,090	—	(2,391,077)		(4,343,533)	—	(4,343,533)	—	(4,343,533)

Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustments	1,888	—				1,888		1,888		1,888
Other comprehensive income/(loss)	1,888	—	—	—		1,888	—	1,888	—	1,888

Comprehensive income/(loss)	(3,235,659)	1,285,090	—	(2,391,077)		(4,341,646)	—	(4,341,646)	—	(4,341,646)

Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption		5,605,479
Basic and diluted net income per share, ordinary shares subject to possible redemption		0.17
Basic and diluted weighted average shares outstanding, non-redeemable ordinary shares		1,915,076
Basic and diluted net income per share, non-redeemable ordinary shares		0.17

Basic and diluted weighted average shares outstanding, Ordinary Shares	5,051		100			19,387,652		18,112,578		16,837,503
Basic and diluted net loss per share, Ordinary Shares	(320.54)		—			(0.13)		(0.14)		(0.15)
Basic and diluted weighted average shares outstanding, Class F Shares	5,049					12,997,400		12,997,400		12,997,400
Basic and diluted net loss per share, Class F Shares	(320.54)					(0.13)		(0.14)		(0.15)

Note 1. Description of the Business Combination

On November 9, 2025, Pubco, Merger Sub, CAC, Company, and the Seller entered into a Business Combination Agreement, pursuant to which, among other things, (a) Pubco will acquire all of the issued and outstanding shares of the Company from the Seller in the Share Exchange, resulting in the Company becoming a wholly owned subsidiary of Pubco, and (b) Merger Sub will merge with and into CAC, with CAC surviving as a wholly owned subsidiary of Pubco.

At the closing of the Business Combination, the historical equity interests of the Company will be exchanged for Pubco equity interests, and the historical ordinary shares of CAC that remain outstanding immediately prior to closing will convert into Pubco ordinary shares in accordance with the Business Combination Agreement and related transaction documents. The unaudited pro forma condensed combined financial information gives effect to the Business Combination, the related financing and transaction adjustments, and the redemption-related events reflected in the revised pro forma schedules.

Note 2. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The historical financial statements of CAC and the Company have been adjusted to reflect the transaction accounting adjustments related to the Business Combination in accordance with U.S. GAAP.

The Business Combination is expected to be accounted for as a reverse recapitalization. In evaluating the transaction under ASC 805, Business Combinations, CAC was determined not to meet the definition of a business, and WISeSat Opco was identified as the accounting acquirer, as it represents the operating business of the combined company. Accordingly, the Business Combination will be reflected as the equivalent of WISeSat AG (through its parent, the Company) issuing shares for the net assets of CAC, with no goodwill or intangible assets recorded. The net assets of CAC will be stated at their historical carrying amounts, consistent with SEC staff guidance applicable to reverse recapitalizations, including Topic 12 of the SEC Financial Reporting Manual.

As a result, the historical financial statements of WISeSat AG will be presented as the predecessor to the combined company, and the consolidated financial statements of WISeSat will represent a continuation of the financial statements of the accounting acquirer.

WISeSat AG has been determined to be the accounting acquirer in the Business Combination based on the following predominant factors:

•        The Company’s existing shareholder (through its ownership of WISeSat AG) will hold the majority of voting interest in Pubco post-closing across all redemption scenarios;

•        The Company and WISeSat AG stakeholder group will have the ability to nominate a majority of the initial Post-Closing Pubco Board;

•        Senior management of the combined company will consist primarily of WISeSat AG’s senior management;

•        WISeSat AG contributes all substantive operations, including employees, technology, revenues and risk-taking activities, whereas CAC and Pubco are non-operating entities; and

•        The combined company will continue the Company and WISeSat AG’s business and branding.

In addition, the values will be based on the actual values as of the Closing Date. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

Note 3. Redemption Scenarios Presented

The revised unaudited pro forma condensed combined balance sheet presents three redemption scenarios: (i) a no redemption scenario, (ii) a 50% redemption scenario and (iii) a 100% redemption scenario, in each case after giving effect to the redemption event that occurred in connection with CAC’s extraordinary general meeting held on January 16, 2026.

The January 16, 2026, redemption event is reflected separately in the revised pro forma presentation through adjustments that remove the redeemed shares from “ordinary shares subject to possible redemption” and reduce the funds remaining in CAC’s trust account prior to the closing of the Business Combination. The remaining scenario adjustments then reflect the assumed additional redemptions, if any, of the CAC public shares outstanding after that January 16, 2026 event.

Accordingly, the no redemption scenario assumes that no further CAC public shares are redeemed after the January 16, 2026, redemption event. The 50% redemption scenario and the 100% redemption scenario assume additional redemptions of the remaining CAC public shares reflected in the revised schedules

Note 4. Transaction Accounting Adjustments to the Unaudited Pro Forma Combined Financial Information as of December 31, 2025

A. Payment of Maxim underwriting fees

Adjustment A reflects the payment of $1.0 million of Maxim underwriting fees at closing, reducing cash and cash equivalents and additional paid-in capital in the pro forma balance sheet.

B. Trust account release and settlement of specified CAC obligations

Adjustment B reflects the release of cash remaining in CAC’s trust account to cash and cash equivalents at closing, net of specified CAC obligations settled at or prior to closing. As reflected in the revised schedule, this adjustment includes (i) the transfer of approximately $26.4 million from the trust account into cash and cash equivalents after the January 16, 2026 redemption event, (ii) the settlement of CAC accounts payable balance of $230.2 thousand, and (iii) the settlement of the accrued balance of administrative support services of $80 thousand, corresponding to the monthly fee of $10 thousand that that CAC has agreed to pay the Sponsor for office space, utilities, and secretarial and administrative support (“due the to related related-party for administrative expenses”).

Cash and investments held in Trust Account as of December 31, 2025	62,231,602
Cash reduction resulting from the January 16, 2026 redemption event	(35,832,101)
Trust account balance adjusted for January 16, 2026 redemptions	26,399,501
Payment of transaction expenses of the Parties	—
Payment of any unpaid administrative expenses and any working capital loans of CAC owed to the Sponsor	—
Payment of any other Liabilities of CAC, including the Company Note	(80,000)
Payment of accounts payable and accrued expenses of CAC	(230,209)
Total released to cash and cash equivalent	26,089,292

C. CAC NewBridge valuation/fairness opinion

Adjustment C reflects $40,000 of estimated CAC transaction-related costs for the NewBridge valuation/fairness opinion. The year ended December 31, 2025 statement of operations includes a $40,000 adjustment to general and administrative expenses, and the December 31, 2025 pro forma balance sheet reflects the corresponding increase to accumulated deficit and reduction of cash.

D. CAC equity issuance and listing costs

Adjustment D reflects $1.096 million of estimated CAC transaction-related costs that are expected to be directly and incrementally attributable to the Business Combination, the Form F-4 registration statement and the Nasdaq listing process. The December 31, 2025, pro forma balance sheet reflects these costs as a reduction to additional paid-in capital, with a corresponding reduction of cash.

No corresponding adjustment has been recorded in the pro forma statement of operations, as these costs are expected to be accounted for as equity issuance and listing costs.

Cayman Counsel	46,000
De-SPAC Counsel	525,000
Nasdaq Listing Fee	170,000
Printing & Mailing	100,000
SEC/FINRA Filing Fee	50,000
Securities Counsel	55,000
SPAC Auditor (excluding Statutory audit)	100,000
Trustee/Transfer Agent	50,000
Total CAC Transaction Accounting Adjustments	1,096,000

E. WISeSat equity issuance and listing costs

Adjustment E reflects WISeSat transaction-related costs recorded in the pro forma financial information. The December 31, 2025, pro forma balance sheet reflects a $1.455 million adjustment of estimated transaction-related costs as a reduction to additional paid-in capital, with a corresponding reduction of cash.

No corresponding adjustment has been recorded in the pro forma statement of operations, as these costs are expected to be accounted for as equity issuance and listing costs.

Audit & PCAOB BDO (excl. Statutory audit)	195,000
EDGAR & Printer Fees	100,000
Nasdaq Application Fee	60,000
Counsel Fees 350k ’25, 750k ’26	1,100,000
Total WISeSat Transaction Accounting Adjustments	1,455,000

F. January 16, 2026 redemption event

Adjustment F reflects the actual redemption event that occurred at CAC’s extraordinary general meeting on January 16, 2026. In the revised pro forma balance sheet, this adjustment reduces the demand deposit in trust account and “ordinary shares subject to possible redemption” by approximately $35.8 million to reflect the redemptions completed at that meeting.

G. Reclassification of remaining CAC ordinary shares subject to possible redemption

Adjustment G reflects the reclassification, in the no redemption scenario, of the remaining CAC ordinary shares subject to possible redemption into permanent equity at closing. In the revised pro forma balance sheet, this adjustment removes approximately $26.4 million from “ordinary shares subject to possible redemption” and records a corresponding increase to additional paid-in capital.

H. Reclassification of CAC historical equity balances

Adjustment H reflects the reclassification of CAC’s historical equity balances into additional paid-in capital as part of the reverse recapitalization. In the revised pro forma balance sheet, this includes the elimination of CAC’s historical ordinary shares of $194 and retained earnings balance of $179,044 and the corresponding reclassification to additional paid-in capital.

CAC Ordinary shares, 0.0001 par value	194
Retained earnings	179,044
Pubco additional paid-in capital	179,238

I. CAC director share purchase option

Adjustment I reflects $119,475 of stock-based compensation expense associated with the CAC director share purchase option for the year ended December 31, 2025, recorded in general and administrative expenses, and the carryforward effect of that expense into the December 31, 2025 pro forma balance sheet, with a corresponding increase to additional paid-in capital and increase to accumulated deficit.

J. Elimination of CAC trust income for the year ended December 31, 2025

Adjustment J reflects the elimination of approximately $2.2 million of interest income earned by CAC on cash and investments held in the Trust Account for the year ended December 31, 2025, as the unaudited pro forma condensed combined statement of operations assumes that the Business Combination occurred on January 1, 2025. No corresponding balance sheet adjustment has been recorded for I, as the unaudited pro forma condensed combined balance sheet assumes that the Business Combination occurred as of December 31, 2025.

K. Additional assumed redemptions in the 50% and 100% redemption scenarios

Adjustment K reflects the assumed additional redemptions of CAC public shares for purposes of the 50% redemption scenario and the 100% redemption scenario presented in the revised pro forma balance sheet. In each such scenario, the adjustment reduces cash and additional paid-in capital by approximately $13.2 million, reflecting the redemption of the remaining public shares assumed to be redeemed in those scenarios after giving effect to the January 16, 2026 redemption event.

L. The PIPE Investment or “Subscription Agreement”

Adjustment L reflects the receipt of $10.0 million in gross cash proceeds from the issuance of 938,086 Pubco Ordinary Shares at a Redemption Price estimated at $10.66 (based on the Redemption Price as of June 30, 2026) per share pursuant to the Subscription Agreement, concurrently with the closing of the Business Combination. The adjustment records an increase in cash of $10.0 million and a corresponding increase in additional paid-in capital of $10.0 million.

No placement-agent fees, commissions, discounts or other incremental issuance costs have been reflected in this adjustment because no such amounts are payable in connection with the PIPE Investment.

Note 6. Shares Outstanding

The pro forma balance sheet and the related capitalization effects reflected in the revised schedules give effect to the conversion of the remaining CAC shares into Pubco shares, the exchange of the Company’s historical equity interests for Pubco equity interests and the effect of the January 16, 2026, redemption event and additional assumed redemption scenarios. The final number of Pubco shares outstanding at closing will depend on the actual number of CAC shares redeemed, the final capitalization of the Company immediately prior to closing, and the final closing mechanics under the Business Combination Agreement and related transaction documents.

Note 7. Use of Estimates

The unaudited pro forma condensed combined financial information is based on available information and a number of assumptions and estimates that management believes are reasonable under the circumstances. The final amounts recorded at closing may differ materially from the information presented in the unaudited pro forma condensed combined financial information as additional information becomes available and final closing amounts are determined.

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for the Company, CAC and Pubco and the unaudited pro forma combined share information for December 31, 2025, after giving effect to the Business Combination, and based on the redemption scenarios described below of CAC’s publicly traded CAC Ordinary Shares.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of the Company, CAC and Pubco and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period.

Historical and Pro Forma Per Share Data

The historical per share data of the Company, CAC, and Pubco have been derived from their respective historical financial statements included elsewhere in this proxy statement/prospectus. The Company and Pubco outstanding shares were issued at no par value. Historical book value per share information is presented based on shareholders’ equity or deficit divided by the applicable number of outstanding shares. The unaudited pro forma combined per share data are presented for illustrative purposes only and do not purport to represent the actual results of operations or financial position that would have been achieved had the Business Combination been completed on the dates indicated and are not necessarily indicative of the future results or financial position of Pubco following the Business Combination. The information below should be read in conjunction with the unaudited pro forma condensed combined financial information and related notes, and the historical financial statements of the Company, CAC, and Pubco included elsewhere in this proxy statement/prospectus.

	Consolidated WISeSat Corp	Pubco	CAC	Pubco
Book Value Per Share (As of December 31, 2025)
Book Value (equity) as of December 31, 2025	6,300,325	—	62,410,840	—
CAC Ordinary Shares Redeemed on January 16, 2026	—	—	(35,832,101)	—
CAC Ordinary Shares to be Redeemed on Closing	—	—	—	—
Book value as of December 31, 2025, adjusted for January 16, 2026, redemption	6,300,325	—	26,578,739	—
Weighted Average Shares Outstanding, adjusted for January 16, 2026, redemption	10,010	—	5,385,052	100
Book value per share, weighted average	623.77	—	4.94	—

Earnings (Loss) Per Share – Year Ended December 31, 2025
Net income (loss)	(3,237,546)	—	1,285,090	—
Allocation of net income per redeemable Share	—	—	608,568	—
Weighted Average redeemable Shares Outstanding	—	—	2,550,149	—
Basic and Diluted Net Income per redeemable Share	—	—	0.24	—
Allocation of Net Income per non-redeemable Share	—	—	676,522	—
Weighted Average non-redeemable Shares Outstanding	10,100	—	2,834,903	—
Basic and Diluted Net income per non-redeemable Share	(320.54)	—	0.24	—

	Consolidated WISeSat Corp	Pubco	CAC	Pubco
Earnings (Loss) Per Share – Year Ended December 31, 2024
Net income (loss)	(359,618)	—	(77,094)	—
Weighted Average redeemable Shares Outstanding	—	—	—	—
Basic and Diluted Net Income per redeemable Share	—	—	—	—
Weighted average shares outstanding	250,000	—	1,500,000	—
Basic and diluted net income (loss) per share	(1.44)	—	(0.05)	—

____________

(1)      For the year ended December 31, 2025, WISeSat reflects weighted-average Ordinary Shares and Class F Shares of the Company outstanding during the period. For periods prior to the incorporation of the Company and the contribution of WISeSat AG to the Company, the predecessor share information reflects the 250,000 ordinary shares of WISeSat AG issued and outstanding during the applicable periods.

Net loss attributable to Ordinary and Class F Shareholders

The following table represents the net loss attributable to Pubco Ordinary Shareholders per share calculated using the historical weighted average ordinary and Class F shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2024. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares of ordinary shares outstanding for basic and diluted net loss attributable to ordinary and Class F shareholders per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

	Pro Forma Combined Financial Information
	No Redemption	50% Redemption	Maximum Redemption
Year Ended December 31, 2025
Ordinary Shares’ Allocation of Net Income/(Loss)	(2,596,963)	(2,525,235)	(2,447,364)
Ordinary Shares outstanding, basic and diluted	19,325,738	18,050,664	16,775,589
Net loss per Ordinary Share	(0.13)	(0.14)	(0.15)

Class F Shares’ Allocation of Net Income/(Loss)	(1,746,571)	(1,818,298)	(1,896,170)
Class F Shares outstanding, basic and diluted	12,997,400	12,997,400	12,997,400
Net loss per Class F Share	(0.13)	(0.14)	(0.15)

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus. The risks described below are those which the Company and CAC believe are the material risks that they face. Additional risks not presently known to them or which they currently consider immaterial may also have an adverse effect on them or the combined company following the Business Combination Agreement. Some statements in this proxy statement/prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the Business and Industry

The Company is in an early stage of commercial deployment, and may not achieve its planned growth, profitability, or scale.

The Company is an early-stage space technology company developing secure satellite infrastructure and related space-based services. Its historical activities have consisted primarily of pilot testing, technical validation, funded engineering work and early satellite-related development. The Company is transitioning toward a secure orbital infrastructure model intended to support secure communications, digital identity, post-quantum security technologies and selected secure IoT and D2D use cases. As an early-stage company with limited operating history at commercial scale, the Company has generated nominal revenues to date and has a history of net losses. The Company may not successfully execute its business plan, deploy planned satellite and ground-segment infrastructure, achieve expected adoption rates, convert pilot projects or strategic relationships into long-term contracts, or reach sustainable profitability. Any failure to scale operations, delay in commercialization or inability to convert pilot projects and funded engineering work into commercial revenues could materially adversely affect the Company’s results and prospects.

Costs of the design, procurement, assembly, integration, testing, launch and operation of satellites and related components and ground infrastructure, as well as related engineering, regulatory and cybersecurity costs, are substantial. There can be no assurance that the Company will complete, procure, launch or operate the related infrastructure, products and services on a timely basis, on budget or at all. Design, assembly and launch of satellite systems are highly complex and historically have been subject to frequent delays and cost over-runs. The development, procurement, launch, commissioning and operation of planned satellite infrastructure and related ground-segment capabilities may suffer from delays, interruptions or increased costs due to many factors, some of which may be beyond its control, including:

•        the failure of the services that the Company provided to work as expected as a result of technological or manufacturing and assembling difficulties, design issues or other unforeseen matters;

•        lower than anticipated demand and acceptance for the Company’s satellite services in general;

•        the inability to obtain capital in the public and private markets to finance the Company’s services and related infrastructure, products and services on acceptable terms or at all;

•        engineering and/or manufacturing performance failing or falling below expected levels of output or efficiency;

•        denial or delays in receipt of regulatory approvals or non-compliance with conditions imposed by regulatory authorities;

•        the breakdown or failure of equipment or systems;

•        the inability to reach commercially viable agreements with satellite manufacturers, launch providers and other associated equipment vendors that can accommodate the technical specifications of the Company’s satellites, proposed orbits and resulting satellite coverage, and proposed launch timing;

•        launch costs which may exceed its estimates;

•        non-performance by third-party contractors or suppliers;

•        the inability to develop or license necessary technology on commercially reasonable terms or at all;

•        launch delays or failures or deployment failures or in-orbit satellite failures once launched;

•        the inability to reach commercially viable cooperative agreements to license spectrum;

•        labor disputes or disruptions in labor productivity or the unavailability of skilled labor;

•        increases in the costs of materials or services, including due to inflation;

•        changes in project scope;

•        increased competition, including competitors that may have more resources, technical capabilities, technological know-how, existing infrastructures and footprint, and expertise than the Company has;

•        additional requirements imposed by changes in laws or regulations;

•        geopolitical events, such as the outbreak of war or hostilities, as well as related sanctions and other trade restrictions;

•        pandemics, epidemics or other global public health events; or

•        severe weather or catastrophic events such as fires, earthquakes, storms (including space storms and adverse weather in space) or explosions.

If any of the above events occur, it could have a material adverse effect on the Company’s ability to continue to build the LEO satellite constellation and related infrastructure, products and services, which would materially adversely affect the Company’s business, financial condition and results of operations.

The Company may incur significant expenses and capital expenditures in the future to execute its business plan for the development, procurement, deployment and operation of planned satellite infrastructure and related ground-segment capabilities, and it may be unable to adequately forecast or control its expenses.

The Company plans to develop and deploy additional satellite and ground-segment infrastructure over the next several years, subject to the availability of financing, definitive agreements with satellite and launch partners, regulatory approvals, launch capacity and customer demand. The development, manufacturing, launch, insurance and operation of LEO satellites and associated ground segment require significant capital expenditures, including but not limited to:

•        design, develop, assemble and launch the Company’s satellites;

•        design and develop the components of the Company’s services;

•        obtain and maintain appropriate spectrum rights, regulatory authorizations and related operating permissions;

•        conduct research and development;

•        purchase raw materials and components;

•        launch and test the Company’s systems;

•        expand the design, development, production, maintenance and repair capabilities;

•        protect the Company’s intellectual property rights; and

•        increase the Company’s general and administrative functions to support the Company’s growing operations.

The funding required to complete the constellation and maintain service continuity may exceed current expectations. Company may require additional equity or debt financing, which may not be available on favorable terms, or at all. If Company is unable to raise sufficient capital when needed, it may have to delay deployments, reduce planned functionality, forego market opportunities, or curtail operations. If the Company is unable to efficiently design, assemble, launch and service its satellites or experience significant delays during such development, its potential margins, potential profitability and prospects could be materially and adversely affected.

The Company’s ability to successfully implement its business plan will depend on a number of factors outside of its control.

The success of the Company’s business plan is dependent on a number of factors outside of its control, including:

•        the ability to maintain the functionality, capacity and control of the satellite network once launched;

•        the ability to access the appropriate spectrum on suitable terms to the Company;

•        the level of market acceptance and demand for its products and services and their end-user customers;

•        the ability to introduce products and services that satisfy market demand;

•        the ability to comply with all applicable regulatory requirements in the countries in which the Company plans to operate;

•        the effectiveness of competitors in developing and offering similar services and products;

•        the ability to find third parties to successfully launch its satellites; and

•        the ability to maintain competitive prices for its products and services and to control its expenses.

Also, if the performance, reliability, security, latency, coverage or interoperability of the Company’s planned satellite infrastructure and related services do not meet customer requirements, the Company may not achieve customer adoption in its targeted sovereign, defense, critical-infrastructure and other security-sensitive markets.

The Company is highly dependent on retaining key employees, and hiring qualified management, technical, engineering and regulatory personnel, its business could be adversely affected if it is unable to do so.

The Company’s success also depends, in part, on its continuing ability to identify, hire, attract, train and develop other highly qualified personnel, in particular engineers. Executing and operating secure satellite infrastructure and related ground-segment capabilities requires highly specialized expertise in satellite engineering, telecommunications, cybersecurity, cryptography, mission operations and regulatory compliance. Competition for such personnel is intense. The Company may not be able to attract, assimilate, develop or retain qualified personnel in the future, and its failure to do so could adversely affect its business, including the execution of its business strategy. Any failure by its management team and its employees to perform as expected may have a material adverse effect on its business, prospects, financial condition and operating results.

Rapid and significant technological changes could render the Company’s services obsolete and impair its ability to compete.

The satellite communications industry is subject to rapid advances and innovations in technology. The Company may face competition in the future from companies using new technologies and new satellite systems, including competitors who may have more resources than the Company does. New technology could render the Company’s services obsolete or less competitive by satisfying customer demand in more attractive ways or through the introduction of incompatible standards. Particular technological developments that could adversely affect the business plan may include the deployment by the Company’s competitors of new satellites with greater power, flexibility, efficiency or capabilities than the Company’s, as well as continuing improvements in terrestrial wireless technologies. For the Company to keep pace with technological changes and remain competitive, the Company may need to make significant capital expenditures, including capital to design and launch new products and services. Customer acceptance of the products and services that the Company offers may be affected continually by technology-based differences in the Company’s product and service offerings compared to those of competitors. New technologies may also be protected by patents or other intellectual property laws and therefore may not be available. Any failure to implement new technology within the Company’s services may compromise its ability to compete.

The Company’s business depends on achieving operating scale, reliable satellite and ground-segment performance, skills and expertise to operate its infrastructure, and regulatory and filings approval; partial or delayed deployment may limit competitiveness.

The commercial viability of the Company’s planned secure satellite infrastructure depends on satellite capacity, coverage, latency, reliability, regulatory access, ground-segment performance and cost. If the planned satellite and ground-segment infrastructure is deployed more slowly than expected, or if its scale or performance is materially lower than planned, service quality and customer adoption could be reduced. The Company’s value proposition assumes meaningful expansion of satellite capacity and related operating capabilities, and there can be no assurance that the planned infrastructure will be completed on schedule, on budget or perform as intended.

The Company intends to expand its operations significantly. To properly manage its growth, the Company will need to hire and retain additional personnel, and improve its business processes and controls. The Company’s future expansion will include:

•        hiring and training new personnel;

•        assembling, operating and servicing the satellite network;

•        developing new technologies;

•        controlling expenses and investments in anticipation of expanded operations; and

•        implementing and enhancing administrative infrastructure, systems and processes.

Failure to manage growth effectively could have a material adverse effect on the quality of the execution of the Company’s business plan, its ability to attract and retain professionals, as well as its business, financial condition and results of operations.

Also, as the Company introduces new services or enter into new markets, the Company may face new market, technological, operational, compliance and administrative risks and challenges, including risks and challenges unfamiliar to us. The Company may not be able to mitigate these risks and challenges to achieve its anticipated growth or successfully execute large and complex projects, which could materially adversely affect its business, prospects, financial condition and results of operations.

Many target customers operate in industries or institutional markets that are subject to long procurement cycles, government budget constraints, regulatory requirements and changing strategic priorities.

End-markets such as oil and gas, utilities, logistics, and defense are influenced by macroeconomic conditions, commodity price cycles, capital expenditure trends, and government appropriations. Downturns in these sectors could reduce customer spending on D2D deployments or delay renewals. In particular, public-sector defense programs may be subject to political shifts, tender delays, or cancellation.

The Company does not manufacture satellites internally and expects to rely on key third-party satellite manufacturers, launch service providers and other industrial partners for its planned next-generation satellite infrastructure. Any deterioration of the relationship with these strategic partners could impair execution and materially and adversely effect or business or results of operations.

As of the date of this proxy statement/prospectus, the Company is negotiating arrangements with FOSSA Systems for the manufacture and deployment of additional satellites, but such arrangements have not been finalized, and there can be no assurance that any definitive agreement will be entered into on the terms currently contemplated, or at all. If we do not enter into an agreement with FOSSA Systems, or another provider, to manufacture satellites, we will continue to rely on arrangements with providers of satellites for use of their satellites and payload capacities. The Company expects to rely on third-party satellite manufacturers, and deployment of additional satellites will depend on the Company’s ability to enter into definitive agreements on acceptable terms, obtain financing, satisfy regulatory requirements and successfully integrate and operate the relevant satellites.

The Company’s planned satellite infrastructure depends on strategic partnerships for satellite platforms, launch services, ground-segment capabilities, mission-control software, technology integration and regulatory support. Our QSOC initative involves entering into contracts with satellite providers such as FOSSA for such satellites, which we are currently negotiating and have not finalized. If our counterparties or key partners do not enter into agreements or arrangements with us, reduce support, fail to perform, experience financial difficulties, delay deliveries, or pursue competing strategies, the Company may be unable to execute its deployment plans, achieve operational autonomy or meet customer expectations. Replacing such relationships could be costly, time-consuming, and may not be feasible on comparable terms, which could have a material and adverse effect on our business or results of operations.

The projected benefits of the transaction rely on assumptions about satellite infrastructure deployment and market demand that may not materialize.

Projections and valuation assumptions for the Company are inherently uncertain. They depend on successful satellite procurement, launch, commissioning and operations, reliable ground-segment and mission-control capabilities, customer adoption, pricing, regulatory access and the Company’s ability to convert pilot projects, funded engineering work and strategic relationships into commercial revenues. If actual performance differs materially from assumptions, the Company may underperform market expectations, which could negatively affect the trading price of Pubco securities.

The Company’s ability to generate revenue depends on its ability to convert pilot projects, funded engineering work and strategic relationships into binding commercial contracts and recurring customer demand.

The Company’s ability to generate revenue will depend on its ability to convert pilot projects, funded engineering work, technical validation activities and strategic relationships into binding commercial or institutional contracts. Government, defense and critical-infrastructure customers typically have long procurement cycles, strict technical and cybersecurity requirements, milestone-based acceptance processes and budget constraints. If the Company is unable to convert early-stage engagements into broader commercial or institutional arrangements, or if anticipated programs are delayed, reduced or cancelled, the Company’s revenue growth and operating results could be materially adversely affected.

The Company’s historical revenue has been concentrated in a limited number of counterparties associated with the Swiss Government and its related agencies, and the loss, delay or non-renewal of such customer relationships could materially adversely affect its results of operations.

The Company’s historical revenue has been concentrated in a limited number of counterparties associated with the Swiss Government and its related agencies. For the year ended December 31, 2025, revenue consisted of $125,953 from RUAG, a defense-related entity owned by the Swiss Confederation, and $70,811 from armasuisse, the Swiss Confederation’s procurement agency for defense and security. For the year ended December 31, 2024, revenue was derived from armasuisse-funded research projects.

Our commercialization efforts are at an early stage. Historically, we have focused on developing and validating our technology through pilot testing, customer-funded engineering work and related satellite activities. For the years ended December 31, 2025 and 2024, all of our revenue was derived from counterparties associated with the Swiss Government and its related agencies. For 2025, revenue consisted of $125,953 from RUAG, a defense-related entity owned by the Swiss Confederation, and $70,811 from armasuisse, the Swiss Confederation’s procurement agency for defense and security. For 2024, revenue consisted of $57,397 from armasuisse-funded research projects. If we fail to obtain additional customer-funded engineering work, convert existing relationships into broader commercial or institutional arrangements, or develop revenue from additional customers, our revenues and operating results could be materially adversely affected.

Our customers’ continued success will depend in large part on growth within their respective markets. Demand in these markets fluctuates significantly, driven by the development of new technologies and prevailing economic conditions. Factors affecting these markets could seriously harm our customers and, as a result, harm us, including:

•        the effects of catastrophic and other disruptive events at our customers’ operational sites or targeted markets including, but not limited to, natural disasters, telecommunications failures, geopolitical instability caused by international conflict, including Russia’s invasion of Ukraine, cyber-attacks, terrorist attacks, pandemics, epidemics or other outbreaks of infectious disease, breaches of security or loss of critical data;

•        increased costs associated with potential disruptions to our or our customers’ supply chain and other manufacturing and production operations;

•        the deterioration of our customers’ financial condition;

•        delays and project cancellations as a result of design flaws in the communications systems developed by us or our customers;

•        the inability of our customers to dedicate the resources necessary to promote and commercialize their products;

•        the inability of our customers to adapt to changing technological demands resulting in their products becoming obsolete; and

•        the failure of our satellite communications systems or our customers’ products to achieve market success and gain market acceptance.

Any slowdown or a disruption in the growth of these markets could adversely affect our financial condition and results of operations.

Competition in secure satellite infrastructure, LEO connectivity and quantum-resilient space communications is intense, and the Company may fail to differentiate its services.

The markets for secure satellite infrastructure, LEO connectivity, quantum-resilient communications and security-sensitive space-based services are rapidly evolving. The Company may face competition from established satellite operators, aerospace and defense contractors, emerging LEO constellation operators, terrestrial and hybrid communications providers, cybersecurity companies and new entrants with significantly greater financial, technical, regulatory and operational resources. Competitors may offer greater coverage, lower prices, higher bandwidth, more established ecosystems, stronger procurement relationships or more mature operating infrastructure. Competitive pressure may force the Company to reduce prices, increase customer incentives, accelerate research and development spending, or modify its planned service offerings, which could reduce margins and delay profitability.

Any decline in demand for the Company’s products or services from its clients could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company is exposed to the risk that customers or strategic counterparties may delay, reduce or withdraw expected orders, funded engineering projects, capacity commitments or deployment plans after the Company has committed technical, engineering, regulatory or supplier resources. Because satellite infrastructure, ground-segment development and secure communications projects may involve long development and deployment cycles, the Company may incur costs before associated revenue is confirmed or realized. If customers or counterparties reduce demand, delay programs or decline to enter into definitive agreements, the Company may need to reallocate resources, delay planned deployments, seek alternative customers or absorb costs that cannot be recovered, which could materially adversely affect its business, financial condition and results of operations.

Dependence on a SaaS-style recurring revenue model creates sensitivity to churn, pricing pressure, and long sales cycles.

Dependence on recurring capacity, service or infrastructure arrangements creates sensitivity to contract non-renewal, pricing pressure and long sales cycles.

The Company expects that a meaningful portion of its future revenue may depend on recurring capacity, service, right-of-use, infrastructure or support arrangements. These arrangements may be subject to customer churn, contract non-renewal, usage-based revenue volatility, downward pricing pressure and long procurement cycles. Customers in sovereign, defense, critical-infrastructure and other security-sensitive markets often require extensive technical validation, cybersecurity review, regulatory clearance and budget approval before entering into long-term arrangements. Failure to convert pilots, funded engineering work or strategic relationships into multi-year commercial or institutional arrangements could materially adversely affect revenue visibility and predictability.

Because we have historically had arrangements with related parties affecting a significant part of our operations, such arrangements may not reflect terms that would otherwise be available from unaffiliated third parties.

In all related party transactions, there is a risk that even if the company personnel negotiating on behalf of the company with the related party are striving to ensure that the terms of the transaction are arms-length, the related party’s influence may be such that the transaction terms could be viewed as favorable to that related party. We rely on arrangements with related parties for support of our operations, including technical support, and may engage in additional related party transactions in the future. For example, we have historically relied on WISeKey group entities for financing, administrative support, management services and other corporate functions, and we expect to continue to engage in related-party arrangements with WISeKey, SEALSQ and other affiliated entities, including arrangements related to technology, cybersecurity, satellite capacity, infrastructure support and the contemplated Quantum Spatial Orbital Cloud (“QSOC”)-related commercial model. See “Certain Relationships and Related Person Transactions” for further details. Although we believe that the terms of our arrangements with related parties are reasonable and generally consistent with market standards, such terms do not necessarily reflect terms that we or such related parties would agree to in arms-length negotiations with an independent third party. Furthermore, potential conflicts of interest can exist if a related party is presented with an issue that may have conflicting implications for us and such related party. The appearance of conflicts of interest created by related party transactions could impair the confidence of our investors. If a dispute arises in connection with any of these arrangements, which is not resolved to our satisfaction, our business could be materially and adversely affected.

The Company’s QSOC-related commercial model depends significantly on entry into agreement with SEALSQ, and any failure to finalize or perform the contemplated arrangements with SEALSQ could materially adversely affect the Company’s business plan, revenue expectations and results of operations.

The Company’s strategic roadmap includes support for SEALSQ’s Quantum Spatial Orbital Cloud, or QSOC, initiative. Under the contemplated model, SEALSQ is expected to own and operate the QSOC program and provide the quantum, quantum-resilient, secure semiconductor, cybersecurity and trusted identity technologies associated with that program, while the Company is expected to provide satellite capacity and related space and ground-segment infrastructure, subject to definitive agreements, technical validation, financing, launch cadence, regulatory requirements and customer demand.

The Company expects that SEALSQ may represent a significant customer, technology partner and related-party counterparty in connection with its initial QSOC-related capacity and infrastructure strategy. Any delay, reduction, non-performance, change in strategic priorities, funding limitation, commercial shortfall or dispute involving SEALSQ could materially delay or impair the Company’s ability to enter into any agreement with SEALSQ or to convert the QSOC roadmap into revenue-generating arrangements. In addition, if a substantial portion of the Company’s future revenue is derived from SEALSQ or other related parties, the Company may be exposed to customer concentration risk, related-party transaction scrutiny and uncertainty regarding whether such arrangements reflect terms that would have been obtained in transactions with unaffiliated third parties.

Our QSOC initiative requires entry into agreements with our affiliate SEALSQ which has officers mutual with our Company and which has substantial voting rights in our shares and the terms of such agreements may not be as favorable to us as to SEALSQ.

The QSOC initiative requires entry into a right of use with SEALSQ over an expected twelve satellites to be launched beginning in the fourth quarter of 2026. This right of use has not yet been entered into with SEALSQ. We expect that the right of use would not be exclusive to SEALSQ regarding capacity in such satellites, but possibly exclusive to SEALSQ in respect of use of its proprietary SEALSQ technology and computer chips. We expect to deploy a planned constellation of up to 100 LEO satellites by 2029 – 2033, of which such twelve satellites are a minor percentage. We also believe the revenue from such twelve satellites and right of use would enhance our business. However, we have not finalized pricing arrangements with SEALSQ. SEALSQ has officers which are mutual with our officers including our CEO. In addition SEALSQ owns Company Class F ordinary shares and consequently will own Pubco Class F ordinary shares upon closing of the business combination and so will be able potentially exercise substantial voting power in a shareholder meeting of Pubco shareholders. SEALSQ similar to us is a subsidiary of WISeKey. We cannot assure that the right of use expected to be entered into with SEALSQ will be more favorable to us than to SEALSQ or on terms that may be as favorable as otherwise available in arms’ length transactions with third parties, based on any comparison of the proprietary technology of SEALSQ compared to any other similar quantum technology, and any comparable right of use. Although the board of directors of the Company are subject to BVI law in connection with decisions of the board, the entry into any such arrangements may not be as favorable as obtainable with third parties. We expect that the experience with such arrangements will benefit us with deployment of our constellation of additional LEO satellites by 2033. No assurance can be made that the right of use will be entered into with SEALSQ on favorable terms to us or at all. If we fail to enter into a right of use with SEALSQ the QSOC initiative will not occur, which may have a material adverse effect on our business or results of operations.

Our services require licenses to communicate to or between satellites, for which we currently rely on entry into such agreements with third parties, and if we do enter into or maintain such agreements with third parties or we do not obtain such regulatory approvals and licenses we will not be able to make such communications which would materially and adversely effect our business and results of operations.

WISeSat’s planned satellite-based D2D, IoT connectivity and related satellite infrastructure services rely on the use of radio frequency spectrum and are therefore subject to international spectrum coordination and national telecommunications authorizations. International spacecraft frequency use is coordinated through the International Telecommunication Union, or ITU, under the ITU Radio Regulations. The ITU process is conducted through national administrations rather than directly by satellite operators. In Switzerland, the relevant national telecommunications regulator is the Swiss Federal Office of Communications, or OFCOM/BAKOM.

Based on its current operating plan, WISeSat expects that its planned satellite network will require two ITU filings: an API/A filing for spectrum not subject to coordination and a CR/C filing for spectrum subject to coordination. At the national level, WISeSat expects to require authorizations for one or more ground stations used to communicate with and control the network in Switzerland, and, where applicable, authorizations for end-user devices in Switzerland and/or deployed in jurisdictions where WISeSat provides D2D or IoT connectivity services (“market access”).

For the initial deployment phase, WISeSat expects that certain filings, spectrum rights or authorizations may initially be held or managed by FOSSA Systems, the satellite manufacturer and mission partner, or other relevant mission partners, and we expect that WISeSat may rely on such filings, rights or authorizations where permitted by the relevant regulators until WISeSat’s own filings and authorizations are sufficiently advanced or granted.

We have not finalized these arrangements with FOSSA Systems, or other mission partners. To the extent we have not finalized such arrangements, our business and results of operations would be materially and adversely affected.

WISeSat has begun work on its own filings and authorization process through Switzerland (OFCOM/BAKOM). There can be no assurance that WISeSat will obtain all required filings, authorizations or approvals within the expected timeframe, or at all.

The regulatory requirements for satellites and related communications and operations are subject to and expected to change, which could materially increase our cost of operations for regulatory compliance and subject our operations to limitations or cessations subject to compliance with those regulations.

The United Nations maintains a UN Register of Objects Launched into Outer Space, although Switzerland does not currently maintain a local registry, and thus cannot facilitate entries in this UN Register.

Until such time as a national Swiss registry is established, the Company will request an official communication from the Swiss Space Office affirming the Swiss identity of its planned satellite platforms. As soon as the registry is established, the Company will seek the registration of the satellite platforms to the UN Register with Switzerland as the State of Registry.

The Company notes that use of certain filings, spectrum rights, or authorizations not held by WISeSat during the initial deployment phase would be for those filings, spectrum rights, or authorizations that are relevant only for the control of the network, but not the provision of services to end-user devices.

Switzerland is also in the process of developing a Federal Act on Space Operations, which is expected to introduce a national authorization and supervision framework for space operations, including the operation and control of satellites. Based on information currently available to WISeSat, the Swiss Federal Act on Space Operations is not expected to enter into force before the initial deployment phase of the Company’s planned operations. If and when such legislation becomes effective, WISeSat may be required to obtain additional Swiss space operations authorizations and comply with related requirements, including requirements relating to technical capability, safety, environmental considerations, liability and insurance.

Regarding the Regulation of the European Parliament and of the Council on the Safety, Resilience, and Sustainability of Space Activities in the Union (referred to as the EU Space Act), based on the Company’s regulatory advice received by management, this new instrument will impose certain requirements on non-EU entities providing space operation services or space-based data within the European Union. If WISeSat’s plans include to provide space-based data specifically into EU Member States’ territories, WISeSat may be required to perform the necessary registration and respect the necessary requirements before commencing such activities. However, as if the date of this proxy statement/prospectus the EU Space Act remains in deliberation and is not expected to enter into force until 2030.

WISeSat does not currently intend, through at least December 2027, to operate from, provide connectivity services or signal into, or seek market access in, the United States. Its near-term commercial and operational focus is expected to remain in Europe, and potentially the Middle East and Asia. Accordingly, based on WISeSat’s current operating plan, WISeSat does not currently expect to require licenses or market access approvals from the U.S. Federal Communications Commission, or FCC, for its initial deployment phase. If WISeSat’s plans change and it seeks to provide services into the United States, operate U.S.-based earth stations, use U.S.-licensed spectrum rights, or otherwise engage in activities subject to U.S. satellite communications regulation, WISeSat may be required to obtain FCC licenses, market access approvals or other authorizations before commencing such activities.

Accordingly, the regulatory requirements for satellites and related communications and operations are subject to and expected to change, which could materially increase our cost of operations for regulatory compliance and subject our operations to limitations or cessations subject to compliance with those regulations.

We have in 2026 expanded our business model to include Quantum Spatial Orbital Cloud, or QSOC, which involves potential operation of ground stations, or control of satellites, but we do not have a licenses currently to operate ground stations for satellites or control satellites, and if we do enter into agreements with third parties which have such licenses or we do not obtain such regulatory approvals and licenses we will not be able to perform such operations which would materially and adversely effect our QSOC business and results of operations.

Additional regulatory requirements apply in jurisdictions where WISeSat operates ground stations, controls satellites, provides radio-based services or deploys end-user devices. WISeSat currently does not have a network operating center, or NOC, which controls satellites, or a mission control system, or MCS, for the software control of satellites. We rely on third parties, including FOSSA, to control satellites which we deploy. To the extent such NOC is established and control is maintained directly through WISeSat, would we need regulatory approval and licenses for NOC and MCS activity. Such approvals and licenses would be sought through the International Telecommunication Union, and interfacing local governmental agencies with the ITU, in Europe. We do not intend to have a NOC in the United States, although any such NOC would be subject to the jurisdiction of the Federal Communications Commission in the U.S. Without such regulatory approvals and licenses, which depend on the location of a NOC, and subject the MCS, we will not be able to perform such operations. For more information, see “Business of WISeSat — Regulatory and Spectrum Matters.”

The success of the Company depends on the continued reliability and evolution of cryptographic and secure-element technologies.

The Company expects to rely on advanced cryptographic algorithms, digital credential issuance and validation, secure elements, trusted identity infrastructure and post-quantum security technologies to provide authentication, confidentiality and integrity across its satellite, ground-segment and selected user-segment architectures. The threat environment for space-based networks, secure communications systems and connected devices is rapidly evolving. If cryptographic standards are compromised, become obsolete, or are not interoperable with customer security requirements, the Company may be required to invest significantly to upgrade its security stack. Any vulnerability, failure, or perceived weakness in the Company’s security could damage customer trust, expose Company to liability, and adversely affect adoption. Although the Company has implemented and intend to continue to implement security measures, these measures may prove to be inadequate. These security incidents could have a significant effect on its systems, devices and services, including system failures and delays that could limit network availability, which could harm its business and its reputation and result in substantial liability.

System performance, including latency and interoperability, may not meet customer requirements.

The Company’s planned offering is designed to support secure satellite infrastructure and related space-based services, including selected secure IoT, D2D, telemetry, authentication and high-trust communications use cases. Actual performance may differ from expectations due to constellation density, ground segment limitations, spectrum constraints, atmospheric/space conditions, or integration challenges. If latency, throughput, device-to-satellite access frequency or interoperability with customer devices and platforms is inferior to competing solutions or fails to meet mission-critical requirements, customers may not adopt or may discontinue the Company’s services.

Interruptions, delays or discontinuations in service arising from the Company’s own systems or from third parties could impair the delivery of its services and harm its business.

The Company relies on systems housed on third party’s facilities, including bandwidth providers and third-party cloud data storage services, to enable customers to receive its services in a dependable, timely, and efficient manner. The Company has experienced and may in the future experience periodic service interruptions and delays involving its own systems and those of third parties. Both the Company’s facilities and those of third parties are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism, the failure of physical, administrative, technical, and cyber security measures, terrorist acts, natural disasters, human error, the financial insolvency of third parties, and other unanticipated problems or events. The occurrence of any of these events could result in interruptions in the Company’s services and unauthorized access to, or alteration of, the content and data contained on its systems and those that third parties store and deliver on its behalf. Any disruption in services provided by these third parties could materially adversely impact the Company’s business reputation, customer relations, and operating results. Upon expiration or termination of agreements with third parties, the Company may not be able to replace the services provided in a timely manner or on terms and conditions, including service levels and cost, that are favorable, and any transition from one third party to another could subject the Company to operational delays and inefficiencies until the transition is complete. If the Company’s suppliers terminate their relationships with us, fail to provide equipment or services on a timely basis, or fail to meet performance expectations, the Company may be unable to launch satellites in a timely manner or provide products or services to customers in a competitive manner, which could in turn negatively affect its financial results and reputation.

Supply chain disruptions and component shortages could delay satellite production or increase costs.

The Company’s planned satellite infrastructure and secure hardware will rely on third-party satellite manufacturers, launch service providers, component suppliers, secure semiconductor providers, ground-segment suppliers and other industrial partners. These supply chains involve specialized components, long lead times, launch scheduling constraints, quality-control requirements, export-control restrictions and regulatory dependencies. Global supply chain disruptions, semiconductor shortages, component quality issues, launch-provider delays, geopolitical constraints or financial distress affecting key suppliers could delay satellite production, increase costs, reduce planned functionality or impair service readiness. Any sustained disruption could delay the Company’s satellite infrastructure rollout or impair its ability to meet customer expectations. Should operational risks materialize, it could result in the monetary losses, delays, unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all of which could have a material adverse effect on the Company’s business, prospects, financial condition or operating results.

Risks Related to the Satellites

The Company may not be able to launch satellites, or operate satellites after launch, successfully.

The manufacture, testing, launch, deployment and operation of satellites involve significant technical risk. Satellites may fail to reach orbit, deploy correctly, or operate as designed. Launch opportunities may be delayed or canceled for reasons outside Company’s control, including launch provider failures, geopolitical constraints, supply chain disruptions or adverse space weather. Any major delay or failure could reduce coverage, impair customer service, require costly replacements, or delay revenue generation.

The Company relies on third-party partners for launch services and may rely on third-party ground stations or related infrastructure. These partners may experience scheduling constraints, technical failures, financial distress, or strategic shifts away from supporting the Company. Company may have limited ability to secure alternative providers quickly or at comparable costs. Any disruption in launch or ground segment services could adversely affect constellation availability and planned deployment timelines. The Company may not be able to operate its satellites successfully due to mechanical deployment failures after launch or problems occurring during the deployment once in space. In addition, the Company may not achieve the desired altitudes to operate its satellites which could result in a failure of its satellites to operate as planned.

The Company does not launch the satellites it deploys and depends on launch capabilities and availabilities of third parties which launch satellites, and any backlog or limitations on launch capabilities or availabilities of third parties or failure to enter into arrangements that allow such launches, could reduce or materially negatively impact the Company’s business or results of operations.

The Company does not launch satellites into orbit and does not plan to develop such capabilities. Instead, the Company relies on third parties which launch satellites into orbit. Currently, the Company’s arrangement with FOSSA Systems includes launch of satellites into orbit using SpaceX (Space Exploration Technologies Corp.) or other providers which launch satellites into space. The arrangements with such satellite launch providers is limited and arrangements are subject to negotiation from time to time, and availability for launch of satellites is limited based on those arrangements and also the availability of launch windows, mission parameters, systems, technical and weather factors, among other relevant factors. There can be no assurance that the Company will have availability to launch providers or that such providers will have availability or windows to launch satellites. Any failure of the Company to have access to a suitable launch provider or any failure of such launch provider to successfully launch a satellite the Company deploys would materially and negatively affect the ability of the Company to have a satellite it deploys launched into space and would, if such conditions persist, result in a materially negative effect on the Company’s business or results of operations. Any backlog or limitations on launch capabilities or availabilities of third parties or failure to enter into arrangements that allow such launches of satellites the Company deploys, could reduce or materially negatively impact the Company’s business or results of operations.

The satellites used by the Company may experience operational problems, which could affect its ability to provide an acceptable level of service to the end-user customers.

The Company’s planned satellite infrastructure and related space-based services may experience intermittent signal disruptions, command and control issues, payload anomalies, ground-station outages, data transmission failures, degraded coverage, latency issues or cybersecurity-related disruptions. If the magnitude or frequency of such problems occur repeatedly, the Company may no longer be able to provide a commercially acceptable level of services to the end-user customers, its business and financial results and reputation would be harmed and its ability to pursue its business plan would be compromised.

From time to time, the Company may reposition its satellites within the constellation to optimize service, which could result in degraded service during the repositioning period. Although the Company will have some ability to remedy some types of problems affecting the performance of satellites remotely from the ground, the physical repair of its satellites in space is not currently feasible.

The satellites used by the Company could fail to perform or could perform at reduced levels of service because of technological malfunctions or deficiencies, regulatory compliance issues, or events outside of its control, which would harm its business and reputation.

The satellites used by the Company are subject to the risks inherent in a global, complex telecommunications system employing advanced technology and regulated internationally. Any disruption to its satellites, services, information systems or telecommunications infrastructure, or regulatory compliance issues, could result in the inability or reduced ability of end-user customers to receive services for an indeterminate period of time. These customers may include government agencies conducting mission-critical work throughout the world, as well as consumers and businesses located in remote areas of the world and operating under harsh environmental conditions where traditional telecommunications services may not be readily available. Any disruption to the Company’s services or extended periods of reduced levels of service could cause us to lose customers or revenue, result in delays or cancellations of future implementations of its products and services, result in failure to attract customers, or result in litigation, customer service or repair work that would involve substantial costs and distract management from operating its business. The failure of any of the diverse elements of the Company’s services, including its satellites, to function as required could render the Company’s services unable to perform at the quality and capacity levels required for success. Any system failures, repeated product failures or shortened product life, or extended reduced levels of service could reduce its expected sales, increase costs, or result in warranty or liability claims or litigation, and harm its business.

Customers in infrastructure, defense, logistics and safety-critical environments may seek contractual remedies or damages for service interruptions, device failures, inaccurate telemetry, or security incidents. Even if liability is contractually limited, disputes or claims could be costly, damage relationships, or deter new customers. Satellite failures or systemic security incidents could amplify exposure.

The satellites used by the Company have a limited life and may fail prematurely, which could cause its network to be compromised and materially and adversely affect its business, prospects and potential profitability.

The Company may experience in-orbit malfunctions of its satellites once launched, which could adversely affect the reliability of their service or result in total failure of the satellite. In-orbit failure of a satellite may result from various causes, including component failure, loss of power or fuel, inability to control positioning of the satellite, solar or other astronomical events, including solar radiation, wind and flares, and space debris. Other factors that could affect the useful lives of its satellites include the quality of construction, gradual degradation of solar panels and the durability of components. Radiation-induced failure of satellite components may result in damage to, or loss of, a satellite before the end of its expected life. If a satellite fails, the Company may incur replacement costs, supplier remediation costs, additional launch or insurance costs, customer support costs, contractual claims or impairment charges. Any impairment charges could reduce the Company’s results of operations for the period in which the failure occurs, and any operational failure could also delay deployment plans, reduce available capacity or damage customer relationships.

Selected transaction-related and tokenized service proof-of-concept initiatives may not mature into viable commercial products and could attract legal and reputational risk.

The Company has participated in early-stage proof-of-concept activities involving secure digital interaction, machine-to-machine transactions and selected tokenized service models supported by space-based infrastructure. These activities are novel, technically complex and commercially unproven. They may require additional investment and may not generate meaningful revenue. In addition, blockchain, digital-asset and tokenized transaction activities are subject to uncertain and rapidly evolving regulation and public scrutiny. Any failure to comply with applicable laws or adverse market perception could expose the Company to regulatory enforcement, reputational damage or customer resistance.

The Company’s research and development efforts may not produce successful products or enhancements to its security solutions that result in significant revenue or other benefits in the near future, if at all.

Investing in research and development personnel, developing new products and enhancing existing products is expensive and time-consuming, and there is no assurance that such activities will result in significant new marketable products or enhancements, design improvements, cost savings, revenues or other expected benefits. If the Company spends significant time and effort on research and development and is unable to generate an adequate return on such investment, its business and results of operations may be adversely affected.

The Company’s business model is based on promoting trust and security and depends significantly on trust in its brand. Negative media coverage could adversely affect the Company’s brand, and any failure to maintain, protect, and enhance its brand would hurt its ability to retain or expand its customer base.

Maintaining, protecting, and enhancing the Company’s brand is critical to expanding its customer base and depends largely on its ability to continue to develop and provide top-level security. If the Company does not successfully maintain its brand, its business could be harmed.

The Company’s brand may be impaired by a number of factors, including any failure to protect the cryptographic keys, data and software of end customers; failure to keep pace with technological advances on its platform or services; failure to protect its intellectual property rights; or any alleged violations of law, regulation or public policy. Further, if the Company’s partners fail to maintain high standards in the supply chain, or if the Company partners with supply-chain participants that customers reject, the strength of the Company’s brand could be adversely affected. The Company has not historically been required to spend considerable resources to establish and maintain its brand. However, if the Company is unable to maintain growth in its customer base, it may be required to expend greater resources on advertising, marketing, and other brand-building efforts to preserve and enhance brand awareness, which would adversely affect operating results and may not be effective.

Company may be unable to protect or enforce its intellectual property, and may be subject to infringement claims.

The Company relies on proprietary cryptographic, satellite communications, secure provisioning, and platform technologies. Company’s success depends on maintaining and protecting these assets. To accomplish this, the Company will rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses and other contractual rights to establish and protect its rights in its technology. The protection of the Company’s intellectual property rights will be important to its future business opportunities. However, the measures the Company take to protect its intellectual property from unauthorized use by others may not be effective for various reasons, including:

•        any patent applications the Company submitted may not result in the issuance of patents;

•        the scope of its issued patents, including its patent claims, may not be broad enough to protect its proprietary rights;

•        its issued patents may be challenged or invalidated by its competitors;

•        its employees or business partners may breach their confidentiality, non-disclosure and non-use obligations to the Company;

•        third parties may independently develop technologies that are the same or similar to the Company’s;

•        the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make enforcement impracticable; and

•        current and future competitors may circumvent its intellectual property.

Failure to adequately protect its intellectual property rights could result in its competitors offering similar services and products, potentially resulting in the loss of some of its competitive advantage and a decrease in its revenue, which would adversely affect its business, prospects, financial condition and operating results. Further, Company may not be able to prevent unauthorized use or reverse engineering. Company may also face claims that it infringes third-party IP, which could result in costly litigation, injunctions, or licensing obligations.

Additionally, patent, trademark, copyright and trade secret laws vary throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the U.S. Further, policing the unauthorized use of its intellectual property in foreign jurisdictions may be difficult. Therefore, the Company’s intellectual property rights may not be as strong or as easily enforced outside of the U.S. Also, the Company may have difficulty enforcing its rights against a competitor where an infringement occurs in outer space.

Cybersecurity attacks, including against satellites, ground segment, or cloud back-end, could disrupt services and harm Company.

Space-based infrastructure, satellites, payloads, ground segments, mission-control systems, customer interfaces and associated data platforms face heightened cybersecurity risks, including jamming, spoofing, uplink and downlink interference, unauthorized command attempts, malware, supply-chain attacks, insider threats and nation-state activity. A successful cyberattack could impair the Company’s ability to provide reliable services, compromise sensitive customer data, lead to service outages, or cause satellites or devices to malfunction. The development and maintenance of systems to prevent such attacks is costly and requires ongoing monitoring and updating. Even if Company has invested in robust security solutions, no system is immune. Any such incident could result in reputational harm, customer loss, regulatory investigations, or litigation.

While, to date, the Company has not been subject to cyberattacks that, individually or in aggregate, have been material to its operations or financial condition, the preventive actions the Company takes to reduce the risks associated with cyberattacks may be insufficient to repel or mitigate the effects of a major cyberattack in the future.

Space debris and collision risks could damage satellites and reduce constellation capacity.

LEO operations face increasing risks from space debris and congestion. Collisions or near-miss events can impair or destroy satellites, generate additional debris, and require collision-avoidance maneuvers that reduce service capacity. Although the Company expects to comply with applicable orbital debris mitigation requirements and to work with its satellite and operations partners to address collision-avoidance and end-of-life disposal obligations, the Company’s ability to mitigate these risks may be limited by the design and capabilities of the relevant satellite platform, the availability and accuracy of tracking data, regulatory requirements, operational constraints and the decisions of third-party operators or service providers. Regulatory requirements regarding debris mitigation and end-of-life disposal may increase compliance costs. If collision risks materially affect the Company’s satellites, Company may face reduced coverage and significant replacement costs.

Risks Related to the Legal and Regulatory Matters

Changes in regulations or public concerns regarding privacy, cybersecurity, data protection, communications security or the handling of customer, device, telemetry or mission-related data could diminish the value of the Company’s services and cause it to lose customers and revenue.

The regulatory framework for privacy, data protection, cybersecurity and communications security continues to evolve in the jurisdictions in which the Company and its partners operate. The Company’s planned services may involve the collection, transmission, storage or processing of customer, device, telemetry, operational, authentication or mission-related data. Applicable laws and regulations may impose restrictions on data use, data localization, cybersecurity controls, incident reporting, cross-border transfers, customer consent, encryption, lawful access, and the handling of sensitive or government-related information. The Company may also depend on third-party partners, suppliers or service providers that process or transmit data on its behalf. If the Company or its partners fail to comply with applicable requirements, or if customers or regulators perceive the Company’s controls as insufficient, the Company could face regulatory investigations, contractual claims, reputational harm, loss of customer trust or restrictions on its ability to provide services.

The Company is subject to complex and evolving space and spectrum regulations globally.

Satellite communications require spectrum access, licensing, filings with relevant national authorities, and coordination with international bodies. Regulatory frameworks may change, approvals may be delayed, or regulators may impose operational constraints. Company may also face challenges in obtaining or maintaining spectrum allocations in desired bands. Because services are intended to operate globally, Company must comply with multiple jurisdictions’ telecom and space regulations, which may be costly and time-consuming. Failure to obtain or maintain necessary authorizations could limit service availability or delay expansion.

The Company’s defense-related collaborations, including with the Swiss Armed Forces, are subject to unique procurement, performance, and termination risks that could reduce expected revenue.

The Company’s business is subject to extensive government regulation. The Company’s ability to secure all requisite governmental approvals is not assured, and the process of obtaining governmental authorizations and permits can be very time-consuming and time-sensitive, and require compliance with a wide array of administrative and procedural rules. A failure by the Company to obtain required approvals could compromise its ability to generate revenue or conduct its business in one or more countries. The Company’s requests for regulatory approvals may be subject to challenges by adverse parties and these challenges could delay or prevent favorable action. Furthermore, regulatory approvals can be issued subject to conditions that have an adverse effect on its ability to implement its business plan.

The Company has conducted pilot-phase and customer-funded engineering activities involving counterparties associated with the Swiss Government and its related agencies, including armasuisse and RUAG, and has publicly discussed collaboration with the Swiss Space Command of the Swiss Armed Forces in relation to secure satellite and sovereign space-infrastructure initiatives. Government and defense programs typically involve long sales and approval cycles, milestone-based acceptance, and strict technical and cybersecurity specifications. Such engagements may be delayed, scaled back, or terminated for convenience or national interest, including due to changes in defense priorities or budgets, often without compensation for anticipated future volumes. If these collaborations do not progress to larger deployments or are reduced or terminated, the Company’s revenues, backlog, and growth prospects could be materially adversely affected.

Defense-related use cases may expose Company to heightened regulatory scrutiny, export controls, and contracting risks.

The Company’s planned satellite infrastructure and related services may support defense and national-security use cases, including secure communications, trusted device authentication, telemetry, selected sensing or signal-related applications, and resilient communications in remote or degraded environments. These activities and related technologies may be subject to export controls, sanctions regimes, security-of-supply requirements, and restrictions on cross-border transfer of hardware, software, encryption, or technical data. Government customers may also impose stringent compliance obligations, audit rights, performance guarantees, and termination rights. Any failure to comply with defense-related regulations, or inability to meet government procurement requirements, could materially adversely affect Company’s ability to operate in these markets.

The Company’s work with defense customers could create reputational and commercial relationship risks.

The Company’s publicly disclosed cooperation with the Swiss Armed Forces and focus on sovereign and defense-grade secure communications may lead some commercial customers, partners, regulators or investors to perceive the Company as defense-aligned, which could affect purchasing decisions, partnership opportunities, or regulatory posture in certain jurisdictions. Adverse publicity, political sensitivity, or stakeholder concerns related to military use cases could harm the Company’s brand or limit commercial expansion, even if the Company complies with all applicable laws.

The Company may need to make significant dedicated investments to meet defense-sector requirements, and these investments may not generate expected returns.

To support Swiss Armed Forces and similar defense-sector initiatives, the Company may be required to allocate engineering resources, tailor satellite payloads or ground-segment capabilities, expand security certifications, and maintain specialized personnel and facilities. These investments are often front-loaded and dependent on future program scale-up. If anticipated follow-on phases or broader constellation use by defense customers do not materialize, the Company may not recover such costs or achieve expected margins, which could adversely affect profitability and cash flows.

The Company may be subject to end-use, end-user, export-control, and sanctions restrictions that could limit sales or require costly controls.

Because the Company’s satellites and secure communications capabilities may be suitable for defense or dual-use purposes, sales, deployments, or technology transfers may be restricted by export-control and sanctions regimes, including requirements to screen end-users and end-uses, obtain licenses, or restrict access to encryption, software-defined radio features, payload capabilities, or related technical data. These obligations may apply even to commercial customers if they operate in sensitive regions or sectors. Failure to comply could result in significant fines, criminal liability, contract termination, and loss of market access; compliance may also increase cost and delay sales cycles.

Defense projects may require handling sensitive or classified information and could impose heightened operational security obligations.

Defense collaborations may require the Company to access, store, or process sensitive, mission-critical, or potentially classified information. This can entail enhanced operational security requirements, including facility controls, secure networks, personnel vetting, restrictions on data sharing, and incident-reporting obligations. Any breach, mishandling, or perceived weakness in these controls could result in loss of customer trust, termination of defense relationships, regulatory action, and reputational harm.

The Company may face additional risks related to sovereign-control requirements, “national preference” policies, or industrial offsets.

Certain defense customers may require local content, sovereign control of ground segment operations, data localization, technology escrow, or industrial participation/offset commitments. These requirements may increase costs, reduce margins, or constrain the Company’s ability to standardize its platform globally. Failure to satisfy such requirements could limit the Company’s ability to compete for, win, or expand defense-sector programs.

The Company is currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine, and more recently, the Israel-Hamas war. The Company’s business, financial condition and results of operations may be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine.

In February 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. The Company is continuing to monitor the situation in Ukraine and globally and assessing its potential impact on its business. Additionally, Russia’s prior annexation of Crimea, recent recognition of two separatist republics in the Donetsk and Luhansk regions of Ukraine and subsequent military interventions in Ukraine have led to sanctions and other penalties being levied by the United States, the European Union and other countries against Russia, Belarus, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, including agreement to remove certain Russian financial institutions from the Society for Worldwide Interbank Financial Telecommunication, or SWIFT, payment system, expansive ban on imports and exports of products to and from Russia and ban on exportation of U.S. denominated bank notes to Russia or persons located there. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Additionally, on October 7, 2023, Hamas, a U.S. designated terrorist organization, launched a series of coordinated attacks from the Gaza Strip onto Israel. On October 8, 2023, Israel formally declared war on Hamas, until a ceasefire was declared in November 2025.

Although the Company’s operations have not experienced material and adverse impact on supply chain, cybersecurity or other aspects of its business from the ongoing conflict between Russia and Ukraine, or from the war between Israel and Hamas, nor from any associated event such as the Red Sea shipping crisis, there is no assurance that such conflicts and events would not develop or escalate in a way that could materially and adversely affect its business, financial condition, and results of operations in the future.

The Company’s business could suffer as a result of tariffs and trade sanctions or similar actions.

The imposition of trade measures, tariffs, sanctions, export-control restrictions or other restrictions affecting satellite components, launch services, secure semiconductors, cryptographic technologies, ground-segment equipment or related technical data could adversely affect the Company’s business. The Company expects to rely on third-party suppliers and partners for satellite platforms, launch services, payload integration, secure components, mission-control software and ground-segment capabilities. Trade restrictions or sanctions affecting any of these suppliers, their subcontractors, launch providers or key jurisdictions could increase costs, delay procurement or launch schedules, restrict technology transfers, require alternative suppliers or limit the Company’s ability to provide services to certain customers or markets. The ultimate impact of evolving trade measures is uncertain and may depend on the timing, scope, exemptions and countermeasures associated with those restrictions.

The Company may face many risks associated with its international expansion, including geopolitical tensions, trade barriers, payment delays and currency failures.

The Company expects that its planned satellite infrastructure and related services may involve customers, suppliers, launch providers, ground-segment assets, regulatory approvals and strategic partners across multiple jurisdictions. Operating across international markets may involve currency fluctuations, differing legal and regulatory requirements, export-control restrictions, spectrum and telecommunications licensing requirements, data-protection obligations, procurement rules, tax considerations, sanctions regimes, and cultural or operational differences. Management cannot assure that the Company will be able to obtain required approvals, establish reliable partner relationships, support customers internationally or operate its services successfully across all target markets.

Offering the Company’s services in a new geographical area also poses geopolitical risks. For example, export and import of cryptographic technologies is subject to sanctions, and national import and export restrictions. Changes in these restrictions due to geopolitical tensions may significantly harm its business.

As a result of these obstacles, the Company may find it impossible or prohibitively expensive to enter additional markets, or its entry into foreign markets could be delayed, which could hinder its ability to grow its business.

Business practices in the global markets that the Company serves may differ and may require the Company to include non-standard terms in customer contracts, such as extended payment or warranty terms. To the extent that the Company enters into customer contracts that include non-standard terms related to payment, warranties or performance obligations, its results of operations may be adversely impacted.

Additionally, the Company’s global sales and operations are subject to a number of risks, including the following:

•        difficulty in enforcing contracts and managing collections, as well as long collection periods;

•        costs of doing business globally, including costs incurred in maintaining office space, securing adequate staffing and localizing its contracts;

•        management communication and integration problems resulting from cultural and geographic dispersion;

•        risk of unexpected changes in regulatory practices, tariffs, tax laws and treaties;

•        compliance with anti-bribery laws;

•        heightened risk of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results, and give rise to restatements of, or irregularities in, financial statements;

•        social, economic and political instability, terrorist attacks and security concerns in general;

•        reduced or uncertain protection of intellectual property rights in some countries; and

•        potentially adverse tax consequences.

These factors could harm the Company’s ability to generate future global revenues and, consequently, materially impact its business, results of operations and financial condition.

Risks Related to CAC and the Business Combination

The Sponsor and CAC’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of its shareholders, and therefore potential conflicts of interest exist in recommending that shareholders vote in favor of the Business Combination. Such conflicts of interests include that the Sponsor as well as CAC’s directors and officers are expected to lose their entire investment in CAC if the Business Combination is not completed.

When considering the CAC Board’s recommendation to vote in favor of approving the Business Combination Proposal and other Proposals described herein, CAC Shareholders should keep in mind that the Sponsor and CAC’s directors and officers have interests in such Proposals that are different from, or in addition to (and which may conflict with), those of CAC shareholders generally.

These interests include, among other things:

•        the fact that the Sponsor paid an aggregate of $25,000 for 1,725,000 CAC Ordinary Shares, which will have a significantly higher value at the time of the Business Combination but will become worthless if a business combination is not consummated by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles). Based on the closing price for the Public Shares of $10.68 on Nasdaq on August 17, 2026, the value of the Founder Shares held by the Sponsor would be $15.6 million;

•        the fact that the Sponsor paid an aggregate of approximately $2,342,900 for their 234,290 CAC Private Placement Units and that the CAC Private Placement Rights underlying such units will expire worthless if a business combination is not consummated by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles);

•        the fact that the Sponsor is anticipated to hold 6% of issued and outstanding shares of Pubco immediately following the Business Combination (assuming no redemptions of CAC shareholders);

•        the fact that one of the former and two current independent directors of CAC paid an aggregate of $522 for 36,000 CAC Ordinary Shares, which have a significantly higher value at the time of the Business Combination but will become worthless if a business combination is not consummated by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles);

•        the fact that the remaining independent director of CAC held a share purchase option to acquire 12,000 CAC Ordinary Shares from the Sponsor upon the existing lock-up term on such Founder Shares expires, with an initial exercise price of $0.0145 per Ordinary Share, which have a significantly higher value at the time of the Business Combination but will become worthless if a business combination is not consummated by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles);

•        the fact that, given the differential in the purchase price that the Sponsor paid for the Founder Shares and the purchase price that the Sponsor paid for the CAC Private Placement Units as compared to the price of the CAC Public Shares and CAC Units and the substantial number of CAC Ordinary Shares that the Sponsor will receive upon conversion of the Founder Shares and (as applicable) CAC Private Placement Rights and CAC Ordinary Shares underlying the CAC Private Placement Units, the Sponsor can earn a positive return on their investment, even if CAC public shareholders have a negative return on their investment;

•        the fact that the Sponsor and officers and directors of CAC have agreed not to redeem any CAC Ordinary Shares held by them in connection with the shareholder vote to approve a proposed initial business combination pursuant to a letter agreement entered into with CAC;

•        the fact that CAC’s Sponsor will lose their entire investment if an initial business combination is not consummated by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles);

•        the fact that the Sponsor and officers and directors of CAC have agreed to waive their rights to liquidating distributions from the Trust Account with respect to Founder Shares held by them if CAC fails to complete an initial business combination by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles);

•        the fact that CAC’s Sponsor, officers, directors and their respective affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in connection with certain activities on CAC’s behalf, such as identifying and investing possible business targets and business combinations. However, if CAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, CAC may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles);

•        the right of CAC’s Sponsor, officers and directors to transfer the Pubco Ordinary Shares held by them following the Business Combination, subject to certain lock-up periods;

•        the fact that CAC’s Sponsor, officers, directors, or their affiliates may, but are not obligated to, loan CAC funds as may be required loans (“Working Capital Loans”) to fund working capital deficiencies or finance transaction costs in connection with an initial business combination. Up to $3,000,000 of such Working Capital Loans may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of its initial Business Combination.

•        in the event of the liquidation of the Trust Account upon the failure of CAC to consummate a business combination by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles), the Sponsor has agreed to indemnify CAC to ensure that the proceeds in the Trust Account is not reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act;

•        the Sponsor (including their representatives and affiliates) and CAC’s officers and directors are, or in the future may become, affiliated with entities that are engaged in similar business to CAC. The Sponsor and officers and directors of CAC are not prohibited from sponsoring, or otherwise becoming involved with, another blank check company prior to CAC completing its initial business combination. CAC’s officers and directors may become aware of business opportunities which may be appropriate for presentation to CAC, and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in CAC’s favor and such potential business opportunities may be presented to other entities prior to their presentation to CAC, subject always to applicable fiduciary duties under Cayman Islands law. CAC renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and CAC, on the other. CAC does not believe that the fiduciary duties or contractual obligations of its officers or directors will materially affect CAC’s ability to complete the initial business combination;

•        the fact that CAC’s officers and directors have not received any cash compensation;

•        the fact that the Business Combination Agreement provides for the continued indemnification of CAC’s current directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination covering CAC’s current directors and officers;

•        the fact that CAC, the Sponsor, Pubco and certain other holders will enter into an amendment to the Founder Registration Rights Agreement on the Closing which provides for registration rights following consummation of the Business Combination; and

•        the fact that pursuant to the Business Combination Agreement, the Sponsor shall make Working Capital Loans, including the extension payments to extend CAC’s deadline to complete the Business Combination (the “Extension Payments”), which will be repaid in cash or converted into CAC Working Capital Units.

The personal and financial interests of CAC’s directors and officers may have influenced their motivation in identifying and selecting Pubco as a business combination target, completing an initial business combination with Pubco and influencing the operation of the business following the initial business combination. In considering the recommendations of the CAC Board to vote for the Business Combination Proposal and other Proposals, you should consider these interests.

The exercise of CAC’s directors’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in CAC’s best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require CAC to amend the Business Combination Agreement, to consent to certain actions taken by Pubco or to waive rights that CAC is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Pubco’s business, a request by Pubco to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Pubco’s business or could entitle CAC to terminate the Business Combination Agreement. In any of such circumstances, it would be at CAC’s discretion, acting through the CAC Board, to grant its consent or waive those rights; provided that under the terms of the Business Combination Agreement, such consent or waiver in certain cases is not to be unreasonably withheld. The existence of financial and personal interests of one or more of the directors may result in conflicts of interest on the part of such director(s) between what he or they may believe is best for CAC and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, CAC does not believe there will be any changes or waivers that CAC’s directors and officers would be likely to make after shareholder approval of the Business Combination Proposal and the other Proposals have been obtained. While certain changes could be made without further shareholder approval, CAC will circulate a new or amended proxy statement/prospectus and resolicit CAC shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal and the other Proposals. As a matter of Cayman Islands law, the directors of CAC are under a fiduciary duty to act in the best interest of CAC.

The Business Combination may be subject to U.S. foreign investment regulations which may impose conditions on or limit certain investors’ ability to purchase our stock or otherwise participate in the Business Combination, potentially making the stock less attractive to investors. CAC’s future investments in or acquisitions of U.S. companies may also be subject to U.S. foreign investment regulations.

Certain investments that involve the acquisition of, or investment in, a “U.S. business” by a non-U.S. individual or entity (a “foreign person”) may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”). Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on the nationality of the buyer or investor, the extent to which the target of the investment or acquisition is engaged in interstate commerce in the United States, and the nature of the rights afforded to the buyer or investor in the target entity. For example, transactions that result in “control” of a U.S. business by a foreign investor always are subject to CFIUS jurisdiction. CFIUS also has jurisdiction to review non-control transactions that afford a foreign investor certain information and/or governance rights in a U.S. business that has a qualifying nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data” as those terms are defined in the CFIUS regulations. Foreign investments in U.S. businesses that deal in “critical technology” may be subject to mandatory pre-closing CFIUS filing requirements. Failure to make a CFIUS filing where one is required may subject the transacting parties to significant civil fines.

The Sponsor is likely to be considered a “foreign person” for CFIUS purposes. While Pubco and the Company do not deem themselves to have any nexus to the United States, CFIUS has broad discretion in determining whether a business is a “U.S. business” (i.e., an entity engaged in interstate commerce in the United States) under the CFIUS regulations. If CFIUS were to determine that Pubco or the Company is a U.S. business, CFIUS could seek to review prior transactions involving new or existing foreign investors in CAC, Pubco or the Company, or proposed transactions involving new foreign investors in CAC, Pubco or the Company. Any informal inquiry or formal review or investigation of a transaction by CFIUS may have significant impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS policies and practices can evolve quickly, and in the event of a CFIUS review of a foreign acquisition or investment transaction, there can be no assurances that the foreign buyer or investor will be able to maintain, or proceed with, such investments on terms acceptable to such investors. For example, CFIUS could seek to impose limitations or restrictions on, or prohibit, investments by foreign investors (including, but not limited to, limits on purchasing our stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, or forced divestiture, among other things).

Moreover, the process of a government review of a transaction, whether by CFIUS or other government body, could be lengthy and provide CAC or Pubco with insufficient time to complete the Business Combination. If the Business Combination is not consummated within the Combination Period because of delays associated with CFIUS or because the Business Combination is ultimately prohibited by CFIUS or another U.S. government entity, CAC would cease all operations except for the purpose of winding up and redeem all the CAC Public Shares and liquidate. See “Questions and Answers About the Business Combination and the Extraordinary General Meeting — Q: What happens if the Business Combination is not consummated or is terminated?” and “Risk Factors — Risks Related to CAC and the Business Combination — If CAC is unable to complete this Business Combination, or another business combination, within the prescribed time frame, CAC would cease all operations except for the purpose of winding up and redeem all the CAC Public Shares and liquidate” for more details.

CAC may be forced to close the Business Combination even if it determines it is no longer in CAC Shareholders’ best interest.

Public Shareholders are protected from a material adverse event of Pubco arising between the date of the Business Combination Agreement and the date of the CAC EGM, primarily by the right to redeem their CAC Public Shares for a pro rata portion of the funds held in the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination. If a material adverse event were to occur after approval of the Business Combination Proposal and other Proposals at the extraordinary general meeting, CAC may be forced to close the Business Combination even if it determines it is no longer in its shareholders’ best interest to do so (as a result of such material adverse event), which could have a significant negative impact on CAC’s business, financial condition or results of operations.

The Initial Shareholders agreed to vote in favor of the Business Combination, regardless of how Public Shareholders vote. In addition, the Sponsor or CAC’s directors, officers, advisors or any of their respective affiliates may elect to purchase CAC’s Public Shares from Public Shareholders, which may have the effect of increasing the likelihood of completion of the Business Combination or may reduce the public “float” of the CAC Ordinary Shares.

The Initial Shareholders agreed to vote all of their Founder Shares and Representative Shares in favor of all the Proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Merger).

In addition, the Sponsor, CAC’s directors, officers, advisors or any of their respective affiliates may purchase Public Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of Public Shares the Sponsor, CAC’s directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and rules. However, any such purchases will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M or the tender offer rules under the Exchange Act. Any such privately negotiated purchases may be effected at purchase prices that are no greater than the per share pro rata portion of the Trust Account. However, the Sponsor and CAC’s directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. None of the Sponsor, CAC’s directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such Public Shares during a restricted period under Regulation M under the

Exchange Act or on any terms prohibited by the tender offer rules, to the extent applicable. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser.

In the event that the Sponsor or CAC’s directors, officers, advisors, or any of their respective affiliates purchase CAC’s Public Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.

The purpose of such share purchases and other transactions would be to decrease the number of redemptions to provide additional financing to the combined company following the closing of the Business Combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met; however, pursuant to SEC guidance, if the Sponsor, CAC’s directors, officers, advisors, or any of their respective affiliates purchase Public Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, such Public Shares would not be voted in favor of the Proposals. Any such purchases of CAC’s Public Shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of the CAC Ordinary Shares may be reduced and the number of beneficial holders of Pubco’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Pubco’s securities on a national securities exchange.

CAC is dependent upon its directors and officers and their loss could adversely affect CAC’s ability to complete the Business Combination.

CAC’s operations are dependent upon a relatively small group of individuals and, in particular, its officers and directors. CAC believes that its success depends on the continued service of its officers and directors, at least until it has completed an initial business combination. In addition, its officers and directors are not required to commit any specified amount of time to CAC’s affairs and, accordingly, will have conflicts of interest in allocating their time among various business activities, including identifying potential business combinations and monitoring the related due diligence. CAC does not have an employment agreement with, or key-man insurance on the life of, any of its directors or officers. The unexpected loss of the services of one or more of CAC’s directors or officers could have a detrimental effect on CAC.

CAC’s directors and officers will allocate their time to other businesses, thereby causing conflicts of interest in their determination as to how much time to devote to CAC’s affairs. This conflict of interest could have a negative impact on CAC’s ability to complete the Business Combination.

CAC’s directors and officers are not required to, and may not, commit their full time to its affairs, which may result in a conflict of interest in allocating their time between CAC’s operations and the Closing, on the one hand, and their other business endeavors. CAC’s directors and officers are not obligated to contribute any specific number of hours per week to CAC’s affairs and may also serve as officers or board members for other entities. If its officers’ and directors’ other business affairs require them to devote time to such other affairs, this may have a negative impact on CAC’s ability to complete the Business Combination.

Past performance by CAC’s management team or entities affiliated with CAC or the Sponsor, may not be indicative of future performance of an investment in Pubco.

Past performance by CAC’s management team or entities affiliated with CAC or the Sponsor is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of CAC’s management team, entities affiliated with CAC or the Sponsor as indicative of the future performance of an investment in Pubco or the returns Pubco will, or is likely to, generate going forward.

CAC’s management concluded that there is substantial doubt about its ability to continue as a “going concern.”

As of March 31, 2026, CAC had $129,350 cash and a working capital deficit of $196,690, and $26,836,906 of demand deposit held in the Trust Account to be used for a business combination or to repurchase or redeem the CAC Ordinary Shares in connection therewith. CAC’s liquidity condition raises substantial doubt about CAC’s ability to continue as a going concern.

If CAC is unable to raise additional funds to alleviate liquidity needs and complete a business combination by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles), CAC will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about CAC’s ability to continue as a going concern.

If the NTA Proposal is approved, Pubco can avoid the “penny stock rules” by either (1) having net tangible assets of at least $5,000,001 (the “NTA Rule”) or (2) listing its ordinary shares on the Nasdaq Stock Market (Rule 3a51-1(a)(2) or the “Exchange Rule”). If Pubco does not have net tangible assets of at least $5,000,001 and is unable to list Pubco’s ordinary shares on Nasdaq, then Pubco may be required to comply with the “penny stock rules” and this could affect the market for Pubco securities and the ability of Pubco to raise capital following the Business Combination.

The NTA Proposal seeks to amend the CAC Articles to remove the requirement that CAC have net tangible assets of at least $5,000,001 at the closing of the Business Combination. As disclosed in CAC’s IPO prospectus, because the net proceeds of the IPO were to be used to complete an initial business combination with a target business that had not been selected at the time of the IPO, CAC may be deemed to be a “blank check company.” Under Rule 419 of the Securities Act the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Rule 3a51-1 sets forth that that term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions including (1) the company has net tangible assets of at least $5,000,001 (the “NTA Rule”) or (2) the company is listed on the Nasdaq Stock Market (Rule 3a51-1(a)(2)) (the “Exchange Rule”). CAC and/or Pubco may avoid being deemed a penny stock issuer in reliance upon the NTA Rule or the Exchange Rule.

CAC is asking its shareholders to vote on the NTA Proposal now, because Pubco may not be able to satisfy the NTA Rule. If CAC’s shareholders approve the NTA Proposal, then this requirement no longer will be applicable to the Business Combination.

If Pubco is not able to list its ordinary shares on Nasdaq, Pubco Ordinary Shares would likely then trade only in the over-the-counter market and the market liquidity of shares could be adversely affected and their market price could decrease. If Pubco Ordinary Shares were to trade on the over-the-counter market, selling Pubco Ordinary Shares could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and we could face significant material adverse consequences, including: a limited availability of market quotations for our securities; reduced liquidity with respect to our securities; a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities; a reduced amount of news and analyst coverage for Pubco; and a decreased ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for Pubco Ordinary Shares and would substantially impair our ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for Pubco.

If the NTA Proposal is approved, and Pubco fails to have net tangible assets of at least $5,000,001 and Pubco is unable to list its ordinary shares on Nasdaq, then Pubco may be required to comply with the “penny stock rules” and this could negatively affect the market for Pubco securities and the ability of Pubco to raise capital following the Business Combination.

If the NTA Proposal is approved and Pubco fails to have net tangible assets of at least $5,000,001, but Pubco is able to list Pubco Ordinary Shares on Nasdaq, this would permit Pubco to avoid compliance with the “penny stock rules” and could affect our cash position following the Business Combination.

If the NTA Proposal is approved, there can be no guarantee that Pubco will have net tangible assets of at least $5,000,001 immediately following the closing of the Business Combination, because Pubco can avoid being required to comply with the “penny stock rules” by listing Pubco’s ordinary shares on Nasdaq. Having net tangible assets of at least $5,000,001 is preferable to the alternative of having a lower amount of net tangible assets. Pubco may not have net tangible assets of at least $5,000,001 immediately following the closing of the Business Combination.

Notwithstanding the foregoing, we do not expect the approval of the NTA Proposal to have a material adverse effect on Pubco’s cash position following the closing of the Business Combination. It is anticipated that following the Business Combination, Pubco can and will be financed with cash flow from operations and equity and debt financings.

Shareholder litigation could prevent or delay the Closing or otherwise negatively impact business, operating results and financial condition.

CAC may incur additional costs in connection with the defense or settlement of any shareholder litigation in connection with the proposed Business Combination. Litigation may adversely affect CAC’s ability to complete the proposed Business Combination. CAC could incur significant costs in connection with any such litigation lawsuits, including costs associated with the indemnification of obligations to CAC’s directors. Consequently, if a plaintiff were to secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting CAC’s ability to complete the proposed Business Combination, then such injunctive or other relief may prevent the proposed Business Combination from becoming effective within the expected timeframe or at all.

There is no assurance when or if the Business Combination will be completed.

The completion of the Business Combination is subject to the satisfaction or waiver of a number of conditions as set forth in the Business Combination Agreement, including, among others, (i) approval of the Business Combination by the CAC Shareholders and the Pubco shareholders; (ii) effectiveness of the proxy statement/prospectus; (iii) receipt of approval for listing on the Nasdaq of Pubco Ordinary Shares, subject only to official notice of issuance thereof; and (iv) no governmental authority having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or governmental order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial, and all regulatory approvals required in connection with the Business Combination have been obtained from or waived by the relevant governmental authority.

No assurance can be given that the required consents, orders and approvals will be obtained or that the required conditions to the completion of the Business Combination will be satisfied. Even if all such consents, orders and approvals are obtained and such conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents, orders and approvals. CAC cannot provide assurance that the Business Combination will be completed on the terms or timeline currently contemplated, or at all.

The CAC EGM may take place before all of the required regulatory approvals have been obtained and before all conditions to such approvals, if any, are known. Notwithstanding the foregoing, if the Business Combination Proposal is approved by CAC Shareholders, CAC would not be required to seek further approval of CAC Shareholders, even if the conditions imposed in obtaining required regulatory approvals could have an adverse effect on CAC, the Company or Pubco.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, CAC expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that CAC expects to achieve from the Business Combination.

If, before distributing the proceeds in the Trust Account to Public Shareholders, CAC files a bankruptcy, insolvency, or winding up petition or an involuntary bankruptcy, insolvency or winding up petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of its shareholders, even for funds in the Trust Account and the per-share amount that would otherwise be received by its shareholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Public Shareholders, CAC files a bankruptcy, insolvency or winding up petition or an involuntary bankruptcy, insolvency or winding up petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in CAC’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, the per-share amount that would otherwise be received by shareholders in connection with CAC’s liquidation may be reduced.

If third parties bring claims against CAC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than US$10.00 per share.

CAC’s placing of funds in the Trust Account may not protect those funds from third-party claims against it. Although it will seek to have all vendors, service providers, and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against CAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, CAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to CAC than any alternative.

Examples of possible instances where CAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CAC and will not seek recourse against the Trust Account for any reason. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the US$10.00 per share initially held in the Trust Account, due to claims of such creditors. Pursuant to a letter agreement with the Initial Shareholders, the Sponsor has agreed that it will be liable to CAC if and to the extent any claims by a third party for services rendered or products sold to it in excess of the net proceeds of the CAC IPO not held in the Trust Account, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account; provided, that, such liability will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under CAC’s indemnity of the underwriter of the CAC IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

However, CAC has not asked the Sponsor to reserve for such indemnification obligations, nor has CAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and CAC believes that the Sponsor’s only assets are securities of CAC. Therefore, CAC cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than US$10.00 per share. In such event, CAC may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your CAC Public Shares. None of CAC’s officers or directors will indemnify CAC for claims by third parties including claims by vendors and prospective target businesses.

If, after CAC distributes the proceeds in the Trust Account to Public Shareholders, CAC files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the CAC Board may be viewed as having breached their fiduciary duties to its creditors, thereby exposing the members of its board of directors and CAC to claims of punitive damages.

If CAC files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by CAC shareholders. In addition, the CAC Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and CAC to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either CAC or Pubco can refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on Pubco, including, among others, the following events (except, in some cases, where the change has a disproportionate effect on a party):

(a)     general changes in the financial or securities markets or general economic or political conditions;

(b)    changes, conditions or effects that generally affect the industries;

(c)     any change in applicable laws or U.S. GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements;

(d)    conditions caused by acts of God, epidemic, terrorism, war (whether or not declared), natural disaster or pandemic;

(e)     any failure in and of itself to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period;

(f)     with respect to CAC, the consummation and effects of any redemption;

(g)    the announcement or the existence of, express compliance with or performance under the Business Combination Agreement or the Transactions;

(h)    any action not otherwise required by the Business Combination Agreement or the Ancillary Documents or applicable law that is taken at the express written request of CAC and in accordance with such instructions;

(i)     any changes after the Signing Date in applicable Law, excluding GAAP or any other accounting principles (or authoritative interpretations thereof);

(j)     or any event, occurrence, fact, condition, or change referred to in clauses (a), (b), (d) and (i) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on CAC or the Company or any of the Company’s subsidiaries compared to other participants in the same industries.

Furthermore, CAC or the Company may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, Pubco’s share price may suffer.

Subsequent to the completion of the Business Combination, Pubco may be required to take write-downs or write-offs, restructure its operations, or incur unanticipated losses, impairment or other charges or liabilities that could have a significant negative effect on its financial condition, results of operations and the trading price of Pubco’s securities, which could cause CAC shareholders to lose some or all of their investment.

Although CAC has conducted due diligence on the Company, CAC cannot assure you that this diligence identified all material issues that may be present with the business of the Company. CAC cannot rule out that factors outside of the target business and outside of its control will not later arise. As a result of these factors, following the consummation of the Business Combination, Pubco may be forced to write down or write off assets, restructure its operations, or incur unanticipated losses impairment or other charges or liabilities that could result in it reporting losses. Even if CAC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with CAC’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Pubco’s liquidity, the fact that Pubco reports charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. In addition, charges of this nature may cause Pubco to be unable to obtain future financing on favorable terms or at all.

During the interim period, CAC is prohibited from entering into certain transactions that might otherwise be beneficial to CAC or its shareholders.

Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, CAC is subject to certain limitations on the operations of its business, including restrictions on its ability to merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any entity other than Pubco and the Company, as summarized under the “The Business Combination Agreement and the Ancillary Documents — Business Combination Agreement — Covenants.” The limitations on CAC’s conduct of its business during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

The Business Combination remains subject to conditions that CAC cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

The Business Combination is subject to a number of conditions. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), then either CAC or the Company may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement or amend the termination date upon which either CAC or the Company may terminate the Business Combination Agreement. See “Proposal No. 2 — The Business Combination Proposal.”

CAC shareholders may have limited remedies if their shares suffer a reduction in value following the Business Combination, and because CAC is incorporated under the laws of the Cayman Islands and the Company and Pubco are incorporated under the BVI laws, shareholders may face difficulties in protecting their interests, and a shareholder’s ability to protect its rights through the U.S. federal courts may be limited.

Any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by CAC’s officers or directors of a duty of care or other fiduciary duties, or if they are able to successfully bring a private claim under securities laws that the proxy/registration statement relating to the Business Combination contained an actionable material misstatement or material omission.

CAC is the exempted company incorporated under the laws of the Cayman Islands and the Company and Pubco are both British Virgin Islands business companies. As a result, it may be difficult for their shareholders to effect service of process within the United States upon the directors or executive officers of CAC, the Company and Pubco, or enforce judgments obtained in the United States courts against the directors or officers of CAC, the Company and Pubco. We are not aware of any reported class action having been brought in a Cayman Islands court or a BVI court. Derivative actions have been brought in the Cayman Islands courts and BVI courts, and the Cayman Islands courts and BVI courts have confirmed the availability for such actions as a matter of common law.

The corporate affairs of CAC is governed by its memorandum and articles of association, the Cayman Companies Act and the common law of the Cayman Islands. The corporate affairs of the Company and Pubco are governed by their respective memorandum and articles of association, the BVI Companies Act and the common law of the BVI. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of the directors of CAC, the Company and Pubco to each of CAC, the Company and Pubco under Cayman Islands law or BVI law are to a large extent governed by the common law of the Cayman Islands and the common law of the BVI. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of the shareholders of CAC, the Company and Pubco and the fiduciary duties of the directors of CAC, the Company and Pubco under Cayman Islands law are not clearly established as what they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands has a less developed body of securities laws as compared to the U.S., and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

There is uncertainty as to whether the courts of the Cayman Islands would: (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

As a result of all of the above, public shareholders of CAC and Pubco may have more difficulty in protecting their interests in the face of actions taken by management, members of the CAC Board, the Company and Pubco or controlling shareholders than they would as public shareholders of a U.S. company.

The SEC has issued final rules and guidance relating to certain activities of SPACs. The need for compliance with these rules and the guidance may increase the costs and time needed to complete CAC’s initial business combination and may constrain the circumstances under which CAC could complete the Business Combination.

On January 24, 2024, the SEC issued final rules (the “2024 SPAC Rules”) relating to, among other things, disclosures in SEC filings in connection with business combination transactions involving special purpose acquisition companies (“SPACs”) such as CAC and private operating companies; the financial statement requirements applicable to transactions involving shell companies; and the use of projections by SPACs in SEC filings in connection with proposed business combination transactions. In connection with the issuance of the 2024 SPAC Rules, the SEC also issued guidance (the “SPAC Guidance”) regarding the potential liability of certain participants in business combination transactions and the extent to which SPACs could become subject to regulation under the Investment Company Act. The need for compliance with the 2024 SPAC Rules and the SPAC Guidance may increase the costs and time required to consummate a business combination and may constrain the circumstances under which CAC could complete the Business Combination.

If CAC is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for CAC to complete the Business Combination and the other proposed transactions.

If CAC is deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:

•        restrictions on the nature of its investments; and

•        restrictions on the issuance of securities; each of which may make it difficult for CAC to complete its initial business combination. In addition, CAC may have imposed upon us burdensome requirements, including:

•        registration as an investment company with the SEC;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are not currently subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless CAC can qualify for an exclusion, CAC must ensure that it is engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. CAC’s business will be to enter into the Business Combination and thereafter to operate the post-Business Combination business or assets for the long term.

CAC does not believe that its activities or the Business Combination or other transactions described herein will subject it to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. By restricting the investment of the proceeds to these instruments, and by entering into the Business Combination and other transactions for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), CAC intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act.

If CAC were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which CAC has not allotted funds and may hinder its ability to complete the Business Combination and the other transactions contemplated herein. If CAC is unable to complete the Business Combination and other transactions within the required time period, our Public Shareholders may receive only approximately $10.00 per share, or less in certain circumstances, on the liquidation of CAC’s Trust Account.

The Business Combination may be a taxable event for U.S. Holders of CAC Ordinary Shares.

Subject to the assumptions, limitations and qualifications described in “Certain Tax Considerations — Certain Material U.S. Federal Income Tax Considerations,” the Share Exchange and the Merger should be treated as integrated transactions and should qualify as exchanges of property for stock described in Section 351(a) of the Code. If so treated, a U.S. Holder would not recognize gain or loss on the exchange of CAC Ordinary Shares for Pubco Ordinary Shares pursuant to the Business Combination. The provisions of Section 351 of the Code, however, are complex and qualification for such treatment could be adversely affected by events or actions that occur following the Business Combination that are out of CAC’s control.

Neither CAC nor Pubco intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination, and no assurance can be given that Business Combination will qualify for the intended tax treatment described above, or that the IRS will not challenge this position and that a court will not sustain such a challenge by the IRS. Further, the Closing is not conditioned upon the receipt of an opinion of counsel that the Share Exchange and the Merger will qualify for the intended tax treatment described above.

Moreover, Section 367(a) of the Code may apply to the Business Combination. Section 367(a) of the Code, and the applicable Treasury Regulations promulgated thereunder, should generally only apply to U.S. Holders who would be treated as a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Pubco following the Business Combination (a “5 Percent Holder”) who do not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8 (a “GRA”).

The requirements for gain recognition (and the exceptions thereto) under Section 367(a) and the applicable Treasury Regulations promulgated thereunder are not discussed herein. If you believe that you will be a 5 Percent Holder, you are strongly urged to consult your tax advisor regarding the potential application of the rules of Section 367(a) of the Code to the Business Combination (including the possibility of entering into a GRA).

If the Merger does not qualify as an exchange described in Section 351(a) of the Code, unless the Business Combination qualifies for nonrecognition treatment under another provision of the Code, then a U.S. Holder that exchanges its CAC Ordinary Shares for the consideration pursuant to the Business Combination will recognize gain or loss equal to the difference between (i) the fair market value of Pubco’s Ordinary Shares received and (ii) the U.S. Holder’s adjusted tax basis in the CAC Ordinary Shares exchanged therefor. For a more detailed discussion of certain U.S. federal income tax consequences of the Business Combination, see “Certain Material U.S. Federal Income Tax Considerations” in this proxy statement/prospectus. Holders should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Business Combination.

In addition, U.S. Holders of CAC Ordinary Shares may be subject to adverse U.S. federal income tax consequences under the PFIC regime. Please see “Certain Material U.S. Federal Income Tax Considerations” for a more detailed discussion with respect to CAC’s potential PFIC status and certain tax implications thereof.

Further, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Business Combination. All U.S. Holders considering exercising redemption rights with respect to their CAC Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Business Combination and exercise of redemption rights.

Pubco may be or become a PFIC during a U.S. Holder’s holding period, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If Pubco or any of its subsidiaries is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder of Pubco Ordinary Shares, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. There is no assurance that Pubco or its subsidiaries are not currently PFICs for U.S. federal income tax purposes for the taxable year of the Business

Combination or for foreseeable future taxable years. Moreover, Pubco does not expect to provide a PFIC annual information statement for this taxable year or any future taxable year. Please see the section entitled “U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Status” for a more detailed discussion with respect to Pubco’s potential PFIC status and certain tax implications thereof. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of Pubco Ordinary Shares.

Risks Related to Redemption

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to redeem or sell your CAC Public Shares, potentially at a loss.

Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) CAC’s completion of the Business Combination, and then only in connection with those CAC Public Shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any CAC Public Shares properly tendered in connection with a shareholder vote to amend the CAC Articles (A) to modify the substance or timing of CAC’s obligation to provide holders of CAC Ordinary Shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of the CAC Public Shares if CAC does not complete a business combination by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles), or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public Shareholders are forced to wait till January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles), which date may be extended by CAC in one-month increments up to January 22, 2027, before they receive funds from the Trust Account. In no other circumstances will CAC Shareholders have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your CAC Public Shares, potentially at a loss.

CAC Public Shareholders who wish to redeem their CAC Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If Public Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their CAC Public Shares for a pro rata portion of the funds held in the Trust Account.

Public Shareholders who wish to redeem their CAC Public Shares for a pro rata portion of the Trust Account must (i) submit a written request to Continental Stock Transfer & Trust Company, CAC’s transfer agent, in which you request that CAC redeem all or a portion of your CAC Public Shares for cash, and identify yourself as the beneficial holder of the CAC Public Shares and provide your legal name, phone number and address; and (ii) deliver your Public Shares to the transfer agent (together with any applicable share certificates and redemption forms), either physically or electronically through Depository Trust Company, in each case at least two (2) business days prior to the vote at the CAC EGM. Any CAC Public Shareholder who fails to properly demand redemption of such shareholder’s CAC Public Shares will not be entitled to convert his, her or its CAC Public Shares into a pro rata portion of the Trust Account. In addition, CAC will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite CAC’s compliance with these rules, if a shareholder fails to receive CAC’s tender offer or proxy materials, as applicable, such shareholder may not become aware of the opportunity to redeem its CAC Public Shares. Furthermore, the proxy materials, as applicable, that CAC will furnish to holders of CAC Public Shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem CAC Public Shares. In the event that a shareholder fails to comply with these procedures, his, her or its CAC Public Shares will not be redeemed.

The ability of a large number of CAC Public Shareholders to exercise redemption rights may not allow CAC to consummate the most desirable business combination or optimize its capital structure.

In connection with the successful consummation of CAC’s business combination, Public Shareholders may redeem up to that number of CAC Ordinary Shares that would permit CAC to maintain net tangible assets of $5,000,001. If CAC’s business combination requires it to use substantially all of its cash to pay the purchase price, the redemption threshold may be further limited. Alternatively, CAC may need to arrange third party financing to help fund its business combination in case a larger percentage of CAC Public Shareholders exercise their redemption rights than expected. Raising additional funds to cover any shortfall may involve dilutive equity financing or incurring indebtedness at higher than desirable levels. This may limit CAC’s ability to effectuate the most attractive business combination available to CAC. In the event the aggregate cash consideration CAC would be required to pay for all CAC Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to it, CAC will not complete the business combination or redeem any shares, all CAC Ordinary Shares submitted for redemption will be returned to the holders thereof, and CAC instead may search for an alternate business combination.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the CAC Public Shares issued in the CAC IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the CAC Public Shares issued in the CAC IPO.

A shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act) will be restricted from redeeming in the aggregate his, her or its CAC Public Shares or, if part of such a group, the group’s CAC Public Shares, in excess of 15% of the CAC Public Shares included in the CAC Units sold in the CAC IPO. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, CAC will require each shareholder seeking to exercise redemption rights to certify to CAC whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to CAC at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which CAC makes the above-referenced determination. Your inability to redeem any such excess CAC Public Shares will reduce your influence over CAC’s ability to consummate the Business Combination and you could suffer a material loss on your investment in CAC if you sell such excess CAC Public Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess CAC Public Shares if CAC consummates the Business Combination. As a result, you will continue to hold that number of CAC Public Shares aggregating to more than 15% of the CAC Public Shares included in the CAC Units sold in the CAC IPO and, in order to dispose of such excess CAC Public Shares, would be required to sell your CAC Public Shares in open market transactions prior to the consummation of the Business Combination, potentially at a loss. There is no assurance that the value of such excess CAC Public Shares (or Pubco Ordinary Shares received in exchange therefor) will appreciate over time following the Business Combination or that the market price of the CAC Public Shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge CAC’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, CAC Shareholders’ ability to vote all of their CAC Ordinary Shares (including such excess CAC Public Shares) for or against the Business Combination Proposal and all other proposals presented at the extraordinary general meeting is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its CAC Public Shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which a CAC shareholder may be able to sell its CAC Public Shares (or Pubco Ordinary Shares received in exchange therefor) in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a CAC Public Shareholder might realize in the future had the shareholder not redeemed its CAC Public Shares. Similarly, if a CAC Public Shareholder does not redeem its CAC Public Shares, the shareholder will bear the risk of ownership of Pubco Ordinary Shares after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A CAC Shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Risks If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the CAC Board will not have the ability to adjourn the CAC EGM to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The CAC Board is seeking approval to adjourn the CAC EGM to a later date or dates if, at the CAC EGM, based upon the tabulated votes, there are insufficient votes to approve the consummation of the Business Combination. If the Adjournment Proposal is not approved, the CAC Board will not have the ability to adjourn the CAC EGM to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the Business Combination. In such an event, the Business Combination would not be completed.

Risks If the Business Combination Is Not Consummated

Termination of the Business Combination Agreement could negatively impact CAC and the Company.

If the Business Combination is not completed for any reason, including as a result of CAC shareholders declining to approve the Proposals required to effect the Business Combination, the ongoing businesses of the Company and CAC may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, the Company and CAC would be subject to a number of risks, including the following:

•        CAC or the Company may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•        the Company may experience negative reactions from its customers, vendors and employees;

•        the Company and CAC will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•        since the Business Combination Agreement restricts the conduct of the Company’s and CAC’s businesses prior to completion of the Business Combination, each of the Company and CAC may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available.

In addition, if the Business Combination Agreement is terminated and the CAC Board seeks another merger or business combination, CAC shareholders cannot be certain that CAC will be able to find another acquisition target or that such other merger or business combination will be completed. Any potential target business with which CAC enters into negotiations concerning an initial business combination will be aware that CAC must complete its initial business combination by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles). Consequently, if CAC is unable to complete this Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if CAC does not complete its initial business combination with that particular target business, it may be unable to complete its initial business combination with any target business. This risk will increase as CAC gets closer to the timeframe described above. In addition, CAC may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, CAC may have insufficient working capital to continue efforts to pursue a business combination.

If CAC is unable to complete this Business Combination, or another business combination, within the prescribed time frame, CAC would cease all operations except for the purpose of winding up and redeem all the CAC Public Shares and liquidate.

CAC must complete its initial business combination by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles). If CAC has not completed this Business Combination, or another business combination, within such time period, CAC will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the CAC Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to CAC, divided by the number of the then-outstanding CAC Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of CAC’s remaining shareholders and the CAC Board, liquidate and dissolve, subject in each case to CAC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The CAC Articles provide that, if CAC voluntarily winds up for any other reason prior to the consummation of its initial business combination, it will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. In either such case, Public Shareholders may receive or less than US$10.73 per share, on the redemption of their shares.

Risks Related to Pubco’s Securities

Pubco Ordinary Shares have never been publicly traded and there is no existing market for Pubco Ordinary Shares. An active trading market that will provide you with adequate liquidity for Pubco Ordinary Shares may not develop.

There is currently no public market for Pubco Ordinary Shares and, following the closing of the Business Combination, WISeKey and its affiliates, including Mr. Carlos Moreira, will hold 57.5% of Pubco Ordinary Shares and WISeKey will initially hold 92.0% of the Class F Shares, which together mean they would hold 80% of the voting rights of Pubco, and this concentration of ownership could make it less likely that an active and liquid trading market for Pubco Ordinary Shares will develop on Nasdaq. Pubco Charter provides that, in the event of a change of control (being the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any Class F Shareholder which is a corporate entity), as determined by Pubco’s board of directors, the Class F Shares owned by such Class F Shareholder will be subject to a mandatory redemption by Pubco in exchange for the issuance of new Ordinary Shares at a ratio of one (1) Ordinary Shares for each one (1) Class F Share redeemed. A change in the control of WISeKey would trigger this provision. We cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market on Nasdaq for Pubco Ordinary Shares or, if such market develops, whether it will be maintained. The lack of an active trading market on Nasdaq and low trading volume for Pubco Ordinary Shares, may make it more difficult for you to sell Pubco Ordinary Shares and could lead to the share price of Pubco Ordinary Shares becoming depressed or volatile.

Even if Pubco is successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their ordinary shares. If a public market for Pubco Ordinary Shares does not develop, investors may not be able to re-sell their Pubco Ordinary Shares, rendering their shares illiquid and possibly resulting in a complete loss of their investment. Pubco cannot predict the extent to which investor interest in Pubco will lead to the development of an active, liquid trading market. The trading price of and demand for Pubco Ordinary Shares following completion of the Business Combination and the development and continued existence of a market and favorable price for Pubco Ordinary Shares will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of Pubco, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for Pubco Ordinary Shares to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of Pubco Ordinary Shares. Many of these factors and conditions are beyond the control of Pubco or Pubco shareholders.

Pubco’s share price may be volatile and could decline substantially.

The market price of Pubco Ordinary Shares may be volatile, both because of actual and perceived changes in Pubco’s financial results and prospects, and because of general volatility in the stock market. The factors that could cause fluctuations in Pubco’s share price may include, among other factors discussed in this section, the following:

•        actual or anticipated variations in the financial results and prospects of Pubco or other companies in a similar business;

•        changes in financial estimates by research analysts;

•        changes in the market valuations of other education technology companies;

•        announcements by Pubco or its competitors of expansions, investments, acquisitions, strategic partnerships or joint ventures;

•        mergers or other business combinations involving Pubco;

•        additions and departures of key personnel and senior management;

•        the passage of legislation or other developments affecting Pubco or its industry;

•        the trading volume of Pubco Ordinary Shares in the public market;

•        the release of lockup, escrow or other transfer restrictions on Pubco’s outstanding equity securities or sales of additional equity securities;

•        potential litigation or regulatory investigations;

•        changes in economic conditions, including fluctuations in global and regional economies;

•        financial market conditions; and

•        natural disasters, terrorist acts, acts of war or periods of civil unrest.

In addition, the stock markets have experienced significant price and trading volume fluctuations from time to time, and the market prices of the equity securities of retailers have been extremely volatile and are sometimes subject to sharp price and trading volume changes. These broad market fluctuations may materially and adversely affect the market price of Pubco Ordinary Shares.

The sale or availability for sale of substantial amounts of Pubco Ordinary Shares could adversely affect their market price.

Sales of substantial amounts of Pubco Ordinary Shares in the public market after the completion of the Business Combination, or the perception that these sales could occur, could adversely affect the market price of Pubco Ordinary Shares and could materially impair Pubco’s ability to raise capital through equity offerings in the future. The Pubco Ordinary Shares listed after the Business Combination will be freely tradable without restriction or further registration under the Securities Act. In connection with the Business Combination, the Seller and any other holders becoming Pubco’s shareholders as a result of the WISeKey Distribution, have agreed, subject to certain exceptions, not to sell any Pubco Ordinary Shares for a lock-up period ending earlier of (i) the six-months anniversary of the date of the Closing, (ii) the date (at least 60 days after the Closing) on which the closing price of Pubco Ordinary Shares exceeds $12.50 for any 20 trading days within a 30-day trading period following the Closing, and (iii) the consummation of certain corporate events as stated in the Ancillary Documents. Thereafter, Pubco Ordinary Shares to be held by the Seller and other shareholders, including Maxim Partners LLC, an affiliate of Maxim, who receive Pubco Ordinary Shares as a result of the Share Exchange, after the Business Combination may be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements. There will be 32,323,138 outstanding and issued Pubco Ordinary Shares immediately after the Business Combination, assuming no redemption of CAC Ordinary Shares and assuming Pubco Class F Shares are converted into Pubco Ordinary Shares, and assuming there are no Additional Subscription Shares. We cannot predict what effect, if any, market sales of securities held by Pubco’s significant shareholders or any other holders or the availability of these securities for future sale will have on the market price of Pubco Ordinary Shares.

Pubco will issue Pubco Shares as consideration for the Business Combination, and Pubco may issue additional Pubco Shares or other equity or convertible debt securities without approval of the holders of Pubco Ordinary Shares which would dilute existing ownership interests and may depress the market price of Pubco Ordinary Shares.

Pubco may issue additional Pubco Shares or other equity or convertible debt securities of equal or senior rank in the future without approval of the holders of the Pubco Ordinary Shares in certain circumstances. Pubco’s issuance of additional Pubco Shares or other equity or convertible debt securities of equal or senior rank would have the following effects: (1) Pubco’s existing shareholders’ proportionate ownership interest may decrease; (2) the amount of cash available per share, including for payment of dividends in the future, may decrease; (3) the relative voting power of each previously outstanding Pubco Ordinary Share may be diminished; and (4) the market price of Pubco Ordinary Shares may decline.

Volatility in Pubco’s share price could subject Pubco to securities class action litigation.

The market price of Pubco Ordinary Shares may be volatile and, in the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. After the completion of the Business Combination, Pubco may be the target of securities class action litigation and investigations. Securities litigation against Pubco, regardless of the result thereof, could result in substantial costs and divert management’s attention from other business concerns, which could adversely affect Pubco’s business, financial condition and results of operations.

The requirements of being a public company may strain Pubco’s resources, divert Pubco management’s attention and affect Pubco’s ability to attract and retain qualified board members.

Upon the consummation of the Business Combination, Pubco will be subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Dodd-Frank Act, listing requirements of Nasdaq and other applicable securities rules and regulations. As such, Pubco will incur relevant legal, accounting and other expenses, and these expenses may increase even more if Pubco no longer qualifies as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. See “Summary of the Proxy Statement/Prospectus — Emerging Growth Company.” The Exchange Act requires, among other things, that Pubco file annual and current reports with respect to Pubco’s business and results of operations. The Sarbanes-Oxley Act requires, among other things, that Pubco maintains effective disclosure controls and procedures and internal control over financial reporting. Pubco may need to hire more employees or engage outside consultants to comply with these requirements, which will increase Pubco’s costs and expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. These laws and regulations may increase Pubco’s legal and financial compliance costs and render Pubco’s certain business activities more time-consuming and costly.

Pubco’s management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing Pubco’s growth strategy, which could prevent the improvement of Pubco’s business, financial condition and results of operations. Furthermore, these rules and regulations may make it more difficult and more expensive for Pubco to obtain director and officer liability insurance, and consequently Pubco may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on Pubco’s business, financial condition, results of operations and prospects. These factors could also make it more difficult to attract and retain qualified members of Pubco’s board of directors, particularly to serve on Pubco’s audit committee, compensation committee and nominating committee, and qualified executive officers.

As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, Pubco’s business and financial condition will become more visible, which it believes may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, Pubco’s business and results of operations could be adversely affected, and, even if the claims do not result in litigation or are resolved in Pubco’s favor, these claims, and the time and resources necessary to resolve them, could cause an adverse effect on Pubco’s business, financial condition, results of operations, prospects and reputation.

Market volatility could impact the share price and trading volume of Pubco’s securities.

The trading market for Pubco’s securities could be impacted by recent market volatility. Recent stock run-ups, divergences in valuation ratios relative to those seen during traditional markets, high short interest or short squeezes, and strong and atypical retail investor interest in the markets may impact the demand for Pubco Ordinary Shares.

A possible “short squeeze” due to a sudden increase in demand of Pubco Ordinary Shares that largely exceeds supply may lead to price volatility in Pubco Ordinary Shares. Investors may purchase Pubco Ordinary Shares to hedge existing exposure or to speculate on the price of Pubco Ordinary Shares. Speculation on the price of Pubco Ordinary Shares may involve both long and short exposures. To the extent aggregate short exposure exceeds the number of Pubco Ordinary Shares available for purchase (for example, in the event that large redemption requests dramatically affect liquidity), investors with short exposure may have to pay a premium to repurchase Pubco Ordinary Shares for delivery to lenders. Those repurchases may in turn, dramatically increase the price of the Pubco Ordinary Shares. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in Pubco Ordinary Shares that are not directly correlated to the operating performance of Pubco.

The CAC Public Shareholders will experience immediate dilution as a consequence of the issuance of Pubco Ordinary Shares as consideration in the Business Combination, the potential issuances in connection with the PIPE Investment, and the future issuances of equity awards to the Company’s employees, directors, or consultants. Having a minority share position may reduce the influence that CAC’s current shareholders have on the management of Pubco.

CAC Public Shareholders will experience immediate dilution as a consequence of the Business Combination. Under the Business Combination Agreement, the number of Pubco Ordinary Shares to be issued to Seller shareholders in connection with the Business Combination is estimated to be approximately 83% of the issued and outstanding Pubco Ordinary Shares and 86% of the voting power of the Pubco Ordinary Shares immediately following the consummation of the Business Combination, assuming the No Redemptions Scenario, and without giving effect to any dilutive instruments, such as the exercise of any convertible securities. Currently, the CAC Public Shareholders own approximately 63% of the issued and outstanding CAC Ordinary Shares. Assuming the No Redemptions Scenario and without giving effect to any dilutive instruments, such as the exercise of the any convertible securities, it is expected that immediately after the consummation of the Business Combination, the CAC Public Shareholders will hold approximately 11% of the issued and outstanding Pubco Ordinary Shares and 9% of the voting power of the Pubco Ordinary Shares. These percentages assume that no debt or equity financing is consummated prior to, or in connection with, the Closing, including any equity awards that may be issued to the Company’s employees, directors, or consultants following the Business Combination. If the actual facts are different from these assumptions, the percentage ownership retained by CAC’s existing shareholders in Pubco will be different.

As redemptions increase, the overall percentage ownership and voting percentage held by the Sponsor, other holders of Founder Shares, and the Seller shareholders will increase as compared to the overall percentage ownership and voting percentage held by CAC Public Shareholders, thereby increasing dilution to CAC Public Shareholders. Further, if the parties obtain additional equity or equity-linked financing (such as additional PIPE Investment), such financing would further increase dilution to CAC Public Shareholders, and the amount of such potential additional dilution will not be calculable until definitive agreements for such financing are entered into, if any.

For more information on the percentage of the issued and outstanding Pubco Ordinary Shares immediately following the Closing that are expected to be held by securityholders, in various redemptions scenarios, see “What are the possible sources and the extent of dilution that the Public Shareholders that elect not to redeem their shares will experience in connection with the Business Combination?” and for more information about dilution to CAC Public Shareholders, see “Dilution.”

In the event we are unable to consummate the PIPE Investment, we may be unable to obtain additional financing to complete the Business Combination or to fund the operations and growth of Pubco which may compel us to restructure or abandon the Business Combination.

The PIPE Investment is subject to the satisfaction of certain closing conditions that are for the benefit of the PIPE Investor. If such conditions are not met, and the PIPE Investor does not waive the conditions that are for its benefit, then we may be unable to close on the PIPE Investment.

If the PIPE Investment plus the funds retained in the Trust Account, net of redemptions, are not sufficient to complete the Business Combination, Pubco could be required to make adjustments to its business plans in light of available capital resources. Further, Pubco may be required to obtain additional financing in connection with the Closing of the Business Combination for general corporate purposes, including for maintenance or expansion of operations of Pubco, or to fund the purchase of other companies. For example, Pubco could elect not to pursue or to delay some of the Company’s current strategic objectives or may be required to raise additional capital earlier than anticipated. We cannot assure you that such financing will be available on acceptable terms, if at all. If we are unable to complete the Business Combination during the Combination Period, CAC Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to CAC Public Shareholders. The failure to secure additional financing could have a material adverse effect on the continued development or growth of Pubco and the Company.

In connection with the PIPE Investment, we will issue shares to the PIPE Investor at the Redemption Price, which may be less than the prevailing market price of CAC Public Shares at the Closing, and such PIPE Investment is further subject to issuance of the Additional Subscription Shares which may be less than the prevailing market price of CAC Public Shares at the Closing.

Pubco has entered into the PIPE Subscription Agreements with SEALSQ, as a PIPE Investor. Pursuant to the PIPE Subscription Agreements, Pubco has agreed to issue and sell, and the PIPE Investor agreed to subscribe for and purchase, in the PIPE Investment, an aggregate of approximately $10 million in Pubco Ordinary Shares, at a per share price equal to the Redemption Price subject to certain adjustments, including issuance of Additional Subscription Shares.

The Redemption Price may be less than the market price for CAC Public Shares at Closing. This may dilute the interests of the existing CAC shareholders in a manner that would not ordinarily occur in a traditional IPO and could result in both a reduction in the trading price of CAC Public Shares to the redemption price and fluctuations in the net tangible book value per share of Pubco’s securities following the Closing.

In addition the PIPE Investment is further subject to issuance of the Additional Subscription Shares, which are issuable 60 days after the Closing, and may be less than the prevailing market price of CAC Public Shares as of the Closing and are further described below.

The Additional Subscription Shares may be issued following the Closing which, if such event occurs, will dilute your holdings and other holders of Pubco Shares other than the PIPE Investor.

Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Pubco agreed to issue and sell to these investors, contemporaneously with the closing of the Business Combination, an aggregate of approximately 938,086 Pubco Ordinary Shares (the “Subscription Shares”) for a purchase price per share of the Redemption Price (such aggregate investment for such PIPE Investor, the “PIPE Investment Amount”), for gross proceeds of $10,000,000, on the terms and subject to the conditions set forth in the Subscription Agreements. The form of the Subscription Agreements is attached to this proxy statement/prospectus as Annex F. The foregoing number of Subscription Shares is based on a Redemption Price of approximately $10.66 per share as of June 30, 2026. The Redemption Price is the price per share paid to holders of publicly traded CAC Ordinary Shares which have elected to redeem in connection with the CAC EGM, in each case in accordance with the CAC Articles. In addition, pursuant to the Subscription Agreements, Pubco agreed to register the Subscription Shares and granted customary resale registration rights to the PIPE Investors.

Under the Subscription Agreement, Pubco is required to issue additional Subscription Shares to the PIPE Investor (“Additional Subscription Shares”) in the event that the volume weighted average price (the “VWAP”) of the Pubco Ordinary Shares for the 10 consecutive trading days ending on the 60th calendar date (or if such date is not a trading date, on the next subsequent trading day) after the Closing (the “VWAP Price”) is less than the PIPE Purchase Price, with the number of Additional Subscription Shares equal to the PIPE Investment Amount, divided by VWAP Price (which may not be less that $5.00 per share), less the number of Subscription Shares. (Under the terms of the Subscription Agreement, in the event Additional Subscription Shares cause a PIPE Investor together with its affiliates to exceed 9.99% ownership of Pubco, that PIPE Investor can elect to receive pre-funded warrants (exercisable at $0.0001 per share) in lieu of such Additional Subscription Shares in excess of such 9.99% ownership; however, such pre-funded warrant provision does not apply to SEALSQ which together with its affiliate WISeKey own more than 9.99% of Pubco Shares prior to the PIPE Investment).

According to the terms of the Subscription Agreements, the Additional Subscription Shares, if any, would be issued by Pubco to the applicable PIPE Investor in a private placement following such measurement period and included in having similar resale registration rights along with the Subscription Shares. The maximum amount of Additional Subscription Shares issuable based on a Redemption Price of $10.66 as of June 30, 2026 is 1,061,914 Pubco Ordinary Shares.

Issuance of the Additional Subscription Shares, if such VWAP is below the Redemption Price, would result in dilution of your holdings and holders of Pubco Shares other than the PIPE Investors. For more information see “Questions and Answers about the Business Combination and Extraordinary General Meeting — What are the possible sources and the extent of dilution that the Public Shareholders that elect not to redeem their shares will experience in connection with the Business Combination?”

Pubco has broad discretion in the use of a portion of the net proceeds from the PIPE Investment and you will not have the opportunity as of this process to assess whether such net proceeds are being used in the manner which you approve.

Pubco will have broad discretion over the use of a portion of the net proceeds from the PIPE Investment, and Pubco’s management will have significant flexibility in applying those funds. As a result, investors will not have the opportunity, as of the time of entering into the PIPE Subscription Agreements, to assess or influence whether the net proceeds are being used in a manner that they consider appropriate or desirable. Pubco’s decisions regarding the use of proceeds may not improve the Company’s business, financial condition, or results of operations and could be used for purposes that do not yield a favorable return or that increase the risk profile of the Company. The failure by Pubco’s management to apply these funds effectively could have a material adverse effect on the Company’s business, prospects, financial condition, and results of operations.

There will be material differences between your current rights as a holder of CAC Public Shares and the rights you will have as a holder of Pubco Ordinary Shares, some of which may adversely affect you.

Upon completion of the Business Combination, CAC Shareholders (other than Public Shareholders that validly exercise their redemption rights with respect to their CAC Public Shares and Dissenting CAC Shareholders) will no longer be shareholders of CAC, but will be shareholders of Pubco. There will be material differences between the current rights of CAC Shareholders and the rights you will have as a holder of Pubco Ordinary Shares, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of CAC Shareholders and Pubco shareholders, see the section of this proxy statement/prospectus titled “Comparison of Shareholder Rights.”

Upon completion of the Business Combination, CAC Shareholders will become Pubco shareholders, and the market price for Pubco’s securities may be affected by factors different from those that historically have affected CAC.

Upon completion of the Business Combination, CAC shareholders (other than Public Shareholders that validly exercise their redemption rights with respect to their CAC Public Shares and Dissenting CAC Shareholders) will become Pubco shareholders, and, accordingly, the results of operations of Pubco will be affected by some factors that are different from those currently affecting the results of operations of CAC. CAC is a special purpose acquisition company incorporated in the Cayman Islands that is not engaged in any operating activity, directly or indirectly. Pubco is a British Virgin Islands business company and, after the consummation of the Business Combination, will continue to focus on providing quantum encryption-engine secure satellite-based IoT network connectivity through its consolidated subsidiaries. Pubco’s business and results of operations will be affected by regional, country, and industry risks and operating risks to which CAC was not exposed. For a discussion of the business that is currently conducted and proposed to be conducted by Pubco, see the section of this proxy statement/prospectus titled “Business and Certain Information of the Company” and “Business of Pubco Before the Business Combination.”

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an IPO and may create risks for Pubco’s unaffiliated investors.

A conventional initial public offering (an “IPO”) involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of an IPO company’s business, financial condition and results of operations. Going public via a business combination with a special purpose acquisition company, such as CAC, does not involve any underwriters and may therefore result in less careful vetting of information that is presented to the public.

In addition, going public via a business combination with a special purpose acquisition company does not involve a bookbuilding process as is the case in an IPO. In any IPO, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a business combination involving a special purpose acquisition company, the value of the Company is established by means of negotiations between Pubco, the Seller and CAC. The process of establishing the value of Pubco in a business combination may be less effective than an IPO bookbuilding process and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, while IPOs are frequently oversubscribed, resulting in additional potential demand for shares in the aftermarket following an IPO, there is no comparable process of generating investor demand in connection with a business combination among Pubco, the Company and CAC, which may result in lower demand for Pubco’s securities after the Closing, which could in turn decrease liquidity and trading prices as well as increase trading volatility.

Pubco will be a foreign private issuer, and as a result, it will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Following the consummation of the Business Combination, Pubco will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because Pubco qualifies as a foreign private issuer under the Exchange Act, Pubco is exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, among others, (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time, and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year, and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

Pubco will be an “emerging growth company,” and the reduced reporting and disclosure requirements applicable to emerging growth companies may make Pubco’s securities less attractive to investors.

Pubco will be an “emerging growth company,” as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, disclosure obligations regarding executive compensation in Pubco’s periodic reports and proxy statements, and the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Pubco does not intend to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Pubco will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (i) following the fifth anniversary of the consummation of the Business Combination, (ii) in which Pubco has total annual gross revenue of at least $1.235 billion, or (iii) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (2) the date on which Pubco has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Investors may find Pubco’s securities less attractive if it chooses to rely on these exemptions, and there may be a less active trading market for Pubco’s securities, and the price of such securities may be more volatile.

Although WISeKey immediately after the Business Combination would own over 50% of Pubco Shares, WISeKey’s ownership of Pubco Class F Shares separately would give WISeKey voting power of at least 49.99% of Pubco Shares, allowing WISeKey to hold significant voting power as long as it holds Pubco Class F Shares, even if it significantly reduced its holdings of Pubco Ordinary Shares.

Most actions by shareholders in BVI require a majority vote. Under British Virgin Islands law (the BVI Companies Act, and the BVI Insolvency Act), and the Pubco Charter, generally, any resolution of shareholders of a BVI business company may be passed by a simple majority of votes cast (other than a resolution to appoint a liquidator or enter into a scheme of arrangement (which requires a vote of 75% of the votes cast by shareholders present and voting at the meeting), or removal of a director (unless removal of a director is authorized at a lower threshold than 75% in the company’s memorandum and articles of association).

Accordingly, WISeKey will hold significant voting power immediately following the Business Combination so long as it holds over a majority of Pubco Shares, except on matters relating to a scheme of arrangement or appointing a liquidator of Pubco. As of the Closing, WISeKey would own approximately 75% of outstanding Pubco Shares, including its holdings of Pubco Ordinary Shares and its voting rights with respect to Pubco Class F Shares.

At the consummation of the Business Combination in the Share Exchange, the existing Company Ordinary Shares will be exchanged for Pubco Ordinary Shares, and the existing Company Class F Ordinary Shares will be exchanged for Pubco Class F Shares. As a result, Pubco Shares will be comprised of two separate classes, namely, Pubco Ordinary Shares and Pubco Class F Shares, each of which vote on any matter presented as a vote to Pubco shareholders. We refer to this as the dual-class structure of Pubco.

Even if WISeKey significantly reduced its holdings of Pubco Ordinary Shares, due to the dual class-structure of Pubco, WISeKey would continue to have significant voting power over any resolution of shareholders so long as it held a majority of Pubco Class F Shares. If it held less than a majority of Pubco Class F shares, then SEALSQ, an affiliate of Pubco, which is the other holder of Pubco Class F Shares, would have a majority of such shares be able to vote such shares in accordance with the Class F Shareholders Agreement. According to the Pubco Charter, each Pubco Class F Share (as did each Company Class F Ordinary Share), entitles the holder to a number of votes per share that results in Pubco Class F Shares, in the aggregate and as a class, representing 49.99% of the total voting power of Pubco.

The Pubco Class F Shares are non-transferable (except to an affiliate of the holder) and held by WISeKey, and its subsidiary SEALSQ. Each of these holders have entered into the Class F Shareholders Agreement that provides, among other things, that:

•        the holders of Pubco Class F Shares will vote Pubco Class F Shares held by them as one and in accordance with the majority (by the number of shares held) view of the holders of Pubco Class F Shares; and

•        are bound by the redemption provisions set out in the Pubco Charter (including that such shares are automatically redeemed and cancelled upon transfer) and that they will take all necessary action to comply with them.

WISeKey will own a majority of Pubco Class F Shares immediately after the Closing, and accordingly will be able to determine the voting of Pubco Class F Shares under the Class F Shareholders Agreement. The voting power of WISeKey described above, of Pubco Ordinary Shares, and also of Pubco Class F Shares, could allow WISeKey to approve a resolution of shareholders on matters brought before a shareholder vote of holders of Pubco Ordinary Shares and Pubco Class F Shares (which vote together on all matters submitted to a vote of holders of Pubco Ordinary Shares) despite voting differently by other shareholders of Pubco Ordinary Shares.

WISeKey would continue to have substantial voting power even if it substantially reduced its holdings of Pubco Ordinary Shares, so long as it held a majority of Pubco Class F Shares, and if any Pubco Class F Shares were outstanding, but WISeKey did not hold a majority of such shares, then WISeKEY’s subsidiary SEALSQ would be able to vote such shares under the Class F Shareholders Agreement representing 49.99% of the total voting power of Pubco.

If there is a change of control of WISeKey or of a holder of Pubco Class F Shares, such shares will automatically convert into Pubco Ordinary Shares preventing such person acquiring control of such holder from being able to vote Pubco Class F Shares and preventing a person from acquiring the voting power of Pubco Class F Shares through a change of control of such holder of Pubco Class F Shares.

WISeKey and SEALSQ own Pubco Class F Shares, as of the Business Combination, and such shares are non-transferable (except to such holder’s affiliate).

According to the Restated Pubco Charter, in the event of change of control of a holder of Pubco Class F Shares (which is a corporate entity), each Pubco Class F Share held by such holder immediately prior to such change of control will automatically be redeemed in exchange for one Pubco Ordinary Share. Upon such automatic redemption, Pubco Class F Shares will be thereupon cancelled and may not be reissued by Pubco. This redemption provision would prevent a person from obtaining the enhanced voting power of Pubco Class F Shares (being 49.99% of Pubco Shares) through a change of control of WISeKey or SEALSQ (or its affiliate). These terms may also cause a lower likelihood of a change of control of WISeKey or SEALSQ (or its affiliate), as a means to acquire enhanced voting power of Pubco Class F Shares.

The Class F Shareholders Agreement also has the effect of concentrating voting power with WISeKey and the other Class F shareholders, which will effectively eliminate your ability to influence the outcome of important transactions, including a change in control.

Pubco Charter provides that all Class F shareholders must enter into the Class F Shareholders Agreement. The Class F Shareholders Agreement provides that all of Pubco Class F Shares will be voted as one and in accordance with the majority (by the number of shares held) view of the holders of Pubco Class F Shares, which as of the date of this proxy statement/prospectus is WISeKey. Accordingly, together with our dual class structure, such Pubco Class F shareholders will effectively control all matters submitted to the shareholders for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval.

As a result of future issuances of Pubco Ordinary Shares or the disposal of Pubco Ordinary Shares by WISeKey and other Pubco Class F shareholders, WISeKey and other Pubco Class F shareholders could have voting power that is substantially greater than, and outsized in comparison to, their economic interests and the percentage of Pubco Ordinary Shares that they hold.

In certain circumstances, holders of Pubco Class F Shares (“Pubco Class F Shareholders”) could have voting power that is substantially greater than, and outsized in comparison to, their economic interests and the percentage of Pubco Ordinary Shares that they hold. This separation between voting power and economic interests could cause conflicts of interest between our Pubco Class F Shareholders consisting of WISeKey and SEALSQ, and our other shareholders, which may result in WISeKey and our other Pubco Class F Shareholders undertaking, or causing us to undertake, actions that would be desirable for WISeKey and our Pubco Class F Shareholders but would not be desirable for our other shareholders.

In the event of an issuance of additional Pubco Ordinary Shares or other shares by Pubco in the future to stockholders other than Pubco Class F Shareholders, such issuance will dilute the voting power of the holders of Pubco Ordinary Shares prior to such issuance, but will not result in dilution of the voting power of Pubco Class F Shareholders which will continue to hold at least 49.99% of the voting power of Pubco Shares (with such voting power being exercised by WISeKey as the majority owner of Pubco Class F Shares as of the date of this proxy statement/prospectus, under the terms of the Class F Shareholders Agreement). However, such issuance of additional Pubco Ordinary Shares or other shares would equally dilute the economic interests of holders of Pubco Ordinary Shares and Pubco Class F Shares. Because of Pubco Class F Shares’ variable voting rights, such issuances will instead correspondingly comparatively increase the voting power of the holders of Pubco Class F Shares, which would remain holding at least 49.99% of the voting power of Pubco Shares.

Future issuances of Pubco Ordinary Shares will dilute the voting power of the holders of Pubco Ordinary Shares, but may not result in further dilution of the voting power of Pubco Class F shareholders.

Future issuances of Pubco Ordinary Shares (e.g. in the event of a mandatory redemption upon a change of control of WISeSat or SEALSQ) will dilute the voting power of the holders of Pubco Ordinary Shares by issuing one such share for each Pubco Class F Share held by such Pubco Class F Shareholder. Similarly, future issuances to stockholders other than Pubco Class F Shareholders will dilute the economic interests of Pubco’s Class F Shareholders, but not their voting rights which would remain at 49.99% of the voting power of Pubco Shares prior to giving effect to such event. As a result, such event s will not result in dilution of the voting power of Pubco Class F Shareholders, but by maintain a voting power 49.99%, dispute such economic dilution, will comparatively increase the voting power of Pubco Class F Shares.

Pubco will be a “controlled company” within the meaning of the rules of the Nasdaq and will qualify for certain exemptions from Nasdaq corporate governance requirements.

A “controlled company” within the meaning of the rules of the is a company of which more than 50% of the voting power is held by an individual, group or another company. As a result of WISeKey’s majority ownership and voting power of Pubco Ordinary Shares, which would give it the ability to control the outcome of certain matters submitted to Pubco’s shareholders for approval, including the appointment or removal of directors (subject to certain limitations described elsewhere in this proxy statement/prospectus), Pubco is expected to qualify as a “controlled company” within the meaning of Nasdaq’s corporate governance standards. In addition, WISeKey’s ownership of Pubco Class F Shares gives WISeKey the voting power of 49.99% of Pubco Shares, regardless of WISeKey’s ownership of Pubco Ordinary Shares. Whereas this ownership of Pubco Class F Shares may not alone provide WISeKey with “controlled company” status, together with an insignificant ownership by WISeKey of Pubco Ordinary Shares, WISeKey’s holdings likely would continue to provide “controlled company” status to Pubco within the meaning of the rules of Nasdaq, so long as WISeKey (or its subsidiary SEALSQ) held Pubco Class F Shares and any Pubco Ordinary Shares.

Therefore, Pubco will have the option not to comply with certain requirements to which companies that are not controlled companies are subject, including the requirement that a majority of its board of directors shall consist of independent directors and the requirement that its nomination and governance committee and remuneration committee shall be composed entirely of independent directors. Pubco currently intends to take advantage of certain of the exemptions from the Nasdaq corporate governance standards available to controlled companies, and therefore Pubco’s shareholders may not have the same protection afforded to them as shareholders of companies that are subject to these corporate governance requirements. See “Management of Pubco after the Transactions.”

We cannot predict the effect our dual-class structure may have on the market price of our Pubco Ordinary Shares.

We cannot predict whether our dual-class structure will result in a lower or more volatile market price of Pubco Ordinary Shares, adverse publicity or other adverse consequences. For example, certain index providers have announced and implemented restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it would require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it would no longer admit companies with multiple-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Also in 2017, MSCI, a leading stock index provider, opened public consultations on its treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Although the dual-class structure of Pubco Shares would not currently be ineligible for inclusion in such indices, if Pubco Ordinary Shares became ineligible for such indices then mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices would not invest in Pubco Ordinary Shares. These policies are relatively new and it is unclear what effect, if any, they will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may adversely affect valuations, as compared to similar companies that are included. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make Pubco Ordinary Shares less attractive to other investors. In such event, the market price of our Pubco Ordinary Shares could be adversely affected.

As an exempted company incorporated in the BVI, Pubco is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if Pubco complied fully with Nasdaq corporate governance listing standards.

Following the consummation of the Business Combination, Pubco’s securities will be listed on Nasdaq. The Nasdaq corporate governance listing standards permit a foreign private issuer such as Pubco to follow the corporate governance practices of its home country. Certain corporate governance practices in the British Virgin Islands, which is Pubco’s home country, may differ significantly from the Nasdaq corporate governance listing standards.

For instance, Pubco is not required to:

•        have a majority of the board be independent;

•        have a compensation committee or a nominations and corporate governance committee consisting entirely of independent directors; or

•        have regularly scheduled executive sessions with only independent directors each year.

Pubco may rely on this and other exemptions available to foreign private issuers in the future, and to the extent that Pubco chooses to do so, its shareholders may be afforded less protection than they otherwise would have under the Nasdaq Rules applicable to U.S. domestic issuers.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because Pubco is incorporated under the laws of the BVI, will conduct substantially all of its operations outside the United States, and a majority of its directors and executive officers will reside outside the United States.

Pubco is a British Virgin Islands business company, and following the Business Combination, Pubco will continue to conduct a majority of its operations through its subsidiaries in the Europe. Substantially all of Pubco’s assets following the Business Combination will be located outside of the United States. A majority of Pubco’s officers and directors following the Business Combination will reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against Pubco or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the BVI laws may render you unable to enforce a judgment against Pubco’s assets or the assets of Pubco’s directors and officers. For more information regarding the relevant laws of the BVI, see “Enforceability of Civil Liability.”

In addition, Pubco’s corporate affairs will be governed by the Proposed Pubco Organizational Documents and the BVI Companies Act. The rights of investors to take action against the directors, actions by minority shareholders and the fiduciary duties of Pubco’s directors to Pubco under BVI law are to a large extent governed by the common law of the BVI. The common law of the BVI is derived in part from comparatively limited judicial precedent in the BVI as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the BVI. The rights of Pubco’s shareholders and the fiduciary duties of Pubco’s directors under BVI law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the BVI has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the BVI. In addition, BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of BVI business companies like Pubco generally do not have unrestricted rights under BVI law to inspect corporate records or to obtain copies of the register of members of these companies. Under the BVI Business Companies Act, a member may by written notice, request to inspect certain records, including Pubco’s register of members, the register of directors, the memorandum and articles of association, the register of mortgages and charges, and special resolutions of Pubco’s shareholders. However, directors have broad discretion under section 100(3) of the BVI Business Companies Act to refuse or limit such inspection if they consider it contrary to the company’s interests. Any refusal may be challenged by applying to the BVI court for an order compelling inspection. Under BVI law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies in the BVI. Pubco’s directors, under the Proposed Pubco Organizational Documents, may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of Pubco or any of them shall be open to the inspection of shareholders not being directors, and no shareholder (not being a director) shall have any right to inspect any account or book or document of Pubco except as conferred by law or authorized by the directors or by an ordinary resolution. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder’s motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the BVI, which is Pubco’s home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent Pubco chooses to follow home country practice with respect to corporate governance matters, its shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers. See “Risk

Factors related to Pubco — As an exempted company incorporated in the BVI, Pubco is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if Pubco complied fully with the Nasdaq corporate governance listing standards.”

As a result of all of the above, Pubco’s shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as Public Shareholders of a company incorporated in the United States.

Provisions in Pubco’s Charter are intended to discourage certain types of transactions that may involve an actual or threatened hostile acquisition of control over Pubco, which will likely depress the trading price of Pubco Ordinary Shares.

The Pubco Charter contains provisions that may make the acquisition of control over Pubco more difficult, including the following:

•        The dual class share structure, which provides holders of Pubco Class F Shares the ability to effectively control the outcome of matters requiring shareholder approval, even if they own significantly less than a majority of the outstanding shares. Pubco Charter provides that holders of Pubco Class F Shares, which consist of WISeKey and SEALSQ, as a class will retain 49.99% of Pubco’s voting power irrespective of the number of Pubco Ordinary Shares that may be issued in the future.

•        The Restated Pubco Charter provides that in the event of change of control of a holder of Pubco Class F Shares (defined as acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any shareholder of Pubco Class F Shares which is a corporate entity or otherwise determined by Pubco’s board directors), each Pubco Class F Share (regardless of any minimum) held by such corporate entity holding Pubco Class F Shares will automatically be redeemed and cancelled in exchange for one (1) Pubco Ordinary Share, and such Pubco Class F Shares will be thereupon cancelled and may not be reissued by Pubco.

•        Because only WISeKey and its subsidiary SEALSQ holds Pubco Class F Shares upon the Closing of the Business Combination, and such shares are non-transferable (other than to such person’s affiliate), this provision would serve to prove that the increased voting rights for Pubco, contained in Pubco Class F Shares, would not be acquired by anyone acquiring control of WISeKey or SEALSQ, but would remain with the other existing shareholder being either WISeKey or its subsidiary SEALSQ or such person’s affiliate, despite a change of control of one or the other; and

•        Vacancies on Pubco Board will be able to be filled only by Pubco Board and not by shareholders.

•        The Class F Shareholders’ Agreement provides that the holders of Class F Shares:

•        will vote Pubco Class F Shares held by them as one and in accordance with the majority (by the number of shares held) view of the holders of the Class F Shares; and

•        are bound by the redemption provisions set out in Pubco Charter and required to take all necessary action to comply with them.

These provisions, alone or together, could discourage, delay or prevent a transaction involving a change in control of Pubco. These provisions could also limit the opportunity for Pubco’s shareholders to receive a premium for their Pubco Ordinary Shares and could also affect the price that some investors are willing to pay for Pubco Ordinary Shares.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about Pubco, Pubco’s business, its market or its competitors, or if they change their recommendations regarding Pubco’s securities adversely, the price and trading volume of Pubco’s securities could decline.

The trading market for Pubco’s securities will be influenced by the research and reports that industry or securities analysts may publish about Pubco, Pubco’s business, its market or its competitors. If any of the analysts who may cover Pubco following the Business Combination change their recommendation regarding Pubco’s securities adversely, or provide more favorable relative recommendations about Pubco’s competitors, the price of Pubco’s securities would likely decline. If any analyst who may cover Pubco following the Business Combination were to cease their coverage or fail to regularly publish reports on Pubco, Pubco could lose visibility in the financial markets, which could cause the price or trading volume of Pubco’s securities to decline.

A material weakness in internal control over financial reporting was identified in connection with the presentation of prepaid expenses.

In connection with the audit of the financial statements of WISeSat.Space Corp as of December 31, 2025, a material weakness was identified relating to the balance sheet presentation of prepaid expenses.

Prepaid expenses were presented in aggregate rather than separately classified between current and non-current assets. The underlying accounting for prepaid expenses was performed; however, the balance sheet presentation did not separately reflect the current and non-current portions. The correction did not affect total assets, total liabilities, shareholders’ equity, net loss or cash flows.

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements would not be prevented or detected on a timely basis.

We are enhancing our financial statement close and review procedures, including the review of balance sheet classification judgments and supporting schedules for prepaid expenses. If these remediation measures are not effective, or if additional material weaknesses are identified in the future, we may be unable to prepare accurate financial statements or comply with applicable reporting requirements on a timely basis, which could adversely affect investor confidence and the trading price of Pubco Ordinary Shares.

If after the completion of the Business Combination, Pubco fails to implement and maintain effective internal controls to remediate its material weaknesses over financial reporting, it may be unable to accurately report its results of operations, meet its reporting obligations or prevent fraud, and investor confidence and the market price of Pubco Ordinary Shares may be materially adversely affected.

Prior to the completion of the Business Combination, Pubco has been a private company with limited accounting and financial reporting personnel and other resources with which it addresses its internal control over financial reporting.

Following the consummation of the Business Combination, Pubco will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the Nasdaq Stock Market. The Sarbanes-Oxley Act requires, among other things, that Pubco maintains effective disclosure controls and procedures and ICFR. Commencing with its fiscal year ending December 31, 2026, Pubco must perform system and process evaluation and testing of its ICFR to allow management to report on the effectiveness of its ICFR in its Form 20-F filing for that year, as required by Section 404 of the Sarbanes-Oxley Act.

Once Pubco ceases to be an “emerging growth company” as the term is defined in the JOBS Act or non-accelerated filer, its independent registered public accounting firm must attest to and report on the effectiveness of its ICFR. Pubco’s management and its independent registered public accounting firm may conclude that its ICFR is not effective. As a result, Pubco may incur significant expenses and devote substantial effort to expand its accounting and finance functions. Prior to the Business Combination, Pubco was previously not required to test its internal controls within a specified period, and as a result, following the Business Combination, Pubco may experience difficulty in meeting these reporting requirements in a timely manner.

Following the consummation of the Business Combination, Pubco’s ICFR will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in control systems, misstatements due to error or fraud could occur in the future, and a control system could fail to detect control issues and fraud.

If Pubco fails to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or to maintain proper and effective internal controls, it may not produce accurate financial statements in a timely manner. As a result, the market price of Pubco Ordinary Shares may decline and Pubco could be subject to sanctions or investigations by the Nasdaq Stock Market, SEC or other regulatory authorities.

Pubco’s principal shareholder WISeKey has the ability to exert significant influence over important corporate matters that require approval of shareholders, which may deprive you of an opportunity to receive a premium for Pubco’s Ordinary Shares and reduce the value of your investment.

Immediately following the completion of the Business Combination, WISeKey will hold approximately 75% of the then issued and outstanding Pubco Shares following the completion of the Business Combination, assuming no redemption of CAC Public Shares. As Pubco Ordinary Shares have one vote per share, WISeKey would have more than a majority of the voting power of Pubco Ordinary Shares.

In addition, under the Class F Shareholders Agreement, WISeKey can determine the voting of Pubco Class F Ordinary Shares, which by their terms have voting power of at least 49.99% of the outstanding Pubco Shares. Accordingly, immediately after Closing, WISeKey would hold at least 75% of the voting power of Pubco Shares, and not less than 49.99%, despite substantially reducing or selling all of its Pubco Ordinary Shares. This concentration of voting rights and the protective provisions in the Pubco Charter, such as a classified board od directors, which will become effective upon the completion of the Business Combination, may discourage, delay or prevent a change in control of Pubco, which could have the dual effect of depriving Pubco’s shareholders of an opportunity to receive a premium for their shares as part of a sale of Pubco and reducing the price of Pubco Ordinary Shares. As a result of the foregoing, the value of your investment could be reduced.

Pubco does not intend to pay dividends before it becomes profitable, and as a result, your ability to achieve a return on your investment in the foreseeable future will depend on appreciation in the price of the Pubco Ordinary Shares.

Pubco does not intend to pay any cash dividends before it becomes profitable, which may not occur in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of Pubco’s board of directors. Accordingly, you may need to rely on sales of Pubco Ordinary Shares after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

A significant portion of the issued and outstanding Pubco Ordinary Shares may not be immediately resold but may be sold into the market in the near future. This could cause the market price of Pubco Ordinary Shares to drop significantly, even if Pubco’s business is doing well.

After the Business Combination (and assuming no redemption by CAC’s Public Shareholders of its Public Shares and assuming Pubco Class F Shares are converted into Pubco Ordinary Shares), the Sponsor and CAC’s current officers and directors will beneficially own approximately 6% of the total issued and outstanding Pubco Ordinary Shares. Pursuant to the terms of the Sponsor Support Agreement, the CAC Founder Shares (which will be converted into Pubco Ordinary Shares at the Effective Time) are subject to certain transfer restrictions. Additionally, the Lock-Up Agreement provides that, subject to certain exceptions, Pubco Ordinary Shares issued to the Seller and certain shareholders of Pubco as result of the Share Exchange in connection with the Business Combination are subject to certain transfer restrictions.

Pursuant to the A&R Registration Rights Agreement, among other matters, Pubco will assume the registration obligations of CAC under CAC’s existing Registration Rights Agreement, such rights will apply to Pubco Shares, and Pubco insiders, including the Seller, will be provided with registration rights thereunder.

If CAC or Pubco is characterized as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, U.S. Holders may experience adverse U.S. federal income tax consequences.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based upon the composition of its income and assets, CAC believes that it would likely be considered a PFIC for its current taxable year that will end as a result of the Business Combination. The determination of whether Pubco will be treated as a PFIC for the taxable year that includes the

Business Combination will depend on a number of factors, including the timing of the Business Combination and the amount of cash held by CAC and Pubco and its subsidiaries at the time of the Business Combination, among others. Accordingly, there can be no assurances in this regard or any assurances that Pubco will not be treated as a PFIC in the taxable year that includes the Business Combination or any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and there can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Following the consummation of the Business Combination, whether Pubco or any of its subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of its income and assets, and the market value of its securities. Changes in Pubco’s composition, the composition of Pubco’s income or the composition of its assets, or a decline in its market capitalization may cause it to be or become a PFIC for the current or subsequent taxable years. Whether Pubco is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If Pubco is a PFIC for any taxable year, a U.S. Holder of its securities may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Material Tax Considerations — Certain Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules.” U.S. Holders of CAC’s or Pubco’s securities are strongly encouraged to consult their tax advisors regarding the potential application of these rules to Pubco and the ownership of its securities.

Upon completion of the Business Combination, Pubco may raise substantial additional funding to support its business development.

Upon completion of the Business Combination, given the likelihood of high redemption in connection with the Business Combination, Pubco may need substantial additional funding to support its business development. This need for capital is expected to persist and potentially increase following the proposed Business Combination, as Pubco will assume and continue the Company’s business activities. In particular, Pubco anticipates that its expenses will rise significantly in connection with ongoing and future activities, including the development, procurement, launch, commissioning and operation of planned secure satellite infrastructure, related ground-segment capabilities, regulatory activities, customer-funded engineering work, and the development of secure communications, digital identity, post-quantum security and other related space-based services. As a result, it is likely that Pubco will need to raise substantial additional capital through a variety of potential sources, such as public or private equity offerings, debt financing, strategic collaborations, licensing agreements, or other funding arrangements. However, there can be no assurance that such funding will be available when needed or on terms acceptable to Pubco. If Pubco is unable to secure adequate financing on favorable terms, or at all, it may be forced to delay, reduce, or eliminate its business development, including its research and development activities. These funding shortfalls could materially and adversely affect Pubco’s business prospects, financial condition, and ability to achieve long-term growth.

EXTRAORDINARY GENERAL MEETING OF CAC SHAREHOLDERS

General

CAC is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the CAC Board for use at the CAC EGM to be held on September 10, 2026, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to CAC’s shareholders on or about August 19, 2026. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the extraordinary general meeting.

All shareholders of CAC as of the record date, or their duly appointed proxies, may attend the extraordinary general meeting. For the purpose of satisfying requirements of Cayman Islands law, the extraordinary general meeting will be conducted at a physical location. CAC is also providing a live webcast of the extraordinary general meeting via a virtual shareholder meeting format. CAC encourages you to attend the extraordinary general meeting virtually via live webcast by visiting.

CAC’s virtual extraordinary general meeting format uses technology designed to increase shareholder access, save CAC and its shareholders time and money, and provide its shareholders rights and opportunities to participate in the virtual extraordinary general meeting similar to those they would have at the in-person extraordinary general meeting, at no cost. In addition to online attendance, CAC provides shareholders with an opportunity to hear all portions of the official extraordinary general meeting as conducted by the CAC Board, submit written questions and comments during the CAC EGM, and vote online during the open poll portion of the CAC EGM. CAC welcomes your suggestions on how it can make its virtual extraordinary general meeting more effective and efficient.

Shareholders will have multiple opportunities to submit questions to CAC for the CAC EGM. Shareholders who wish to submit a question in advance may do so by pre-registering online and then selecting the chat box link. Shareholders also may submit questions live during the meeting. Questions pertinent to extraordinary general meeting matters may be recognized and answered during the extraordinary general meeting in CAC’s discretion, subject to time constraints. CAC reserves the right to edit or reject questions that are inappropriate for extraordinary general meeting matters. In addition, CAC will offer live technical support for all shareholders attending the extraordinary general meeting virtually.

To attend online and participate in the extraordinary general meeting, shareholders of record will need to visit and enter the control number provided on your proxy card, regardless of whether you have pre-registered.

Date, Time and Place

The CAC EGM will be held in person on September 10, 2026, at 9:00 A.M., Eastern time, at the offices of Loeb & Loeb LLP, or such other date, time, and place to which such meeting may be adjourned, to consider and vote upon the Proposals. CAC is also planning for the meeting to be held virtually pursuant to the procedures described in this proxy statement/prospectus, but the physical location of the meeting will remain at the location specified above for the purposes of Cayman Islands law and the CAC Articles.

Purpose of the CAC EGM

At the CAC EGM, CAC is asking the holders of CAC Ordinary Shares to consider and vote upon the Proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the CAC EGM if you owned CAC Ordinary Shares at the close of business on August 17, 2026 which is the record date for the CAC EGM. You are entitled to one vote for each CAC Ordinary Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 4,494,439 CAC Ordinary Shares outstanding, of which 2,550,149 CAC Ordinary Shares were Public Shares, 1,464,000 CAC Ordinary Shares were CAC Founder Shares held by the Sponsor and 210,000 CAC Representative Shares were held by the CAC IPO Underwriter.

Vote of the Sponsor and the Directors and Officers of CAC

The Sponsor and CAC’s directors and officers have agreed to vote any CAC Ordinary Shares owned by them in favor of the Business Combination and the other Proposals. The Sponsor and CAC’s directors and officers have waived any redemption rights, including with respect to their CAC Founder Shares and any Public Shares purchased during or after the CAC IPO in connection with the Business Combination. The CAC Founder Shares held by the Sponsor and CAC’s founding team have no redemption rights from the Trust Account upon CAC’s failure to effect an Initial Business Combination by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles), (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if CAC fails to complete an Initial Business Combination within the Combination Period).

Quorum and Required Vote for Proposals for the CAC EGM

A quorum of CAC’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if holders of a majority of the CAC Ordinary Shares entitled to vote thereat attend in person, online, or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of each of the Business Combination Proposal, the Pubco Equity Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, the Pubco Director Election Proposal, and the Adjournment Proposal is being proposed as an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of the CAC Ordinary Shares entitled to vote and actually casting votes thereon at the CAC EGM. The approval of the NTA Proposal and the Merger Proposal require a special resolution under Cayman Islands law, being the affirmative vote (in person or by proxy) of the holders of at least two-thirds of the CAC Ordinary Shares entitled to vote and actually casting votes thereon at the extraordinary general meeting. Accordingly, a shareholder’s failure to vote in person, online, or by proxy at the extraordinary general meeting will have no effect on the outcome of the vote on any of the Proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Closing is conditioned on the approval of the Condition Precedent Proposals at the CAC EGM. Each of the Condition Precedent Proposals is cross-conditioned on each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

For a more complete description of CAC’s reasons for the approval of the Business Combination and the recommendation of the CAC Board, see “Proposal No. 2 — The Business Combination Proposal — CAC Board’s Reasons for the Approval of the Business Combination.”

Voting Your Shares

Each CAC Ordinary Share that you own in your name entitles you to one vote on each of the Proposals for the extraordinary general meeting. Your one or more proxy cards show the number of CAC Ordinary Shares that you own. There are several ways to vote your CAC Ordinary Shares:

•        You can vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker, or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares are represented and voted at the CAC EGM. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the CAC EGM. If you fail to return your proxy card or fail to instruct your bank, broker, or other nominee how to vote, and do not attend the CAC EGM virtually or in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the CAC EGM and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the CAC EGM.

•        You can attend the CAC EGM virtually and vote online even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your CAC Ordinary Shares are held in the name of your broker, bank, or other nominee, you must get a proxy from the broker, bank, or other nominee. That is the only way that CAC can be sure that the broker, bank, or nominee has not already voted your CAC Ordinary Shares.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the CAC EGM or at such meeting by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify CAC’s secretary, in writing, before the extraordinary general meeting that you have revoked your proxy; or

•        you may attend the CAC EGM virtually, revoke your proxy, and vote online, as indicated above.

No Additional Matters May Be Presented at the CAC EGM

The CAC EGM has been called to consider only the approval of the NTA Proposal, the Business Combination Proposal, the Merger Proposal, the Pubco Equity Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, the Pubco Director Election Proposal, and the Adjournment Proposal. Under the CAC Articles, other than procedural matters incident to the conduct of the extraordinary general meeting, no other matters may be considered at the extraordinary general meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the extraordinary general meeting.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your CAC Ordinary Shares, you may call Advantage Proxy, Inc., CAC’s proxy solicitor, toll-fee at (877) 870-8567.

Redemption Rights

Pursuant to the CAC Articles, a holder of CAC Ordinary Shares has the right to have its Public Shares redeemed for cash equal to its pro rata share of the Trust Account (net of taxes payable) in connection with the Business Combination, except that (i) CAC will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (such that CAC is not subject to the SEC’s “penny stock” rules) and (ii) no shareholder acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Public Shares may exercise such redemption right with respect to more than 15% of the Public Shares without CAC’s prior consent. If CAC’s shareholders approve the NTA Proposal, this will remove the restriction set forth in clause (i) of the preceding sentence. The Business Combination will not be consummated if the NTA Proposal is not approved and net tangible assets is less than $5,000,001 upon consummation of the Business Combination.

Pursuant to the CAC Articles, a Public Shareholder may request that CAC redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

•        hold Public Shares or, if you hold Public Shares through CAC Units, you elect to separate your CAC Units into the underlying Public Shares and Public Rights prior to exercising your redemption rights with respect to the Public Shares;

•        submit a written request to Continental Stock Transfer & Trust Company, CAC’s transfer agent, in which you (1) request that CAC redeem all or a portion of your Public Shares for cash and (2) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number, and address; and

•        deliver your Public Shares to Continental Stock Transfer & Trust Company, CAC’s transfer agent, physically or electronically through DTC.

Holders of CAC Units must elect to separate the CAC Units into the underlying CAC Ordinary Shares and Public Rights prior to exercising redemption rights with respect to the Public Shares. If Public Shareholders hold their CAC Units in an account at a brokerage firm or bank, such Public Shareholders must notify their broker or bank that they elect to separate the CAC Units into the underlying Public Shares and Public Rights. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company. Such written instructions must include the number of CAC Units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of the corresponding number of Public Shares. This must be completed far enough in advance to permit your nominee to exercise your redemption rights with respect to the Public Shares following the separation of such Public Shares from the CAC Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights. If a holder holds CAC Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, CAC’s transfer agent, directly and instruct it to do so.

The redemption rights include the requirement that a holder must identify itself to CAC in order to validly redeem its shares. Public Shareholders (other than the initial shareholders) may elect to exercise their redemption rights with respect to their Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption right with respect to all or a portion of the Public Shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, CAC will redeem the related Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of the Record Date, this would have amounted to approximately $10.73 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will not own Public Shares or shares of Pubco following the redemption.

Prior to exercising redemption rights, shareholders should verify the market price of the CAC Ordinary Shares as they may receive higher proceeds from the sale of their CAC Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. CAC cannot assure you that you will be able to sell the CAC Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the CAC Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, the CAC Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, Pubco’s future growth following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and CAC does not consummate an Initial Business Combination within the Combination Period, it will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to the Public Shareholders and the CAC Rights will expire worthless.

Appraisal Rights

Holders of record of CAC Ordinary Shares may have appraisal rights in connection with the Business Combination under the Cayman Companies Act. Holders of record of CAC Ordinary Shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its CAC Ordinary Shares must give written objection to the Merger to CAC prior to the shareholder vote to approve the Merger and follow the procedures set out in Section 238 of the Cayman Companies Act. These statutory appraisal rights are separate to and mutually exclusive of the right of CAC’s Public Shareholders to demand that their Public Shares are redeemed for cash for a pro rata share of the funds on deposit in the Trust Account in accordance with the CAC Articles. It is possible that if a CAC shareholder exercises appraisal rights, the fair value of the CAC Ordinary Shares determined under Section 238 of the Cayman Companies Act could be more than, the same as, or less than such holder would obtain if he, she, or it exercised his, her or its redemption rights as described herein. CAC believes that such fair value would equal the amount that CAC shareholders would obtain if they exercise their redemption rights as described herein. CAC shareholders need not vote against any of the proposals at the CAC EGM in order to exercise appraisal rights under the Cayman Companies Act. A CAC shareholder which elects to exercise appraisal rights must do so in respect of all of the CAC Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein. See “Appraisal Rights under the Cayman Islands Law.”

Proxy Solicitation Costs

CAC is soliciting proxies on behalf of the CAC Board. This solicitation is being made by mail but also may be made by telephone or in person. CAC and its directors, officers, and employees may also solicit proxies in person. CAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. CAC will bear the cost of the solicitation.

CAC has engaged Advantage Proxy, Inc. to assist in the proxy solicitation process. CAC will pay that firm a fee of $12,500 plus disbursements. CAC will reimburse Advantage Proxy, Inc. for reasonable out-of-pocket expenses and will indemnify Advantage Proxy, Inc. and its affiliates against certain claims, liabilities, losses, damages, and expenses. CAC will ask banks, brokers and other institutions, nominees, and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CAC will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION AGREEMENT AND THE ANCILLARY DOCUMENTS

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A and Annex A-1 to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Business Combination Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about CAC, the Company or Pubco. The rights and obligations of the parties are governed by the express terms and conditions of the Business Combination Agreement and not by this summary or any other information contained in this proxy statement/prospectus. You should refer to the full text of the Business Combination Agreement for details of the Transactions and the terms and conditions of the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties that the parties have made to one another as of specific dates and may be subject to standards of materiality applicable to the parties thereto that differ from those applicable to investors. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While CAC, the Seller, Merger Sub, the Company and Pubco do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information because they were made as of specific dates, may be intended merely as a risk allocation mechanism among the parties to the Business Combination Agreement and are modified by the disclosure schedules.

Business Combination Agreement

On November 9, 2025, CAC entered into the Business Combination Agreement with (i) Pubco, (ii) Merger Sub, (iii) the Company, and (iv) the Seller as defined therein, including WISeKey. On August 6, 2026, the parties to the Business Combination Agreement entered into the First Amendment to the Business Combination Agreement, pursuant to which the Outside Date under the Business Combination Agreement was extended to October 31, 2026.

General Description of the Transactions

Upon the terms and subject to the conditions of the Business Combination Agreement, and in accordance with applicable laws, as part of the transactions contemplated by the Business Combination Agreement and the Ancillary Documents, (a) Pubco will acquire all of the issued and outstanding Company Ordinary Shares and Company Class F Shares (collectively, the “Company Shares”) from the Seller in exchange for Pubco Ordinary Shares and Pubco Class F Shares (the “Exchange Shares”), with the Company becoming a wholly owned subsidiary of Pubco and the Seller becoming a shareholder of Pubco (the “Share Exchange”); and (b) Merger Sub will merge with and into CAC, with CAC surviving the Merger as a wholly owned subsidiary of Pubco (the “Merger”), as a result of which, (i) CAC shall become a wholly owned Subsidiary of Pubco; and (ii) each issued and outstanding CAC Security immediately prior to the effective time of the Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Pubco Ordinary Shares (CAC, in its capacity as the surviving company of the Merger, hereinafter sometimes referred to as the “Surviving Company”). For more information about the transactions contemplated by the Business Combination Agreement, please see the section entitled “The Business Combination Proposal — Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and Annex A-1, and is incorporated herein by reference.

Share Exchange

In accordance with the terms and conditions of the Business Combination Agreement, at the Closing, immediately prior to the Effective Time, the Seller will sell, transfer and deliver to Pubco all of the issued and outstanding Company Shares held by the Seller (collectively, the “Purchased Shares”) in exchange for the Exchange Shares. At the Closing, except for such securities that are part of any Transaction Financing, the Company will terminate any issued and outstanding Company Convertible Securities that have not been converted or exercised prior to the Closing, without any consideration or payment therefor. As a result, the Company will become a direct, wholly owned subsidiary of Pubco.

The Merger

In accordance with the terms and conditions of the Business Combination Agreement, and in accordance with the applicable provisions of the Cayman Companies Act, at the Effective Time, immediately following the consummation of the Share Exchange, Merger Sub will be merged with and into CAC, at which time the separate corporate existence of Merger Sub shall cease and CAC shall continue as the surviving company in the Merger.

At the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties, immunities and obligations of Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties, immunities and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub as set forth in the Business Combination Agreement and the Ancillary Documents to be performed at and after the Effective Time, and all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties, immunities and obligations of CAC (as the Surviving Company) shall continue unaffected by the Merger, and the Surviving Company shall continue its existence as a wholly owned Subsidiary of Pubco.

WISeKey Distribution

In accordance with the terms and conditions of the Business Combination Agreement, immediately after the consummation of the Merger, Seller may, in its sole discretion, distribute to the Parent Shareholders a number of Pubco Ordinary Shares equal to up to ten percent (10%) of the total Exchange Shares. As a condition to participating in the WISeKey Distribution, Parent Shareholders that as of immediately after the Closing will be officers and directors of Pubco or hold five percent (5%) or more of issued and outstanding Pubco Shares will need to execute and deliver to Pubco and CAC a lock-up agreement in substantially the form of the Lock-Up Agreement.

The Closing

In accordance with the terms and conditions of the Business Combination Agreement, no later than two business days following the satisfaction or waiver of the conditions set forth in the Business Combination Agreement, or at such other time, date and place as CAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”), the consummation of the Transactions (the “Closing”) will take place (i) either remotely by electronic exchange of documents or (ii) at the offices of Ellenoff Grossman & Schole LLP. On the Closing Date, the Merger will be consummated by (i) executing a plan of merger in form and substance reasonably acceptable to the Company, Pubco and CAC (the “Plan of Merger”), and (b) filing the Plan of Merger and such other documents as required by the Cayman Companies Act with the Registrar of Companies of the Cayman Islands.

The Merger will become effective at the time on the Closing Date when the Plan of Merger is registered by the Registrar or at such other time as may be agreed in writing by the Company and CAC and specified in the Plan of Merger, provided that such date shall not be a date later than the ninetieth (90th) day following the date of such registration (the “Effective Time”).

At the Effective Time, the board of directors and executive officers of CAC shall resign and the board of directors and the executive officers of Merger Sub immediately prior to the Effective Time shall become the board of directors and executive officers of the Surviving Company, respectively.

Consideration to be Received in the Transactions

Share Exchange Consideration

Subject to and upon the terms and conditions of this Business Combination Agreement, in full payment for the Purchased Shares, Pubco shall issue and deliver to the Seller the Exchange Shares with an aggregate value (the “Exchange Consideration”) equal to the sum of (i) Two Hundred Fifty Million U.S. Dollars ($250,000,000), plus (ii) the amount of any Transaction Financing (as defined in the Business Combination Agreement) that is made into the Company or its Subsidiaries prior to the Closing, for all of the issued and outstanding Company Shares as of immediately prior to the Effective Time, with each Pubco Ordinary Share valued at Ten U.S. Dollars ($10.00). The Exchange Shares will be allocated between Pubco Ordinary Shares and Pubco Class F Shares in proportion to the number of Company Ordinary Shares and Company Class F Shares owned by Seller at the time of the Share Exchange.

The Pubco Class F Shares shall, in the aggregate, be entitled to 49.99% of the total vote on any matter voted on by the holders of Pubco Shares and Pubco Class F Shares. For more information about Pubco Class F Shares, see “Description of Pubco’s Securities.”

Merger Consideration; Treatment of CAC Securities

At the Effective Time, (a) immediately prior to the Effective Time, every issued and outstanding CAC Unit shall be automatically detached, and the holder thereof shall be deemed to hold one CAC Ordinary Share and one CAC Right in accordance with the terms of the applicable CAC Unit (the “Unit Separation”); (b) immediately prior to the Effective Time and immediately following the Unit Separation, each issued and outstanding CAC Right (including the CAC Rights held as a result of the Unit Separation) shall be automatically converted into one-seventh of one CAC Ordinary Share; (c) at the Effective Time, every issued and outstanding CAC Ordinary Share (including each CAC Ordinary Share converted from CAC Rights pursuant to (b) above and each CAC Ordinary Share held as a result of the Unit Separation, other than the Excluded Shares, the Dissenting Shares and the Redeemed Shares (each as defined in the Business Combination Agreement)) shall become and be converted automatically into the right to receive one Pubco Ordinary Share, following which, all CAC Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

At the Effective Time, by virtue of the Merger, all Merger Sub Ordinary Shares issued and outstanding immediately prior to the Effective Time shall be converted into an equal number ordinary shares of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding issued shares of the Surviving Company.

Representations and Warranties

In the Business Combination Agreement, the Company made certain representations and warranties relating to, among other things, (a) proper corporate existence and power of the Company and its subsidiaries; (b) authorization and binding effect relative to execution and delivery of the Business Combination Agreement and Ancillary Documents; (c) capital structure; (d) no need for governmental authorization for the execution, delivery or performance of the Business Combination Agreement and Ancillary Documents thereto; (e) absence of conflicts; (f) financial information; (g) absence of certain changes; (h) compliance with laws; (i) licenses and permits; (j) litigation; (k) material contracts; (l) ownership of intellectual property; (m) tax matters; (n) real property; (o) personal property; (p) title to assets and properties; (q) employee matters; (r) benefit plans; (s) environmental matters; (t) transactions with related persons; (u) insurance; (v) top customers and suppliers; (w) sanctions and anti-corruption, anti-money laundering and export control laws; (x) government contracts; (y) status under the Investment Company Act of 1940; (z) finders’ fees; and (aa) disclaimer of other warranties.

In the Business Combination Agreement, the Seller made certain representations and warranties relating to, among other things, (a) proper corporate existence and power; (b) authorization and binding effect relative to execution and delivery of the Business Combination Agreement and Ancillary Documents; (c) the ownership of the Company; (d) no need for governmental authorization for the execution, delivery or performance of the Business Combination Agreement and Ancillary Documents to which it is a party; (e) absence of conflicts; (f) litigation; (g) investor status under the Securities Act and its investment purposes for Exchange Shares; (h) finders’ fees; and (i) disclaimer of other warranties.

In the Business Combination Agreement, Pubco made certain representations and warranties relating to, among other things, (a) proper corporate existence and power; (b) authorization and binding effect relative to execution and delivery of the Business Combination Agreement and Ancillary Documents; (c) no need for governmental authorization for the execution, delivery or performance of the Business Combination Agreement and Ancillary Documents to which it is a party; (d) absence of conflicts; (e) capital structure; (f) authorization relative to the issuance of Merger Shares (as defined in the Business Combination Agreement) and Exchange Shares; (g) status under the Investment Company Act; (h) finders’ fees; and (i) disclaimer of other warranties.

In the Business Combination Agreement, CAC made certain representations and warranties (qualified by disclosure in CAC’s SEC-filed documents) relating to, among other things: (a) proper corporate existence and power; (b) authorization and binding effect relative to execution and delivery of the Business Combination Agreement and Ancillary Documents; (c) no need for governmental authorization for the execution, delivery or performance of the Business Combination Agreement and Ancillary Documents; (d) absence of conflicts; (e) capital structure; (f) SEC filing requirements and financial statements; (g) absence of certain changes; (h) compliance with laws; (i) litigation and proceedings; (j) employees and employee benefit plans; (k) properties; (l) material contracts; (m) transactions with affiliates; (n) status under the Investment Company Act; (o) finders’ fees; (p) certain business practices; (q) insurance; (r) tax matters; (s) trust account; and (t) disclaimer of other warranties.

Except for Maxim Group LLC, no broker, investment banker, or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement, including for which WISeKey or any of its Subsidiaries, including Merger Sub or the Surviving Corporation, would be liable, based on arrangements made on behalf of the Company or any of its Affiliates. WISeKey and/or the Company is solely responsible for the fees and expenses of Maxim Group LLC arising from such person’s engagement with Maxim Group LLC. In connection with its engagement with WISeKey and the Company, Maxim Group LLC has waived any advisory fees, subject to consummation of the Business Combination, owing from CAC.

All representations and warranties of the parties contained in the BCA terminate at, and do not survive, the Closing and no claim for indemnification or breach of contract may be made with respect thereto. The covenants and agreements made by the parties in the BCA or in any certificate or instrument delivered pursuant to the BCA, do not survive the Closing, except for those covenants and agreements that by their terms apply or are contemplated to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed).

Covenants

The Business Combination Agreement includes customary covenants of the parties with respect to the operation of their respective businesses prior to the Closing and efforts to satisfy conditions to the consummation of the Merger. The Business Combination Agreement also contains additional covenants of the parties, including, among others,

(a)     covenants requiring the Company to use its commercially reasonable effort to deliver as promptly as practicable after the Signing Date and prior to November 30, 2025 audited financial statements of the Company for the years ended December 31, 2025, 2024 and 2023;

(b)    covenants providing for CAC and Pubco to cooperate in the preparation and joint filing with the SEC of the Registration Statement and proxy statement;

(c)     covenants requiring CAC to approve and adopt an equity incentive plan and a Pubco employee share purchase program, substantially in the form and substance reasonably acceptable to the Company, Pubco and CAC, immediately after the Closing;

(d)    covenants requiring all the parties to the Business Combination Agreement to establish Pubco’s board of directors post-closing, as a classified board with three classes of directors, consisting of (i) six members designated by the Company and (ii) one member designated by CAC prior to the Closing who qualifies as an independent director under Nasdaq rules;

(e)     covenants requiring CAC, the Company and Pubco to use their commercially reasonable efforts to seek and enter into financing agreements for an aggregate of at least $10 million in proceeds on such terms and structuring, and using such strategy, placement agents and approach, as CAC and the Company shall mutually agree;

(f)     covenants requiring the Company to provide loans to CAC to cover its reasonable and documented out-of-pocket costs and expenses incurred in connection with the Business Combination (including costs and expenses related to Transaction Financing or incurred to satisfy the minimum Nasdaq round lot requirements, but excluding the 50% portion of the Extension Payments for which the Company is responsible), subject to an aggregate cap of $900,000;

(g)    covenants requiring CAC, at the written request of the Company on or after November 24, 2025, to extend CAC’s current deadline for consummating a business combination of January 22, 2026 for six monthly automatic one month extensions at CAC’s election with no further approval from CAC’s shareholders needed and requiring each of the Sponsor and the Company to pay 50% of the amount payable for each monthly extension (“Extension Payments”);

(h)    covenants providing for the Seller to distribute to the Parent Shareholders that are officers and directors of Pubco or hold 5% or more of issued and outstanding Pubco Shares a number of Pubco Ordinary Shares equal to up to ten percent of the total Exchange Shares, provided that the Parent Shareholders will need to execute and deliver to Pubco and CAC a lock-up agreement in substantially the form of the Lock-Up Agreement; and

(i)     covenants prohibiting CAC and the Company from, among other things, soliciting or negotiating with third parties regarding alternative transactions and agreeing to certain related restrictions and ceasing discussions regarding alternative transactions.

Conditions Precedent to Closing

The obligations of the parties to consummate the Transactions are subject to certain closing conditions of the respective parties, including, among others, (a) receipt of the required approval by the shareholders of CAC; (b) amendment and restatement of Pubco’s memorandum and articles of association; (c) effectiveness of the Registration Statement declared by the SEC; (d) qualification of Pubco as a foreign private issuer; (e) absence of law or order making the consummation of the Transactions illegal; and (f) the approval for Pubco’s initial listing application with Nasdaq.

In addition, unless waived by the Company and Pubco, the obligations of the Company and the Seller to consummate the Transactions are subject to certain additional conditions, including, among others, (a) accuracy of their respective representations and warranties; (b) their respective covenants and agreements having been performed in all material respects; (c) each of the Ancillary Documents duly executed by the parties thereto being in full force and effect; and (d) appointment of the post-closing board of directors for Pubco.

Finally, unless waived by CAC, the obligations of CAC to consummate the Transactions are subject to certain additional conditions, including, among others, (a) accuracy of their respective representations and warranties; (b) their respective covenants and agreements having been performed in all material respects; and (c) each of the Ancillary Documents duly executed by the parties thereto being in full force and effect.

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated at any time prior to the closing:

(a)     by mutual written consent of the Company and CAC;

(b)    by either CAC or the Company if any of the conditions to the Closing have not been satisfied or waived on or prior to October 31, 2026 (the “Outside Date”); provided that the party shall not be entitled to terminate if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)     by either CAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action has become final and non-appealable; provided that the party is not entitled to terminate if the failure by such party or its Affiliates to comply with any provision of the Business Combination Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)    by the Company if CAC is in breach in its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or any representation or warranty of CAC would result in a failure of the conditions to the Closing that require CAC’s representations and warranties are true and accurate and CAC have performed in all material aspects of its obligations and complied in all material respects with its agreements and covenants, if the breach or inaccuracy is incapable of being cured or is not cured within the earlier of 30 days after written notice of such breach or inaccuracy is provided to CAC by the Company or the Outside Date; provided that the Company or the Seller is not in material breach of the conditions to the Closing that require the Company’s and the Seller’s representations and warranties are true and accurate and the Company and the Seller have performed in all material aspects of its obligations and complied in all material respects with its agreements and covenants;

(e)     by CAC if the Company or the Seller breaches their respective representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of such the Company or the Seller is untrue or inaccurate, in any case, which would result in a failure of the conditions to the Closing that require the Company’s and the Seller’s representations and warranties are true and accurate and the Company and the Seller have performed in all material aspects of its obligations and complied in all material respects with its agreements and covenants, if the breach or inaccuracy is incapable of being cured or is not cured within the earlier of 30 days after written notice of such breach or inaccuracy is provided to the Company by CAC or the Outside Date; provided that CAC is not in material breach of the conditions to the Closing that require CAC’s representations and warranties are true and accurate and CAC has performed in all material aspects of its obligations and complied in all material respects with its agreements and covenants; and

(f)     by the Company if CAC fails to obtain the requisite shareholder approval for the Transactions.

In the event of termination of the Business Combination Agreement, the Business Combination Agreement will become void and there shall be no Liability on the part of any party or any of their respective representatives, and all rights and obligations of each party shall cease, except certain obligations related to public announcements, confidentiality obligation, the Trust Account and expenses incurred in connection with the Business Combination Agreement and termination fees.

In the event that the Business Combination Agreement is terminated (i) by CAC pursuant to the foregoing paragraph (e), then the Company will pay to CAC; or by the Company pursuant to the foregoing paragraph (d) then CAC will pay to the Company, a termination fee (the “Termination Fee”) equal to the amount of the reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of (A) in the case of (i) above, CAC and (B) in the case of (ii) above, the Company, the Seller or the Company Entities, in each instance in connection with the authorization, preparation, negotiation, execution or performance of the Business Combination Agreement or the Ancillary Documents or the Transactions, up to an aggregate maximum amount of $700,000.

Ancillary Documents

Sponsor Agreement

Simultaneously with the execution and delivery of the Business Combination Agreement, CAC, the Company, Pubco and the Sponsor, entered into a sponsor agreement (the “Sponsor Agreement”). Pursuant to the Sponsor Agreement, on the terms and subject to the conditions set forth therein, the Sponsor agreed, among other things, (a) to vote in favor of the Business Combination Agreement and the Transactions and against any alternative transaction; (b) during the term of the Sponsor Agreement, not to transfer and to cause its affiliates not to transfer any of the Sponsor Shares (as defined therein) except as permitted thereby; (c) during the term of the Sponsor Agreement, not to redeem any Sponsor Shares (as defined therein) and convert all CAC rights held by it into the underlying CAC Ordinary Shares; (d) to pay for CAC Expenses (as defined in the Business Combination Agreement) in excess of the CAC Expense Cap (as defined in the Business Combination Agreement); (e) to take timely actions to extend CAC’s deadline to complete the Business Combination as necessary to consummate the Closing; and (f) that any Working Capital Loans made to CAC (including for any Extension Payments) will at the Closing be either, as requested by the Company, repaid in cash or converted into CAC Working Capital Units in accordance with the IPO Prospectus (excluding after CAC has fully utilized its existing working capital as of the Signing Date, up to $3,000,000 in Working Capital Loans made prior to the Closing to CAC by third parties (excluding the Company) or members of the Sponsor, in either case, that are not affiliates of CAC, the Sponsor or CAC’s management or directors, even if such loans are indirectly made through the Sponsor, as to which the repayment terms will be as provided as disclosed in the IPO Prospectus). The Sponsor Agreement will terminate on the earliest of (i) the mutual written consent of CAC, the Company and Sponsor, (ii) the Closing of the Transactions, or (iii) the termination of the Business Combination Agreement in accordance with its terms.

Insider Letter Agreement

Simultaneously with the execution and delivery of the Business Combination Agreement, CAC, Pubco, the Sponsor, the Company and CAC’s directors and officers entered into an amendment (the “Insider Letter Amendment”) to the letter agreement that was entered into by and among CAC, the Sponsor and certain other members of CAC’s board of directors and/or management team on January 22, 2025 (the “Insider Letter”). Pursuant to the Insider Letter Amendment, the parties amended the letter agreement to, (a) give the Company and Pubco rights to enforce the terms of the Insider Letter; (b) effective as of the Closing, assign the rights and obligations of CAC under the Insider Letter to Pubco; and (c) provide that the lock-up period applicable to Pubco Ordinary Shares issued in exchange for the Founder Shares (as defined in the Business Combination Agreement) pursuant to the Business Combination Agreement will be identical to the lock-up period set forth in the Lock-Up Agreement (as defined below).

Lock-up Agreement

Simultaneously with the execution and delivery of the Business Combination Agreement, CAC, Pubco and the Seller entered into a lock-up agreement (the “Lock-up Agreement”), which, among other things, provides for certain restrictions on the transfer of certain Pubco Ordinary Shares by the Seller and other holders who become Pubco’s shareholders as a result of the WISeKey Distribution following the Closing, as further described below and subject to the terms and conditions set forth in the Lock-up Agreement.

Pursuant to the Lock-up Agreement, from and after the Closing, the Seller and other holders who become Pubco’s shareholders as a result of the WISeKey Distribution shall not Transfer (as defined in the Lock-up Agreement) any of the Restricted Securities (as defined in the Lock-up Agreement) until the earlier of: (a) the six month anniversary of the date of the Closing; (b) the date (but not less than 60 days after the Closing) on which the closing price of Pubco Ordinary Shares exceeds $12.50 for any 20 trading days within a 30-day trading period following the Closing; and (c) the date after the Closing on which Pubco consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Pubco’s shareholders having the right to exchange their equity holdings in Pubco for cash, securities or other property.

Amended Registration Rights Agreement

Simultaneously with the Closing, CAC, Pubco, the Sponsor, and certain other members of CAC’s board of directors and/or management team will enter into an amendment and restatement (the “A&R Registration Rights Agreement”) of CAC’s existing Registration Rights Agreement, pursuant to which, among other matters, Pubco will assume the registration obligations of CAC under CAC’s existing Registration Rights Agreement, such rights will apply to Pubco Shares, and Pubco insiders, including the Seller, will be provided with registration rights thereunder.

PROPOSAL NO. 1 — THE NTA PROPOSAL

Overview

This is a proposal to remove from the CAC Articles the limitation that it shall not redeem Public Shares to the extent that such redemption would cause CAC’s net tangible assets to be less than $5,000,001 (the “NTA Requirement”), in order to expand the methods that CAC may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission:

(a)     Article 37.2(b) of the CAC Articles shall be deleted in its entirety and replaced with the following language: “provide Members with the opportunity to have their Shares repurchased by means of a tender offer (a Tender Offer) for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable and up to US$100,000 of interest released to the Company to pay dissolution expenses), if any, divided by the number of Public Shares then in issue.”

(b)    Article 37.5 of the CAC Articles shall be deleted in its entirety and replaced with the following language: “At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.”

(c)     Article 37.6 of the CAC Articles shall be deleted in its entirety and replaced with the following language: “Any Member holding Public Shares who is not a Founder, Officer or director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the IPO Redemption), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15% of the Public Shares without the Company’s prior consent, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination or abstains from voting, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Account not previously released to the Company to pay its income and other taxes, if any, divided by the number of Public Shares then in issue (such redemption price being referred to herein as the Redemption Price).”

(d)    Article 37.8 of the CAC Articles shall be deleted in its entirety and replaced with the following language: “In the event that any amendment is made to these Articles:

(a)     that would modify the substance or timing of the Company’s obligation to provide holders of Public Shares the right to:

(i)     have their shares redeemed or repurchased in connection with a Business Combination pursuant to Articles 37.2(b) or 37.6; or

(ii)    redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within 12 months after the effective date of the Registration Statement in connection with the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)    with respect to any other provision relating to the rights of holders of Public Shares,

each holder of Public Shares who is not a Founder, Officer or director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment (an Amendment Redemption) at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to the Company to pay its taxes, if any, divided by the number of Public Shares then in issue. In connection with any vote held to approve a proposed amendment to these Articles under this Article 37.9, holders of Public Shares seeking to exercise their Amendment Redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote on the proposal to approve a proposed amendment to these Articles under this Article 37.9.”

The NTA Requirement

The CAC Articles currently provide that CAC shall not redeem Public Shares, if such redemption would cause CAC’s net tangible assets to be less than US$5,000,001 prior to or upon the consummation of a Business Combination (the “NTA Requirement”). The purpose of the NTA Requirement was to ensure that, in connection with its initial business combination, CAC would continue, as it has since the IPO, to be not subject to the “penny stock” rules of the SEC, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). CAC is proposing to amend its current effective memorandum and articles of association to modify the NTA Requirement to remove these limitations. The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC and CAC believes that it may rely on another exclusion, which relates to it being listed on Nasdaq (Rule 3a51-1(a)(2)) (the “Exchange Rule”). Therefore, CAC intends to rely on the Exchange Rule to not be deemed a penny stock issuer.

Rule 419 blank check companies and “penny stock” issuers

As disclosed in CAC’s IPO prospectus, because the net proceeds of the IPO were to be used to complete an initial business combination with a target business that had not been selected at the time of the IPO, CAC may be deemed to be a “blank check company.” Under Rule 419 of the Securities Act the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Rule 3a51-1 sets forth that that term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions including the NTA Rule and the Exchange Rule. Historically, SPACs have relied upon the NTA Rule to avoid being deemed a penny stock issuer. Like many SPACs, CAC included the NTA Requirement in the CAC Articles in order to ensure that through the consummation of its initial business combination, CAC would not be considered a penny stock issuer and therefore not a blank check company if no other exemption from the rule was available.

Reliance on Rule 3a51-1(a)(2)

The Exchange Rule excludes from the definition of “penny stock” a security that is registered, or approved for registration upon notice of issuance, on a national securities exchange, or is listed, or approved for listing upon notice of issuance on, an automated quotation system sponsored by a registered national securities association, that has established initial listing standards that meet or exceed the criteria set forth in the Exchange Rule. CAC’s securities are listed on Nasdaq and have been so listed since the consummation of the IPO. CAC believes that The Nasdaq Global Market has initial listing standards that meet the criteria identified in the Exchange Rule and that it can therefore rely on the Exchange Rule to avoid being treated as a penny stock. Therefore, the NTA Requirement is unnecessary so long as CAC meets the requirements of the Exchange Rule.

Reasons for the NTA Proposal

CAC believes that it can rely on other available exclusions from the penny stock rules, more specifically, the Exchange Rule, that would not impose restrictions on CAC’s net tangible assets. While CAC does not believe this failure to satisfy the NTA Requirement subjects it to the SEC’s penny stock rules, as the NTA Requirement is included in its current effective memorandum and articles of association, if the NTA Proposal is not approved, CAC may not be able to consummate the Business Combination. More specifically, based on the 2,550,149 CAC Public Shares outstanding after the January 16, 2026 redemptions and the corresponding Trust Account balance of $26,487,288, the maximum number of remaining CAC Public Shares that may be redeemed while satisfying the NTA Requirement would be 1,965,140, or approximately 77% of the remaining CAC Public Shares. If the NTA Requirement Amendment Proposal is not approved, the Business Combination would not be consummated unless after payment of underwriters’ fees and commissions, CAC or Pubco has net tangible assets of at least $5,000,001 at closing, which may be achieved if fewer than 77% of the remaining CAC Public Shares are redeemed, additional financing or other offsetting adjustments are obtained, or CAC otherwise satisfies the NTA Requirement.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that the amendment of the CAC Articles, which currently restricts consummation of a shareholder redemption offer in connection with a business combination if the redemptions made pursuant to such offer would cause CAC to have net tangible assets of less than US$5,000,001 prior to or upon consummation of a business combination (the “NTA Requirement”) as set out in Articles 37.2, 37.5, 37.6 and 37.8 of the CAC Articles, in order to expand the methods that CAC may employ to not become subject to the “penny stock” rules of the SEC, immediately prior to the Effective Time (as defined in the Plan of Merger).”

Vote Required For Approval

The approval of the NTA Proposal requires a special resolution being the affirmative vote of holders of at least two-thirds of CAC’s Ordinary Shares represented in person (including by virtual attendance) or by proxy and entitled to vote thereon at the CAC EGM. Abstentions and broker non-votes will have no effect with respect to the approval of this proposal. This Proposal is not conditioned upon the adoption of any of the other Proposals.

Recommendation of the CAC Board

THE CAC BOARD RECOMMENDS THAT CAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NTA PROPOSAL.

PROPOSAL NO. 2 — THE BUSINESS COMBINATION PROPOSAL

The following is a discussion of the proposed Business Combination and the Business Combination Agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and Annex A-1. CAC shareholders are urged to read this entire proxy statement/prospectus carefully, including the Business Combination Agreement, for a more complete understanding of the Business Combination.

Overview

Background of the Business Combination

CAC is a blank check exempted company incorporated in the Cayman Islands on January 18, 2024, for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

CAC’s efforts to identify a prospective target business will not be limited to a particular industry or geographic location. Subject to the limitations that a target business have a fair market value of at least 80% of the balance in the Trust Account (excluding any deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination, management of CAC have virtually unrestricted flexibility in identifying and selecting a prospective target business. Consistent with its strategy, CAC has identified the following general criteria and guidelines that it believes are essential in evaluating prospective target businesses. While management of CAC may use the following criteria and guidelines in evaluating prospective businesses, they may deviate from these criteria and guidelines should they consider it appropriate to do so.

•        Niche Deal Size

CAC intends to acquire emerging growth companies that either grow into a position to generate cash or are already cash-generative. CAC believes it has greater access to companies within this range and will bring additional value to help them to form a path to access capital markets.

•        Industry Leadership with Sustainable Competitive Advantage

CAC expects to focus on companies that are or have the potential to become leaders in its verticals. CAC will look for companies with higher operating efficiency, stronger brand recognition, broader distribution channels or any other characteristic that enable the company to achieve long-term competitive proposition.

•        Long-term Revenue Visibility with Defensible Market Position

In management’s view, the target companies should be close to an anticipated inflection point, such as those companies requiring additional management expertise, those companies able to innovate by developing new products or services, or companies where CAC believes it have ability to achievement improved profitability performance through an acquisition designed to help facilitate growth.

•        Benefits from Being a U.S. Public Company (Value Creation and Marketing Opportunities)

CAC intends to search target companies that it believes will help offer attractive risk-adjusted equity returns for its shareholders. CAC intends to seek to acquire a target on terms and in a manner that leverages its experience. Amongst other criteria, CAC expects to evaluate financial returns based on (i) the potential for organic growth in cash flows, (ii) the ability to achieve cost savings, (iii) the ability to accelerate growth, including through the opportunity for follow-on acquisitions, and (iv) the prospects for creating value through other value creation initiatives. CAC also plans to evaluate potential upside from future growth in the target business’ earnings and an improved capital structure.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that CAC’s management may deem relevant.

In evaluating a prospective target business, CAC conducts an in-depth due diligence review which encompasses, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which is made available to CAC.

On January 24, 2025, CAC consummated its IPO of 6,000,000 Units at an offering price of $10.00 per Unit, generating total gross proceeds of $60,000,000. Each CAC Unit consists of one CAC Ordinary Share and one CAC Right to receive one-seventh of one CAC Ordinary Share upon the completion of the initial business combination.

CAC granted the CAC IPO Underwriter a 45-day option to purchase up to 900,000 additional CAC Units to cover over-allotments. On March 10, 2025, the Sponsor forfeited 225,000 Founder Shares for no consideration as the CAC IPO Underwriter did not exercise the over-allotment option.

As disclosed in the CAC IPO Prospectus, CAC must liquidate unless a business combination is consummated within 12 months of the consummation of the IPO, and CAC has extended the period of time CAC has to complete the business combination.

On January 16, 2026, CAC held an extraordinary general meeting of shareholders, where the shareholders of CAC approved, among other things, (i) that CAC has until January 22, 2026 to complete a business combination, and may elect to extend the period to consummate a business combination up to twelve times, each by an additional one-month extension, for a total of up to twelve months to January 22, 2027 (“Charter Amendment Proposal”), and (ii) that CAC amends the Investment Management Trust Agreement dated January 22, 2025 (the “Trust Agreement”), by and between CAC and the Trustee to provide that the Trustee must commence liquidation of the Trust Account by the prescribed timeline as provided in CAC’s Amended Charter (as defined below). Upon the shareholders’ approval, on January 16, 2026, CAC and the Trustee entered into the amendment to the Trust Agreement. In connection with the votes to approve the Charter Amendment Proposal, 3,449,851 CAC Ordinary Shares were redeemed. As a result, CAC has 4,494,439 Ordinary Shares issued and outstanding, including 2,550,149 Public Shares. As of the date of this proxy statement/prospectus, CAC has until January 22, 2027 to complete a business combination (if CAC extends the period in full, or such later date as may be provided by amendment in accordance with the CAC Articles).

The Sponsor and its Affiliates

The Sponsor is Hercules Capital Management VII Corp, a British Virgin Islands business company controlled by Dr. Fen “Eric” Zhang, CEO of CAC. The Sponsor’s business purpose is to act as the sponsor of CAC and the Sponsor has no other business purpose.

Since June 2023, Dr. Zhang has served as the Chief Executive Officer and Chairman of the Board of Directors of Eureka Acquisition Corp (Nasdaq: EURK) (“Eureka”), a special purpose acquisition company listing on Nasdaq, From March 2022 to February 2023, Dr. Zhang served as the Chief Executive Officer of Oak Woods Acquisition Corporation, a special purpose acquisition corporation listed on Nasdaq (Nasdaq: OAKU). Mr. Zhang currently does not have any fiduciary or contractual obligations to Oak Woods.

Mr. Kevin McKenzie, who is an independent director of CAC, serves as a director of Eureka.

Ms. Qian “Hebe” Xu, another independent director of CAC, serves as the independent director of Horizon Space Acquisition II, a SPAC currently listing on Nasdaq.

Other than the foregoing, none of the Sponsor, CAC or their affiliates or promoters are involved in any special purpose acquisition companies other than CAC.

CAC’s Search Process

Prior to the consummation of the IPO on January 24, 2025, neither CAC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to any potential business combination transaction with CAC. After the completion of the CAC IPO and consistent with CAC’s business purpose, CAC’s directors and management team commenced an active, targeted search for an initial set of potential business combination targets, leveraging the Sponsor’s network of relationships and extensive investing experience, as well as the prior experience and network of CAC’s directors and management team. The CAC Articles contain provisions waiving the corporate opportunities doctrine on an ongoing basis, providing that CAC renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for CAC, the Sponsor and its affiliates, about which a director of CAC and/or officer of CAC who is director, officer or member of the Sponsor or its affiliate acquires knowledge. CAC is not aware of any such corporate opportunities not being offered to CAC and does not believe that waiver of the corporate opportunities doctrine has created any conflicts of interest, has affected CAC’s search for an acquisition target, or will materially affect CAC’s ability to complete a Business Combination.

The following is a brief description of the background of CAC’s search for and discussions with various potential target companies. The following is not intended to be an exhaustive list of all opportunities initially evaluated or explored but sets forth the discussions and steps that were taken in reaching a definitive agreement among CAC, the Seller, the Company, Pubco and the Merger Sub.

Shortly after the consummation of its IPO on January 24, 2025, CAC commenced the process of identifying potential business combination targets. Leveraging the networks of its management team and the Sponsor, CAC reviewed approximately 40 potential candidates in various sectors. Between late January 2025 and August 2025, CAC evaluated the initial pool of candidates and signed non-disclosure agreements with ten potential target companies, including the Company and the Seller . CAC conducted a weekly internal meeting to review all new and existing opportunities in order to more efficiently evaluate each potential target.

CAC did not agree to terms with any of the potential targets other than the Company, as described below.

Target	Target Description	NDA Status	LOI Status	Outcome
A

An intelligent retail automation platform developing autonomous coffee-making robots, human-machine interaction capabilities, and data-driven beverage operations. Target A focuses on deploying AI-powered robotic kiosks that integrate automated brewing, customer-facing interfaces, and remote fleet-management software to support high-traffic commercial locations.

		Signed on March 16, 2025	N/A

Target A has a management team with experience in robotics and retail automation. However, although the technology has potential applications in high-traffic commercial locations, issues such as operational reliability, unit economics, and customer adoption remain unproven. CAC ended discussions with Target A in mid June, 2025.

B	A U.S. based EV charging infrastructure company	Signed on April 22, 2025	N/A	Did not progress as the business is too early-stage for public listing. CAC ended discussions with Target B in early May, 2025.

C	A healthcare services platform offering a fully integrated Health Maintenance Organization (“HMO”) network	Signed on April 23, 2025	N/A

Target C’s HMO model has the potential to deliver predictable subscription revenue and coordinated care, but the company is still in the early stages of scaling its network and has many risks. CAC ended discussions with Target C in mid June 2025.

D

A digital financial-services platform operating a distributed network of cryptocurrency ATMs and compliance-enabled transaction infrastructure. Target D focuses on providing user-friendly crypto — cash conversion services, integrated KYC/AML support, and revenue-sharing solutions for retail partners across multiple urban locations.

		Signed on July 28, 2025	N/A

Target D has a management team with experience in retail operations and crypto technology. However, although the ATM network has potential for broad financial-service applications, the founders’ valuation and listing expectations were misaligned with public-market readiness, and regulatory and compliance uncertainties remained unresolved. CAC ended discussions with Target D on August 1, 2025.

Target	Target Description	NDA Status	LOI Status	Outcome
E

A sports entertainment platform building a digitally enabled ecosystem for professional competitions and fan-oriented content distribution. Target E focuses on organizing regional leagues, managing event operations, and delivering interactive sports media through an integrated live-streaming.

		Signed on April 22, 2025	N/A

Did not progress to LOI because although the platform has potential to scale regional leagues and fan content, monetization paths remain uncertain, audience growth is limited. CAC ended discussions with Target E in mid June, 2025.

F	A Southeast Asia-based hospitality development real estate company.	Signed on April 28, 2025	N/A	Did not progress to the LOI stage because its business lacks meaningful growth potential. CAC ended discussion with Target F on May 22, 2025

G	A portfolio of several based renewable energy plants.	Signed on May 14, 2025	N/A	Did not progress to the LOI stage because its business is too early-stage for public listing. CAC ended discussion with Target G on in mid June, 2025

H	WISeSat.Space	Signed on July 9, 2025	Signed

The SPAC ultimately chose WISeSat.Space because the company is strongly aligned with global technology megatrends — specifically quantum-resistant cybersecurity and satellite-enabled IoT, both of which are experiencing accelerating demand. CAC ended into LOI with Target H on August 22, 2025

I	A crypto-focused investment and trading platform known for supporting early-stage blockchain projects and providing access to token offerings and digital asset opportunities	Signed on July 3, 2025	N/A

Did not progress to the LOI stage primarily because their process moved too slowly and could not align with the timeline required for a SPAC transaction. CAC ended discussion with Target I on July 23, 2025

J	A buy now pay later company based in Australia that offers flexible payment solutions using real-time cash flow and income data to serve consumers underserved by conventional credit models	Signed on August 7, 2025	N/A	Did not progress to the LOI stage because of the misalignment with the timeline of the SPAC. CAC ended discussion with Target J on August 10, 2025

Considering the Company as a Potential Target

On July 9, 2025, a representative of Maxim reached out to Dr. Fen “Eric” Zhang, the CAC CEO, informing him that Maxim was advising a Nasdaq-listed company on the spin-out of its satellite and space division, namely, the Company, and that the Company was seeking a partner for the transaction.

CAC signed a non-disclosure agreement with the Company on July 9, 2025.

Initial Interactions with the Company

On July 11, 2025, Maxim held an introductory meeting via videoconference with the Company team (consisting of Carlos Moreira and John O’Hara) and CAC (consisting of Eric Zhang, Jason Wang and Janet Hu) to discuss the potential transaction and assess strategic alignment. By July 18, 2025, Maxim had shared the Company’s dataroom with CAC to allow for initial review and due diligence. Between July 26, 2025 and August 22, 2025, multiple rounds of discussions took place between CAC and Maxim (acting on behalf of the Company) regarding key commercial and financial terms to be included in a letter of intent (“LOI”). The initial draft of an LOI was circulated on July 18, 2025 and the parties finalized and executed the LOI on August 22, 2025 formalizing the terms and mutual understanding of the potential business combination.

Negotiations and Signing of Business Combination Agreement

CAC and Loeb agreed on an engagement on August 25, 2025, and CAC delivered a fully executed copy of the LOI to Loeb on that date. CAC and Loeb executed an engagement agreement on August 27, 2025.

On August 26, 2025, the full team, consisting of Mr. Jason Wang and Ms. Janet Hu from CAC, Mr. John O’Hara and Mr. Carlos Moreira from the Company and the Seller, and representatives from Maxim, Loeb and EGS, had its first organizational video call. On this call the team went through introductions, discussed next steps including drafting responsibilities and timing targets for delivery of initial draft documents; before adjourning, the team agreed to hold a weekly status call starting in September 2025.

Loeb began drafting the Business Combination Agreement in early September 2025. Loeb sent its initial draft of the Business Combination Agreement to CAC on September 11, 2025. CAC and Loeb held a video call to discuss the draft on September 12, 2025.

Loeb sent out to the working group its initial draft of the Business Combination Agreement on September 18, 2025.

EGS sent out to the working group its initial markup of Loeb’s initial draft of the Business Combination Agreement on October 7, 2025.

On October 15, 2025, Loeb sent CAC an initial issues list based on its review of the EGS October 7, 2025 markup; there were several open points that were in the EGS markup, Loeb and CAC discussed each of them. The list of open issues was relatively short (see the next paragraph). Loeb then set up a call with EGS to go over those issues.

Loeb and EGS had a video call on October 15, 2025 to discuss the open issues, which included: (a) whether or not to deduct expenses incurred from the value of any “Transaction Financing” occurring prior to the Closing; (b) the scope of certain CAC tax related representations and warranties; (c) a confirmation as to the scope of the lock-ups; (d) the deadline dates for the Company to provide its audited financial statements; and (e) issues relating to the CAC Expense Cap and the Company Note (as further described below). Counsel also identified several issues that were to be further discussed by the principals; these are described below.

On October 15, 20245, Loeb circulated a revised draft of the BCA; this draft reflected the agreed upon points on the lawyers call of that same day, and bracketed the remaining open points.

On October 17, 2025, Loeb and EGS had a call to discuss the remaining open points in the BCA. These included (a) whether 50% of the Extension Payments that the Company agreed to pay on behalf of CAC would be included in or excluded from the $900,000 cap on the principal amount of the Company Note (as defined in the BCA); (b) the agreed valuation on any Founder Shares to be forfeited in the event that the CAC Expenses exceed the CAC Expense Cap (as defined in the BCA); (c) whether or not, in the event of a termination by CAC of the BCA due to a Company breach, the Company Note also would terminate; and (d) whether any expenses incurred in connection with a Transaction Financing would be deducted from such financing for purposes of calculating the revised transaction consideration. Counsel acknowledged that the foregoing four open points would be discussed directly by the principals. On this call counsel also confirmed that the parties were agreed that (i) the Company use “commercially reasonable efforts” to furnish its audits and interim financial statements by the agreed date, and (ii) the Outside Date would be July 22, 2026.

EGS delivered its initial draft of the Company disclosure schedule on October 31, 2025. Loeb’s comments were focused on employment and intellectual property issues, which were resolved by revised drafts of the disclosure schedule dated November 5, 6 and 7, 2025.

Counsel confirmed their substantive sign off on the Lock-up Agreement, Sponsor Agreement and Insider Letter Amendment on October 31, 2025.

On November 7, 2025, EGS circulated a draft of the A&R Registration Rights Agreement. The parties signed off on this agreement on that same day.

On November 7, 2025, the full team held a zoom conference to confirm the resolution of all remaining open issues. Specifically, the parties confirmed that (a) 50% of the Extension Payments that the Company agreed to pay on behalf of CAC would be excluded from the $900,000 cap on the principal amount of the Company Note (as defined in the BCA); (b) in the event of a termination of the BCA by CAC based on a breach by the Company, the obligations under the Company Note shall note terminated and instead shall be satisfied by CAC upon the consummation of a business combination by CAC with a Person other than the Company or its affiliates by either, at the sole election of CAC, repayment in cash or delivery of common or ordinary shares of the post-closing public company at a price per share equal to the lesser of (x) Five U.S. Dollars ($5.00) and (y) fifty percent (50%) of the per share value attributed to the post-closing public company common or ordinary shares issued to target company equity holders in such business combination.; and (c) expenses incurred in connection with a Transaction Financing would not be deducted from such financing for purposes of calculating the revised transaction consideration.

Loeb held daily update calls with the CAC team on November 5 through November 9, 2025.

The full team held coordination check-in calls on November 7 and November 8, 2025.

Newbridge delivered its signed Fairness Opinion on November 9, 2025.

The parties signed the Business Combination Agreement on November 9, 2025.

Company Projections

Statement Regarding Unaudited Prospective Financial Information of the Company

Neither CAC nor the Company, as a matter of course, makes public projections as to future sales, earnings or other results. However, the Company’s management prepared certain prospective financial information solely for use by Newbridge in connection with the rendering of the Fairness Opinion and performing its related financial analyses.

The prospective financial information set forth below was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The prospective financial information was based on numerous variables and assumptions that were deemed to be reasonable as of the date on which such forecasts were finalized, including, among other things, the Company’s expectations, which may not prove to be accurate, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company, industry metrics and the regulatory and commercial probability of success and expenses adjusted on the basis thereof. While presented in this proxy statement/prospectus with numeric specificity, the information set forth herein was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management, including, among other things, the matters described in the sections entitled “Forward-Looking Statements,” “Industry and Competitive Analysis” and “Risk Factors.”

Important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the Company’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change.

The accompanying prospective financial information covers an extended period of time, and this information by its nature becomes subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the prospective financial information will prove accurate or that any of such prospective information will be realized.

The prospective financial information set forth below is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. The inclusion of the below information should not be regarded as an indication that CAC, the Company, Pubco or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results. Moreover, the below information is not included to influence your views on the Business Combination and is summarized in this proxy statement/prospectus solely to provide shareholders access to certain non-public information considered by the CAC Board in connection with its evaluation of the Transaction and provided to Newbridge to assist with its financial analyses. The information below should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company in this proxy statement/prospectus.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. In addition, various assumptions underlying the forecasts may prove to not have been accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

Neither the Company’s independent registered public accounting firm nor any other independent accountants, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The report of the Company’s independent registered public accounting firm included in this proxy statement/prospectus relates to the Company’s historical audited financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR THE COMPANY, NONE OF CAC, THE COMPANY, NEWBRIDGE OR PUBCO UNDERTAKES ANY OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF CAC, THE COMPANY OR PUBCO NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY CAC SHAREHOLDER, COMPANY SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any of CAC, the Company, Pubco or any other person that the results contained in the prospective financial information will be achieved, and should not be regarded as an indication that CAC, the CAC Board, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, or any part of the transactions contemplated by it, as the projections may be materially different than actual results. Pubco will not refer back to the financial projections in its future periodic reports filed under the Exchange Act.

Pubco does not expect to generally publish its business plans and strategies or make external disclosures of its anticipated financial position or operating results in the manner provided with respect to the Company to CAC in connection with the Business Combination. Accordingly, Pubco does not intend to update or otherwise revise the projected financial information provided to CAC to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Pubco does not intend to update or revise the projected financial information provided to CAC to reflect changes in general economic or industry conditions.

Delivery of the Projections

On October 17, 2025, the Company provided the following projections to CAC, which CAC then sent on to Newbridge:

Company Projections

WISeSat Income Statement Projections(1)(2)	2025 E	2026 E	Twelve months ending March 31, 2027E
Internet of Things (IOT)
Cumulative # Sensors	—	$4,000
One-time Revenues	—	$2,416
Recurring Revenues	—	$240
Total Revenues	—	$2,656
Smart City
Cumulative # Sensors	—	—
One-time Revenues	—	—
Recurring Revenues	—	—
Total Revenues	—	—
Space and Satellite Technology Services
One-time Revenues	$273	$3,374
Recurring Revenues	—	$3,000
Total Revenues	$273	$6,374
Total Summary
One-time Revenues	$273	$5,790
Recurring revenues	—	$3,240
Total Revenues	$273	$9,030	$12,265

____________

(1)      Income statement projections were provided by the management team of the Company.

(2)      In thousands of U.S. dollars.

The projections present projected revenue by reference to the anticipated revenues from Internet of Things, including in a military capacity (SIGINT), and also Space and Satellite Technology Services by providing access to 14 operational satellites offering IoT connectivity capabilities and additional satellites expected to be launched. For more information, see “Business of WISeSat — Satellite Development.”

The foregoing assumes at least 9 satellites in operation with revenues of at least $1 million per satellite, and continued launch of satellites in 2026 and 2027 on an aggregate basis. The revenue also assumes growth on a linear basis in 2027 to $12,265 thousand for the first quarter of 2027. These assumptions were considered by the management to be applicable primarily based on assuming new launches of satellites in 2026 and 2027 and given the 14 operational satellites referenced above. These assumptions would include such satellites as well as new satellites by either acquiring satellites from a third-party vendor, or utilization of such satellites from FOSSA. The Company is also reviewing acquisition of its own satellites, and arrangement with affiliates relating to access and rights in respect of satellite capacity.

The analysis above reflects a growth from $273 to $9,030 thousand by the end of 2026 reflecting the foregoing assumptions of such 9 satellites. With a growth rate on a linear basis (instead of a compound growth rate basis), the continuation for another three months into 2027, would lead to revenue of $11,219 thousand as of the end of March 31 (or the first fiscal quarter) of that year of 2027. The Company increased that amount by roughly $1 million assuming the addition of new satellites during the first quarter of 2027, and accordingly increasing capacity and associated additional $1 million in revenues in the first quarter of 2027, resulting in $12,265.

Contingencies Relating to the Projections

The Company’s projected revenue growth is therefore highly dependent on a limited number of contingencies and operational assumptions relating to our target markets and arrangements with our affiliates SEALSQ and WISeSat. The projected revenue for any given period could be materially affected by changes in the expected terms, structure, timing or completion of the contemplated arrangements with satellite providers, by our or our affiliate’s operational control and capabilities, or by the failure of the contemplated arrangements to support the intended treatment reflected in the projections. The launches of satellites may also be affected by the availability of launch windows to space launch providers and related capacity, including weather and other factors. The assumptions also consider the limited life span of satellites in orbit and replenishment of capacity by additional launches during this period. For more information, see “Risk Factors” and “Business of WISeSat.”

The projections were developed by the Company’s management using a bottom-up assessment of the anticipated acquisition of satellite assets, the related grant of capacity rights, and WISeSat’s anticipated operational responsibilities and required investments during the projection period.

Fairness Opinion of Newbridge

Overview

On September 30, 2025, CAC retained Newbridge to act as its financial advisor in connection with entering into the Business Combination Agreement. Newbridge, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. CAC selected Newbridge to act as its financial advisor in connection with entering into the Business Combination Agreement on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.

Neither CAC nor the Company has had any actual or contemplated material relationship with Newbridge in the past two years, nor has CAC or the Company paid or received any compensation to of from Newbridge in the past two years.

Neither CAC nor the Sponsor provided any instructions to Newbridge or imposed any limitations on Newbridge in connection with the preparation of or conclusions made in the Fairness Opinion.

On November 9, 2025, Newbridge rendered its opinion to CAC to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, (i) the Exchange Consideration to be paid by CAC is fair, from a financial point of view, to CAC’s public shareholders and (ii) the Company has an aggregate fair market value equal to at least eighty percent (80.0%) of the assets held by CAC in the Trust Account for the benefit of CAC’s public shareholders (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) (the “Fairness Opinion”). For purposes of its financial analyses, Newbridge assumed that the aggregate consideration per the Business Combination Agreement would have a value equal to $250,000,000 at Closing.

The full text of Newbridge’s Fairness Opinion to the CAC Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B hereto and is incorporated by reference herein in its entirety. The following summary of Newbridge’s Fairness Opinion is qualified in its entirety by reference to the full text of the opinion. Newbridge delivered its opinion to the CAC Board for the benefit and use of the CAC Board (in its capacity as such and not in any other capacity) in connection with and for the purposes of its evaluation of entering into the Business Combination. The Fairness Opinion also does not address the relative merits of entering in the Business Combination as compared to any alternative business strategies or transactions that might exist for CAC, or the underlying business decision of CAC whether to proceed with those business strategies or transactions. The Fairness Opinion does not constitute an opinion, advice or recommendation as to how any shareholder of CAC should vote at the extraordinary general meeting. In addition, the Fairness Opinion does not in any manner address the prices at which the securities of Pubco would trade following the consummation of the Business Combination or at any time.

In connection with rendering the Fairness Opinion, Newbridge, among other things:

•        considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•        reviewed documents related to the Transaction, including a draft of the Business Combination Agreement materially the same as the final Business Combination Agreement;

•        reviewed CAC’s publicly available last three fiscal quarters of historical financial results, (Q1-2025 – Q3-2025);

•        reviewed publicly available financial information of CAC filed with the U.S. Securities & Exchange Commission, including its Form 10-Ks and 10-Qs, and certain reports on material events filed on Forms 8-K between January 24th, 2025, through November 7th, 2025;

•        conducted discussions with WISeSat’s management team to better understand its business, recent business history, reviewed its corporate presentation, drivers of future growth, and near-term financials;

•        reviewed WISeSat’s projected revenue, and other related financial metrics for fiscal years 2025, 2026, and 2027 which were prepared by WISeSat’s management;

•        performed a Public Company Comparable analysis of similar companies to WISeSat, which included variables such as companies trading on a U.S. Stock Exchange, and have businesses in either the “Satellite/Alternative Carrier” sector to attain the Q1-2027E Enterprise Value/Revenue multiples; and

•        performed an M&A transaction comparable analysis of similar companies to WISeSat that operate globally, and operate in the “Satellite/Alternative Carrier” sector, to derive certain implied historical Enterprise Value/Revenue multiples.

In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of management of CAC that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of CAC, nor has Newbridge been furnished with any such valuation or appraisal. In addition, Newbridge has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of CAC.

The issuance of the Fairness Opinion was approved by an authorized internal committee of Newbridge. The Fairness Opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of CAC or Pubco and its successors. Further, Newbridge expressed no opinion as to the prices at which shares of Common Stock of CAC or Pubco will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s Fairness Opinion, Newbridge does not have any obligation to update, revise or reaffirm its Fairness Opinion and has expressly disclaimed any responsibility to do so.

Opinion of CAC’s Financial Advisor

CAC retained Newbridge to act as its financial advisor in connection with entering into a Business Combination Agreement. Newbridge, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. CAC selected Newbridge to act as its financial advisor in connection with entering into a Business Combination Agreement on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.

On November 9, 2025, at a meeting of the CAC Board held to evaluate the Business Combination Agreement, Newbridge delivered to the CAC Board a presentation, and was confirmed by delivery of a written opinion, dated November 9, 2025, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, each of (i) the Total Pre-Money Merger Consideration to be paid by CAC to the Seller, which is the sole stockholder of WISeSat.Space Holdings Corp. (the “Company”) in the Transaction is fair, from a financial point of view, to the unaffiliated shareholders of CAC and (ii) the Transaction has an aggregate fair market value of at least eighty percent (80.0%) of the value of the assets held by CAC in the Trust Account (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time of the Business Combination Agreement.

The full text of Newbridge’s written opinion to the CAC Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B hereto and is incorporated by reference herein in its entirety. The following summary of Newbridge’s opinion is qualified in its entirety by reference to the full text of the opinion. Newbridge delivered its opinion to the CAC Board for the benefit and use of the CAC Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Business Combination Agreement from a financial point of view. Newbridge’s opinion also does not address the relative merits of the Business Combination Agreement as compared to any alternative business strategies or transactions that might exist for CAC, or the underlying business decision of CAC whether to proceed with those business strategies or transactions.

In connection with rendering its opinion, Newbridge, among other things:

•        considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•        reviewed documents related to the Transaction, including a draft of the Business Combination Agreement materially the same as the final Business Combination Agreement;

•        reviewed CAC’s publicly available last three fiscal quarters of historical financial results, (Q1-2025 – Q3-2025);

•        reviewed publicly available financial information of CAC filed with the U.S. Securities & Exchange Commission, including its Form 10-Ks and 10-Qs, and certain reports on material events filed on Forms 8-K between January 24th, 2025, through November 7th, 2025;

•        conducted discussions with the WISeSat’s management team to better understand its business, recent business history, reviewed its corporate presentation, drivers of future growth, and near-term financials;

•        reviewed WISeSat’s projected revenue and other related financial metrics for fiscal years 2025, 2026, and 2027 which were prepared by WISeSat’s management;

•        performed a Public Company Comparable analysis of similar companies to WISeSat, which included variables such as companies trading on a U.S. Stock Exchange, and have businesses in either the “Satellite/Alternative Carrier” sector to attain the Q1-2027E Enterprise Value/Revenue multiples; and

•        performed an M&A transaction comparable analysis of similar companies to WISeSat that operate globally, and operate in the “Satellite/Alternative Carrier” sector, to derive certain implied historical Enterprise Value/Revenue multiples.

In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of management of CAC that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, the Company, nor has Newbridge been furnished with any such valuation or appraisal. In addition, Newbridge has not assumed any obligation to conduct, nor has it conducted any physical inspection of the properties or facilities of the Company.

The issuance of Newbridge’s opinion was approved by an authorized internal committee of Newbridge. Newbridge’s opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of CAC, the Company, and their successors. Further, Newbridge expressed no opinion as to what the value of the CAC Ordinary Shares will be when the Business Combination Agreement is consummated or the prices at which CAC Ordinary Shares will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.

The following represents a brief summary of the material financial analyses reviewed by the CAC Board and performed by Newbridge in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.

Financial Analyses

Newbridge employed various methods to analyze the range of Implied Equity Values of the Company, including a Comparable Public Company Analysis and Comparable M&A Transaction Analyses.

Comparable Public Company Analysis

To calculate the implied equity value of the Company, Newbridge first obtained the Q1-2027E Enterprise Value/Revenue multiples from a total of five (5) comparable public companies, in the “Satellite/Alternative Carrier” industry, identified by Newbridge, based on its experience and professional judgment, that, on a blended basis, most resembled the Company’s business, and applied to the Company’s last four quarters estimates of Revenue as of Q1-2027E.

The public company comparables were selected using the following criteria: (i) companies listed on a major stock exchange in the United States; (ii) companies that operate in the “Satellite/Alternative Carrier” sector; and (iii) companies that have forecasted Revenue for FY-2026 and FY-2027.

It should be noted that there are some differences between the selected companies and the Company, specifically that some have a larger equity values, and slightly different rates of sales growth and EBITDA margins. While no individual company is identical to the Company, all the companies selected in the business vertical are those that Newbridge deemed relevant based on its experience and professional judgment.

Public Comparables (EV/Revenue):    The average Q1-2027E EV/Revenue multiple for the “Satellite/Alternative Carrier” sector was 24.7x, and this number was then multiplied by the Company’s last four quarters estimates of Revenue as of Q1-2027E of $12.3 million, to derive an Enterprise Value of $302.5 million.

The Company’s Net Debt (of $8.0 million) was added (+10.0 million in cash and -$2.0 million in debt) to the Enterprise Value to obtain an Implied Equity Value using this analysis of $310.5 million.

The table below summarizes certain observed historical and projected financial performance and trading multiples of the selected public companies, sourced from S&P Capital IQ data as of November 7, 2025.

Name	Ticker	Stock Price	Market Cap	Ent. Value	Revenue 2026E	Revenue 2027E	EV/Rev 2026E	EV/Rev Q1-2027E	EV/Rev 2027E
AST Space Mobile, Inc	ASTS	$70.4	$19,698.7	$19,571.1	$376.8	$810.8	51.9x	45.0x	24.1x
Globalstar, Inc.	GSAT	$51.1	$6,476.8	$6,711.5	$275.5	$286.5	24.4x	24.1x	23.4x
Telesat Corporation	TSAT	$28.6	$422.8	$3,587.1	$251.7	$338.8	14.3x	13.3x	10.6x
Anterix Inc.	ATEX	$18.8	$352.5	$316.3	$10.4	$16.7	30.3x	27.5x	19.0x
Satellogic Inc.	SATL	$1.8	$233.2	$305.0	$16.8	$18.5	18.2x	17.8x	16.5x
							Average	25.5x

Comparable M&A Transaction Company Analysis

Newbridge analyzed the last approximately six years (since January 2020) of M&A transaction data in the “Communications Infrastructure Technology” sector to find similar transactions where the targets being acquired most resembled the Company’s business, based on Newbridge’s experience and professional judgment.

The criteria used for the selected transactions were those in which the targets Newbridge deemed relevant to the Business Combination transaction, based on Newbridge’s experience and professional judgment, and included (i) targets that were in the “Communications Infrastructure Technology” sector, (ii) no geographical limitations to where the targets had corporate headquarters, and (iii) transactions wherein the EV/Revenue multiple was known. None of the selected M&A transactions that Newbridge reviewed involved a special purpose acquisition company. Although none of the selected M&A transactions is directly comparable to the Business Combination, Newbridge used its experience, expertise and knowledge of these industries to select transactions that involved companies with certain operational, and business characteristics that, for purposes of this analysis, may be considered similar to those of the Company.

M&A Comparables (EV/Revenue):    The average historical (last six years) EV/Revenue multiple for the “Satellite/Alternative Carrier” sector was 22.4x, and this number was then multiplied by the Company’s last four quarters estimates of Revenue as of Q1-2027E of $12.3 million, to derive an Enterprise Value of $274.7 million.

The Company’s Net Debt (of $8.0 million) was added (+10.0 million in cash and -$2.0 million in debt) to the Enterprise Value to obtain an Implied Equity Value using this analysis of $282.7 million.

The table below summarizes certain observed historical multiples of the selected M&A comparable transactions companies that were sourced from S&P Capital IQ data and PitchBook as of November 9, 2025.

M&A Comparables Analysis (2020 — Present) | Industry: Communications Infrastructure & Enabling Tech

M&A Closed Date	Transaction Type	Target/Issuer	Transaction Value (USD Millions)	Buyers/Investors	Implied Enterprise Value/Revenue (x)	Geographic Region
10/27/2020	M&A	Asavie	$178.9	Akamai Technologies (NAS: AKAM)	7.0x	Europe
02/01/2022	M&A	MixComm	$135.0	Sivers Semiconductors (STO: SIVE)	51.9x	USA
10/31/2022	M&A	Nestwave	$21.7	NextNav (NAS: NN)	26.0x	Europe
10/31/2022	LBO	Westconnect	$714.8	Igneo Infrastructure Partners	14.6x	Europe
01/02/2023	LBO	Deutsche Funkturm	$8,930.0	Brookfield Infrastructure Partners (TSE: BIP.UN)	15.7x	Europe
08/16/2024	M&A	BlackSignal	$203.7	Parsons (NYS: PSN)	30.4x	USA
07/02/2025	M&A	SatixFy	$269.0	MDA Space (TSE: MDA)	11.0x	Israel
				Average	22.4x

Satisfaction of 80% Test

Nasdaq rules require that CAC must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the Trust Account (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. As of November 9, 2025, the date the Business Combination Agreement was executed, the fair value of the funds held in the Trust Account was approximately $87.6 million, and 80% thereof represents approximately $70.1 million.

The Total Pre-Money Merger Consideration to be received by the shareholder of the Company of $250.0 million exceeds 80% of the fair value of the funds held in the Trust Account as of November 9, 2025.

Miscellaneous

The discussion set forth above is a summary of the material financial analyses presented by Newbridge to the CAC Board in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analyses summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and opinion.

The estimates of the future performance of CAC in or underlying Newbridge’s analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Newbridge’s analysis. The analysis does not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future.

Conclusion

The values derived from the different analyses that Newbridge used show a range between $282.7 million to $310.5 million, with a midpoint of $296.6 million. The Total Pre-Money Merger Consideration to be received by the shareholders of the Company of $250.0 million is below the midpoint of the valuation range of Newbridge’s analyses.

Based upon and subject to the foregoing, it is Newbridge’s Opinion that, as of the date of November 9, 2025, each of (i) the Total Pre-Money Merger Consideration to be paid by CAC in the Business Combination is fair, from a financial point of view, to the CAC Public Shareholders and (ii) the Business Combination has an aggregate fair market value of at least eighty percent (80.0%) of the value of the assets held by CAC in its Trust Account for the benefit of holders of CAC’s Public Shares (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time of the Business Combination Agreement.

The type and amount of consideration payable in the Business Combination Agreement was determined through negotiations between CAC and the Company and/or the Seller, and was approved by the CAC Board. The decision to enter into the Business Combination Agreement was solely that of the CAC Board. As described above, Newbridge’s opinion and analyses was only one of many factors considered by the CAC Board in its evaluation of the Business Combination Agreement and should not be viewed as determinative of the views of CAC or the Company’s management with respect to the Business Combination Agreement.

Fees and Expenses

As compensation for Newbridge’s services in connection with the rendering of its Opinion to the CAC Board, CAC agreed to pay Newbridge a fee of $50,000. $10,000 of the fee was paid as a retainer, $30,000 was paid upon delivery of the Opinion, and $10,000 was paid upon delivery of the “Opinion of CAC’s Financial Advisor” section of the Proxy Statement to the Company and its attorneys. No portion of Newbridge’s fee is refundable or contingent upon the conclusion reached in the Opinion. In addition, CAC agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of the Opinion, and to reimburse Newbridge for certain expenses in connection with its services.

Summary of Financial Analyses

The following represents a brief summary of the material financial analyses reviewed by the CAC Board and performed by Newbridge in connection with the Fairness Opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.

The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The order in which these analyses are presented below, and the results of those analyses, should not be taken as an indication of the relative importance or weight given to these analyses by Newbridge or the CAC Board. Except as otherwise noted, the following quantitative information, to the extent it is based on market data, is based on market data as it existed on or before November 9, 2025, and is not necessarily indicative of current market conditions. All analyses conducted by Newbridge were going-concern analyses and Newbridge expressed no opinion regarding the liquidation value of any entity.

General Valuation Methodology

Newbridge conducted two analyses, referred to herein as the “Comparable Public Company Analysis” and the “Comparable M&A Transactions Analysis.” Newbridge computed valuation using each such analysis, with these two valuation amounts being the end points of the Company’s valuation range; and then noted the midpoint of these two valuation amount. The end points of the valuation range were $282.7 million and $321.3 million, and the midpoint was $302.0 million.

Newbridge based its analysis on the projections provided by the Company. The Newbridge analysis was largely driven by the Company’s Q1-2027E Estimated Revenue projections of $12.3M, which amount was then applied to the comparable multiples (discussed further below) to derive the valuation.

Comparable Public Company Analysis

Newbridge analyzed the current market valuations of comparable publicly listed companies (“peers”). Obtaining a meaningful valuation result from this method depends on ensuring a good level of comparability between the Company and its peers.

The Comparable Public Company Analysis:

•        Provides for an implied valuation benchmark of the Company vs. comparable public companies.

•        Will have the most data points to review.

•        Is based on current market conditions.

Methodology:

Newbridge analyzed the current market valuations of comparable publicly listed companies (“Peer Companies”). The Peer Companies selected are those which Newbridge believed had the most similarities to the Company, including the following characteristics:

•        Companies listed on a U.S. stock exchange; and

•        Companies that operate in the “satellite/alternative carrier” sector.

In addition, Newbridge selected Peer Companies that had established revenue estimates for their 2026 and 2027 fiscal years.

The Peer Companies selected and their key data as of November 6, 2025 are as follows:

Name	Ticker	Stock Price	Market Cap	Ent. Value	Revenue 2026E	Revenue 2027E	EV/Rev 2026E	EV/Rev Q1-2027E	EV/Rev 2027E
AST Space Mobile, Inc	ASTS	$70.4	$19,698.7	$19,571.1	$376.8	$810.8	51.9x	45.0x	24.1x
Globalstar, Inc.	GSAT	$51.1	$6,476.8	$6,711.5	$275.5	$286.5	24.4x	24.1x	23.4x
Telesat Corporation	TSAT	$28.6	$422.8	$3,587.1	$251.7	$338.8	14.3x	13.3x	10.6x
Anterix Inc.	ATEX	$18.8	$352.5	$316.3	$10.4	$16.7	30.3x	27.5x	19.0x
Satellogic Inc.	SATL	$1.8	$233.2	$305.0	$16.8	$18.5	18.2x	17.8x	16.5x
							Average	25.5x

Newbridge used the Q1-2027E average EV/Revenue ratio of 25.5x resulting from the “Satellite/Alternative Carrier” public comparables. This multiple was to be used in calculating the valuation of the Company, based on the projections it provided to CAC.

Newbridge performed the following calculations, using the Q1-2027E Estimated Revenue projections of $12.3M and applied the blended enterprise value to revenue multiple of 25.5x for the basis of this valuation, resulting in an implied valuation of $321.3M, as shown below.

Public Comparables Valuation Summary
WISeSat Q1-2027 Revenue Estimates(1)	$12.3
EV/Revenue Multiples (Satellites/Alt. Carriers) (Q1-2027E)	25.5x
Enterprise Value	$313.3
Cash(1)	$10.0
Debt(1)	$2.0
Net Debt	$8.0
Implied Equity Value	$321.3

____________

(1)      Company Q1-2027E Revenue estimates are in Millions of USD, as well as initial cash and debt levels were obtained from the management team of the Company.

Comparable M&A Transactions Analysis

Newbridge analyzed the enterprise value to revenue multiples for the M&A acquisitions of companies with similar characteristics to the Company.

Newbridge analyzed the approximately six prior years of M&A transaction data in related sectors to find similar transactions where the targets being acquired most resembled the Company and its different business units. The universe of transactions where there were similarities to the Company’s businesses, and where financial data was recorded for the transaction value was generally limited, as is usually the case as compared to public company transaction comparables.

The criteria used for the selected transactions were those in which the targets most resembled the Company included:

•        Targets that were involved in the “Communications Infrastructure & Enabling Technology” sector.

•        Targets that were headquartered in the United States, Europe, or Israel.

•        Transactions where the identified the Enterprise Value/Revenue multiple was known.

Methodology

Newbridge analyzed the following transactions:

M&A Comparables Analysis (2020 – Present) | Industry: Communications Infrastructure & Enabling Tech

M&A Closed Date	Transaction Type	Target/Issuer	Transaction Value (USD Millions)	Buyers/Investors	Implied Enterprise Value/Revenue (x)	Geographic Region
10/27/2020	M&A	Asavie	$178.9	Akamai Technologies (NAS: AKAM)	7.0x	Europe
02/01/2022	M&A	MixComm	$135.0	Sivers Semiconductors (STO: SIVE)	51.9x	USA
10/31/2022	M&A	Nestwave	$21.7	NextNav (NAS: NN)	26.0x	Europe
10/31/2022	LBO	Westconnect	$714.8	Igneo Infrastructure Partners	14.6x	Europe
01/02/2023	LBO	Deutsche Funkturm	$8,930.0	Brookfield Infrastructure Partners (TSE: BIP.UN)	15.7x	Europe
08/16/2024	M&A	BlackSignal	$203.7	Parsons (NYS: PSN)	30.4x	USA
07/02/2025	M&A	SatixFy	$269.0	MDA Space (TSE: MDA)	11.0x	Israel
				Average	22.4x

Newbridge used the Q1-2027E average enterprise value to revenue ratio of 22.4x resulting from the average of the “Communications Infrastructure & Enabling Tech” M&A Comparables. This multiple was to be used in calculating the valuation of the Company, based on the projections it provided to CAC.

Newbridge performed the following calculations, using the Q1-2027E Estimated Revenue projections of $12.3M and applied the blended M&A enterprise value to revenue multiple of 22.4x for the basis of this valuation, resulting in an implied valuation of $282.7M, as shown below.

M&A Comparables Valuation Summary
WISeSat Q1-2027 Revenue Estimates)(1)	$12.3
EV/Revenue Multiples (Comms Infra/Enabling Tech) (Q1-2027E)	22.4x
Enterprise Value	$274.7
Cash(1)	$8.0
Debt(1)	$0.0
Net Debt	$8.0
Implied Equity Value	$282.7

Company Q1-2027E Revenue estimates are in Millions of USD, as well as initial cash and debt levels were obtained from the management team of the Company.

The midpoint of Newbridge’s above two analyses ($321.3M and $282.7M) was $302.0M, which Newbridge noted is higher than the transaction consideration of $250M.

The CAC Board’s Reasons for Approving the Business Combination

After consulting with CAC’s management, the Sponsor and legal advisors, the CAC Board unanimously approved the execution of the definitive Business Combination Agreement on November 9, 2025. In making its determination with respect to the transactions contemplated thereby, the CAC Board considered and evaluated several factors, including, but not limited to, the factors discussed below. In light of the complexity and variety of such factors, the CAC Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors that the Board considered in reaching its determination and supporting its decision. The CAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by the CAC Board.

This explanation of CAC’s rationale for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

Before reaching its decision, the CAC Board discussed the results of the due diligence conducted by CAC’s management and their advisors, which included:

•        meetings and calls with the management team and advisors of the Company regarding its operations and operational forecasts and upcoming research and development direction as well as the broader applications of its quantum-resistant satellite and IoT solutions;

•        Consideration of the management team’s extensive experience with Nasdaq-listed companies, including prior spin-outs and public offerings, and how that experience supports the Company’s strategic growth and listing readiness.

•        consultations with the Company’s management, finance team and legal advisors;

•        review of the Company’s material contracts, intellectual property, financial, tax, legal, real estate and accounting due diligence;

•        the Company’s audited and unaudited financial statements;

•        financial review and analysis of the Company and the Business Combination;

•        internal analysis on comparable target companies;

•        internal research on comparable transactions; and

Based on the selection criteria as described above, below is a summary of CAC’s evaluation on the Company:

The CAC Board considered a number of factors pertaining to the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•        Satisfies several of CAC’s initial acquisition criteria.

The CAC Board determined that the Company satisfies a number of the criteria that CAC established upon its IPO, including but without limitation to:

—     The Company is an emerging growth company with a focused business in quantum-resistant satellite and IoT and D2D solutions.

—     The Company is positioned to grow into a cash-generative business, with early revenue from government contracts and commercial pilot projects.

—     The Company is one of the few companies globally with full-stack capabilities, including proprietary quantum-resistant cryptographic chips, low-Earth orbit satellites, and an in-house ground station network.

—     The Company has demonstrated technology leadership and strong brand credibility in both European defense and commercial IoT markets. -

•        Favorable prospects for future revenue and earnings growth.

Current information and business outlook are favorable regarding:

—     Business, prospects, market potential, operations, technology, products, offerings, management, competitive position, and strategic business goals and objectives;

—     General economic, industry (norms and market practice), current regulatory changes; and

—     Opportunities and competitive factors within the post quantum industry.

Negative Factors Considered by the CAC Board

The CAC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        The satellite D2D and IoT and quantum-secure communications space is emerging, but global competitors (large aerospace firms, defense contractors, and new space startups) may accelerate offerings.

•        Customers may adopt slowly, limiting near-term revenue visibility despite technology readiness.

•        Reliance on a few key partnerships (e.g., Swiss Armed Forces) may limit flexibility and growth if relationships shift.

The CAC Board also considered the following:

•        Technological obsolescence risk.    The Company’s competitors may develop alternative post-quantum satellite solutions faster.

•        Execution risk.    The Company may face risks in satellite deployment and operations, including launch failures, technical delays, or operational mishaps.

•        Risk that benefits may not be achieved.    The potential benefits of the Business Combination may not be fully achieved or may not be achieved in a timely manner.

•        Competition.    The Company’s competitors may in the future offer technology, products and services that are similar or superior to those offered by the Company.

•        No guarantee of profitable results.    WISeSat is in the early stages of commercial deployment and has generated limited revenues to date. For the year ended December 31, 2025, WISeSat.Space Corp. generated consolidated net sales of USD 196,764, compared to USD 57,397 for the year ended December 31, 2024. WISeSat.Space Corp. incurred consolidated operating losses of USD 3,350,030 and USD 350,894, and consolidated net losses of USD 3,339,145 and USD 359,618, for the years ended December 31, 2025 and 2024, respectively.

•        Redemption risk.    A significant number of CAC shareholders may elect to redeem their shares prior to the consummation of the Business Combination and pursuant to CAC’s amended and restated memorandum and articles of association, which would potentially make the Business Combination more difficult to complete (particularly in light of the Minimum Cash Condition) or reduce the amount of cash available to Pubco to accelerate its business plan following the Closing.

•        Other risks.    Various other risks associated with the business of the Company, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The above discussion of the material factors considered by the CAC Board is not intended to be exhaustive but does set forth the principal factors considered by the CAC Board.

Company’s Reasons for the Business Combination

The board of directors of the Company (the “Company’s Board”) considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Company’s Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The Company’s Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the Company’s Board may have given different weight to different factors.

In considering whether to enter into the Business Combination, the directors of the Company considered the non-exhaustive list of advantages and disadvantages summarized below. Although the Company’s Board believes that the Business Combination with CAC presents a unique business combination opportunity and is in the best interests of the Company and its shareholders, the Company’s Board did consider certain potentially material negative factors in arriving at that conclusion.

Advantages to the Company

•        The Business Combination represents an opportunity for the Company and its shareholders to recognize a significant uplift in the value of its ultra-secure satellite solutions for D2D communications via satellite and space-based networks (as a result of the increased valuation) whilst also having the benefit of funding opportunities that would not otherwise be available to the Company but for the Business Combination.

•        The Company will retain full operational and managerial control of Pubco by virtue of having four out of five nominee board members.

•        WISeKey will hold an approximate 80% ownership interest in Pubco immediately post-Closing of the Business Combination, which is expected to be sufficiently funded to move through the early stages of commercial deployment and have exposure to institutional investment opportunities it otherwise would not have but for the Business Combination.

•        WISeKey will retain exposure to the technology of D2D communications and the connected satellite constellation via the controlling interest that the Company will hold in Pubco post-Closing.

•        Increased exposure to financial markets and public shareholders can serve to accelerate the mass adoption of the Company’s products including satellite-enabled IoT and D2D communications through secure, interoperable and standardized connectivity using low-power wide-area network, or LPWAN, technologies such as LoRa and NB-IoT, while relying on the security services of the Company’s platform.

Disadvantages to the Company

•        The Business Combination involves the sell-down of WISeKey’s interests in WISeSat, which may not be consistent with the investment objectives of all of WISeKey’s shareholders.

•        The Business Combination may result in WISeKey and the Company being inadvertently exposed to regulatory risks as the controlling and majority shareholder of Pubco, being a company incorporated in the British Virgin Islands and listed on Nasdaq. Accordingly, changes in relevant taxes, legal and administration regimes, accounting practice and government policies in the British Virgin Islands and in the US may affect the financial and/or operational performance of Pubco.

•        There is no guarantee that the shares of Pubco will trade on Nasdaq above the deemed price at which Pubco Ordinary Shares are proposed to be issued to the Seller. Pubco’s shares will be impacted by market factors outside its control. As a result, while the implied value of such Pubco Ordinary Shares at Closing will represent a significant increase to the present equity value of the Company as a whole, the actual value of such Pubco Ordinary Shares will change in line with the trading price of Pubco Ordinary Shares on Nasdaq.

The above discussion of the material factors considered by the Company’s Board is not intended to be exhaustive but does set forth the principal factors considered by the Company’s Board.

Considerations of other Transactions by the Company

The Company’s Board also considered other transactions, such as a traditional IPO, in lieu of the Business Combination, or a business combination with any special purpose acquisition company (or SPAC). An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. In the case of a SPAC, certain underwriting fees are already payable to the underwriter of a SPAC, and are not negotiated at the time of the initial public offering by the Company.

Going public via a Business Combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company (in the case the Company) the SPAC and, in some cases, other investors who agree to purchase shares at the time of the Business Combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering.

In addition, the valuation of a company in SPAC business combination generally does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

While recognizing these considerations for a traditional IPO, among other things, the Company’s Board determined that the Company’s Board determined that it was able to discuss deferred underwriting fees with CAC and its underwriter in connection with the Business Combination and negotiation occurred between CAC, the Company and the Business Combination regarding a valuation process and that the Business Combination was the interests of the Company and its shareholders.

Resolution to be Voted Upon

The full text of the resolution to be proposed to the shareholders of CAC is as follows:

“RESOLVED, as an ordinary resolution, that the entry by CAC entered into the Business Combination Agreement, dated as of November 9, 2025, as amended on August 6, 2026 (as it may be further amended, supplemented or otherwise modified from time to time), by and among Columbus Acquisition Corp, WISeSat.Space Holdings Corp., a British Virgin Islands business company (“Pubco”), WISeSat Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”), WISeSat.Space Corp., a British Virgin Islands business company

(the “Company”), WISeKey International Holding Ltd., a Swiss company (“WISeKey” and together with its successors and permitted assigns, and any holders of Company Ordinary Shares or Company Class F Shares immediately prior to the Effective Time, collectively, the “Seller”), a copy of which is attached to this proxy statement/prospectus as Annex A and Annex A-1, and the transactions contemplated therein, which we refer to as the “Business Combination,” be approved, ratified and confirmed in all respects.”

Vote Required for Approval

Approval of the Business Combination Proposal requires an ordinary resolution being the affirmative vote of the holders of a majority of the CAC Ordinary Shares as of the record date represented in person (including by virtual presence) or by proxy at the Extraordinary General Meeting and entitled to vote thereon. Adoption of the Business Combination Proposal is conditioned upon the adoption of the Merger Proposal. It is important for you to note that in the event that either of the Business Combination Proposal or the Merger Proposal is not approved, then CAC will not consummate the Business Combination.

The Initial Shareholders have agreed to vote any CAC Ordinary Shares owned by them in favor of the Business Combination Proposal. The Business Combination Proposal is not structured so that approval of at least a majority of unaffiliated CAC shareholders is required. No unaffiliated representative has been retained to act solely on behalf of the CAC shareholders for purposes of negotiating the terms of the Business Combination Agreement on their behalf and/or preparing a report concerning the approval of the Business Combination.

Recommendation of The CAC Board

After careful consideration, the CAC Board determined that the Acquisition Merger forming part of the Business Combination with the Company is in the best interests of CAC and its shareholders. On the basis of the foregoing, the CAC Board has approved and declared advisable the Business Combination with the Company and recommends that you vote or give instructions to vote “FOR” the Business Combination Proposal.

The existence of financial and personal interests of one or more of CAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. In addition, CAC’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a shareholder. See “Proposal No. 2 — The Business Combination Proposal — Interests of the Sponsor and CAC’s Directors and Officers in the Business Combination” in this proxy statement/prospectus for further information.

THE CAC BOARD RECOMMENDS THAT CAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 3 — THE MERGER PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Business Combination Agreement, is subject to, and is qualified in its entirety by reference to, the Business Combination Agreement. The full text of the Business Combination Agreement and the Plan of Merger are attached hereto as Annex A and Annex A-2, respectively, which is incorporated by reference herein.

Purpose of the Merger Proposal

The purpose of the Merger is to establish Pubco as the parent entity of CAC that would be a “foreign private issuer” as that term is defined under the Exchange Act. As a result of the Merger, CAC shareholders will no longer be shareholders of CAC and (other than CAC shareholders who exercise their dissenting and redemption rights) will become shareholders of Pubco, a foreign private issuer.

As a foreign private issuer, Pubco will be exempt from the rules under the Exchange Act, prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, Pubco will not be required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC, and will not be required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. Pubco will also be permitted to follow corporate governance practices in accordance with BVI law in lieu of most of the corporate governance rules set forth by Nasdaq. As a result, Pubco’s corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange.

Summary of the Merger

The Business Combination Agreement was entered into by and among CAC, Pubco, Merger Sub, the Company and the Seller on November 9, 2025. Upon the approval of the Merger and the Plan of Merger by CAC shareholders, and CAC will execute the Plan of Merger relating to the Merger, which shall be filed with the Registrar of Companies in the Cayman Islands with certain other documents on or prior to the Closing Date. On the Closing Date and immediately prior to the Merger, Merger Sub will merge with and into CAC, as a result of which CAC will become a wholly owned subsidiary of Pubco. The separate corporate existence of Merger Sub will cease and CAC will continue as the surviving company. In connection with the Merger, all outstanding CAC Units will separate into their individual components of CAC Ordinary Shares and CAC Rights and will cease separate existence and trading. Upon the consummation of the Business Combination, the current equity holdings of CAC shareholders shall be exchanged as follows:

(i)     Immediately prior to the Effective Time, every issued and outstanding CAC Unit shall be automatically detached, and the holder thereof shall be deemed to hold one (1) CAC Ordinary Share and one (1) CAC Right in accordance with the terms of the applicable CAC Unit (the “Unit Separation”);

(ii)    Immediately prior to the Effective Time and immediately following the Unit Separation, each issued and outstanding CAC Right (including the CAC Rights held as a result of the Unit Separation) shall be automatically converted into one-seventh of one CAC Ordinary Share;

(iii)   At the Effective Time, by virtue of the Merger, every issued and outstanding CAC Ordinary Share (including each CAC Ordinary Share converted from CAC Rights pursuant to (ii) above and each CAC Ordinary Share held as a result of the Unit Separation, other than the Excluded Shares, the Dissenting Shares and the Redeemed Shares (each as defined in the Business Combination Agreement)) shall become and be converted automatically into the right to receive one (1) Pubco Ordinary Share, following which, all CAC Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist;

(iv)   At the Effective Time, by virtue of the Merger, all of Merger Sub Ordinary Shares issued and outstanding immediately prior to the Effective Time shall be converted into an equal number ordinary shares of the Surviving Company.

Upon the closing of the Merger, all Ordinary Shares will be classified as one class, where each Ordinary Share shall be entitled to one vote on all matters subject to vote at all general meetings of the post-Business Combination.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that

(a)     CAC merge with Merger Sub so that Merger Sub will merge with and into CAC and CAC will be the surviving company and all the undertaking, property and liabilities of the Merger Sub vest in CAC by virtue of such merger pursuant to the Companies Act (As Revised);

(b)    the Plan of Merger substantially in the form annexed to this Proxy Statement as Annex A-2 be and is hereby authorized, approved and confirmed in all respects and CAC be authorized to enter into the Plan of Merger;

(c)     that upon the Effective Time (as defined in the Plan of Merger): (i) the amending and restating of the memorandum and articles of CAC as the surviving company of the Merger is approved in all respects, (ii) the board of directors and executive officers of CAC resign and the board of directors and the executive officers of Merger Sub immediately prior to the Effective Time become the board of directors and executive officers of the Surviving Company; and (iii) the authorized share capital of CAC (as the surviving company of the Merger) shall be amended such that firstly, all authorized preference shares of par value US$0.0001 each shall be redesignated as authorized ordinary shares of a par value of US$0.0001 each, such that the authorized share capital of CAC (as the surviving company of the Merger) shall be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each (the “Redesignation”); secondly, upon the Redesignation becoming effective, the authorized share capital of CAC (as the surviving company of the Merger) shall be consolidated and divided at a ratio of 100 for 1 so as to become US$50,000 divided into 5,000,000 ordinary shares of a par value of $0.01 each (the “Share Consolidation”); and thirdly (iii) upon the Share Consolidation becoming effective, the authorized share capital of CAC (as the surviving company of the Merger) shall be decreased from $50,000 divided into 5,000,000 ordinary shares of a par value of $0.01 each to $1 divided into 100 ordinary shares of a par value of $0.01 each by the cancellation of 4,999,900 authorized but unissued ordinary shares of a par value of $0.01 each; and

(d)    that all actions taken and any documents or agreements executed, signed or delivered prior to or after the date hereof by any director or officer of CAC in connection with the transactions contemplated hereby be and are hereby approved, ratified and confirmed in all respects.”

Vote Required for Approval

Approval of the Merger Proposal requires a special resolution being the affirmative vote of two-thirds of the issued and outstanding CAC Ordinary Shares as of the record date represented in person (including by virtual presence) or by proxy at the CAC EGM and entitled to vote and voted thereon. Adoption of the Merger Proposal is conditioned upon the adoption of the Business Combination Proposal. It is important for you to note that in the event that any one of the Merger Proposal or the Business Combination Proposal is not approved, then CAC will not consummate the Business Combination.

The Initial Shareholders have agreed to vote all CAC Ordinary Shares owned by them in favor of the Merger Proposal.

Recommendation of The CAC Board

After careful consideration, the CAC Board has determined that the Merger forming part of the Business Combination is in the best interests of CAC and its shareholders. On the basis of the foregoing, the CAC Board has approved and declared advisable the Merger and recommends that you vote or give instructions to vote “FOR” adoption of the Merger Proposal.

The existence of financial and personal interests of one or more of CAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of CAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. In addition, CAC’s directors and officers have interests in the Business Combination that may conflict with or be in addition to your interests as a shareholder. See “Proposal No. 2 — The Business Combination Proposal — Interests of the Sponsor and CAC’s Directors and Officers in the Business Combination” in this proxy statement/prospectus for further information.

THE CAC BOARD RECOMMENDS THAT CAC SHAREHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL NO. 4 — THE PUBCO EQUITY PLAN PROPOSAL

Overview

In connection with the Business Combination, CAC and Pubco have agreed that Pubco shall adopt a new equity incentive plan (the “Pubco Equity Plan”).

The following is a summary of certain terms and conditions of the Pubco Equity Plan. This summary is qualified in its entirety by reference to the Pubco Equity Plan, which is attached to this proxy statement/prospectus as Annex D. You are encouraged to read the entirety of the Pubco Equity Plan.

Summary of the Pubco Equity Plan

In order to provide eligible individuals with an incentive to contribute to the success of Pubco and to operate and manage Pubco’s business in a manner that will provide for Pubco’s long-term growth and profitability and that will benefit its shareholders and other important stakeholders, including its employees and customers, and provide a means of recruiting, rewarding, and retaining key personnel, Pubco will adopt an omnibus incentive plan upon the Closing of the Business Combination.

The maximum aggregate number of ordinary shares which may be issued pursuant to all awards under the Pubco Equity Plan initially equals to 15% of the aggregate number of Pubco Ordinary Shares on a fully-diluted basis (treating Pubco Class F Shares on an as-converted to Pubco Ordinary Share basis) (the “Pubco Fully-Diluted Shares”) immediately after the Closing. On the first day of each calendar year, the award pool under the Pubco Equity Plan will increase by an amount equal to 5% of the Pubco Fully-Diluted Shares on such day (subject to a maximum of total awards under the Pubco Equity Plan equal to 15% of the Pubco Fully-Diluted Shares on such day). In addition, the Pubco Equity Plan includes a full ratchet anti-dilution provision to ensure that the award pool under the Pubco Equity Plan will equal at least to fifteen percent (15%) of the Pubco Fully-Diluted Shares as of the time of any future securities issuance.

As of the date of this proxy statement/prospectus, no award has been granted under the Equity Incentive Plan. The following paragraphs describe the principal terms of the Pubco Equity Plan.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the adoption of a new equity incentive plan (the “Pubco Equity Plan”) by Pubco. A copy of the Pubco Equity Plan is attached to the accompanying proxy statement/prospectus as Annex D.”

Vote Required For Approval

The approval of the Pubco Equity Plan Proposal requires an ordinary resolution being the affirmative vote of holders of a majority of the CAC Ordinary Shares represented in person (including by virtual attendance) or by proxy and entitled to vote thereon at the CAC EGM. Abstentions and broker non-votes will have no effect with respect to the approval of this proposal. Adoption of the Equity Incentive Plan is not conditioned upon the adoption of any of the other Proposals.

Recommendation of The CAC Board

THE CAC BOARD RECOMMENDS THAT CAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PUBCO EQUITY PLAN PROPOSAL.

PROPOSAL NO. 5 — THE ESPP PROPOSAL

Overview

In connection with the Business Combination, CAC and Pubco have agreed that Pubco shall adopt an employee share purchase program (the “ESPP”).

The following is a summary of certain terms and conditions of the ESPP. This summary is qualified in its entirety by reference to the ESPP, which is attached to this proxy statement/prospectus as Annex E. You are encouraged to read the entirety of the ESPP.

Summary of the ESPP

In order to provide eligible employees with an incentive to contribute to the success of Pubco and to operate and manage Pubco’s business in a manner that will provide for Pubco’s long-term growth and, and provide a means of recruiting, rewarding, and retaining employees, Pubco will adopt an employee share purchase program upon the Closing of the Business Combination.

The number of Pubco Ordinary Shares reserved under the ESPP equals to 2% of Pubco’s Fully-Diluted Shares immediately after the Closing.

As of the date of this proxy statement/prospectus, no purchase has been made under the ESPP. The following paragraphs describe the principal terms of the ESPP.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the adoption of an employee share purchase program (the “Employee Share Purchase Program”) by Pubco. A copy of the Employee Share Purchase Program is attached to the accompanying proxy statement/prospectus as Annex E.”

Vote Required For Approval

The approval of the ESPP Proposal requires an ordinary resolution being the affirmative vote of holders of a majority of the CAC Ordinary Shares represented in person (including by virtual attendance) or by proxy and entitled to vote thereon at the CAC EGM. Abstentions and broker non-votes will have no effect with respect to the approval of this proposal. Adoption of the Equity Incentive Plan is not conditioned upon the adoption of any of the other Proposals.

Recommendation of The CAC Board

THE CAC BOARD RECOMMENDS THAT CAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

PROPOSAL NO. 6 — THE NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b), and (d). Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of Pubco Ordinary Shares (or securities convertible into or exercisable for Pubco Ordinary Shares); or (B) the Pubco Ordinary Shares to be issued is or will be equal to or in excess of 20% of the number of Pubco Ordinary Shares outstanding before the issuance of the shares or securities. Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of Pubco Ordinary Shares (or securities convertible into or exercisable for Pubco Ordinary Shares) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of Pubco Ordinary Shares for the five trading days immediately preceding the signing of the binding agreement, if the number of Pubco Ordinary Shares (or securities convertible into or exercisable for Pubco Ordinary Shares) to be issued equals to 20% or more of the Pubco Ordinary Shares, or 20% or more of the voting power, outstanding before the issuance.

Reasons for the Nasdaq Proposal

In consideration of the Share Exchange, Pubco will issue up to 13,002,600 Pubco Ordinary Shares and 12,997,400 Pubco Class F Shares, with each Pubco Share valued at US$10.00. In consideration of the Merger, Pubco will issue up to 5,385,052 Pubco Ordinary Shares to CAC shareholders. In addition, in connection with the PIPE Investment, Pubco will issue 938,086 Subscription Shares (assuming a Redemption Price of $10.66, which is the Redemption Price as of June 30, 2026) and up to 1,061,914 Additional Subscription Shares. An increase in the Redemption Price would generally reduce the number of shares issuable in the PIPE Investment. Because the number of Pubco Ordinary Shares we anticipate issuing as consideration in the Business Combination (1) will constitute more than 20% of Pubco’s outstanding ordinary shares and more than 20% of outstanding voting power prior to such issuance, and (2) will result in a change of control in CAC, we are required to obtain shareholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a), (b) and (d). Similarly, we are also seeking approval under each such Rules for issuance of 938,086 Pubco Ordinary Shares and up to 1,061,914 Additional Subscription Shares in the PIPE Investment, including Rule 5635(d) under the factors outlined above.

Effect of Proposal on Current Shareholders

If the Nasdaq Proposal is adopted, up to an aggregate of 33,385,052 Pubco Ordinary Shares may be issued in connection with the Business Combination (assuming the Pubco Class F Shares are converted into Pubco Ordinary Shares) and PIPE Investment.

The issuance of Pubco Ordinary Shares described above would result in significant dilution to our shareholders, and result in our shareholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Pubco after the Business Combination.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that for purposes of complying with applicable listing rules of The Nasdaq Stock Market, the issuance of up to an aggregate of 33,385,052 Pubco Ordinary Shares, no par value, in connection with the Merger, Share Exchange and PIPE Investment.”

Vote Required For Approval

The approval of the Nasdaq Proposal requires an ordinary resolution being the affirmative vote of holders of a majority of the CAC Ordinary Shares represented in person (including by virtual attendance) or by proxy and entitled to vote thereon at the CAC EGM. Abstentions and broker non-votes will have no effect with respect to the approval of this proposal.

This Proposal is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. If the Business Combination Proposal and the Merger Proposal are not approved, the Nasdaq Proposal will have no effect even if approved by our shareholders.

Recommendation of The CAC Board

THE CAC BOARD RECOMMENDS THAT CAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 7 — THE PUBCO DIRECTOR ELECTION PROPOSAL

Overview

In connection with the Business Combination, all the parties to the Business Combination Agreement have agreed to cause, effective as of the Closing, Pubco’s Board of Directors to have seven members, consisting of six members designated by the Company and one member designated by CAC prior to the Closing who qualifies as an independent director under Nasdaq rules (the “CAC Director”). As a condition to his or her appointment, the CAC Director will agree in writing with Pubco and the Seller to resign from the Pubco Board of Directors at the written request of Pubco or the Seller at any time that the Sponsor and its Affiliates fail to collectively own at least 25% of the number of Pubco Ordinary Shares owned by the Sponsor and its Affiliates immediately after the Closing.

Pursuant to the Amended Pubco M&A as in effect as of the Closing, the Post-Closing Pubco Board will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors (consisting of two directors), initially serving a one year term, such initial term effective from the Closing until the first annual meeting of Pubco shareholders after the Closing (but any subsequent Class I Directors serving a three year term), (II) a second class of directors, the Class II Directors (consisting of two directors, including the CAC Director), initially serving a two year term, such initial term effective from the Closing until the second annual meeting of the Pubco shareholders after the Closing (but any subsequent Class II Directors serving a three year term), and (III) a third a class of directors, the Class III Directors (consisting of three directors) serving a three year term, such term effective from the Closing until the third annual meeting of the Pubco shareholders after the Closing. The Company shall designate the class of each director on the Post-Closing Pubco Board prior to the Closing.

The CAC Board is proposing the approval of the following seven individuals, each effective from the consummation of the Business Combination and who will constitute all the members of the board of directors of Pubco: Carlos Moreira, David Fergusson, Cristina Dolan, Peter Ward, Cameron R. Johnson, Gwenael Rouy-Poirier and Philippe D. Monnier. Each of David Fergusson, Cristina Dolan, Cameron R. Johnson, Peter Ward, and Philippe D. Monnier is expected to qualify as an independent director under the Nasdaq rules.

The nominees have consented to being named herein and has indicated his or her intention to serve as directors, if approved. The Board has no reason to believe that the nominees would be unable or unwilling to serve if approved.

Biographical information for the nominees is provided below in the section entitled “Management of Pubco After the Business Combination.”

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that seven directors be elected to serve terms on Pubco’s board of directors effective at the Closing.”

Vote Required For Approval

The approval of the Pubco Director Election Proposal requires an ordinary resolution being the affirmative vote of the holders of a majority of the CAC Ordinary Shares as of the record date represented in person (including by virtual presence) or by proxy at the CAC EGM and entitled to vote thereon. Adoption of the Pubco Director Election Proposal is conditioned upon the adoption of the Business Combination Proposal and the Merger Proposal.

Recommendation of The CAC Board

THE CAC BOARD RECOMMENDS THAT CAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE PUBCO DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the CAC Board to adjourn the CAC EGM to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies. The Adjournment Proposal will only be presented to CAC’s shareholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the NTA Proposal, the Business Combination Proposal, the Merger Proposal, the Pubco Equity Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, and the Pubco Director Election Proposal. If CAC’s shareholders approve the Adjournment Proposal, CAC may adjourn the CAC EGM and any adjourned session of the CAC EGM and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have voted previously.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by CAC shareholders, the CAC Board may not be able to adjourn the CAC EGM to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of and the NTA Proposal, the Business Combination Proposal, the Merger Proposal, the Pubco Equity Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, and the Pubco Director Election Proposal.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the NTA Proposal, the Business Combination Proposal, the Merger Proposal, the Pubco Equity Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, or the Pubco Director Election Proposal.”

Vote Required For Approval

The Adjournment Proposal is not conditioned on the approval of any other Proposal at the CAC EGM.

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote (in person or by proxy) of the holders of a majority of CAC Ordinary Shares entitled to vote and actually casting votes thereon at the CAC EGM. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the CAC EGM. Accordingly, failure to vote in person, online, or by proxy at the CAC EGM or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of The CAC Board

THE CAC BOARD RECOMMENDS THAT CAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

BUSINESS OF WISESAT

Before investing in Pubco’s ordinary shares, you should read this entire prospectus carefully, including the information presented under the headings “Risk Factors,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus. In this Business section, unless we indicate otherwise or the context requires, “WISeSat,” WISeSat.Space,” the “Company,” “we,” “our,” “ours” and “us” refer to WISeSat.Space Corp. and its consolidated subsidiaries, including WISeSat.Space AG.

Our Mission

Our mission is to develop secure satellite infrastructure and related space-based services capable of supporting sovereign, defense, critical-infrastructure and other security-sensitive applications from low Earth orbit, or LEO. We are focused on combining satellite connectivity, secure communications, digital identity and quantum-resilient security technologies into a secure orbital infrastructure platform.

Historically, we have focused on secure satellite-enabled communications for internet of things, or IoT, and device-to-device, or D2D, connectivity. Our business model has expanded beginning at the end of 2025 and 2026, to focus on secure satellite and orbital infrastructure and space based services. Related, we have diversified our offerings to support SEALSQ Corp.’s Quantum Spatial Orbital Cloud initiative and have further evolved our positioning toward a broader role as a secure orbital infrastructure layer for sovereign, defense, critical-infrastructure and other high-trust applications.

Our Company

Overview

WISeSat is a space technology company focused on the development of secure satellite infrastructure and related space-based services. WISeSat also does business, under British Virgin Islands law, under the name SpaceAIQ Corp. Our activities combine satellite connectivity, secure communications, digital identity and quantum-resilient security technologies across an ecosystem of industrial and institutional partners.

We are a space-infrastructure platform, designed to support higher-value secure communications, authentication, digital trust and selected data and transaction services from orbit. As a secondary application layer, we support secure IoT, and D2D connectivity.

We are in the early stages of commercial deployment, and have generated nominal revenues as of December 31, 2025. Our platform, we believe, provides secure, cost-effective and easily deployable satellite communication solutions through coordination with our affiliate and parent company, WISeKey International Holding AG, which we refer to as WISeKey. Leveraging computer chips and communications with post-quantum cryptographic technology, developed by SEALSQ Corp., or SEALSQ (a subsidiary of WISeKey), our satellite solutions incorporate advanced encryption, authentication and identity management technologies, which are further described below.

WISeSat’s strategic evolution developed in early 2026 to include support for a Quantum Spatial Orbital Cloud, which we refer to as the QSOC initiative or QSOC. QSOC is designed as a satellite-based orbital cloud infrastructure platform through use of SEALSQ’s encryption technology. As an orbital cloud, it requires multiple satellites using SEALSQ’s technology for space based communication at an orbital level between or among satellites. SEALSQ is expected to agree with us to use satellites on our platform for this purpose for an initial 12 satellites. As currently planned, WISeSat would own or operate the relevant space and ground segment infrastructure, while SEALSQ and other ecosystem partners may contribute selected quantum, post-quantum, semiconductor, cybersecurity and trusted identity technologies.

SEALSQ’s contemplated commercial model with WISeSat is expected to be based on a right of use over specified capacity in an initial tranche of 12 satellites to be launched over an expected two-year period beginning in the last quarter of 2026, in order to use capacity in such satellites for SEALSQ’s QSOC initiative, together with related operational support services. Under the anticipated structure, WISeSat would retain ownership or primary interest in the relevant satellites and associated space and ground segment infrastructure, and would remain responsible for launch coordination, in-orbit testing, constellation operations, ground-segment management, and related support activities. SEALSQ would not acquire ownership of the satellites, but would obtain dedicated capacity to support the development and delivery of selected QSOC-related services using its quantum, post-quantum, secure semiconductor and trusted identity technologies.

The QSOC roadmap is intended to evolve beyond secure communications and IoT connectivity. Future satellite generations may support broader orbital cloud infrastructure capabilities, including secure communications, limited on-orbit processing, optical communications, edge-computing applications and, over time, quantum-enabled capabilities such as quantum key distribution, subject to technical validation, financing, launch cadence, regulatory requirements and customer demand. IoT and device-to-device connectivity are expected to remain relevant use cases within this architecture, including for SEALSQ’s contemplated use of dedicated satellite capacity, although IoT and DOD alone are not expected to define the full scope of WISeSat’s long-term infrastructure strategy.

This strategic evolution is reflected in our growing alignment with SEALSQ’s post-quantum semiconductor and security stack and in the development of SEALSQ’s QSOC roadmap. SEALSQ is a subsidiary of WISeKey International Holding Ltd., or WISeKey, and focuses on semiconductors, public key infrastructure, or PKI (further described below), and post-quantum technology products. The contemplated arrangement for the QSOC initiative between SEALSQ and WISeSat is expected to be documented through one or more definitive agreements, including a right-of-use arrangement and related operational or services agreements setting out the applicable capacity, specifications, performance standards, service requirements, responsibilities and commercial terms. These specifications and agreements have not yet been finalized. There can be no assurance that the contemplated arrangements, documentation, technical roadmap, service model or commercial deployment will be completed on the terms currently anticipated, within the expected timeframe, or at all. For more information, see “Risk Factors — Risks Rleated to the Business and Industry — The Company’s QSOC-related commercial model depends significantly on entry into agreement with SEALSQ, and any failure to finalize or perform the contemplated arrangements with SEALSQ could materially adversely affect the Company’s business plan, revenue expectations and results of operations.”

In 2021, our affiliate, WISeKey, strategically invested in FOSSA Systems S.L., which we refer to as FOSSA, with an objective to integrate WISeKey’s and its subsidiaries’ technology into FOSSA’s picosatellite constellation. We have access, including through our relationship with FOSSA, to 14 satellites in Low Earth Orbit, or LEO. Satellites operating in LEO, have an altitude typically between 200 and 870 miles (325 to 1,400 kilometers). We plan to deploy a constellation of up to 100 LEO satellites by 2029 – 2033, to realize our mission to deliver quantum-ready, ultra-secure satellite solutions that enable secure space-based infrastructure, through use of cybersecurity, semiconductors and post-quantum technologies.

On November 9, 2025, WISeKey entered into a definitive business combination agreement with Columbus Acquisition Corp., a publicly traded special purpose acquisition company, pursuant to which WISeSat is expected to become a publicly listed company on the Nasdaq Stock Market following completion of the transaction.

Our Platform

Our platform is designed to combine three main elements: (1) orbital assets, (2) ground infrastructure and (3) an integrated security layer.

At the orbital level, we access nanosatellite capabilities through pilot missions and arrangements and relationships with nanosatellite providers, particularly FOSSA. These satellites and access arrangements are designed to support secure IoT, telemetry, proof-of-concept D2D connectivity, and testing of cybersecurity and transaction-related payloads in orbit. We continue to work with existing LEO access arrangements while preparing for the next phase of planned satellite infrastructure development.

At the ground level, we intend to develop dedicated antenna and ground-segment infrastructure, including in Switzerland and other geographies under consideration. This ground capability is an important element of our long-term model, as any scaled constellation strategy requires not only orbital assets but also secure command, control, monitoring and data-management infrastructure.

At the security layer, we benefit from the broader WISeKey and SEALSQ ecosystem, including hardware-based proprietary cryptography, which we term Root of Trust, as well as public key infrastructure which uses cryptography to create, manage, store and revoke digital certificates and public keys designed for secure web traffic, digital signature and device authentication, which we refer to as PKI, and other secure authentication and post-quantum cryptographic technologies. This allows us to position our space activities within a differentiated trust architecture rather than as a pure connectivity offering. Commencing in 2025, this integration also extended into proof-of-concept work around tokenized transactions and secure digital interaction from orbit.

Our ecosystem strategy is intended to accelerate deployment while reducing execution risk. Rather than relying solely on a vertically built constellation from day one, we have pursued arrangements with nanosatellite providers designed to provide interim operational capability, diversified launch options and industrial flexibility. These relationships also support the gradual transition from current nanosatellite-based activities toward larger and more capable future platforms.

Strategic Evolution Toward Secure Orbital Infrastructure and QSOC Support

QSOC represents the next stage of our strategic development. QSOC is a SEALSQ-owned and SEALSQ-operated program. Our role is expected to be to provide the space infrastructure layer and related satellite capacity on which SEALSQ may deploy selected quantum, post-quantum and cybersecurity services.

As currently planned, QSOC is intended to be a secure orbital architecture through which we would provide the space and ground infrastructure, while SEALSQ would contribute selected quantum, post-quantum and cybersecurity capabilities and commercialize the services. As the program develops, future platform generations may support a wider range of capabilities, including secure communications, post-quantum cryptographic services, digital identity and trust infrastructure, D2D connectivity, selected sensing functions, onboard processing and other sovereign digital infrastructure services.

The first phases of this roadmap are expected to rely on progressively more capable satellite generations, moving beyond the current nanosatellite model toward larger platforms with greater payload flexibility and capabilities, longer mission endurance and broader application potential. This roadmap remains subject to technical validation, financing, launch cadence, regulatory requirements, customer demand and the negotiation and execution of definitive agreements.

Satellite Development and Future Satellite Supply

WISeSat has been operational since 2022 and has successfully placed 21 satellites into orbit to date. The first-generation satellites were designed with an average operational lifespan of approximately three years after which they safely disintegrate in the atmosphere. The latest satellite generation, launched in 2025, extends this lifespan to up to five years, reflecting continuous improvements in platform design and materials.

Currently, WISeSat has secured access to 14 operational satellites offering IoT connectivity capabilities. These activities have supported the testing of secure IoT communications, telemetry, cryptographic functionality and related proof-of-concept applications in orbit. The Company plans to launch 12 satellites beginning in the last quarter 2026 to support the QSOC initiative. We expect progressively to increase this launch cadence, with the objective of deploying a constellation of up to 100 satellites by 2033.

The constellation of satellites is being deployed in successive generations, each incorporating enhanced capabilities, including increased numbers of supported user antennas, improved security, higher bandwidth, expanded coverage, and advanced on-board security and processing features. This evolutionary approach allows WISeSat to continuously integrate technological advancements while maintaining operational continuity.

Next-Generation Constellation and Services

WISeSat is currently developing the next phase of its constellation of satellites, focused on support trusted communications, digital identity and data exchange in a space-based infrastructure.

The next stage of our development is expected to involve larger and more capable satellite platforms, including 6U-class satellites. These next-generation platforms are intended to offer greater payload flexibility and capabilities, longer mission endurance and broader application potential for secure communications and other sovereign space-infrastructure uses.

WISeSat does not currently manufacture satellites. Rather for deployment of our planned constellation of up to 100 LEO satellites by 2029 – 2033, we plan to either purchase satellites or use satellites manufactured by FOSSA or third parties. We do not currently have a definitive material contract with any manufacturer for the production of additional satellites. Our ability to deploy additional satellites will depend on our ability to enter into definitive agreements on acceptable terms, obtain financing, secure launch capacity, satisfy regulatory requirements and successfully integrate and operate the relevant satellites.

Our planned satellite infrastructure is expected to be deployed in successive generations, each potentially incorporating enhanced capabilities, including improved security, increased payload flexibility, broader coverage, improved ground-segment integration and more advanced on-board processing and security features. This evolutionary approach is intended to allow us to integrate technological advancements while progressively expanding operational capability.

As described above, our platform is designed to combine three main elements: (1) orbital assets, (2) ground infrastructure and (3) an integrated security layer.

1.    Orbital Assets

At the orbital level, WISeSat has developed and accessed nanosatellite capabilities through a combination of in-house missions, strategic investments and industrial partnerships. These assets have supported the testing of cybersecurity and transaction-related payloads in orbit. We continue to work with existing LEO assets while preparing for the next phase of constellation development. Currently, WISeSat provides access to 14 operational satellites. The Company plans to launch 12 satellites beginning in the last quarter 2026 to support the QSOC initiative.

•        Strategic Ecosystem and Industrialization.    To accelerate deployment and reduce execution risk, WISeSat is expanding its ecosystem of strategic partnerships, as further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments.” These relationships aim to provide access to the QSOC orbital cloud, and deliver quantum-resilient connectivity, while benefiting from industrialized satellite manufacturing processes and diversified launch options.

•        FOSSA collaboration.    WISeSat extended its strategic collaboration agreement with FOSSA under which it has access to capacity on FOSSA’s operational nanosatellite constellation. This arrangement complements WISeSat’s own development roadmap by providing additional coverage and flexibility for selected IoT, space-based and critical-infrastructure use cases during the build-out period. This collaboration expands WISeSat’s effective connectivity footprint, accelerate time-to-market for selected services. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments.”

•        Industrial ecosystem development.    During 2025, WISeSat also expanded its industrial ecosystem through memoranda of understanding or of projected partnership with space-sector counterparties, including around software-flexible satellites, diversified launch options and secure payload integration. This reflects a deliberate strategy to reduce dependence on a single platform, geography or industrial route.

2.    Ground Infrastructure.

At the ground level, WISeSat intends to develop its operating footprint through dedicated antenna and ground-segment infrastructure, including in Switzerland and other geographies under consideration, such as La Linea de Concepcion, Spain, adjacent to Gibraltar, where we have formed our subsidiary, WISeSat Iberia S.A., to support the development of a European industrial and technological ecosystem in the space and quantum domains and to provide a base for selected ground-segment and R&D activities. This ground capability is an important element of WISeSat’s long-term model, as any scaled constellation strategy requires not only orbital assets but also secure command, control, monitoring and data-management infrastructure.

3.    An Integrated Security Layer

First, our satellites and edge devices integrate secure elements and advanced post-quantum cryptographic technologies developed by SEALSQ, which is a subsidiary of our parent and affiliate, WISeKey. These components provide hardware-based security, tamper-resistant key storage, and cryptographic primitives compliant with emerging CNSA 2.0 and NIST post-quantum standards. This approach ensures protection against both classical and quantum-enabled adversaries while enabling cryptographic agility as standards evolve.

Second, we embed WISeKey’s Root of Trust directly into the WISeSat hardware. This immutable, hardware-anchored root key establishes a sovereign cryptographic trust anchor at orbital level, enabling secure device identity, authentication, and attestation throughout the satellite lifecycle. Together with WISeKey’s WISeID digital identity platform and the INeS orchestration platform, this root of trust enables end-to-end identity and credential lifecycle management across space and ground infrastructures.

INeS provides advanced entity and policy management capabilities, including identity customization, role and lifecycle management, message security policy enforcement, and business rule orchestration. Through secure cloud-based interfaces, it supports remote credential provisioning, activation, revocation, renewal, and secure onboarding at global scale, enabling trusted IoT and space-enabled digital ecosystems.

Third, the satellite architecture is designed from inception to support post-quantum cryptography aligned with CNSA 2.0 and NIST standards, with cryptographic processing isolated from mission-critical systems. By embedding post-quantum algorithms and cryptographic root keys directly into satellite hardware, we enable secure key generation, distribution, and lifecycle management between orbital assets and ground-based systems, ensuring long-term cryptographic resilience.

Finally, the platform integrates the SEALCOIN cryptographic core, enabling secure, autonomous machine-to-machine (M2M) transactions operated from space. This capability allows satellites to act as trusted transaction nodes, supporting secure data exchange, service monetization, and automated economic interactions between machines, sensors, and infrastructures — without reliance on terrestrial trust anchors. This positions WISeSat as a foundational layer for future space-based digital economies, secure IoT orchestration, and sovereign, quantum-resistant M2M ecosystems.

Security Services of our Platform — Advanced encryption, authentication and identity management technologies using cryptography technology, such as “Root of Trust,” and WISeID digital identity platform, INeS.

Security is central to our products and services. Satellites communicate using the WISeKey’s communications security solutions, relating to ensuring the authenticity, confidentiality, and integrity of devices, objects, data, and transactions.

These satellites feature the INeS platform that offers advanced cryptographic algorithms features for a company to customize its data recipients and transmissions, such as “Entity Management” which allowing customization of attributes like identities, groups, types, roles, and lifecycle, along with other features such as “Message Security Policy Management” and “Business Rules Management,” which customize the encryption profile of the message. Through cloud-based interfacing, the INeS platform, we believe, facilitates seamless device and application connectivity, enabling remote credential identification, activation, deactivation, revocation, renewal, and secure provisioning. Through the Company’s satellites, INeS empowers IoT deployments on a planetary scale, in order to be able to provide secure and reliable global connectivity.

Our Competitive Strengths

We offer several key differentiators and value propositions that, we believe, set us apart in the satellite communications market:

•        Secure infrastructure orientation.    We are focused on secure orbital infrastructure for sovereign, defense, critical-infrastructure and other high-trust use cases, rather than commodity satellite bandwidth.

•        Access to quantum-resilient and secure semiconductor technologies.    Through SEALSQ, a subsidiary of WISeKey, we expect to integrate secure elements and quantum-resilient cryptographic technologies into future satellite and user-segment architectures.

•        Root of Trust and trusted identity architecture.    Through our security architecture, anchored in hardware-based proprietary cryptography, which we term Root of Trust, PKI and digital identity capabilities, our platform is designed to support secure authentication, credential lifecycle management and data integrity across space and ground infrastructure.

•        European and Swiss-rooted positioning.    Our strategy is designed to support sovereign and security-sensitive use cases where jurisdiction, trust, governance and regulatory alignment may be important.

•        Modular ecosystem approach.    We intend to rely on a network of satellite, launch, ground-segment and security-technology partners to accelerate deployment and reduce execution risk, rather than depending solely on internal manufacturing capacity.

•        Vertical Efficiencies.    Our relationships with WISeKey and SEALSQ gives us access to established cybersecurity and semiconductor expertise, patents and infrastructure, while strategic collaborations with satellite manufacturers and launch providers give us flexibility in how we design, deploy and evolve our constellation.

•        Bridge between current IoT/D2D applications and future space infrastructure.    We continue to address selected secure IoT and D2D use cases while developing larger and more capable satellite infrastructure intended to support QSOC-related and other high-trust applications.

Our Strategy

Our strategy is to build a secure, scalable and European-rooted space-infrastructure platform capable of supporting sovereign and commercial applications requiring cybersecurity, resilience, trusted identity and post-quantum readiness. The key elements of our strategy are:

•        Develop next-generation satellite infrastructure.    We intend to transition from current nanosatellite-based activities and pilot missions toward larger and more capable satellite platforms, including 6U-class satellites, with greater payload flexibility and mission endurance.

•        Support SEALSQ’s QSOC roadmap.    We expect to provide satellite capacity and related space and ground infrastructure to support SEALSQ’s QSOC program, while maintaining ownership or primary interest and operational responsibility for the relevant constellation assets, subject to definitive agreements and regulatory requirements.

•        Expand secure ground-segment capabilities.    We intend to develop dedicated ground infrastructure, including antenna and mission-control capabilities, to support secure command, control, monitoring and data-management functions for our satellite infrastructure.

•        Focus on sovereign and security-sensitive customers.    We intend to prioritize use cases where trust, resilience, sovereignty, cyber protection and remote access are central customer requirements, including defense, government, critical infrastructure and selected enterprise applications.

•        Leverage the WISeKey and SEALSQ technology ecosystem.    We intend to integrate WISeKey’s Root of Trust, PKI and digital identity capabilities and SEALSQ’s secure semiconductor and post-quantum technologies into our satellite, ground and user-segment architectures.

•        Develop selected user-segment solutions.    We intend to explore secure D2D and field-communications devices as a bridge between current market needs and our longer-term sovereign constellation strategy.

•        Contribute to the Swiss and European New Space ecosystem.    We intend to provide a platform through which selected third-party technologies, subsystems and payloads may be tested and validated in orbit, supporting a broader ecosystem around secure and sovereign space capabilities.

Our ability to execute this strategy will depend on our ability to obtain financing, enter into definitive agreements with satellite, launch and ground-segment partners, secure regulatory approvals, recruit and retain qualified personnel, successfully deploy and operate satellites, and develop customer demand for secure space-infrastructure services.

Commercial Positioning and Application Areas

Our commercial positioning is increasingly centered on security-sensitive and infrastructure-oriented use cases where trust, resilience, sovereignty and remote access matter more than commodity bandwidth.

We see the most relevant longer-term applications in the following areas:

1.    Sovereign and Defense Communications

Secure communications, resilience against disruption, trusted device authentication and independent access to orbital infrastructure are increasingly important for defense and national-security stakeholders. Our customer-funded engineering and research activities with counterparties associated with the Swiss Government and its related agencies, together with public disclosures by WISeKey regarding collaboration with the Swiss Space Command of the Swiss Armed Forces, have reinforced this positioning. These activities have focused on evaluating technical and operational building blocks relevant to future sovereign and quantum-resilient space communications infrastructure. During the pilot phase, we, SEALSQ and our partners participated in partner-operated satellite missions, payload integration work and secure communications testing designed to assess architecture options, operational concepts and future government and defense use cases. The program has provided technical validation and practical lessons for the next stage of development.

A government or defense customer operating in remote or degraded environments may require resilient communications that do not depend solely on terrestrial networks. In such a scenario, our future satellite infrastructure could support secure field communications, trusted device authentication and resilient connectivity between deployed teams, command functions and mission-support systems. Our role would be to provide the orbital and ground infrastructure layer, while the broader WISeKey and SEALSQ ecosystem could contribute trusted identity, secure elements and post-quantum cryptographic protection.

2.    Critical Infrastructure and Industrial Systems

Selected industrial use cases remain relevant where terrestrial connectivity is limited or unavailable and where secure identification, authentication and data integrity are important. These may include infrastructure monitoring, remote asset supervision and mission-critical field communications.

Operators of critical infrastructure, such as energy, transport or other remote industrial assets, may require secure telemetry and authenticated communications in locations where terrestrial coverage is limited, intermittent or unavailable. In such cases, our space-based infrastructure could support the secure transmission of field data, equipment status and alerts from remote assets back to authorized control environments. The value proposition in this scenario is not limited to connectivity. It also includes device authentication, data integrity and trusted communications for infrastructure where resilience and cybersecurity are increasingly important.

3.    Secure Device-to-Device and Field Communications

We see growing relevance in secure communications devices and hybrid architectures combining existing constellations with Swiss-rooted security and cryptographic layers. This is particularly relevant for government, security-force and enterprise environments requiring resilient non-terrestrial communications.

We are exploring a user-segment concept involving a pocket-sized communication device designed to connect through non-terrestrial networks while embedding Swiss-rooted security and post-quantum cryptographic technologies. Such a device could be used by enterprise, government or security users requiring mobile communications outside conventional coverage areas. This type of architecture could combine existing constellation access with a secure cryptographic layer at the device level, while preparing for later integration with our own future sovereign constellation resources. It is intended as a practical bridge between today’s addressable market needs and our longer-term orbital infrastructure strategy.

4.    Digital Trust, Authentication and Selected Transaction Services from Orbit

Our integration with the broader WISeKey, SEALSQ and SEALCOIN ecosystem provides a specialized advantage in authenticated machine-to-machine communication, secure digital identity and selected transaction-related proof-of-concept applications supported by space-based infrastructure.

In certain environments, connected devices must do more than exchange data; they must also authenticate themselves, execute trusted interactions and support automated machine-to-machine interactions. In this type of scenario, our orbital infrastructure could provide a secure space-based layer supporting authenticated digital interaction between devices, sensors or connected assets. Combined with the broader WISeKey, SEALSQ and SEALCOIN ecosystem, such use cases may extend beyond communications into trusted identity, secure transaction validation and selected tokenized service models. This remains an early-stage proof-of-concept area and is not currently our principal commercial business.

5.    European and Swiss New Space Ecosystem Enablement

Over time, we also intend to serve as a modular in-orbit platform through which selected third-party technologies, subsystems or payloads may gain flight heritage and validation in a secure operational environment. This role is increasingly relevant as we move toward larger future platforms under the QSOC-related roadmap.

As we develop more capable future platforms, we intend to create opportunities for selected third-party technologies, subsystems or payloads to be tested and validated in orbit. In this scenario, we would act as a modular in-orbit infrastructure through which selected Swiss and European space technologies, subsystems or payloads could gain flight heritage, accelerate development cycles and demonstrate their performance in an operational environment. This use case supports our ambition not only to build our own infrastructure, but also to contribute to a broader Swiss and European New Space ecosystem around sovereign and secure space capabilities.

6.    Selected IoT and D2D Connectivity Applications

Although we no longer present ourselves principally through broad consumer or utility-style verticals, selected IoT and D2D applications remain part of our addressable market where they require secure connectivity, trusted identity and remote access. Such applications may include telemetry from remote assets, authenticated device messaging, and connectivity in locations where terrestrial networks are unavailable, unreliable or insufficiently secure.

These applications are not expected to be limited to commodity connectivity. Our focus is on use cases where the security, identity and resilience characteristics of our platform are material to the customer’s requirements.

Our Security Layer

Security is central to our platform. Our space infrastructure is designed to leverage the WISeKey and SEALSQ ecosystem to provide authenticity, confidentiality and integrity of devices, objects, data and transactions.

Our satellites and edge devices are expected to integrate secure elements and post-quantum cryptographic technologies developed by SEALSQ, a subsidiary of WISeKey. These components are intended to provide hardware-based security, tamper-resistant key storage and cryptographic capabilities aligned with evolving post-quantum standards. This approach is designed to support protection against both classical and quantum-enabled adversaries while enabling cryptographic agility as standards evolve.

We also expect to embed WISeKey’s Root of Trust and related identity infrastructure into our hardware and service architecture. This hardware-anchored trust layer is intended to support secure device identity, authentication and attestation throughout the satellite lifecycle. Together with WISeKey’s WISeID digital identity platform and related orchestration capabilities, this architecture is expected to support identity and credential lifecycle management across space and ground infrastructures.

The satellite architecture is expected to support post-quantum cryptography with cryptographic processing isolated from mission-critical systems where technically feasible. By integrating secure elements, post-quantum algorithms and trusted identity capabilities into future satellite, payload, ground-segment and selected user-segment architectures, we aim to support secure key generation, authentication, distribution and lifecycle management between orbital assets and ground-based systems.

Our platform may also support proof-of-concept transaction-related capabilities through the SEALCOIN ecosystem. These capabilities are intended to explore how satellites may act as trusted nodes supporting secure data exchange, service monetization and automated interactions between machines, sensors and infrastructures. These capabilities remain at an early stage and are not currently our principal source of revenue.

Manufacturing and Raw Materials

We have a relationship with WISeKey for software development tools to support the design, development, simulation and verification of new chip enhancements. WISeKey is a parent company both to us and to SEALSQ. We currently do not have long term supply contracts with most of our other third party vendors, and we negotiate pricing with our main vendors on a purchase order-by-purchase order basis. The majority of our chips are designed to be compatible with us by proprietary tailoring or design from SEALSQ.

The current global shortage in semiconductor and electronic components, resulting mainly from macro trends such as strong demand for high performance computing, has resulted in increases in their prices. However, we believe our relationship with SEALSQ limits our exposure to an increase of chip prices other than from macro trends.

We do not manufacture satellites internally. Our planned satellite infrastructure strategy depends on third-party satellite manufacturers, launch service providers, ground-segment providers, secure semiconductor providers, software providers and other industrial partners for the supply, launch, commissioning, operation and support of satellites and related ground-segment capabilities.

Our model is designed to preserve WISeSat’s role as the owner or primary-interest holder and operator of the relevant space and ground infrastructure, while relying on specialist partners for manufacturing, launch, technical integration, regulatory support, mission-control software and selected operational capabilities. Our ability to execute this strategy will depend on our ability to enter into definitive agreements with such partners, secure financing, obtain regulatory approvals, launch and commission satellites successfully, and develop customer demand for secure space-infrastructure services.

Rather for deployment of our planned constellation of up to 100 LEO satellites by 2029 – 2033, we plan to either purchase satellites or use satellites manufactured by FOSSA or third parties.

Seasonality

We do not believe our business is subject to seasonal fluctuations.

Sales and Marketing

Our sales and marketing activities are focused on developing market opportunities for secure satellite infrastructure and related services. These activities include business development, customer engagement, strategic partner discussions, marketing support and commercial-readiness activities for sovereign, defense, critical-infrastructure and other security-sensitive applications.

As an early-stage company, our commercial activity remains limited. During 2025 and 2024, our revenue was generated from customer contracts for funded research projects and funded engineering projects associated with the Swiss government. We expect future sales and marketing activities to focus on converting pilot projects, funded engineering work and strategic relationships into binding commercial or institutional arrangements, including potential capacity, right-of-use, infrastructure access and related support arrangements. We plan to expand our marketing efforts to increase demand for our products and services and awareness of our brand and grow our sales team to respond to our anticipated growth and our future target commercial platform customers.

To better serve the defense and corporate demanding high level of security customer base we plan to continue to grow our direct, outbound, outside and inside sales teams, while continuing to develop our tasking and delivery web-based platform to support distributors, up-sales and increased pricing and capacity transparency in the market.

Marketing

Our marketing strategy is focused on promoting secured, sovereign and mission ready satellite connectivity services.

Our marketing team focuses on increasing the awareness of the WISeSat brand through public relations, advertising, trade show participation and conference speaking engagements that inform the market on our current systems. Our marketing efforts include identifying and sizing new market opportunities for our systems, creating awareness of our company and systems, and generating contacts and leads within these targeted markets.

Competition

We believe our competitive positioning derives from the combination of space infrastructure, Swiss-rooted governance, cybersecurity, digital identity and post-quantum security capabilities within the broader WISeKey and SEALSQ ecosystem.

WISeSat operates in a highly competitive and dynamic market and competition from new entrants and new satellite-based offerings is increasing in response to significant growth opportunities in our industry. WISeSat and many of its competitors are growing their capabilities with launches of satellite offerings in LEO. Each of these offerings have different capabilities and represent varying value propositions and strategic focus areas across a variety of target markets and applications.

Technology innovations have facilitated the production of more capable and cost-effective space-based infrastructure, enabling operators to offer an improved customer value proposition with more value for money, higher data rates, better performance, greater flexibility, and scalability to quickly expand into previously unconnected markets and geographies. In turn, many of these innovations are delivering profitable growth and attractive return on investment prospects for our industry. At the same time, the sector is seeing consolidation among incumbent satellite operators where there is a logic to increasing scale, unlocking operational efficiencies, optimizing capital expenditures, improving return on investment, and delivering better services for customers. Satellite operators are also seeking to get closer and more integral to customers in their target market segments through vertical integration initiatives, which are similar to our own vertical or affiliate integration with semiconductor technology provided by SEALSQ and services provided by WISeKey.

WISeSAT’s competitors include other satellite operators operating in various orbits, such as Starlink, Viasat-Inmarsat, Eutelsat OneWeb, EchoStar and its subsidiary Hughes, and Telesat, as well as many national and regional operators.

Our Customers

Our historical revenue has been derived from a limited number of customers and counterparties associated with the Swiss Government and its related agencies, including RUAG-funded engineering and armasuisse-funded research projects. We expect that our future customer base may include government, defense, critical-infrastructure, enterprise and related-party ecosystem customers requiring secure satellite infrastructure, trusted identity, secure communications, telemetry, selected IoT/D2D connectivity and quantum-resilient-ready capabilities. SEALSQ is expected to be an important potential customer and technology partner in connection with the contemplated QSOC-related capacity model, subject to definitive agreements, technical validation, financing, launch cadence, regulatory requirements and customer demand.

The structure of our contracts with customers varies based on the needs and preferences of our individual customers. For example, while we may enter into agreements with some customers that cover the whole life cycle of a project, from the definition of requirements to the development and delivery of a system, at the outset of the engagement, other customers may prefer a phased approach, placing a contract with us for an initial product demonstration, followed by a second phase for the delivery of a commercial-ready product. Accordingly, the length and nature of our contracts vary across our customer base.

We are focused on attracting new customers and expanding our relationships and revenue with existing customers, which we believe will be driven by our ability to continue to improve our technologies and systems that make our offerings compatible with the latest advances in satellite-enabled communication.

Our commercialization efforts are at an early stage. Historically, we have focused on developing and validating our technology and deploying the initial satellites and ground infrastructure. As a result, revenue generated to date has been limited and not yet reflective of the recurring service revenues we expect to generate as we scale commercial deployments. A significant portion of our net revenue has historically been generated by a limited number of customers. Our largest customer accounted for, in the aggregate, substantially all of our total revenue for the years ended December 31, 2025 and 2024. See “Risk Factors — Risks Related to WISeSat’s Business, Operations and Industry — The Company’s historical revenue has been concentrated in a limited number of counterparties associated with the Swiss Government and its related agencies, and the loss, delay or non-renewal of such customer relationships could materially adversely affect its results of operations.”

Intellectual Property

We seek to establish and maintain our intellectual property and proprietary rights in our technology and systems through a combination of patent, trademark, copyright and trade secret laws, as well as contractual rights and confidentiality obligations. We seek to maintain the confidentiality of our trade secrets and confidential information through nondisclosure policies, the use of appropriate confidentiality agreements and other security measures.

There can be no assurance that patent rights can be successfully enforced against competitive systems in any particular jurisdiction.

Certain of our systems include software or other intellectual property licensed from third parties or affiliated companies. While it may be necessary in the future to seek new licenses or to renew existing licenses relating to various elements of the technology we use to develop these systems or our future systems, we believe, based upon past experience and standard industry practice, that such licenses generally could be obtained on commercially reasonable terms. Nonetheless, there can be no assurance that such licenses would be available on commercially reasonable terms, if at all.

We rely on a combination of internally developed capabilities, related-party technology rights and third-party technology, software and infrastructure arrangements. We expect to have access to WISeKey’s Root of Trust, PKI and digital identity capabilities and SEALSQ’s secure semiconductor and post-quantum technologies in our satellite, ground-segment and selected user-segment architectures, subject to applicable agreements with WISeKey and SEALSQ.

On November 9, 2025, we entered into a License Agreement with WISeKey pursuant to which WISeKey granted the Company an exclusive, non-sublicensable and non-transferable license to use certain software, documentation and trademarks solely for the permitted uses set forth in the License Agreement. On November 9, 2025, we also entered into a Software-As-A-Service Agreement with SEALCOIN AG, a subsidiary of WISeKey, relating to access to the SEALCOIN Platform. See “Certain Relationships and Related Persons Transactions — Certain Transactions of the Company — Material Agreements.”

The industries in which we compete are characterized by rapidly changing technologies, a large number of patents, and claims and related litigation regarding patent and other intellectual property rights. We cannot ensure that patents and other intellectual property and proprietary rights we have will not be challenged, invalidated or circumvented, that others will not assert that we have infringed, misappropriated or otherwise violated their intellectual property rights, or that our rights will give us a competitive advantage. In addition, the laws of some foreign countries may not adequately protect our systems or intellectual property or proprietary rights.

For further information, see “Risk Factors — Risks Related to Intellectual Property, Information Technology, Data Privacy and Cybersecurity.”

Regulatory and Spectrum Matters

General regulatory and spectrum matters

Our business is subject to a range of space, telecommunications, spectrum, export-control and national-security regulatory requirements. These requirements may apply at the satellite, payload, ground-station, user-terminal and service levels, depending on the jurisdiction, technical architecture, frequencies used, service model and location of customers or ground infrastructure.

Our current and contemplated technical architecture is expected to use, among other things, UHF and S-band communications for satellite, ground-station and user-segment connectivity. The use of these frequencies may require national telecommunications authorizations, spectrum filings, coordination through the International Telecommunication Union, or ITU, authorizations for earth stations or user terminals, and compliance with applicable space-object registration and space operations requirements. Where we or our partners provide services in, from, or into the United States, or use U.S.-licensed satellites, ground stations, equipment or market access, Federal Communications Commission, or FCC, authorizations or other approvals may be required.

For missions operated through third-party satellite or launch partners, certain regulatory filings, frequency rights, launch authorizations, space-object registrations or operating authorizations may initially be held or managed by such partners. Following any handover or transfer of operational responsibility, we may be required to obtain, maintain or assume responsibility for applicable licenses, permits, authorizations or registrations before operating or exploiting the relevant satellite or ground infrastructure. Our failure, or the failure of our partners, to obtain or maintain required authorizations could delay satellite deployment, restrict operations, limit the services we can offer, increase costs or require changes to our technical or commercial model.

We also may be subject to export-control, sanctions, cybersecurity, data-protection, defense-procurement and national-security rules in the jurisdictions in which we or our partners operate. These rules may affect our ability to procure components, integrate payloads, transfer technology, operate satellites, provide services to certain customers, or disclose technical information to partners or investors.

Spacecraft operations authorizations

WISeSat’s planned satellite-based D2D, IoT connectivity and related satellite infrastructure services rely on the use of radio frequency spectrum and are therefore subject to international spectrum coordination and national telecommunications authorizations. International spacecraft frequency use is coordinated through the International Telecommunication Union, or ITU, under the ITU Radio Regulations. The ITU process is conducted through national administrations rather than directly by satellite operators. In Switzerland, the relevant national telecommunications regulator is the Swiss Federal Office of Communications, or OFCOM/BAKOM.

Based on its current operating plan, WISeSat expects that its planned satellite network will require two ITU filings: an API/A filing for spectrum not subject to coordination and a CR/C filing for spectrum subject to coordination. At the national level, WISeSat expects to require authorizations for one or more ground stations used to communicate with and control the network in Switzerland, and, where applicable, authorizations for end-user devices in Switzerland and/or deployed in jurisdictions where WISeSat provides D2D or IoT connectivity services (“market access”). Additional regulatory requirements may apply in other jurisdictions where WISeSat operates ground stations, controls satellites, provides radio-based services or deploys end-user devices.

For the initial deployment phase, WISeSat expects that certain filings, spectrum rights or authorizations may initially be held or managed by FOSSA Systems, the satellite manufacturer and mission partner, or other relevant mission partners, and that WISeSat may rely on such filings, rights or authorizations where permitted by the relevant regulators until WISeSat’s own filings and authorizations are sufficiently advanced or granted. The Company notes that use of certain filings, spectrum rights, or authorizations not held by WISeSat during the initial deployment phase would be for those filings, spectrum rights, or authorizations that are relevant only for the control of the network, but not the provision of services to end-user devices. WISeSat has begun work on its own filings and authorization process through Switzerland (OFCOM/BAKOM). There can be no assurance that WISeSat will obtain all required filings, authorizations or approvals within the expected timeframe, or at all.

Regarding the UN Register of Objects Launched into Outer Space, Switzerland does not currently maintain a local registry, and thus cannot facilitate entries in this UN Register. Until such time as a national registry is established, the Company will request an official communication from the Swiss Space Office affirming the Swiss identity of its planned satellite platforms. As soon as the Registry is established, the Company will seek the registration of the satellite platforms to the UN Register with Switzerland as the State of Registry.

WISeSat does not currently intend, through at least December 2027, to operate from, provide D2D or IoT connectivity services into, or seek market access in, the United States. Its near-term commercial and operational focus is expected to remain in Europe, and potentially the Middle East and Asia. Accordingly, based on WISeSat’s current operating plan, WISeSat does not currently expect to require licenses or market access approvals from the U.S. Federal Communications Commission, or FCC, for its initial deployment phase. If WISeSat’s plans change and it seeks to provide services into the United States, operate U.S.-based earth stations, use U.S.-licensed spectrum rights, or otherwise engage in activities subject to U.S. satellite communications regulation, WISeSat may be required to obtain FCC licenses, market access approvals or other authorizations before commencing such activities.

Switzerland is also in the process of developing a Federal Act on Space Operations, which is expected to introduce a national authorization and supervision framework for space operations, including the operation and control of satellites. Based on information currently available to WISeSat, the Swiss Federal Act on Space Operations is not expected to enter into force before the initial deployment phase of the Company’s planned operations. If and when such legislation becomes effective, WISeSat may be required to obtain additional Swiss space operations authorizations and comply with related requirements, including requirements relating to technical capability, safety, environmental considerations, liability and insurance.

Regarding the Regulation of the European Parliament and of the Council on the Safety, Resilience, and Sustainability of Space Activities in the Union (EU Space Act), based on the Company’s regulatory advice received by management, this new instrument will impose certain requirements on non-EU entities providing space operation services or space-based data within the Union. If WISeSat’s plans include to provide space-based data specifically into EU Member States’ territories, WISeSat may be required to perform the necessary registration and respect the necessary requirements before commencing such activities. However, at time of submission the EU Space Act remains in deliberation and is not expected to enter into force until 2030.

Data Privacy and Cybersecurity

In the ordinary course of our business, we collect, use, transfer, store, maintain and otherwise process certain sensitive and other personal information regarding our employees, customers and service providers that is subject to complex and evolving laws, regulations, rules, and standards regarding data privacy and cybersecurity. Internationally, many jurisdictions have established their own data privacy and cybersecurity legal frameworks with which we may need to comply. For example, we subject to laws regarding the protection, privacy and security of personal information, such as the Swiss Federal Act on Data Protection (Bundesgesetz über den Datenschutz of 2020, as amended) (the “Federal Data Protection Act” or “FADP”) and Regulation (EU) 2016/679 (General Data Protection Regulation, or “GDPR”), and expects the regulatory landscape to continue to evolve. Data protection laws may impose restrictions on data practices which may necessitate changes to WISeSat’s operations, impact operational efficiency, prevent the application of certain marketing and sales initiatives and result in increased regulatory and compliance costs. Also, compliance with data privacy laws has become more complex and compliance costs have increased significantly and may continue to do so. These data privacy laws require covered businesses to comply with rules regarding the processing of personal data, including its use, protection and the ability of persons whose personal data is processed to access, to correct or delete personal data about themselves. Failure to meet GDPR requirements could result in penalties of up to 4% of annual worldwide turnover. Further, the GDPR include certain limitations and stringent obligations with respect to the transfer of personal data from the EU to certain third countries (including the United States).

Any failure or perceived or inadvertent failure by us to comply with existing or new laws, regulations, rules, and standards regarding data privacy or cybersecurity could harm our reputation, distract our management and technical personnel, increase our costs of doing business, adversely affect the demand for our products, and ultimately result in the imposition of liability. For further information, see “Risk Factors — We are subject to complex and evolving laws, regulations, rules, standards and contractual obligations regarding data privacy and cybersecurity, which can increase the cost of doing business, compliance risks and potential liability.”

Human Capital

As of December 31, 2025, we had approximately 7 full-time employees who were employed through WISeKey SA, a subsidiary of our ultimate parent company, WISeKey, and who are primarily based in Switzerland. These employees are currently cross-charged to WISeSat AG and it is our intention to transfer their contracts to WISeSat AG after the completion of this transaction. Our team draws from a broad spectrum of backgrounds and experiences and we seek to foster an entrepreneurial culture so that we may remain focused and innovative. We believe our culture, and the personal and professional development opportunities we offer, helps us to attract and retain talented engineers, including those who bring prior experience from national and multi-national space agencies and leading companies in the satellite communications sector.

As an early-stage space technology company, the Company expects that execution of its business plan will depend on its ability to recruit, retain and access, on a timely basis, specialized technical, commercial and administrative personnel. In particular, the Company expects to require access to a range of engineering and technical profiles, including satellite systems engineering, payload engineering, radio-frequency and communications engineering, embedded software, cybersecurity, cryptography and post-quantum security, ground-segment and mission-control operations, systems integration, testing and validation, regulatory and frequency-coordination support, and secure infrastructure operations.

The Company does not currently maintain all of these capabilities internally. It expects to rely on a combination of direct hires, consultants, third-party industrial partners and related-party support arrangements as it develops its planned satellite infrastructure and related space-based services. The Company’s ability to execute its development roadmap, including the procurement, launch, commissioning and operation of planned satellites and related ground-segment capabilities, may be adversely affected if it is unable to recruit or access these resources when required.

Facilities

Our corporate headquarters is located in Geneva, Switzerland, and our operational activities are conducted primarily from offices in Cointrin, Geneva, Switzerland, where WISeSat personnel are co-located with WISeKey SA and other WISeKey group resources. The Company is incorporated in the British Virgin Islands and maintains its registered address at Craigmuir Chambers, Road Town, Tortola, British Virgin Islands VG1110.

We lease or enter into use agreements regarding all our facilities. The Company does not currently own real property. The Company believes that its current facilities arrangements are sufficient for its current operations, although it may require additional office, engineering, testing, ground-segment, mission-control or related operational facilities as its business develops.

Legal Proceedings

From time to time, WISeSat may be involved in various legal proceedings arising out of its operations. WISeSat is not currently a party to any legal proceedings that, in the opinion of its management, are likely to have a material adverse effect on WISeSat’s business, financial condition, results of operations or prospects. Regardless of outcome, litigation can have an adverse impact on WISeSat because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF the COMPANY

Unless the context otherwise requires, all references in this section to “WISeSat,” WISeSat Corp,” the “Company,” “we,” “our,” “ours” and “us” refer to WISeSat.Space Corp. and its consolidated subsidiaries, including WISeSat.Space AG (which we refer to as WISeSat AG), prior to the consummation of the Business Combination and to WISeSat.Space Holdings Corp. and its subsidiaries (including WISeSat.Space Corp.) following the consummation of the Business Combination. As described above, and unless the context otherwise requires, in this proxy statement/prospectus we refer to WISeSat.Space AG, as “WISeSat AG.”

The following discussion includes information that Pubco’s management believes is relevant to an assessment and understanding of Pubco’s consolidated results of operations and financial condition. Following the consummation of the Business Combination, Pubco will comprise the operations of WISeSat and its subsidiaries, including WISeSat AG. Unless context requires otherwise, all references to “Pubco” refer to WISeSat.Space Holdings Corp. following the consummation of the Business Combination.

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Historical Consolidated and Combined Financial Information of the Company” section of this proxy statement/prospectus and our historical audited financial statements as of December 31, 2025 and 2024 and for the fiscal years ended December 31, 2025 and 2024, together with the respective notes thereto, included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the unaudited pro forma financial information as of December 31, 2025 and the fiscal year ended December 31, 2025 in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs, which involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview of Business

Our Mission

Our mission is to develop secure satellite infrastructure and related space-based services capable of supporting sovereign, defense, critical-infrastructure and other security-sensitive applications from low Earth orbit (“LEO”). We are focused on combining satellite connectivity, secure communications, digital identity and quantum-resilient security technologies into a secure orbital infrastructure platform.

Historically, our proposition was centered on secure satellite-enabled internet of things, or IoT, and device-to-device, or D2D, connectivity for remote and difficult-to-serve environments. That positioning remains relevant for certain applications. However, from the end of 2025 and through the first quarter of 2026, we have diversified our offerings to support SEALSQ Corp.’s Quantum Spatial Orbital Cloud (“QSOC”), initiative and have further evolved our positioning toward a broader role as a secure orbital infrastructure layer for sovereign, defense, critical-infrastructure and other high-trust applications.

Satellite Development and Future Satellite Supply

The WISeSat program has been active since 2022 though WISeKey group initiatives and partner-operated missions. WISeSat.Space AG was incorporated in February 2023 and has since participated in pilot missions and satellite-related activities that have contributed to technical learning and building a flight heritage. These activities have supported the testing of secure IoT communications, telemetry, cryptographic functionality and related proof-of-concept applications in orbit.

The next stage of our development is expected to involve larger and more capable satellite platforms, including 6U-class satellites. These next-generation platforms are intended to offer greater payload flexibility and capabilities, longer mission endurance and broader application potential for secure communications and other sovereign space-infrastructure uses.

We do not currently manufacture satellites internally. For future deployment of our planned constellation and related satellite infrastructure, we expect to rely on third-party satellite manufacturers, launch service providers and other industrial partners. As of the date of this prospectus, we are in negotiations with FOSSA and may pursue other arrangements with qualified satellite and launch partners for the supply, launch, commissioning, operation and handover of additional satellites and related ground-segment capabilities. We do not currently have a definitive material contract with any manufacturer for the production of additional satellites. Our ability to deploy additional satellites will depend on our ability to enter into definitive agreements on acceptable terms, obtain financing, secure launch capacity, satisfy regulatory requirements and successfully integrate and operate the relevant satellites.

WISeSat’s planned satellite infrastructure is expected to be deployed in successive generations, each potentially incorporating enhanced capabilities, including improved security, increased payload flexibility, broader coverage, improved ground-segment integration and more advanced on-board processing and security features. This evolutionary approach is intended to allow WISeSat to integrate technological advancements while progressively expending operational capability.

Strategic Evolution Toward Secure Orbital Infrastructure and QSOC Support

This strategic evolution is reflected in our growing alignment with SEALSQ’s post-quantum semiconductor and security stack and in the development of SEALSQ’s QSOC roadmap. SEALSQ is a subsidiary of WISeKey International Holding Ltd., or WISeKey, and focuses on semiconductors, public key infrastructure, or PKI, and post-quantum technology products. Under the contemplated QSOC model, SEALSQ is expected to own and operate the QSOC program and to provide the quantum, quantum-resilient, and cybersecurity capabilities associated with that program. Our expected role is to provide satellite capacity and associated ground-segment infrastructure owned or otherwise controlled by us, and to make capacity available to SEALSQ and other customers, subject to definitive agreements, technical validation, financing, launch cadence, regulatory requirements and customer demand.

As currently contemplated, SEALSQ’s commercial model with us is based on an anticipated right of use for capacity in an initial group of twelve satellites expected to support SEALSQ’s QSOC initiative. Under this structure, we would retain legal ownership or primary interest and operational control of the relevant satellites, including the related space and ground-segment infrastructure, and would remain responsible for operating the constellation and providing the associated infrastructure services. Subject to the terms of the anticipated right of use, we would also retain the ability to sell satellite capacity and related services to other customers. SEALSQ would not acquire ownership of the satellites, but would secure dedicated capacity to support the development and delivery of selected QSOC-related services using its quantum, post-quantum, secure semiconductor and trusted identity technologies.

Strategic Ecosystem and Industrialization

Our objective is to build a secure and scalable European-rooted space-infrastructure platform capable of addressing both sovereign and commercial use cases, while maintaining a strong emphasis on cybersecurity, resilience, trusted identity and Swiss-rooted governance.

WISeKey’s investment in FOSSA Systems S.L. (“FOSSA”) in 2021 helped establish the initial technical and operational foundations of our activities. Building on that base, and in alignment with the WISeKey group’s broader capabilities in cybersecurity, semiconductors and post-quantum technologies, we are now pursuing a more differentiated position in secure space infrastructure.

Strategic Objectives

Through these initiatives, WISeSat’s overarching objective is to accelerate the adoption of space-based, secure, post-quantum communications, supporting mission-critical, sovereign, and industrial applications worldwide.

Recent Developments

QSOC Roadmap and SEALSQ Capacity Arrangement

On March 18, 2026, WISeKey announced that WISeSat and SEALSQ intend to collaborate on the development of the Quantum Spatial Orbital Cloud, or QSOC, roadmap. QSOC is expected to be a SEALSQ-owned quantum and post-quantum service roadmap that may use WISeSat satellite infrastructure as part of a future orbital layer for quantum key distribution, quantum random number generation, post-quantum identity and other secure communications services.

Consistent with WISeKey’s recent annual report disclosure, SEALSQ’s contemplated commercial model with WISeSat is based on an anticipated right of use for capacity in an initial 12 satellites to be launched over an expected two-year period beginning in the last quarter of 2026. Under this structure, WISeSat would retain legal ownership or primary interest and operational control of the satellites, including the related space and ground-segment infrastructure, and would remain responsible for operating the constellation and providing the associated infrastructure services. SEALSQ would secure dedicated capacity for its QSOC initiative and would use that capacity to further develop and deliver its planned quantum-secure service layer. The contemplated arrangement is expected to be documented through definitive right-of-use and service agreements, which have not yet been finalized.

Completion of Swiss Space Command Pilot Phase and Planned 6U Mission

On April 13, 2026, WISeKey announced that WISeSat, SEALSQ and the Space Command of the Swiss Armed Forces had completed a pilot phase in their strategic partnership. The collaboration, which was initiated in 2022 and further strengthened in 2024, focused on evaluating technical and operational building blocks relevant to a future Swiss sovereign and quantum-resilient space communications infrastructure.

During the pilot phase, WISeSat, SEALSQ and their partners conducted satellite missions, payload integration work and secure communications testing designed to assess architecture options, operational concepts and future government and defense use cases. Building on the results of this pilot phase, WISeSat is preparing a next-generation 6U mission, currently planned for launch in the fourth quarter of 2026. The 6U platform is intended to provide greater payload flexibility, longer mission endurance and broader application potential for secure communications and other sovereign space-infrastructure uses.

Strategic Positioning as WISE Space Advanced Technologies

On May 5, 2026, WISeKey announced an update to the strategic positioning of WISeSat, from its initial secure satellite communications pilot missions toward “WISE Space Advanced Technologies,” a European quantum-secure space-technology company. This update reflects WISeSat’s planned transition from pilot missions and technical validation activities toward a broader secure space-infrastructure platform aligned with SEALSQ’s post-quantum semiconductor and security stack.

As part of this update, WISeKey stated that WISeSat had built an early satellite access base across 21 launched LEO satellites through partner-operated missions that contributed to WISeSat’s pilot testing, technical validation and flight-heritage programme, and that WISeSat maintains access to 14 satellites currently in operation. These prior missions formed part of WISeSat’s pilot and validation phase and are distinct from the planned next-generation satellite programme. WISeSat is now preparing the transition toward larger and more capable platforms, including 6U satellite infrastructure intended to support post-quantum secure communications and future QSOC deployment phases.

Share exchange between WISeKey, the Company, and WISeSat AG

On October 23, 2025, the Company became the holding company for WISeSat AG, through an agreement by which WISeKey contributed all of the issued shares of WISeSat AG to the Company in exchange for 4,999 Class F Shares and 4,901 Ordinary Shares of the Company. The transaction was accounted for as a common-control reorganization at historical carrying value.

Business Combination and Public Company Costs

On November 9, 2025, we entered into the Business Combination Agreement with CAC, Pubco, Merger Sub and WISeKey as the Seller as defined therein.

Pursuant to the Business Combination Agreement (a) Pubco will acquire all of the issued and outstanding Company Ordinary Shares and Company Class F Shares (each as defined in the Business Combination Agreement) from Seller (and any holder thereof) in exchange for Pubco Ordinary Shares and Pubco Class F Shares (each as defined in the Business Combination Agreement) (the “Exchange Shares”) and the Company shall become a wholly owned subsidiary of Pubco (the “Share Exchange”); and immediately thereafter (b) Merger Sub will merge with and into CAC with CAC continuing as the surviving entity and wholly owned subsidiary of Pubco. According to the Business Combination Agreement, at its effective time: (1) each of CAC’s issued and outstanding ordinary shares, par value $0.0001 per share (a “CAC Ordinary Share”) immediately prior to that effective time, will be cancelled in exchange for the right of the holder thereof to receive one ordinary share, no par value per share, of Pubco (a “Pubco Ordinary Share”); and (2) Seller (and any applicable holder of Company Ordinary Shares and Company Class F Shares) will receive the number of Pubco Ordinary Shares and Pubco Class F Shares in the Share Exchange, in the same proportion of such shares as held prior to the Share Exchange, that shall have an aggregate value equal to the sum of $250,000,000 plus the amount of any Transaction Financing that is made into the Company or its subsidiaries prior to the Closing, divided by $10.00, in each case subject to adjustment as set forth in the Business Combination Agreement, and all upon the terms and subject to the conditions set forth in the Business Combination Agreement. Following the transactions set forth in the Business Combination Agreement, CAC and the Company will become wholly owned subsidiaries of Pubco.

Immediately prior to the Effective Time, each outstanding CAC Unit will separate into its component securities, consisting of one CAC Ordinary Share and one CAC Right, and each CAC Right shall be automatically converted into the right to receive one-seventh of one CAC Ordinary Share, aggregated by each holder of CAC Ordinary Shares, with any fractional shares following such aggregation of shares held by such holder, rounded up to the nearest whole CAC Ordinary Share. Upon Closing all such CAC Ordinary Shares (including those converted from CAC Rights) will be exchanged for Pubco Ordinary Shares as described above. Pubco Class F Shares in the aggregate are entitled to 49.99% of the total vote on any matter voted on by the holders of Pubco Shares. For more information about Pubco Class F Shares, see “Description of Pubco’s Securities.”

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with ASC 805 and U.S. GAAP. For accounting purposes, CAC will be treated as the “acquired” company and WISeSat Opco will be treated as the accounting acquirer, because it represents the operating business of the combined company. Accordingly, the Business Combination will be reflected as the equivalent of WISeSat Opco (through its parent, the Company) issuing shares for the net assets of CAC, with no goodwill or intangible assets recorded. The net assets of CAC will be stated at their historical carrying amounts, consistent with the guidance applicable to reverse recapitalizations.

As a result, the historical financial statements of WISeSat Opco will be presented as the predecessor to the combined company and will constitute the ongoing historical financial statements of Pubco in future filings.

Subsequent to the Business Combination, Pubco is expected to become SEC-registered and Nasdaq-listed company, which will require Pubco to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Pubco expects to incur substantial additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Investment from SEALSQ Corp.

On November 6, 2025, the board of directors of WISeSat approved WISeSat to enter into a subscription letter from SEALSQ dated November 6, 2025, pursuant to which SEALSQ would subscribe for 435 Company Ordinary Shares with no par value and 435 Company Class F Shares with no par value for a cash contribution of $10,000,000, in connection with a Transaction Financing, subject to entry into the Business Combination Agreement, which financing transaction was ratified by the board of directors of WISeSat for closing on November 19, 2025 and closed on November 19, 2025.

SEALSQ being a related party by virtue of being controlled by WISeKey, and with members of the board of directors of WISeSat also consisting of some members of the board of directors of SEALSQ, this investment by SEALSQ was approved by an independent committee of WISeSat, which were comprised of non-executive members of the board of SEALSQ and who were determined not to have a conflict of interest.

PIPE Investment

On August 6, 2026, the Company, Pubco and CAC entered into the Subscription Agreement with SEALSQ, an affiliate and shareholder of the Company (the “PIPE Investor” and such investment, the “PIPE Investment”). Pursuant to the Subscription Agreement, the PIPE Investor agreed to subscribe for and purchase, and Pubco agreed to issue and sell to the PIPE Investor, contemporaneously with the closing of the Business Combination, $10,000,000 (the “PIPE Investment Amount”) in Pubco Ordinary Shares (such shares, the “Subscription Shares”), at a price per share equal to the Redemption Price (the “PIPE Purchase Price”), on the terms and subject to the conditions set forth in the Subscription Agreement. Assuming a Redemption Price of approximately $10.66 per share as of June 30, 2026, the number of Subscription Shares would be 938,086 Pubco Ordinary Shares. The form of the Subscription Agreement is attached to this proxy statement/prospectus as Annex F. The Redemption Price is the price per share paid to holders of publicly traded CAC Ordinary Shares which have elected to redeem at the CAC EGM, in each case in accordance with CAC’s amended and restated memorandum and articles of association.

Under the Subscription Agreement, Pubco is required to issue additional Subscription Shares to the PIPE Investor (“Additional Subscription Shares”) in the event that the volume weighted average price (the “VWAP”) of the Pubco Ordinary Shares for the 10 consecutive trading days ending on the 60th calendar date (or if such date is not a trading date, on the next subsequent trading day) after the Closing (the “VWAP Price”) is less than the PIPE Purchase Price, with the number of Additional Subscription Shares equal to the PIPE Investment Amount, divided by VWAP Price (which may not be less that $5.00 per share), less the number of Subscription Shares.

Under the terms of the Subscription Agreement, in the event Additional Subscription Shares cause a PIPE Investor together with its affiliates to exceed 9.99% ownership of Pubco, that PIPE Investor can elect to receive pre-funded warrants (exercisable at $0.0001 per share) in lieu of such Additional Subscription Shares in excess of such 9.99% ownership; however, such provision does not apply to SEALSQ which together with its affiliate WISeKey own more than 9.99% of Pubco Shares prior to the PIPE Investment.

According to the terms of the Subscription Agreement, Pubco granted customary resale registration rights to the PIPE Investor with respect to the Subscription Shares, and any Additional Subscription Shares (as well as any shares underlying any pre-funded warrants which the PIPE Investor elects to receive in lieu of such Additional Subscription Shares (described above)) (collectively, “PIPE Registrable Shares”), in which Pubco agreed to file a resale registration statement relating to the registration of the PIPE Registrable Shares (the “PIPE Resale Registration Statement”) with the SEC within 5 business days after the final determination in accordance with the Subscription Agreement of the number of Additional Subscription Shares, if any.

In the Subscription Agreement, the PIPE Investor agreed to a lock-up with respect to the PIPE Registrable Shares for a period from the Closing until 60 days after the PIPE Resale Registration Statement is declared effective by the SEC (the “PIPE Lock-Up Period”), with 50% of such locked-up securities being released from such lock-up restrictions if during the PIPE Lock-Up Period the VWAP of Pubco Ordinary Shares for 10 consecutive trading days beginning after the Closing is greater than the PIPE Purchase Price (or, if any Additional Subscription Shares (or equivalent pre-funded warrants) are issued, 150% of the applicable VWAP Price), and with all of such locked-up securities being released from such lock-up restrictions if after the Closing Pubco completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the outstanding Pubco Ordinary Shares being converted into cash, securities or other property.

Key Factors Affecting Operating Results

We believe our performance and future success depends on several factors that present significant opportunities for us, but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors.”

Expanding our Customer Base and Relationships

We are focused on attracting new customers and expanding our relationships and revenue with existing customers, which we believe will be driven by our ability to continue to improve our technologies and products that make our offerings compatible with the latest advances in satellite-enabled communications. Ongoing business developments discussed elsewhere in this proxy/statement prospectus continue to impact our customer base and plans for expansion.

Development of New Products

Our R&D efforts focus primarily on developing systems and technologies, as well as improving our existing systems with additional innovative features and functionality. We are currently working on the integration of the QS-7001 quantum chip into our next generation of satellite systems. This effort is focused on enhancing the security of satellite communications, including the evaluation of post-quantum cryptographic protocols for secure authentication and key exchange.

In parallel, we are currently developing with our partners a new generation of satellites, targeted for launch in 2029, designed with improved onboard processing, communications security, and system flexibility. The platform is intended to support evolving security standards and future upgrades as technologies mature.

We are also evaluating the potential integration of Positioning, Navigation, and Timing (PNT) capabilities for defense and government customers. These capabilities may include enhanced timing accuracy and improved resilience against interference, subject to customer requirements and regulatory approvals.

Our Competitive Strengths

We believe our competitive positioning derives from the combination of space infrastructure, Swiss-rooted governance, cybersecurity, digital identity and quantum-resilient security capabilities within the broader WISeKey and SEALSQ ecosystem.

Our key differentiators include:

•        Secure infrastructure orientation.    We are focused on secure orbital infrastructure for sovereign, defense, critical-infrastructure and other high-trust use cases, rather than commodity satellite bandwidth.

•        Access to quantum-resilient and secure semiconductor technologies.    Through SEALSQ, a subsidiary of WISeKey, we expect to integrate secure elements and post-quantum cryptographic technologies into future satellite and user-segment architectures.

•        Root of Trust and trusted identity architecture.    Through WISeKey’s Root of Trust, PKI and digital identity capabilities, our platform is designed to support secure authentication, credential lifecycle management and data integrity across space and ground infrastructure.

•        European and Swiss-rooted positioning.    Our strategy is designed to support sovereign and security-sensitive use cases where jurisdiction, trust, governance and regulatory alignment may be important.

•        Modular ecosystem approach.    We intend to rely on a network of satellite, launch, ground-segment and security-technology partners to accelerate deployment and reduce execution risk, rather than depending solely on internal manufacturing capacity.

•        Bridge between current IoT/D2D applications and future space infrastructure.    We continue to address selected secure IoT and D2D use cases while developing larger and more capable satellite infrastructure intended to support QSOC-related and other high-trust applications.

Market Trends and Uncertainties

The markets in which our customers operate, including the satellite payloads, ground terminals and communications markets, are characterized by increasingly rapid technological changes, product obsolescence, competitive pricing pressures, evolving standards and fluctuations in product supply and demand. New technology may result in sudden changes in system designs or platform changes that may render our products obsolete and require us to devote significant additional R&D resources to compete effectively. We believe we have a significant opportunity ahead of us, with an aggregate TAM across our key markets that is expected to reach approximately $28.7 billion1 by the end of 2028 (see “Business — Market Opportunity”). However, we have no control over market demand and there is no assurance that we will be successful in capturing a substantial portion of the

____________

1        See “M2M Satellite Communication Market by Offering (Hardware, Software Types, Services), Technology (Satellite Constellation (LEO, MEO, GEO), Data Transmission, VSAT, AIS), Vertical (Maritime, Military & Defense) and Region — Global Forecast to 2028”, September 2, 2024, Markets and Markets.

TAM, and our ability to do so will be contingent on numerous factors, including developments in the satellite communications industry and geopolitical and macroeconomic conditions and our ability to meet demand, to overcome supply chain capacity challenges, among others. See “Risk Factors — Our estimates, including market opportunity estimates and growth forecasts, are subject to inherent challenges in measurement and significant uncertainty, and real or perceived inaccuracies in those metrics and estimates may harm our reputation and negatively affect our business.”

Our Strategy

Our strategy is to build a secure, scalable and European-rooted space-infrastructure platform capable of supporting sovereign and commercial applications requiring cybersecurity, resilience, trusted identity and quantum-relsilient readiness. The key elements of our strategy are:

•        Develop next-generation satellite infrastructure.    We intend to transition from current nanosatellite-based activities and pilot missions toward larger and more capable satellite platforms, including 6U-class satellites, with greater payload flexibility and mission endurance.

•        Support SEALSQ’s QSOC roadmap.    We expect to provide satellite capacity and related space and ground infrastructure to support SEALSQ’s QSOC program, while maintaining ownership or primary interest and operational responsibility for the relevant constellation assets, subject to definitive agreements and regulatory requirements.

•        Expand secure ground-segment capabilities.    We intend to develop dedicated ground infrastructure, including antenna and mission-control capabilities, to support secure command, control, monitoring and data-management functions for our satellite infrastructure.

•        Focus on sovereign and security-sensitive customers.    We intend to prioritize use cases where trust, resilience, sovereignty, cyber protection and remote access are central customer requirements, including defense, government, critical infrastructure and selected enterprise applications.

•        Leverage the WISeKey and SEALSQ technology ecosystem.    We intend to integrate WISeKey’s Root of Trust, PKI and digital identity capabilities and SEALSQ’s secure semiconductor and post-quantum technologies into our satellite, ground and user-segment architectures.

•        Develop selected user-segment solutions.    We intend to explore secure D2D and field-communications devices as a bridge between current market needs and our longer-term sovereign constellation strategy.

•        Contribute to the Swiss and European New Space ecosystem.    We intend to provide a platform through which selected third-party technologies, subsystems and payloads may be tested and validated in orbit, supporting a broader ecosystem around secure and sovereign space capabilities.

Our ability to execute this strategy will depend on our ability to obtain financing, enter into definitive agreements with satellite, launch and ground-segment partners, secure regulatory approvals, recruit and retain qualified personnel, successfully deploy and operate satellites, and develop customer demand for secure space-infrastructure services.

Key Financial and Operating Metrics

We monitor several financial and operating metrics in order to measure our current performance and project our future performance. These metrics are presented in the following table.

USD, except percentages	Year Ended December 31,
	2025	2024
Revenue	196,764	57,397
Research & Development Expenses	863,681	181,115
R&D as a % of Operating Costs	25%	44%
Operating Loss	(3,248,431)	(350,894)
Cash Outflow from Operating Activities	(4,145,613)	(664,093)

As an early-stage company focused primarily on research and development, we do not yet operate a fully deployed satellite network and therefore have limited historical operational metrics. As we continue to develop our satellite capabilities and expand our access to orbital assets, we expect to monitor and evaluate certain operational metrics to assess system performance, scalability, and service quality. These metrics may evolve over time and are subject to change based on technical feasibility, customer requirements, and regulatory considerations.

Presentation of Financial Information

Our audited financial statements as of and for the years ended December 31, 2025 and 2024, were prepared in accordance with US GAAP.

Components of Our Results of Operations

Net Sales

Net Sales is derived from our space and satellite technology services.

Revenues are generated predominantly from customer service agreements for the provision of research and development services, proof of concept studies, satellite capacity for testing proofs of concept, including short-term occasional use capacity, with the associated uplinking and downlinking services as appropriate, and training in the use of certain satellite related technologies. Other revenue-generating activities are expected to include sale of customer equipment; platform services; subscription revenue; income received in connection with satellite interim missions; installation and other engineering services; and proceeds from the sale of secure communication services if the revenue recognition criteria for the transaction are met.

The Company recognizes revenue when the customer provides acceptance of the performance of the deliverables contained within the contract, which usually occurs when a technical analysis is delivered or a service is performed. Customers typically pay once the service is performed or the deliverable in the contract is delivered.

Research & Development Expenses

Research and development expenses consist of the costs related to salaries, wages and other benefits, professional fees, and other research and development related expenses.

Selling & Marketing Expenses

Selling & marketing expenses consist of costs incurred by us to promote, sell, and distribute our products or services. These expenses include advertising, sales personnel salaries, promotional events, and other marketing-related activities.

General & Administrative Expenses

Administrative expenses consist of the costs related to salaries, wages and other benefits, professional fees and share-based compensation expense related to our back-office functions and other administrative expenses.

Non-operating Income

Non-operating income consists of foreign exchange gains.

Non-operating Expenses

Non-operating expenses consist of foreign exchange losses and financing charges.

Foreign Currency Translation Adjustments

Exchange differences on translation of foreign operations include the differences between the currency of the primary economic environment in which we operate and the currency presented in our financial statements in accordance with our accounting policy. See note 4 to our audited financial statements included elsewhere in this proxy/prospectus for a description of the Company’s foreign currency accounting policy.

Results of Operations

Comparison of Years ended December 31, 2025 and 2024

The following table summarizes the audited consolidated results of operations of the Company and its consolidated subsidiary, WISeSat AG, for the years ended December 31, 2025 and 2024. All amounts are shown in U.S. dollars.

	Year Ended December 31,		Change Year Ended
	2025	2024	Change ($)	Change (%)
Net sales	196,764	57,397	139,367	243%
Research & development expenses	(863,681)	(181,115)	(682,566)	377%
Selling & marketing expenses	(1,166,516)	(203,809)	(962,707)	475%
General & administrative expenses	(1,414,999)	(23,367)	(1,391,632)	5,9562%
Operating loss	(3,248,431)	(350,894)	(2,897,536)	826%
Non-operating income	13,039	9	13,030	146570%
Non-operating expense	(2,154)	(8,733)	6,578	(75)%
Loss before income tax expense	(3,237,546)	(359,618)	(2,877,928)	800%
% Income tax expense	—	—	—	—
Net loss	(3,237,546)	(359,618)	(2,877,928)	800%
Items that may be reclassified to profit or loss			—
Foreign currency translation adjustments	1,888	(5,675)	7,563	(133)%
Other comprehensive (loss) for the period	1,888	(5,675)	7,563	(133)%
Total comprehensive loss for the period	(3,235,659)	(365,293)	(2,870,366)	786%

Net sales

Net sales increased to $196,764 for the year ended December 31, 2025, or 242.8%, from $57,397 for the year ended December 31, 2024. The increase in net sales were primarily attributable to the completion of additional funded engineering and research deliverables under customer contracts for space and satellite technology services. In 2025, revenue consisted of $125,953 from a RUAG-funded engineering project and $70,811 from Armasuisse-funded research projects. In 2024, revenue consisted of $57,397 from Armasuisse-funded research projects.

Research and development expenses

Research and development expenses increased by $683 thousand, or 377%, to $864 thousand for the year ended December 31, 2025 compared to $181,115 for the year ended December 31, 2024. The increase was primarily attributable to an increase in the allocation of resources, employed through a sister company, WISeKey SA, engaged in the development of our space and satellite technology services. These costs were then cross-charged to the company by way of an intercompany management charge.

Selling and marketing expenses

Selling and marketing expenses increased by $963 thousand, or 377%, to $1,167 thousand for the year ended December 31, 2025 compared to $203,809 for the year ended December 31, 2024. The increase is due to increased activities for marketing, promotions and advertising and the engagement of personnel, via a sister company, WISeKey SA, focused on the development of sales opportunities. These costs were then cross-charged to the company by way of an intercompany management charge.

General and administrative expenses

General and administrative expenses increased by $1,392 thousand, or 5,956%, to a $1,415 thousand expense for the year ended December 31, 2025 compared to a $23,367 expense for the year ended December 31, 2024. The increase is primarily attributable to higher professional services, corporate and administrative support, and costs incurred in connection with the proposed Nasdaq listing and related corporate transactions.

Total Operating Expenses

Total operating expenses increased by $2.9 million, or 826%, to $3.2 million for the year ended December 31, 2025 from $408,292 for the year ended December 31, 2024. The increase reflected the expansion of direct people costs, HQ Allocations from the WISeKey group, professional services, satellite-related utilization rights, Swiss issuance stamp duty, and other operating costs associated with the development of the Company’s business and the proposed Business Combination.

Non-operating income

Non-operating income increased by $13,030, $13,039 for the year ended December 31, 2025 compared to $9 for the year ended December 31, 2024. The increase is primarily attributable to foreign exchange movements as a result of changes in the value of the US dollar against the Swiss Franc.

Non-operating expense

Non-operating expenses decreased by $6,578, or 75%, to $2,154 for the year ended December 31, 2025 compared to $8,733 for the year ended December 31, 2024. The decrease in non-operating expenses is primarily attributable to foreign exchange movements as a result of changes in the value of the US dollar against the Swiss Franc.

Foreign currency translation adjustments

Exchange differences on foreign currency translation adjustments resulted in an expense decrease of $7,563, to a gain of $1,888 for the year ended December 31, 2025, compared to a loss of $5,675 for the year ended December 31, 2024. The expense decrease was primarily attributable to movements in the Swiss France and US Dollar exchange rates arising on transaction of foreign operations.

Liquidity, Capital Commitments and Resources

Sources and Uses of Liquidity

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. On an annual basis, our principal source of liquidity has been capital contributions from related parties and initial sales to customers. Our principal uses of cash is for the research and development of our products, as well as satellite-related costs, ground segments and associated space-related plant and equipment. As of December 31, 2025, we had approximately $9.6 million, and $180.3 thousand, respectively, of cash and cash equivalents.

Our future capital requirements will depend on many factors, including the successful generation of future revenues and our ability to raise capital either through bank financing or equity capital markets. In addition, we expect to incur additional costs as a result of operating as a public company. In the event that additional financing is required from outside sources, we cannot be sure that any additional financing will be available to us on acceptable terms if at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition could be adversely affected.

In connection with entry into the Business Combination Agreement, on November 19, 2025 SEALSQ has subscribed for Ordinary Shares and Class F Shares of the Company for cash consideration of $10 million, as Transaction Financing, which has been made into the Company or its subsidiaries prior to Closing. If the funds from company financing and the trust account are not sufficient to satisfy our cash requirements and to fully fund the Company’s future growth strategy, we may need to engage in equity or debt financings to secure additional funds. Any equity securities issued may provide for rights, preferences, or privileges senior to those of holders of Pubco’s Common Stock subsequent to the Business Combination. If Pubco raises funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of holders of Pubco’s Common Stock. The terms of debt securities or borrowings could impose significant restrictions on our operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing. Our ability to access capital when needed is not assured and, if capital is not available to us when, and in the amounts needed, we could be required to delay, scale back, or abandon some or all of our expansion efforts and other operations, which could materially harm our business, financial condition and results of operations.

Contractual Obligations

Related Party Financing and Capital Contributions

We and certain of our subsidiaries have received financing from our parent company, WISeKey. As of December 31, 2024 and 2023, we and certain of our subsidiaries have received financing in the form of funding of operational and capital expenditure with a balance outstanding of $0.9 and $0.2 million, respectively. As of June 30, 2025, we and certain of our subsidiaries have received financing in the form of funding of operational and capital expenditure with a balance outstanding of $3.5 million.

On November 6, 2025, the board of directors of WISeSat approved WISeSat to enter into a subscription letter from SEALSQ dated November 6, 2025, pursuant to which SEALSQ would subscribe for 435 Company Ordinary Shares with no par value and 435 Company Class F Shares with no par value for a cash contribution of $10,000,000, in connection with a Transaction Financing, subject to entry into the Business Combination Agreement, which financing transaction was ratified by the board of directors of WISeSat for closing on November 19, 2025 and closed on November 19, 2025.

SEALSQ being a related party by virtue of being controlled by WISeKey, and with members of the board of directors of WISeSat also consisting of some members of the board of directors of SEALSQ, this investment by SEALSQ was approved by an independent committee of WISeSat, which were comprised of non-executive members of the board of SEALSQ and who were determined not to have a conflict of interest.

PIPE Investment

On August 6, 2026, the Company, Pubco and CAC entered into a subscription agreement (the “Subscription Agreement”) with SEALSQ, an affiliate and shareholder of the Company (the “PIPE Investor” and such investment, the “PIPE Investment”). Pursuant to the Subscription Agreement, the PIPE Investor agreed to subscribe for and purchase, and Pubco agreed to issue and sell to the PIPE Investor, contemporaneously with the closing of the Business Combination, $10,000,000 (the “PIPE Investment Amount”) in Pubco Ordinary Shares (such shares, the “Subscription Shares”), at a price per share equal to the Redemption Price (the “PIPE Purchase Price”), on the terms and subject to the conditions set forth in the Subscription Agreement. Assuming a Redemption Price of approximately $10.66 per share as of June 30, 2026, the number of Subscription Shares would be 938,086 Pubco Ordinary Shares. The form of the Subscription Agreement is attached to this proxy statement/prospectus as Annex F. The Redemption Price is the price per share paid to holders of publicly traded CAC Ordinary Shares which have elected to redeem at the CAC EGM, in each case in accordance with CAC’s amended and restated memorandum and articles of association.

Under the Subscription Agreement, Pubco is required to issue additional Subscription Shares to the PIPE Investor (“Additional Subscription Shares”) in the event that the volume weighted average price (the “VWAP”) of the Pubco Ordinary Shares for the 10 consecutive trading days ending on the 60th calendar date (or if such date is not a trading date, on the next subsequent trading day) after the Closing (the “VWAP Price”) is less than the PIPE Purchase Price, with the number of Additional Subscription Shares equal to the PIPE Investment Amount, divided by VWAP Price (which may not be less that $5.00 per share), less the number of Subscription Shares.

Under the terms of the Subscription Agreement, in the event Additional Subscription Shares cause a PIPE Investor together with its affiliates to exceed 9.99% ownership of Pubco, that PIPE Investor can elect to receive pre-funded warrants (exercisable at $0.0001 per share) in lieu of such Additional Subscription Shares in excess of such 9.99% ownership; however, such provision does not apply to SEALSQ which together with its affiliate WISeKey own more than 9.99% of Pubco Shares prior to the PIPE Investment.

According to the terms of the Subscription Agreement, Pubco granted customary resale registration rights to the PIPE Investor with respect to the Subscription Shares, and any Additional Subscription Shares (as well as any shares underlying any pre-funded warrants which the PIPE Investor elects to receive in lieu of such Additional Subscription Shares (described above)) (collectively, “PIPE Registrable Shares”), in which Pubco agreed to file a resale registration statement relating to the registration of the PIPE Registrable Shares (the “PIPE Resale Registration Statement”) with the SEC within 5 business days after the final determination in accordance with the Subscription Agreement of the number of Additional Subscription Shares, if any.

In the Subscription Agreement, the PIPE Investor agreed to a lock-up with respect to the PIPE Registrable Shares for a period from the Closing until 60 days after the PIPE Resale Registration Statement is declared effective by the SEC (the “PIPE Lock-Up Period”), with 50% of such locked-up securities being released from such lock-up restrictions if during the PIPE Lock-Up Period the VWAP of Pubco Ordinary Shares for 10 consecutive trading days beginning after the Closing is greater than the PIPE Purchase Price (or, if any Additional Subscription Shares (or equivalent pre-funded warrants) are issued, 150% of the applicable VWAP Price), and with all of such locked-up securities being released from such lock-up restrictions if after the Closing Pubco completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the outstanding Pubco Ordinary Shares being converted into cash, securities or other property.

QSOC-Related Anticipated IRU and Service Arrangement

Within connection with QSOC, SEALSQ and the Company are expected to enter into a right of use for capacity in an initial 12 satellites expected to be launched beginning in the fourth quarter of 2026. The contemplated arrangement has not yet been finalized, and the related service level agreement, or SLA, setting out the specifications, performance standards and service requirements applicable to the provision of capacity and related operational support has not yet been drafted. Accordingly, as of the date of this proxy statement/prospectus.

Under this contemplated framework, WISeSat would retain legal ownership or primary interest and operational control of the satellites, including the related space and ground-segment infrastructure, and would remain responsible for operating the constellation and providing the associated infrastructure services. SEALSQ would use its own quantum, quantum-resilient, secure semiconductor and trusted identity technologies, to deliver its planned quantum-secure service layer between satellites in the Quantum Spatial Orbital Cloud. The contemplated contractual framework is expected to distinguish between the grant of the IRU capacity right and the provision of ongoing operational support services under a separate SLA, and the accounting treatment of any consideration payable under those arrangements will depend on the final contractual terms, including the identification of distinct performance obligations and the timing at which control of the relevant capacity right or services is transferred. There can be no assurance that the contemplated right to use, SLA or related service model will be completed on the terms currently anticipated, or at all.

For more information regarding our related party transactions, see the section of this proxy statement/prospectus entitled “Certain Relationships and Related Party Transactions — Company Related Party Transactions”, and see Note 17 “Related Party Disclosure” to our interim period unaudited financial statements and audited financial statements, included elsewhere in this proxy statement/prospectus.

Cash Flows

The following table summarizes our cash flows for the periods presented (in U.S. dollars).

	Year Ended December 31,
	2025	2024
Cash flows from operating activities
Net loss	(3,237,546)	(359,618)
Unrealized and non cash foreign currency transactions	(9,094)	8,397
Increase in accounts receivable	—	—
Increase in prepaid expenses	(1,342,734)	(300,541)
Increase in other current assets, net	(114,497)	(12,270)
Increase (decrease) in accounts payable	558,258	(62)
Net cash provided by (used in) operating activities	(4,145,613)	(664,093)

Cash flows from financing activities
Proceeds from issuance of Common, Ordinary and Class F Shares	10,000,000	—
Increase in indebtedness to related parties	3,602,118	743,310
Net cash provided by (used in) financing activities	13,602,118	743,310

Effects on exchange rate fluctuations on cash and cash equivalents	10,982	(14,072)
Net increase/(decrease) in cash and cash equivalents	9,467,487	65,145
Cash and cash equivalents at beginning of period	180,328	115,183
Cash and cash equivalents at end of period	9,647,816	180,328

Cash Flows from Operating Activities

Our cash flows from operating activities are primarily driven by administrative and corporate overhead activities as well as merger expenses relating to the Business Combination.

We have incurred recurring operating losses and negative cash flows from operating activities.

During the years ended December 31, 2025 and 2024, we incurred net losses of $3.3 million and $359.6 thousand, respectively. Our net cash used in operating activities was $4.1 million for the year ended December 31, 2025 and $664 thousand for the year ended December 31, 2024. The $3.5 million increase in cash used was primarily due to the expansion of our sales and marketing resources supporting the development of our brand and our pipeline of opportunities, and the costs pertaining to the Nasdaq listing.

Cash Flows from Financing Activities

Net cash provided by financing activities during the years ended December 31, 2025 and 2024 was $13.6 million and $743 thousand, respectively, primarily from increase in indebtedness to related parties and issuance of common stock.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Indemnification Agreements

In the ordinary course of business, we enter into certain agreements that provide for indemnification by the Company of varying scope and terms to customers, vendors, directors, officers, employees, and other parties with respect to certain matters. Indemnification includes losses from breach of such agreements, services provided by us, or third-party intellectual property infringement claims. These indemnities may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments, in some circumstances, are not subject to a cap. It is not possible to determine the maximum potential loss under these indemnification provisions due to the absence of prior indemnification claims and the unique facts and circumstances involved in each particular provision. As of December 31, 2025, there were no known events or circumstances that have resulted in a material indemnification liability.

In addition, we have entered into indemnification agreements with certain of WISeKey’s directors, executive officers, consultants and other employees that require, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, executive officers, or employees.

Internal Control over Financial Reporting

We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. Upon becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our periodic report and annual reports to be filed with the SEC and to provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our initial assessment of our internal control over financial reporting until our first annual report on Form 20-F required to be filed with the SEC. Pubco has not been required to document and test its internal controls over financial reporting, nor has its management been required to certify the effectiveness of its internal controls, and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. As an emerging growth company, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

However, during the preparation of our financial statements included elsewhere in this prospectus we identified a material weakness in our internal control over financial reporting. The PCAOB defines a material weakness as “a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.”

We identified a material weakness in that prepaid expenses were presented in aggregate rather than separately classified between current and non-current assets. The underlying accounting for prepaid expenses was performed; however, the balance sheet presentation did not separately reflect the current and non-current portions. The correction did not affect total assets, total liabilities, shareholders’ equity, net loss or cash flows.

We are enhancing our financial statement close and review procedures, including the review of balance sheet classification judgments and supporting schedules for prepaid expenses. If these remediation measures are not effective, or if additional material weaknesses are identified in the future, we may be unable to prepare accurate financial statements or comply with applicable reporting requirements on a timely basis, which could adversely affect investor confidence and the trading price of Pubco Ordinary Shares. See the section titled “Risk Factors — A material weakness in internal control over financial reporting was identified in connection with the presentation of prepaid expenses.”

Quantitative and Qualitative Disclosures about Market Risk

We are subject to market risks in the ordinary course of our business. These risks include credit risk, as well as foreign currency exchange risk.

Foreign Currency Exchange Risk

We have operations in several countries outside of the United States, and certain of our operations are conducted in foreign currencies, principally the Euro and Swiss Franc, both of which fluctuate relative to the U.S. dollar. Accordingly, changes in the value of the Euro or Swiss Franc could adversely affect the U.S. dollar equivalent of our non-U.S. dollar revenue and operating costs and expenses and reduce international demand for our content and services, all of which could negatively affect our business, financial condition and results of operations in a given period or in specific territories.

To date, realized foreign currency transaction gains and losses have not been material to our financial statements. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future.

Critical Accounting Polices and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Management has determined that we have no critical accounting estimates.

New and Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations.

See Note 4 to our interim period unaudited financial statements and audited financial statements included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption and our assessment, to the extent we made one, of their potential impact on our financial condition and results of operations.

JOBS Act Accounting Election

Section 107 of the JOBS Act allows emerging growth companies to take advantage of the extended transition period for complying with new or revised accounting standards. Under Section 107, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Any decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. Pubco has elected to use the extended transition period available under the JOBS Act.

BUSINESS AND CERTAIN INFORMATION ABOUT CAC

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to CAC.

Overview

We are a blank check exempted company incorporated in the Cayman Islands on January 18, 2024, for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities, which CAC refers to throughout this proxy statement/prospectus as its initial business combination. Our efforts to identify a prospective target business will not be limited to a particular industry or geographic location.

Our Sponsor is Hercules Capital Management VII Corp. Dr. Fen “Eric” Zhang is the sole director and the chief executive officer of the Sponsor and has voting, dispositive or investment powers over the Sponsor, thus he is deemed to have beneficial ownership of the shares held by the Sponsor.

We intend to capitalize on the strengths and experiences of our management team to select, acquire and form a business combination that has a competitive advantage in their core business and is positioned to bring in high returns and long-term sustainable growth. We are confident that we will be able to find a target business that will meet expectations.

CAC’s principal executive offices are located at 14 Prudential Tower, Singapore 049712 and its telephone number is (+1) 949 899 1827.

Initial Public Offering and Private Placement

On January 24, 2025, CAC consummated its IPO of 6,000,000 CAC Units. Each Unit consists of one CAC Public Shares, and one CAC Public Right to receive one-seventh of one Ordinary Share upon the completion of the initial business combination. The Units were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $60,000,000. On January 24, 2025, substantially concurrently with the closing of the CAC IPO, we completed the Private Placement of 234,290 Private Units to our sponsor, Hercules Capital Management VII Corp, the Sponsor, at a purchase price of $10.00 per Private Unit, generating gross proceeds to us of $2,342,900. In connection with the offering of the Units and the sale of Private Units, the proceeds of $60,000,000 from the proceeds of the offering of the Units and the sale of Private Units were placed in the Trust Account established for the benefit of our public shareholders and the underwriters of the CAC IPO with Continental Stock Transfer & Trust Company acting as trustee.

The funds held in the Trust Account are invested only in U.S. government treasury bills with a maturity of 185 days or less, or in money market funds meeting the applicable conditions of Rule 2a-7 promulgated under the Investment Company Act which invest solely in direct U.S. government treasury securities, or in an interest bearing or non-interest bearing demand deposit account. Except with respect to dividend and/or interest earned on the funds held in the Trust Account that may be released to CAC to pay CAC’s tax obligation, if any, the proceeds from the CAC IPO and the sale of the Private Placement Units that are deposited and held in the Trust Account will not be released from the Trust Account until the earliest to occur of (i) the completion of CAC’s initial Business Combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend CAC’s Amended and Restated Memorandum and Articles of Association to (A) modify the substance or timing of obligation to redeem 100% of CAC’s public shares if CAC does not complete CAC’s initial Business Combination by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles), or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity and (iii) the redemption of all of CAC’s public shares if CAC is unable to complete its initial business combination by January 22, 2027 (if CAC extends the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles), subject to applicable law. In no other circumstances will a public shareholder have any right or interest of any kind to or in the Trust Account.

In connection with the CAC IPO, the Company issued a total of 210,000 Ordinary shares (the “Representative Shares”) to A.G.P./Alliance Global Partners, the representative of the underwriters of the CAC IPO. The Representative Shares are identical to the Ordinary Shares included in the Units, except that the Representative has agreed not to transfer, assign, sell, pledge, or hypothecate any such Representative Shares, or subject such Representative Shares to hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person until 180 days immediately following the commencement of sales of the CAC IPO pursuant to FINRA Rule 5110(e)(1), subject to exceptions pursuant to FINRA Rule 5110(e)(2).

In connection with the CAC IPO, the Sponsor agreed to transfer an aggregate of 36,000 Founder Shares, or 12,000 each to the three then-serving independent director nominees, for nominal cash consideration of $521.73, prior to the closing of the CAC IPO.

On March 10, 2025, the Sponsor forfeited 225,000 Founder Shares for no consideration as the underwriters of the CAC IPO did not exercise the over-allotment option.

On March 17, 2025, the Ordinary Shares and Rights commenced trading on the Nasdaq Global Market (“Nasdaq”) under the symbols “COLA” and “COLAR,” respectively Public Units not separated continue to trade on Nasdaq under the symbol “COLAU”. Holders of Public Units will need to have their brokers contact the CAC’s transfer agent, Continental Stock Transfer & Trust Company, in order to separate the holders’ Public Units into Ordinary Shares and Rights.

On March 20, 2025, in connection with the appointment of Mr. Cameron R. Johnson as the director of the Company, the Sponsor issued a share purchase option dated March 20, 2025 (the “Share Purchase Option”) to Mr. Johnson, entitling Mr. Johnson to acquire 12,000 Founder Shares upon the exercise of the Share Purchase Option once the existing lock-up term on such Founder Shares expires pursuant to the terms and arrangements thereunder. The Company has entered into an indemnity agreement with Mr. Johnson in connection with his appointment.

Our management has broad discretion with respect to the specific application of the proceeds of the CAC IPO and the Private Placement that are held outside of the Trust Account, although substantially all the net proceeds are intended to be applied generally towards consummating a business combination and working capital. Since our IPO, our sole business activity has been identifying and evaluating suitable acquisition transaction candidates. We presently have no revenue and have had losses since inception from incurring formation and operating costs. We have relied upon the sale of our securities and loans from the Sponsor to fund our operations.

Extension of Period for Consummating Business Combination

On January 16, 2026, CAC held an extraordinary general meeting of shareholders, where the shareholders of CAC approved, among other things, (i) that CAC has until January 22, 2026 to complete a business combination, and may elect to extend the period to consummate a business combination up to twelve times, each by an additional one-month extension, for a total of up to twelve months to January 22, 2027 (“Charter Amendment Proposal”), and (ii) that CAC amends the Investment Management Trust Agreement dated January 22, 2025 (the “Trust Agreement”), by and between CAC and the Trustee to provide that the Trustee must commence liquidation of the Trust Account by the prescribed timeline as provided in CAC’s Amended Charter (as defined below). Upon the shareholders’ approval, on January 16, 2026, CAC and the Trustee entered into the amendment to the Trust Agreement. In connection with the votes to approve the Charter Amendment Proposal, 3,449,851 CAC Ordinary Shares were redeemed. As a result, CAC has 4,494,439 Ordinary Shares issued and outstanding, including 2,550,149 Public Shares. As of the date of this proxy statement/prospectus, CAC has until January 22, 2027 to complete a business combination (if CAC extends the period in full, or such later date as may be provided by amendment in accordance with the CAC Articles).

Initial Business Combination

We entered into a definitive business combination agreement on November 9, 2025, within 12 months after the closing of our IPO.

Pursuant to Nasdaq Listing Rules, the target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination.

The CAC Board has determined that the proposed Business Combination with Pubco meets the 80% net assets test. Newbridge, in its opinion, stated that, subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Opinion, the Company has a fair market value equal to at least eighty percent (80%) of the balance of funds in the Trust Account (excluding taxes payable).

Submission of Initial Business Combination to a Shareholder Vote

The extraordinary general meeting to which this proxy statement/prospectus relates is being held to solicit your approval of, among other things, the Business Combination, which would constitute an Initial Business Combination under the terms of the CAC Articles. Unlike many other blank check companies, CAC’s Public Shareholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Shareholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor, directors and officers have agreed to vote any CAC Ordinary Shares owned by them in favor of the Business Combination.

Redemption Rights for Holders of Public Shares

We provide our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the Closing Date.

Our insiders, including our Sponsor and our former and existing independent directors, have entered into a letter agreement with CAC, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares, placement shares and any public shares they may hold in connection with the completion of CAC’s initial business combination.

For more information regarding redemption rights in connection with the Business Combination and the procedures to be followed if you wish to redeem your shares for cash in connection with the Business Combination, see the section in this proxy statement/prospectus entitled “The Extraordinary General Meeting of CAC Shareholders — Redemption Rights.”

Limitation on Redemption Rights

Notwithstanding the foregoing, the redemption rights for the public shareholders are subject to certain limitations, including that (i) under our amended and restated memorandum and articles of association, a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in this offering; and (ii) as our amended and restated memorandum and articles of association provides that we may not consummate an initial business combination if we cannot maintain net tangible assets of $5,000,001 upon such business combination, we may redeem up to such number of public shares that would permit us to maintain net tangible assets of $5,000,001.

Nasdaq Notices

On May 22, 2026, CAC received a written notice (the “Minimum Holders Notice”) from the Listing Qualifications Staff of the Nasdaq Stock Market LLC (“Nasdaq”) indicating that CAC no longer complies with the Nasdaq Global Market continued listing criteria set forth in Listing Rule 5450 (a)(2) (the “Minimum Holders Rule”), which requires CAC to maintain a minimum of 400 holders for continued listing on Nasdaq. The Minimum Holders Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of CAC’s securities on the Nasdaq.

The Minimum Holders Notice states that CAC has 45 calendar days, or until July 6, 2026, to submit a plan to regain compliance with the Minimum Holders Rule. If CAC is unable to regain compliance by that date, CAC intends to submit a plan to regain compliance with the Minimum Holders Rule within the required timeframe. If Nasdaq accepts CAC’s compliance plan, then Nasdaq may grant CAC an extension of up to 180 calendar days from the date of the Minimum Holders Notice to evidence compliance. If Nasdaq does not accept CAC’s plan, then CAC will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

On the same day, CAC received a written notice (the “MVLS Notice”) from the Listing Qualifications Department of Nasdaq that, for the previous 30 consecutive business days, the market value of listed securities (“MVLS”) for CAC was below the $50 million minimum MVLS requirement for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Rule”). The MVLS Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of CAC’s securities.

In accordance with Nasdaq Listing Rule 5810(c)(3)(C), CAC will have 180 calendar days, or until November 18, 2026 (the “Compliance Period”), to regain compliance with the MVLS Rule. To regain compliance with the MVLS Rule, the MVLS for CAC must be at least $50 million for a minimum of 10 consecutive business days at any time during this Compliance Period. If CAC regains compliance with the MVLS Rule, Nasdaq will provide CAC with written confirmation and will close the matter.

If CAC does not regain compliance with the MVLS Rule during the Compliance Period, Nasdaq will provide written notification that its securities will be subject to delisting. In the event of such notification, the Nasdaq rules permit CAC an opportunity to appeal to Nasdaq’s determination. The MVLS Notice notes that CAC may be eligible to transfer the listing of its securities to the Nasdaq Capital Market, provided that it then satisfies the requirements for continued listing on the Capital Market.

On May 28, 2026, CAC received a written notice from Nasdaq notifying CAC that the Listing Qualifications Staff has determined that for the last 10 consecutive business days, from May 13, 2026 to May 27, 2026, CAC’s MVLS has been $50 million or greater. Accordingly, CAC has regained compliance with the MVLS Rule and the Staff has indicated that the matter is now closed.

Facilities

Our executive offices are located at 14 Prudential Tower, Singapore, 049712 and our telephone number is (+1) 949 899 1827. Commencing on January 22, 2025, we made a $10,000 per month payment to the Sponsor for office space, utilities and secretarial and administrative support. We consider our current office space adequate for our current operations.

Employees

We currently have Dr. Fen “Eric” Zhang as the Chief Executive Officer and Ms. Jie “Janet” Hu as the Chief Financial Officer. They are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Legal Proceedings

We are not currently a party to any material litigation or other legal proceedings brought against us. We are also not aware of any legal proceeding, investigation or claim, or other legal exposure that has a more than remote possibility of having a material adverse effect on our business, financial condition or results of operations.

Periodic Reporting and Audited Financial Statements

We have registered our units, ordinary shares and rights under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual report will contain financial statements audited and reported on by our independent registered public accountants.

We will provide shareholders with audited financial statements of the prospective target business as part of any proxy solicitation sent to shareholders to assist them in assessing the target business. In all likelihood, the financial information included in the proxy solicitation materials will need to be prepared in accordance with U.S. GAAP or international financial reporting standards as issued by the International Accounting Standards Board (“IFRS”), depending on the circumstances, and the historical financial statements may be required to be audited in accordance with the standards of the PCAOB. The financial statements may also be required to be prepared in accordance with U.S. GAAP for the Form 8-K announcing the closing of an initial business combination, which would need to be filed within four business days thereafter. We cannot assure you that any particular target business identified by us as a potential acquisition candidate will have the necessary financial information. To the extent that this requirement cannot be met, we may not be able to acquire the proposed target business.

Our management determined that we maintained effective internal control over financial reporting as of December 31, 2025. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We filed a Registration Statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

We are a newly incorporated blank check company formed in the Cayman Islands as an exempted company with limited liability. As an exempted company, we received a tax exemption undertaking from the Cayman Islands government that, in accordance with section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (1) on or in respect of our shares, debentures or other obligations or (2) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us. Our shareholders have no additional liability for the company’s liabilities over and above the amount paid for their shares. We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities, which we refer to as a “target business.”

We are an emerging growth company as defined in in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile. We will remain such for up to five years. However, we issue our non-convertible debt within a three-year period or our total revenues exceed $1.235 billion or the market value of our ordinary shares that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, we have elected, under Section 107(b) of the JOBS Act, to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior December 31, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior December 31.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CAC

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to CAC.

Overview

We are a blank check exempted company incorporated in the Cayman Islands on January 18, 2024, for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Our efforts to identify a prospective target business will not be limited to a particular industry or geographic location. We intend to utilize cash derived from the proceeds of our initial public offering (the “CAC IPO”), our securities, debt or a combination of cash, securities and debt, in effecting a business combination. We have not selected any target business for our initial business combination.

Initial Public Offering

On January 24, 2025, we consummated our IPO of 6,000,000 units (“Units”). Each Unit consists of one ordinary share, $0.0001 par value per share (the “CAC Ordinary Share”), and one right (the “Rights”) to receive one-seventh of one ordinary Share upon the completion of the initial business combination. The Units were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $60,000,000. On January 24, 2025, substantially concurrently with the closing of the IPO, we completed the private sale (the “Private Placement”) of 234,290 units (the “Private Units”) to our sponsor, Hercules Capital Management VII Corp (the “Sponsor”), at a purchase price of $10.00 per Initial Private Unit, generating gross proceeds to us of $2,342,900. In connection with the offering of the Units and the sale of Initial Private Units, the proceeds of $60,000,000 from the proceeds of the offering of the Units and the sale of Initial Private Units were placed in the Trust Account (as defined below).

In connection with the IPO, the Company issued a total of 210,000 Ordinary shares (the “Representative Shares”) to A.G.P./Alliance Global Partners, the representative of the underwriters of the IPO. The Representative Shares are identical to the Ordinary Shares included in the Units, except that the Representative has agreed not to transfer, assign, sell, pledge, or hypothecate any such Representative Shares, or subject such Representative Shares to hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person until 180 days immediately following the commencement of sales of the IPO pursuant to FINRA Rule 5110(e)(1), subject to exceptions pursuant to FINRA Rule 5110(e)(2). The Representative has agreed to (i) vote for at a shareholder meeting of the Company to approve a business combination or any amendment to the Company’s amended and restated memorandum and articles of association to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a business combination, (ii) waive the redemption rights until the completion of the business combination, in connection with the completion of the Company’s initial business combination or a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association to modify the substance or timing of our obligation to allow redemptions in connection with a business combination, and (iii) waive the rights to liquidating distributions from the Trust Account with respect to the Representative Shares if the Company fails to complete its initial business combination within the prescribed timeline as provided in the Company’s amended and restated memorandum and articles of association, to the extent such Representative Shares held by the Representative and/or its designees, and any of their permitted transferees.

The proceeds of $60,000,000 from the IPO and the sales of Private Units, were placed in a trust account (the “Trust Account”) established for the benefit of our public shareholders and the underwriters of the IPO with Continental Stock Transfer & Trust Company acting as trustee.

Our management has broad discretion with respect to the specific application of the proceeds of the IPO and the Private Placement that are held outside of the Trust Account, although substantially all the net proceeds are intended to be applied generally towards consummating a business combination and working capital.

Since our IPO, our sole business activity has been identifying and evaluating suitable acquisition transaction candidates. We presently have no revenue and have had losses since inception from incurring general and administrative expenses. We have relied upon the sale of our securities and loans from the Sponsor to fund our operations.

On March 17, 2025, the Ordinary Shares and Rights commenced trading on the Nasdaq Global Market (“Nasdaq”) under the symbols “COLA” and “COLAR,” respectively. Public Units not separated continue to trade on Nasdaq under the symbol “COLAU.” Holders of Public Units will need to have their brokers contact CAC’s transfer agent, Continental Stock Transfer & Trust Company, in order to separate the holders’ Public Units into Ordinary Shares and Rights.

Proposed Transactions

On November 9, 2025, we entered into a business combination agreement, as amended on August 6, 2026 (as it may be further amended, supplemented, or otherwise modified from time to time, the “BCA”) with Pubco, Merger Sub, the Company, and the Seller. Pursuant to the BCA, subject to the terms and conditions set forth therein, upon the Closing, CAC will become a wholly owned subsidiary of Pubco; and each issued and outstanding CAC Security (as defined in the BCA) immediately prior to the effective time of the Merger (as defined in the BCA) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Pubco Ordinary Shares. Following the Merger, the Seller may distribute up to 10% of its Pubco shares to its own shareholders at its discretion.

The Transactions will be submitted to our shareholders for approval at an extraordinary general meeting. Pubco, together with us, will file with the SEC a proxy statement/prospectus on Form F-4 in connection with the proposed Transactions. On December 29, 2025, we and WISeKey International Holding AG jointly announced the confidential submission of a draft of the Business Combination Proxy Statement by Pubco with the SEC on December 23, 2025. Pursuant to the CAC Articles, we currently have until January 22, 2027 to complete the Transactions (if we extend the period in full, as further described herein, or such later date as may be provided by amendment in accordance with the CAC Articles).

January 2026 Extension Meeting

On January 16, 2026, we held an extraordinary general meeting of shareholders, where the shareholders of the Company approved the proposal (the “Charter Amendment Proposal”) that our amended and restated memorandum and articles of association, which provided that the Company had until January 22, 2026 to complete a business combination, be deleted in their entirety and the substitution in their place of the Second Amended and Restated Memorandum and Articles of Association (the “Amended Charter”) to provide that the Company has until January 22, 2026 to complete a business combination, and may elect to extend the period to consummate a business combination up to twelve times, each by an additional one-month extension (the “Monthly Extension”), for a total of up to twelve months to January 22, 2027. In order to effectuate each Monthly Extension, $50,000 needs to be deposited into the Trust Account of CAC (the “Monthly Extension Fee”).

On January 16, 2026, CAC and the Trustee entered into the amendment to the Investment Management Trust Agreement dated January 22, 2025 ( as amended, the “Trust Agreement”) upon the shareholders’ approval at the extraordinary general meeting, which provides that that the Trustee must commence liquidation of the Trust Account by the prescribed timeline as provided in the Company’s Amended Charter.

In connection with the votes to approve the Charter Amendment Proposal, 3,449,851 Ordinary Shares of the Company were rendered for redemption, and approximately $35.82 million was released from the Trust Account to pay such redeeming shareholders.

Extensions

As of the date of this proxy statement/prospectus, we have until January 22, 2027 to complete the initial business combination (if CAC extends the period in full, or such later date as may be provided by amendment in accordance with the CAC Articles). A total of $350,000 Monthly Extension Fees were deposited into the Trust Account of CAC, among which $175,000 were paid by CAC from its working capital and $175,000 were paid by WISeSat.Space Corp., pursuant to the BCA. In connection with the payment of half of the Monthly Extension Fee by WISeSat.Space Corp., CAC has issued unsecured promissory notes in the aggregate principal amount of $150,000 to WISeSat.Space Corp. in connection with its payment of an aggregate of $150,000 of the Monthly Extension Fee through six deposits of $25,000 (the “Target Extension Notes”). In connection with the payment of $25,000 as the Monthly Extension Fee to extend the period to complete the initial business combination to August 22, 2026 and any future payment(s) of half of the Monthly Extension Fee by WISeSat.Space Corp., CAC is obligated to issue additional Target Extension Note(s).

Results of Operations and Known Trends or Future Events

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities as well as activities related to the IPO. Following the IPO, we will not generate any operating revenues until after the completion of a business combination, at the earliest. We will generate non-operating income in the form of dividend and/or interest income from the proceeds derived from the IPO and sale of Private Units. Since the completion of the IPO, we expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for expenses associated with the search for target opportunities.

For the three months ended June 30, 2026, we had a net income of $89,786, which consisted of interest income from the trust account (the “Trust Account”) of $226,350, partially offset by general and administrative expenses of $136,564.

For the three months ended June 30, 2025, we had a net income of $462,615, which consisted of interest income from the Trust Account of $614,514, partially offset by general and administrative expenses of $151,899.

For the six months ended June 30, 2026, we had a net income of $151,258, which consisted of interest income from the Trust Account of $513,750, partially offset by general and administrative expenses of $362,492.

For the six months ended June 30, 2025, we had a net income of $612,414, which consisted of interest income from the Trust Account of $1,018,247, partially offset by general and administrative expenses of $405,833.

For the year ended December 31, 2025, we had a net income of $1,285,090, which consisted of interest income from the Trust Account of $2,231,602 offset by general and administrative expenses of $946,512. Changes in operating assets and liabilities provided $302,102 of cash for operating activities.

For the period from January 18, 2024 (inception) through December 31, 2024, we had a net loss of $77,094, all of which consisted of formation and operating costs.

Liquidity and Capital Resources

As of June 30, 2026, we had cash of $8,393 and a working capital deficit of $483,254. The cash balance was decreased by $475,363 for the six months ended June 30, 2026, which consisted of cash used in financing activities of $35,532,096, partially offset by cash provided by investing activities of $35,532,096 and cash used in operating activities of $475,363. Changes in operating assets and liabilities used $112,871 of cash for operating activities.

We intend to use substantially all of the net proceeds of the IPO, including the funds held in the Trust Account, to acquire a target business or businesses and to pay our expenses relating thereto. To the extent that our share capital is used in whole or in part as consideration to effect our initial business combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial business combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

Over the next 12 months (assuming a business combination is not consummated prior thereto), we will be using the funds held outside of the Trust Account for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.

If our estimates of the costs of undertaking in-depth due diligence and negotiating our initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to consummate our initial business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such a business combination. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of our initial business combination. Following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

We have incurred and expect to continue to incur significant costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

The Company currently has no commitments in place to receive such financing and there is no assurance that the Company’s plans to raise capital will be successful. In addition, the Company currently has until January 22, 2027 (if fully extended) to consummate the initial business combination (assume no extensions). If the Company does not complete a business combination within the prescribed period, the Company will trigger an automatic winding up, dissolution and liquidation pursuant to the terms of the amended and restated memorandum and articles of association. Notwithstanding management’s belief that the Company would have sufficient funds to execute its business strategy, there is a possibility that a business combination might not be completed within the 12-month period from the issuance date of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Codification Subtopic 205-40, “Presentation of Financial Statements — Going Concern”, management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. Therefore, management has determined that such additional conditions raise substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the business combination or the date the Company is required to liquidate. The financial statements do not include any adjustments that might result from the Company’s inability to continue as a going concern.

The audited consolidated financial statements do not include any adjustments that might result from the Company’s inability to continue as a going concern.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements as of June 30, 2026. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of June 30, 2026, we do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

The Founder Shares, the Ordinary Shares included in the Private Units, and any Ordinary Shares that may be issued upon conversion of working capital loans and extension loans (and any underlying securities) will be entitled to registration rights pursuant to a registration and shareholder rights agreement entered into in connection with the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Critical Accounting Estimates

In preparing these unaudited condensed financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results may differ from these estimates. We have not identified any critical accounting estimates.

Recent Accounting Pronouncements

In December 2025, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements. ASU 2025-11 clarifies the applicability of interim reporting guidance under ASC 270 and reorganizes interim disclosure requirements into a centralized framework. The amendments also introduce a disclosure principle requiring entities to disclose material events and changes occurring since the most recent annual reporting period. The guidance is effective for interim periods within fiscal years beginning after December 15, 2027 for public business entities, with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2025-11 will have on its condensed financial statements and related disclosures.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

MANAGEMENT OF CAC

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “we,” “us” or “our” refers to CAC.

Our current executive officers and directors are set forth below:

Name	Age	Title
Fen “Eric” Zhang	61	Chief Executive Officer and Chairman of the Board of Directors
Jie “Janet” Hu	31	Chief Financial Officer
Cameron R. Johnson	45	Independent Director
Kevin McKenzie	52	Independent Director
Qian “Hebe” Xu	43	Independent Director

Dr. Fen “Eric” Zhang, has served as our Chief Executive Office and Chairman of our Board of Directors since January 2024. He also serves as the sole director and the chief executive officer of the Sponsor. He has over a decade of experiences in investment banking and fund management industries involved in initial public offering and other capital markets transactions in the U.S., Canada, mainland China and Hong Kong, with over 20 years accomplished industrial experiences and connections with the world’s leading financial institutions, investment banks, funds and accredited investors.

Since June 2023, Dr. Zhang has served as the Chief Executive Officer and Chairman of the Board of Directors of Eureka Acquisition Corp (Nasdaq: EURK) (“Eureka Acquisition”), a special purpose acquisition company listing on Nasdaq, which is currently in search of a target for its initial business combination. Dr. Zhang has been working at Hercules Capital Group, a business investment and financial advisory firm, as a founding partner since August 2021, being in charge of the large scale alternative financing solutions for major commercial endeavors. From March 2022 to February 2023, Dr. Zhang served as the Chief Executive Officer of Oak Woods Acquisition Corporation, a special purpose acquisition corporation listing on Nasdaq (Nasdaq: OAKU). He served at UBS from July 2019 to August 2021 as the managing director at UBS AG Hong Kong and then transferred to UBS Securities Shanghai office to lead the IBD business. He was in charge of the Semiconductor Manufacturing International Corporation, or SMIC (0981.HK)’s US$230,000,000 convertible bonds project and US$500,000,000 investment grade debt issuance project, and has won mandates from Tuhu-a global car aftermarket leader backed by Tencent, Dragonfly FM-the top 2 audio app in China, and Keming Noodle (002661.SZ)-one of the largest noodle brands in China, etc. He has served as the executive director of Shanghai Lianjie Enterprise Management Consulting Co., Ltd. since September 2018. From March 2018 to March 2019, Dr. Zhang was the managing director at the investment banking department of China Merchants Bank International, or CMBI, and, from July 2017 to January 2018, the general manager at SinoPharm-CICC Fund, where he successfully closed the fund project with a size of RMB500 million for China Reform Holdings Corporation Ltd, or the CRHC, one of the largest FOF in China, and a RMB10 billion sized joint fund project between CMBI and Shenzhen municipal government. Under his management, the bank achieved three (3) times ROI on the investment of RMB900 million into Yunda Express (002120.SZ), one of the top express parcel delivers in China. From July 2015 to May 2017, Dr. Zhang served at Oriental Fortune Capital, or OFC, as a partner and vice general manager, where he established OFC’s first US$50,000,000 fund and a joint fund between OFC and Chang Hong Group (600839.SS), a top leading manufacturer of television and other household electronics in China. From March 2012 to July 2015, Dr. Zhang served as a global partner at Capital International Private Equity Fund of the Capital Group, or CIPEF, one of the top long term investors in the world and the largest investor in emerging markets in Hong Kong office. During his work at CIPEF, he achieved a high hit rate on deal closings and initialed and carried out various domestic and cross-border large-sized projects. From July 2010 to March 2012, he served at Credit Suisse as a managing director in IBD China team, where as a sector leader, he led the team on several elephant deals such as China Minmetals Resources (1208.HK), China Railway Logistics, Shandong Iron and Steel Group (600022.SS), XGMG, PICC Property and Casualty Company (2328.HK), etc., as well as other projects in large-to-mid-cap IPOs and structured lending and bond issuances. From July 2007 to July 2008, Dr. Zhang served at China International Capital Corporation, or CICC as an executive director, and then at UBS from July 2008 to July 2010 as an executive director in its IBD business sector, where he was responsible for several U.S. and Hong Kong IPO and bond issuance projects as well as reorganization and listing projects. His IPO clients included China Industries Securities (601377.SS), China Spring Airline (601021.SS), Shaangu Power (601369.SS), etc. He also established and developed UBS Shanghai from scratch into a rep office and then evolved into a China CSRC-certified branch. From July 2005 to July 2007, Dr. Zhang served at Deloitte Consulting as an equity partner. He established and managed the Deloitte S&O (strategy and operations consulting)

business sector and developed the Deloitte China S&O sector into the first joint venture between Deloitte US and Deloitte China. From May 1995 to July 2005, he served at Bank of Montreal in Toronto of Canada as an analyst, as well as at China eLabs as a consultant and BearingPoint Management Consulting as a senior manager.

Dr. Zhang holds an MBA in finance and a Ph.D. degree in materials and metallurgic engineering from Queen’s University in Canada, and a B.S. in mechanical engineering from Tsinghua University in China.

Hercules Capital Management VII Corp is our Sponsor. Hercules Capital Group is a business investment and financial advisory firm. Dr. Zhang controls both entities.

We believe Dr. Zhang is well qualified to serve on our board of directors because of his extensive experience in evaluating, structuring and negotiating complex transactions, as well as his knowledge and experience in corporate governance for public companies.

Ms. Jie “Janet” Hu has served as our Chief Financial Officer since October 2024. Ms. Hu has comprehensive financial expertise and extensive experience in investment and financial operations. Since April 2021, Ms. Hu has served as the investment manager and vice president of Hercules Capital Group. From March 2020 to March 2021, Ms. Hu served as the controller at Xi’an Jiaotong — Liverpool University, where she was responsible for internal controls and compliance, strategic financial planning and budgeting and forecasting. From October 2018 to March 2020, Ms. Hu worked as an audit associate at PricewaterhouseCoopers in Suzhou, China, where she participated in audit work in corporate restructuring, initial public offerings, as well as reporting and statutory auditing for multinational firms and investment companies. Ms. Hu obtained a Master of Science Degree in Accountancy from Bernard M. Baruch College of the City University of New York and a Bachelor Degree in Administration from Sichuan University in China.

Mr. Cameron R. Johnson serves as the independent director of the Company, having been appointed to the board on March 20, 2025. Since 2019, he has worked as the senior partner at Tidalwave Solutions, providing consulting services. Since 2014, Mr. Johnson has been a member of the American Chamber of Commerce in Shanghai, or AmCham Shanghai, in Shanghai, during which he served on the board of governors from 2022 to 2024 and as the vice chair in 2024. From 2020 to 2024, Mr. Johnson worked as an adjunct instructor at New York University in Shanghai. Mr. Johnson has been an active commentator on US-China relations, supply chain, international trade, tariff, technology and other topics, including but not limited to, as a returning guest at Bloomberg: The China Show¸ discussing topics including but not limited to, US-China relations, automotive and customer sectors, technology and trade, appearing in the documentary of America’s Medical Supply Crisis by Frontline. Mr. Johnson is the author of Impacts of Digitalization on Traceability chapter of the book Digital Transformation of Logistics (Wiley, 2021). Mr. Johnson obtained his graduate certification in business from the University of Wales, and bachelor’s degrees in communication and comparative religion both from the University of Washington.

We believe Mr. Johnson is qualified to serve as our director because of his management experience and expertise in business.

Mr. Kevin McKenzie has served as one of our independent directors since January 2025. Mr. McKenzie has over 20 years of global private equity experience in leading firms in the market. Mr. McKenzie has served as the independent director of Eureka Acquisition (Nasdaq: EURK) since July 2024. Since 2024, Mr. McKenzie is a partner of Lakeshore Investors Ltd., a global life sciences private equity firm based in Switzerland, where he leads the firm’s management and investment processes across a range of global transactions. Since 2018, Mr. McKenzie has served as Chairman and President at Alpex Pharma, where he oversees the overall operations of the consolidated company and leads its efforts in developing and implementing strategic plans. Mr. McKenzie has served as a senior partner at RiverWest Capital, a proprietary capital investment firm since 2011, where he is responsible for overall management. From 2006 to 2011, Mr. McKenzie was a senior partner at MKW Capital, a venture capital firm. From 2003 to 2006, Mr. McKenzie was a Vice President at Cerberus Capital Management Asia focused on distressed investing, restructuring, special situations and turnarounds. From 2001 to 2003, he worked at Morgan Stanley Real Estate Fund (MSREF) and participated in a groundbreaking series of distressed debt portfolios sold in China by state-owned banks. From 1998 to 2001, Mr. McKenzie worked at the Bank of China and executed a number of syndicated acquisition bridge and term loan financings. Prior to that, Mr. McKenzie worked at the China office of the Royal Bank of Canada from 1997 to 1998. Mr. McKenzie holds an MBA in finance from Wharton Business School and an M.A. degree in Management & International Studies from the University of Pennsylvania.

We believe Mr. McKenzie is qualified to serve as our director because of his deep global private equity experience spanning Europe, Asia, and North America, as well as extensive participation in complex cross-border transactions.

Ms. Qian “Hebe” Xu has served as one of our independent directors since January 2025. Ms. Xu has more than 10 years’ experience in the financial markets as an investment banker, specializing in US-China cross border transactions. Since November 2024, Ms. Xu has served as the independent director of Horizon Space Acquisition II Corp. (Nasdaq: HSPT), a blank check company listing on Nasdaq. Since March 2023, Ms. Xu served as the independent director of Hongli Group Inc. (Nasdaq: HLP), one of the leading cold roll formed steel profile manufacturers with operating subsidiaries in China. Since October 2018, Ms. Xu has served as the founder of HB International Consulting LLC, a firm providing business consulting and financial advisory services. From November 2008 to October 2018, Ms. Xu worked at TriPoint Global Equities LLC (“TriPoint”), an investment banking firm, as an analyst (November 2008 to April 2013), the vice president of investment banking (from April 2013 to May 2017) and the senior vice president (from May 2017 to October 2018), leading effort of the US-China cross border investment, mergers & acquisitions, and initial public offerings. Ms. Xu received her Bachelor’s degree in Telecommunication Engineering from Sun Yat-Sen (Zhongshan) University in 2004 and a Master’s degree in Economics from New York University in 2009.

We believe Ms. Xu is qualified to serve as our director because of her directorship and management experience in public companies and cross-border transactions.

Number and Terms of Office of Officers and Directors

Our board of directors consists of four members. Our board of directors is divided into two classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term: Class I, with a term expiring at the first annual general meeting — Mr. Cameron R. Johnson, Mr. Kevin McKenzie and Ms. Qian (Hebe) Xu; and Class II, with a term expiring at the second annual general meeting — Fen “Eric” Zhang. We may not hold an annual meeting of shareholders until after we consummate our initial business combination. Prior to the completion of an initial business combination, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board of directors. After completion of the business combination, subject to any other special rights applicable to the shareholders, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board of directors or by a majority of the holders of our ordinary shares.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

Our board of directors currently has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of NASDAQ and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Mr. Cameron R. Johnson, Mr. Kevin McKenzie and Ms. Qian (Hebe) Xu currently serve as members of our audit committee. Under Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent, subject to the certain phase-in provisions. Our board of directors has determined that each of Mr. Cameron R. Johnson, Mr. Kevin McKenzie and Ms. Qian (Hebe) Xu meet the independent director standard under Nasdaq listing standards and under Rule 10A-3(b)(1) of the Exchange Act.

Mr. Cameron R. Johnson serves as the Chairman of the audit committee. Each member of the audit committee meets the financial literacy requirements of Nasdaq, and our board of directors has determined that Mr. Colon qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        discussing and, as appropriate, reviewing with management and the independent auditors the Company’s financial statements and annual and quarterly reports, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, discussing with the independent auditors any other matters required to be discussed by accounting and auditing standards, and recommending to the CAC Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K, and whether the unaudited interim financial statements should be included in the Company’s quarterly reports on Form 10-Q;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Compensation Committee

We have established a compensation committee of the board of directors, which consists of Mr. Cameron R. Johnson, Mr. Kevin McKenzie and Ms. Qian (Hebe) Xu, each of whom is an independent director under Nasdaq’s listing standards. Mr. Kevin McKenzie is the Chairperson of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, including our directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

Director Nominations

We do not have a standing nominating committee. In accordance with Rule 5605(e)(2) of the Nasdaq Rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, an extraordinary general meeting of shareholders).

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Director Independence

NASDAQ requires that a majority of our board must be composed of “Independent Directors.” Currently, Mr. Cameron Johnson, Mr. Kevin McKenzie and Ms. Qian (Hebe) Xu would each be considered an “Independent Director” under the Nasdaq Listing Rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Independent Directors will have regularly scheduled meetings at which only Independent Directors are present.

We will only enter into a business combination if it is approved by a majority of our Independent Directors. Additionally, we will only enter into transactions with our officers and directors and their respective affiliates that are on terms no less favorable to us than could be obtained from independent parties. Any related-party transactions must also be approved by our audit committee and a majority of disinterested Independent Directors.

Code of Ethics

We have adopted a code of ethics and business conduct (the “Code of Ethics”) applicable to our directors, officers and employees. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Clawback Policy

Our clawback policy became effective on January 22, 2025 that applies to our executive officers (the “Policy”) in order to comply with Nasdaq rules. The Policy gives the Compensation Committee the discretion to require executive officers to reimburse us for any Erroneously Awarded Compensation (as defined in the Policy) that was based on financial results that were subsequently restated as a result of that person’s misconduct.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)     duty to act in good faith in what the director or officer believes to be in the best interests of the company;

(ii)    duty to exercise powers for the purposes for which those powers were conferred;

(iii)   duty to avoid fettering his or her discretion in the future; and

(iv)   duty to avoid conflicts of interest and of duty.

The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages where certain duties owed by any of our directors are breached. Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law.

Some of our directors and officers are currently involved with other SPACs, such directors or officers have a pre-existing fiduciary obligation to present potential target businesses to such SPACs. In addition, the Sponsor and our officers and directors or any of their affiliates may sponsor or form other special purpose acquisition companies similar to ours or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. As a result, the Sponsor, officers and directors could have conflicts of interest in determining whether to present business combination opportunities to us or to any other special purpose acquisition company with which they may become involved. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination. While there is no formal commitment to proceed in this manner, Dr. Zhang, our Chief Executive Officer and Chairman, to the extent that he is presented with opportunity that would benefit a SPAC, plans to give the first suitable opportunity to Eureka Acquisition in the sequence which is currently listing on Nasdaq and the second suitable opportunity to us. Mr. Cameron R. Johnson, our independent director, to the extent that he is presented with opportunities that would benefit a SPAC, plans to give the first suitable opportunity to Eureka Acquisition in the sequence which is currently listing on Nasdaq and the second suitable opportunity to us. Mr. Kevin McKenzie, our independent director, to the extent that he is presented with opportunities that would benefit a SPAC, plans to give the first suitable opportunity to Eureka Acquisition in the sequence which is currently listing on Nasdaq and the second suitable opportunity to us. Ms. Qian “Hebe” Xu, our independent director, to the extent that she is presented with opportunities that would benefit a SPAC, plans to give the first suitable transaction opportunity to Horizon Space Acquisition II Corp. in the sequence which is currently listing on Nasdaq and the second suitable opportunity to us. While there is no formal commitment to proceed in this manner, we expect that our company will have priority over any other special purpose acquisition companies (if any) subsequently formed by the Sponsor and our officers or directors with respect to acquisition opportunities until we complete our initial business combination or enter into a contractual agreement that would restrict our ability to engage in material discussions regarding a potential initial business combination. While neither us nor certain other SPACs limit acquisition opportunity to a specific industry or geographic region, we and other SPACs have different criteria and priority for selecting suitable opportunities and the background, experience and resources of management as a whole vary significantly among us and other SPACs. As a result of the foregoing, we do not believe that any potential conflict from our management and Sponsor’s other business or investment ventures would materially affect our ability to complete our initial business combination.

In the case that the Sponsor, our directors and officers, or otherwise become involved with, any other SPACs prior to completing our initial business combination in the future, we expect that our company will generally have priority over any other special purpose acquisition companies subsequently formed by the Sponsor and our officers or directors with respect to acquisition opportunities until we complete our initial business combination or enter into a contractual agreement that would restrict our ability to engage in material discussions regarding a potential initial business combination, we do not believe that any such potential conflicts would materially affect our ability to complete our initial business combination.

There may be actual or potential material conflicts of interest between the Sponsor, its affiliates or promoters on the one hand, and the investors in the IPO on the other hand. Potential investors should be aware of the following potential conflicts of interest:

Potential investors should be aware of the following potential conflicts of interest:

•        Our insiders directly or indirectly own 1,734,290 Founder Shares and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•        The $0.018 per share price that our insiders paid for the Founder Shares creates an incentive whereby the Sponsor and our directors and officers could potentially make a substantial profit even if the company selects an acquisition target that subsequently declines in value and is unprofitable for public investors.

•        In the event we do not consummate a business combination within the proscribed period, the Founder Shares, Private Units and their underlying securities will expire worthless, which could create an incentive our initial shareholders to complete any transaction, regardless of its ultimate value.

•        Each of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•        The Founder Shares owned by our insiders will be released from lock-up restrictions only if a business combination is successfully completed and subject to certain other limitations. Additionally, our insiders will not receive distributions from the Trust Account with respect to any of their Founder Shares if we do not complete a business combination. Furthermore, our insiders have agreed that the Private Units will not be sold or transferred by them until after we have completed our initial business combination. In addition, our insiders may loan funds to us from time to time and may be owed reimbursement for expenses incurred in connection with certain activities on our behalf which would only be repaid if we complete an initial business combination. For the foregoing reasons, the personal and financial interests of our directors and executive officers may influence their motivation in identifying and selecting a target business, completing a business combination in a timely manner and securing the release of their shares.

•        Each of insiders presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Further, each of Dr. Fen “Eric” Zhang, our Chief Executive Officer, and Mr. Cameron R. Johnson and Mr. Kevin McKenzie, our independent directors, has fiduciary and contractual duties to Eureka Acquisition, currently listing on the Nasdaq (Nasdaq: EURK) and Dr. Zhang also has fiduciary and contractual duties to Hercules Capital Management Corp, a British Virgin Islands company, the sponsor of Eureka Acquisition (“Hercules Capital”). Our independent director, Qian (Hebe) Xu has fiduciary and contractual duties to Horizon Space Acquisition II Corp. (Nasdaq: HSPT), a blank check company listing on Nasdaq. Eureka Acquisition and Horizon Space Acquisition II Corp., together with Hercules Capital, may compete with us for business combination opportunities. If Eureka Acquisition and

Horizon Space Acquisition II Corp., together with Hercules Capital, decides to pursue any such opportunity, we may be precluded from pursuing such opportunities. As a result, our officers or directors may present a potential target to our competitor that would have been presented to us or devote time to our affairs which may have a negative impact on our ability to complete our initial business combination.

•        Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

•        Our officers and directors are not required to commit any specified amount of time to our affairs, and, accordingly, may have conflicts of interest in allocating management time among various business activities. Other than the foregoing, we do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our officers is engaged in several other business endeavors for which he or she may be entitled to substantial compensation, and our officers are not obligated to contribute any specific number of hours per week to our affairs.

•        In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our management has pre-existing fiduciary duties and contractual obligations and may have conflicts of interest in determining to which entity a particular business opportunity should be presented. As a result, our officers or directors may present a potential target to our competitor that would have been presented to us or devote time to our affairs which may have a negative impact on our ability to complete our initial business combination.

•        Our insiders are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to completing our initial business combination. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under Cayman Islands law. We do not believe, however, that any fiduciary duties or contractual obligations of our directors or officers would materially undermine our ability to complete our business combination. In the case that the Sponsor, our directors and officers, or otherwise become involved with, any other SPACs prior to completing our initial business combination in the future, we expect that our company will generally have priority over any other special purpose acquisition companies subsequently formed by the Sponsor and our officers or directors with respect to acquisition opportunities until we complete our initial business combination or enter into a contractual agreement that would restrict our ability to engage in material discussions regarding a potential initial business combination, we do not believe that any such potential conflicts would materially affect our ability to complete our initial business combination.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with the Sponsor and our officers or directors or completing the business combination through a joint venture or other form of shared ownership with the Sponsor and our officers or directors; accordingly, such affiliated person(s) may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination as such affiliated person(s) would have interests different from our public shareholders and would likely not receive any financial benefit unless we consummated such business combination. In the event we seek to complete our initial business combination with a business combination target that is affiliated (as defined in our amended and restated memorandum and articles of association) with the Sponsor and our officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking or another independent entity that commonly renders valuation opinions stating that the consideration to be paid by us in such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

If we seek shareholder approval, we will complete our initial business combination only if a majority of the ordinary shares, represented in person or by proxy and entitled to vote thereon, voted at a shareholder meeting are voted in favor of the business combination. In such case, the Sponsor and each member of our management team have agreed to vote their Founder Shares, private shares included in any Private Units and public shares purchased during or after the CAC IPO in favor of our initial business combination (except with respect to any such public shares which may not be voted in favor of approving the business combination transaction in accordance with the requirements of Rule 14e-5 under the Exchange Act and any SEC interpretations or guidance relating thereto).

Interests of the Company and its Affiliates in the Business Combination

Certain officers and directors of the Company and its affiliates, including WISeKey, have interests in the Business Combination that may differ from, or be in conflict with, the interests of unaffiliated shareholders of CAC. Following the consummation of the Business Combination, certain officers and directors of the Company and Pubco are expected to continue to serve as officers, directors or subsidiaries of WISeKey and/or other Seller-related entities and, as a result, will continue to owe fiduciary duties and/or contractual obligations to such entities. These continuing relationships may create conflicts of interest when such individuals are making decisions on behalf of Pubco.

In addition, WISeKey and SEALSQ are expected to retain significant equity ownership and voting power in Pubco following the Business Combination, including through ownership of Pubco Class F Shares, which provide enhanced voting rights as described above. WISeKey is expected to hold approximately 75% of Pubco Shares immediately following the Business Combination (assuming no redemptions by CAC public shareholders), although in any event either WISeKey or SEALSQ will hold not less than 49.99% of the total voting power of Pubco Shares (if either entity continues to hold Pubco Class F Shares), notwithstanding any of either of their subsequent sales of Pubco Ordinary Shares.

Pubco also expects to enter into, and continue to be subject to, various related-party arrangements with WISeKey and its subsidiaries and affiliates following the Business Combination. See “Certain Relationships and Related Party Transactions — Certain Transactions of the Company.” These relationships may result in benefits to WISeKey and its subsidiaries including SEALSQ that are not shared by unaffiliated CAC public shareholders and may influence the manner in which Pubco is operated following the Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association.

We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Executive Officer and Director Compensation

None of our officers or directors has received any cash compensation for services rendered to us, except that the Sponsor transferred to each of our independent directors, Dr. M. Anthony Wong (former director), Mr. Kevin McKenzie and Ms. Qian (Hebe) Xu, 12,000 Founder Shares at a purchase price of $0.015 per share, respectively, immediately prior to the closing of the CAC IPO, and that the Sponsor issued the Share Purchase Option to Mr. Cameron Johnson excisable for 12,000 Founder Shares, subject to the terms as described above. Other than as set forth elsewhere, no compensation of any kind, including finder’s and consulting fees, will be paid to our founders, existing officers, directors and advisors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of our initial business combination although we may consider cash or other compensation to officers or advisors we may hire subsequent to the CAC IPO to be paid either prior to or in connection with our initial business combination. In addition, our officers, directors and advisors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our founders, officers, directors or advisors, or our or their affiliates, including the extension loan and extension convertible notes.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

Following a business combination, to the extent we deem it necessary, we may seek to recruit additional managers to supplement the incumbent management team of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

The Sponsor and its Affiliates

The Sponsor is Hercules Capital Management VII Corp, a British Virgin Islands business company controlled by Dr. Fen “Eric” Zhang, who is the CEO and Chairman of the Board of Directors of CAC. Dr. Zhang is the sole director and the chief executive officer of the Sponsor. The Sponsor’s business purpose is to act as the sponsor of CAC and the Sponsor has no other business purpose.

Since June 2023, Dr. Zhang has served as the Chief Executive Officer and Chairman of the Board of Directors of Eureka Acquisition Corp (Nasdaq: EURK) (“Eureka”), a special purpose acquisition company listed on Nasdaq, From March 2022 to February 2023, Dr. Zhang served as the Chief Executive Officer of Oak Woods Acquisition Corporation, a special purpose acquisition corporation listed on Nasdaq (Nasdaq: OAKU). Mr. Zhang currently does not have any fiduciary or contractual obligations to Oak Woods.

Kevin McKenzie, who is an independent director of CAC, serves as a director of Eureka.

Cameron Johnson, who is an independent director of CAC, serves as a director of Eureka.

Qia “Hebe” Xu, who is an independent director of CAC, has served as the independent director of Horizon Space Acquisition II Corp. (Nasdaq: HSPT), a blank check company listing on Nasdaq since November 2024.

Other than the foregoing, none of the Sponsor, CAC or their affiliates or promoters are involved in any special purpose acquisition companies other than CAC.

Fiduciary Duties

Each of our officers and directors currently have, and may have in the future have additional, fiduciary or contractual obligations to other entities, including the special purpose acquisition companies mentioned above with a class of securities registered under the Exchange Act. Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Dr. Fen Zang	Hercules Capital Group	Business Investment and Financial Advisory	Partner

Jie “Janet” Hu	Hercules Capital Group	Business Investment and Financial Advisory	Vice President

Cameron Johnson	Tidalwave Solutions	Consultancy specializing in strategic advisory and HR recruitment	Partner

Qian “Hebe” Xu	Horizon Space Acquisition II Corp.	SPAC	Director

Kevin McKenzie	Alpex Pharm S.A. Riverwest Capital	Pharmaceutical Private Investment	President and Chairman Partner

MANAGEMENT OF PUBCO AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

The following table sets forth certain information, as of the date of this proxy statement/prospectus, relating to the executive officers, directors and director nominees of Pubco immediately after the consummation of the Business Combination.

Name	Age	Position
Executive Officers
Carlos Moreira(3)	68	Chief Executive Officer and Chairman of the Board
Gwenael Rouy-Poirier	52	Chief Financial Officer
Director and Director Nominees
David Fergusson(1)(2)	63	Director Nominee
Peter Ward(3)	74	Director Nominee
Cristina Dolan(1)(2)(3)	65	Director Nominee
Gwenael Rouy-Poirier	52	Director Nominee
Philippe D. Monnier(1)(3)	65	Director Nominee
Cameron R. Johnson(1)(2)	45	Director Nominee

____________

(1)      Member of the audit committee, effective upon the consummation of the Business Combination.

(2)      Member of the compensation committee, effective upon the consummation of the Business Combination.

(3)      Member of the nominating and corporate governance committee, effective upon the consummation of the Business Combination.

Executive Officers

Carlos Moreira currently serves as the Chief Executive Officer and a Director of Pubco and WISeSat Corp. Following the consummation of the Business Combination, Mr. Moreira will continue to serve as Chief Executive Officer and a Director of Pubco and WISeSat Corp. Mr. Moreira, Founder, Chairman of the Board of Directors and CEO of WISeKey, Chairman of the Board of Directors and CEO of SEALSQ, UN Expert on CyberSecurity and Trust Models for the International Labor Organization (ILO), the United Nations (UN), United Nations Conference on Trade and Development (UNCTAD), the World Trade Organization (WTO) and International Trade Centre (ITC), the World Bank, the United Nations Development Program (UNDP) and the Economic and Social Commission for Asia and the Pacific (ESCAP) from 1983 to 1998. A recognized early-stage pioneer in the field of digital identity, Mr. Moreira was also Adjunct Professor of the Graduate School of Engineering Royal Melbourne Institute of Technology (RMIT) from 1995 to 1999 and Head of the Trade Efficiency Lab at the Graduate School of Engineering at RMIT. In 1999, Carlos Moreira founded the Geneva-based online data security firm WISeKey SA. Carlos Moreira is a member of the UN Global Compact, member of the World Economic Forum’s Global Agenda Council, founding member of the World Economic Forum for Global Growth Companies, World Economic Forum (“WEF”) New Champion 2007 to 2016, Vice Chair of the World Economic Forum Global Agenda Council on Illicit Trade 2012/15, member of the Selection Commit-tee for the WEF Growth Companies, founder and board member of Geneva Security Forum SA, member of the New York Forum, founding member of the “Comité de Pilotage Project E-Voting” of the Geneva Government, member of The Blockchain Research Institute, founder of the Blockchain Center of Excellence in 2019, member of Blockchain Advisory Board of the Government of Mexico, and founding member of TrustValley. Mr. Moreira was also a member of the WEF Global Agenda Council on the Future of IT Software & Services in 2014-2016. Mr. Moreira is also a member of the foundation board of the OISTE Foundation. An entrepreneur and investor in Deeptech, AI, Blockchain, IoT and Cybersecurity, Mr. Moreira was selected as one of the WEF’s Trailblazers, Shapers and Innovators. Carlos Moreira was selected by Bilanz among the 100 most important 2016 digital heads in Switzerland, nominated by Bilan.CH among the 300 most influential persons in Switzerland in 2011 and 2013, in the top 100 of Who’s Who of the Net Economy, Man of the Year AGEFI 2007, and an award Holder CGI. Mr. Moreira is a Keynote speaker at the UN, WEF, CGI, ITU, Bloomberg, Munich Security Conference, World Policy Conference, Zermatt Summit, Microsoft, IMD, INSEAD, MIT Sloan, HEC, UBS, and CEO Summit. Mr. Moreira is also the co-author of the bestselling book and forthcoming CNBC TV series — “The transHuman Code”. An expert in M&A, Fundraising, IPOs, SIX and NASDAQ listings, he won the M&A Award 2017 Best EU acquisition, and the 2018 Blockchain Davos Award of Excellence by the Global Blockchain Business Council.

Gwenael Rouy-Poirier currently serves as the Chief Financial Officer of Pubco and WISeSat Corp. Following the consummation of the Business Combination, Mr. Rouy-Poirier will continue to serve as Chief Financial Officer and is expected to serve as a director of Pubco. Mr. Rouy-Poirier is a senior finance executive with more than 25 years of international experience across aerospace and defense, industrial technology, healthcare and manufacturing businesses. His experience combines public-company governance, capital markets readiness, operational finance and value creation in manufacturing, engineering and technology-driven businesses, including transformation, integration, carve-out, restructuring and transaction environments. Mr. Rouy-Poirier has served as a director of Coda Octopus Group, Inc. since April 2024, where he serves on the audit, compensation, and nominating committees. Since January 2023, he has provided finance, advisory and interim executive services to companies in the aerospace, defense and industrial sectors through his advisory practice, St John’s Advisory; from May to December 2023, he served as Chief Financial Officer of SHL Medical. From April 2021 to December 2022, he served as Chief Financial Officer of GKN Aerospace, a global Tier 1 aerospace supplier with multi-billion-dollar annual revenue and significant international manufacturing and engineering operations, based in London, United Kingdom. From 2019 to 2021, he served as Chief Financial Officer of Nobel Biocare Systems, a dental implant and restorative dentistry business of Envista Holdings Corporation, which was spun off from Danaher Corporation in September 2019. Prior to that, Mr. Rouy-Poirier held senior finance and leadership roles at Honeywell, primarily in its Aerospace division and also in its Homes and Building Technologies and Electronic Materials businesses. Mr. Rouy-Poirier began his career at Arthur Andersen in Paris, France, and earned a Master of Management in Corporate Finance from EDHEC Business School in France. As a result of Mr. Rouy-Poirier’s senior finance background, aerospace and defense industry experience, transformation and value creation experience, capital markets readiness and public-company board experience, we believe that he is qualified to serve as a member of Pubco’s Board of Directors.

Director and Director Nominees

In addition to Messrs. Moreira and Rouy-Poirier, the following individuals are expected to be Director Nominees following the consummation of the Business Combination:

David Fergusson is a nominee to be our director as of the Closing. He has served as a member of the Board of Directors of WISeKey since 2017. He is also a member of the Board of Directors for SEALSQ Corp. Since 2018, Mr. Fergusson has served as Executive Managing Director — M&A, for Generational Equity, the largest volume middle-market M&A investment banking advisory firm in North America. Based in New York, he also heads the company’s Technology Practice Group and Cross Border Practice Group. Prior to joining Generational Equity, from 2010 until 2018, Mr. Fergusson was the CEO and President of The M&A Advisor where he led global think tank services: market intelligence publishing, media, event and consulting, for the firm’s constituency of over 350,000 finance industry professionals, from their offices in New York and London. As a partner in Paradigm Capital Management, Mr. Fergusson conducted over 25 acquisitions as an investor. In 2013, Mr. Fergusson founded the global Corporate Finance Emerging Leaders program, which engages future global business stalwarts to affect significant change through social innovation. A pioneer in cross border mergers and acquisitions between the United States and China, he was recognized with the 2017 M&A Leadership Award and the 2019 Lifetime Achievement Award from the China Mergers & Acquisitions Association and is Co-Chairman of the Global M&A Council of 18 member countries. Mr. Fergusson is a respected speaker on the subjects of financial services and corporate transformation and social innovation at prominent educational institutions including Cambridge, Columbia, Harvard, MIT and Cornell; a participant in leadership assemblies including the Vatican, World Economic Forum at Davos, World Bank and the International Monetary Fund; and a frequent contributor to major media organizations. He is also the editor of 5 annual editions of the mergers and acquisitions handbook -“The Best Practices of The Best Dealmakers” series with a readership of more than 500,000 in over 60 countries. Mr. Fergusson is also the co-author of the bestselling book “The transHuman Code”. Recipient of the 2015 Albert Schweitzer Leadership Award for his work in global youth leadership development, Mr. Fergusson is a Trustee and former President of Hugh O’Brien Youth Leadership (HOBY), the world’s largest social leadership foundation for high school students. Mr. Fergusson is also a founding member of the City of London’s Guild of Entrepreneurs, a member of British American Business, and of the Association for Corporate Growth (ACG). Mr. Fergusson is a graduate of Kings College School and the University of Guelph where he earned a Bachelor of Arts in Political Studies.

Peter Ward is a nominee to be our director as of the Closing. Mr. Ward has been a member of the board of directors of SEALSQ since its inception on April 1, 2022, and served as the Chief Financial Officer of SEALSQ from April 1, 2022 until January 24, 2024. He has also served as a director of WISeKey International Holding AG since 2012 and was the Chief Financial Officer of WISeKey International Holding AG between 2012 and June 2024.

Mr. Ward began his tenure with WISeKey in 2008 as Finance Director. From 2005 to 2008, Mr. Ward served as a director and International Finance Director at Isotis International Inc., a manufacturer and distributor of bone and skin transplants. From 1996 to 2004, Mr. Ward served as a director and International Finance Director, then Director Administration and Taxes of Iomega International, a manufacturer and distributor of external computer drives and disks. From 1986 to 1996, Mr. Ward served as Finance Director for Germany, Austria & Switzerland Finance for GE Information Services (GEISCO), based in Cologne, Germany, then Commercial Finance Manager for GE Plastics BV, based in Bergen op Zoom, The Netherlands and Finance Director for Germany, Austria & Switzerland for GE Medical Services AG, based in Frankfurt am Main, Germany at General Electric. From 1973 to 1985, Mr. Ward served as Cost Analyst at Standard Telephones & Cables Ltd, a manufacturer and installer of submarine telephone cables, based in Southampton, United Kingdom, then Finance Accountant for Payot Cosmetics Ltd and Mavala Cosmetics Ltd, manufacturers of cosmetics and nail products respectively, based in Ashford, Kent, United Kingdom, then Financial Controller for Rimmel Cosmetics Germany and ITT Photoproducts, Germany, distributors of cosmetics and photographic equipment respectively, based in Frankfurt am Main, Germany, then Financial Analyst for the Automotive and Sanitary Products Division, based in ITTE HQ in Brussels, Belgium, then Manager Financial Controls for the Telecommunications Division based in ITTE HQ Brussels, Belgium, at ITTE. He holds a B.A. with honors in Business Administration from Wolverhampton University, in Wolverhampton, U.K. and is a qualified Chartered Management Accountant.

Cristina Dolan is a nominee to be our director as of the Closing. Ms. Dolan has been a member of the board of directors for SEALSQ since March 10, 2023. Ms. Dolan served on the GRIID board of directors from January 2, 2024, until its acquisition by CleanSpark in October 2024. Ms. Dolan is an award-winning engineer, entrepreneur, and author who has spent her entire career in a variety of executive roles within the technology industry. In 2024, she joined the faculty of Columbia University’s Technology Management Program and serves as an executive cybersecurity advisor to Crimson Vista. Prior to joining RSA in 2021, where she led Global Alliances, she advised several cybersecurity companies, including Crayonic and Cytegic (acquired by Mastercard). Recently, she co-authored a book, “Transparency in ESG and the Sustainable Economy: Capturing Opportunities through Data”, and several articles, including the World Economic Forum article “Cybersecurity Should Be Treated as an ESG Issue” and the Forbes article “Cybersecurity Is a Global Threat to Democracy, Yet Not Well Understood.” Honors include being named to lists of the most influential and impactful women in technology, along with numerous awards for service and entrepreneurship. The student coding competition, Dream it. Code it. Win it., which she founded and led from 2014 to 2016 as the Board Chair of the MIT Enterprise Forum of New York, won numerous awards, including the MIT Harold E. Lobdell Distinguished Service Award, the Trader Magazine Charitable Works Award, and four Stevie Awards for best organization and leadership. The competition sponsor, Fiverr, celebrated her as a “Do-er” in its global campaigns. As an advocate of computer science education, her TED talk, “Just Solve It,” which addresses the value of being an engineer and solutionist in creating opportunities, has over 933K views. A blockchain pioneer since 2014, she founded several companies, including Additum, a value-based healthcare company based in Spain, and iXledger, which specialized in cyber insurance. Her talk at the MIT Center for International Studies’ Starr Forum, “Bitcoin and the Global Economy,” in April 2016, was one of the program’s most popular presentations. From 2009 to 2016, Cristina held several roles at TradingScreen, an award-winning institutional multi-asset financial trading platform, including leading product management for content, data, chat, and communications products, as well as serving as Global Head of Corporate Marketing. In 2000, she was recruited as CEO by venture-backed Wordstream, an MIT-Harvard spinout focused on multilingual translations utilizing computational linguistics and machine learning, where she commercialized the software. OneMain, a company she co-founded in 1998, was acquired by Earthlink in 2000 after a highly successful IPO that outperformed Amazon’s and eBay’s respective IPOs. As OneMain’s Geographic Communities Division President and Chief Strategic Alliances Officer, she launched and built the cornerstone Geographic Communities, which were profitable upon launch. Cristina also held executive roles at IBM and Oracle, leading consultative selling at strategic accounts within the communications and financial verticals. At Hearst and Disney, she led technology and software development for the launch of the first consumer websites, which were delivered on time and within budget. As an MIT alumna, she served as President of the MIT Club of New York, Chair of the MIT Enterprise Forum, a member of the MIT Enterprise Forum Global Board, the MIT Selection Committee, and the MIT Media Lab 30th Anniversary Committee. She was also invited as a keynote speaker at the MIT Women’s Un-Conference in March 2018. Additionally, she served on the alumnae board at the Convent of the Sacred Heart and received the Global Leadership Alumna Award. She earned a Master of Media Arts and Science from the MIT Media Lab, as well as a Master of Computer Science Engineering and a Bachelor of Electrical Engineering. Cristina is bilingual and fluent in her native language, English, and Spanish.

Cameron R. Johnson is a nominee to be our director as of the Closing. He currently serves as one of CAC’s independent directors since March 20, 2025. Since 2019, he has worked as the senior partner at Tidalwave Solutions, providing consulting services. Since 2014, Mr. Johnson has been a member of the American Chamber of Commerce in Shanghai, or AmCham Shanghai, in Shanghai, during which he served on the board of governors from 2022 to 2024 and as the vice chair in 2024. From 2020 to 2024, Mr. Johnson worked as an adjunct instructor at New York University in Shanghai. Mr. Johnson has been an active commentator on US-China relations, supply chain, international trade, tariff, technology and other topics, including but not limited to, as a returning guest at Bloomberg: The China Show¸ discussing topics including but not limited to, US-China relations, automotive and customer sectors, technology and trade, appearing in the documentary of America’s Medical Supply Crisis by Frontline. Mr. Johnson is the author of Impacts of Digitalization on Traceability chapter of the book Digital Transformation of Logistics (Wiley, 2021). Mr. Johnson obtained his graduate certification in business from the University of Wales, and bachelor’s degrees in communication and comparative religion both from the University of Washington.

Philippe D. Monnier is a nominee to be our director as of the Closing. He currently serves as a member of the board of directors of WiseKey since 2024 and is of Swiss and Mexican nationality. He grew up in Japan, Mexico, and Switzerland and has lived in about 10 countries. His studies include civil engineering (ITESM/Mexico), MBA (Wharton/USA), Making Corporate Board More Effective (Harvard/USA), Digital Transformation: from AI and IOT to Cloud, Blockchain and Cybersecurity (MIT/USA) and Circular Economy and Sustainability Strategies (Cambridge, UK). His language skills include six European languages and Japanese. He is also frequently featured in the Swiss and international press. Mr. Monnier also serves as board member of Standa Swiss AG since 2023 and the Swiss American Chamber of Commerce. He also regularly interviews business and political leaders for various media since 2024. He serves as President of the Swiss International Society since 2025 and the Wharton Alumni Club of Switzerland since 2021. Philippe spearheads the organization of high-level events gathering top politicians, Chairpersons/CEO of leading companies, and Olympic medalists. His main previous positions include: board director & shareholder of WayRay AG from 2015to 2023; Executive Director and CEO at “Greater Geneva Bern area” (economic promotion agency of Western Switzerland) from 2010 to 2015; Senior Vice President (in charge of corporate development) at Schindler Management Ltd (Lucerne, Switzerland and other countries) from 2003to 2010; Co-founder and leader of three e-business start-ups (Switzerland and Japan) from 1996 to 2009; Managing Director at Schindler Lifts (Singapore) Pte Ltd from 1995 to 1996; Management Consultant at McKinsey & Co. (Zurich, Switzerland) from 1990 to 1990.

Board of Directors

Pubco’s affairs are governed by its amended and restated memorandum and articles of association, which we refer to as the Amended and Restated Pubco Charter, and applicable BVI law.

As a foreign private issuer whose shares are expected to be listed on the Nasdaq, Pubco is permitted to follow certain home country corporate governance practices instead of certain requirements of the rules of the Nasdaq. A foreign private issuer must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply, followed by a description of its applicable home country practice. Pursuant to the “foreign private issuer exemption,” Pubco is permitted to comply with BVI corporate governance practices instead of the Nasdaq corporate governance rules, provided that it disclose which requirements it is not following and the equivalent BVI requirement. Pursuant to this “home country practice exemption,” Pubco intends to follow applicable BVI corporate governance practices instead of the following Nasdaq corporate governance rules:

•        Majority Independent Board.    Nasdaq Listing Rule 5605(b)(1) requires that a majority of the board of directors of a listed company be comprised of independent directors. There is no equivalent requirement under BVI law. The BVI Act does not impose any requirement as to the independence of directors, nor does the Pubco Charter require that any particular number or proportion of directors be independent. Accordingly, Pubco’s board of directors may not be comprised of a majority of independent directors as defined under the Nasdaq Listing Rules.

•        Executive Sessions of Independent Directors.    Nasdaq Listing Rule 5605(b)(2) requires that independent directors of a listed company have regularly scheduled meetings at which only independent directors are present (known as “executive sessions”). There is no equivalent requirement under BVI law. Neither the BVI Companies Act nor the Pubco Charter requires executive sessions of independent directors. Accordingly, Pubco’s independent directors will not be required to hold regularly scheduled executive sessions.

•        Compensation Committee.    Nasdaq Listing Rule 5605(d) requires that compensation of executive officers be determined, or recommended to the board of directors for determination, either by a compensation committee comprised solely of independent directors or by a majority of the independent directors. There is no equivalent requirement under BVI law. The BVI Companies Act does not require the establishment of a compensation committee, nor does it prescribe any independence requirements for such a committee if one is established. The Pubco Charter permits, but does not require, the directors to establish a compensation committee by resolution of directors.

•        Nominating and Corporate Governance Committee.    Nasdaq Listing Rule 5605(e) requires that director nominations be made, or recommended to the board for determination, either by a nominations committee comprised solely of independent directors or by a majority of the independent directors. There is no equivalent requirement under BVI law. The BVI Companies Act does not require the establishment of a nominating and corporate governance committee, nor does it prescribe any independence requirements for such a committee if one is established. Under the Pubco Charter, directors are elected by resolution of shareholders, and the directors may, but are not required to, establish a nomination and corporate governance committee by resolution of directors.

•        Shareholder Approval of Equity Compensation Plans.    Nasdaq Listing Rule 5635(c) requires shareholder approval of equity compensation plans and material revisions thereto. There is no equivalent requirement under BVI law. The BVI Companies Act does not require shareholder approval for the adoption or amendment of equity compensation plans. The authority to allot and issue shares (including under equity compensation plans) is vested in the directors under the Pubco Charter, subject to the BVI Companies Act and, where applicable, the rules and regulations of any applicable exchange.

•        Shareholder Approval of Certain Share Issuances.    Nasdaq Listing Rule 5635 requires shareholder approval prior to the issuance of securities in connection with certain acquisitions, private placements of securities and certain other transactions. There is no equivalent requirement under BVI law. Under the BVI Companies Act, the directors may issue shares on such terms as they may determine, subject to the memorandum and articles of association of the company. Under the Pubco Charter, the directors may allot, issue, grant options over or otherwise dispose of shares without shareholder approval, subject to the BVI Companies Act and, where applicable, the rules of Nasdaq and/or any competent regulatory authority.

•        Annual Meeting.    Nasdaq Listing Rule 5620(a) requires each issuer to hold an annual meeting of shareholders no later than one year after the end of the issuer’s fiscal year end. BVI law does not require a BVI business company to hold an annual general meeting of shareholders. However, the Pubco Charter requires the directors to call at least one meeting of shareholders per calendar year, which shall be designated as the Annual General Meeting. Accordingly, whilst Pubco relies on the home country practice exemption in respect of this requirement, the Pubco Charter imposes a substantively equivalent obligation.

Pubco otherwise intends to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. Pubco may in the future decide to use the foreign private issuer exemption with respect to some or all of the other corporate governance rules. If Pubco relies on these exemptions, shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

In addition, Pubco will be a “controlled company” under Nasdaq corporate governance rules since more than 50% of the voting power for the election of Pubco’s directors will be held, directly or indirectly, by WISeKey. See “Beneficial Ownership of Securities” for more information. A “controlled company” under the Nasdaq corporate governance rules is a company of which more than 50% of the voting power is held by an individual, group or another company. Following the Business Combination, WISeKey will control a majority of the voting power of outstanding Pubco Shares, making us a “controlled company” within the meaning of the Nasdaq corporate governance rules. As a controlled company, we may elect not to comply with certain of the Nasdaq corporate governance standards, including the requirement that a majority of directors on our board of directors are independent directors and the requirement that our remuneration committee and our nominating committee consist entirely of independent directors. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. See section titled “Risk Factors — Risks Related to Pubco Securities — Pubco will be a “controlled company” within the meaning of the rules of the Nasdaq and will qualify for certain exemptions from Nasdaq corporate governance requirements.”

Composition

The Pubco Board will initially consist of seven directors immediately after the consummation of the Business Combination, of which six members will be designated by Pubco and one designated by CAC who qualifies as an independent director under Nasdaq rules (the “CAC Director”). Of these initial seven directors, we expect that five of the seven Pubco directors will be independent. The directors will be divided into Class I, Class II and Class III and will have staggered three-year terms. On the date of the adoption of the Proposed Charter, the directors will initially be divided as follows:

•        the Class I directors will be Philippe D. Monnier and Gwenael Rouy-Poirier and their terms will expire at the annual general meeting of shareholders to be held in 2027;

•        the Class II directors will be Cameron R. Johnson and David Fergusson and their terms will expire at the annual general meeting of shareholders to be held in 2028; and

•        the Class III directors will be Carlos Moreira, Peter Ward and Cristina Dolan and their terms will expire at the annual general meeting of shareholders to be held in 2029.

In accordance with the Amended Pubco M&A, no director on the Pubco Board may be removed without cause. Notwithstanding the foregoing, as a condition to his or her appointment, the CAC Director will agree in writing with Pubco and the Seller to resign from the Pubco Board of Directors at the written request of Pubco or the Seller at any time that the Sponsor and its Affiliates fail to collectively own at least twenty-five percent (25%) of the number of Pubco Ordinary Shares owned by the Sponsor and its Affiliates immediately after the Closing.

At or prior to the Closing, Pubco will provide each member of the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such members of the Post-Closing Pubco Board.

Director Independence

Initially, we expect that five of the seven Pubco directors will be “independent directors” as defined in the Nasdaq Stock Market Rules. Pursuant to applicable rules, an independent director is one who has no direct or indirect relationship with Pubco that could, in the view of the board of directors, be reasonably expected to interfere with a director’s independent judgment.

Board Committees

The Pubco Board will have an audit committee and a compensation committee, described below. As a foreign private issuer, under the listing requirements and rules of Nasdaq, we are not required to have independent directors on our board of directors, except that our audit committee is required to consist fully of independent directors, subject to certain phase-in schedules.

In addition, as a controlled company, we may elect not to comply with certain of the Nasdaq corporate governance standards, including the requirement that a majority of directors on our board of directors are independent directors and the requirement that our remuneration committee and our nominating committee consist entirely of independent directors.

Audit Committee

The audit committee will consist of David Fergusson, Cristina Dolan, Philippe D. Monnier and Cameron R. Johnson. David Fergusson will be the chairperson of the audit committee. Pubco has determined that Cristina Dolan satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of David Fergusson, Cristina Dolan, Philippe D. Monnier and Cameron R. Johnson satisfies the requirements for an “independent director” within the meaning of the Nasdaq listing rules and the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

The audit committee will oversee Pubco’s accounting and financial reporting processes. The audit committee will be responsible for, among other things:

•        overseeing the relationship with Pubco’s independent auditors, including:

•        appointing, retaining and determining the compensation of Pubco’s independent auditors;

•        approving auditing and pre-approving non-auditing services permitted to be performed by the independent auditors;

•        discussing with the independent auditors the overall scope and plans for their audits and other financial reviews;

•        reviewing a least annually the qualifications, performance and independence of the independent auditors;

•        reviewing reports from the independent auditors regarding all critical accounting policies and practices to be used by Pubco and all other material written communications between the independent auditors and management; and

•        reviewing and resolving any disagreements between management and the independent auditors regarding financial controls or financial reporting;

•        overseeing the internal audit function, including conducting an annual appraisal of the internal audit function, reviewing and discussing with management the appointment of the head of internal audit, at least quarterly meetings between the chairperson of the audit committee and the head of internal audit, reviewing any significant issues raised in reports to management by internal audit and ensuring that there are no unjustified restrictions or limitations on the internal audit function and that it has sufficient resources;

•        reviewing and recommending all related party transactions to the Pubco Board for approval, and reviewing and approving all changes to Pubco’s related party transactions policy;

•        reviewing and discussing with management the annual audited financial statements and the design, implementation, adequacy and effectiveness of Pubco’s internal controls;

•        overseeing risks and exposure associated with financial matters; and

•        establishing and overseeing procedures for the receipt, retention and treatment of complaints received from Pubco employees regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by Pubco employees of concerns regarding questionable accounting, auditing and internal control matters.

Compensation Committee

Effective upon the consummation of the Business Combination, Pubco’s board of directors intends to establish a compensation committee. It is expected that the compensation committee will consist of Cristina Dolan, David Fergusson and Cameron R. Johnson. Cristina Dolan will serve as the chairperson of the compensation committee. The compensation committee will have a written charter and will oversee Pubco’s compensation of its executive officers and directors. The compensation committee will assist the board in determining its responsibilities in relation to remuneration, including making recommendations to the board on Pubco’s policy on executive compensation, determining the individual remuneration and benefits package of each of the executive directors, and recommending and monitoring the remuneration of senior management below board level, as the board so directs.

Nominating and Corporate Governance Committee

Effective upon the consummation of the Business Combination, Pubco’s board of directors intends to establish a nominating and corporate governance committee. It is expected that the nominating and corporate governance committee will consist of Carlos Moreira, Cristina Dolan, Philippe D. Monnier and Peter Ward, with Carlos Moreira serving as the chairperson of the nominating and corporate governance committee. The nominating and corporate governance committee will have a written charter and will be responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of the Board. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance and reporting and making recommendations to the Board concerning corporate governance matters.

Indemnification of Directors and Officers

In addition to the indemnification provided for in the existing CAC Charter, CAC entered into indemnification agreements with each of its officers and directors to indemnify such individuals, to the fullest extent permitted by law and subject to certain limitations, against all judgments, liabilities, fines, penalties, amounts paid in settlement and expenses actually and reasonably incurred by such individuals in an action or proceeding to which any such individual was made a party by reason of being an officer or director of CAC or an organization of which CAC is a shareholder or creditor if such individual serves such organization at CAC’s request. Such indemnification obligation will survive the Business Combination. Additionally, prior to the completion of the Business Combination, Pubco intends to enter into similar indemnification agreements with each of its directors and certain officers.

Arrangements for Election of Directors

In connection with the Business Combination, and pursuant to the Merger Agreement, CAC and Pubco have agreed to cause the size of Pubco’s board of directors to be fixed at seven members, who will initially be Carlos Moreira, David Fergusson, Gwenael Rouy-Poirier, Peter Ward, Cristina Dolan, Philippe D. Monnier and Cameron R. Johnson. Mr. Moreira will be appointed to serve as Chairman of the Board of Directors of Pubco.

Corporate Governance Practices

After the closing of the Business Combination, Pubco will be a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer we will be permitted to comply with corporate governance practices of the law of the British Virgin Islands (the “BVI”) (collectively, “Home Country Practice”) instead of certain Nasdaq corporate governance rules, provided that we disclose which requirements we will not follow and the equivalent Home Country Practice that we will comply with instead.

We intend to rely on this “foreign private issuer exemption” in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). We intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, which means that we are permitted to follow certain corporate governance rules that conform to BVI requirements in lieu of many of the Nasdaq corporate governance rules. Accordingly, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Because Pubco will be a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Code of Business Conduct and Ethics

Pubco has followed BVI law which does not require a company to have a code of ethics applicable to all directors, officers and employees. Pubco does, however, expect ethical behavior from all its directors, officers and employees.

Conflicts of Interest

Under BVI law, the directors owe fiduciary duties at both common law and under statute, including a statutory duty to act honestly, in good faith and with a view to our best interests. When exercising powers or performing duties as a director, the director is required to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him. In exercising the powers of a director, the directors must exercise their powers for a proper purpose and shall not act or agree to the company acting in a manner that contravenes our post-offering memorandum and articles of association or the BVI Business Companies Act, Revised Edition 2020 of the BVI (the “BVI Companies Act”).

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

BVI law does not regulate transactions between a company and its significant members, however it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority members. Upon consummation of the Business Combination, Pubco will adopt a code of business conduct and ethics which requires employees to fully disclose any situations that could reasonably be expected to give rise to a conflict of interest, and sets forth relevant restrictions and procedures when a conflict of interest arises to ensure the best interest of Pubco. See “— Code of Business Conduct and Ethics.”

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position.

Accordingly, as a result of multiple business affiliations, the directors of Pubco may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when the board of Pubco evaluates a particular business opportunity with respect to the above-listed criteria. Pubco cannot assure you that any of the above mentioned conflicts will be resolved in their favor. Furthermore, each of the directors of Pubco may have pre-existing fiduciary obligations to other businesses of which they are officers or directors.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Name	Entity	Entity’s Business	Position
Carlos Moreira	WISeKey International Holding AG	Cybersecurity/digital identity/IoT security	Founder, CEO and Chairman of the Board
	SEALSQ Corp.	Semiconductor/security technology	Founder, CEO and Chairman of the Board
John O’Hara	WISeKey International Holding AG	Cybersecurity/digital identity/IoT security	CFO, Director
	SEALSQ Corp.	Semiconductor/security technology	CFO, Director
David Fergusson	WISeKey International Holding AG	Cybersecurity/digital identity/IoT security	Director
	SEALSQ Corp	Semiconductor/security technology	Director
Peter Ward	SEALSQ Corp	Semiconductor/security technology	Director
Cristina Dolan	SEALSQ Corp	Semiconductor/security technology	Director
Philippe Monnier	WISeKey International Holding AG	Cybersecurity/digital identity/IoT security	Director

Family Relationships

There are no family relationships among Pubco’s directors and officers.

Aggregate Compensation of Executive Officers and Directors

The aggregate compensation paid by Pubco to its key management as a group for 2025 and 2024 was $0 and $0, respectively.

The aggregate compensation paid by WISeKey on behalf of WISeSat to its key management as a group for 2025 and 2024 was approximately $1,007,344 and $213,328, respectively, as further described in Note 19 to WISeSat’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Other than as set forth above, during the fiscal year ended December 31, 2025 and 2024, Pubco and the Company did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the named executive officers. The compensation reported is not necessarily indicative of how we will compensate our named executive officers in the future. In connection with the Business Combination, each of our directors and officers will execute an employment agreement, contingent and effective upon the consummation of the Business Combination. We expect that we will continue to review, evaluate and modify our compensation framework as a result of becoming a publicly-traded company, and our compensation program following the consummation of the Business Combination could vary significantly from our historical practices.

BENEFICIAL OWNERSHIP OF SECURITIES

Beneficial Ownership of CAC

The following table sets forth information regarding the beneficial ownership of CAC Ordinary Shares as of the Record Date, based on information obtained from the persons named below, with respect to the beneficial ownership of CAC Ordinary Shares by:

•        each person known by CAC to beneficially own more than 5% of the outstanding shares of CAC Ordinary Shares;

•        each of CAC’s current executive officers and directors; and

•        all of CAC’s current executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares (of the applicable type) beneficially owned by them.

In the table below, percentage ownership is based on 4,494,439 CAC Ordinary Shares (which includes CAC Ordinary Shares that are underlying the CAC Units), issued and outstanding as of the date of this proxy statement/prospectus. As of such date, there were 2,727,926 CAC Ordinary Shares held of record in the United States and two record holders in the United States. The following table does not reflect record of beneficial ownership of any ordinary shares issuable upon conversion of rights as the rights are not convertible within 60 days of this proxy statement/prospectus.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Ordinary Shares
Directors and Executive Officers(1):
Fen “Eric” Zhang(2)	1,698,290	37.8%
Jie “Janet” Hu	—	—
Kevin McKenzie	12,000	0.27%
Qian “Hebe” Xu	12,000	0.27%
Cameron Richard Johnson	—	—
All directors and executive officers (five individuals) as a group	1,722,290	38.3%

5% or Greater Beneficial Owners:
Hercules Capital Management VII Corp(2)	1,698,290	37.8%
Mizuho Financial Group, Inc.(3)	400,877	8.9%
Harraden Circle Investments, LLC(4)	557,800	12.4%
Wolverine Asset Management, LLC(5)	531,784	11.8%
W.R. Berkley Corporation(6)	250,259	5.6%
Meteora Capital, LLC(7)	252,237	5.6%

____________

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Columbus Acquisition Corp, 14 Prudential Tower, Singapore.

(2)      Shares are directly held by Hercules Capital Management VII Corp, the Sponsor. Dr. Fen “Eric” Zhang is the sole director and the chief executive officer of the Sponsor. The person having voting, dispositive or investment powers over the Sponsor is Dr. Fen “Eric” Zhang, thus Fen Zhang is deemed to have beneficial ownership of the shares held by the Sponsor. In the event that the Sponsor distributes any CAC Ordinary Shares to its owners prior to the Closing, then Fen Zhang will be deemed to have beneficial ownership of (A) the product of (i) the total number of CAC Ordinary Shares so distributed to all the owners of the Sponsor multiplied by (ii) his ownership percentage share in the Sponsor, which is 37.03%, plus (B) the number of CAC Ordinary Shares not so distributed and retained by the Sponsor after giving effect to such distribution.

(3)      Based on a Schedule 13G/A filed on May 14, 2026 by Mizuho Financial Group, Inc. Mizuho Financial Group, Inc., Mizuho Bank, Ltd. and Mizuho Americas LLC may be deemed to be indirect beneficial owners of said equity securities directly held by Mizuho Securities USA LLC which is their wholly-owned subsidiary. The business address of the reporting persons is 1-5-5, Otemachi, Chiyoda-ku, Tokyo, 100-8176, Japan.

(4)      Based on a Schedule 13G filed on November 14, 2025 by Harraden Circle Investments, LLC, Harraden Circle Investors GP, LP, Harraden Circle Investors GP, LLC, Harraden Circle Investors, LP, Harraden Circle Special Opportunities, LP, Harraden Circle Strategic Investments, LP, Harraden Circle Concentrated, LP, and Frederick V. Fortmiller, Jr. The 557,800 CAC Ordinary Shares are directly beneficially owned by Harraden Fund, Harraden Special Op Fund, Harraden Strategic Fund, and Harraden Concentrated Fund. Harraden GP is the general partner to Harraden Fund, Harraden Special Op Fund, Harraden Strategic Fund, and Harraden Concentrated Fund, and Harraden LLC is the general partner of Harraden GP. Harraden Adviser serves as investment manager to Harraden Fund, Harraden Special Op Fund, Harraden Strategic Fund, Harraden Concentrated Fund, and other high net worth individuals. Mr. Fortmiller is the managing member of each of Harraden LLC and Harraden Adviser. In such capacities, each of Harraden GP, Harraden LLC, Harraden Adviser and Mr. Fortmiller may be deemed to indirectly beneficially own the Shares reported herein directly beneficially owned by Harraden Fund, Harraden Special Op Fund, Harraden Strategic Fund, and Harraden Concentrated Fund. The business address of the reporting persons is 885 Third Avenue, Suite 2600B, New York, NY 10022.

(5)      Based on a Schedule 13G filed on July 3, 2025 by Wolverine Asset Management, LLC, Wolverine Holdings, L.P., Wolverine Trading Partners, Inc., Christopher L. Gust and Robert R. Bellick. The business address of the reporting persons is c/o Wolverine Asset Management, LLC, 175 West Jackson Boulevard, Suite 340, Chicago, IL 60604.

(6)      Based on a Schedule 13G/A filed on May 7, 2026 by W. R. Berkley Corporation and Berkley Insurance Company. The business address of W. R. Berkley Corporation is 475 Steamboat Road Greenwich, CT 06830.

(7)      Based on a Schedule 13G/A filed on May 15, 2026 by Meteora Capital, LLC and Vik Mittal. Meteora Capital, LLC, a Delaware limited liability company (“Meteora Capital”) serves as investment manager with respect to the 252,237 CAC Ordinary Shares held by certain funds and managed accounts (collectively, the “Meteora Funds”). Vik Mittal serves as the Managing Member of Meteora Capital. The business address of reporting persons is 1200 N Federal Hwy, #200, Boca Raton FL 33432.

CAC has approximately 2,727,926 of CAC Ordinary Shares held in the United States and two record holders in the United States.

Beneficial Ownership of Pubco

The following table sets forth information regarding the beneficial ownership of Pubco Ordinary Shares and Pubco Class F Shares (i) as of the date of this proxy statement/prospectus and (ii) immediately following the consummation of the Business Combination by:

•        each person known by Pubco to beneficially own more than 5% of the outstanding Pubco Ordinary Shares and Pubco Class F Shares;

•        each of Pubco’s executive officers and directors; and

•        all of Pubco’s executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares (of the applicable type) beneficially owned by them.

In the table below, percentage ownership is based on 19,387,652 Pubco Ordinary Shares and 12,997,400 Pubco Class F Shares expected to be issued following Closing, assuming no redemptions of CAC Public Shareholders exercising their redemption rights in connection with the Business Combination.

Name and Address of Beneficial Owner	Pubco Ordinary Shares Beneficially Owned	Pubco Class F Shares Beneficially Owned	Pubco Ordinary Shares to total Pubco Ordinary Shares	Pubco Ordinary Shares to total Pubco Shares	Pubco Class F Shares to total Pubco Class F Shares(2)	Pubco Class F Shares to total Pubco Shares	Percentage of Voting Power
Directors and Executive Officers(1):
Carlos Moreira	13,290,686	12,997,400	69%	41%	100%	40%	82%
Gwenael Rouy-Poirier	—	—	—	—	—	—	—
David Fergusson	—	—	—	—	—	—	—
Peter Ward	—	—	—	—	—	—	—
Cristina Dolan	—	—	—	—	—	—	—
Cameron R. Johnson	—	—	—	—	—	—	—
Philippe D. Monnier	—	—	—	—	—	—	—
All directors and executive officers (7 individuals) as a group	13,290,686	12,997,400	69%	41%	100%	40%	82%

5% or Greater Beneficial Owners:
Hercules Capital Management VII Corp(3)	1,731,760	—	9%	5%	0%	0%	4%
WISeKey International Holding AG(2)(4)	11,312,122	11,956,922	58%	35%	92%	37%	79%
SEALSQ Corp.(2)(5)	1,978,565	1,040,478	11%	6%	8%	3%	6%

____________

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o Craigmuir Chambers, Road Town, Tortola, British Virgin Islands VG1110.

(2)      As described in “Description of Pubco’s Securities,” each Pubco Class F Share has a number of votes per share that would cause the total votes of all Pubco Class F Shares as a class to equal 49.99% of the voting power of all Pubco Shares (or, if the applicable voting standard is “a majority of the shares present in person or represented by proxy and entitled to vote on such matter”, 49.999999% of the voting power of shares present in person or represented by proxy and entitled to vote on such matter). As described in such section, only the majority holder of Pubco Class F Shares, which is WISeKey, can exercise such voting rights. Accordingly, although SEALSQ Corp. has 49.9% rights from such shares, it can only exercise such rights if it is majority owner of Pubco Class F Shares in lieu of WISeKey, and otherwise would only have voting rights attributable to its holdings of Pubco Ordinary Shares.

(3)      Shares are directly held by Hercules Capital Management VII Corp, the Sponsor. Dr. Fen “Eric” Zhang is the sole director and the chief executive officer of the Sponsor. Dr. Zhang has voting, dispositive or investment powers over the Sponsor and may therefore be deemed to beneficially own such shares.

(4)      Shares are held by WISeKey International Holding AG, or WISeKey. The principal business address of WISeKey is General-Guisan-Strasse 6, CH-6300 Zug, Switzerland.

(5)      Shares are held by SEALSQ Corp., or SEALSQ. The principal business address of SEALSQ is c/o Craigmuir Chambers, Road Town, Tortola, British Virgin Islands VG1110. Includes shares held by SEALSQ as a PIPE Investor, consisting of 938,086 Pubco Ordinary Shares as Subscription Shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Transactions of CAC

Founder Shares

On March 21, 2024, the Sponsor acquired 1,437,500 ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.0174 per share. On July 25, 2024 and December 20, 2024, the Company amended the Securities Purchase Agreement which allowed the Sponsor to increase the purchase of ordinary shares from 1,437,500 to 1,725,000 shares for $25,000, or $0.0145 per share. The Founder Shares include an aggregate of up to 225,000 ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

In connection with the CAC IPO, the Sponsor agreed to transfer an aggregate of 36,000 Founder Shares, or 12,000 each to the three then-serving independent director nominees, for nominal cash consideration of $522 prior to the closing of the CAC IPO.

On March 10, 2025, the Sponsor forfeited 225,000 Founder Shares for no consideration as the underwriters of the CAC IPO did not exercise the over-allotment option.

On March 20, 2025, in connection with the appointment of Mr. Cameron R. Johnson as the director of the Company, the Sponsor issued a share purchase option dated March 20, 2025 (the “Share Purchase Option”) to Mr. Johnson, entitling Mr. Johnson to acquire 12,000 Founder Shares upon the exercise of the Share Purchase Option once the existing lock-up term on such Founder Shares expires pursuant to the terms and arrangements thereunder.

The Sponsor has agreed, not to transfer, assign or sell any of the insider shares (except to certain permitted transferees) until the earlier of 180 days after the date of the consummation of our initial business combination or the date on which the closing price of our ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after our initial business combination, or earlier, if, subsequent to our initial business combination, we consummate a liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to convert their ordinary shares for cash, securities or other property.

Private Placement Units

On January 24, 2025, substantially concurrently with the closing of the CAC IPO, we completed the private sale (the “Private Placement”) of 234,290 units (the “Private Units”) to our Sponsor, Hercules Capital Management VII Corp, the Sponsor, at a purchase price of $10.00 per Initial Private Unit, generating gross proceeds to us of $2,342,900. Each private unit shall consist of one ordinary share and one right. Each seven rights will entitle holder to receive one ordinary share upon consummation of our initial business combination.

Administrative Support Agreement

Commencing on the closing of the CAC IPO (January 22, 2025), CAC has agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of its initial Business Combination or its liquidation, CAC will cease paying these monthly fees.

Promissory Note

On March 21, 2024, the Sponsor has agreed to loan CAC up to $500,000 (the “Promissory Note”) to be used for a portion of the expenses of the CAC IPO. As of December 31, 2024, CAC had $249,712 outstanding under the Promissory Note. Prior to the closing of the CAC IPO, CAC had an outstanding loan balance of $254,544. This loan is non-interest bearing, unsecured and is due at the earlier of (1) June 30, 2025 or (ii) the closing of the CAC IPO, unless accelerated upon the occurrence of an event of default. The loan was repaid upon the closing of the CAC IPO out of the offering proceeds not held in the Trust Account on January 24, 2025.

Working Capital Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, CAC’s officers and directors, or their affiliates/designees may, but are not obligated to, loan CAC funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. If CAC completes the initial Business

Combination, it would repay such loaned amounts. In the event that the initial Business Combination does not close, CAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $3,000,000 of such working capital loans (“Working Capital Loans”) may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of its initial Business Combination. The units would be identical to the Private Placement Units. In addition, as CAC has held a shareholder meeting to amend the then existing memorandum and articles of association, as amended, to modify the amount of time or substance CAC has to consummate an initial business combination, CAC’s insiders, officers and directors or their affiliates or designees may, but are not obligated to, loan the CAC funds in support of its potential extension to allow additional time for CAC to complete an initial business combination which will be evidenced in extension convertible notes to be repaid in cash or converted into units at the conversion price of $10.00 per unit, or the “extension units,” at the closing of its initial business combination. The working capital units and the extension units, if any, would be identical to the Private Units sold in the private placement. If CAC does not complete its initial business combination, the loans would be repaid out of funds not held in the Trust Account, and only to the extent available. The terms of such loans by our insiders, officers and directors or their affiliates, if any, have not been determined and no written agreements exist with respect to such loans.

As of March 31, 2026 and December 31, 2025, CAC had no borrowings under the Working Capital Loans or the extension convertible notes.

Simultaneously with the execution and delivery of the Business Combination Agreement, CAC, the Company, Pubco and the Sponsor, entered into a sponsor agreement (the “Sponsor Agreement”). Pursuant to the Sponsor Agreement, on the terms and subject to the conditions set forth therein, the Sponsor agreed, among other things, (a) to vote in favor of the Business Combination Agreement and the Transactions and against any alternative transaction; (b) during the term of the Sponsor Agreement, not to transfer and to cause its affiliates not to transfer any of the Sponsor Shares (as defined therein) except as permitted thereby; (c) during the term of the Sponsor Agreement, not to redeem any Sponsor Shares (as defined therein) and convert all CAC rights held by it into the underlying CAC Ordinary Shares; (d) to pay for CAC Expenses (as defined in the Business Combination Agreement) in excess of the CAC Expense Cap (as defined in the Business Combination Agreement); (e) to take timely actions to extend CAC’s deadline to complete the Business Combination as necessary to consummate the Closing; and (f) that any Working Capital Loans made to CAC (including for any Extension Payments) will at the Closing be either, as requested by the Company, repaid in cash or converted into CAC Working Capital Units in accordance with the IPO Prospectus (excluding after CAC has fully utilized its existing working capital as of the Signing Date, up to $3,000,000 in Working Capital Loans made prior to the Closing to CAC by third parties (excluding the Company) or members of the Sponsor, in either case, that are not affiliates of CAC, the Sponsor or CAC’s management or directors, even if such loans are indirectly made through the Sponsor, as to which the repayment terms will be as provided as disclosed in the IPO Prospectus). The Sponsor Agreement will terminate on the earliest of (i) the mutual written consent of CAC, the Company and Sponsor, (ii) the Closing of the Transactions, or (iii) the termination of the Business Combination Agreement in accordance with its terms.

Insider Letter Agreement

Simultaneously with the execution and delivery of the Business Combination Agreement, CAC, Pubco, the Sponsor, the Company and CAC’s directors and officers entered into an amendment (the “Insider Letter Amendment”) to the letter agreement that was entered into by and among CAC, the Sponsor and certain other members of CAC’s board of directors and/or management team on January 22, 2025 (the “Insider Letter”). Pursuant to the Insider Letter Amendment, the parties amended the letter agreement to, (a) give the Company and Pubco rights to enforce the terms of the Insider Letter; (b) effective as of the Closing, assign the rights and obligations of CAC under the Insider Letter to Pubco; and (c) provide that the lock-up period applicable to Pubco Ordinary Shares issued in exchange for the Founder Shares (as defined in the Business Combination Agreement) pursuant to the Business Combination Agreement will be identical to the lock-up period set forth in the Lock-Up Agreement (as defined below).

Lock-up Agreement

Simultaneously with the execution and delivery of the Business Combination Agreement, CAC, Pubco and the Seller entered into a lock-up agreement (the “Lock-up Agreement”), which, among other things, provides for certain restrictions on the transfer of certain Pubco Ordinary Shares by the Seller and other holders who become Pubco’s shareholders as a result of the WISeKey Distribution following the Closing, as further described below and subject to the terms and conditions set forth in the Lock-up Agreement.

Pursuant to the Lock-up Agreement, from and after the Closing, the Seller and other holders who become Pubco’s shareholders as a result of the WISeKey Distribution shall not Transfer (as defined in the Lock-up Agreement) any of the Restricted Securities (as defined in the Lock-up Agreement) until the earlier of: (a) the six month anniversary of the date of the Closing; (b) the date (but not less than 60 days after the Closing) on which the closing price of Pubco Ordinary Shares exceeds $12.50 for any 20 trading days within a 30-day trading period following the Closing; and (c) the date after the Closing on which Pubco consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Pubco’s shareholders having the right to exchange their equity holdings in Pubco for cash, securities or other property.

Amended Registration Rights Agreement

Simultaneously with the Closing, CAC, Pubco, the Sponsor, and certain other members of CAC’s board of directors and/or management team will enter into an amendment and restatement (the “A&R Registration Rights Agreement”) of CAC’s existing Registration Rights Agreement, pursuant to which, among other matters, Pubco will assume the registration obligations of CAC under CAC’s existing Registration Rights Agreement, such rights will apply to Pubco Shares, and Pubco insiders, including the Seller, will be provided with registration rights thereunder.

Certain Transactions of the Company

Related Party Transactions and Balances

The Company is part of a group under common control of WISeKey (WISeKey International Holding AG) and has historically received financing, administrative support and management services from other entities of the WISeKey group. Related-party expenses charged to the Company primarily relate to personnel and shared corporate costs incurred on the Company’s behalf, including accounting, finance, legal, taxation, business and strategy support, public relations, marketing, risk management, information technology and general management services (together, the “HQ Allocations”). The HQ Allocations are charged to the Company with a 10% mark-up.

Where costs were specifically identifiable to the Company, they were charged directly. Where costs related to shared services or centralized group functions, they were allocated using management’s reasonable estimates based on the nature of the service provided and the expected benefit to the Company. Management believes that the methods used to allocate such charges are reasonable in the circumstances. See Note 19, Operating Expenses, and Note 25, Related Party Transactions, for more information elsewhere in this proxy statement/prospectus.

As of December 31, 2025, WISeSat AG was directly owned by WISeSat. WISeKey and SEALSQ (SEALSQ Corp.) were shareholders of the Company, and WISeKey remained the ultimate parent. WISeKey SA and SEALSQ are related parties of the Company through common control by WISeKey. WISeKey SA is also a subsidiary of WISeKey engaged in research and development and administrative matters, as further described in the table below.

The amounts presented in this note reflect the Company’s balances and transactions with these related parties during the periods presented. Intercompany payable or receivable balances, including financing support from WISeKey, are non-interest-bearing.

Related Parties (in USD)	Receivables As of		Payables As of		Net expenses to in the year ended December 31,		Net investment in the year ended December 31,
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024	2025	2024	2025	2024
WISeKey International Holding AG(1)	—	—	4,518,692	916,573	2,375,672	398,173	—	—
WISeKey SA(2)	62,808	55,133	—	—	—	—	—	—
SEALSQ(3)	—	—	—	—	—	—	10,000,000	—
Total	62,808	55,133	4,518,692	916,573	2,375,672	398,173	10,000,000	—

____________

(1)      The expenses and payable balances presented above in relation to WISeKey International Holding AG relate primarily to financing support, recharged management services and shared corporate costs (the “HQ Allocations”).

(2)      WISeKey SA is a fellow subsidiary of WISeKey International Holding AG. The receivable balances from WISeKey SA as of December 31, 2025 and 2024 relate to intercompany amounts due to the Company, in particular a carry-over of a 2023 external customer pass-through $55,000 in billing. No management-service expenses were charged by WISeKey SA to the Company during the years ended December 31, 2025 and 2024.

(3)      SEALSQ is an affiliate of the Company under common control through WISeKey. On November 19, 2025, SEALSQ subscribed for 435 Ordinary Shares and 435 Class F Shares of the Company for total cash consideration of USD 10,000,000. This transaction is presented as an equity contribution from SEALSQ in the consolidated financial statements elsewhere in this proxy statement/prospectus. SEALSQ has also invested in the Company and Pubco as a PIPE Investor which is described in the section below under “— PIPE Investment.”

Contribution of WISeSat AG to the Company

On October 23, 2025, WISeKey contributed all of the issued and outstanding shares of WISeSat AG to the Company in exchange for 4,999 Class F Shares and 4,901 Ordinary Shares of the Company, each with no par value. The transaction was accounted for as a common-control reorganization at historical carrying value.

Indemnification Agreements

We intend to enter into indemnification agreements with our directors and executive officers. The indemnification agreements would require, and the Pubco Charter will require us to indemnify our directors and executive officers to the fullest extent permitted by law.

Transaction Financing — Investment from SEALSQ Corp.

On November 6, 2025, the board of directors of WISeSat approved WISeSat to enter into a subscription letter from SEALSQ dated November 6, 2025, pursuant to which SEALSQ would subscribe for 435 Company Ordinary Shares with no par value and 435 Company Class F Shares with no par value for a cash contribution of $10,000,000, in connection with a Transaction Financing. The financing transaction was ratified by the board of directors of WISeSat for closing on November 19, 2025 and closed on November 19, 2025. SEALSQ likewise entered into a joinder agreement as Seller under the terms of the Business Combination Agreement.

SEALSQ being a related party by virtue of being controlled by WISeKey, and with members of the board of directors of WISeKey also consisting of some members of the board of directors of SEALSQ, this investment by SEALSQ was approved by an independent committee of WISeKey, which were comprised of non-executive members of the board of SEALSQ and who were determined not to have a conflict of interest.

PIPE Investment

On August 6, 2026, the Company, Pubco and CAC entered into the Subscription Agreement with SEALSQ, a shareholder of the Company (the “PIPE Investor” and such investment, the “PIPE Investment”). Pursuant to the Subscription Agreement, the PIPE Investor agreed to subscribe for and purchase, and Pubco agreed to issue and sell to the PIPE Investor, contemporaneously with the closing of the Business Combination, $10,000,000 (the “PIPE Investment Amount”) in Pubco Ordinary Shares (such shares, the “Subscription Shares”), at a price per share equal to the Redemption Price (the “PIPE Purchase Price”), on the terms and subject to the conditions set forth in the Subscription Agreement. Assuming a Redemption Price of approximately $10.66 per share as of June 30, 2026, the number of Subscription Shares would be 938,086 Pubco Ordinary Shares. The form of the Subscription Agreement is attached to this proxy statement/prospectus as Annex F. The Redemption Price is the price per share paid to holders of publicly traded CAC Ordinary Shares which have elected to redeem at the CAC EGM, in each case in accordance with CAC’s amended and restated memorandum and articles of association.

Under the Subscription Agreement, Pubco is required to issue additional Subscription Shares to the PIPE Investor (“Additional Subscription Shares”) in the event that the volume weighted average price (the “VWAP”) of the Pubco Ordinary Shares for the 10 consecutive trading days ending on the 60th calendar date (or if such date is not a trading date, on the next subsequent trading day) after the Closing (the “VWAP Price”) is less than the PIPE Purchase Price, with the number of Additional Subscription Shares equal to the PIPE Investment Amount, divided by VWAP Price (which may not be less that $5.00 per share), less the number of Subscription Shares.

Under the terms of the Subscription Agreement, in the event Additional Subscription Shares cause a PIPE Investor together with its affiliates to exceed 9.99% ownership of Pubco, that PIPE Investor can elect to receive pre-funded warrants (exercisable at $0.0001 per share) in lieu of such Additional Subscription Shares in excess of such 9.99% ownership; however, such provision does not apply to SEALSQ which together with its affiliate WISeKey own more than 9.99% of Pubco Shares prior to the PIPE Investment.

According to the terms of the Subscription Agreement, Pubco granted customary resale registration rights to the PIPE Investor with respect to the Subscription Shares, and any Additional Subscription Shares (as well as any shares underlying any pre-funded warrants which the PIPE Investor elects to receive in lieu of such Additional Subscription Shares (described above)) (collectively, “PIPE Registrable Shares”), in which Pubco agreed to file a resale registration statement relating to the registration of the PIPE Registrable Shares (the “PIPE Resale Registration Statement”) with the SEC within 5 business days after the final determination in accordance with the Subscription Agreement of the number of Additional Subscription Shares, if any.

In the Subscription Agreement, the PIPE Investor agreed to a lock-up with respect to the PIPE Registrable Shares for a period from the Closing until 60 days after the PIPE Resale Registration Statement is declared effective by the SEC (the “PIPE Lock-Up Period”), with 50% of such locked-up securities being released from such lock-up restrictions if during the PIPE Lock-Up Period the VWAP of Pubco Ordinary Shares for 10 consecutive trading days beginning after the Closing is greater than the PIPE Purchase Price (or, if any Additional Subscription Shares (or equivalent pre-funded warrants) are issued, 150% of the applicable VWAP Price), and with all of such locked-up securities being released from such lock-up restrictions if after the Closing Pubco completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the outstanding Pubco Ordinary Shares being converted into cash, securities or other property.

Material Agreements

The Company is party to certain material agreements with related parties that support its current or planned business activities. These agreements provide a contractual framework for access to specified technology, software, documentation, and platform-related services. The Company has not generated revenue or incurred fees under these agreements through December 31, 2025.

Software-As-A-Service Agreement

On November 9, 2025, the Company entered into a Software-As-A-Service Agreement (“SaaS Agreement”) with SEALCOIN AG (“SEALCOIN”), a subsidiary of WISeKey, pursuant to which SEALCOIN granted the Company the right to access the platform operated by SEALCOIN (the “SEALCOIN Platform”) for the secure registration of satellites and related digital interactions. The SEALCOIN Platform is designed to enable connected devices and infrastructure to authenticate, interact and manage service-for-payment exchanges, including token transactions.

Under the SaaS Agreement, SEALCOIN granted the Company a non-exclusive, non-transferable, non-sublicensable limited license, during the term of the Agreement, to access the SEALCOIN Platform, related services and documentation. SEALCOIN is entitled to receive fees based on a percentage of transactions concluded by authorized users on the SEALCOIN Platform, as set forth in the SaaS Agreement. The SaaS Agreement continues indefinitely unless terminated earlier in accordance with its terms.

No fees were paid, accrued or payable by the Company to SEALCOIN under the SaaS Agreement during the years ended December 31, 2025 and 2024, or during any interim periods presented in this proxy statement/prospectus. Although the Company entered into the SaaS Agreement on November 9, 2025, no transaction activity occurred under the SaaS Agreement through December 31, 2025 that resulted in any fee payable by the Company to SEALCOIN.

License Agreement

On November 9, 2025, the Company entered into a License Agreement with WISeKey (the “License Agreement”), pursuant to which WISeKey granted the Company an exclusive, non-sublicensable, and non-transferable license to use certain software, documentation and trademark solely for the permitted uses set forth in the License Agreement.

Under the License Agreement, the Company is required to pay WISeKey license fees equal to a specified percentage of revenue generated by the Company from the issuance of user digital certificates and object digital certificates to customers using the licensed software, including object digital certificates issued through SEALCOIN. The Company is also required to pay WISeKey set-up and maintenance fees equal to a specified percentage of certain fees paid by customers to the Company for the issuance of digital certificates in connection with the licensed software. The License Agreement continues indefinitely unless terminated earlier in accordance with its terms.

No fees were paid, accrued or payable by the Company to WISeKey under the License Agreement during the years ended December 31, 2025 and 2024, or during any interim periods presented in this proxy statement/prospectus. Although the Company entered into the License Agreement on November 9, 2025, no revenue was generated through December 31, 2025 from the issuance of user digital certificates or object digital certificates that resulted in any license, set-up or maintenance fee payable by the Company to WISeKey

Copies of the material agreements described in this section have been filed, or will be filed by amendment, as exhibits to this proxy statement/prospectus.

CERTAIN MATERIAL TAX CONSIDERATIONS

Certain Material U.S. Federal Income Tax Considerations

The following is a brief summary of certain material U.S. federal income tax consequences of (i) the Business Combination generally applicable to U.S. Holders (as defined below) of CAC Ordinary Shares and CAC Rights (together, “CAC Securities”), (ii) the subsequent ownership and disposition of Pubco Ordinary Shares received by such holders in the Business Combination and (iii) the exercise of redemption rights by U.S. Holders of CAC Ordinary Shares.

This summary is limited to U.S. federal income tax considerations relevant to U.S. Holders that hold CAC Securities and, after the completion of the Business Combination, will hold Pubco Ordinary Shares, as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances or status, including:

•        the Sponsor or any member or affiliate thereof;

•        banks or financial institutions;

•        taxpayers that are subject to mark-to-market tax accounting rules;

•        grantor trusts;

•        dealers or traders in securities, commodities or currencies;

•        individual retirement and other deferred accounts;

•        broker dealers;

•        personal holding companies;

•        subchapter S corporations;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        partnerships (including entities and arrangements classified as partnerships) for U.S. federal income tax purposes and any beneficial owners of such partnerships.

•        tax-exempt entities (including private foundations);

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        pension plans;

•        cooperatives;

•        government organizations;

•        certain expatriates or former long-term residents of the United States;

•        persons that acquired CAC Securities as compensation;

•        persons that directly, indirectly, or constructively own five percent or more of the shares of CAC or, following the Business Combination, Pubco, by vote or value;

•        persons that hold CAC Securities, or will hold Pubco Ordinary Shares, in connection with a trade or business, permanent establishment, or fixed place of business conducted outside the United States;

•        persons that hold CAC Securities or will hold Pubco Ordinary Shares, as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

If a partnership (or any entity or arrangement so characterized as a partnership) for U.S. federal income tax purposes holds CAC Securities or Pubco Ordinary Shares, the tax treatment of such partnership and its partners will generally depend on the status of the partners and the activities of the partnership. Partnerships holding any CAC Securities or Pubco Ordinary Shares and their partners should consult their tax advisers as to the particular U.S. federal income tax consequences of the Business Combination, ownership and disposition of Pubco Ordinary Shares, or the exercise of redemption rights with respect to the CAC Ordinary Shares.

This discussion is based on the Code, proposed, temporary and final Treasury regulations promulgated under the Code (the “Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address alternative minimum or Medicare contribution tax considerations, the special tax accounting rules under Section 451(b) of the Code or U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes), nor does it address any aspects of U.S. state, local or non-U.S. taxation.

We have not and do not intend to seek any ruling from the U.S. Internal Revenue Service (the “IRS”) regarding any aspect of the Business Combination or the exercise of redemption rights. There can be no assurance that the IRS will not take positions that are inconsistent with those discussed below or that any such positions could not be sustained by a court.

As used herein, the term “U.S. Holder” means a person that for U.S. federal income tax purposes is a beneficial owner of CAC Securities or Pubco Ordinary Shares received pursuant to the Business Combination and is:

•        an individual who is a citizen or resident of the United States;

•        a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•        an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. HOLDERS OF CAC SECURITIES SHOULD CONSULT THEIR TAX ADVISERS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES AFTER THE BUSINESS COMBINATION, OR THE REDEMPTION OF THEIR CAC ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS.

Tax Consequences of the Business Combination to U.S. Holders of CAC Securities

Subject to the qualifications, assumptions and limitations set forth in this section entitled “— Tax Consequences of the Business Combination to U.S. Holders of CAC Securities,” the following are certain material U.S. federal income tax consequences of the Business Combination to U.S. Holders of CAC Securities. As used in this section entitled “— Tax Consequences of the Business Combination to U.S. Holders of CAC Securities,” the term “U.S. Holder” means a U.S. Holder of CAC Securities.

Separation of a CAC Unit

Immediately prior to the Effective Time, each outstanding unit issued by CAC (a “CAC Unit”) will separate into its component securities, consisting of one CAC Ordinary Share and one CAC Right, and each CAC Right shall be automatically converted into the right to receive one-seventh of one CAC Ordinary Share, aggregated by each holder of CAC Ordinary Shares, with any fractional shares following such aggregation of shares held by such holder, rounded up to the nearest whole CAC Ordinary Share. The CAC Rights shall thereafter cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. At the Effective Time, all such CAC Ordinary Shares (including those converted from CAC Rights) will be exchanged for Pubco Ordinary Shares pursuant to the Merger.

No statutory, administrative or judicial authority directly addresses the treatment of an instrument such as a Unit for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. The separation of the CAC Ordinary Share and CAC Right comprising a CAC Unit is not expected to be a taxable event for U.S. federal income tax purposes. However, because there are no authorities that directly address instruments that are similar to the CAC Units, no assurance can be given that the IRS or a court will agree with the characterization described herein. The rest of this discussion assumes that the separation of the CAC Ordinary Shares and CAC Rights comprising a CAC Unit is not a taxable event for U.S. federal income tax purposes.

Furthermore, with respect to the CAC Rights that are first converted into CAC Ordinary Shares and then exchanged for Pubco Ordinary Shares pursuant to the Merger, a U.S. Holder could be subject to adverse U.S. federal income tax consequences under the PFIC regime as described below in “— Passive Foreign Investment Company (PFIC) Rules.” Specifically, assuming a QEF election (as defined below) is not available with respect to the CAC Rights, a U.S. Holder of CAC Rights may be subject to the “excess distribution” regime under the PFIC rules with regard to such an exchange.

Intended Tax Treatment of the Business Combination

Section 351(a) of the Code provides that no gain or loss is recognized if property is transferred to a corporation by one or more persons solely in exchange for stock in such corporation and immediately after the exchange such person or persons are in control of the corporation. Under the Code and other applicable guidance, “control” for this purpose requires the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each separate class of non-voting stock of the corporation.

Based upon representations made by the Company, CAC, Sponsor, and Pubco, and certain customary assumptions, it is the opinion of Loeb & Loeb LLP that, for U.S. federal income tax purposes, the Share Exchange and the Merger should be treated as integrated transactions and should qualify as exchanges of property for stock as described in Section 351(a) of the Code. (the “Intended Tax Treatment”).

The provisions of Section 351(a) of the Code are complex, however, and the qualification of the Share Exchange and Merger as non-recognition transactions thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond the control of CAC or Pubco.

If the Business Combination qualifies for the Intended Tax Treatment, and subject to the discussion below regarding CAC Rights and the discussion below under “— Passive Foreign Investment Company (PFIC) Rules”, a U.S. Holder that exchanges its CAC Securities in the Business Combination for Pubco Ordinary Shares generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of Pubco Ordinary Shares received in the Business Combination by a U.S. Holder should be equal to the adjusted tax basis of the CAC Securities surrendered in the Business Combination in exchange therefor. A U.S. Holder’s holding period for Pubco Ordinary Shares received in the exchange should include the holding period for the CAC Securities surrendered in the exchange.

If the Business Combination fails to qualify for the Intended Tax Treatment, the Business Combination will be a fully taxable transaction for U.S. federal tax purposes if the Business Combination does not qualify for non-recognition treatment under another provision of the Code. In that case, a U.S. Holder that exchanges its CAC Securities for Pubco Ordinary Shares under the Business Combination will recognize gain or loss equal to the difference between (i) the sum of the fair market value of Pubco Ordinary Shares received and (ii) the U.S. Holder’s adjusted tax basis in the CAC Securities exchanged. A U.S. Holder’s aggregate tax basis in Pubco Ordinary Shares received will be their fair market value on the date the U.S. Holder receives them. The U.S. Holder’s holding period for Pubco Ordinary Shares received pursuant to the Business Combination will begin on the day after the date the U.S. Holder receives such Pubco Ordinary Shares. Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the CAC Securities exceeds one year at the time of the Business Combination. Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to preferential rates of U.S. federal income taxation. It is unclear, however, whether the redemption rights with respect to the CAC Ordinary Shares have suspended the applicable holding period for this purpose. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

The completion of the Business Combination is not conditioned on the Business Combination qualifying for the Intended Tax Treatment, nor upon the receipt of an opinion of counsel or a ruling from the IRS to that effect. No party to the Business Combination Agreement has requested an opinion of counsel or a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, even if the parties to the Business Combination Agreement conclude that the Business Combination qualifies for the Intended Tax Treatment, no assurance can be given that the IRS will not challenge that conclusion or that a court would not sustain such a challenge.

No party to the Business Combination Agreement, nor any of their respective advisors or affiliates, makes any representations or provides any assurances regarding the tax consequences of the Business Combination, including whether the Business Combination qualifies for the Intended Tax Treatment. Each U.S. Holder is urged to consult its tax advisors with respect to the qualification of the Business Combination for the Intended Tax Treatment and the tax consequences to them if the Business Combination does not so qualify. The remainder of this discussion assumes that the Business Combination qualifies for the Intended Tax Treatment.

Application of the Passive Foreign Investment Company Rules to the Business Combination

Based upon the composition of its income and assets, as discussed below, CAC believes that it would likely be considered a passive foreign investment company (“PFIC”) for its current taxable year that will end as a result of the Business Combination.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code if promulgated will have a retroactive effective date. If finalized in their current form, or if the provisions of Section 1291(f) of the Code are deemed to be self-executing even in the absence of final Treasury Regulations, those proposed Treasury Regulations may require gain recognition (but not loss recognition) to U.S. Holders of CAC Ordinary Shares in connection with the Business Combination if:

(1)    CAC were classified as a PFIC at any time during such U.S. holder’s holding period for such CAC Ordinary Shares; and

(2)    the U.S. holder had not timely made, effective from the first taxable year of its holding period of CAC Ordinary Shares during which CAC qualified as a PFIC: (a) a valid election to treat CAC as a “qualified electing fund” under Section 1295 of the Code (a “QEF election”), or (b) a valid “mark-to-market election” under Section 1296 of the Code, with respect to such CAC Ordinary Shares.

The tax on any such recognized gain would be imposed based on the “excess distribution” rules, discussed below under “— Passive Foreign Investment Company (PFIC) Rules.” However, if Pubco is a PFIC, then the same proposed regulations under Section 1291(f) of the Code would not require U.S. holders of CAC Ordinary Shares who exchange their CAC Ordinary Shares for Pubco Ordinary Shares to recognize any gain. U.S. Holders of CAC Rights should consult their tax advisors with respect to the treatment under the foregoing rules of CAC Rights converted into CAC Ordinary Shares immediately prior to the Merger.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted and, further, whether the IRS would take the position that the provisions of Section 1291(f) of the Code are self-executing. Additionally, the treatment of U.S. holders of CAC Ordinary Shares who exchange their CAC Ordinary Shares for Pubco Ordinary Shares could be materially different from that described above if Pubco is treated as a PFIC for U.S. federal income tax purposes (see discussion below under “— Passive Foreign Investment Company (PFIC) Rules”). Therefore, U.S. Holders of CAC Ordinary Shares that have not made a timely QEF election or a mark-to-market election, pursuant to the proposed Treasury Regulations, may be subject to taxation under the PFIC rules on the Business Combination to the extent their CAC Ordinary Shares have a fair market value in excess of their tax basis therein.

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE BUSINESS COMBINATION ARE VERY COMPLEX AND ARE AFFECTED BY VARIOUS FACTORS. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Tax Consequences of Ownership and Disposition of Pubco Ordinary Shares

Taxation of Distributions

Subject to the Passive Foreign Investment Company (“PFIC”) rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of taxes withheld therefrom, if any) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the preferential capital gains rate applicable to qualified dividend income, provided that (1) Pubco Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands and we do not expect to be tax resident in another jurisdiction, clause (1) above is expected to be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include Nasdaq. You are urged to consult your tax advisors regarding the availability of the preferential rate for dividends paid with respect to Pubco Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends paid with respect to Pubco Ordinary Shares will generally constitute foreign source income for foreign tax credit limitation purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to Ordinary Shares will generally constitute “passive category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Pubco Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution paid with respect to Pubco Ordinary Shares will be treated as a dividend.

Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Pubco Ordinary Shares

Subject to the discussion below under “— Passive Foreign Investment Company (PFIC) Rules”: a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of Pubco Ordinary Shares in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such Pubco Ordinary Shares, each determined in U.S. dollars. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Pubco Ordinary Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at preferential rates. The deduction of capital losses is subject to certain limitations.

Consequences of a Redemption of CAC Ordinary Shares

In the event that a U.S. Holder’s CAC Ordinary Shares are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under “Extraordinary General Meeting of CAC Shareholders — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will generally depend on whether the redemption qualifies as a sale of the CAC Ordinary Shares under Section 302 of the Code (in which case such redemption would be treated as described above under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pubco Ordinary Shares”) or rather as a distribution, in which case such redemption would be treated as described in “— Tax Consequences of Ownership and Disposition of Pubco Ordinary Shares — Taxation of Distributions”.

Generally, whether a redemption qualifies for sale treatment will generally depend on the total number of CAC Ordinary Shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder described in the following paragraph) relative to all CAC Ordinary Shares outstanding both before and after such redemption (and treating Pubco Ordinary Shares as CAC Ordinary Shares for this purpose). The redemption of CAC Ordinary Shares generally will be treated as a sale of the CAC Ordinary Shares (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the tests are satisfied, a U.S. Holder generally takes into account not only CAC Ordinary Shares actually owned by the U.S. Holder, but also any CAC Ordinary Shares that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, such as the CAC Rights. In order to meet the substantially disproportionate test, the percentage of our outstanding voting shares (including the CAC Ordinary Shares and Pubco Ordinary Shares received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the redemption of CAC Ordinary Shares must, among other requirements, be less than 80% of the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption. Before the Business Combination, the CAC Ordinary Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all CAC Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all CAC Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of ours. The redemption of the CAC Ordinary Shares will generally not be essentially equivalent to a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in CAC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the redemption will be treated as a corporate distribution and taxed in the manner described above under “— Tax Consequences of Ownership and Disposition of Pubco Ordinary Shares — Taxation of Distributions”. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed CAC Ordinary Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in other shares constructively owned by such U.S. Holder.

Any income or gain recognized with respect to the redemption of CAC Ordinary Shares will be subject to the PFIC rules described below.

U.S. HOLDERS OF CAC ORDINARY SHARES CONTEMPLATING THE EXERCISE OF THEIR REDEMPTION RIGHTS SHOULD CONSULT THEIR TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES THEREOF.

Passive Foreign Investment Company (PFIC) Rules

The U.S. federal income tax treatment of U.S. Holders of CAC Ordinary Securities and Pubco Ordinary Shares could be materially different from that described above due to the application of the PFIC rules.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, royalties, rents, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents may be classified as passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation.

Pursuant to the start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC, (2) it is established to the satisfaction of the IRS that the corporation will not be a PFIC for either of the first two taxable years following the start-up year, and (3) the corporation is not in fact a PFIC for either of those years (the “start-up exception”). Because CAC may be classified a PFIC for its current taxable year and in future taxable years, it may not be able to qualify for the start-up exception.

Depending on the closing date of the Business Combination and the composition of Pubco’s income and assets and the estimated value of Pubco’s assets, including goodwill, Pubco may be a PFIC for its current taxable year. Pubco’s PFIC status for any taxable year is a factual annual determination that can be made only after the end of that year and will depend on the composition of Pubco’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of Pubco Ordinary Shares from time to time, which could be volatile). Furthermore, whether and to which extent Pubco’s income and assets, including goodwill, will be characterized as active or passive will depend on various factors that are subject to uncertainty, including Pubco’s future business plan and the application of laws that are subject to varying interpretation.

In addition, any income or gain recognized by a U.S. Holder electing to have its CAC Ordinary Shares redeemed, as described above under the heading “— Tax Consequences of Ownership and Disposition of Pubco Ordinary Shares — Consequences of a Redemption of CAC Ordinary Shares,” would generally be subject to a special tax and interest charge if such U.S. Holder did not make a qualified electing fund (“QEF”) election for CAC’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such shares, a QEF election along with an applicable purging election, or a mark-to-market election (collectively, the “PFIC Elections”).

If Pubco is a PFIC for any taxable year during which a U.S. Holder owns Pubco Ordinary Shares and any entity in which it owns equity interests is also a PFIC (a “Lower-tier PFIC”), the U.S. Holder will be deemed to own their proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax according to the rules described above on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holders will not receive any proceeds of those distributions or dispositions.

If Pubco (or CAC, with respect to U.S. Holders who hold CAC Securities prior to the Merger) is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Pubco Ordinary Shares, gain recognized by the U.S. Holder on a sale or other disposition (including certain pledges) of its Pubco Ordinary Shares will be allocated ratably over the U.S. Holder’s holding period for such Pubco Ordinary Shares. The amounts allocated to the taxable year of the sale or disposition and to any year before Pubco became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as applicable, for that taxable year, and an interest charge will be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any taxable year on its Pubco Ordinary Shares exceed 125% of the average of the annual distributions on Pubco Ordinary Shares received during the preceding three taxable years or the U.S. Holder’s holding period, whichever is shorter, the excess distributions will be subject to taxation in the same manner.

In general, a U.S. Holder of CAC Ordinary Shares may avoid the adverse PFIC tax consequences described above in respect of Pubco Ordinary Shares if it has made and maintains a timely and valid QEF election to include in income its pro rata share of CAC’s (and its successor Pubco’s) net capital gains (as long-term capital gains) and other earnings and profits (as ordinary income), on a current basis, in each case, whether or not distributed, in the taxable year of the U.S. Holder in which or with which CAC’s (or its successor Pubco’s) taxable year ends. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from CAC or Pubco, as the case may be. In the event that Pubco determines that it is a PFIC, CAC will endeavor to make available to U.S. Holders sufficient information to make a timely QEF election with respect to Pubco. There is, however, no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided. Accordingly, there can be no assurance that a U.S. Holder will have the information necessary to make a QEF election.

If a U.S. Holder makes a QEF election with respect to its CAC Ordinary Shares or Pubco Ordinary Shares (as applicable) in a year after our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) CAC Ordinary Shares or Pubco Ordinary Shares, then notwithstanding such QEF election, the adverse tax consequences including the rules relating to “excess distributions” discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. Holder’s CAC Ordinary Shares or Pubco Ordinary Shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such CAC Ordinary Shares or Pubco Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the CAC Ordinary Shares or Pubco Ordinary Shares. U.S. Holders are strongly urged to consult their tax advisors regarding the application of the rules governing purging elections to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, will apply to all subsequent taxable years of the U.S. Holder during which we are a PFIC and such U.S. Holder holds CAC Ordinary Shares or Pubco Ordinary Shares (as applicable), unless revoked by the U.S. Holder with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed United States federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

If a U.S. Holder has made a QEF election with respect to our CAC Ordinary Shares or Pubco Ordinary Shares (as applicable), and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of our CAC Ordinary Shares or Pubco Ordinary Shares generally will be taxable as capital gain and no additional tax or interest charge will be imposed under the PFIC rules. As discussed above, if we are a PFIC for any taxable year, a U.S. Holder of our CAC Ordinary Shares or Pubco Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of our earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if we are not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to our CAC Ordinary Shares or Pubco Ordinary Shares for such a taxable year.

It is unclear whether a U.S. Holder of CAC Rights is entitled to make a QEF election with respect to the CAC Rights. Under proposed Treasury regulations, for purposes of the PFIC rules, the holding period of CAC Ordinary Shares received with respect to CAC Rights (and the holding period of Pubco Ordinary Shares received with respect thereto) could include the holding period for the CAC Rights. Therefore, assuming a QEF election is not available with respect to the CAC Rights, a U.S. Holder of CAC Rights may be subject to the general PFIC rules described in the preceding paragraph with respect to the shares underlying the CAC Rights, even if the U.S. Holder made a QEF election with respect to its other CAC Ordinary Shares, unless a purging election is made. U.S. Holders of CAC Rights should consult their tax advisers regarding whether and how the PFIC rules apply to their CAC Rights or the underlying CAC Ordinary Shares.

Alternatively, if a U.S. Holder owns shares in a company that is a PFIC and the shares are “regularly traded” on a “qualified exchange,” such U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described above. The CAC Ordinary Shares and Pubco Ordinary Shares will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the CAC Ordinary Shares or Pubco Ordinary Shares, as applicable, are traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, where the CAC Ordinary Shares are listed and Pubco Ordinary Shares are expected to be listed, is a qualified exchange for this purpose. If a U.S. Holder makes (or has made) the mark-to-market election for the first taxable year of CAC or Pubco in which it is or was treated as a PFIC with respect to such U.S. Holder, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the CAC Ordinary Shares or Pubco Ordinary Shares (as applicable) at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the CAC Ordinary Shares or Pubco Ordinary Shares (as applicable) over their fair market value at the end of the taxable year, but only to the extent of the net amount of income previously included as a result of the mark-to-market election. If a U.S. Holder makes the mark-to-market election, the U.S. Holder’s tax basis in the CAC Ordinary Shares or Pubco Ordinary Shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of CAC Ordinary Shares or Pubco Ordinary Shares in a year in which Pubco is a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on CAC Ordinary Shares or Pubco Ordinary Shares will be treated as discussed under “— Taxation of Distributions” above. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances. U.S. Holders should note that there is no provision in the Code, Treasury regulations or other official IRS guidance that would give them the right to make a mark-to-market election with respect to any Lower-tier PFIC, the shares of which are not regularly traded, and, therefore, the general rules applicable to ownership of a PFIC described above could continue to apply to a U.S. Holder with respect to any Lower-tier PFIC of Pubco, even if the U.S. Holder made a mark-to-market election with respect to the CAC Ordinary Shares or Pubco Ordinary Shares.

If Pubco is (or is treated with respect to a particular U.S. Holder as) a PFIC for any taxable year during which a U.S. Holder owns any Pubco Ordinary Shares, subject to certain limited exceptions set forth in applicable Treasury Regulations, the U.S. Holder will be required to file IRS Form 8621 with the IRS with respect to Pubco and any Lower-tier PFIC. U.S. Holders should consult their tax advisers regarding the effect of whether Pubco is a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of Pubco Ordinary Shares.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends received by U.S. Holders of Pubco Ordinary Shares (including constructive dividends), and the proceeds received on the disposition of Pubco Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients. Information reporting requirements will also apply to redemptions from U.S. Holders of CAC Ordinary Shares. Backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to Pubco Ordinary Shares, subject to certain exceptions (including an exception for Pubco Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Pubco Ordinary Shares. In addition to these requirements, U.S. Holders may be required to annually file FinCEN Report 114 (Report of Foreign Bank and Financial Accounts) with the U.S. Department of Treasury. U.S. Holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of Pubco Ordinary Shares.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules, if any, may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Cayman Tax Considerations

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to SPAC levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of SPAC Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the SPAC Shares, as the case may be, nor will gains derived from the disposal of the SPAC Shares be subject to Cayman Islands income or corporation tax.

DESCRIPTION OF PUBCO’S SECURITIES

A summary of the material provisions governing Pubco’s securities immediately following the completion of the Business Combination is described below. This summary is not complete and should be read together with Pubco’s amended memorandum and articles of incorporation, and which we refer to as the Restated Pubco Charter, to be effective upon completion of the Business Combination, a copy of which is appended to this proxy statement/prospectus as Annex C.

The following descriptions of share capital and provisions of the Restated Pubco Charter are summaries and are qualified by reference to Restated Pubco Charter. The description of Pubco Shares reflects changes to Pubco’s capital structure that will occur upon the closing of the Business Combination Agreement. You are urged to read the Restated Pubco Charter for a complete description of the rights and preferences of our securityholders.

Pubco is a BVI business company limited by shares and incorporated in the BVI (company number 2190784) and its affairs are governed by its memorandum and articles of incorporation, as amended and restated from time to time, the BVI Business Companies Act, Revised Edition 2020 (the “BVI Companies Act”), and the common law of the BVI.

Under the existing memorandum and articles of incorporation of Pubco, which we refer to as the Existing Pubco Charter, Pubco currently has only one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another. Pubco is currently authorized to issue 100 shares, each having no par value, under the Existing Pubco Charter.

General

Immediately prior to the consummation of the Business Combination, Pubco shall amend and restate its Existing Pubco Charter with the amended and restated Pubco Charter (which for purposes of the discussion of this section, we also refer to as the “Pubco Charter”). According to the Pubco Charter, Pubco will be authorized to issue a maximum of 512,500,000 shares in two classes: up to 500,000,000 ordinary shares, each having no par value (“Pubco Ordinary Shares,” which we also refer to in this section as “Ordinary Shares”) and up to 12,500,000 Class F shares, each having no par value (“Pubco Class F Shares,” which we also refer to in this section as “Class F Shares”). All of Pubco Ordinary Shares are fully paid and non-assessable. Certificates representing Pubco Ordinary Shares do not need to be issued as a matter of BVI law and will not be issued. Pubco may not issue shares to bearer. Pubco’s shareholders who are non-residents of the BVI may freely hold and transfer their Pubco Ordinary Shares. The Pubco Ordinary Shares at Closing are expected to be listed on Nasdaq under the symbol “SAIQ” reflecting the Company’s d/b/a SpaceAIQ Corp.

The following includes a summary of the material terms of Pubco Ordinary Shares and Pubco Class F Shares (together, the “Pubco Shares”), based on the Pubco Charter and BVI law. Because it is only a summary, it may not contain all the information that is important to you.

Ordinary Shares

Each Ordinary Share confers upon the Shareholder the following rights: the right to attend any meeting of Shareholders; the right to one vote per Ordinary Share on any Resolution of Shareholders as against each other Ordinary Share but, as a class, the Ordinary Shares shall retain 50.01% of Pubco’s voting power; the right to an equal share in any dividend paid by Pubco against each other Ordinary Share, which shall be any amount paid by Pubco against each Class F Share but shall not rank in preference or be subordinate to any other Share; the right to an equal share in the distribution of the surplus assets of Pubco against each other Ordinary Share, which shall be any amount paid by Pubco against each Class F Share but shall not rank in preference to any other Share; and such other rights and entitlements as may be specified in the Articles. Our Ordinary Shareholders have no conversion, pre-emptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Ordinary Shares.

Class F Shares

Each Class F Share confers upon the Shareholder the following rights: the right to attend and vote at any meeting of holders of shares of the Company (“Shareholders”).

Voting Rights.    Class F Shares confer a number of votes per Class F Share, on any matter that is submitted to a vote of Shareholders that would cause the total votes of all Class F Shares to equal 49.99% of the voting power of all Pubco Shares (or, if the applicable voting standard is “a majority of the Shares present in person or represented by proxy and entitled to vote on such matter”, 49.999999% of the voting power of Pubco Shares present in person or represented by proxy and entitled to vote on such matter); the right to an equal share in any dividend paid by Pubco against each other Class F Share, which shall be equal to any amount paid by Pubco against each Pubco Ordinary Share but which shall not rank in preference to any other Pubco Share; and the right to an equal share in the distribution of the surplus assets of Pubco against each other Class F Share, which shall be equal to any amount paid by Pubco against each Pubco Ordinary Share but which shall not rank in preference to any other Pubco Share. There is no minimum ownership threshold for the provisions of 49.99% of voting power of Class F Shares.

Non-Transferability.    The Class F Shares are non-transferable except to affiliates of the holders, and the holders of Class F Shares as the date of this proxy statement/prospectus consist of WISeKey and SEALSQ.

Conversion Rights.    Holders of Class F Shares can convert each Class F Share, at any time, into one Pubco Ordinary Share.

Redemption upon Change of Control of Holder.    The Class F Shares are subject to mandatory and automatic redemption, in the event of a change of control of the holder of Class F Shares (being the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any shareholder of Class F Shares which is a corporate entity), as determined by Pubco’s board of directors, in exchange for the issuance of new Ordinary Shares at a ratio of one (1) Ordinary Share for each one (1) Class F Share redeemed. Effectively, this would occur if WISeKey or SEALSQ had such a change of control. There is no minimum ownership threshold below which the Class F shares are automatically redeemed upon such change of control of a holder of Class F Shares.

General Provisions of Pubco Shares

Transfer and Conversion.    All Pubco Ordinary Shares will be issued in registered form and may be freely transferred under the Pubco Charter, unless any such transfer is restricted or prohibited by another instrument, Nasdaq rules or applicable securities laws.

Class F Shares are non-transferable, except to affiliates of the holder, and are held by WISeKey and SEALSQ. The Class F Shares are issued in a private placement and convertible on a one for one basis into Pubco Ordinary Shares, at any time upon determination by the holder of such shares. The Class F Shares are not listed on any securities exchange.

Under the BVI Companies Act, shares that are listed on a “recognized exchange” (as that term is defined in the BVI Companies Act) may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares listed on the “recognized exchange” and subject to the Pubco Charter.

Among other things, certain of the shareholders of the Company, pursuant to lock-up agreements entered into in connection with the Business Combination (the “Lock-Up Agreements”) and subject to the exceptions therein, may not transfer their Ordinary Shares until 180 days following the consummation of the Business Combination. Additionally, any Securities received in the Business Combination by persons who are or become affiliates of the Company for purposes of Rule 144 under the Securities Act may be resold only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act, including pursuant to this prospectus. Persons who may be deemed affiliates of the Company generally include individuals or entities that control, are controlled by or are under common control with, the Company and may include the directors and executive officers of the Company, as well as its significant shareholders.

Dividends.    The holders of Pubco Ordinary Shares and Class F Shares are entitled to such dividends as may be declared by its Board of Directors, as provided in the Pubco Charter, as described above. The Pubco Charter provides that Pubco may authorize a dividend if the directors are satisfied, on reasonable grounds, that Pubco will satisfy the “solvency test” as set out in the BVI Business Companies Act, meaning that, immediately after the payment of the dividend, the value of Pubco’s assets exceeds its liabilities, and Pubco is able to pay its debts as they fall due.

Redemption Rights.    The BVI Companies Act and the Pubco Charter permit Pubco to purchase its own shares with the prior written consent of the relevant members, on such terms and in such manner as may be determined by its board of directors, in each case in accordance with the BVI Companies Act and the Pubco Charter. The Class F Shares have special redemption rights in the event of a change of control of a holder of Class F Shares as described above under “— Class F Shares — Redemption Upon Change of Control of Holder.”

Issuance of Additional Shares.    The Pubco Charter authorize the Board to issue additional shares of Pubco from time to time as the Board shall determine, subject to the BVI Companies Act and the provisions, if any, in the Pubco Charter (and to any direction that may be given by Pubco in a meeting of its shareholders) and, where applicable, the rules and regulations of any applicable exchange, the SEC and/or any other competent regulatory authority and without prejudice to any rights attached to any existing shares.

However, under British Virgin Islands law, Pubco’s directors may only exercise the rights and powers granted to them under the Pubco Charter for a proper purpose and for what they believe in good faith to be in the best interests of Pubco.

Shareholders’ Meetings.    Under the Pubco Charter, Pubco may, but (unless required by any applicable law, rule or regulation) is not obligated to, hold an annual meeting each year. The chairman of the board of directors of Pubco (the “Board”), if in office (or in the absence of the chairman of the Board, the CEO, or a director, as specified in the Pubco Charter), may call an annual meeting or any meeting upon not less than seven days’ notice unless such notice is waived in accordance with the Pubco Charter. A meeting notice must specify the place, day and hour of the meeting and the general nature of the business to be conducted at such meeting. At any meeting of Pubco’s shareholders, one-third of the voting power of the Pubco Shares entitled to vote at such meeting shall constitute a quorum. Subject to the requirements of the BVI Companies Act, only those matters set forth in the notice of the meeting or (solely in the case of a meeting convened upon a Shareholder Meeting Request (as defined below)) properly requested in connection with a Shareholder Meeting Request may be considered or acted upon at a meeting of the Pubco shareholders.

Under the Pubco Charter, shareholders of Pubco have the right to submit a requisition (a “Shareholder Meeting Request”) requiring the Board to convene a meeting, as more particularly described below. Only those matters set forth in the notice of the meeting or properly the subject of a Shareholder Meeting Request may be considered or acted upon at such a meeting.

To properly requisition a shareholder meeting pursuant to a Special Meeting Request, (a) the request of shareholders representing not less than 30% of the voting power represented by all issued and outstanding Shares of Pubco in respect of the matter for which such meeting is requested must be deposited at the registered office of Pubco and (b) the requisitioning shareholders must comply with certain information requirements specified in the Pubco Charter.

In connection with any meeting of shareholders of Pubco, the right of a shareholder to bring other business or to nominate a candidate for election to the Board must be exercised in compliance with the requirements of the Pubco Charter. Among other things, notice of such other business or nomination must be received at the registered office of Pubco not later than the close of business on the date that is 90 days before, and not earlier than the close of business on the date that is 120 days before, the one-year anniversary of the preceding year’s annual meeting, subject to certain exceptions.

A resolution of shareholders is passed at a meeting of shareholders where unless otherwise specified in the Articles, approved by a Resolution of Members at a general meeting. A Resolution of Members means the affirmative vote of a majority of the votes of the Pubco shares entitled to vote thereon which were present at the meeting (or where proxies are allowed, by proxy) and were voted (and absent shareholders, shareholders who are present but do not vote, blanks and abstentions are not counted). A Resolution of Members may also mean a resolution consented to in writing by a majority of Pubco shares entitled to vote thereon, held by written consent and without a meeting. In computing the majority when a poll is demanded, regard shall be had to the number of votes to which each shareholder is entitled by the Pubco Charter.

Liquidation.    Upon the liquidation of Pubco, holders of Pubco Ordinary Shares and Class F Shares will be entitled to receive that portion of Pubco’s assets remaining available for distribution after satisfaction of all of its liabilities in those proportions provided in the Pubco Charter, described above.

Inspection of Books and Records.    Holders of Pubco Shares have no general right under BVI law to inspect or obtain copies of Pubco’s corporate records (other than the memorandum and articles of association and any resolutions passed by such companies, and the register of members and directors of such companies). However, Pubco will provide its shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares.    The Pubco Charter authorizes Pubco’s Board of Directors to issue additional ordinary shares from time to time as its Board of Directors shall determine, to the extent of available authorized but unissued shares.

The Pubco Charter also authorizes the Pubco board of directors to establish and designate from time to time classes of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•        the designation of the series;

•        the number of shares of the series;

•        the dividend rights, conversion rights, voting rights; and

•        the rights and terms of redemption and liquidation preferences.

The Pubco board of directors may issue preference shares without action by its shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares. It should be noted that the rights attaching to any preference shares may rank in priority to those attached to Pubco Ordinary Shares. Pubco has no preference shares issued and outstanding at the date of this prospectus. Any amendment to the Pubco Charter by the Board in order to assign rights to any preference shares and the issuance of such preference shares would be subject to applicable directors’ duties.

Anti-Takeover Provisions.    Some provisions of the Pubco Charter may discourage, delay or prevent a change of control of Pubco or management that shareholders may consider favorable, including provisions that authorize the Board to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by Pubco’s shareholders. In addition, the Pubco Charter provides for limitation of liability of, and the indemnification of and advancement of expenses to, members of the Board and other specified persons. The Pubco Charter also contains advance notice procedures with which shareholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a shareholders’ meeting, which could preclude shareholders from bringing matters before annual or other meetings and delay changes in the Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise from attempting to obtain control of Pubco.

Register of Members

Under the BVI Act, the Shares are deemed to be issued when the name of the shareholder is entered in the register of members. Our register of members will be maintained by our transfer agent, Computershare Trust Company, N.A.,

If:

(a)     information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register; or

(b)    there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands Courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct Pubco to pay all costs of the application and any damages the applicant may have sustained.

Dividends

We have not paid any cash dividends on our shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings. Under the laws of the British Virgin Islands and our Articles, we may only pay a dividend or make a distribution to our shareholders if, following such dividend or distribution, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due.

COMPARISON OF SHAREHOLDER RIGHTS

The rights of the shareholders of CAC and the relative powers of the CAC Board are governed by Cayman Islands laws and the CAC Charter. As a result of the Business Combination Agreement, each CAC Ordinary Share issued and outstanding (other than dissenting shares) shall automatically be cancelled and cease to exist in exchange for the right to receive, without interest, one Pubco Ordinary Share. Each Pubco Ordinary Share will be issued in accordance with, and subject to the rights and obligations of, the Restated Pubco Charter in substantially the form attached hereto as Annex C. Because Pubco will be, at the Effective Time, a company organized under the laws of the BVI, the rights of the shareholders of CAC will then be governed by BVI law and the Restated Pubco Charter.

Many of the principal attributes of Pubco Ordinary Shares and CAC Ordinary Shares will be similar. However, there are differences between the right of shareholders of Pubco under BVI law and the rights of shareholders of CAC, as in effect prior to the consummation of the Business Combination under Cayman law. In addition, there are differences between the Restated Pubco Charter and the CAC Charter.

The following is a summary of comparison of the material differences between the rights of holders of CAC Ordinary Shares under the CAC Charter and Cayman law, and the rights of holders of Pubco Ordinary Shares (into which such CAC Ordinary Shares are converted in the Business Combination) under the Restated Pubco Charter and BVI law. The discussion in this section does not include a description of the rights of Pubco Class F Ordinary Shares because the CAC Ordinary Shares are not issued to holders of CAC shares in the Business Combination. For more information on Pubco Class F Ordinary Shares, see “Description of Pubco’s Securities.” Similarly, the discussion does not include a description of the rights or obligations under the United States federal securities laws or Nasdaq listing requirements or of Pubco or CAC’s governance or other policies.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Restated Pubco Charter, the CAC Articles, applicable BVI law and applicable Cayman law.

	Pubco	CAC
Authorized and Outstanding Shares/Share Capital

The total number of shares of all classes of shares which Pubco will have authority to issue is 512,000,000 shares with no par value per share, each divided into two classes as follows: (i) 500,000,000 Pubco Ordinary Shares, and (ii) 12,500,000 Pubco Class F Shares.

The authorized share capital of CAC is US$50,000 divided into 490,000,000 ordinary shares of a par value of US$0.0001 each and 10,000,000 preference shares of par value US$0.0001 each.

As of the date of this proxy statement/prospectus, there are 4,494,439 CAC Ordinary Shares issued and outstanding.

General Meeting of Shareholders or Shareholders

All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors, by resolution of directors, or the chairman, if any, of the board of directors, acting alone, may, and the directors shall upon receipt of a valid requisition from shareholders holding at the date of deposit of the requisition not less than 30 percent of the voting power of the issued shares which as at that date carry the right to vote in respect of the matter for which the meeting is requested, call general meetings.

An annual general meeting of CAC shall be held no later than one year after the first financial year end occurring after its initial public offering, and shall be held in each year thereafter at such time as determined by the directors and CAC may, but shall not be obliged to, in each year hold any other general meeting, unless otherwise required by the applicable laws.

	Pubco	CAC
Action by Written Consent

The BVI Act provides that shareholders may take action by written consent. Under the Amended Charter a resolution in writing is passed when it is signed by a majority the shareholders of WISeSat who at the date of the notice of the resolution represent such majority of votes shares as would be entitled to vote on such resolution.

The Cayman Companies Act and CAC’s Amended and Restated Memorandum and Articles of Association allow a special resolution or an ordinary resolution to be passed in writing if signed by all the voting shareholders

Quorum

Business may only be transacted at a meeting if a quorum is present, being fifty percent of the voting power of the shares entitled to vote at such meeting, present in person or by proxy unless a higher threshold is required pursuant to the Revised Articles. Unless otherwise required by the BVI Act or the Revised Articles, a resolution of members may be passed by a simple majority vote of the members being entitled to vote.

One or more shareholders who together hold not less than one-third of the shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum; provided that a quorum in connection with any meeting that is convened to vote on a business combination shall be a majority of the shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy.

Notice of Meetings	At least twenty (20) calendar days’ written notice shall be given for an Annual General Meeting or Extraordinary General Meeting.	At least five days’ notice of a general meeting must be given to shareholders.
Charter Amendments

A BVI company’s memorandum and articles of association may be amended by resolutions of the board of directors and the shareholders, subject to the BVI Act and the Revised Articles. Under the Revised Articles, the rights conferred upon the holders of our shares of any class may only be varied with the consent in writing of the holders of a majority of the issued shares of that class or by a resolution approved at a meeting of the shares of that class by the affirmative vote of a majority of the votes of the shares of that class which were present at the meeting and were voted.

Subject to the Cayman Companies Act, CAC may, by special resolution, amend its memorandum and articles of association.

	Pubco	CAC
Size of Board, Election of Directors	The minimum number of directors shall be three and the maximum shall be twelve.

Unless otherwise determined by ordinary resolution, the minimum number of directors shall be one and the maximum shall be ten.

Prior to the closing of a business combination, CAC may by ordinary resolution of the holders of the shares appoint any person to be a director or may by ordinary resolution of the holders of the shares remove any director.

After the closing of a business combination, CAC may by ordinary resolution appoint any person to be a director or may by ordinary resolution remove any director.

Removal of Directors

Under the Revised Articles, a director may be removed:

•   with or without cause, by resolution of shareholders passed at a meeting of shareholders called for the purpose of removing the director or for purposes including the removal of the director or by a written resolution passed by at least 75% of the votes of the shares entitled to vote; or

•   with cause, by resolution of directors passed by all directors other than the director being removed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

Prior to the closing of a business combination, CAC may by ordinary resolution of the holders of the shares remove any director.

After the closing of a business combination, CAC may by ordinary resolution remove any director.

Board Vacancies and Newly Created Directorships

The Directors may at any time appoint any person to be a Director either to fill a vacancy or as an addition to the existing Directors. Where the Directors appoint a person as Director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a Director ceased to hold office.

The directors of CAC shall have power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an additional director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

	Pubco	CAC
Limitation of Liability and Indemnification of Directors and Officers

Section 132 of the BVI Act, and the Revised Articles, provide that, subject to certain limitations, WISeSat shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

Section 133 of the BVI Act permits a company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

Cayman Islands law allows CAC to indemnify its directors, officers and auditors acting in relation to any of the affairs against actions, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duties as the directors, officers and auditors.

Under CAC’s amended and restated memorandum and articles of association, CAC may indemnify its directors and officers to, among other persons, its directors and officers from and against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities which they or any of them incurred or sustained in or about the conduct of the SPAC’s business or affairs or in the execution or discharge of their or any of their duties, powers, authorities or discretions, except such (if any) as they shall incur or sustain through their own actual fraud, willful default or willful neglect.

CAC may purchase a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures CAC against its obligations to indemnify our officers and directors.

Power of Inspection

Under the BVI Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the BVI Registrar. A shareholder of a company is entitled upon giving written notice to the company, to inspect the memorandum and articles including Revised Articles, register of members, register of directors and meetings and resolutions of members and of those classes of which the shareholder is a member.

Shareholders of Cayman Islands exempted companies like CAC have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies.

	Pubco	CAC
Right to Dividends

Under BVI law, the board of directors may declare a dividend without shareholder approval, but a company may not declare or pay dividends if there are reasonable grounds for believing that:

•   the company is, or would after the payment be, unable to pay its debts as they fall due; or

•   that the value of the company’s assets would be less than its liabilities.

The board of directors of CAC has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

Appraisal Right

Under the BVI Business Companies Act, a shareholder who dissents from certain fundamental transactions (most notably a merger or consolidation and, in some cases, a sale, transfer, lease or exchange of more than 50% in value of the company’s assets not made in the ordinary course of business) is entitled to be paid the fair value of his or her shares. Fair value is determined by agreement with the company or, failing agreement, by the court. A shareholder who properly exercises dissent rights generally ceases to have any other rights in respect of those shares, save the right to seek relief on the ground that the transaction is void or unlawful.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

PUBCO ORDINARY SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Transactions, Pubco will have authorized 500,000,000 Pubco Ordinary Shares and 12,500,000 Pubco Class F Shares, based on the assumptions set out elsewhere in this proxy statement/prospectus, at least 19,387,652 Pubco Ordinary Shares issued and outstanding and 12,997,400 Pubco Class F Shares issued and outstanding. Following the closing of the Transactions, Pubco Ordinary Shares will be freely transferable by persons other than by Pubco’s “affiliates” without restriction or further registration under the Securities Act, except 1,767,760 Pubco Ordinary Shares to be issued to the Sponsor and its former and current directors and officers, which are subject to the lock-up and certain resell restrictions described below, and 210,000 Pubco Ordinary Shares to be issued to A.G.P./Alliance Global Partners and/or its designees, which are subject to certain resell restrictions described below. The remaining Pubco Ordinary Shares held by Pubco shareholders are subject to the lock-up restrictions described below and are subject to securities law restrictions, though may still be sold under Rule 144 of the Securities Act. Sales of substantial amounts of Pubco Ordinary Shares in the public market could adversely affect prevailing market prices of Pubco Ordinary Shares.

Lock-up Periods

Simultaneously with the execution and delivery of the Business Combination Agreement, CAC, Pubco and the Seller entered into a lock-up agreement (the “Lock-up Agreement”), which, among other things, provides for certain restrictions on the transfer of certain Pubco Ordinary Shares by the Seller and other holders who will become Pubco’s shareholders as a result of the WISeKey Distribution following the Closing, as further described below and subject to the terms and conditions set forth in the Lock-up Agreement.

Pursuant to the Lock-up Agreement, from and after the Closing, the Seller and other holders who will become Pubco shareholders as a result of the WISeKey Distribution shall not Transfer (as defined in the Lock-up Agreement) any of the Restricted Securities (as defined in the Lock-up Agreement) until the earlier of: (a) the six month anniversary of the date of the Closing; (b) the date (but not less than 60 days after the Closing) on which the closing price of Pubco Ordinary Shares exceeds $12.50 for any 20 trading days within a 30-day trading period following the Closing; and (c) the date after the Closing on which Pubco consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Pubco’s shareholders having the right to exchange their equity holdings in Pubco for cash, securities or other property.

Rule 144

All of Pubco’s Ordinary Shares that will be outstanding upon the completion of the Business Combination, other than those Pubco Ordinary Shares registered pursuant to the Registration Statement on Form F-4 of which this proxy statement/prospectus forms a part, will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of Pubco and has beneficially owned Pubco’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about Pubco. Persons who are affiliates of Pubco and have beneficially owned Pubco’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal 333,851 Pubco Ordinary Shares, including 271,178 Pubco Ordinary Shares held by Sponsor, WISeKey and SEALSQ that will be subject to certain lock-up arrangements described above; or

•        the average weekly trading volume of Pubco’s Ordinary Shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Pubco under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Pubco.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of WISeSat’s employees, consultants or advisors who purchases equity shares from Pubco in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Simultaneously with the Closing, CAC, Pubco, the Sponsor, and certain other members of CAC’s board of directors and/or management team will enter into an amendment and restatement (the “A&R Registration Rights Agreement”) of CAC’s existing Registration Rights Agreement, pursuant to which, among other matters, Pubco will assume the registration obligations of CAC under CAC’s existing Registration Rights Agreement, such rights will apply to Pubco Ordinary Shares, and Pubco insiders, including the Seller, will be provided with registration rights thereunder.

PRICE RANGE OF SECURITIES AND DIVIDEND INFORMATION

Market Price of CAC Units, CAC Ordinary Shares and CAC Rights

CAC Units, CAC Ordinary Shares and CAC Rights are traded on Nasdaq Global Market under the symbols “COLAU,” “COLA,” and “COLAR,” respectively. CAC Units commenced public trading on January 24, 2025 and CAC Ordinary Shares and CAC Rights commenced public trading on March 17, 2025.

The closing price of CAC Units, CAC Ordinary Shares and CAC Rights on November 7, 2025, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.65, $10.27 and $0.19, respectively. As of August 17, 2026, the Record Date, the closing price for CAC Units, CAC Ordinary Shares and CAC Rights was $11.05, $10.68 and $0.38, respectively.

Holders of CAC Units, CAC Ordinary Shares and CAC Rights should obtain current market quotations for their securities. The market price of CAC’s securities could vary at any time before the Transactions.

Holders of CAC Securities

As of August 17, 2026, there were two holders of record of CAC Units, six holders of record of CAC Ordinary Shares, and one holders of record of CAC Rights.

Dividends of CAC Securities

CAC has not paid any cash dividends on the CAC Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination Agreement. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Transactions. The payment of any cash dividends subsequent to the Transactions will be within the discretion of the board of directors of the combined company at such time. In addition, the CAC Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if CAC or Pubco incurs any indebtedness in connection with the Transactions or otherwise, the ability of the combined company to declare dividends may be limited by restrictive covenants that such parties may agree to in connection therewith.

Pubco

Market for Pubco Securities

Pubco is an entity newly formed to effectuate the Business Combination and there has been no public market for Pubco’s securities.

Holders

As a newly-formed entity, as of the date of this proxy statement/prospectus, there was one holder of Pubco’s securities.

Dividend Policy Following the Business Combination

Following completion of the Business Combination, Pubco’s board of directors will consider whether or not to institute a dividend policy. In connection with the Business Combination, Pubco may effect the WISeKey Distribution, as described elsewhere in this proxy statement/prospectus.

The Company

Market for the Company’s Securities

The Company is a private entity, and wholly owned subsidiary of WISeKey, and there has been no public market for the Company’s securities.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Upon completion of the Business Combination, Pubco shareholders will be entitled to attend and participate in Pubco’s annual regular and/or extraordinary general meetings of shareholders. Pubco will provide notice of the date on which its annual regular and/or extraordinary general meeting will be held in accordance with Pubco’s amended memorandum and articles of association and BVI law.

APPRAISAL RIGHTS UNDER THE CAYMAN ISLANDS LAW

Holders of record of CAC Ordinary Shares may have appraisal rights in connection with the Business Combination under the Cayman Companies Act. Holders of record of CAC Ordinary Shares wishing to exercise such statutory dissenter rights and make a demand for payment of the fair value for his, her or its CAC Ordinary Shares must give written objection to the Merger to CAC prior to the shareholder vote to approve the Merger and follow the procedures set out in Section 238 of the Cayman Companies Act. These statutory appraisal rights are separate to and mutually exclusive of the right of CAC’s Public Shareholders to demand that their Public Shares are redeemed for cash for a pro rata share of the funds on deposit in the Trust Account in accordance with the CAC Articles. It is possible that if a CAC shareholder exercises appraisal rights, the fair value of the CAC Ordinary Shares determined under Section 238 of the Cayman Companies Act could be more than, the same as, or less than such holder would obtain if he, she, or it exercised his, her or its redemption rights as described herein. CAC believes that such fair value would equal the amount that CAC shareholders would obtain if they exercise their redemption rights as described herein.

CAC shareholders need not vote against any of the Proposals at the extraordinary general meeting in order to exercise appraisal rights under the Cayman Companies Act. A CAC shareholder which elects to exercise appraisal rights must do so in respect of all of the CAC Ordinary Shares that person holds and will lose their right to exercise their redemption rights as described herein.

At the Effective Time, the dissenting CAC Ordinary Shares shall automatically be cancelled by virtue of the Merger, and each dissenting CAC shareholder will thereafter cease to have any rights with respect to such shares, except the right to be paid the fair value of such shares and such other rights as are granted by the Cayman Companies Act. Notwithstanding the foregoing, if any such holder shall have failed to perfect or withdraws or shall have otherwise lost his, her or its rights under Section 238 of the Cayman Companies Act (including in the circumstances described in the immediately following paragraph) or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Act, then the right of such holder to be paid the fair value of such holder’s dissenting CAC Ordinary Shares under Section 238 of the Cayman Companies Act will cease, the shares will no longer be considered dissenting CAC Ordinary Shares and such holder’s former CAC Ordinary Shares will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the allocable portion of Pubco Ordinary Shares, if any, to which such dissenting CAC shareholder is entitled, without any interest thereon. As a result, such dissenting CAC shareholder would not receive any cash for their CAC Ordinary Shares and would become a shareholder of Pubco, which will be the public company following the consummation of the Business Combination.

Holders of CAC Shares are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Companies Act.

ENFORCEABILITY OF CIVIL LIABILITY

Pubco is an exempted company with limited liability incorporated under the laws of the BVI. Accordingly, you may have difficulty serving legal process within the United States upon Pubco. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Pubco in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that BVI courts would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Pubco may be served with process in the United States with respect to actions against Pubco arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Pubco’s securities by serving Pubco’s U.S. agent irrevocably appointed for that purpose.

LEGAL MATTERS

The validity of Pubco Ordinary Shares offered by this proxy statement/prospectus and certain other BVI legal matters will be passed upon for Pubco by Harney Westwood & Riegels (BVI) LP. Certain legal matters relating to U.S. law will be passed upon for the Company and Pubco by Ellenoff Grossman & Schole LLP. Certain legal matters relating to U.S. law, including the material U.S. federal income tax consequences of the Business Combination to U.S. Holders, will be passed upon for CAC by Loeb & Loeb LLP. Certain Cayman legal matters will be passed upon for CAC by Ogier.

EXPERTS

The financial statements of CAC as of December 31, 2024 and 2025, and for the period from January 18, 2024 (inception) through December 31, 2024 and for the year ended December 31, 2025, have been included herein in reliance upon the report of Marcum Asia CPAs LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of the Company (WISeSat.Space Corp.) as of December 31, 2025 and 2024 and for years ended December 31, 2025 and 2024 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO AG, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Pubco (WISeSat.Space Holdings Corp.) as of December 31, 2025 and for the period from October 22, 2025 (date of inception) to December 31, 2025 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO AG, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, CAC and service providers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of CAC’s proxy statement. Upon written or oral request, CAC will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. Shareholders receiving multiple copies of such document may likewise deliver single copies of such document in the future. Shareholders may notify CAC of their requests by writing or calling CAC at its principal executive offices at Columbus Acquisition Corp, 14 Prudential Tower, Singapore, attention: Feng “Eric” Zhang.

TRANSFER AGENT AND REGISTRAR

The transfer agent for CAC’s securities currently is Continental Stock Transfer & Trust Company.

The transfer agent for Pubco’s securities effective as of the Closing will be Computershare Trust Company, N.A., who can be contacted at the following address:

Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021

Telephone: (800) 736-3001

WHERE YOU CAN FIND MORE INFORMATION

Pubco has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Pubco files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on CAC at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Transactions, you should contact via phone or in writing:

Columbus Acquisition Corp
14 Prudential Tower
Singapore
Attention: Feng “Eric” Zhang
(+1) 949 899 1827

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the extraordinary general meeting, or no later than September 2, 2026.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. All information contained or incorporated by reference in this proxy statement/prospectus relating to CAC has been supplied by CAC, and all such information relating to Pubco has been supplied by Pubco. Information provided by either CAC or Pubco does not constitute any representation, estimate or projection of any other party.

Neither CAC nor Pubco has authorized anyone to give any information or make any representation about the Transactions or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
Columbus Acquisition Corp
Unaudited Financial Statements
Condensed Balance Sheets as of June 30, 2026 (Unaudited) and December 31, 2025	F-2
Unaudited Condensed Statements of Operations for the Three and Six Months Ended June 30, 2026 and 2025	F-3
Unaudited Condensed Statements of Changes in Shareholders’ Equity (Deficit) for the Three and Six Months Ended June 30, 2026 and 2025	F-4
Unaudited Condensed Statements of Cash Flows for the Six Months Ended June 30, 2026 and 2025	F-5
Notes to Unaudited Condensed Financial Statements	F-6

Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID: 5395)	F-25
Balance Sheets as of December 31, 2025 and 2024	F-26
Statements of Operations for the Year Ended December 31, 2025 and for the Period from January 18, 2024 (Inception) Through December 31, 2024	F-27
Statements of Changes in Shareholders’ Equity (Deficit) Equity for the Year Ended December 31, 2025 and for the Period from January 18, 2024 (Inception) Through December 31, 2024	F-28
Statements of Cash Flows for the Year Ended December 31, 2025 and for the Period from January 18, 2024 (Inception) Through December 31, 2024	F-29
Notes to Financial Statements	F-30

COLUMBUS ACQUISITION CORP
CONDENSED BALANCE SHEETS

	June 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current Assets
Cash	$8,393	$483,756
Prepaid expenses	84,623	5,691
Total Current Assets	93,016	489,447

Demand Deposit in Trust Account	27,213,256	62,231,602
Total Assets	$27,306,272	$62,721,049

Liabilities, Shares Subject to Possible Redemption, and Shareholders’ (Deficit) Equity
Current Liabilities
Accounts payable and accrued expenses	$136,270	$230,209
Due to a related party	50,000	—
Due to a related party – administrative expenses	140,000	80,000
Due to a third party	100,000	—
Due to Target (WISeSat.Space Corp.)	25,000	—
Promissory note – Target (WISeSat.Space Corp.)	125,000	—
Total Current Liabilities	576,270	310,209
Total Liabilities	576,270	310,209

Commitments and Contingencies (Note 6)

Ordinary shares subject to possible redemption, $0.0001 par value, 490,000,000 shares authorized, 2,550,149 and 6,000,000 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	27,213,256	62,231,602

Shareholders’ (Deficit) Equity
Preference shares, $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Ordinary shares, $0.0001 par value, 490,000,000 shares authorized, 1,944,290 shares issued and outstanding (excluding 2,550,149 and 6,000,000 shares subject to possible redemption as of June 30, 2026 and December 31, 2025, respectively)	194	194
(Accumulated deficit) Retained earnings	(483,448)	179,044
Total Shareholders’ (Deficit) Equity	(483,254)	179,238
Total Liabilities, Shares Subject to Possible Redemption, and Shareholders’ (Deficit) Equity	$27,306,272	$62,721,049

The accompanying notes are an integral part of these unaudited condensed financial statements.

COLUMBUS ACQUISITION CORP
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
General and administrative expenses	$136,564	$151,899	$362,492	$405,833
Loss from operations	(136,564)	(151,899)	(362,492)	(405,833)
Other income:
Interest earned on investments held in Trust Account	226,350	614,514	513,750	1,018,247
Income before income taxes	89,786	462,615	151,258	612,414
Income taxes provision	—	—	—	—
Net income	$89,786	$462,615	$151,258	$612,414

Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	2,550,149	6,000,000	2,855,108	5,204,420
Basic and diluted net income per share, ordinary shares subject to possible redemption	$0.02	0.06	0.03	0.09
Basic and diluted weighted average shares outstanding, non-redeemable ordinary shares	1,944,290	1,944,290	1,944,290	1,885,379
Basic and diluted net income per share, non-redeemable ordinary shares	$0.02	$0.06	$0.03	$0.09

The accompanying notes are an integral part of these unaudited condensed financial statements.

COLUMBUS ACQUISITION CORP
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026

	Ordinary Shares		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance – December 31, 2025	1,944,290	$194	$—	$179,044	$179,238
Accretion of carrying value to redemption value	—	—	—	(287,400)	(287,400)
Extension fees deposited into trust account	—	—	—	(150,000)	(150,000)
Net income	—	—	—	61,472	61,472
Balance – March 31, 2026	1,944,290	$194	$—	$(196,884)	$(196,690)
Accretion of carrying value to redemption value	—	—	—	(226,350)	(226,350)
Extension fees deposited into trust account	—	—	—	(150,000)	(150,000)
Net income	—	—	—	89,786	89,786
Balance – June 30, 2026	1,944,290	$194	$—	$(483,448)	$(483,254)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025

	Ordinary Shares		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance – December 31, 2024	1,500,000	$150	$24,850	$(77,094)	$(52,094)
Issuance of Private Placement Units net of issuance cost of $9,453	234,290	23	2,333,424	—	2,333,447
Issuance of Public Rights net of issuance costs of $39,560	—	—	1,280,440	—	1,280,440
Issuance of Representative Shares	210,000	21	360,979	—	361,000
Issuance of independent director shares	—	—	61,478	—	61,478
Accretion of carrying value to redemption value	—	—	(3,262,254)	—	(3,262,254)
Net income	—	—	—	149,799	149,799
Balance – March 31, 2025	1,944,290	$194	$798,917	$72,705	$871,816
Accretion of carrying value to redemption value	—	—	(614,514)	—	(614,514)
Net income	—	—	—	462,615	462,615
Balance – June 30, 2025	1,944,290	$194	$184,403	$535,320	$719,917

The accompanying notes are an integral part of these unaudited condensed financial statements.

COLUMBUS ACQUISITION CORP
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30, 2026	For the Six Months Ended June 30, 2025
Cash Flows from Operating Activities:
Net income	$151,258	$612,414
Adjustment to reconcile net income to net cash used in operating activities:
Stock-based compensation	—	61,478
Interest earned on demand deposit in Trust Account	(513,750)	(1,018,247)
Changes in operating assets and liabilities:
Due to a related party – administrative expenses	60,000	20,000
Prepaid expenses	(78,932)	(56,646)
Accounts payable and accrued expenses	(93,939)	75,776
Net Cash Used in Operating Activities	(475,363)	(305,225)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay redeeming public shareholders	35,832,096	—
Cash deposit into Trust Account	(300,000)	(60,000,000)
Net Cash Provided by (Used in) Investing Activities	35,532,096	(60,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of public units	—	60,000,000
Proceeds from sale of private placement units	—	2,342,900
Payment of underwriter commissions	—	(900,000)
Repayment of promissory note – related party	—	(249,712)
Payment to redeeming public shareholders	(35,832,096)	—
Proceeds from due to Target	150,000	—
Proceeds from due to a third party	100,000	—
Proceeds from due to a related party	50,000	—
Payment of offering costs	—	(126,500)
Net Cash (Used in) Provided by Financing Activities	(35,532,096)	61,066,688

Net Change in Cash	(475,363)	761,463

Cash, Beginning of Period	483,756	—
Cash, End of Period	$8,393	$761,463

Supplemental Disclosure of Cash Flow Information:
Accretion of carrying value to redemption value	$813,750	$3,876,768
Issuance of Representative Shares	$—	$361,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

COLUMBUS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
June 30, 2026

Note 1 — Organization, Business Operation and Going Concern Consideration

Columbus Acquisition Corp (the “Company” or “CAC”) is a blank check company incorporated in the Cayman Islands on January 18, 2024. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic location. The Company has selected December 31 as its fiscal year end.

As of June 30, 2026, the Company had not commenced any operations. For the period from January 18, 2024 (inception) through June 30, 2026, the Company’s efforts had been limited to organizational activities as well as activities related to completing the initial public offering (“IPO”) described below, and subsequent to the IPO, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of dividend and/or interest income from the proceeds derived from the IPO and sale of Private Placement Units (as defined below).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placements Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company’s founder and sponsor is Hercules Capital Management VII Corp, a British Virgin Islands company (the “Sponsor”). The Company’s ability to commence operations was contingent upon obtaining adequate financial resources through the IPO (see Note 3) and the Private Placement (as defined below) to the initial shareholder (see Note 4).

On January 24, 2025, the Company consummated its IPO of 6,000,000 units (“Units”). Each Unit consists of one ordinary share, $0.0001 par value per share, and one right to receive of one-seventh of one ordinary share upon the completion of the initial Business Combination. The Units were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $60,000,000. The Company has also granted the underwriters a 45-day option to purchase up to an additional 900,000 Units to cover over-allotments, if any (see Note 3).

Simultaneously with the consummation of the IPO and the sale of the Units, the Company consummated the private placement (“Private Placement”) of 234,290 units (the “Private Placement Units”) to the Sponsor, at a price of $10.00 per Private Placement Unit, generating total proceeds of $2,342,900, which is described in Note 4.

Transaction costs amounted to $1,587,534 consisting of $900,000 of underwriting commissions which were paid in cash at the closing date of the IPO, $361,000 of the Representative Shares (discussed below), and $326,534 of other offering costs. At the IPO date, cash of $1,007,756 (which is net of funds used to repay the then outstanding balance of the Promissory Note described in Note 5) was held outside of the Trust Account (as defined below) and is available for working capital purposes.

In conjunction with the IPO, the Company issued to the underwriter 210,000 ordinary shares (the “Representative Shares”), which are nonredeemable. The fair value of the Representative Shares accounted for as compensation under Accounting Standards Codification (“ASC”) 718, “Compensation — Stock Compensation” (“ASC 718”) is included in the offering costs. The estimated fair value of the Representative Shares as of the IPO date totaled $361,000.

The Company’s initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the balance in the Trust Account (as defined below), (less any taxes payable on the income earned on the Trust Account) at the time of execution of the definitive agreement in connection with its initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for the post-transaction company not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company does not believe that its anticipated principal activities will subject the Company to the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

COLUMBUS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
June 30, 2026

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

Upon the closing of the IPO, management has agreed that at least $10.00 per public share underlying Units sold in the IPO will be held in a U.S.-based trust account (“Trust Account”). The funds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of 185 days or less, or in money market funds meeting the applicable conditions of Rule 2a-7 promulgated under the Investment Company Act which invest solely in direct U.S. government treasury securities, or in an interest bearing or non-interest-bearing demand deposit account. Except with respect to dividend and/or interest earned on the funds held in the Trust Account that may be released to the Company to pay the Company’s tax obligation, if any, the proceeds from the IPO and the sale of the Private Placement Units that are deposited and held in the Trust Account will not be released from the Trust Account until the earliest to occur of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association to (A) modify the substance or timing of obligation to redeem 100% of the Company’s public shares if the Company does not complete the Company’s initial Business Combination by January 22, 2027 (unless the Company extends such period by amending its Amended and Restated Memorandum and Articles of Association) or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity and (iii) the redemption of all of the Company’s public shares if the Company is unable to complete its initial business combination by January 22, 2027 (if fully extended), subject to applicable law. In no other circumstances will a public shareholder have any right or interest of any kind to or in the Trust Account.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon either (i) the completion of the initial Business Combination, (ii) if the Company is unable to complete the initial Business Combination within the prescribed combination period, subject to applicable law, or (iii) a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the obligation to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the prescribed combination period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity.

The Company has determined not to consummate any Business Combination unless the Company has net tangible assets of at least $5,000,001 upon such consummation in order to avoid being subject to Rule 419 promulgated under the Securities Act. However, if the Company seeks to consummate an initial Business Combination with a target business that imposes any type of working capital closing condition or requires the Company to have a minimum amount of funds available from the Trust Account upon consummation of such initial Business Combination, its net tangible asset threshold may limit the Company’s ability to consummate such initial Business Combination (as the Company may be required to have a lesser number of shares redeemed) and may force the Company to seek third party financing which may not be available on terms acceptable to the Company or at all. As a result, the Company may not be able to consummate such an initial Business Combination and the Company may not be able to locate another suitable target within the applicable time period, if at all.

Proposed Transactions

On November 9, 2025, the Company entered into a business combination agreement (as it may be amended, supplemented, or otherwise modified from time to time, the “BCA”) with WISeSat.Space Holdings Corp., a British Virgin Islands business company (“Pubco”), WISeSat Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”), WISeSat.Space Corp., a British Virgin Islands business company (the “Target”), and WISeKey International Holding Ltd., a Swiss company (together with its successors, including after its anticipated domestication to the British Virgin Islands prior to the Closing, the “Seller”). Pursuant to the BCA, subject to the terms and conditions set forth therein, upon the closing of the transactions contemplated by the BCA (the “Closing”), CAC will become a wholly owned subsidiary of Pubco; and each issued and outstanding CAC Security (as defined in the BCA) immediately prior to the effective time of the Merger (as defined in the BCA) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Pubco

COLUMBUS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
June 30, 2026

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

Ordinary Shares. Following the Merger, the Seller may distribute up to 10% of its Pubco shares to its own shareholders at its discretion. The transactions contemplated by the BCA and the Ancillary Documents are referred to herein as the “Transactions.”

The Transactions will be submitted to shareholders of the Company for approval at an extraordinary general meeting. Pubco, together with the Company, will file with the Securities and Exchange Commission (the “SEC”) a proxy statement/prospectus on Form F-4 (the “Business Combination Proxy Statement”) in connection with the proposed Transactions. On December 29, 2025, CAC and WISeKey International Holding AG jointly announced the confidential submission of a draft of the Business Combination Proxy Statement by Pubco with the SEC on December 23, 2025. Pursuant to the Company’s Charter, the Company currently has until January 22, 2027 to complete the Transactions, if fully extended.

Share Exchange Consideration

Immediately prior to the Effective Time, in full payment for the Company Shares, Pubco shall issue and deliver to the Seller the Exchange Shares with an aggregate value (the “Exchange Consideration”) equal to the sum of (i) Two Hundred Fifty Million U.S. Dollars ($250,000,000), plus (ii) the amount of any Transaction Financing (as defined in the BCA) that is made into the Company or its Subsidiaries prior to the Closing, with each Pubco Ordinary Share valued at Ten U.S. Dollars ($10.00). The Exchange Shares will be allocated between Pubco Ordinary Shares and Pubco Class F Shares in proportion to the number of Company Ordinary Shares and Company Class F Shares owned by Seller at the time of the Share Exchange.

The Pubco Class F Shares shall, in the aggregate, be entitled to 49.9% of the total vote on any matter voted on by the holders of Pubco Shares, and the Pubco Class F Shares will automatically convert into Pubco Ordinary Shares upon certain transfers in accordance with the Company Organizational Documents.

Treatment of CAC Securities; Merger Consideration

Pursuant to the BCA, (a) immediately prior to the Effective Time, every issued and outstanding CAC Unit shall be automatically detached, and the holder thereof shall be deemed to hold one CAC Ordinary Share and one CAC Right in accordance with the terms of the applicable CAC Unit (the “Unit Separation”); (b) immediately prior to the Effective Time and immediately following the Unit Separation, each issued and outstanding CAC Right (including the CAC Rights held as a result of the Unit Separation) shall be automatically converted into one-seventh of one CAC Ordinary Share; (c) at the Effective Time, every issued and outstanding CAC Ordinary Share (including each CAC Ordinary Share converted from CAC Rights pursuant to (b) above and each CAC Ordinary Share held as a result of the Unit Separation, other than the Excluded Shares, the Dissenting Shares and the Redeemed Shares (each as defined in the BCA)) shall become and be converted automatically into the right to receive one Pubco Ordinary Share, following which, all CAC Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

At the Effective Time, by virtue of the Merger, all Merger Sub Ordinary Shares issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding issued shares of the Surviving Company.

Sponsor Agreement

Simultaneously with the execution and delivery of the BCA, CAC, the Target, Pubco and the Sponsor entered into a sponsor agreement (the “Sponsor Agreement”). Pursuant to the Sponsor Agreement, on the terms and subject to the conditions set forth therein, the Sponsor agreed, among other things, (a) to vote in favor of the BCA and the Transactions and against any alternative transaction; (b) during the term of the Sponsor Agreement, not to transfer and to cause its affiliates not to transfer any of the Sponsor Shares (as defined therein) except as permitted thereby;

COLUMBUS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
June 30, 2026

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

(c) during the term of the Sponsor Agreement, not to redeem any Sponsor Shares (as defined therein) and convert all CAC rights held by it into the underlying CAC Ordinary Shares; (d) to pay for CAC Expenses (as defined in the BCA) in excess of the CAC Expense Cap (as defined in the BCA); (e) to take timely actions to extend CAC’s deadline to complete the Business Combination as necessary to consummate the Closing; and (f) that any working capital loans made to CAC (including for any Extension Payments) will at the Closing be either, as requested by the Target, repaid in cash or converted into CAC Working Capital Units in accordance with the IPO Prospectus (excluding after CAC has fully utilized its existing working capital as of the Signing Date, up to $400,000 in working capital loans made prior to the Closing to CAC by third parties (excluding the Target) or members of the Sponsor, in either case, that are not affiliates of CAC, the Sponsor or CAC’s management or directors, even if such loans are indirectly made through the Sponsor, as to which the repayment terms will be as provided as disclosed in the IPO Prospectus). The Sponsor Agreement will terminate on the earliest of (i) the mutual written consent of CAC, the Target and Sponsor, (ii) the Closing of the Transactions, or (iii) the termination of the BCA in accordance with its terms.

Insider Letter Amendment

Simultaneously with the execution and delivery of the BCA, CAC, Pubco, the Sponsor, the Target and CAC’s directors and officers entered into an amendment (the “Insider Letter Amendment”) to the letter agreement that was entered into by and among CAC, the Sponsor and certain other member of CAC’s board of directors and/or management team on January 22, 2025 (the “Insider Letter”). Pursuant to the Insider Letter Amendment, the parties amended the letter agreement to (a) give the Target and Pubco rights to enforce the terms of the Insider Letter; (b) effective as of the Closing, assign the rights and obligations of CAC under the Insider Letter to Pubco; and (c) provide that the lock-up period applicable to the Pubco Ordinary Shares issued in exchange for the Founder Shares (as defined in the BCA) pursuant to the BCA will be identical to the lock-up period set forth in the Lock-Up Agreement (as defined below).

Lock-up Agreement

Simultaneously with the execution and delivery of the BCA, CAC, Pubco and the Seller entered into a lock-up agreement (the “Lock-up Agreement”), which, among other things, provides for certain restrictions on the transfer of certain Pubco Ordinary Shares by the Seller and other holders who become Pubco’s shareholders as a result of the Seller Distribution following the Closing, as further described below and subject to the terms and conditions set forth in the Lock-up Agreement.

Pursuant to the Lock-up Agreement, from and after the Closing, the Seller and other holders who become Pubco shareholders as a result of the Seller Distribution shall not Transfer (as defined in the Lock-up Agreement) any of the Restricted Securities (as defined in the Lock-up Agreement) until the earlier of: (a) the six month anniversary of the date of the Closing; (b) the date (but not less than 60 days after the Closing) on which the closing price of the Pubco Ordinary Shares exceeds $12.50 for any 20 trading days within a 30-day trading period following the Closing; and (c) the date after the Closing on which Pubco consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Pubco’s shareholders having the right to exchange their equity holdings in Pubco for cash, securities or other property.

January 2026 Extension Meeting

On January 16, 2026, the Company held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”), where the shareholders of the Company approved the proposal (the “Charter Amendment Proposal”) that the Company’s Amended and Restated Memorandum and Articles of Association, which provided that the Company has until January 22, 2026 to complete a business combination, be deleted in their entirety and the substitution in their place of the Second Amended and Restated Memorandum and Articles of Association (the “Amended Charter”) to provide that the Company has until January 22, 2026 to complete a business combination, and may elect to extend the period to consummate a business combination up to twelve times, each by an additional one-month extension

COLUMBUS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
June 30, 2026

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

(the “Monthly Extension”), for a total of up to twelve months to January 22, 2027 (the “Combination Period”). In order to effectuate each Monthly Extensions, $50,000 needs to be deposited into the Trust Account of the Company (the “Monthly Extension Fee”).

On January 16, 2026, the Company and the Trustee entered into the amendment to the Investment Management Trust Agreement dated January 22, 2025 (as amended, the “Trust Agreement”) upon the shareholders’ approval at the Extraordinary General Meeting, which provides that that the Trustee must commence liquidation of the Trust Account by the prescribed timeline as provided in the Company’s Amended Charter.

In connection with the votes to approve the Charter Amendment Proposal, 3,449,851 Ordinary Shares of the Company were rendered for redemption, and approximately $35.83 million was released from the Trust Account to pay such redeeming shareholders. Following the redemptions, 2,550,149 public ordinary shares remained outstanding.

The Company will have until January 22, 2027 (if fully extended) to complete its initial Business Combination. If the Company is unable to complete its initial Business Combination by January 22, 2027 (if fully extended), the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to public rights or private placement rights, which will expire worthless if the Company fails to complete its initial Business Combination by January 22, 2027 (if fully extended).

Extensions and Extension Notes

Pursuant to the Amended Charter, the Company currently has until August 22, 2026 to complete its initial business combination (or up to January 22, 2027 if fully extended). A total of $350,000 Monthly Extension Fee was deposited into the Trust Account of the Company, among which $100,000 was paid by the Company from its working capital, $75,000 was paid by the Sponsor, and $175,000 was paid by the Target pursuant to the BCA.

As of August 3, 2026, the Company has issued a total of seven unsecured promissory notes in the aggregate principal amount of $250,000, including (i) four promissory notes in the aggregate principal amount of $175,000 to the Target in connection with the Target’s payment of an aggregate of $175,000 of the Monthly Extension Fee (the “Target Extension Notes”), and (ii) three promissory notes in the aggregate principal amount of $75,000 to the Sponsor in connection with Sponsor’s payment of an aggregate of $75,000 of the Monthly Extension Fee (the “Sponsor Extension Notes” and, together with the Target Extension Notes, the “Extension Notes”). Each of the Target Extension Notes bears no interest and is payable in full upon the earliest to occur of (i) the termination date of the BCA, (ii) the date on which the Company consummates its initial business combination, including the proposed business combination with the Target (a “Business Combination”), and (iii) the date that the winding up of the Company is effective (such earlier date, the “Maturity Date”). Each of the Sponsor Extension Notes bears no interest and is payable in full upon the earlier of (i) the date on which the Company consummates its Business Combination, and (ii) the date that the winding up of the Company is effective.

The payee of each of the Extension Notes, or its registered assigns or successors in interest, has the right, but not the obligation, to convert all or a portion of the outstanding balance of the Extension Notes into private units of the Company at a conversion price of $10.00 per unit. Each private unit consists of one ordinary share and one right to receive one-seventh (1/7) of one ordinary share upon consummation of a business combination.

COLUMBUS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
June 30, 2026

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

Notwithstanding the foregoing, with respect to the Target Extension Notes, in the event of a valid termination of the Business Combination Agreement by the Company pursuant to Section 10.1(e), and upon the completion of a business combination by the Company with another target, the Target may elect either repayment of the outstanding balance under the Target Extension Notes or conversion of the outstanding balance into common or ordinary shares of the post-combination public company at a conversion price of $5.00 per share, subject to customary equitable adjustment provisions.

Nasdaq Notifications

Nasdaq Minimum Holders Requirement

On May 22, 2026, the Company received written notice (the “Minimum Holders Notice”) from the Listing Qualifications Staff of the Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company no longer complies with the Nasdaq Global Market continued listing criteria set forth in Listing Rule 5450 (a)(2) (the “Minimum Holders Rule”), which requires the Company to maintain a minimum of 400 holders for continued listing on Nasdaq. The Minimum Holders Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on the Nasdaq.

The Minimum Holders Notice states that the Company has 45 calendar days, or until July 6, 2026, to submit a plan to regain compliance with the Minimum Holders Rule. On July 2, 2026, the Company submitted its plan to regain compliance with the Minimum Holders Rule to Nasdaq. On July 28, 2026, the Company received a notification letter from Nasdaq stating that the Nasdaq staff had determined to grant the Company an extension of time through November 18, 2026 to regain compliance with the Minimum Holders Rule.

Nasdaq Market Value of Listed Securities Requirement

On the same day, the Company received written notice (the “MVLS Notice”) from the Listing Qualifications Department of Nasdaq that, for the previous 30 consecutive business days, the market value of listed securities (“MVLS”) for the Company was below the $50 million minimum MVLS requirement for continued listing on the Nasdaq Global Market under Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Rule”). The MVLS Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities.

In accordance with Nasdaq Listing Rule, the Company will have 180 calendar days, or until November 18, 2026 (the “Compliance Period”), to regain compliance with the MVLS Rule. To regain compliance with the MVLS Rule, the MVLS for the Company must be at least $50 million for a minimum of 10 consecutive business days at any time during this Compliance Period. On May 28, 2026, the Company received a written notice from Nasdaq notifying the Company that the Staff has determined that for the last 10 consecutive business days, from May 13, 2026 to May 27, 2026, the Company’s MVLS has been $50 million or greater. Accordingly, the Company has regained compliance with the MVLS Rule and the Staff has indicated that the matter is now closed.

Going Concern Consideration

As of June 30, 2026, the Company had $8,393 in cash and a working capital deficit of $483,254. The Company has incurred and expects to continue to incur significant costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete its Business Combination or because it becomes obligated to redeem a significant number of the Company’s public shares upon completion of its Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.

COLUMBUS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
June 30, 2026

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, Presentation of Financial Statements — Going Concern, the Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

The Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the accompanying financial statements are issued. Management plans to address this uncertainty through seeking new financing to complete a Business Combination. If a Business Combination is not consummated by the end of the Combination Period, currently January 22, 2027 (if fully extended), and the Combination Period is not extended, there will be a mandatory liquidation and subsequent dissolution of the Company, which also raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period. The Company intends to complete the initial Business Combination before the end of the Combination Period. However, there can be no assurance that the Company will be able to consummate any Business Combination by the end of the Combination Period.

Risks and Uncertainties

Various social and political circumstances in the U.S. and around the world (including rising trade tensions between the U.S. and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries), may contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide.

As a result of these circumstances and the ongoing global conflicts and/or other future global conflicts, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2 — Significant accounting policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. In the opinion of management, all adjustments consisting of normal recurring adjustments considered necessary for a fair presentation of the financial statements, have been included. Interim results for the three and six months ended June 30, 2026 are not necessarily indicative of results that may be expected through December 31, 2026 or for any future periods. These financial statements should be read in conjunction with the Company’s 2025 Annual Report on Form 10-K as filed with the SEC on March 19, 2026. The accompanying condensed balance sheet as of December 31, 2025 has been derived from the audited balance sheet included in the Form 10-K.

COLUMBUS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
June 30, 2026

Note 2 — Significant accounting policies (cont.)

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statement in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2026 and December 31, 2025, the Company had $8,393 and $483,756 in cash, respectively, and none in cash equivalents for both periods.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times in the future, may exceed the Federal Depository Insurance Coverage of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows. As of June 30, 2026 and December 31, 2025, the Company has not experienced losses on these accounts.

COLUMBUS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
June 30, 2026

Note 2 — Significant accounting policies (cont.)

Demand Deposit in Trust Account

Upon closing of the IPO, the Company invested the proceeds into an interest-bearing demand deposit account, which comprised the entire balance of the Trust Account as of June 30, 2026 and December 31, 2025 and earned $226,350 and $513,750 of interest income for the three and six months ended June 30, 2026, respectively; interest income earned for the three and six months ended June 30,2025 was $614,514 and $1,018,247, respectively.

Offering Costs Associated with the IPO

Offering costs were $1,587,534 consisting principally of underwriting, legal and other expenses incurred through the balance sheet date that were related to the IPO and were charged to shareholders’ equity upon the completion of the IPO. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. The Company allocates offering costs among public shares, public rights and Private Units based on the relative fair values of public shares, public rights and Private Units and all offering costs were recognized by the Company during the three months ended March 31, 2025. Accordingly, $1,538,521 was allocated to public shares and charged to temporary equity, and $49,013 was allocated to public rights and Private Units and charged to shareholders’ equity.

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. The Company has two outstanding classes of shares, which are referred to as redeemable ordinary shares and non-redeemable ordinary shares. Net income is shared pro rata between the two classes of ordinary shares. Net income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. The remeasurement adjustment associated with the redeemable ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income per ordinary share does not consider the effect of the rights issued in connection with the IPO and the Private Units since the exercise of the rights is contingent upon the occurrence of future events.

As of June 30, 2026 and 2025, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares that then share in the earnings of the Company. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the periods presented.

The net income per share presented in the unaudited condensed statements of operations is based on the following:

	For the Three Months Ended June 30, 2026		For the Three Months Ended June 30, 2025
	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income	$50,945	$38,841	$349,395	$113,221

Denominator:
Basic and diluted weighted average shares outstanding	2,550,149	1,944,290	6,000,000	1,944,290
Basic and diluted net income per ordinary share	$0.02	0.02	$0.06	$0.06

COLUMBUS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
June 30, 2026

Note 2 — Significant accounting policies (cont.)

	For the Six Months Ended June 30, 2026		For the Six Months Ended June 30, 2025
	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income	$89,982	$61,276	$449,556	$162,858

Denominator:
Basic and diluted weighted average shares outstanding	2,855,108	1,944,290	5,204,420	1,885,379
Basic and diluted net income per ordinary share	$0.03	0.03	$0.09	$0.09

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurement” (“ASC 820”), approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances. The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•        Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

•        Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

•        Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption issued in the IPO in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity” (ASC 480). Ordinary shares subject to mandatory redemption (if any) will be classified as a liability instrument and will be measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) will be classified as temporary equity. At all other times, ordinary shares will be classified as shareholders’

COLUMBUS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
June 30, 2026

Note 2 — Significant accounting policies (cont.)

equity. In accordance with ASC 480-10-S99, the Company classifies ordinary shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. Given that the 6,000,000 ordinary shares sold as part of the Units in the IPO were issued with other freestanding instruments (i.e., share rights), the initial carrying value of ordinary shares classified as temporary equity was allocated to the proceeds determined in accordance with ASC 470-20. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The initial accretion and subsequent remeasurements are treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

Accordingly, as of June 30, 2026 and December 31, 2025, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of permanent shareholders’ equity on the Company’s balance sheet in the following table:

	Shares	Amount
Gross proceeds from IPO	6,000,000	$60,000,000
Less:
Proceeds allocated to Public Rights	—	(1,320,000)
Allocation of offering costs related to redeemable shares	—	(1,538,521)

Plus:
Accretion of carrying value to redemption value	—	5,090,123
Ordinary shares subject to possible redemption – December 31, 2025	6,000,000	$62,231,602
Plus:
Accretion of carrying value to redemption value	—	813,750
Redemption of public shareholders	(3,449,851)	(35,832,096)
Ordinary shares subject to possible redemption – June 30, 2026	2,550,149	$27,213,256

Share Rights

The Company accounts for rights as either equity-classified or liability-classified instruments based on an assessment of the right’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the rights are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the rights meet all of the requirements for equity classification under ASC 815, including whether the rights are indexed to the Company’s own ordinary shares and whether the right holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of right issuance and as of each subsequent quarterly period end date while the rights are outstanding.

For issued or modified rights that meet all of the criteria for equity classification, the rights are required to be recorded as a component of equity at the time of issuance. For issued or modified rights that do not meet all the criteria for equity classification, the rights are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the rights are recognized as a non-cash gain or loss on the statements of operations.

The rights issued upon the closing of the IPO and private placement meet the criteria for equity classification under ASC 815, and therefore, the rights are classified as equity.

COLUMBUS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
June 30, 2026

Note 2 — Significant accounting policies (cont.)

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2026 and December 31, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

Stock-based Compensation

The Company recognizes compensation costs resulting from the issuance of stock-based awards to directors as an expense in the financial statement over the requisite service period based on a measurement of fair value for each stock-based award. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards. The Black-Scholes-Merton option-pricing model includes various assumptions, including the fair value of the estimated stock price of the Company, expected life of shares, the expected volatility and the expected risk-free interest rate, among others. These assumptions reflect the Company’s best estimates, but they involve inherent uncertainties based on market conditions generally outside the control of the Company.

Segment Reporting

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker has been identified as the Chief Executive Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics, formation and operational costs and interest earned on cash and investments held in Trust Account which are included in the accompanying consolidated statements of operations.

COLUMBUS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
June 30, 2026

Note 2 — Significant accounting policies (cont.)

The key measures of segment profit or loss reviewed by our CODM are interest earned on demand deposits in Trust Account and general and administrative expenses. The CODM reviews interest earned on demand deposits in Trust Account to measure and monitor stockholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. Formation and operational costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews formation and operational costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

Recent Accounting Pronouncements

In December 2025, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements. ASU 2025-11 clarifies the applicability of interim reporting guidance under ASC 270 and reorganizes interim disclosure requirements into a centralized framework. The amendments also introduce a disclosure principle requiring entities to disclose material events and changes occurring since the most recent annual reporting period. The guidance is effective for interim periods within fiscal years beginning after December 15, 2027 for public business entities, with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2025-11 will have on its condensed financial statements and related disclosures.

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On January 24, 2025, the Company sold 6,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one ordinary share, par value $0.0001 per share and one right (the “Public Right”). Each Public Right entitles the holder to purchase one-seventh (1/7) of one ordinary share upon the consummation of the Company’s initial Business Combination. The Company will not issue fractional shares. As a result, the holder must hold Public Rights in multiples of 7 in order to receive shares for all of their Public Rights upon closing of a Business Combination. Total offering costs allocated to the IPO proceeds were $1,538,521. The Company has also granted the underwriters a 45-day option to purchase up to an additional 900,000 units to cover over-allotments, if any; which expired unexercised on March 10, 2025. The holders of the Units were granted the right to separately trade ordinary shares and the Public Rights beginning on March 17, 2025.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 234,290 Private Placement Units at a price of $10.00 per Private Placement Unit for an aggregate purchase price of $2,342,900. Each Private Placement Unit was identical to the Units sold in the IPO, except as described below. Total offering costs allocated to the Private Placement Units were $9,453, which were charged directly to additional paid-in capital upon the completion of the IPO.

There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Founder Shares (as defined below), private placement shares or private placement rights. The rights will expire and become worthless if the Company does not consummate a Business Combination by January 22, 2027, unless the Company extends the Combination period.

Each Private Placement Unit is identical to the Public Units sold in the IPO, except that it will not be transferable, assignable or salable by the Sponsor until the completion of the Company’s initial Business Combination, except in each case (i) among the insiders or to the Company’s insiders’ members, officers, directors, consultants or their affiliates, (ii) to a holder’s shareholders or members upon the holder’s liquidation, in each case if the holder is an

COLUMBUS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
June 30, 2026

Note 4 — Private Placement (cont.)

entity, (iii) by bona fide gift to a member of the holder’s immediate family or to a trust, the beneficiary of which is the holder or a member of the holder’s immediate family, in each case for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to the Company for no value for cancellation in connection with the consummation of a business combination, (vii) in connection with the consummation of a business combination, (viii) in the event of the Company’s liquidation prior to its consummation of an initial business combination or (ix) in the event that, subsequent to the consummation of an initial business combination, the Company completes a liquidation, merger, capital share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property, in each case (except for clauses (vi), (viii) or (ix) or with the Company’s prior written consent) on the condition that prior to such registration or transfer, the transfer agent shall be presented with written documentation pursuant to which each transferee or the trustee or legal guardian for such permitted transferee agrees to be bound by the transfer restrictions contained in the letter agreement and any other applicable agreement the transferor is bound by.

Note 5 — Related Party Transactions

Founder Shares

On March 21, 2024, the Sponsor acquired 1,437,500 ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.0174 per share. On July 25, 2024 and December 20, 2024, the Company amended the Securities Purchase Agreement which allowed the Sponsor to increase the purchase of Founder Shares from 1,437,500 to 1,725,000 shares for $25,000, or $0.0145 per share; including an aggregate of up to 225,000 ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On March 10, 2025, the Sponsor forfeited 225,000 Founder Shares for no consideration as the underwriters of the IPO did not exercise the over-allotment option, with such forfeiture being reflected retroactively in the accompanying financial statements. As of June 30, 2026 and December 31, 2025, the Sponsor holds 1,698,290 Ordinary Shares in total, including 1,464,000 Founder Shares and 234,290 Ordinary Shares included in the Private Units.

On January 22, 2025, the effective date of the registration statement of the IPO, the Sponsor transferred an aggregate of 36,000 of its Founder Shares, or 12,000 each to its three independent directors for their board service, for nominal cash consideration, of $522. The fair value of the transfer of the 36,000 Founder Shares was accounted for as compensation under ASC 718. On January 22, 2025, the Company recognized a stock-based compensation expense of $61,478 based on the total estimated fair value of the 36,000 Founder Shares.

On March 20, 2025, in connection with the appointment of Mr. Cameron R. Johnson as the director of the Company, the Sponsor issued a share purchase option dated March 20, 2025 (the “Share Purchase Option”) to Mr. Johnson, entitling Mr. Johnson to acquire 12,000 Founder Shares upon the exercise of the Share Purchase Option once the existing lock-up term on such Founder Shares expires pursuant to the terms and arrangements thereunder. The Company has entered into an indemnity agreement with Mr. Johnson in connection with his appointment. The estimated fair value of the Share Purchase Option at the grant date was $119,475, which will be recorded as a stock-based compensation expense upon the exercise of the option pursuant to the terms and conditions in the purchase agreement at the earlier of (i) 180 days after the completion of a Business Combination and (ii) subsequent to a Business Combination, the date on which the closing price of the ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the initial Business Combination, and at or before 5:00 p.m., New York City local time, on the earlier of the liquidation of the Company’s Trust Account in the event the Company has not completed a Business Combination within the required time periods and January 22, 2030, five years from the effective date of the Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission, but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to 12,000 Founder Shares currently held by the Sponsor, acquired by the Sponsor from the Company prior to the completion of the IPO.

COLUMBUS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
June 30, 2026

Note 5 — Related Party Transactions (cont.)

The Founder Shares are identical to the ordinary shares included in the Units being sold in the IPO, and holders of Founder Shares have the same shareholder rights as public shareholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, and (ii) the Sponsor, officers and directors of the Company have entered into a letter agreement with the Company, pursuant to which they have agreed (A) to waive their redemption rights with respect to the Founder Shares, private placement shares and public shares in connection with the completion of its initial Business Combination and (B) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares and private placement shares if the Company fails to complete its initial Business Combination by the Combination period, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete its initial Business Combination within such time period and (iii) the Founder Shares and private placement shares are subject to registration rights. If the Company submits its initial Business Combination to its public shareholders for a vote, the Sponsor, officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with the Company, to vote any Founder Shares and private placement shares held by them and any public shares purchased during or after the IPO in favor of the Company’s initial Business Combination.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) 180 days after the completion of the initial Business Combination or (B) subsequent to a Business Combination, the date on which the closing price of the ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the initial Business Combination.

Due to Related Party

The Sponsor funded part of the Company’s Monthly Extension Fee. The amount is unsecured, interest-free and due on demand. As of June 30, 2026, $50,000 was outstanding.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, the Company’s officers and directors, or their affiliates/designees may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. If the Company completes the initial Business Combination, it would repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $3,000,000 of such working capital loans (“Working Capital Loans”) may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of its initial Business Combination. The units would be identical to the Private Placement Units. In addition, if the Company holds a shareholder meeting to seek shareholders’ approval for an amendment to the then existing memorandum and articles of association, as amended, to modify the amount of time or substance the Company has to consummate an initial business combination, the Company’s insiders, officers and directors or their affiliates or designees may, but are not obligated to, loan the Company funds in support of its potential extension to allow additional time for the Company to complete an initial business combination which will be evidenced in extension convertible notes to be repaid in cash or converted into units at the conversion price of $10.00 per unit, or the “extension units,” at the closing of its initial business combination. The working capital units and the extension units, if any, would be identical to the Private Units sold in the private placement. If the Company does not complete its initial business combination, the loans would be repaid out of funds not held in the Trust Account, and only to the extent available. The terms of such loans by our insiders, officers and directors or their affiliates, if any, have not been determined and no written agreements exist with respect to such loans.

As of June 30, 2026 and December 31, 2025, the Company had no borrowings under the Working Capital Loans or the extension convertible notes.

COLUMBUS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
June 30, 2026

Note 5 — Related Party Transactions (cont.)

Administrative Support Services

Commencing on the effective date of the registration statement of the IPO (January 22, 2025), the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of its initial Business Combination or its liquidation, the Company will cease paying these monthly fees. The Company recorded administrative fees of $30,000 for each of the three months ended June 30, 2026 and 2025, and $60,000 for each of the six months ended June 30, 2026 and 2025. As of June 30, 2026, and December 31, 2025, accrued administrative fees were $140,000 and $80,000, respectively, as reflected in the accompanying unaudited condensed balance sheets.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Representative Shares, Private Placement Units, and units that may be issued on conversion of Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to two demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to its completion of its initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company had granted the underwriter a 45-day option from January 22, 2025, the effective date of the registration statement in connection with the IPO, to purchase up to an additional 900,000 Units to cover over-allotments, if any; which expired unexercised on March 10, 2025.

The underwriter received a cash underwriting discount of 1.5% of the gross proceeds of the IPO, or $900,000 (or up to $1,035,000 if the underwriters’ over-allotment is exercised in full). Additionally, the underwriter received 210,000 Representative Shares, equal to 3.5% of gross proceeds of the IPO that were registered in the IPO and were paid at the closing of the IPO as the Representative Shares. In addition, the underwriter has agreed with respect to the Representative Shares, (i) to vote for at a shareholder meeting to approve a Business Combination or any amendment to the Company’s Amended and Restated Memorandum and Articles of Association to modify the substance or timing of its obligation to allow redemptions in connection with a Business Combination, (ii) to waive its redemption rights with respect to such shares until the completion of the Business Combination, in connection with the completion of the Company’s initial Business Combination or a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to modify the substance or timing of its obligation to allow redemptions in connection with a Business Combination, and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within the timeline provided in the Company’s Amended and Restated Memorandum and Articles of Association, to the extent such Representative Shares held by the underwriter and/or its designees, and any of their permitted transferees.

In connection with the IPO, the Company issued 210,000 Representative Shares to the underwriter with a fair value of $361,000.

COLUMBUS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
June 30, 2026

Note 7 — Shareholders’ Equity

Preference Shares — The Company is authorized to issue 10,000,000 shares of preferred share, $0.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2026 and December 31, 2025, there were no preferred shares issued or outstanding.

Ordinary Shares — The Company is authorized to issue 490,000,000 ordinary shares with $0.0001 par value. On March 21, 2024, the Company issued 1,437,500 Founder Shares to the Sponsor for an aggregate purchase price of $25,000, or approximately $0.0174 per share. On July 25, 2024 and December 20, 2024, the Company amended the Securities Purchase Agreement which allowed the Sponsor to increase the purchase of ordinary shares from 1,437,500 to 1,725,000 shares for $25,000, or $0.0145 per share; including an aggregate of up to 225,000 ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. As of June 30, 2026 and December 31, 2025, there were 1,944,290 ordinary shares issued and outstanding in each period (excluding 2,550,149 shares subject to redemption). These outstanding shares consisted of 1,464,000 Founder Shares, 210,000 Representative Shares issued to underwriter, and 234,290 shares included in the Private Units, and have been retroactively adjusted to reflect the forfeiture of 225,000 shares after the underwriters did not fully exercise the over-allotment option.

On January 22, 2025, the Sponsor transferred an aggregate of 36,000 of its Founder Shares, or 12,000 each to the Company’s three independent directors for their board service, for nominal cash consideration of $522 (See Note 5), pursuant to a securities transfer agreement which the Company entered into with the Sponsor and each of the independent director nominees on November 8, 2024 and further amended on December 20, 2024.

Rights

Each holder of a right will receive one-seventh (1/7) of one ordinary share upon consummation of its initial Business Combination, even if the holder of such right redeemed all ordinary shares held by it in connection with the initial Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of an initial Business Combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in the IPO and the Private Placement. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary share basis, and each holder of a right will be required to affirmatively convert its rights in order to receive one-seventh (1/7) of one share underlying each right (without paying any additional consideration) upon consummation of the Business Combination. As of June 30, 2026 and December 31, 2025, there were 6,000,000 Public Rights and 234,290 Private Rights outstanding, which can be converted into a total of 890,612 ordinary shares.

The shares issuable upon conversion of the Public Rights will be freely tradable (except to the extent held by affiliates of the Company). The Company will not issue fractional shares upon conversion of the rights. As a result, the holders of rights must hold rights in multiples of seven in order to receive shares for all of their rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial Business Combination. Accordingly, the rights may expire worthless.

Note 8 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance. The Company has adopted the guidance in ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, in the accompanying financial statements on a retrospective basis.

COLUMBUS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
June 30, 2026

Note 8 — Segment Information (cont.)

The Company’s chief operating decision maker has been identified as the Chief Executive Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating and reportable segment. The Company’s CODM does not review assets by segment in his evaluation and therefore assets by segment are not disclosed below.

When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews key metrics, which include the following:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
General and administrative expenses	$136,564	$151,899	$362,492	$405,833
Interest earned on demand deposit in Trust Account	$226,350	$614,514	$513,750	$1,018,247

The key measure of segment profit or loss reviewed by the CODM is general and administrative expenses, which include accounting expenses, printing expenses, and regulatory filing fees, none of which are deemed to be significant segment expenses; they are reviewed in aggregate to ensure alignment with budget and contractual obligations. These expenses are monitored to manage and forecast cash available to complete a business combination within the required period. Interest earned on demand deposit in Trust Account is reviewed to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement.

Note 9 — Loan from WISeSat.Space Corp. (the “Target”)

On May 5, 2026, the Company issued an unsecured promissory note to the Target in the principal amount of $100,000 in connection with the Target’s payment of an aggregate of $100,000 of the Monthly Extension Fee through four $25,000 deposits, each representing 50% of the Monthly Extension Fee pursuant to the BCA (a “Target Extension Note”). On May 21, 2026, the Company issued a second unsecured promissory note to the Target in the principal amount of $25,000 in connection with the Target’s payment of the May 2026 extension fee. The notes, together, the ‘Target Extension Notes,’ are non-interest bearing and payable upon the earliest of (i) termination of the Business Combination Agreement in accordance with its terms other than by the Company pursuant to Section 10.1(e) thereof, (ii) consummation of the Company’s initial business combination, and (iii) the effective date of the winding up of the Company.

The Target has the right, but not the obligation, to convert all or a portion of the outstanding balance of the Target Extension Notes into private units of the Company at a conversion price of $10.00 per unit. Each private unit consists of one ordinary share and one right to receive one-seventh (1/7) of one ordinary share upon consummation of a business combination.

In the event of a valid termination of the Business Combination Agreement by the Company pursuant to Section 10.1(e), and upon the completion of a business combination by the Company with another target, the Target may elect either repayment of the outstanding balance under the Target Extension Notes or conversion of the outstanding balance into common or ordinary shares of the post-combination public company at a conversion price of $5.00 per share, subject to customary equitable adjustment provisions.

As of June 30, 2026, $125,000 was outstanding under the Target Extension Notes and $25,000 was recorded as Due to the Target for the Target’s payment of the June 2026 Monthly Extension Fee. As of December 31, 2025, there were no amounts outstanding under the Target Extension Notes or Due to the Target. In July 2026, the Company subsequently issued an unsecured promissory note to the Target in the principal amount of $25,000 for the Monthly Extension Fee paid in June 2026.

COLUMBUS ACQUISITION CORP
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
June 30, 2026

Note 10 — Due to Third Party

A third party funded part of the Company’s Monthly Extension Fee and working capital. The amount is unsecured, interest-free and due on demand. As of June 30, 2026 and December 31, 2025, $100,000 and $0 was outstanding, respectively.

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date when these unaudited condensed financial statements were issued. Based on this review, the Company did not identify any subsequent events that would require adjustment or disclosure in the financial statements.

On July 20, 2026 and July 21, 2026, $50,000 of the Monthly Extension Fee was deposited into the Trust Account for the public shareholders, which enabled the Company to extend the period of time it has to consummate its initial business combination by one month to August 22, 2026. Among the Monthly Extension Fee, $25,000 was paid by the Sponsor, and the remaining $25,000 was paid by the Target. The Company issued two Extension Notes, each in the principal amount of $25,000, to each of the Sponsor and the Target, respectively.

On August 6, 2026, the Target, WISeSat.Space Holdings Corp. (the “Pubco”) and the Company entered into a subscription agreement (the “Subscription Agreement”) with SEALSQ, an affiliate and shareholder of the Target (the “PIPE Investor” and such investment, the “PIPE Investment”). Pursuant to the Subscription Agreements, the PIPE Investor agreed to subscribe for and purchase, and the Pubco agreed to issue and sell to the PIPE Investor, contemporaneously with the closing of the Business Combination, $10,000,000 (the “PIPE Investment Amount”) in Pubco Ordinary Shares (such shares, the “Subscription Shares”), at a price per share equal to the Redemption Price (the “PIPE Purchase Price”), on the terms and subject to the conditions set forth in the Subscription Agreements. Assuming a Redemption Price of approximately $10.66 per share as of June 22, 2026, the number of Subscription Shares would be 938,086 Pubco Ordinary Shares. The Redemption Price is the price per share paid to holders of publicly traded CAC Ordinary Shares which have elected to redeem at the CAC Extraordinary Meeting (“CAC EGM”), in each case in accordance with CAC’s amended and restated memorandum and articles of association.

Under the Subscription Agreement, Pubco is required to issue additional Subscription Shares to the PIPE Investor (“Additional Subscription Shares”) in the event the VWAP of the Pubco Ordinary Shares for the 10 consecutive trading days ending on the 60th calendar date (or if such date is not a trading date, on the next subsequent trading day) after the Closing (the “VWAP Price”) is less than the PIPE Purchase Price, with the number of Additional Subscription Shares equal to (a) the quotient of (i) the PIPE Investment Amount, divided by (ii) the greater of the VWAP Price and the floor price of $5.00 per share, less (b) the number of Subscription Shares. VWAP refers to the volume weighted average price of Pubco Ordinary Shares, as defined in the Subscription Agreements. Because SEALSQ and its parent WISeKey would own more than 9.99% of Pubco (as described below), in the event SEALSQ as a PIPE Investor requests in writing prior to the Closing, SEALSQ may be issued pre-funded warrants (exercisable at $0.0001 per share) to purchase all or part of those Subscription Shares (together with Additional Subscription Shares, if any), in lieu of actually receiving such shares, at the same PIPE Investment Amount and otherwise on the same terms of the Subscription Agreements.

According to the terms of the Subscription Agreement, Pubco granted customary resale registration rights to the PIPE Investor with respect to the Subscription Shares, and any Additional Subscription Shares (as well as any shares underlying any pre-funded warrants which the PIPE Investor elects to receive in lieu of such shares (described above) (collectively, “PIPE Registrable Shares”), in which Pubco agreed to file a resale registration statement relating to the registration of the PIPE Registrable Shares with the SEC within 5 business days after the final determination of the Additional Subscription Shares, if any (the “PIPE Resale Registration Statement”).

In the Subscription Agreement, the PIPE Investor agreed to a lock-up with respect to the PIPE Registrable Shares for a period from the Closing until 60 days after the PIPE Resale Registration Statement would be declared effective by the SEC (the “PIPE Lock-Up Period”), with 50% of such locked-up securities being released from such lock-up restrictions if during the PIPE Lock-Up Period the VWAP of Pubco Ordinary Shares for 10 consecutive trading days beginning after the Closing is greater than the PIPE Purchase Price (or, if any Additional Subscription Shares are issued, 150% of the applicable VWAP Price) (and with all of such locked-up securities being released from lock-up if after the Closing Pubco completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the outstanding Pubco Ordinary Shares being converted into cash, securities or other property).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Columbus Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Columbus Acquisition Corp (the “Company”) as of December 31, 2025 and 2024, the related statements of operations, change in shareholders’ equity(deficit) and cash flows for the year ended December 31, 2025 and for the period from January 18, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and for the period from January 18, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before March 22, 2026 or by making additional contributions to the trust to extend the business combination deadline by an additional 10 months through January 22, 2027. The Company entered into a business combination agreement with a business combination target on November 9, 2025; however, the completion of this transaction is subject to the approval of the Company’s stockholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to January 22, 2027, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after January 22, 2027, in the event that it is unable to complete a business combination by that date. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2024.

New York, NY
March 19, 2026

COLUMBUS ACQUISITION CORP
BALANCE SHEETS

	As of December 31,
	2025	2024
Assets
Current Assets
Cash	$483,756	$—
Prepaid expenses	5,691	—
Total Current Assets	489,447	—

Deferred offering costs	—	200,034
Cash and marketable securities held in Trust Account	62,231,602	—
Total Assets	$62,721,049	$200,034

Liabilities, Shares Subject to Possible Redemption, and Shareholders’ Equity (Deficit)
Current Liabilities
Accounts payable and accrued expenses	$230,209	$2,416
Due to related party – administrative expenses	80,000	—
Promissory note – related party	—	249,712
Total Current Liabilities	310,209	252,128
Total Liabilities	310,209	252,128

Commitments and Contingencies (Note 6)

Ordinary shares subject to possible redemption, $0.0001 par value, 490,000,000 shares authorized, 6,000,000 and 0 shares issued and outstanding, respectively	62,231,602	—

Shareholders’ Equity (Deficit)
Preference shares, $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Ordinary shares, $0.0001 par value, 490,000,000 shares authorized, 1,944,290 shares and 1,500,000 issued and outstanding(1), respectively (excluding 6,000,000 shares and 0 shares subject to possible redemption)	194	150
Additional paid-in capital	—	24,850
Retained earnings (Accumulated deficit)	179,044	(77,094)
Total Shareholders’ Equity (Deficit)	179,238	(52,094)
Total Liabilities, Shares Subject to Possible Redemption, and Shareholders’ Equity (Deficit)	$62,721,049	$200,034

____________

(1)      Ordinary shares have been retroactively restated to reflect the Sponsor’s forfeiture of 225,000 Founder Shares on March 10, 2025 for no consideration as the underwriters of the IPO did not exercise the over-allotment option.

The accompanying notes are an integral part of these financial statements.

COLUMBUS ACQUISITION CORP
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2025	For the Period from January 18, 2024 (Inception) Through December 31, 2024
General and administrative expenses	$946,512	$77,094
Loss from operations	(946,512)	(77,094)
Other income:
Interest earned on demand deposit in Trust Account	2,231,602	—
Income (loss) before income taxes	1,285,090	(77,094)
Income taxes provision	—
Net income (loss)	$1,285,090	$(77,094)

Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	5,605,479	—
Basic and diluted net income per share, ordinary shares subject to possible redemption	0.17	—
Basic and diluted weighted average shares outstanding, non-redeemable ordinary shares	1,915,076	1,500,000 (1)
Basic and diluted net income (loss) per share, non-redeemable ordinary shares	$0.17	$(0.05)

____________

(1)      Ordinary shares have been retroactively restated to reflect the Sponsor’s forfeiture of 225,000 Founder Shares on March 10, 2025 for no consideration as the underwriters of the IPO did not exercise the over-allotment option.

The accompanying notes are an integral part of these financial statements.

COLUMBUS ACQUISITION CORP
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR YEAR ENDED DECEMBER 31, 2025

	Ordinary Shares		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance – December 31, 2024	1,500,000	$150	$24,850	$(77,094)	$(52,094)
Issuance of Private Placement Units net of issuance cost of $9,453	234,290	23	2,333,424	—	2,333,447
Issuance of Public Rights net of issuance costs of $39,560	—	—	1,280,440	—	1,280,440
Issuance of Representative Shares	210,000	21	360,979	—	361,000
Issuance of independent director shares	—	—	61,478	—	61,478
Accretion of carrying value to redemption value	—	—	(4,061,171)	(1,028,952)	(5,090,123)
Net income	—	—	—	1,285,090	1,285,090
Balance – December 31, 2025	1,944,290	$194	$—	$179,044	$179,238

FOR THE PERIOD FROM JANUARY 18, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

	Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Equity (Deficit)
	Shares	Amount
Balance – January 18, 2024 (Inception)	—	$—	$—	$—	$—
Founder Shares issued to Initial Shareholder(1)	1,500,000	150	24,850	—	25,000
Net loss	—	—	—	(77,094)	(77,094)
Balance – December 31, 2024	1,500,000	$150	$24,850	$(77,094)	$(52,094)

____________

(1)      Ordinary shares have been retroactively restated to reflect the Sponsor’s forfeiture of 225,000 Founder Shares on March 10, 2025 for no consideration as the underwriters of the IPO did not exercise the over-allotment option.

The accompanying notes are an integral part of these financial statements.

COLUMBUS ACQUISITION CORP
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2025	For the Period from January 18, 2024 (Inception) Through December 31, 2024
Cash Flows from Operating Activities:
Net income (loss)	$1,285,090	$(77,094)
Adjustment to reconcile net income (loss) to net cash used in operating activities:
Stock-based compensation	61,478	—
Interest earned on demand deposit in Trust Account	(2,231,602)	—
Changes in operating assets and liabilities:
Prepaid expenses	(5,691)	—
Due to related party – administrative expenses	80,000	—
Accounts payable and accrued expenses	227,793	2,416
Net Cash Used in Operating Activities	(582,932)	(74,678)

Cash Flows from Investing Activities:
Purchase of investment held in trust account	(60,000,000)	—
Net Cash Used in Investing Activities	(60,000,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of public units	60,000,000	—
Proceeds from sale of private placement units	2,342,900	—
Payment of underwriter commissions	(900,000)	—
Repayment of promissory note – related party	(249,712)	—
Payment of operating expenses via promissory note – related party	—	74,678
Payment of offering costs	(126,500)	—
Net Cash Provided by Financing Activities	61,066,688	74,678

Net Change in Cash	483,756	—

Cash, Beginning of Year	—	—
Cash, End of Year	$483,756	$—

Supplemental Disclosure of Cash Flow Information:
Deferred offering costs paid by Sponsor in exchange for issuance of ordinary shares	$—	$25,000
Deferred offering costs paid via promissory note – related party	$—	$175,034
Accretion of carrying value to redemption value	$5,090,123	$—
Issuance of Representative Shares	$361,000	$—

The accompanying notes are an integral part of these financial statements.

COLUMBUS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration

Columbus Acquisition Corp (the “Company” or “CAC”) is a blank check company incorporated in the Cayman Islands on January 18, 2024. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic location. The Company has selected December 31 as its fiscal year end.

As of December 31, 2025, the Company had not commenced any operations. For the period from January 18, 2024 (inception) through December 31, 2025, the Company’s efforts had been limited to organizational activities as well as activities related to completing the initial public offering (“IPO”) described below, and subsequent to the IPO, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of dividend and/or interest income from the proceeds derived from the IPO and sale of Private Placement Units (as defined below).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placements Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company’s founder and sponsor is Hercules Capital Management VII Corp, a British Virgin Islands company (the “Sponsor”). The Company’s ability to commence operations was contingent upon obtaining adequate financial resources through the IPO (see Note 3) and the Private Placement (as defined below) to the initial shareholder (see Note 4).

On January 24, 2025, the Company consummated its IPO of 6,000,000 units (“Units”). Each Unit consists of one ordinary share, $0.0001 par value per share, and one right to receive of one-seventh of one ordinary share upon the completion of the initial Business Combination. The Units were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $60,000,000. The Company has also granted the underwriters a 45-day option to purchase up to an additional 900,000 Units to cover over-allotments, if any (see Note 3).

Simultaneously with the consummation of the IPO and the sale of the Units, the Company consummated the private placement (“Private Placement”) of 234,290 units (the “Private Placement Units”) to the Sponsor, at a price of $10.00 per Private Placement Unit, generating total proceeds of $2,342,900, which is described in Note 4.

Transaction costs amounted to $1,587,534 consisting of $900,000 of underwriting commissions which were paid in cash at the closing date of the IPO, $361,000 of the Representative Shares (discussed below), and $326,534 of other offering costs. At the IPO date, cash of $1,007,756 (which is net of funds used to repay the then outstanding balance of the Promissory Note described in Note 5) was held outside of the Trust Account (as defined below) and is available for working capital purposes.

In conjunction with the IPO, the Company issued to the underwriter 210,000 ordinary shares (the “Representative Shares”), which are nonredeemable. The fair value of the Representative Shares accounted for as compensation under Accounting Standards Codification (“ASC”) 718, “Compensation — Stock Compensation” (“ASC 718”) is included in the offering costs. The estimated fair value of the Representative Shares as of the IPO date totaled $361,000.

The Company’s initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the balance in the Trust Account (as defined below), (less any taxes payable on the income earned on the Trust Account) at the time of execution of the definitive agreement in connection with its initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for the post-transaction company not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company does not believe that its anticipated principal activities will subject the Company to the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

COLUMBUS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

Upon the closing of the IPO, management has agreed that at least $10.00 per public share underlying Units sold in the IPO will be held in a U.S.-based trust account (“Trust Account”). The funds held in the Trust Account will be invested only in U.S. government treasury bills with a maturity of 185 days or less, or in money market funds meeting the applicable conditions of Rule 2a-7 promulgated under the Investment Company Act which invest solely in direct U.S. government treasury securities, or in an interest bearing or non-interest-bearing demand deposit account. Except with respect to dividend and/or interest earned on the funds held in the Trust Account that may be released to the Company to pay the Company’s tax obligation, if any, the proceeds from the IPO and the sale of the Private Placement Units that are deposited and held in the Trust Account will not be released from the Trust Account until the earliest to occur of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association to (A) modify the substance or timing of obligation to redeem 100% of the Company’s public shares if the Company does not complete the Company’s initial Business Combination by January 22, 2027 (unless the Company extends such period by amending its Amended and Restated Memorandum and Articles of Association) or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity and (iii) the redemption of all of the Company’s public shares if the Company is unable to complete its initial business combination by January 22, 2027 (if fully extended), subject to applicable law. In no other circumstances will a public shareholder have any right or interest of any kind to or in the Trust Account.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon either (i) the completion of the initial Business Combination, (ii) if the Company is unable to complete the initial Business Combination within the prescribed combination period, subject to applicable law, or (iii) a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the obligation to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the prescribed combination period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity.

The Company has determined not to consummate any Business Combination unless the Company has net tangible assets of at least $5,000,001 upon such consummation in order to avoid being subject to Rule 419 promulgated under the Securities Act. However, if the Company seeks to consummate an initial Business Combination with a target business that imposes any type of working capital closing condition or requires the Company to have a minimum amount of funds available from the Trust Account upon consummation of such initial Business Combination, its net tangible asset threshold may limit the Company’s ability to consummate such initial Business Combination (as the Company may be required to have a lesser number of shares redeemed) and may force the Company to seek third party financing which may not be available on terms acceptable to the Company or at all. As a result, the Company may not be able to consummate such an initial Business Combination and the Company may not be able to locate another suitable target within the applicable time period, if at all.

Proposed Transactions

On November 9, 2025, the Company entered into a business combination agreement (as it may be amended, supplemented, or otherwise modified from time to time, the “BCA”) with WISeSat.Space Holdings Corp., a British Virgin Islands business company (“Pubco”), WISeSat Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”), WISeSat.Space Corp., a British Virgin Islands business company (the “Target”), and WISeKey International Holding Ltd., a Swiss company (together with its successors, including after its anticipated domestication to the British Virgin Islands prior to the Closing, the “Seller”). Pursuant to the BCA, subject to the terms and conditions set forth therein, upon the closing of the transactions contemplated by the BCA (the “Closing”), CAC will become a wholly owned subsidiary of Pubco; and each issued and outstanding CAC Security (as defined in the BCA) immediately prior to the effective time of the Merger (as defined in the BCA) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Pubco Ordinary Shares. Following the Merger, the Seller may distribute up to 10% of its Pubco shares to its own shareholders at its discretion. The transactions contemplated by the BCA and the Ancillary Documents are referred to herein as the “Transactions.”

COLUMBUS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

The Transactions will be submitted to shareholders of the Company for approval at an extraordinary general meeting. Pubco, together with the Company, will file with the Securities and Exchange Commission (the “SEC”) a proxy statement/prospectus on Form F-4 (the “Business Combination Proxy Statement”) in connection with the proposed Transactions. On December 29, 2025, CAC and WISeKey International Holding AG jointly announced the confidential submission of a draft of the Business Combination Proxy Statement by Pubco with the SEC on December 23, 2025. Pursuant to the Company’s Charter, the Company currently has until January 22, 2027 to complete the Transactions, if fully extended.

Share Exchange Consideration

Immediately prior to the Effective Time, in full payment for the Company Shares, Pubco shall issue and deliver to the Seller the Exchange Shares with an aggregate value (the “Exchange Consideration”) equal to the sum of (i) Two Hundred Fifty Million U.S. Dollars ($250,000,000), plus (ii) the amount of any Transaction Financing (as defined in the BCA) that is made into the Company or its Subsidiaries prior to the Closing, with each Pubco Ordinary Share valued at Ten U.S. Dollars ($10.00). The Exchange Shares will be allocated between Pubco Ordinary Shares and Pubco Class F Shares in proportion to the number of Company Ordinary Shares and Company Class F Shares owned by Seller at the time of the Share Exchange.

The Pubco Class F Shares shall, in the aggregate, be entitled to 49.99% of the total vote on any matter voted on by the holders of Pubco Shares, and Pubco Class F Shares will automatically convert into Pubco Ordinary Shares upon certain transfers in accordance with the Company Organizational Documents.

Treatment of CAC Securities; Merger Consideration

Pursuant to the BCA, (a) immediately prior to the Effective Time, every issued and outstanding CAC Unit shall be automatically detached, and the holder thereof shall be deemed to hold one CAC Ordinary Share and one CAC Right in accordance with the terms of the applicable CAC Unit (the “Unit Separation”); (b) immediately prior to the Effective Time and immediately following the Unit Separation, each issued and outstanding CAC Right (including the CAC Rights held as a result of the Unit Separation) shall be automatically converted into one-seventh of one CAC Ordinary Share; (c) at the Effective Time, every issued and outstanding CAC Ordinary Share (including each CAC Ordinary Share converted from CAC Rights pursuant to (b) above and each CAC Ordinary Share held as a result of the Unit Separation, other than the Excluded Shares, the Dissenting Shares and the Redeemed Shares (each as defined in the BCA)) shall become and be converted automatically into the right to receive one Pubco Ordinary Share, following which, all CAC Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

At the Effective Time, by virtue of the Merger, all Merger Sub Ordinary Shares issued and outstanding immediately prior to the Effective Time shall be converted into an equal number ordinary shares of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding issued shares of the Surviving Company.

Sponsor Agreement

Simultaneously with the execution and delivery of the BCA, CAC, the Target, Pubco and the Sponsor entered into a sponsor agreement (the “Sponsor Agreement”). Pursuant to the Sponsor Agreement, on the terms and subject to the conditions set forth therein, the Sponsor agreed, among other things, (a) to vote in favor of the BCA and the Transactions and against any alternative transaction; (b) during the term of the Sponsor Agreement, not to transfer and to cause its affiliates not to transfer any of the Sponsor Shares (as defined therein) except as permitted thereby; (c) during the term of the Sponsor Agreement, not to redeem any Sponsor Shares (as defined therein) and convert all CAC rights held by it into the underlying CAC Ordinary Shares; (d) to pay for CAC Expenses (as defined in the BCA) in excess of the CAC Expense Cap (as defined in the BCA); (e) to take timely actions to extend CAC’s deadline to complete the Business Combination as necessary to consummate the Closing; and (f) that any working capital loans made to CAC (including for any Extension Payments) will at the Closing be either, as requested by the Target,

COLUMBUS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

repaid in cash or converted into CAC Working Capital Units in accordance with the IPO Prospectus (excluding after CAC has fully utilized its existing working capital as of the Signing Date, up to $400,000 in working capital loans made prior to the Closing to CAC by third parties (excluding the Target) or members of the Sponsor, in either case, that are not affiliates of CAC, the Sponsor or CAC’s management or directors, even if such loans are indirectly made through the Sponsor, as to which the repayment terms will be as provided as disclosed in the IPO Prospectus). The Sponsor Agreement will terminate on the earliest of (i) the mutual written consent of CAC, the Target and Sponsor, (ii) the Closing of the Transactions, or (iii) the termination of the BCA in accordance with its terms.

Insider Letter Amendment

Simultaneously with the execution and delivery of the BCA, CAC, Pubco, the Sponsor, the Target and CAC’s directors and officers entered into an amendment (the “Insider Letter Amendment”) to the letter agreement that was entered into by and among CAC, the Sponsor and certain other member of CAC’s board of directors and/or management team on January 22, 2025 (the “Insider Letter”). Pursuant to the Insider Letter Amendment, the parties amended the letter agreement to (a) give the Target and Pubco rights to enforce the terms of the Insider Letter; (b) effective as of the Closing, assign the rights and obligations of CAC under the Insider Letter to Pubco; and (c) provide that the lock-up period applicable to Pubco Ordinary Shares issued in exchange for the Founder Shares (as defined in the BCA) pursuant to the BCA will be identical to the lock-up period set forth in the Lock-Up Agreement (as defined below).

Lock-up Agreement

Simultaneously with the execution and delivery of the BCA, CAC, Pubco and the Seller entered into a lock-up agreement (the “Lock-up Agreement”), which, among other things, provides for certain restrictions on the transfer of certain Pubco Ordinary Shares by the Seller and other holders who become Pubco’s shareholders as a result of the Seller Distribution following the Closing, as further described below and subject to the terms and conditions set forth in the Lock-up Agreement.

Pursuant to the Lock-up Agreement, from and after the Closing, the Seller and other holders who become Pubco shareholders as a result of the Seller Distribution shall not Transfer (as defined in the Lock-up Agreement) any of the Restricted Securities (as defined in the Lock-up Agreement) until the earlier of: (a) the six month anniversary of the date of the Closing; (b) the date (but not less than 60 days after the Closing) on which the closing price of Pubco Ordinary Shares exceeds $12.50 for any 20 trading days within a 30-day trading period following the Closing; and (c) the date after the Closing on which Pubco consummates a liquidation, merger, share exchange, reorganization or other similar transaction with an unaffiliated third party that results in all of Pubco’s shareholders having the right to exchange their equity holdings in Pubco for cash, securities or other property.

January 2026 Extension Meeting

On January 16, 2026, the Company held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”), where the shareholders of the Company approved the proposal (the “Charter Amendment Proposal”) that the Company’s Amended and Restated Memorandum and Articles of Association, which provided that the Company has until January 22, 2026 to complete a business combination, be deleted in their entirety and the substitution in their place of the Second Amended and Restated Memorandum and Articles of Association (the “Amended Charter”) to provide that the Company has until January 22, 2026 to complete a business combination, and may elect to extend the period to consummate a business combination up to twelve times, each by an additional one-month extension (the “Monthly Extension”), for a total of up to twelve months to January 22, 2027 (the “Combination Period”). In order to effectuate each Monthly Extensions, $50,000 needs to be deposited into the Trust Account of the Company (the “Monthly Extension Fee”).

On January 16, 2026, the Company and the Trustee entered into the amendment to the Investment Management Trust Agreement dated January 22, 2025 (as amended, the “Trust Agreement”) upon the shareholders’ approval at the Extraordinary General Meeting, which provides that that the Trustee must commence liquidation of the Trust Account by the prescribed timeline as provided in the Company’s Amended Charter.

COLUMBUS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

In connection with the votes to approve the Charter Amendment Proposal, 3,449,851 Ordinary Shares of the Company were rendered for redemption, and approximately $35.82 million was released from the Trust Account to pay such redeeming shareholders.

The Company will have until January 22, 2027 (if fully extended) to complete its initial Business Combination. If the Company is unable to complete its initial Business Combination by January 22, 2027 (if fully extended), the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to public rights or private placement rights, which will expire worthless if the Company fails to complete its initial Business Combination by January 22, 2027 (if fully extended).

Going Concern Consideration

As of December 31, 2025, the Company had $483,756 cash and a working capital of $179,238. The Company has incurred and expects to continue to incur significant costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination. The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete its Business Combination or because it becomes obligated to redeem a significant number of the Company’s public shares upon completion of its Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with ASC Subtopic 205-40, Presentation of Financial Statements — Going Concern, the Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

The Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the accompanying financial statements are issued. Management plans to address this uncertainty through seeking new financing to complete a Business Combination. If a Business Combination is not consummated by the end of the Combination Period, currently January 22, 2027 (if fully extended), and the Combination Period is not extended, there will be a mandatory liquidation and subsequent dissolution of the Company, which also raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to

COLUMBUS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern Consideration (cont.)

liquidate after the Combination Period. The Company intends to complete the initial Business Combination before the end of the Combination Period. However, there can be no assurance that the Company will be able to consummate any Business Combination by the end of the Combination Period.

Risks and Uncertainties

Various social and political circumstances in the U.S. and around the world (including rising trade tensions between the U.S. and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries), may contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide.

As a result of these circumstances and the ongoing Russia/Ukraine, Hamas/Israel conflicts and/or other future global conflicts, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2 — Significant accounting policies

Basis of Presentation

The accompanying audited financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. In the opinion of management, all adjustments consisting of normal recurring adjustments considered necessary for a fair presentation of the financial statements, have been included.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

COLUMBUS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant accounting policies (cont.)

Use of Estimates

The preparation of the financial statement in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2025 and December 31, 2024, the Company had $483,756 and nil in cash, respectively, and none in cash equivalents for both periods.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times in the future, may exceed the Federal Depository Insurance Coverage of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows. As of December 31, 2025 and December 31, 2024, the Company has not experienced losses on these accounts.

Demand Deposit in Trust Account

Upon closing of the IPO, the Company invested the proceeds into an interest-bearing demand deposit account, which comprised the entire balance of the Trust Account as of December 31, 2025 and earned $2,231,602 and $0 of interest income for the year ended December 31, 2025 and for the period from January 18, 2024 (inception) to December 31, 2024, respectively.

Offering Costs Associated with the IPO

Offering costs were $1,587,534 consisting principally of underwriting, legal and other expenses incurred through the balance sheet date that were related to the IPO and were charged to shareholders’ equity upon the completion of the IPO. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. The Company allocates offering costs among public shares, public rights and Private Units based on the relative fair values of public shares, public rights and Private Units and all offering costs were recognized by the Company during the three months ended March 31, 2025. Accordingly, $1,538,521 was allocated to public shares and charged to temporary equity, and $49,013 was allocated to public rights and Private Units and charged to shareholders’ equity.

Net income (loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. The Company has two outstanding classes of shares, which are referred to as redeemable ordinary shares and non-redeemable ordinary shares. Net income (loss) is shared pro rata between the two classes of ordinary shares. Net (loss) income per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. The remeasurement adjustment associated with the redeemable ordinary shares is excluded from earnings (loss) per share as the redemption value approximates fair value.

The calculation of diluted income per ordinary share does not consider the effect of the rights issued in connection with the IPO and the Private Units since the exercise of the rights is contingent upon the occurrence of future events.

COLUMBUS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant accounting policies (cont.)

As of December 31, 2025, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares that then share in the earnings of the Company. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented.

The net income (loss) per share presented in the statements of operations is based on the following:

	For the Year Ended December 31, 2025		For the Period from January 18, 2024 (Inception) Through December 31, 2024
	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares	Redeemable Ordinary Shares	Non-redeemable Ordinary Shares
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$957,848	$327,243	$—	$(77,094)

Denominator:
Basic and diluted weighted average shares outstanding	5,605,479	1,915,076	—	1,500,000 (1)
Basic and diluted net income (loss) per ordinary share	$0.17	$0.17	$—	$(0.05)

____________

(1)      Ordinary shares have been retroactively restated to reflect the Sponsor’s forfeiture of 225,000 Founder Shares on March 10, 2025 for no consideration as the underwriters of the IPO did not exercise the over-allotment option.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurement” (“ASC 820”), approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances. The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•        Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

•        Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

•        Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

COLUMBUS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant accounting policies (cont.)

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption issued in the IPO in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity” (ASC 480). Ordinary shares subject to mandatory redemption (if any) will be classified as a liability instrument and will be measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) will be classified as temporary equity. At all other times, ordinary shares will be classified as shareholders’ equity. In accordance with ASC 480-10-S99, the Company classifies ordinary shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. Given that the 6,000,000 ordinary shares sold as part of the Units in the IPO were issued with other freestanding instruments (i.e., share rights), the initial carrying value of ordinary shares classified as temporary equity was allocated to the proceeds determined in accordance with ASC 470-20. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The initial accretion and subsequent remeasurements will be treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).

Accordingly, as of December 31, 2025, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of permanent shareholders’ equity on the Company’s balance sheet in the following table:

	Shares	Amount
Gross proceeds from IPO	6,000,000	$60,000,000
Less:
Proceeds allocated to Public Rights	—	(1,320,000)
Allocation of offering costs related to redeemable shares	—	(1,538,521)

Plus:
Accretion of carrying value to redemption value	—	5,090,123
Ordinary shares subject to possible redemption – December 31, 2025	6,000,000	$62,231,602

Share Rights

The Company accounts for rights as either equity-classified or liability-classified instruments based on an assessment of the right’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the rights are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the rights meet all of the requirements for equity classification under ASC 815, including whether the rights are indexed to the Company’s own ordinary shares and whether the right holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of right issuance and as of each subsequent quarterly period end date while the rights are outstanding.

For issued or modified rights that meet all of the criteria for equity classification, the rights are required to be recorded as a component of equity at the time of issuance. For issued or modified rights that do not meet all the criteria for equity classification, the rights are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the rights are recognized as a non-cash gain or loss on the statements of operations.

As the rights to be issued upon the closing of the Proposed Public Offering and private placements meet the criteria for equity classification under ASC 815, therefore, the rights are classified as equity.

COLUMBUS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant accounting policies (cont.)

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2025 and 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

Stock-based Compensation

The Company recognizes compensation costs resulting from the issuance of stock-based awards to directors as an expense in the financial statement over the requisite service period based on a measurement of fair value for each stock-based award. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards. The Black-Scholes-Merton option-pricing model includes various assumptions, including the fair value of the estimated stock price of the Company, expected life of shares, the expected volatility and the expected risk-free interest rate, among others. These assumptions reflect the Company’s best estimates, but they involve inherent uncertainties based on market conditions generally outside the control of the Company.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On January 24, 2025, the Company sold 6,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one ordinary share, par value $0.0001 per share and one right (the “Public Right”). Each Public Right entitles the holder to purchase one-seventh (1/7) of one ordinary share upon the consummation of the Company’s initial Business Combination. The Company will not issue fractional shares. As a result, the holder must hold Public Rights in multiples of 7 in order to receive shares for all of their Public Rights upon closing of a Business Combination. Total offering costs allocated to the IPO proceeds were $1,538,521. The Company has also granted the underwriters a 45-day option to purchase up to an additional 900,000 units to cover over-allotments, if any; which expired unexercised on March 10, 2025. The holders of the Units were granted the right to separately trade ordinary shares and the Public Rights beginning on March 17, 2025.

COLUMBUS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 234,290 Private Placement Units at a price of $10.00 per Private Placement Unit for an aggregate purchase price of $2,342,900. Each Private Placement Unit was identical to the Units sold in the IPO, except as described below. Total offering costs allocated to the Private Placement Units were $9,453, which were charged directly to additional paid-in capital upon the completion of the IPO.

There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Founder Shares (as defined below), private placement shares or private placement rights. The rights will expire and become worthless if the Company does not consummate a Business Combination by January 22, 2027, unless the Company extends the Combination period.

Each Private Placement Unit is identical to the Public Units sold in the IPO, except that it will not be transferable, assignable or salable by the Sponsor until the completion of the Company’s initial Business Combination, except in each case (i) among the insiders or to the Company’s insiders’ members, officers, directors, consultants or their affiliates, (ii) to a holder’s shareholders or members upon the holder’s liquidation, in each case if the holder is an entity, (iii) by bona fide gift to a member of the holder’s immediate family or to a trust, the beneficiary of which is the holder or a member of the holder’s immediate family, in each case for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to the Company for no value for cancellation in connection with the consummation of a business combination, (vii) in connection with the consummation of a business combination, (viii) in the event of the Company’s liquidation prior to its consummation of an initial business combination or (ix) in the event that, subsequent to the consummation of an initial business combination, the Company completes a liquidation, merger, capital share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property, in each case (except for clauses (vi), (viii) or (ix) or with the Company’s prior written consent) on the condition that prior to such registration or transfer, the transfer agent shall be presented with written documentation pursuant to which each transferee or the trustee or legal guardian for such permitted transferee agrees to be bound by the transfer restrictions contained in the letter agreement and any other applicable agreement the transferor is bound by.

Note 5 — Related Party Transactions

Founder Shares

On March 21, 2024, the Sponsor acquired 1,437,500 ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.0174 per share. On July 25, 2024 and December 20, 2024, the Company amended the Securities Purchase Agreement which allowed the Sponsor to increase the purchase of Founder Shares from 1,437,500 to 1,725,000 shares for $25,000, or $0.0145 per share; including an aggregate of up to 225,000 ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On March 10, 2025, the Sponsor forfeited 225,000 Founder Shares for no consideration as the underwriters of the IPO did not exercise the over-allotment option, with such forfeiture being reflected retroactively in the accompanying financial statements. As of December 31, 2025, the Sponsor holds 1,698,290 Ordinary Shares in total, including 1,464,000 Founder Shares and 234,290 Ordinary Shares included in the Private Units.

On January 22, 2025, the effective date of the registration statement of the IPO, the Sponsor transferred an aggregate of 36,000 of its Founder Shares, or 12,000 each to its three independent directors for their board service, for nominal cash consideration, of $522. The fair value of the transfer of the 36,000 Founder Shares was accounted for as compensation under ASC 718. On January 22, 2025, the Company recognized a stock-based compensation expense of $61,478 based on the total estimated fair value of the 36,000 Founder Shares.

On March 20, 2025, in connection with the appointment of Mr. Cameron R. Johnson as the director of the Company, the Sponsor issued a share purchase option dated March 20, 2025 (the “Share Purchase Option”) to Mr. Johnson, entitling Mr. Johnson to acquire 12,000 Founder Shares upon the exercise of the Share Purchase Option once the existing lock-up term on such Founder Shares expires pursuant to the terms and arrangements thereunder. The Company has

COLUMBUS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

entered into an indemnity agreement with Mr. Johnson in connection with his appointment. The estimated fair value of the Share Purchase Option at the grant date was $119,475, which will be recorded as a stock-based compensation expense upon the exercise of the option pursuant to the terms and conditions in the purchase agreement at the earlier of (i) 180 days after the completion of a Business Combination and (ii) subsequent to a Business Combination, the date on which the closing price of the ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the initial Business Combination, and at or before 5:00 p.m., New York City local time, on the earlier of the liquidation of the Company’s Trust Account in the event the Company has not completed a Business Combination within the required time periods and January 22, 2030, five years from the effective date of the Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission, but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to 12,000 Founder Shares currently held by the Sponsor, acquired by the Sponsor from the Company prior to the completion of the IPO.

The Founder Shares are identical to the ordinary shares included in the Units being sold in the IPO, and holders of Founder Shares have the same shareholder rights as public shareholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, and (ii) the Sponsor, officers and directors of the Company have entered into a letter agreement with the Company, pursuant to which they have agreed (A) to waive their redemption rights with respect to the Founder Shares, private placement shares and public shares in connection with the completion of its initial Business Combination and (B) to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares and private placement shares if the Company fails to complete its initial Business Combination by the Combination period, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete its initial Business Combination within such time period and (iii) the Founder Shares and private placement shares are subject to registration rights. If the Company submits its initial Business Combination to its public shareholders for a vote, the Sponsor, officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with the Company, to vote any Founder Shares and private placement shares held by them and any public shares purchased during or after the IPO in favor of the Company’s initial Business Combination.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) 180 days after the completion of the initial Business Combination or (B) subsequent to a Business Combination, the date on which the closing price of the ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the initial Business Combination.

Promissory Note — Related Party

On March 21, 2024, the Sponsor agreed to loan the Company up to $500,000 (the “Promissory Note”) to be used for a portion of the expenses of the IPO. Prior to the closing of the IPO, the Company had an outstanding loan balance of $254,544. This loan is non-interest bearing, unsecured and is due at the earlier of (1) June 30, 2025 or (ii) the closing of the IPO, unless accelerated upon the occurrence of an event of default. The loan was repaid upon the closing of the IPO out of the offering proceeds not held in the Trust Account on January 24, 2025. As of December 31, 2025 and 2024, the Company had nil and $249,712 outstanding under the Promissory Note, respectively.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor, the Company’s officers and directors, or their affiliates/designees may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. If the Company completes the initial Business Combination, it would repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $3,000,000 of such working capital loans (“Working Capital Loans”) may be convertible into units, at a price of

COLUMBUS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

$10.00 per unit at the option of the lender, upon consummation of its initial Business Combination. The units would be identical to the Private Placement Units. In addition, if the Company holds a shareholder meeting to seek shareholders’ approval for an amendment to the then existing memorandum and articles of association, as amended, to modify the amount of time or substance the Company has to consummate an initial business combination, the Company’s insiders, officers and directors or their affiliates or designees may, but are not obligated to, loan the Company funds in support of its potential extension to allow additional time for the Company to complete an initial business combination which will be evidenced in extension convertible notes to be repaid in cash or converted into units at the conversion price of $10.00 per unit, or the “extension units,” at the closing of its initial business combination. The working capital units and the extension units, if any, would be identical to the Private Units sold in the private placement. If the Company does not complete its initial business combination, the loans would be repaid out of funds not held in the Trust Account, and only to the extent available. The terms of such loans by our insiders, officers and directors or their affiliates, if any, have not been determined and no written agreements exist with respect to such loans.

As of December 31, 2025 and 2024, the Company had no borrowings under the Working Capital Loans or the extension convertible notes.

Administrative Support Services

Commencing on the effective date of the registration statement of the IPO (January 22, 2025), the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of its initial Business Combination or its liquidation, the Company will cease paying these monthly fees. The Company incurred $110,000 for the year ended December 31, 2025, of which $80,000 were included in the accounts payable and accrued expenses as of December 31, 2025. The Company did not incur any administrative fees during fiscal year 2024.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Representative Shares, Private Placement Units, and units that may be issued on conversion of Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to two demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to its completion of its initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company had granted the underwriter a 45-day option from January 22, 2025, the effective date of the registration statement in connection with the IPO, to purchase up to an additional 900,000 Units to cover over-allotments, if any; which expired unexercised on March 10, 2025.

The underwriter received a cash underwriting discount of 1.5% of the gross proceeds of the IPO, or $900,000 (or up to $1,035,000 if the underwriters’ over-allotment is exercised in full). Additionally, the underwriter received 210,000 Representative Shares, equal to 3.5% of gross proceeds of the IPO that were registered in the IPO and were paid at the closing of the IPO as the Representative Shares. In addition, the underwriter has agreed with respect to the Representative Shares, (i) to vote for at a shareholder meeting to approve a Business Combination or any amendment to the Company’s Amended and Restated Memorandum and Articles of Association to modify the substance or timing of its obligation to allow redemptions in connection with a Business Combination, (ii) to waive its redemption rights with respect to such shares until the completion of the Business Combination, in connection with the completion of the

COLUMBUS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

Company’s initial Business Combination or a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association to modify the substance or timing of its obligation to allow redemptions in connection with a Business Combination, and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within the timeline provided in the Company’s Amended and Restated Memorandum and Articles of Association, to the extent such Representative Shares held by the underwriter and/or its designees, and any of their permitted transferees.

In connection with the IPO, the Company issued 210,000 Representative Shares to the underwriter with a fair value of $361,000.

Note 7 — Shareholders’ Equity

Preferred Shares — The Company is authorized to issue 10,000,000 shares of preferred share, $0.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2025 and December 31, 2024, there were no preferred shares issued or outstanding.

Ordinary Shares — The Company is authorized to issue 500,000,000 ordinary shares with $0.0001 par value. On March 21, 2024, the Company issued 1,437,500 Founder Shares to the Sponsor for an aggregate purchase price of $25,000, or approximately $0.0174 per share. On July 25, 2024 and December 20, 2024, the Company amended the Securities Purchase Agreement which allowed the Sponsor to increase the purchase of ordinary shares from 1,437,500 to 1,725,000 shares for $25,000, or $0.0145 per share; including an aggregate of up to 225,000 ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. As of December 31, 2025 and December 31, 2024, there were 1,944,290 and 1,500,000 ordinary shares issued and outstanding, respectively, which retroactively reflects the forfeiture of 225,000 ordinary shares because the over-allotment option was not exercised in full or in part by the underwriters.

On January 22, 2025, the Sponsor transferred an aggregate of 36,000 of its Founder Shares, or 12,000 each to the Company’s three independent directors for their board service, for nominal cash consideration of $522 (See Note 5), pursuant to a securities transfer agreement which the Company entered into with the Sponsor and each of the independent director nominees on November 8, 2024 and further amended on December 20, 2024.

Rights

Each holder of a right will receive one-seventh (1/7) of one ordinary share upon consummation of its initial Business Combination, even if the holder of such right redeemed all ordinary shares held by it in connection with the initial Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of an initial Business Combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in the IPO and the Private Placement. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary share basis, and each holder of a right will be required to affirmatively convert its rights in order to receive one-seventh (1/7) of one share underlying each right (without paying any additional consideration) upon consummation of the Business Combination. As of December 31, 2025, there were 6,000,000 Public Rights and 234,290 Private Rights outstanding, which can be converted into a total of 890,612 ordinary shares.

The shares issuable upon conversion of the Public Rights will be freely tradable (except to the extent held by affiliates of the Company). The Company will not issue fractional shares upon conversion of the rights. As a result, the holders of rights must hold rights in multiples of seven in order to receive shares for all of their rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial Business Combination. Accordingly, the rights may expire worthless.

COLUMBUS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

Note 8 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance. The Company has adopted the guidance in ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, in the accompanying financial statements on a retrospective basis.

The Company’s chief operating decision maker has been identified as the Chief Executive Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating and reportable segment. The Company’s CODM does not review assets by segment in his evaluation and therefore assets by segment are not disclosed below.

When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews key metrics, which include the following:

	For the Year Ended December 31, 2025	For the Period from January 18, 2024 (Inception) Through December 31, 2024
General and administrative expenses	$946,512	$77,094
Interest earned on demand deposit Trust Account	$2,231,602	$—

The key measure of segment profit or loss reviewed by our CODM is general and administrative expenses, which include accounting expenses, printing expenses, and regulatory filing fees, none of which are deemed to be significant segment expenses; they are reviewed in aggregate to ensure alignment with budget and contractual obligations. These expenses are monitored to manage and forecast cash available to complete a business combination within the required period. Interest earned on demand deposit in Trust Account is reviewed to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date when these audited financial statements were issued. Based on this review, the Company identified the following subsequent events that would require adjustment or disclosure in the financial statements.

January 2026 Extension Meeting

On January 16, 2026, the Company held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”), where the shareholders of the Company approved the proposal (the “Charter Amendment Proposal”) that the Company’s Amended and Restated Memorandum and Articles of Association, which provided that the Company has until January 22, 2026 to complete a business combination, be deleted in their entirety and the substitution in their place of the Second Amended and Restated Memorandum and Articles of Association (the “Amended Charter”) to provide that the Company has until January 22, 2026 to complete a business combination, and may elect to extend the period to consummate a business combination up to twelve times, each by an additional one-month extension (the “Monthly Extension”), for a total of up to twelve months to January 22, 2027. In order to effectuate each Monthly Extensions, $50,000 needs to be deposited into the Trust Account of the Company (the “Monthly Extension Fee”).

On January 16, 2026, the Company and the Trustee entered into the amendment to the Investment Management Trust Agreement dated January 22, 2025 ( as amended, the “Trust Agreement”) upon the shareholders’ approval at the Extraordinary General Meeting, which provides that that the Trustee must commence liquidation of the Trust Account by the prescribed timeline as provided in the Company’s Amended Charter.

COLUMBUS ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS

Note 9 — Subsequent Events (cont.)

In connection with the votes to approve the Charter Amendment Proposal, 3,449,851 Ordinary Shares of the Company were rendered for redemption, and approximately $35.82 million was released from the Trust Account to pay such redeeming shareholders.

On January 22, 2026 and February 20, 2026, both the Company and Pubco (the target) deposited $25,000 each month, totaling $50,000 in Monthly Extension Fees into the Trust Account for the public shareholders, which enabled the Company to extend the period of time it has to consummate its initial business combination by one month from January 22, 2026 to March 22, 2026.

Phone+41 44 444 35 55 www.bdo.ch zurich@bdo.ch	BDO AG Schiffbaustrasse 2 8031 Zurich

Report of Independent Registered Public Accounting Firm (BDO AG, Zurich, Switzerland; PCAOB ID# 5988)

Shareholders and Board of Directors
WISeKey international Holding AG, (Majority Shareholder of WISeSat.Space Corp)
Zug,
Switzerland

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of WISeSat.Space Corp (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of comprehensive income/(loss), changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Zurich, Switzerland, May 29, 2026

BDO AG
/s/ Nigel Le Masurier	/s/ Sascha Gasser

We have served as the Group’s auditor since 2025.

BDO AG, a limited company under Swiss law, incorporated in Zurich, forms part of the international BDO Network of independent member firms.

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Consolidated Statements of Comprehensive Income/(Loss)

USD	12 months ended December 31, 2025	12 months ended December 31, 2024	Note ref.
Revenue	196,764	57,397	18

Research & development expenses	(863,681)	(181,115)	19
Selling & marketing expenses	(1,166,516)	(203,809)	19
General & administrative expenses	(1,414,999)	(23,367)	19
Total operating expenses	(3,445,195)	(408,291)	19
Operating loss	(3,248,431)	(350,894)

Non-operating income	13,039	9	20
Non-operating expenses	(2,154)	(8,732)	21
Loss before income tax expense	(3,237,546)	(359,618)

Income tax expense	—	—	22
Net loss	(3,237,546)	(359,618)

Loss per share, predecessor
Basic		(1.44)	24
Diluted		(1.44)	24
Loss per ordinary share, 5,051 weighted average
Basic	(320.54)	—	24
Diluted	(320.54)	—	24
Loss per Class F share, 5,049 weighted average
Basic	(320.54)	—	24
Diluted	(320.54)	—	24

Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustments	1,888	(5,675)	17
Other comprehensive income/(loss)	1,888	(5,675)	17
Comprehensive loss	(3,235,659)	(365,293)

The accompanying notes are an integral part of these financial statements.

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Consolidated Balance Sheets

USD	As of December 31, 2025	As of December 31, 2024	Note ref.
ASSETS
Current assets
Cash and cash equivalents	9,647,816	180,328	8
Amounts owed by related parties, current	62,808	55,133	9
Prepaid expenses, current	531,934	302,964	10
Other current assets	123,387	16,565	11
Total current assets	10,365,945	554,990

Non-current assets
Prepaid expenses, non-current	1,113,763	—
Total non-current assets	1,113,763	—
TOTAL ASSETS	11,479,708	554,990

LIABILITIES
Current Liabilities
Accounts payable	559,094	836	12
Other current liabilities	101,599	—	13
Total current liabilities	660,692	836

Noncurrent liabilities
Indebtedness to related parties, noncurrent	4,518,692	916,573	14
Total noncurrent liabilities	4,518,692	916,573
TOTAL LIABILITIES	5,179,384	917,409

SHAREHOLDERS’ EQUITY
Predecessor Ordinary shares	—	108,505	15
CHF 0.40 par value
Predecessor Authorized – nil and 250,000 shares
Issued and outstanding – nil and 250,000 shares
Ordinary Shares	—	—	15
No par value
Authorized – 30,000 shares
Issued and outstanding – 5,436 shares
Class F Shares	—	—	15
No par value
Authorized – 20,000 shares
Issued and outstanding – 5,434 shares
Additional Paid-In Capital	10,006,906	—	16
Accumulated other comprehensive income/(loss)	(1,392)	(3,281)	17
Accumulated deficit	(3,705,189)	(467,643)
Total shareholders’ equity	6,300,324	(362,419)
TOTAL LIABILITIES AND EQUITY	11,479,708	554,990

The accompanying notes are an integral part of these financial statements.

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Consolidated Statements of Changes in Shareholders’ Equity

USD	Number of Ordinary Shares	Number of Class F Shares	Number of Shares Total	Predecessor common share capital	Additional Paid-In Capital	Accumulated deficit	Accumulated other comprehensive income/(loss)	Total equity (deficit)
As of February 15, 2023 (predecessor inception)	—	—	—	—	—	—	—	—
Issuance of share capital	—	—	—	108,505	—	—	—	108,505
Comprehensive loss	—	—	—	—	—	(108,025)	2,394	(105,630)
As of December 31, 2023, predecessor	—	—	—	108,505	—	(108,025)	2,394	2,874
Comprehensive loss	—	—	—	—	—	(359,618)	(5,675)	(365,293)
As of December 31, 2024, predecessor	—	—	—	108,505	—	(467,643)	(3,281)	(362,419)
WISeSat Corp Inception, Jun 17	100	—	100	—	—	—	—	—
Common-control reorganization/parent capital structure, Oct 23	4,901	4,999	9,900	(108,505)	108,505	—	—	—
SEALSQ equity contribution, Nov 19	435	435	870	—	10,000,000	—	—	10,000,000
Equity contribution Swiss 1% Duty, Nov 19	—	—	—	—	(101,599)	—	—	(101,599)
Comprehensive loss	—	—	—	—	—	(3,237,546)	1,888	(3,235,659)
As of December 31, 2025	5,436	5,434	10,870	—	10,006,906	(3,705,189)	(1,392)	6,300,324

The October 23, 2025 transaction represents a common control transfer recorded at historical carrying value.

The November 19, 2025 transaction represents an equity contribution from SEALSQ Corp.

The accompanying notes are an integral part of these financial statements.

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Consolidated Statements of Cash Flows

USD	12 months ended December 31, 2025	12 months ended December 31, 2024
Cash Flows from operating activities:
Net loss	(3,237,546)	(359,618)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization expense	255,825	—
Unrealized and non-cash foreign currency transactions	(9,094)	8,397

Changes in operating assets and liabilities
Increase in total prepaid expenses	(1,598,559)	(300,541)
Increase in other current assets, net	(114,497)	(12,269)
Increase (decrease) in accounts payable	558,258	(62)
Net cash provided by (used in) operating activities	(4,145,613)	(664,093)

Cash Flows from investing activities:
Net cash provided by (used in) investing activities	—	—

Cash Flows from financing activities:
Proceeds from issuance of Ordinary and Class F Shares to SEALSQ Corp.	10,000,000	—
Increase in indebtedness to related parties	3,602,118	743,310
Net cash provided by (used in) financing activities	13,602,118	743,310

Effect of exchange rate changes on cash and cash equivalents	10,982	(14,072)

Cash and cash equivalents
Net increase during the period	9,467,487	65,145
Balance, beginning of period	180,328	115,183
Balance, end of period	9,647,816	180,328

Supplemental cash flow information:

On November 19, 2025, SEALSQ Corp subscribed for shares of the Company for cash consideration of USD 10,000,000.

In connection with the SEALSQ equity contribution, the Company recorded Swiss issuance stamp duty of USD 101,599 as a reduction of additional paid-in capital and as an accrued liability. No cash payment of this amount had been made as of December 31, 2025.

As WISeSat.Space Corp did not maintain a bank account at that date, the proceeds were remitted directly to WISeSat AG on the Company’s behalf. From the perspective of the consolidated group, the transaction is presented as a financing cash inflow from the issuance of Ordinary Shares and Class F Shares to SEALSQ Corp.

The accompanying notes are an integral part of these financial statements.

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Notes to the Consolidated Financial Statements

Note 1. Organization and business description

WISeSat.Space Corp. (“WISeSat Corp” or the “Company”) was incorporated in the British Virgin Islands on June 17, 2025, and had 100 Ordinary Shares issued and outstanding upon incorporation, each with no par value. The Company is a holding company within the WISeKey group. Through its wholly owned subsidiary WISeSat.Space AG (“WISeSat AG”), the Company is developing secure satellite infrastructure and related space-based services intended to support trusted communications, digital identity, data exchange and other security-sensitive applications.

On October 23, 2025, WISeKey International Holding AG (“WISeKey”) contributed all of the issued shares of WISeSat AG, a Swiss company, to the Company, in exchange for 4,999 Class F Shares and 4,901 Ordinary Shares of the Company, each at no par value. The contribution was recorded at WISeKey’s historical carrying value of CHF 100,000, i.e. USD 108,505. As a result, from that date, WISeSat AG became a wholly owned subsidiary of the Company.

On November 19, 2025, SEALSQ Corp. (“SEALSQ”) subscribed for 435 Ordinary Shares and 435 Class F Shares of the Company, each with no par value, for total cash consideration of USD 10,000,000. As the Company did not maintain a bank account at that date, the proceeds were remitted directly to WISeSat AG on the Company’s behalf and used to fund WISeSat AG’s operations. In the consolidated financial statements, the SEALSQ subscription is presented as an equity contribution, and all balances and transactions between WISeSat Corp and WISeSat AG have been eliminated in consolidation.

The Company is part of a broader transaction structure involving WISeKey, SEALSQ, and Columbus Acquisition Corp. (“CAC”). These transactions are part of a proposed business combination and public listing process

Note 2. Going concern

The Company has incurred operating losses since inception and expects that it may continue to incur losses while developing its business and operations. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the ordinary course of business.

For the years ended December 31, 2025 and 2024, the Company incurred operating losses of USD 3,248,431 and USD 350,894, respectively. As of December 31, 2025 and 2024, the Company had positive working capital of USD 9,705,253 and USD 554,155, respectively, both calculated as the difference between current assets and current liabilities. Historically, the predecessor business has relied on financing and support from WISeKey group entities to fund its operations. During 2025, the Company continued to receive support from WISeKey International Holding AG and received USD 10,000,000 of equity funding from SEALSQ Corp. through WISeSat Corp, which funded the operations of WISeSat AG.

Management has evaluated whether conditions and events raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date these financial statements are issued. Based on the Company’s cash position, positive working capital on December 31, 2025, and management’s expectation that related-party financial support will continue to be available as needed, management concluded that the going concern basis of presentation is appropriate. Such support has historically been provided by WISeKey group entities; however, unless otherwise agreed in writing, future support remains subject to the relevant related party’s approval at the time such support is required.

Note 3. Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), as set forth in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

The consolidated financial statements include the accounts of WISeSat Corp. and its wholly owned subsidiary, WISeSat AG. All intercompany balances and transactions between WISeSat.Space Corp. and WISeSat.Space AG have been eliminated in consolidation.

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Notes to the Consolidated Financial Statements

Note 3. Basis of presentation (cont.)

WISeSat AG represents the predecessor operating business for periods prior to the October 23, 2025 common-control reorganization. The transfer of WISeSat AG to the Company was accounted for as a transaction between entities under common control and recorded at historical carrying value. No acquisition accounting, fair value step-up, goodwill or purchase price allocation was recorded.

The comparative financial information for 2024 reflects the historical financial statements of WISeSat AG as predecessor.

All amounts are presented in United States dollars (“USD”), unless otherwise stated.

Note 4. Summary of significant accounting policies

Fiscal Year

The Company’s fiscal year ends on December 31.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments and assumptions. We believe these estimates, judgements and assumptions are reasonable, based upon information available at the time they were made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented.

To the extent there are differences between these estimates, judgments or assumptions and the actual results, our financial statements will be affected. In many cases, the accounting treatment of a particular transaction is specifically dictated by U.S. GAAP and does not require management’s judgment in its application.

Foreign Currency

The consolidated financial statements are presented in USD. WISeSat Corp’s functional currency is USD. WISeSat AG’s functional currency is Swiss francs (“CHF”). Assets and liabilities of WISeSat AG are translated into USD at the exchange rate in effect at the balance sheet date. Revenue and expenses are translated at average exchange rates prevailing during the period. Translation adjustments are recorded in accumulated other comprehensive income/(loss). Transactions denominated in currencies other than the relevant entity’s functional currency are remeasured into the functional currency, with resulting gains and losses recognized in earnings.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on deposit and other highly liquid investments with original maturities of three months or less at the date of purchase. The carrying amount approximates fair value because of the short-term nature of these instruments.

Accounts receivable, amounts owed by related parties and allowance for credit losses

Receivables represent rights to consideration that are unconditional and consist of amounts billed and currently due from customers or related parties. The Company evaluates expected credit losses based on the nature of the counterparty, historical experience and available current information. Amounts are written off when management determines they are uncollectible.

As of December 31, 2025 and 2024, the Company’s receivable balances consisted entirely of amounts owed by related parties.

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Notes to the Consolidated Financial Statements

Note 4. Summary of significant accounting policies (cont.)

Revenue Recognition

The Company’s policy is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, the Company applies the following steps:

-   Step 1:    Identify the contract(s) with a customer.

-   Step 2:    Identify the performance obligations in the contract.

-   Step 3:    Determine the transaction price.

-   Step 4:    Allocate the transaction price to the performance obligations in the contract.

-   Step 5:    Recognize revenue when (or as) the entity satisfies a performance obligation

Revenue is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. We typically allocate the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract. If a standalone price is not observable, we use estimates.

The Company recognizes revenue when it satisfies a performance obligation by transferring control over goods or services to a customer. The transfer may be done at a point in time (typically for goods) or over time (typically for services). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. For performance obligations satisfied over time, the revenue is recognized over time, most frequently on a prorata temporis basis as most of the services provided by the Company relate to a set performance period.

If the Company determines that the performance obligation is not satisfied, it will defer recognition of revenue until it is satisfied.

We present revenue net of sales taxes and any similar assessments.

The Company delivers products and records revenue pursuant to commercial agreements with its customers, generally in the form of an approved purchase order or sales contract.

Prepaid expenses

Prepaid expenses primarily include satellite-related costs and launch-related costs and other amounts paid in advance. Satellite- and launch-related costs are classified as prepaid expenses until the related launch services are performed or the related benefit is otherwise consumed.

Research and Development and Software Development Costs

All research and development costs and software development costs are expensed as incurred.

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities, and for tax loss carry-forwards. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that such assets will not be realized.

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Notes to the Consolidated Financial Statements

Note 4. Summary of significant accounting policies (cont.)

Loss per Share

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the effect of potentially dilutive instruments unless their effect would be anti-dilutive.

Segment Reporting

The Company operates as a single operating and reportable segment: space and satellite technology services, described in Note 23. Our Chief Operating Decision Maker, who is also our Chief Executive Officer, regularly reviews information related to our single operating segment for purposes of allocating resources and assessing budgets and performance.

Note 5. Recent Accounting Pronouncements

Adoption of new FASB Accounting Standard in the current year — Prior-Year Financial Statements not restated:

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which establishes new income tax disclosure requirements in addition to modifying and eliminating certain existing requirements.

Summary: The intent of this standard is to enhance the decision usefulness of income tax disclosures. The standard applies to all entities subject to ASC Topic 740, Income Taxes. In addition, entities will be required to disclose the amount of income taxes paid (net of refunds received) disaggregated by federal, state, and foreign taxes. They will also disclose the amount of income taxes paid (net of refunds) disaggregated by individual jurisdictions in which income taxes paid is equal to or greater than five percent of total income taxes paid. The standard also outlines additional disclosure requirements for all entities and specific updates for public business entities.

Effective Date: ASU 2023-09 is effective for public business entities for fiscal years beginning after December 15, 2024. Early adoption is There was no impact on the Company’s results upon adoption of the standard.

New FASB Accounting Standard to be adopted in the future:

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which updates mandates that public business entities provide more detailed disclosures about specific expense categories in their financial statement notes, enhancing transparency for investors.

Summary: Entities are required to disaggregate certain expense captions presented on the income statement into the following natural expense categories, such as purchases of Inventory, Employee compensation, Depreciation and Intangible Asset Amortization. These disaggregated expenses must be presented in a tabular format within the notes to the financial statements for both annual and interim reporting periods. Additionally, entities are required to disclose the total amount of selling expenses and provide their definition.

Effective Date: ASU 2024-03 is effective for annual reporting periods for public business entities for fiscal years beginning after December 15, 2026, and for interim reporting periods within fiscal years beginning after December 15, 2027. Early adoption is permitted.

The Company expects to adopt all the aforementioned guidance when effective. Management is assessing the impact of the aforementioned guidance on its financial statements but does not expect it to have a material impact.

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Notes to the Consolidated Financial Statements

Note 5. Recent Accounting Pronouncements (cont.)

In November 2024, the FASB issued ASU 2024-04, Debt — Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments. This update clarifies the accounting treatment for certain settlements of convertible debt instruments that do not occur under the instruments’ preexisting terms.

Summary: The update introduces a “preexisting contract approach” to determine whether an inducement offer should be accounted for as an induced conversion. Under this approach, an inducement offer is considered to preserve the form and amount of consideration if it provides the debt holder with at least the same consideration as the original conversion terms of the instrument. The assessment is based on the terms as they existed one year before the offer acceptance date, especially if the instrument was modified within that period. Additionally, the ASU clarifies that induced conversion accounting applies to convertible debt instruments within the scope of Subtopic
470-20 that are not currently convertible, provided the instrument contained a substantive conversion feature at both its issuance date and the inducement offer acceptance date.

Effective Date: ASU 2024-04 is effective for public business entities for fiscal years beginning after December 15, 2025. Early adoption is permitted.

The Company expects to adopt all the aforementioned guidance when effective. Management is assessing the impact of the aforementioned guidance on its financial statements but does not expect it to have a material impact.

Note 6. Concentration of credit risks and major customers

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and amounts owed by related parties. Cash is held with financial institutions that management believes are creditworthy.

For the years ended December 31, 2025 and 2024, 100% of the Company’s revenue was derived from counterparties associated with the Swiss Government and its related agencies. For 2025, revenue consisted of two engineering contract customers: RUAG, a defense-related entity owned by the Swiss Confederation, which accounted for USD 125,953 of revenue, and armasuisse, the Swiss Confederation’s procurement agency for defense and security, which accounted for USD 70,811 of revenue. See Note 18 for Revenue Disaggregation.

As of December 31, 2025 and 2024, the Company’s receivable balances consisted entirely of amounts due from WISeKey SA, a related party. Accordingly, the Company did not have material trade accounts receivable at year-end.

	Revenue concentration (% of total net sales) 12 months ended December 31,		Receivables concentration (% of total accounts receivable) As of December 31,
	2025	2024	2025	2024
Government-related procurement agencies	100%	100%	n/a	n/a
WISeKey SA/related party	n/a	n/a	100%	100%

Note 7. Fair value measurements

The carrying amounts of the Company’s financial instruments, including amounts owed by related parties, accounts payable and indebtedness to related parties, approximate fair value because of their short-term nature or because management believes the stated amounts reasonably approximate amounts that would be realized in a current transaction.

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Notes to the Consolidated Financial Statements

Note 7. Fair value measurements (cont.)

ASC 820 establishes a three-tier fair value hierarchy for measuring financial instruments, which prioritizes the inputs used in measuring fair value. These tiers include:

•        Level 1, defined as observable inputs such as quoted prices in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

USD	As of December 31, 2025		As of December 31, 2024		Fair value level	Note ref.
	Carrying amount	Fair value	Carrying amount	Fair value
Carrying amounts and estimated fair values of financial instruments
Amounts owed by related parties	62,808	62,808	55,133	55,133	3	9
Accounts payable	559,094	559,094	836	836	3	12
Indebtedness to related parties, noncurrent	4,518,692	4,518,692	916,573	916,573	3	14

Note 8. Cash and cash equivalents

Cash and cash equivalents consisted of cash on deposit with financial institutions. As of December 31, 2025, USD 3,543 of the balance was restricted, corresponding to the EUR 3,000 capital contribution paid in connection with the incorporation of WISeSat Space Iberica S.L. The amount was subsequently reclassified in FY26, following finalization of the incorporation accounting in February 2026. The carrying amount approximates fair value.

Note 9. Accounts receivable

Amounts owed by related parties, current, consisted of balances due from WISeKey SA. Their balances approximate fair value because of their short-term nature or because management believes the stated amounts reasonably approximate amounts that would be realized in a current transaction.

The receivable balances from WISeKey SA as of December 31, 2025 and 2024 relate primarily to amounts collected by WISeKey SA on behalf of the Company in connection with work performed by WISeSat AG for armasuisse in 2023, before the relevant customer contract was amended to reflect WISeSat AG as the contracting party. No management-service expenses were charged by WISeKey SA to the Company during the years ended December 31, 2025 and 2024. No interest is charged on intercompany payable or receivable balances.

USD	As of December 31, 2025	As of December 31, 2024
Amounts owed by related parties (WISeKey SA)	62,808	55,133
Total accounts receivable net of allowance for doubtful accounts	62,808	55,133

Note 10. Prepaid Expenses

Prepaid expenses consisted primarily of satellite costs and other amounts paid in advance. Satellite-related costs, including launch-related costs, are recorded as prepaid expenses until the related services are performed, successful launch and early orbit phase (“LEOP”) confirmation is received where applicable, or the related benefit is otherwise consumed.

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Notes to the Consolidated Financial Statements

Note 10. Prepaid Expenses (cont.)

As of December 31, 2025, prepaid expenses were classified between current and non-current based on the expected timing of consumption of the related benefits. The non-current portion is expected to be consumed beyond 2026. These balances are prepaid satellite service costs that are not considered costs to obtain or fulfill a customer contract.

USD	As of December 31, 2025	As of December 31, 2024
Satellite costs (2027+)	1,113,763	—
Subtotal prepaid, non-current	1,113,763	—
Satellite costs (2026)	272,717	300,730
Other prepaid expenses	259,217	2,234
Subtotal prepaid, current	531,934	302,964
Total prepaid expenses	1,645,697	302,964

Amortization schedule
FOSSA satellites right of use prepayment amortization (48 months)	131,037	—
Astrocast satellites right of use prepayment amortization (18 months)	124,789	—
Total prepayment amortization	255,825	—
Impairment losses recognized	—	—

FOSSA satellite-related prepayments are amortized over 48 months once the Company has received confirmation of successful launch and early orbit phase (“LEOP”) completion for the relevant satellite. Amounts relating to satellites for which successful LEOP confirmation has not been received, or to ground infrastructure that is not yet operational, remain recorded as prepaid expenses. During the year ended December 31, 2025, the Company recognized amortization expense of USD 255,825 related to FOSSA and Astrocast prepaid assets. No such amortization expense was recognized during the year ended December 31, 2024. No impairment losses were recognized during the years ended December 31, 2025 or 2024

Note 11. Other current assets

Other current assets consisted primarily of value-added tax receivables.

USD	As of December 31, 2025	As of December 31, 2024
Value-Added Tax Receivable	123,387	16,565
Total other current assets	123,387	16,565

Note 12. Accounts payable

Accounts payable consisted primarily of trade creditors and accrued professional fees and other liabilities, including costs incurred in connection with the proposed Nasdaq listing and related corporate transactions.

USD	As of December 31, 2025	As of December 31, 2024
Trade creditors	482,555	836
Accrued Liabilities	76,538	—
Total accounts payable	559,094	836

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Notes to the Consolidated Financial Statements

Note 13. Other current liabilities

Other current liabilities consisted of Swiss issuance stamp duty payable in connection with the SEALSQ equity contribution.

USD	As of December 31, 2025
Swiss issuance stamp duty payable (CHF 80,455)	101,599
Total other current liabilities	101,599

The stamp duty is payable to the Swiss tax authorities and is expected to be settled in the following period.

Note 14. Indebtedness to related parties, noncurrent

The Company has historically relied on financing and support from WISeKey group entities.

As of December 31, 2025 and 2024, indebtedness to related parties consisted of amounts due to WISeKey International Holding AG, primarily relating to financing support, recharged management services and shared corporate costs.

These related-party balances are non-interest-bearing. There are currently no formal loan agreements, stated interest terms or repayment schedules in place with WISeKey International Holding AG. Management believes that the carrying amount of these balances approximates fair value and that any difference arising from discounting would not be material to the financial statements.

The balances are classified as non-current because management does not expect settlement to be required within twelve months from the balance sheet date, based on the historical funding pattern within the WISeKey group and management’s current expectations regarding the Company’s financing plan. The balances are non-interest-bearing and do not have stated maturity dates.

Note 15. Shareholders’ equity

As of December 31, 2025, the Company’s authorized share capital consisted of 30,000 Ordinary Shares and 20,000 Class F Shares, each with no par value. As of December 31, 2025, 5,436 Ordinary Shares and 5,434 Class F Shares were issued and outstanding.

On October 23, 2025, WISeKey contributed all of the issued and outstanding shares of WISeSat AG to the Company in exchange for 4,999 Class F Shares and 4,901 Ordinary Shares of the Company, each with no par value. The transaction was accounted for as a common-control reorganization at historical carrying value.

On November 19, 2025, SEALSQ subscribed for 435 Ordinary Shares and 435 Class F Shares of the Company, each with no par value, for total cash consideration of USD 10,000,000.

The 2024 comparative equity information reflects the historical share capital of WISeSat AG as predecessor, consisting of 250,000 authorized, issued and outstanding common shares with a par value of CHF 0.40 per share.

The Ordinary Shares and Class F Shares are both no-par-value shares of WISeSat Corp. Each Ordinary Share confers the right to attend shareholder meetings, one vote per Ordinary Share on shareholder resolutions, an equal share in dividends paid by the Company and an equal share in any distribution of surplus assets of the Company.

Each Class F Share confers the right to attend shareholder meetings and carries enhanced voting rights such that the holders of Class F Shares are entitled, in aggregate, to 49.9999% of the voting power of all shares entitled to vote on a matter, or, where the total voting power of the Class F Shares would otherwise be lower, ten times the voting power of an Ordinary Share. Class F Shares also carry an equal right to dividends and surplus asset distributions with each

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Notes to the Consolidated Financial Statements

Note 15. Shareholders’ equity (cont.)

other share. Class F Shares are non-transferable and are subject to mandatory redemption upon a change of control of a corporate holder, with the holder entitled to receive Ordinary Shares on a one-for-one basis for the Class F Shares redeemed, in accordance with the Company’s memorandum and articles of association.

WISeSat Corp. share capital and predecessor share capital	As of December 31, 2025	As of December 31, 2024
Common shares, predecessor
Par value per share (in CHF)	—	0.40
Share capital (in USD)	—	108,505
Total number of authorized shares	—	250,000
Total number of fully paid-in issued shares	—	250,000
Total number of fully paid-in outstanding shares	—	250,000

Ordinary Shares
Par value per share (in USD)	—	—
Share capital (in USD)	—	—
Total number of authorized shares	30,000	—
Total number of fully paid-in issued shares	5,436	—
Total number of fully paid-in outstanding shares	5,436	—

Class F Shares
Par value per share (in USD)	—	—
Share capital (in USD)	—	—
Total number of authorized shares	20,000	—
Total number of fully paid-in issued shares	5,434	—
Total number of fully paid-in outstanding shares	5,434	—

Note 16. Additional paid-in capital

Additional paid-in capital consists of USD 108,505 recorded in connection with the October 23, 2025 common-control contribution of WISeSat AG to the Company, and the November 19, 2025 SEALSQ equity contribution, net of equity issuance costs.

On October 23, 2025, WISeKey contributed all of the issued and outstanding shares of WISeSat AG to the Company in exchange for 4,999 Class F Shares and 4,901 Ordinary Shares of the Company, each with no par value. The contribution was recorded at WISeKey’s historical carrying value of USD 108,505.

On November 19, 2025, SEALSQ subscribed for 435 Ordinary Shares and 435 Class F Shares of the Company, each with no par value, for total cash consideration of USD 10,000,000. The related Swiss issuance stamp duty of CHF 80,455, equivalent to USD 101,599, was recorded as a reduction of additional paid-in capital and as an accrued liability until settlement.

Additional paid-in capital as of December 31, 2025 was therefore USD 10,006,906, calculated as follows:

WISeSat Corp. Additional Paid-In Capital	As of December 31, 2025	As of December 31, 2024
Historical carrying value of WISeSat AG contribution	108,505	—
Gross SEALSQ equity contribution	10,000,000	—
Less: Swiss issuance stamp duty recorded as equity issuance cost	(101,599)	—
Total Additional Paid-In Capital	10,006,906	—

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Notes to the Consolidated Financial Statements

Note 17. Accumulated other comprehensive income/(loss)

Accumulated other comprehensive income/(loss) consists solely of foreign currency translation adjustments arising from the translation of the Company’s CHF functional-currency financial information into USD reporting currency.

No income tax expense or benefit was allocated to other comprehensive income/(loss) during the periods presented.

USD
Accumulated other comprehensive income As of December 31, 2023, predecessor		2,394
Total net foreign currency translation adjustments	(5,675)
Total other comprehensive loss, net		(5,675)
Accumulated other comprehensive loss As of December 31, 2024, predecessor		(3,281)
Total net foreign currency translation adjustments	1,888
Total other comprehensive income, net		1,888
Accumulated other comprehensive loss As of December 31, 2025		(1,392)

Note 18. Revenue

Nature of goods and services

During the periods presented, the Company’s revenue was derived from engineering, funded research and related services in the space and satellite technology field. Revenue is generally recognized at a point in time upon customer acceptance of a deliverable or achievement of a contractual milestone, depending on the terms of the underlying arrangement.

For the years ended December 31, 2025 and 2024, 100% of the Company’s revenue was derived from counterparties associated with the Swiss Government and its related agencies. For 2025, revenue consisted of two engineering contract customers: RUAG, a defense-related entity owned by the Swiss Confederation, which accounted for USD 125,953 of revenue, and Armasuisse, the Swiss Confederation’s procurement agency for defense and security, which accounted for USD 70,811 of revenue.

The Company had no contract assets, deferred revenue or contract liabilities as of December 31, 2025 or 2024.

Disaggregation of revenue

The following table shows the Company’s revenues disaggregated by product or service type:

Disaggregation of revenue USD	Typical payment	At one point in time		over time		Total
		2025	2024	2025	2024	2025	2024
Space and Satellite Technology Services Segment
Armasuisse – Funded Research Projects	Upon delivery	—	—	70,811	57,397	70,811	57,397
RUAG – Funded Engineering Project	Milestone completion	125,953	—	—	—	125,953	—
Total Space Segment		125,953	—	70,811	57,397	196,764	57,397
Total Revenue		125,953	—	70,811	57,397	196,764	57,397

For the years ended December 31, 2025, and 2024 the Company recorded no revenues related to performance obligations satisfied in prior periods.

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Notes to the Consolidated Financial Statements

Note 18. Revenue (cont.)

The following table shows the Company’s revenues disaggregated by geography, based on our customers’ billing addresses:

Net sales by region USD	12 months ended December 31, 2025	12 months ended December 31, 2024
Space and satellite technology services segment
Switzerland	196,764	57,397
Total Space and satellite technology services revenue	196,764	57,397
Total Net sales	196,764	57,397

Note 19. Operating expenses

Operating expenses consisted primarily of direct employee costs, satellite-related utilization rights, professional services, costs incurred in connection with the proposed Nasdaq listing and related corporate transactions, and related-party charges from WISeKey International Holding AG for headquarters and shared corporate services.

Operating expenses are presented in the statement of comprehensive income/(loss) by function. The functional classification of operating expenses was determined using a layered allocation approach.

•        Discretionary costs directly identifiable to a function were charged to that function.

•        WISeSat-specific personnel costs were allocated based on underlying people-cost data.

•        The residual headquarters allocation was split 85% to selling and marketing and 15% to general and administrative expenses. The selling and marketing allocation reflects executive, business development, commercial positioning and market-development support provided to WISeSat. The general and administrative allocation reflects finance, legal, and administrative support provided to WISeSat.

Operating expenses consisted of the following:

USD	12 months ended December 31, 2025	12 months ended December 31, 2024
Professional Services	796,942	4,386
Satellite-related Utilization Rights	255,825	—
Other Discretionary Expenses	16,755	5,733
WISeSat Direct People Costs (G&A, R&D)	1,007,344	213,328
HQ Allocation from Group (G&A, S&M) incl. 10% mark-up	1,368,328	193,276
Total operating expenses	3,445,195	408,291

Directly attributable R&D costs primarily included satellite-related utilization rights, travel, training and computer hardware/software costs. Directly attributable S&M costs consisted primarily of marketing and advertising costs. Directly attributable G&A costs included professional services, administrative taxes, office expenses, and costs incurred in connection with the proposed Nasdaq listing.

The headquarters allocation was not based on formal time-writing records, project codes or a systematic activity-based time allocation process. Management believes the allocation methodology used is reasonable in the circumstances because it separates directly identifiable costs and WISeSat-specific people costs from the residual headquarters allocation. However, the allocated costs may not be indicative of the costs that WISeSat would have incurred had it operated as a standalone public company.

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Notes to the Consolidated Financial Statements

Note 20. Non-operating income

Non-operating income consisted primarily of foreign exchange gains.

USD	12 months ended December 31, 2025	12 months ended December 31, 2024
Foreign exchange gain	13,039	9
Total non-operating income	13,039	9

Note 21. Non-operating expenses

Non-operating expenses consisted primarily of foreign exchange losses and financial charges.

USD	12 months ended December 31, 2025	12 months ended December 31, 2024
Foreign exchange losses	1,757	8,574
Financial charges	398	159
Total non-operating expenses	2,154	8,732

Note 22. Income taxes and loss carry-forwards

The Company is subject to income taxation in Switzerland. Deferred tax assets and liabilities are recognized for temporary differences and tax loss carry-forwards in accordance with ASC 740.

The operating loss carry-forward amounts disclosed in this note reflect tax loss carry-forwards determined under Swiss tax rules.

The following table summarizes income/(loss) before income taxes by jurisdiction:

Loss USD	12 months ended December 31, 2025	12 months ended December 31, 2024
Switzerland	(3,237,546)	(359,618)
Foreign	—	—
Loss before income tax	(3,237,546)	(359,618)

The following table summarizes income tax income/(loss) before income taxes by jurisdiction:

Loss USD	12 months ended December 31, 2025	12 months ended December 31, 2024
Current
Switzerland	—	—
Foreign	—	—

Deferred
Switzerland	—	—
Foreign	—	—
Income tax income/(expense)	—	—

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Notes to the Consolidated Financial Statements

Note 22. Income taxes and loss carry-forwards (cont.)

The difference between the income tax recovery/(expense) at the Swiss Federal statutory income tax rate of 8.5% compared to the Company’s income tax recovery/(expense) as reported is reconciled below. In line with ASU 2023-09, the Company has elected not to restate prior periods.

USD	12 months ended December 31, 2025	Percentage in 2025	12 months ended December 31, 2024
Net loss before income tax	(3,237,546)		(359,618)
Statutory tax rate		8.5%	11.85%
Expected income tax recovery	275,191	8.5%	42,615
Change in valuation allowance	(275,191)	(8.5)%	(42,615)
Permanent differences	—	—	—
Change of tax loss carryforwards	—	—	—
Income tax (expense)/recovery	—	—	—

The Company assesses the recoverability of its deferred tax assets and, to the extent recoverability does not satisfy the “more likely than not” recognition criterion under ASC 740, records a valuation allowance against its deferred tax assets. The Company considered its recent operating results and anticipated future taxable income in assessing the need for its valuation allowance.

The Company’s deferred tax assets and liabilities consist of the following:

Deferred tax assets and liabilities USD	As of December 31,
	2025	2024
Tax loss carry-forwards	439,065	55,416
Valuation allowance	(439,065)	(55,416)
Deferred tax assets/(liabilities)	—	—

The tax loss carry-forward amounts disclosed in this note may differ from reported net loss for financial reporting purposes because certain items, including non-deductible taxes and other permanent differences, are treated differently under Swiss tax rules.

As of December 31, 2025, the Company’s operating cumulated loss carry-forwards of all jurisdictions are as follows:

Operating Loss Carry-Forward by year of origination USD
	Switzerland	Total	Expiration date
As of December 31, 2023	108,025	108,025	December 31, 2030
As of December 31, 2024	359,255	359,255	December 31, 2031
As of December 31, 2025	3,237,158	3,237,158	December 31, 2032

In Switzerland, operating losses may be carried forward for seven years and may be offset against the taxable profits of a given fiscal year without restriction.

The following tax years remain subject to examination:

Significant jurisdictions	Open years
Switzerland	2023 – 2024 – 2025

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Notes to the Consolidated Financial Statements

Note 23. Segment reporting

The Company has one operating and reportable segment: space and satellite technology services. The Company’s Chief Operating Decision Maker, who is its Chief Executive Officer, evaluates performance and allocates resources based primarily on revenue, gross profit, if applicable, and net loss.

for the period ended December 31, USD	2025 Space and Satellite Technology Services	2024 Space and Satellite Technology Services
Revenues from external customers	196,764	57,397
	196,764	57,397

Less:(1)
Total operating expenses	(3,445,195)	(408,291)
Other segment items	10,885	(8,724)
Segment net loss	(3,237,546)	(359,618)

Other segment disclosures
Segment assets	11,479,708	554,990

____________

(1)      The significant expense categories and amounts align with the segment-level information that is regularly provided to the Chief Operating Decision Maker.

Revenue by geography

The following tables summarize geographic information for net sales based on the billing address of the customer.

Net sales by region USD	12 months ended December 31, 2025	12 months ended December 31, 2024
Switzerland	196,764	57,397
Total net sales	196,764	57,397

Note 24. Loss per share

For 2024, loss per share is presented based on the weighted average common shares of WISeSat AG, the predecessor entity. For 2025, loss per share is presented for the Ordinary Shares and Class F Shares of WISeSat Corp based on the weighted-average number of shares outstanding from their respective issuance dates. Shares issued to WISeKey in connection with the October 23, 2025 common-control reorganization and shares issued to SEALSQ on November 19, 2025 are weighted from their respective issuance dates.

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Notes to the Consolidated Financial Statements

Note 24. Loss per share (cont.)

Based on the rights attached to the Ordinary Shares and Class F Shares under the Company’s memorandum and articles of association, both classes participate equally in dividends and surplus asset distributions. Accordingly, net loss for 2025 was allocated between the Ordinary Shares and Class F Shares based on their respective weighted-average shares outstanding during the period. As the Company incurred a net loss and had no dilutive instruments, the same basic and diluted loss per share amount is presented for each class.

Loss per share	12 months ended December 31, 2025	12 months ended December 31 2024
Net loss (USD)	(3,237,546)	(359,618)
Effect of potentially dilutive instruments on net gain (USD)	n/a	n/a
Net loss after effect of potentially dilutive instruments (USD)	(3,237,546)	(359,618)

Shares used in net loss per share computation:
Weighted average shares outstanding – basic	—	250,000
Effect of potentially dilutive equivalent shares	—	n/a
Weighted average shares outstanding – diluted	—	250,000

Net loss per share
Basic weighted average loss per share (USD)	—	(1.44)
Diluted weighted average loss per share (USD)	—	(1.44)

Ordinary Shares used in net loss per share computation:
Weighted-average Ordinary Shares outstanding – basic	5,051
Effect of potentially dilutive equivalent shares	n/a
Weighted-average Ordinary Shares outstanding – diluted	5,051

Net loss per share
Basic weighted average loss per share (USD)	(320.54)
Diluted weighted average loss per share (USD)	(320.54)

Class F Shares used in net loss per share computation:
Weighted-average Class F Shares outstanding – basic	5,049
Effect of potentially dilutive equivalent shares	n/a
Weighted-average Class F Shares outstanding – diluted	5,049

Net loss per share
Basic weighted average loss per share (USD)	(320.54)
Diluted weighted average loss per share (USD)	(320.54)

For the year 2025 and 2024, the Company had no dilutive instruments to be considered for the computation of diluted earnings per share.

Note 25. Related party transactions and balances

The Company is part of a group under common control of WISeKey and has historically received financing, administrative support and management services from other entities of the WISeKey group. Related-party expenses charged to the Company primarily relate to personnel and shared corporate costs incurred on the Company’s behalf, including accounting, finance, legal, taxation, business and strategy support, public relations, marketing, risk management, information technology and general management services.

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Notes to the Consolidated Financial Statements

Note 25. Related party transactions and balances (cont.)

Where costs were specifically identifiable to the Company, they were charged directly. WISeSat-specific personnel costs were allocated based on underlying people-cost data. Residual headquarters and shared corporate costs, including the related 10% mark-up, were allocated based on management’s assessment of the nature of the support provided, with 85% allocated to selling and marketing and 15% allocated to general and administrative expenses. See Note 19, Operating expenses, for more information

As of December 31, 2025, the consolidated financial statements include WISeSat Corp and its wholly owned subsidiary, WISeSat AG. All balances and transactions between WISeSat Corp and WISeSat AG have been eliminated on consolidation. WISeKey International Holding AG and SEALSQ Corp were shareholders of WISeSat Corp, and WISeKey International Holding AG remained the ultimate parent. WISeKey SA and SEALSQ Corp are fellow subsidiaries or affiliates under common control of WISeKey International Holding AG.

The amounts presented in this note reflect the Company’s balances and transactions with related parties outside the consolidated group during the periods presented.

Related Parties (in USD)	Receivables As of		Payables As of		Net expenses to in the year ended December 31,		Equity contribution in the year ended December 31,
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
					2025	2024	2025	2024
WISeKey International Holding AG(1)	—	—	4,518,692	916,573	2,375,672	398,173	—	—
WISeKey SA(2)	62,808	55,133	—	—	—	—	—	—
SEALSQ Corp(3)	—	—	—	—	—	—	10,000,000	—
Total	62,808	55,133	4,518,692	916,573	2,375,672	398,173	10,000,000	—

____________

(1)      The expenses and payable balances presented above in relation to WISeKey International Holding AG relate primarily to historical financing support, recharged management services and shared corporate costs, including the “HQ Allocations”. These amounts exclude balances between WISeSat.Space Corp and WISeSat.Space AG, which have been eliminated on consolidation. No interest is charged on intercompany payable or receivable balances.

(2)      WISeKey SA is a fellow subsidiary of WISeKey International Holding AG. The receivable balances from WISeKey SA as of December 31, 2025 and 2024 relate primarily to amounts collected by WISeKey SA on behalf of the Company in connection with work performed by WISeSat AG for armasuisse in 2023, before the relevant customer contract was amended to reflect WISeSat AG as the contracting party. No management-service expenses were charged by WISeKey SA to the Company during the years ended December 31, 2025 and 2024. No interest is charged on intercompany payable or receivable balances.

(3)      SEALSQ Corp is an affiliate of the Company under common control through WISeKey, and a shareholder. On November 19, 2025, SEALSQ Corp subscribed for 435 Ordinary Shares and 435 Class F Shares of the Company for total cash consideration of USD 10,000,000. The proceeds were made available to WISeSat AG to fund working capital, operations and satellite-related development activities. In these consolidated financial statements, the transaction is presented as an equity contribution from SEALSQ, and any related funding balance between WISeSat Corp and WISeSat AG has been eliminated on consolidation.

Note 26. Subsequent events

The Company evaluated subsequent events after December 31, 2025 through May 29, 2026, the date the referenced audited financial statements were available to be issued.

Business combination extension payment promissory note

Subsequent to December 31, 2025, WISeSat Corp advanced an aggregate of USD 100,000 to Columbus Acquisition Corp. (“CAC”) through to a non-interest-bearing convertible promissory note dated May 5, 2026, and USD 25,000 through a separate non-interest-bearing convertible promissory note dated May 21, 2026.

WISeSat.Space Corp.
Consolidated Financial Statements as of and for the years ended December 31, 2025 and 2024
Notes to the Consolidated Financial Statements

Note 26. Subsequent events (cont.)

These notes were issued pursuant to the Business Combination Agreement and represent the Company’s funding of 50% of the monthly Extension Payments for January, February, March and April 2026 made in connection with the extension of CAC’s deadline to consummate an initial business combination. Under the terms of the notes, upon consummation of the transactions contemplated by the Business Combination Agreement, the notes are to be automatically assigned to the Seller, as defined in the Business Combination Agreement, immediately prior to closing. No adjustment has been made to the December 31, 2025 financial statements in respect of this post-balance-sheet event.

QSOC initiative

In March 2026, WISeSat and SEALSQ announced the Quantum Spatial Orbital Cloud (“QSOC”) initiative. Under the contemplated commercial model disclosed by SEALSQ, WISeSat is expected to act as the satellite operator and infrastructure provider, retaining legal ownership and operational control of the satellites and related space and ground-segment infrastructure. SEALSQ is expected to secure dedicated capacity for its QSOC initiative and use that capacity to deliver its planned quantum-secure service layer.

The contemplated arrangement is expected to be documented through definitive contractual arrangements, including service specifications and a service-level agreement. As of the date these consolidated financial statements were available to be issued, those arrangements had not been finalized and the Company had not entered into a definitive QSOC-related revenue arrangement with SEALSQ. Accordingly, no adjustment has been made to the consolidated financial statements as of and for the year ended December 31, 2025 in respect of this subsequent event.

Phone+41 44 444 35 55 www.bdo.ch zurich@bdo.ch	BDO AG Schiffbaustrasse 2 8031 Zurich

Report of Independent Registered Public Accounting Firm (BDO AG, Zurich, Switzerland; PCAOB ID# 5988)

Shareholders and Board of Directors
WISeKey International Holding AG (Majority Shareholder of WISeSat.Space Holdings Corp),
Zug,
Switzerland

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of WISeSat.Space Holdings Corp. (the “Pubco”) as of December 31, 2025, the related consolidated statements of comprehensive income / (loss), changes in shareholders’ equity, and cash flows for the period from October 22, 2025 (date of inception) to December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Pubco at December 31, 2025, and the results of its operations and its cash flows for the period from October 22, 2025 (date of inception) to December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Pubco’s management. Our responsibility is to express an opinion on the Pubco’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Pubco in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Pubco is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Pubco’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Zurich, Switzerland, May 29, 2026

BDO AG
/s/ Nigel Le Masurier	/s/ Sascha Gasser

We have served as the Pubco’s auditor since 2025.

BDO AG, a limited company under Swiss law, incorporated in Zurich, forms part of the international BDO Network of independent member firms.

WISeSat.Space Holdings Corp.
Consolidated Financial Statements as of December 31, 2025
Consolidated Statements of Comprehensive Income/(Loss)

USD	Period from October 22 (Inception) to December 31, 2025	Note ref.
Income (loss) before income tax expense	—
Income tax expense	—
Net income (loss)	—

Income (loss) per Ordinary Share
Basic	—
Diluted	—

Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustments	—
Other comprehensive income/(loss)	—
Comprehensive income/(loss)	—

The accompanying notes are an integral part of these financial statements.

WISeSat.Space Holdings Corp.
Consolidated Financial Statements as of December 31, 2025
Consolidated Balance Sheets

USD	As at December 31, 2025	Note ref.
ASSETS
TOTAL ASSETS	—

LIABILITIES
TOTAL LIABILITIES	—

SHAREHOLDERS’ EQUITY
Ordinary Shares	—
No par value
Authorized – 100 shares
Issued and outstanding – 100 shares
Additional Paid-In Capital	—
Accumulated deficit	—
Total shareholders’ equity	—
TOTAL LIABILITIES AND EQUITY	—

The accompanying notes are an integral part of these financial statements.

WISeSat.Space Holdings Corp.
Consolidated Financial Statements as of December 31, 2025
Consolidated Statements of Changes in Shareholders’ Equity

USD	Number of Ordinary Shares	Additional Paid-In Capital	Accumulated deficit	Total equity (deficit)
As of October 22, 2025 (inception)	100	—	—	—
Comprehensive loss	—	—	—	—
As of December 31, 2025	100	—	—	—

The accompanying notes are an integral part of these financial statements.

WISeSat.Space Holdings Corp.
Consolidated Financial Statements as of December 31, 2025
Statements of Cash Flows

USD	Period from October 22 to December 31, 2025
Cash Flows from operating activities:
Net loss	—

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Other non-cash expenses/(income)	—
Unrealized and non-cash foreign currency transactions	—

Changes in operating assets and liabilities	—
Increase in total prepaid expenses	—
Increase in other current assets, net	—
Increase (decrease) in accounts payable	—
Net cash provided by (used in) operating activities	—

Cash Flows from financing activities:
Proceeds from issuance of Common Stock	—
Net cash provided by (used in) financing activities	—

Effect of exchange rate changes on cash and cash equivalents	—

Cash and cash equivalents
Net increase during the period	—
Balance, beginning of period	—
Balance, end of period	—

The accompanying notes are an integral part of these financial statements.

WISeSat.Space Holdings Corp.

Consolidated Financial Statements as of December 31, 2025

Notes to the Financial Statements

Note 1. Organisation and Business Description

WISeSat.Space Holdings Corp. (“Pubco”) was incorporated in the British Virgin Islands on October 22, 2025. Pubco is a newly formed holding company with no operating activities and was formed for the purpose of effecting the business combination described below.

On October 22, 2025 (inception), Pubco issued 100 ordinary shares with no par value to Joao Carlos Creus Moreira, an officer of WISeSat.Space Corp., for purposes of the transaction.

Pubco owns 100% of WISeSat Merger Sub Corp. (“Merger Sub”), a Cayman Islands exempted company incorporated on October 28, 2025. Merger Sub was formed solely to effect the merger with Columbus Acquisition Corp. (“CAC”) contemplated by the Business Combination Agreement and had no operating activities during the period.

On November 9, 2025, Pubco entered into a Business Combination Agreement (the “BCA”) by and among the Pubco and Merger Sub, Columbus Acquisition Corp., a Cayman Islands exempted company (together with its successors, “CAC”), WISeSat.Space Corp., a British Virgin Islands business company (the “Company”), and WISeKey International Holding Ltd., a Swiss company (the “Seller”). The contemplated Business Combination is described in Note 4.

Note 2. Basis of presentation and going concern

Basis of presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. A statement of cash flows has not been presented because there have been no cash activities in Pubco since the date of its incorporation on October 22, 2025. All amounts in these financial statements are expressed in United States Dollars (“USD”).

Going concern

Pubco was formed solely for the purpose of completing the proposed Business Combination and currently has no operating activities. Management expects that any required funding prior to completion of the Business Combination will be provided by Pubco’s shareholder or by entities within the WISeKey group. Management has evaluated whether conditions and events raise substantial doubt about Pubco’s ability to continue as a going concern for one year from the date these financial statements are issued and concluded that the going concern basis of presentation is appropriate.

Note 3. Summary of significant accounting policies

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Functional and reporting currency

The financial statements are presented in United States dollars (“USD”), which management has determined to be Pubco’s functional and reporting currency.

WISeSat.Space Holdings Corp.

Consolidated Financial Statements as of December 31, 2025

Notes to the Financial Statements

Note 3. Summary of significant accounting policies (cont.)

Fair value of financial instruments

Pubco had no financial instruments as of December 31, 2025.

Income (loss) per share

Basic and diluted loss per share are computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the period. Pubco had no net loss for the period from October 22, 2025 to December 31, 2025.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Pubco’s consolidated financial statements.

The authorized number of ordinary shares of the Pubco is 100 shares with no par value. On October 22, 2025 (Inception), the Pubco issued a total of 100 ordinary shares with no par value to Joao Carlos Creus Moreira, an officer of the Company, for purposes of the Transaction.

Note 4. Business Combination Agreement

On November 9, 2025, Pubco entered into the Business Combination Agreement with CAC, Merger Sub, the Company and WISeKey, as Seller. The contemplated transaction has two principal steps:

a)      Pubco will acquire all issued and outstanding shares of the Company from the Seller in exchange for newly issued Pubco shares, resulting in the Company becoming a wholly owned subsidiary of Pubco; and

b)      Merger Sub will merge with and into CAC, with CAC surviving as a wholly owned subsidiary of Pubco.

The Business Combination had not been completed as of December 31, 2025. Accordingly, no assets, liabilities, revenues, expenses or equity effects relating to the contemplated Business Combination have been recognized in these financial statements.

Other than the Business Combination Agreement, Pubco had no material commitments or contingencies requiring recognition or disclosure as of December 31, 2025.

Note 5. Related-party transactions

Pubco is party to the Business Combination Agreement with CAC, Merger Sub, the Company and WISeKey. The Company and WISeKey are related parties through the WISeKey group.

During the period from October 22, 2025 to December 31, 2025, Pubco had no related-party balances, revenues or expenses, other than the issuance of ordinary shares described in Note 3. No management fees, transaction costs or other expenses were charged to Pubco by related parties during the period.

Note 6. Income taxes

Pubco is incorporated in the British Virgin Islands. Under current British Virgin Islands law, Pubco is not subject to income tax in the British Virgin Islands. As of December 31, 2025, Pubco had no taxable income, deductible expenses, deferred tax assets or deferred tax liabilities. Pubco had no unrecognized tax benefits and no amounts accrued for interest or penalties as of December 31, 2025.

WISeSat.Space Holdings Corp.

Consolidated Financial Statements as of December 31, 2025

Notes to the Financial Statements

Note 7. Subsequent Events

Pubco evaluated subsequent events after December 31, 2025 through May 29, 2026, the date these referenced audited financial statements were available to be issued. No subsequent events requiring adjustment or disclosure were identified, except for matters related to the contemplated Business Combination described in Note 4, if applicable.

Subsequent to December 31, 2025, the Company advanced an aggregate of $100,000 to Columbus Acquisition Corp. through a non-interest-bearing convertible promissory notes of $100,000, dated May 5 2026.

This note was issued pursuant to the Business Combination Agreement and represents the Company’s funding of 50% of the monthly Extension Payments for January, February, March and April, made in connection with the extension of Columbus Acquisition Corp.’s deadline to consummate an initial business combination. Under the terms of the note, upon consummation of the transactions contemplated by the BCA, the note is to be automatically assigned to the Seller immediately prior to closing. No adjustment has been made to the December 31, 2025 financial statements in respect of this post-balance-sheet event.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

COLUMBUS ACQUISITION CORP.,
as CAC,

WISESAT.SPACE HOLDINGS CORP.,
as Pubco,

WISESAT MERGER SUB CORP.,
as Merger Sub,

WISESAT.SPACE CORP.,
as the Company,

and

WISEKEY INTERNATIONAL HOLDING LIMITED,
as the Seller

Dated as of November 9, 2025

Annex A Page
ARTICLE I MERGER		A-2
1.1	Merger	A-2
1.2	Effective Time	A-2
1.3	Effect of the Merger	A-3
1.4	Organizational Documents of Surviving Company	A-3
1.5	Directors and Officers of the Surviving Company	A-3
1.6	Effect of Merger on Issued Securities of CAC	A-3
1.7	Effect of Merger on Merger Sub and Pubco Capital Shares	A-4
1.8	Dissenters Rights	A-4
1.9	Surrender of CAC Certificates	A-4
1.10	Lost, Stolen or Destroyed CAC Certificates	A-4
1.11	Tax Consequences	A-5
1.12	Taking of Necessary Action; Further Action	A-5

ARTICLE II SHARE EXCHANGE		A-5
2.1	Exchange of Company Shares	A-5
2.2	Exchange Consideration	A-5
2.3	Surrender of Purchased Shares and Disbursement of Exchange Consideration	A-5
2.4	Fractional Shares	A-5
2.5	Termination of Company Convertible Securities	A-5
2.6	Termination of Certain Agreements	A-5
2.7	Seller Consent	A-6

ARTICLE III CLOSING		A-6
3.1	Closing	A-6
3.2	Closing Statement	A-6

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CAC		A-6
4.1	Organization and Standing	A-6
4.2	Authorization; Binding Agreement	A-7
4.3	Governmental Approvals	A-7
4.4	Non-Contravention	A-7
4.5	Capitalization	A-8
4.6	SEC Filings; CAC Financials; Internal Controls; Listing	A-8
4.7	Absence of Certain Changes	A-10
4.8	Compliance with Laws	A-10
4.9	Actions; Orders; Permits	A-10
4.10	Taxes and Returns	A-10
4.11	Employees and Employee Benefit Plans	A-10
4.12	Properties	A-10
4.13	Material Contracts	A-10
4.14	Transactions with Affiliates	A-11
4.15	Investment Company Act; JOBS Act	A-11
4.16	Finders and Brokers	A-11
4.17	Certain Business Practices	A-11
4.18	Insurance	A-12
4.19	Information Supplied	A-12
4.20	Independent Investigation	A-12
4.21	Trust Account	A-12
4.22	Exclusivity of Representations and Warranties	A-13

Annex A-i

Annex A Page
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PUBCO		A-13
5.1	Incorporation and Standing	A-13
5.2	Authorization; Binding Agreement	A-13
5.3	Governmental Approvals	A-14
5.4	Non-Contravention	A-14
5.5	Capitalization	A-14
5.6	Merger Shares and Exchange Shares	A-15
5.7	Pubco and Merger Sub Activities	A-15
5.8	Investment Company Act; JOBS Act	A-15
5.9	Finders and Brokers	A-15
5.10	Information Supplied	A-15
5.11	Independent Investigation	A-16
5.12	Exclusivity of Representations and Warranties	A-16

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-16
6.1	Incorporation and Standing	A-16
6.2	Authorization; Binding Agreement	A-17
6.3	Capitalization	A-17
6.4	Subsidiaries	A-17
6.5	Governmental Approvals	A-18
6.6	Non-Contravention	A-18
6.7	Financial Statements	A-18
6.8	Absence of Certain Changes	A-20
6.9	Compliance with Laws	A-20
6.10	Company Permits	A-20
6.11	Litigation	A-20
6.12	Material Contracts	A-20
6.13	Intellectual Property	A-21
6.14	Taxes and Returns	A-23
6.15	Real Property	A-23
6.16	Personal Property	A-24
6.17	Title to and Sufficiency of Assets	A-24
6.18	Employee Matters	A-24
6.19	Benefit Plans	A-25
6.20	Environmental Matters	A-25
6.21	Transactions with Related Persons	A-26
6.22	Insurance	A-26
6.23	Top Customers and Suppliers	A-27
6.24	Certain Business Practices	A-27
6.25	Government Contracts	A-28
6.26	Investment Company Act	A-28
6.27	Finders and Brokers	A-28
6.28	Information Supplied	A-28
6.29	Independent Investigation	A-29
6.30	Exclusivity of Representations and Warranties	A-29

Annex A-ii

Annex A Page
ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE SELLER		A-29
7.1	Organization and Standing	A-29
7.2	Authorization; Binding Agreement	A-29
7.3	Ownership	A-29
7.4	Governmental Approvals	A-30
7.5	Non-Contravention	A-30
7.6	No Litigation	A-30
7.7	Investment Representations	A-30
7.8	Finders and Brokers	A-31
7.9	Information Supplied	A-31
7.10	Independent Investigation	A-32
7.11	Exclusivity of Representations and Warranties	A-32

ARTICLE VIII COVENANTS		A-32
8.1	Access and Information	A-32
8.2	Conduct of Business of the Company Entities and the Seller	A-33
8.3	Conduct of Business of CAC	A-35
8.4	Annual and Interim Financial Statements	A-37
8.5	CAC Public Filings	A-37
8.6	No Solicitation	A-37
8.7	No Trading	A-38
8.8	Notification of Certain Matters	A-38
8.9	Efforts	A-38
8.10	Further Assurances	A-39
8.11	The Registration Statement	A-39
8.12	Public Announcements	A-41
8.13	Confidential Information	A-42
8.14	Post-Closing Board of Directors and Executive Officers	A-43
8.15	Indemnification of Directors and Officers; Tail Insurance	A-43
8.16	Use of Proceeds; Payment of CAC Expenses	A-44
8.17	Redemptions; Transaction Financing	A-45
8.18	Nasdaq Listing	A-45
8.19	CAC Extensions	A-45
8.20	Seller Distribution	A-46
8.21	Tax Matters	A-47

ARTICLE IX CLOSING CONDITIONS		A-48
9.1	Conditions to Each Party’s Obligations	A-48
9.2	Conditions to Obligations of the Company Entities and the Seller	A-48
9.3	Conditions to Obligations of CAC	A-49
9.4	Frustration of Conditions	A-50

ARTICLE X TERMINATION AND EXPENSES		A-50
10.1	Termination	A-50
10.2	Effect of Termination	A-51
10.3	Fees and Expenses	A-51

ARTICLE XI TRUST WAIVER		A-52
11.1	Waiver of Claims Against Trust	A-52

Annex A-iii

Annex A Page
ARTICLE XII MISCELLANEOUS		A-53
12.1	No Survival	A-53
12.2	Notices	A-53
12.3	Binding Effect; Assignment	A-54
12.4	Third Parties	A-54
12.5	Governing Law; Jurisdiction	A-54
12.6	WAIVER OF JURY TRIAL	A-54
12.7	Specific Performance	A-55
12.8	Severability	A-55
12.9	Amendment	A-55
12.10	Waiver	A-55
12.11	Entire Agreement	A-55
12.12	Interpretation	A-55
12.13	Counterparts	A-56
12.14	No Recourse	A-56

ARTICLE XIII DEFINITIONS		A-56
13.1	Certain Definitions	A-56
13.2	Section References	A-64

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Lock-Up Agreement
Exhibit B	Form of Amended Registration Rights Agreement
Exhibit C	Insider Letter Amendment
Exhibit D	Sponsor Support Agreement

Annex A-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of November 9, 2025 (the “Signing Date”) by and among (i) Columbus Acquisition Corp., a Cayman Islands exempted company (together with its successors, “CAC”), (ii) WISeSat.Space Holdings Corp., a British Virgin Islands business company (“Pubco”), (iii) WISeSat Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”), (iv) WISeSat.Space Corp., a British Virgin Islands business company (the “Company”), and (v) WISeKey International Holding Ltd., a Swiss company (together with its successors, including after its anticipated domestication to the British Virgin Islands prior to the Closing, the “Seller”). CAC, Pubco, Merger Sub, the Company and the Seller are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, certain capitalized terms used herein are defined in Article XIII hereof;

WHEREAS, the Company, directly and indirectly through its Subsidiaries, including WISeSat.Space AG, a Swiss company (“WISeSat Opco”), engages in the business of providing quantum encryption-engine secure satellite-based IoT network connectivity;

WHEREAS, the Seller owns all of the issued and outstanding shares of the Company;

WHEREAS, Pubco is a newly-incorporated British Virgin Islands business company that is owned entirely by one or more directors or executive officers of the Company who are not U.S. citizens or residents, and Merger Sub is a newly-incorporated Cayman Islands exempted company that is wholly owned by Pubco;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby: (a) Pubco will acquire all of the issued and outstanding Company Ordinary Shares and Company Class F Shares from the Seller in exchange for Pubco Ordinary Shares and Pubco Class F Shares, such that the Company will become a wholly owned Subsidiary of Pubco and the Seller will become a shareholder of Pubco (the “Share Exchange”); (b) Merger Sub will merge with and into CAC, with CAC continuing as the surviving company (the “Merger”), as a result of which, (i) CAC shall become a wholly owned Subsidiary of Pubco; and (ii) each issued and outstanding CAC Security immediately prior to the effective time of the Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Pubco Ordinary Shares; and (c) immediately after the consummation of the Merger, the Seller may, in its sole discretion, distribute to the Seller’s shareholders (the “Parent Shareholders”) a number of Pubco Ordinary Shares equal to up to ten percent (10%) (such percentage to be determined by the Seller in its sole discretion prior to the Registration Statement Effective Date) of the Exchange Shares (the “Seller Distribution” and, together with the Share Exchange, the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

WHEREAS, the Parties desire and intend that, for United States federal income tax purposes, the Share Exchange and the Merger be treated as a single integrated transaction and that the exchanges pursuant thereto by which Company Securities and the CAC Securities are transferred to Pubco qualify as exchanges described in Section 351(a) of the Code (the “Intended Tax Treatment”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Seller is entering into a Lock-Up Agreement with Pubco and CAC in substantially the form attached as Exhibit A hereto (the “Lock-Up Agreement”), which Lock-Up Agreement will (i) permit the Seller Distribution (provided, that Parent Shareholders that as of immediately after the Closing will be officers and directors of Pubco or hold five percent (5%) or more of issued and outstanding Pubco Shares will need to execute and deliver to Pubco and CAC a lock-up agreement in substantially the form of the Lock-Up Agreement in order to receive their Pubco Ordinary Shares in the Seller Distribution), (ii) provide that as to the Sponsor, the lock-up terms will apply to the Sponsor’s Founder Shares only and (iii) become effective as of the Closing;

Annex A-1

WHEREAS, simultaneously with the Closing, CAC, Pubco, the Sponsor, the other “Holders” under the Founder Registration Rights Agreement and the Pubco Insiders, including the Seller, will execute and deliver an amendment and restatement of the Founder Registration Rights Agreement, in substantially the form attached as Exhibit B hereto (the “Amended Registration Rights Agreement”), to, among other matters, have Pubco assume the registration obligations of CAC under the Founder Registration Rights Agreement, have such rights apply to the Pubco Shares, and to provide the Pubco Insiders with registration rights thereunder;

WHEREAS, simultaneously with the execution and delivery of this Agreement, CAC and Pubco have entered into an amendment to the Insider Letter Agreement with the Sponsor, CAC’s directors and officers and each other holder of Founder Shares, CAC Private Units and CAC Private Shares, a copy of which is attached as Exhibit C hereto (the “Insider Letter Amendment”), pursuant to which, among other matters, effective as of the Closing (i) Pubco shall assume and be assigned the rights and obligations of CAC under the Insider Letter, and (ii) the lock-up period applicable to Pubco Ordinary Shares issued in exchange for the Founder Shares pursuant to this Agreement will be identical to the lock-up period set forth in the Lock-Up Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, CAC, the Company, Pubco, the Sponsor, CAC’s directors and officers and each other holder of Founder Shares, CAC Private Units and CAC Private Shares have entered into a support agreement, a copy of which is attached as Exhibit D hereto (the “Sponsor Support Agreement”), pursuant to which, the Sponsor and such other holders agreed (i) to vote in favor of, take all actions necessary to consummate and otherwise support, the Transactions, (ii) to waive and not otherwise perfect any anti-dilution or similar protection with respect to any Founder Shares, (iii) to pay for CAC Expenses in excess of the CAC Expense Cap, as described in Section 8.16(a), (iv) to commit to timely take such actions as useful or necessary to extend CAC’s deadline to complete the Business Combination as necessary to successfully consummate the Closing, including making any Extension Payments as described in Section 8.19, and (v) that any working capital loans made to CAC (including for any Extension Payments) will at the Closing be either, as requested by the Company, repaid in cash or converted into CAC Working Capital Units in accordance with the IPO Prospectus (excluding after CAC has fully utilized its existing working capital as of the Signing Date, up to $400,000 in working capital loans made prior to the Closing to CAC by third parties (excluding the Company) or members of the Sponsor, in either case, that are not affiliates of CAC, the Sponsor or CAC’s management or directors, even if such loans are indirectly made through the Sponsor, as to which the repayment terms will be as provided as disclosed in the IPO Prospectus); and

WHEREAS, the boards of directors of CAC, Pubco, Merger Sub and the Company have each (a) determined that the Transactions are fair, advisable and in the best interests of their respective companies and shareholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledges and agreed, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
MERGER

1.1 Merger. At the Effective Time, immediately following the consummation of the Share Exchange, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Companies Act, CAC and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into CAC pursuant Part 16 of the Cayman Companies Act, at which time the separate corporate existence of Merger Sub shall cease and CAC shall continue as the surviving company in the Merger. CAC, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to CAC for periods after the Effective Time shall include the Surviving Company).

1.2 Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, CAC and Merger Sub shall cause the Merger to be consummated by (a) executing a plan of merger in form and substance reasonably acceptable to the Company, Pubco and CAC (the “Plan of Merger”), and (b) filing the Plan of Merger and such other documents as required by the Cayman Companies Act with the Registrar of Companies of the Cayman Islands (the “Registrar”) as provided in Section 233 of the Cayman Companies Act and CAC’s and Merger Sub’s Organizational Documents. The Merger shall become effective at the time on the Closing Date when the Plan of

Annex A-2

Merger is registered by the Registrar or at such other time as may be agreed in writing by the Company and CAC and specified in the Plan of Merger, provided that such date shall not be a date later than the ninetieth (90th) day following the date of such registration (the “Effective Time”). For the avoidance of doubt, the Effective Time shall in all events be after the time at which the Share Exchange has been consummated in accordance with Article II.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties, immunities and obligations of Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties, immunities and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub as set forth in this Agreement and the Ancillary Documents to be performed at and after the Effective Time, and all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties, immunities and obligations of CAC (as the Surviving Company) shall continue unaffected by the Merger, and the Surviving Company shall continue its existence as a wholly owned Subsidiary of Pubco.

1.4 Organizational Documents of Surviving Company. At the Effective Time, the amended and restated memorandum and articles of association of CAC, each as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety in the form of the memorandum and articles of association of Merger Sub, in each case as in effect immediately prior to the Effective Time, respectively and, as so amended and restated, shall be the memorandum and articles of association of the Surviving Company (the “Amended CAC M&A”) until the same may be thereafter further amended and/or restated in accordance with their terms and the Cayman Companies Act.

1.5 Directors and Officers of the Surviving Company. At the Effective Time, the board of directors and executive officers of CAC shall resign and the board of directors and the executive officers of Merger Sub immediately prior to the Effective Time shall become the board of directors and executive officers of the Surviving Company, respectively, each to hold office in accordance with the Amended CAC M&A until their respective successors are duly elected or appointed and qualified.

1.6 Effect of Merger on Issued Securities of CAC. Without any action on the part of any Party or the holders of securities of CAC, Pubco or Merger Sub (other than the filing of documents required by the Registrar or as otherwise required pursuant to applicable Law):

(a) CAC Units. Immediately prior to the Effective Time, every issued and outstanding CAC Unit shall be automatically detached, and the holder thereof shall be deemed to hold one (1) CAC Ordinary Share and one (1) CAC Right in accordance with the terms of the applicable CAC Unit (the “Unit Separation”), which underlying CAC Securities shall be converted in accordance with the applicable terms of this Section 1.6 below.

(b) CAC Rights. Immediately prior to the Effective Time and immediately following the Unit Separation, each issued and outstanding CAC Right (including the CAC Rights held as a result of the Unit Separation) shall be automatically converted into one-seventh of one CAC Ordinary Share in accordance with the IPO Prospectus and the Rights Agreement, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Effective Time, and the CAC Ordinary Share issued upon conversion of the CAC Rights shall then be automatically been converted into Pubco Ordinary Shares in accordance with Section 1.6(c) below. The CAC Rights shall thereafter cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing CAC Rights outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such CAC Rights, except as provided herein or by Law.

(c) CAC Ordinary Shares. At the Effective Time, by virtue of the Merger, every issued and outstanding CAC Ordinary Share (including each CAC Ordinary Share converted from CAC Rights pursuant to Section 1.6(b) above and each CAC Ordinary Share held as a result of the Unit Separation, other than the Excluded Shares, the Dissenting Shares and the Redeemed Shares (each as defined below)) shall become and be converted automatically into the right to receive one (1) Pubco Class A Ordinary Share, following which, all CAC Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of CAC Ordinary

Annex A-3

Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing CAC Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of Pubco Ordinary Shares upon the surrender of such certificate in accordance with Section 1.7.

(d) Cancellation of Issued Shares Owned by CAC. At the Effective Time, if there are any issued shares of CAC that are owned by CAC as treasury shares or by any direct or indirect Subsidiary of CAC (the “Excluded Shares”), such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) Transfers of Ownership. If any certificate for securities of CAC is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to CAC or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of CAC in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of CAC or any agent designated by it that such tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7 Effect of Merger on Merger Sub and Pubco Capital Shares. At the Effective Time, (a) by virtue of the Merger and without any action on the part of any Party or any shareholder of CAC, Pubco or Merger Sub, all of Merger Sub Ordinary Shares issued and outstanding immediately prior to the Effective Time shall be converted into an equal number ordinary shares of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding issued shares of the Surviving Company; and (b) all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor by way of share surrender or repurchase.

1.8 Dissenters Rights. Notwithstanding any provision of this Agreement to the contrary, including Section 1.6(c), CAC Ordinary Shares issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and Redeemed Shares) and held by a shareholder of CAC (each a “Dissenting Shareholder”) who has validly exercised and not effectively withdrawn or otherwise lost their rights to dissent from the Merger in accordance with Section 238 of the Cayman Companies Act (such shares being referred to collectively as the “Dissenting Shares” until such time as such Dissenting Shareholder fails to perfect or otherwise loses such Dissenting Shareholder’s dissenter’s rights under Section 238 of the Cayman Companies Act with respect to such shares) shall not be converted into a right to receive Pubco Ordinary Shares, but instead such Dissenting Shares shall be automatically canceled and cease to exist by virtue of the Merger and shall thereafter represent only the right of the holder thereof to be paid the fair value of such Dissenting Shares and such other rights as are granted by the Cayman Companies Act; provided, however, that if, after the Effective Time, such Dissenting Shareholder fails to perfect or prosecute or otherwise waives, effectively withdraws or loses his or her or its dissenter’s right pursuant to the Cayman Companies Act or if a court of competent jurisdiction shall determine that such Dissenting Shareholder is not entitled to the relief provided by the Cayman Companies Act, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the allocable portion of Pubco Ordinary Shares, if any, to which such Dissenting Shareholder is entitled pursuant to Section 1.6(c), without interest thereon.

1.9 Surrender of CAC Certificates. All securities issued upon the surrender of CAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of CAC Securities shall also apply to Pubco Ordinary Shares so issued in exchange.

1.10 Lost, Stolen or Destroyed CAC Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.6; provided, however, that the Surviving Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Company with respect to the certificates alleged to have been lost, stolen or destroyed.

Annex A-4

1.11 Tax Consequences. The Parties hereby agree and acknowledge that, for U.S. federal income Tax purposes, the Share Exchange and the Merger, taken together, are intended to constitute a single integrated transaction and qualify as exchanges described in Section 351(a) of the Code. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and Tax advice with respect to the Transactions, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if either the Merger or the Share Exchange (or both) does not qualify as an exchange described in Section 351(a) of the Code.

1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of CAC and Merger Sub, the officers and directors of CAC and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II
SHARE EXCHANGE

2.1 Exchange of Company Shares. At the Closing, immediately prior to the Effective Time, and subject to and upon the terms and conditions of this Agreement, the Seller shall sell, transfer and deliver to Pubco, and Pubco shall purchase, acquire and accept from the Seller, all of the issued and outstanding Company Shares held by the Seller (collectively, the “Purchased Shares”), free and clear of all Liens (other than those imposed by the Company’s Organizational Documents or applicable securities Laws). At the Closing, except for such securities that are part of any Transaction Financing, the Company will terminate any issued and outstanding Company Convertible Securities that have not been converted or exercised prior to the Closing, without any consideration or payment therefor.

2.2 Exchange Consideration. Subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, Pubco shall issue and deliver to the Seller an aggregate number of Pubco Shares (the “Exchange Shares”) with an aggregate value (the “Exchange Consideration”) equal to the sum of (i) Two Hundred Fifty Million U.S. Dollars ($250,000,000), plus (ii) the amount of any Transaction Financing that is made into the Company or its Subsidiaries prior to the Closing, for all of the issued and outstanding Company Shares as of immediately prior to the Effective Time, with each Pubco Share valued at Ten U.S. Dollars ($10.00). The Exchange Shares will be allocated between Pubco Ordinary Shares and Pubco Class F Shares in proportion to the number of Company Ordinary Shares and Company Class F Shares owned by Seller at the time of the Share Exchange.

2.3 Surrender of Purchased Shares and Disbursement of Exchange Consideration.

(a) At the Closing, Pubco shall cause the Exchange Shares to be issued to the Seller in exchange for the Purchased Shares in accordance with Section 2.2.

(b) At the Closing, the Seller will deliver to Pubco the Purchased Shares, including any certificates representing Company Shares, along with applicable share power or transfer forms reasonably acceptable to Pubco and the Company will update its register of members accordingly.

2.4 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Share will be issued by Pubco by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a Pubco Share (after aggregating all fractional Pubco Shares that would otherwise be received by such Person) shall instead have the number of Pubco Shares issued to such Person rounded up in the aggregate to the nearest whole Pubco Share.

2.5 Termination of Company Convertible Securities. Any Company Convertible Security (other than a Company Convertible Security issued pursuant to a Transaction Financing, which shall convert in accordance with its terms), if not exercised or converted prior to the Closing shall be cancelled, retired and terminated and thereby cease to represent any right to acquire, be exchanged for or convert into Company Shares or any other security or otherwise receive payment of cash or other consideration therefor, whether upon any contingency or valuation or otherwise.

2.6 Termination of Certain Agreements. The Company and the Seller hereby agree that, effective at the Closing, (a) any shareholders, voting or similar agreement between the Company and the Seller with respect to the Company Shares, and (b) any registration rights agreement between the Company and the Seller, in each case of clauses (a) and (b), shall automatically, and without any further action by any of the Parties, terminate in full and

Annex A-5

become null and void and of no further force and effect. Further, the Seller and the Company hereby waive any obligations of the parties under the Company Organizational Documents or any agreement described in clause (a) above with respect to the Transactions and the Ancillary Documents, and any failure of the parties to comply with the terms thereof in connection with the Transactions and the Ancillary Documents.

2.7 Seller Consent. The Seller, as the sole shareholder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which the Company is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions. The Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Seller as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company Organizational Documents, any other agreement in respect of the Company to which the Seller is a party or bound and all applicable Laws.

ARTICLE III
CLOSING

3.1 Closing. Subject to the satisfaction or waiver (by the Party for whose benefit the applicable condition exists, in such Party’s sole discretion) of the conditions set forth in Article IX, the consummation of the Transactions (the “Closing”), shall take place (i) either remotely by electronic exchange of documents or at the offices of Ellenoff Grossman & Schole LLP (“EGS”), 1345 Avenue of the Americas, New York, NY 10105, on a date and at a time to be agreed upon by CAC and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or (ii) at such other date, time or place as CAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

3.2 Closing Statement. At least two (2) Business Days prior to the Closing Date, CAC shall deliver to the Company a written statement (the “Closing Statement”) setting forth a good faith calculation of CAC’s estimate of the CAC Expenses. Promptly upon delivering the Closing Statement to the Company, if requested by the Company, CAC will meet with the Company to review and discuss the Closing Statement and CAC will consider in good faith the Company’s comments to the Closing Statement and make any appropriate adjustments to the Closing Statement prior to the Closing, which adjusted Closing Statement, as mutually approved by the Company and CAC both acting reasonably and in good faith, shall thereafter become the Closing Statement for all purposes of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CAC

Except as set forth in (i) the disclosure schedules delivered by CAC to the Company, Pubco and the Seller on the Signing Date (the “CAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR on or after July 26, 2024 and at least two (2) Business Days prior to the Signing Date (excluding any risk factors, forward-looking statements or similar predictive statements) (the “Signing SEC Reports”), CAC represents and warrants to the Company, Pubco and the Seller, as of the Signing Date and as of the Closing (unless otherwise set forth below with respect to the representations and warranties which are given only as of a specific date), as follows:

4.1 Organization and Standing. CAC is an exempted company duly incorporated, validly existing as an exempted company and in good standing under the Laws of the Cayman Islands. CAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. CAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. CAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. CAC is not in violation of any provision of its Organizational Documents in any material respect.

Annex A-6

4.2 Authorization; Binding Agreement. CAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required CAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the board of directors of CAC and (b) other than the Required CAC Shareholder Approval, no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement, on the part of CAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. CAC’s board of directors, at a duly called and held meeting or by written resolutions, has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of CAC and CAC’s shareholders in accordance with the Cayman Companies Act, (ii) approved this Agreement, (iii) recommended that CAC’s shareholders vote in favor of the approval of this Agreement, the Merger, and the other Shareholder Approval Matters in accordance with the Cayman Companies Act (the “CAC Recommendation”) and (iv) directed that this Agreement and the Shareholder Approval Matters be submitted to the CAC shareholders for their approval. This Agreement has been, and each Ancillary Document to which CAC is a party shall be when delivered, duly and validly executed and delivered by CAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of CAC, enforceable against CAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”). Prior to the execution of this Agreement, the CAC Board received a written fairness opinion from Newbridge Securities Corporation (the “Fairness Opinion”), a copy of which has been provided to the Company, to the effect that, as of the date of such Fairness Opinion and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken by Newbridge Securities Corporation as set forth in the Fairness Opinion, the Transactions, including the issuance of the Exchange Shares, are fair, from a financial point of view, to CAC and its unaffiliated security holders.

4.3 Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of CAC is required to be obtained or made in connection with the execution, delivery or performance by CAC of this Agreement and each Ancillary Document to which it is a party or the consummation by CAC of the Transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) any filings required with Nasdaq, the SEC or the Registrar with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CAC.

4.4 Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by CAC of this Agreement and each Ancillary Document to which it is, or is required to be, a party, the consummation by CAC of the Transactions, and compliance by CAC with any of the provisions hereof and thereof, will not (a) contravene, conflict with or violate any provision of CAC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, contravene, conflict with or violate any Law, Order or Consent applicable to CAC or any of its properties or assets, or (c) (i) contravene, violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by CAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of CAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which CAC is a party or by which it or any of its properties or assets are bound, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CAC.

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4.5 Capitalization.

(a) CAC is authorized to issue 490,000,000 CAC Ordinary Shares and 10,000,000 CAC Preference Shares. The issued and outstanding CAC Securities as of the Signing Date are set forth on Schedule 4.5(a). There are no issued or outstanding CAC Preference Shares. All outstanding CAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, CAC’s Organizational Documents or any Contract to which CAC is a party. None of the outstanding CAC Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, CAC does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Schedule 4.5(a) or Schedule 4.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of CAC or (B) obligating CAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any shares, or (C) obligating CAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such issued shares. Other than in connection with any Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of CAC to repurchase, redeem or otherwise acquire any CAC Securities or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.5(b), there are no shareholders’ agreements, voting trusts or other agreements or understandings to which CAC is a party with respect to the voting of any CAC Securities.

(c) All Indebtedness of CAC as of the Signing Date, all Liabilities that are payable by CAC as of the Signing Date (including upon the passage of time and those that are contingent and payable upon the consummation of the Business Combination) and all other Transaction Expenses of CAC (including those that contingent and payable upon the consummation of the Business Combination) are disclosed on Schedule 4.5(c). Other than as set forth on Schedule 4.5(c), no Indebtedness of CAC contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by CAC or (iii) the ability of CAC to grant any Lien on, or make any dividend or distribution of, its properties or assets.

(d) Since the date of formation of CAC, and except as contemplated by this Agreement, CAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and CAC’s board of directors has not authorized any of the foregoing.

4.6 SEC Filings; CAC Financials; Internal Controls; Listing.

(a) CAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by CAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the Signing Date. Except to the extent available on the SEC’s website through EDGAR, CAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) CAC’s annual reports on Form 10-K for each fiscal year of CAC beginning with the first year CAC was required to file such a form, (ii) CAC’s quarterly reports on Form 10-Q for each fiscal quarter that CAC filed such reports to disclose its quarterly financial results in each of the fiscal years of CAC referred to in clause (i) above, (iii) all other forms, reports, registration statements (including CAC’s Registration Statements on Form S-1, which was originally filed on November 15, 2024 and made effective on January 22, 2025), prospectuses and other documents (other than preliminary materials) filed by CAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the

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requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the Signing Date, there are no outstanding or unresolved comment letters received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the Signing Date is subject to ongoing SEC review or investigation as of the Signing Date. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes of CAC contained or incorporated by reference in the SEC Reports (the “CAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of CAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(c) Except as and to the extent reflected or reserved against in the CAC Financials, CAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the CAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since CAC’s formation in the ordinary course of business. CAC does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. No financial statements other than those of CAC are required by GAAP to be included in the financial statements of CAC.

(d) Since the IPO, CAC has not received from its independent auditors any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of CAC, (ii) “material weakness” in the internal controls over financial reporting of CAC or (iii) fraud, whether or not material, that involves management or other employees of CAC who have a significant role in the internal controls over financial reporting of CAC.

(e) Except as not required in reliance on exemptions from various reporting requirements by virtue of CAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) CAC maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) CAC does not maintain any off-the-book accounts and that CAC’s assets are used only in accordance with CAC’s management directives, (ii) transactions are executed with management’s authorization and (iii) transactions are recorded as necessary to permit preparation of the financial statements of CAC and to account for CAC’s assets and (ii) CAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to CAC is made known to CAC’s principal executive officer and principal financial officer by others within CAC, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(f) CAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) Except as described on Schedule 4.6(g), since the IPO (A) the CAC Public Units, CAC Ordinary Shares and the CAC Rights have been listed on the Nasdaq Global Market, (B) CAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such CAC Securities, (C) there are no Actions pending or, to the Knowledge of CAC, threatened against CAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such CAC Securities on Nasdaq and (D) such CAC Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(h) CAC is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the CAC Public Units, CAC Ordinary Shares and CAC Public Rights are registered pursuant to Section 12(b) of the Exchange Act.

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4.7 Absence of Certain Changes. As of the Signing Date, except as set forth in Schedule 4.7, CAC has, since its formation, (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) not been subject to a Material Adverse Effect.

4.8 Compliance with Laws. CAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on CAC, and CAC has not received written notice alleging any violation of applicable Law in any material respect by CAC.

4.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of CAC, threatened Action to which CAC is subject which would reasonably be expected to have a Material Adverse Effect on CAC and, to the Knowledge of CAC, no pending or threatened investigations to which CAC is subject. There is no material Action that CAC has pending against any other Person. CAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. CAC holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on CAC.

4.10 Taxes and Returns. CAC has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has (or has caused to be) paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the CAC Financials have been established in accordance with GAAP. Schedule 4.10 sets forth each jurisdiction where CAC files or is required to file a Tax Return. There are no claims, assessments, audits, examinations, to the Knowledge of CAC, investigations or other Actions pending against CAC in respect of any material Tax, and CAC has not been notified in writing of any material proposed Tax claims or assessments against CAC (other than, in each case, claims or assessments for which adequate reserves in the CAC Financials have been established in accordance with GAAP). There are no Liens with respect to any Taxes upon any of CAC’s assets, other than Permitted Liens. CAC has not agreed to any waivers or extensions of any applicable statute of limitations with respect to Taxes. CAC is not, and never has been, a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes. Since the date of its formation, CAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

4.11 Employees and Employee Benefit Plans. Except as set forth on Schedule 4.11, CAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Except as set forth on Schedule 4.11, neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions and the Ancillary Documents will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of CAC or (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit.

4.12 Properties. CAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. CAC does not own or lease any material real property or Personal Property.

4.13 Material Contracts.

(a) Except as set forth on Schedule 4.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which CAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) involves the engagement of a financial or similar professional advisor in respect of the Transactions, another business combination or any capital raising, in any case that would reasonably be expected to be applicable to the Transactions or would impose post-Closing obligations on Pubco or its Subsidiaries, other than customary confidentiality and indemnification provisions, (iii) may not be cancelled by CAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iv) prohibits, prevents, restricts or impairs in any material respect any business practice of CAC or any of its current

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or future Affiliates, any acquisition of material property by CAC or any of its current or future Affiliates, or restricts in any material respect the ability of CAC or any of its current or future Affiliates from engaging in business as currently conducted by it or from competing with any other Person (each, a “CAC Material Contract”). All CAC Material Contracts have been made available to the Company other than those that are exhibits to the Signing SEC Reports.

(b) With respect to each CAC Material Contract: (i) the CAC Material Contract (other than those set forth on Schedule 4.14) was entered into at arms’ length and in the ordinary course of business; (ii) the CAC Material Contract is legal, valid, binding and enforceable in all material respects against CAC and, to the Knowledge of CAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) CAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by CAC, or permit termination or acceleration by the other party, under such CAC Material Contract; and (iv) to the Knowledge of CAC, no other party to any CAC Material Contract is in breach or default in any material respect and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by CAC under any CAC Material Contract.

4.14 Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the Signing Date under which there are any existing or future material Liabilities or obligations between CAC, on the one hand, and any (a) present or former director, sponsor, officer, employee, manager, direct equityholder or Affiliate of CAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of CAC’s issued and outstanding share capital as of the Signing Date, on the other hand.

4.15 Investment Company Act; JOBS Act. CAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. CAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16 Finders and Brokers. Except as set forth on Schedule 4.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from CAC, Pubco, the Target Companies, the Seller or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of CAC. If applicable, Schedule 4.16 sets forth, as of the Signing Date, the amounts of any such fees or commissions that are due or would, upon the Closing, be due.

4.17 Certain Business Practices.

(a) Neither CAC, nor, to the Knowledge of CAC, any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of CAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder CAC or assist it in connection with any actual or proposed transaction.

(b) The operations of CAC are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving CAC with respect to any of the foregoing is pending or, to the Knowledge of CAC, threatened.

(c) None of CAC or any of its directors or officers, or, to the Knowledge of CAC, any other Representative acting on behalf of CAC is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country; or (iii) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and CAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds

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to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

4.18 Insurance. Schedule 4.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by CAC relating to CAC or its business, properties, assets, directors (as related to CAC), officers (as related to CAC) and employees (as related to CAC), copies of which have been provided to Pubco and the Company. All premiums due and payable under all such insurance policies have been timely paid and CAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of CAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by CAC. CAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not reasonably be likely to result in a Material Adverse Effect on CAC.

4.19 Information Supplied. None of the information supplied by CAC expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to CAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when supplied by CAC or when such filing is made, if made by CAC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by CAC expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when supplied by CAC or when such filing is made, if made by CAC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, CAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies, the Seller or any of their respective Affiliates.

4.20 Independent Investigation. CAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Pubco and Merger Sub for such purpose. CAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation, and the express representations and warranties of the Company, the Seller, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to CAC pursuant hereto, and the information provided by or on behalf of the Company, the Seller, Pubco or Merger Sub for the Registration Statement; and (b) none of the Company, the Seller, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to the Target Companies, the Seller, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to CAC pursuant hereto.

4.21 Trust Account. As of the Signing Date, CAC has an amount of funds in the Trust Account equal to at least $61,854,866.45. The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of CAC and the Trustee, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. As of the Signing Date the Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. As of the Signing Date there are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Signing SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than (i) in respect of deferred underwriting commissions set forth in Schedule 4.21 or Taxes, (ii) the

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holders of CAC Ordinary Shares prior to the Effective Time who shall have elected to redeem their CAC Ordinary Shares pursuant to CAC’s Organizational Documents or in connection with an amendment thereof to extend CAC’s deadline to consummate a Business Combination or (iii) if CAC fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, CAC in limited amounts to permit CAC to pay the expenses of the Trust Account’s liquidation and dissolution, and then CAC’s public shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem CAC Ordinary Shares pursuant to CAC’s Organizational Documents, or in connection with an amendment thereof to extend CAC’s deadline to consummate a Business Combination. As of the Signing Date, there are no Actions pending or, to the Knowledge of CAC, threatened with respect to the Trust Account.

4.22 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the CAC Disclosure Schedules) or as set forth in an Ancillary Document, CAC hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to CAC, and any matter relating to it, including its affairs, the condition, value or quality of its assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Pubco, the Company, the Seller or any of their respective Representatives by, or on behalf of, CAC, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Article IV (as modified by the CAC Disclosure Schedules) or as set forth in an Ancillary Document, none of CAC nor any other Person on behalf of CAC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Pubco, the Company, the Seller or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of CAC (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Pubco, the Company, the Seller or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco hereby represents and warrants to CAC, the Company and the Seller, as of the Signing Date and as of the Closing (unless otherwise set forth below with respect to the representations and warranties which are given only as of a specific date), as follows:

5.1 Incorporation and Standing. Pubco is a British Virgin Islands business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands, and Merger Sub is an exempted company duly incorporated, validly existing as an exempted company and in good standing under the Laws of the Cayman Islands. Each of Pubco and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to CAC and the Company accurate and complete copies of the Organizational Documents of Pubco and Merger Sub, each as currently in effect. Neither Pubco nor Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Each of Pubco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and, subject to filing the Amended Pubco M&A, to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions have been duly and validly authorized by the board of directors and shareholders of Pubco and Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the filing of the Amended Pubco M&A), on the part of Pubco or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which Pubco or Merger Sub is a party has been or shall be

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when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the Transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as are expressly contemplated by this Agreement, including the Amended Pubco M&A, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4 Non-Contravention. The execution and delivery by Pubco and Merger Sub of this Agreement and each Ancillary Document to which it is, or is required to be, a party, the consummation by such Party of the Transactions, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco M&A, contravene, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, contravene, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) contravene, violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.5 Capitalization.

(a) As of the Signing Date, (i) Pubco is authorized to issue a maximum of 100 no par value shares, of which one (1) such share is issued and outstanding, which is owned by Carlos Moreira, and (ii) the share capital of Merger Sub is $1.00 divided into 100 ordinary shares, par value $0.01 per share, of which one (1) Merger Sub Ordinary Share is issued and outstanding, which is owned by Pubco.

(b) All outstanding ordinary shares of Pubco as of the Signing Date are, and as of the Closing Date all of the Pubco Shares issued in connection with the consummation of the Transactions will be, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Organizational Documents of Pubco or Merger Sub or any Contract to which Pubco or Merger Sub is a party. None of the outstanding securities of Pubco or Merger Sub have been issued in violation of any applicable securities Laws.

(c) Prior to giving effect to the Transactions, Merger Sub does not have any Subsidiaries and Pubco does not have any Subsidiaries, other than Merger Sub, and, other than as set forth herein, neither Pubco nor Merger Sub own any equity interests in any other Person.

(d) There are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Pubco or Merger Sub or (B) obligating Pubco or Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred,

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delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any shares, or (C) obligating Pubco or Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such shares. There are no outstanding obligations of Pubco or Merger Sub to repurchase, redeem or otherwise acquire any shares of Pubco or Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders’ agreements, voting trusts or other agreements or understandings to which Pubco or Merger Sub is a party with respect to the voting of any shares of Pubco or Merger Sub.

(e) There is no Indebtedness of Pubco or Merger Sub as of the Signing Date.

(f) Since the date of formation of Pubco and Merger Sub, and except as contemplated by this Agreement, neither Pubco nor Merger Sub has declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and neither Pubco’s or Merger Sub’s respective board of directors has not authorized any of the foregoing.

5.6 Merger Shares and Exchange Shares.

(a) All Merger Shares to be issued and delivered in accordance with Article I shall be, (i) upon issuance and delivery of such Merger Shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, and (ii) upon issuance and delivery of such Merger Shares, each holder thereof shall have good and valid title thereto, in each case of clauses (i) and (ii), other than restrictions arising from applicable securities Laws, the provisions of this Agreement and any Liens (incurred by the holder thereof, and (iii) the issuance and sale of such Merger Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

(b) All Exchange Shares to be issued and delivered in accordance with Article II to the Seller shall be, (i) upon issuance and delivery of such Exchange Shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, and (ii) upon issuance and delivery of such Exchange Shares the Seller shall have good and valid title to the Exchange Shares, in each case of clauses (i) and (ii), other than restrictions arising from applicable securities Laws, the Lock-Up Agreements, the provisions of this Agreement and any Liens incurred by the Seller, and (iii) the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.7 Pubco and Merger Sub Activities. Since their formation, Pubco and Merger Sub have not engaged in any business activities other than as contemplated by this Agreement and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, or as set forth in the Disclosure Schedules, and, other than their respective Organizational Documents, this Agreement, the Ancillary Documents to which they are a party and the other agreements contemplated by this Agreement, Pubco and Merger Sub are not party to or bound by any Contract.

5.8 Investment Company Act; JOBS Act. Neither Pubco nor Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Pubco constitutes an “emerging growth company” within the meaning of the JOBS Act.

5.9 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from CAC, Pubco, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Pubco or Merger Sub.

5.10 Information Supplied. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to CAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by

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Pubco or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of CAC, the Target Companies, the Seller or any of their respective Affiliates.

5.11 Independent Investigation. Each of Pubco and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and CAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and CAC for such purpose. Each of Pubco and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Seller and CAC set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the CAC Disclosure Schedules) and in any certificate delivered to Pubco or Merger Sub pursuant hereto, and the information provided by or on behalf of the Company, the Seller or CAC for the Registration Statement; and (b) none of the Company, the Seller, CAC or their respective Representatives have made any representation or warranty as to the Target Companies, the Seller, CAC or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the CAC Disclosure Schedules) or in any certificate delivered to Pubco or Merger Sub pursuant hereto.

5.12 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V, Pubco and Merger Sub hereby expressly disclaim and negate any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Pubco and Merger Sub, and any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the CAC, the Company, the Seller or any of their respective Representatives by, or on behalf of, Pubco or Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, none of Pubco or Merger Sub nor any other Person on behalf of Pubco or Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to CAC, the Company, the Seller or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Pubco or Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to CAC, the Company, the Seller or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to CAC and Pubco on the Signing Date (the “Company Disclosure Schedules”), each Section of which qualifies the correspondingly numbered representation or warranty if specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, the Company hereby represents and warrants to CAC and Pubco, as of the Signing Date and as of the Closing (unless otherwise set forth below with respect to the representations and warranties which are given only as of a specific date), as follows:

6.1 Incorporation and Standing. The Company is a company duly organized, validly existing and in good standing under the Laws of the British Virgin Islands and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has provided to CAC accurate and complete copies of the Organizational Documents of the Company, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents in any material respect.

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6.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions, (a) have been duly and validly authorized by the board of directors of the Company, and by the Seller, in its capacity as the sole shareholder of the Company, in accordance with the Company Organizational Documents, the Laws of the British Virgin Islands and any other applicable Law, and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, in each case, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Capitalization.

(a) The Company is authorized to issue a maximum of 50,000 no par value shares in two classes as follows: 30,000 Company Ordinary Shares and 20,000 Company Class F Shares. The issued and outstanding share capital of the Company consists of 5,001 Company Ordinary Shares and 4,999 Company Class F Shares, and there are no other issued or outstanding equity interests of the Company. The Seller is the legal (registered) and beneficial owner of all of the issued and outstanding Company Shares, free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. After giving effect to the Share Exchange, Pubco shall own the Purchased Shares free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws and those incurred by Pubco. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of the British Virgin Islands, any other applicable Law, the Company Organizational Documents or any Contract to which the Company is a party or by which the Company or its shares are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b) Except as set forth on Schedule 6.3(b), there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which any Target Company or, to the Knowledge of the Company, any of their respective shareholders are a party or bound relating to any equity securities of any Target Company, whether or not outstanding. There are no outstanding or authorized, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 6.3(b), there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting of any Target Company’s equity interests. Except as set forth in the relevant Target Company’s Organizational Documents, there are no outstanding contractual obligations of any Target Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has any Target Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of each Target Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the Transactions, no equity interests of any Target Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of any Target Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials or as set forth on Schedule 6.3(c), since January 1, 2025, no Target Company has declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of such Target Company, and no board of directors of any Target Company has authorized any of the foregoing.

6.4 Subsidiaries. Schedule 6.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity securities of such Subsidiary and the record holders thereof. Other than as set forth on Schedule 6.4: (i) all of the outstanding the shares or other equity interests of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by a Target Company free

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and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents or applicable securities Laws); (ii) there are no Contracts to which a Target Company is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) no Subsidiary of the Company is a party to or bound by any Contract limiting its ability to make any distributions or dividends to its equity holders; (vi) the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests in or of, and the Company does not otherwise Control, any Person; (vii) no Target Company is a participant in any joint venture, partnership or similar arrangement; and (viii) there are no outstanding contractual obligations of a Target Company to provide funds to, or make any loan or capital contribution to, any other Person.

6.5 Governmental Approvals. Except as otherwise described in Schedule 6.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Transactions other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

6.6 Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is, or is required to be a party, and the consummation by any Target Company of the Transactions and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) contravene, conflict with or violate any provision of any Target Company Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, contravene, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) contravene, violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company.

6.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the draft (A) audited consolidated financial statements of WISeSat Opco and its Subsidiaries as of and for each of the fiscal years ended December 31, 2024 and December 31 2023, consisting of the draft audited consolidated balance sheets of WISeSat Opco and its Subsidiaries as of December 31, 2024 (the “Balance Sheet Date”) and December 31, 2023, and the related draft audited consolidated income statements, changes in shareholder equity and statements of cash flows for the fiscal years then ended, and the related notes thereto (the “Draft WISeSat Opco Audited Financials”), and (B) the draft auditor reviewed consolidated financial statements of WISeSat Opco and its Subsidiaries as of and for the six (6) month period ended June 30, 2025, consisting of the consolidated balance sheet of WISeSat Opco and its Subsidiaries as of June 30, 2025, and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) month period then ended (the “Draft WISeSat Opco Interim Financials” and, together with the Draft WISeSat Opco Audited Financial Statements, the “Draft WISeSat Opco Financials”),

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and (ii) when delivered in accordance with the requirements of Section 8.4(a), (A) the audited consolidated balance sheets of the Target Companies as of December 31, 2024 (and December 31, 2023, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the fiscal years then ended, and the related notes thereto, audited by a PCAOB qualified auditor in accordance with PCAOB auditing standards (the “Audited Company Financials”) and (B) the auditor reviewed consolidated financial statements of the Target Companies, consisting of the consolidated balance sheet of the Target Companies as of June 30, 2025, and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) month period then ended (the “Interim Company Financials”). True and correct copies of the Draft WISeSat Opco Financials have been provided to CAC, and true and correct copies of the Audited Company Financials and the Interim Company Financials will be delivered to CAC in accordance with the requirements of Section 8.4(a). The Company Financials (i) were and will be prepared from, and are and will be in accordance in all material respects with, the books and records of the applicable Target Companies as of the times and for the periods referred to therein, (ii) were and will be prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that (A) the Draft WISeSat Opco Financials and the Interim Company Financials may exclude the footnote disclosures and other presentation items required for GAAP and (B) the Draft WISeSat Opco Interim Financials and the Interim Company Financials exclude year-end adjustments which will not be material in amount), (iii) when included in the Registration Statement for filing with the SEC following the Signing Date, will comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC, in each case, as in effect as of the respective dates thereof and (iv) fairly present in all material respects the consolidated financial position of the applicable Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains books and records reflecting its assets and Liabilities in all material respects and maintains proper and adequate internal accounting controls that are designed to provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, and (v) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since the Balance Sheet Date, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) As of the Signing Date, the Target Companies do not have any Indebtedness except as set forth on Schedule 6.7(d). Other than as set forth on Schedule 6.7(d), no Indebtedness of the Target Companies contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Target Companies or (iii) the ability of the Target Companies to grant any Lien on, or make any dividend or distribution of, its properties or assets.

(d) Except as set forth on Schedule 6.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning of Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Target Companies as of the Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

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6.8 Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, each Target Company, since the Balance Sheet Date through the Signing Date: (a) has conducted its business only in the ordinary course of business consistent with past practice and (b) has not been subject to a Material Adverse Effect.

6.9 Compliance with Laws. Except as set forth on Schedule 6.9, no Target Company is, or in the past two (2) years has been, in conflict or non-compliance with, or in default or violation of, any applicable Laws, except as would reasonably be expected to result in a Material Adverse Effect on the applicable Target Company, nor has any Target Company received in the past two (2) years any written or, to the Knowledge of the Company, oral notice of any material conflict or material non-compliance with, or material default or violation of, any applicable Laws by which it is bound.

6.10 Company Permits. Each Target Company, holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to CAC true, correct and complete copies of all material Company Permits. Except as would not reasonably be expected to be material to the Target Companies taken as a whole, all of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and since the Balance Sheet Date, no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any material Company Permit, except in each case as would not reasonably be expected to be material to the Company. To the Knowledge of the Company, there is no reason to believe that any such Company Permits will not be renewed in the ordinary course of business.

6.11 Litigation. Except as described on Schedule 6.11, as of the Signing Date, there is no (a) Action of any nature currently pending or, to the Knowledge of the Company, threatened, against any Target Company (and no such Action has been brought or, to the Knowledge of the Company, threatened in the past two (2) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past two (2) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, managers, officers or equity holders in their capacity as such, its business, equity securities or assets. In the past five (5) years, none of the current or former officers, managers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12 Material Contracts.

(a) Schedule 6.12(a) sets forth a true, correct and complete list of, and the Company has made available to CAC, true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 6.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit in any material respect the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, other than in respect of customary non-disclosure agreements entered into by any Target Company in the ordinary course of business or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iii) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $500,000, other than those incurred in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(iv) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

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(v) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vi) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $750,000 in the aggregate;

(vii) is with any Top Customer or Top Vendor;

(viii) obligates any Target Company to provide continuing indemnification or a guarantee of obligations of a third party after the Signing Date in excess of $500,000;

(ix) is between any (A) Target Company and (B) any directors, managers, officers or employees of a Target Company (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any other Related Person, including all non-competition, severance and indemnification agreements;

(x) obligates any Target Company to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xi) relates to a material settlement of any Action entered into in the within two (2) years prior to the Signing Date or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations); or

(xii) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Except as disclosed in Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), in each case, except as would not be reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole; (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

6.13 Intellectual Property.

(a) The Target Companies possess and/or hold legally binding licenses or other rights to all Intellectual Property required for them to conduct their business as currently operated. Schedule 6.13(a)(i) sets forth as of the Signing Date all Patents and Patent applications, trademarks and service mark registrations and applications, copyright registrations and applications and domain name registrations owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, if applicable, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. Schedule 6.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions that are material to the Target Companies’ businesses as currently conducted (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public generally with license, maintenance, support and other fees of less than $100,000 per year), under which a Target Company is a licensee or otherwise is authorized to use or practice any material Intellectual Property. Each Target Company owns, free and clear of all Liens (other than Permitted Liens) all Company IP. Except as set forth on Schedule 6.13(a)(iii), all material Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, except for fees and costs payable to file, apply for, register, patent or maintain Company Registered IP.

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(b) To the Knowledge of the Company, each Target Company has a valid and enforceable license to use all material Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. Other than Company IP, the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions for material Intellectual Property necessary to operate the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the applicable Company IP Licenses, has made all material payments required under the applicable Company IP Licenses to date, and such Target Company is not in material breach or material default thereunder. The continued use by the Target Companies of the material Intellectual Property that is the subject of the Company IP Licenses in the same or similar manner that it is currently being used is not prohibited by such Company IP Licenses in material respects. To the Knowledge of the Company, all registrations for material Copyrights, Patents and Trademarks that are owned by any Target Company are valid and in force.

(c) To the Knowledge of the Company, no Action is pending or threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any material Intellectual Property currently owned, licensed, used or held for use by the Target Companies, except for any Action relating to applications for Intellectual Property. During the past two (2) years, no Target Company has received any written or to the Knowledge of the Company, oral notice or claim that is currently pending, asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person in material respects is or may be occurring or has or may have occurred, in each case, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any material Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in any material respects in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently infringing, or has, in the past two (2) years, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect as a result of the ownership, use or license of any material Intellectual Property owned by a Target Company. To the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property owned by any Target Company and material to the Target Companies’ businesses as currently conducted (“Company IP”) in any material respect.

(d) All employees and independent contractors of a Target Company who develop material Intellectual Property for such Target Company have assigned to such Target Company such material Intellectual Property arising from the services performed for a Target Company by such Persons. To the Knowledge of the Company, no current or former officers, employees or independent contractors of a Target Company have claimed in writing any ownership interest in any material Intellectual Property owned by a Target Company. The Company has made available to CAC true and complete copies of templates of written Contracts used by the Target Companies under which employees and independent contractors of a Target Company assigned the material Intellectual Property developed for a Target Company by such employees and independent contractors to such Target Company. Each Target Company has taken commercially reasonable security measures for the purposes of protecting the secrecy and confidentiality of the material Trade Secrets included in Company IP.

(e) To the Knowledge of the Company, during the past two (2) years, (i) no Person has obtained unauthorized access in any material respects to third party personal information and data regarding individuals that are protected by applicable data privacy Law, in the possession of a Target Company and (ii) nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Target Company has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of such personal information and its own privacy policies and guidelines.

(f) The consummation of any of the Transactions will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments by a Target Company under, or release of source code for software included in Company IP because of: (i) any Contract providing for the license granted by a Target Company to a third party to use material Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ material rights under such Contracts or Company IP Licenses to the same or similar extent that the Target Companies would have been able to exercise had the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

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6.14 Taxes and Returns. Except as set forth on Schedule 6.14:

(a) Each Target Company has timely filed, or cause to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b) Within the past five (5) years, no claim has been made against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations with respect to Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No Target Company has participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(h) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) as a transferee or successor or (ii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority).

(i) No Target Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

(j) No Target Company is a controlled foreign corporation (as such term is defined in Section 957 of the Code) or a passive foreign investment company (as such term is defined in Section 1297 of the Code).

6.15 Real Property. Schedule 6.15 contains a complete and accurate list of all premises currently leased or subleased by any Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto as of the Signing Date, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to CAC a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable against the applicable Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

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6.16 Personal Property. Except as set forth in Schedule 6.16, all items of Personal Property which is currently owned or leased by a Target Company with a book value or fair market value of greater than Five Hundred Thousand Dollars ($500,000) are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company.

6.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets which are material to the Business, and with respect to assets owned by any applicable Target Company, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the consolidated balance sheet of the Target Companies and (d) Liens set forth on Schedule 6.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of their businesses and, taken together, are adequate and sufficient in all material respects for the operation of the businesses of the Target Companies as currently conducted.

6.18 Employee Matters.

(a) Except as set forth in Schedule 6.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company and, to the Knowledge of the Company, there are no activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 6.18(a) sets forth all material unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has, to the Knowledge of the Company, provided any Target Company written or oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 6.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Except as set forth on Schedule 6.18(c), (A) no employee is a party to a written employment Contract with a Target Company, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Knowledge of the Company, oral agreement, or commitment or any applicable Law, custom, trade or practice.

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(d) Except as set forth on Schedule 6.18(d), each independent contractor engaged by any Target Company is a party to a written contract with a Target Company and has entered into customary covenants regarding confidentiality in such Person’s Contract. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last two (2) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company.

6.19 Benefit Plans.

(a) Set forth on Schedule 6.19(a) is a true and complete list of each material Foreign Plan of each Target Company (each, a “Company Benefit Plan”). Except as set forth on Schedule 6.19(a), no Target Company maintains or contributes to (or has an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each material Company Benefit Plan which covers any current or former officer, director, manager, individual consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to CAC accurate and complete copies, if applicable, of: (i) the current plan documents and related trust agreements or annuity Contracts (including any amendments thereto), and written descriptions of any material Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all material communications in the past two (2) years with any Governmental Authority concerning any matter that is still pending or for which any Target Company has any outstanding material Liability.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred; (iii) no Action that would result in a material Liability to the Target Companies is pending, to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the applicable Target Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not materially exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e) The consummation of the Transactions and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, manager, employee or independent contractor of any Target Company.

(f) Except to the extent required by applicable Law, no Target Company provides material health or life insurance benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

6.20 Environmental Matters. Except as set forth in Schedule 6.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”). No material Action is pending or, to the Knowledge of the Company, threatened in writing to revoke, modify in any material respect, or terminate any such Environmental Permit.

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(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material in each case that would reasonably be expected to give rise to any material Liability. No Target Company has assumed, contractually or by operation of Law, any outstanding material Liabilities or obligations under any Environmental Laws.

(c) No Action is pending to the Knowledge of the Company, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation of any Target Company under applicable Environmental Laws. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e) To the Knowledge of the Company, there is no investigation by any Governmental Authority of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened in writing that could reasonably be expected to result in a Target Company incurring material Environmental Liabilities.

(f) The Company has provided to CAC all material environmental site assessments, audits, studies, reports, analysis and results of investigations that have been performed in the past two (2) years in respect of the currently owned, leased, or operated properties of any Target Company, in each case that are in the Company’s possession.

6.21 Transactions with Related Persons. Except as set forth on Schedule 6.21, no Target Company nor any officer, manager or director of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any material transaction with a Target Company, including any material Contract (a) providing for the furnishing of services by (other than as officers, managers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, managers, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than five percent (5%) of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document. Except as set forth on Schedule 6.21, or as contemplated by or provided for in any Ancillary Document, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as set forth on Schedule 6.21, or as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

6.22 Insurance. Schedule 6.22 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, managers, officers and employees, copies of which have been provided to CAC. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Knowledge of the Company, each such insurance policy is legal, valid, binding, enforceable and in full force and effect. No Target Company has any self-insurance or co-insurance programs. In the past two (2) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

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6.23 Top Customers and Suppliers. Schedule 6.23 lists, by dollar volume received by or paid to the Target Companies, as applicable, for the twelve (12) months ended on December 31, 2024, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Vendors”), along with the amounts of such dollar volumes. No Top Vendor or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, has given any Target Company any written notice to cancel or otherwise terminate, any material relationships of such Person with a Target Company. No Target Company has within the past twelve (12) months been engaged in any material dispute with any Top Vendor or Top Customer.

6.24 Certain Business Practices.

(a) Since January 1, 2021, no Target Company, nor any of the respective officers, managers or directors or, to the Company’s Knowledge, any other Representatives of a Target Company acting on behalf of a Target Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Since January 1, 2021, no Target Company, nor any of the respective officers, managers or directors or, to the Company’s Knowledge, any other Representatives acting on their behalf, has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) Since January 1, 2021, the operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions that govern the operations of the Target Company, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors, managers or officers, or, to the Knowledge of the Company, any other Representative of a Target Company acting on behalf of a Target Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country; or (iii) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country comprehensively sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

(d) The Target Companies and their respective directors, managers and officers, and, to the Knowledge of the Company, any other Representative of a Target Company acting on behalf of a Target Company, (i) have been in compliance in all material respects with all Trade Control Laws, (ii) have obtained from any relevant Governmental Authority all required authorizations and registrations pursuant to any Trade Control Laws, (iii) have not been subject to any written investigations, actions or penalties by any Governmental Authority, or filed any voluntary disclosures with respect to any potential violation arising under or relating to any Trade Control Laws, (iv) have maintained any required registration with the U.S. Department of State’s Directorate of Defense Trade Controls under the International Traffic in Arms Regulations or with similar Governmental Authority in other jurisdictions and no such registrations have lapsed, and (v) except as licensed or otherwise permitted under applicable Law, have not engaged in any transactions, or otherwise dealt, directly or indirectly, with any Person with whom transactions are prohibited under Trade Control Laws. The Company has made available to CAC a true, correct and complete list of all active and unexpired registrations and authorizations issued by any Governmental Authority to the Target Companies pursuant to Trade Control Laws.

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6.25 Government Contracts:

(a) Each Government Contract for which the period of performance has not expired or terminated or final payment has not been received or which remain open to audit was legally awarded and is binding on the Target Companies thereto (each, an “Active Government Contract”). The Target Companies are in compliance in all material respects with all material terms and conditions of each Active Government Contract.

(b) No Governmental Authority under any Government Contract has notified any of the Target Companies in writing of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation or contract term that could be reasonably expected to adversely and materially affect the collectability of any receivable or the award of Government Contracts in the future, (B) the Target Companies have not received a written cure notice, show cause notice, stop work order or deficiency notice relating to the Active Government Contracts, (C) no Government Contract awarded to the Target Companies has been terminated for default or cause and the Target Companies have not been threatened in writing with termination for default or cause that remains unresolved with respect to any Active Government Contract, (D) there has not been any material withholding or setoff under any Active Government Contract and (E) the execution, delivery or performance of this Agreement shall not result in a material violation, breach or default under any Active Government Contract.

(c) No Target Company has been debarred, suspended or proposed for suspension or debarment or otherwise excluded from participation in the award of any Government Contract. To the knowledge of the Company, no circumstances exist that would reasonably warrant the institution of suspension or debarment proceedings against any Target Company in connection with the performance of the duties for or on behalf of the Target Companies.

(d) No Target Company has made any disclosure in writing to any Governmental Authority or other customer relating to any suspected or alleged violation of applicable Law or a contract requirement by any Target Company relating to any Active Government Contract. No Target Company is required to make any such disclosure to a Governmental Authority.

(e) The Target Companies are in compliance in all material respects with all applicable national security obligations and all applicable requirements under each Government Contract relating to the safeguarding of and access to classified information.

6.26 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

6.27 Finders and Brokers. Except as set forth in Schedule 6.27, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from CAC, Pubco, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.

6.28 Information Supplied. None of the information supplied or to be supplied by the any Target Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to CAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by any Target Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of CAC or its Affiliates.

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6.29 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of CAC, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of CAC, Pubco and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of CAC, Pubco and Merger Sub set forth in this Agreement (including the related portions of the CAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of CAC, Pubco or Merger Sub for the Registration Statement; and (b) none of CAC, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to CAC, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the CAC Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

6.30 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article VI (as modified by the Company Disclosure Schedules) or as set forth in an Ancillary Document, the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to any Target Company, and any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Pubco, CAC or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Article VI (as modified by the Company Disclosure Schedules) or as set forth in an Ancillary Document, none of the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Pubco, CAC or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Target Companies (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Pubco, CAC or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to CAC and Pubco, except as set forth in the Company Disclosure Schedules, as of the Signing Date and as of the Closing (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:

7.1 Organization and Standing. The Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

7.2 Authorization; Binding Agreement. The Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Seller’s obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Exceptions.

7.3 Ownership. The Seller is as of the Signing Date and on the Closing Date will be, the record and beneficial owner and holder of, and the owner of good, valid and marketable title to, all of the Purchased Shares, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no proxies, voting rights, shareholders’ agreements or other agreements, to which the Seller is a party or by which the Seller is bound, with respect to the voting or transfer of any of the Purchased Shares other than this Agreement. None of the Purchased Shares held by the Seller are subject to pre-emptive or similar rights, either pursuant to any Company Organizational Document, requirement of Law or any Contract, and no Person has any

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pre-emptive rights or similar rights to purchase or receive any Purchased Shares or other interests in the Company from the Seller. Upon delivery of the Purchased Shares to Pubco on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in the Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents or those incurred by Pubco), will pass to Pubco.

7.4 Governmental Approvals. No Consent of or with any Governmental Authority on the part of the Seller is required to be obtained or made in connection with the execution, delivery or performance by the Seller of this Agreement or any Ancillary Documents or the consummation by the Seller of the Transactions other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of the Seller to consummate the Transactions.

7.5 Non-Contravention. The execution and delivery by the Seller of this Agreement and each Ancillary Document to which it is, or is required to be, a party or otherwise bound and the consummation by the Seller of the Transactions, and compliance by the Seller with any of the provisions hereof and thereof, will not, (a) contravene, conflict with or violate any provision of the Seller’s Organizational Documents, (b) contravene, conflict with or violate any Law, Order or Consent applicable to the Seller or any of its properties or assets or (c) (i) contravene, violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Seller under, (viii) give rise to any obligation to obtain any third party consent or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which the Seller is a party or the Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of the Seller to consummate the Transactions. The governing or managing body or persons of the Seller has authorized the execution and delivery of this Agreement by the Seller and has approved this Agreement and the Transactions.

7.6 No Litigation. There is no Action pending or, to the Knowledge of the Seller, threatened, nor any Order is outstanding, against or involving the Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of the Seller to consummate the Transactions and discharge its obligations under this Agreement and the Ancillary Documents to which the Seller is or is required to be a party.

7.7 Investment Representations.

(a) The Seller: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available and the Seller has complied with the requirements set forth in Section 7.7(b), and (iii) are subject to additional restrictions on transfer pursuant to the Seller’s Lock-Up Agreement (if applicable); (d) is aware that an investment in Pubco is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that except as set forth in the Amended Registration Rights Agreement and unless otherwise agreed, Pubco is under no obligation hereunder to register the Exchange Shares under the Securities Act. The Seller does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. By reason of the Seller’s business or financial experience, or by reason of the business or financial experience of the Seller’s “purchaser representatives” (as that term is defined in Rule 501(h)

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under the Securities Act), the Seller is capable of evaluating the risks and merits of an investment in Pubco and of protecting its interests in connection with this investment. The Seller has carefully read and understands all materials provided by or on behalf of Pubco, CAC or their respective Representatives to the Seller or the Seller’s Representatives pertaining to an investment in Pubco and has consulted, as the Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for the Seller. The Seller acknowledges that the Exchange Shares are subject to dilution for events not under the control of the Seller. The Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the Transactions and the suitability of this Agreement and the Transactions for the Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Pubco, CAC or their respective Representatives. The Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with the Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

(b) In addition to the requirements of Section 7.7(a), the Seller understands and agrees that if the Exchange Shares are to be sold pursuant to an exemption from registration under the Securities Act, then (i) the Seller shall be required to have delivered to Pubco, at the cost of the Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Exchange Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by Pubco, (ii) the Exchange Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of the Seller who agree to sell or otherwise transfer the Exchange Shares only in accordance with this Section 7.7(b) and who is an accredited investor as such term is defined in Rule 501(a) of Regulation D under the Securities Act, (d) the Exchange Shares are sold pursuant to Rule 144, or (e) the Exchange Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule), and the Seller shall have delivered to Pubco, at the cost of the Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by Pubco; (ii) any sale of such Exchange Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Exchange Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither Pubco nor any other person is under any obligation to register such Exchange Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case).

(c) The Seller understands that the Exchange Shares, until such time as the Exchange Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Exchange Shares may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Exchange Shares.

7.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from CAC, Pubco, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of the Seller.

7.9 Information Supplied. None of the information supplied or to be supplied by the Seller expressly for inclusion or incorporation by reference: (a) in any Annual Report on Form 10-K or 20-F, any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to CAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Seller expressly for inclusion or incorporation by reference in any of

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the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Seller does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of CAC or its Affiliates.

7.10 Independent Investigation. The Seller has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of CAC, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of CAC, Pubco and Merger Sub for such purpose. The Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of CAC, Pubco and Merger Sub set forth in this Agreement (including the related portions of the CAC Disclosure Schedules) and in any certificate delivered to the Seller pursuant hereto, and the information provided by or on behalf of CAC, Pubco or Merger Sub for the Registration Statement; and (b) none of CAC, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to CAC, Pubco, Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the CAC Disclosure Schedules) or in any certificate delivered to the Seller pursuant hereto.

7.11 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article VII (as modified by the Company Disclosure Schedules) or as set forth in an Ancillary Document, the Seller has not made or does not make any representation or warranty, whether express or implied with respect to the Seller or its businesses, operations, assets or Liabilities, or the Transactions, and the Seller hereby expressly disclaims any other representations or warranties, whether implied or made by the Seller or any of its Representatives.

ARTICLE VIII
COVENANTS

8.1 Access and Information.

(a) During the period from the Signing Date and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 8.13, each of the Company, Pubco and Merger Sub (the “Company Entities”) shall give, and shall cause their respective Representatives to give, CAC and its Representatives, at reasonable times during normal business hours and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information, of or pertaining to the Company Entities as CAC or its Representatives may reasonably request regarding the Company Entities and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist) and cause each of the Representatives of any Company Entity to reasonably cooperate with CAC and its Representatives in their investigation; provided, however, that CAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company Entities. CAC hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers), customer, supplier, distributor or other material business relation of any Company Entity regarding any Company Entity, its business or the Transactions and the Ancillary Documents without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company Entities shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege or (iv) which primarily relates to the negotiations of this Agreement or the Transactions.

(b) During the Interim Period, subject to Section 8.13, CAC shall give, and shall cause its Representatives to give, the Company Entities and their respective Representatives, at reasonable times during normal business hours and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other information, of or pertaining to CAC or its Subsidiaries, as the Company Entities or their respective Representatives may reasonably

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request regarding CAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if the financial statements or other documents already exist) and cause each of CAC’s Representatives to reasonably cooperate with the Company Entities and their respective Representatives in their investigation; provided, however, that the Company Entities and their Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of CAC or any of its Subsidiaries. Notwithstanding the foregoing, CAC shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege or (iv) which primarily relates to the negotiations of this Agreement or the Transactions.

8.2 Conduct of Business of the Company Entities and the Seller.

(a) Unless CAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document (including the Financing Agreements), as set forth on Schedule 8.2, or as required by applicable Law, the Company Entities shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts necessary or appropriate to (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to the Company Entities and their respective businesses, assets and employees, and (iii) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; provided, that no action by any Company Entity with respect to matters specifically prohibited or restricted by any provision of Section 8.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 8.2(b).

(b) Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement or any Ancillary Document (including the Financing Agreements), as set forth on Schedule 8.2, or as required by applicable Law, during the Interim Period, without the prior written consent of CAC (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company Entities shall, and each shall cause their respective Subsidiaries to not:

(i) amend, waive or otherwise change, in any material respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) (A) incur, create, prepay, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,000,000 in the aggregate, (B) make a loan or advance to or investment in any third party, except for an advancement of expenses to employees in the ordinary course of business, or (C) guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $1,000,000 in the aggregate, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business;

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(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, or make or commit to make any material bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager, director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or Contract or in the ordinary course of business consistent with past practice;

(vi) except as required by applicable Law, (A) make or rescind any material election relating to Taxes, (B) settle any material Action relating to Taxes, (C) other than in the ordinary course, file any material amended Tax Return or claim for a material refund, or (D) make any material change in its accounting or Tax policies or procedures, except as required by applicable Law or in compliance with GAAP;

(vii) terminate, or waive or assign any material right under any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(viii) establish any Subsidiary that is not directly or indirectly wholly-owned or enter into any new line of business;

(ix) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with such Party’s outside auditors;

(x) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions but excluding any Action between two or more Parties as required to enforce this Agreement or any Party’s rights or obligations hereunder), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $750,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials or the consolidated financial statements of Pubco, as applicable;

(xi) close or materially reduce its activities, or effect any material layoff or other material personnel reduction or change, at any of its facilities;

(xii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case, except for transactions in the ordinary course of business;

(xiii) make any capital expenditures in excess of $2,000,000 in the aggregate;

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or complete any such plan or the transactions set forth therein;

(xv) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $2,000,000 in the aggregate, other than pursuant to the terms of a Company Material Contract or other Contract not required to be disclosed as a Company Material Contract in existence as of the Signing Date or entered into in the ordinary course of business or in accordance with the terms of this Section 8.2 during the Interim Period, or pursuant to a Company Benefit Plan;

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than licensing of Intellectual Property in the ordinary course of business, or suffer or incur any Lien on any their respective assets in excess of $1,000,000 in the aggregate;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of any Company Entity;

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(xviii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xix) enter into, amend, waive or terminate (other than termination in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xx) authorize or agree to do any of the foregoing actions.

(c) Without limiting Sections 8.2(a) and 8.2(b), during the Interim Period, without the prior written consent of CAC, (i) the Company shall not issue any Company Shares, and (ii) the Seller shall not sell, transfer or dispose of any Company Shares owned by the Seller, in either case of clauses (i) and (ii), unless the recipient or transferee of such Company Shares (the “New Seller”) executes and delivers to CAC, the Company, the Seller and Pubco a joinder agreement, in form and substance reasonably acceptable to CAC, the Company, the Seller and Pubco (a “Joinder Agreement”), to become bound by the terms and conditions of this Agreement that apply to the Seller hereunder, as well as any Ancillary Documents which such New Seller would have been required to be a party or bound if such New Seller was a holder of Company Shares on the Signing Date or to which the Seller is otherwise a party or bound. The Parties agree that the representations and warranties of the Seller and the Company in this Agreement (including the matters set forth in the Company Disclosure Schedules) shall automatically be adjusted to account for the addition of the New Seller and the issuance and/or transfer of Company Shares to the New Seller, subject to the terms and conditions of, and disclosures set forth in, the Joinder Agreement, and the foregoing shall not be deemed to be a breach of their respective representations and warranties in this Agreement.

8.3 Conduct of Business of CAC.

(a) Unless the Company and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document or as set forth on Schedule 8.3, or as required by applicable Law, CAC shall, and shall cause its Subsidiaries to, use commercially reasonable efforts necessary or appropriate to (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to CAC and its Subsidiaries and their respective businesses, assets and employees, and (iii) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; provided, that no action by CAC with respect to matters specifically prohibited or restricted by any provision of Section 8.3(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 8.3(b).

(b) Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement (including as contemplated by any Transaction Financing) or any Ancillary Document or as set forth on Schedule 8.3, or as required by applicable Law, during the Interim Period, without the prior written consent of the Company and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), CAC shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except in connection with any CAC Extension;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $300,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) make or rescind any material election relating to Taxes, settle any material Action relating to Taxes, file any amended Tax Return or claim for material refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to CAC or CAC’s ability to consummate the Transactions;

(vii) terminate, waive or assign any material right under any material agreement to which it is a party;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting CAC’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions but excluding any Action between two or more Parties as required to enforce this Agreement or any Party’s rights or obligations hereunder), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, CAC or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the CAC Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $200,000 in the aggregate;

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or complete any such plan or the transactions set forth therein (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $200,000 in the aggregate other than pursuant to the terms of a Contract in existence as of the Signing Date or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period, or as otherwise expressly contemplated in this Agreement;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

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8.4 Annual and Interim Financial Statements.

(a) The Company shall use its commercially reasonable efforts to deliver the Audited Company Financials and the Interim Company Financials to CAC (i) as promptly as practicable after the Signing Date and (ii) prior to November 30, 2025.

(b) During the Interim Period, within sixty (60) days following the end of each three-month quarterly period completed after the Signing Date, the Company shall deliver to CAC an unaudited quarterly consolidated income statement and consolidated balance sheet of the Target Companies for the applicable quarterly period. From the Signing Date through the Closing Date, the Company will also promptly deliver to CAC copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

8.5 CAC Public Filings. During the Interim Period, CAC will keep current with its reporting obligations pursuant to the Securities Act and the Exchange Act and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its commercially reasonable efforts to maintain the listing of the CAC Units, CAC Ordinary Shares and the CAC Rights on the Nasdaq Global Market; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only Pubco Ordinary Shares.

8.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to any Company Entity, the Seller and their respective Affiliates, a transaction (other than the Transactions) concerning the sale of (x) all or substantially all of the business or assets of the Target Companies, taken as a whole (other than in the ordinary course of business consistent with past practice), or (y) a majority of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and in each case, other than transfers of the Purchased Shares to an Affiliate of the Seller who becomes a New Seller, and (B) with respect to CAC and its Affiliates, a transaction (other than the Transactions) concerning a Business Combination for CAC.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company, Pubco and CAC, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 72 hours) orally and in writing of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information, each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

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8.7 No Trading. The Company Entities and the Seller each acknowledge and agree that each of them is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of CAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company Entities and the Seller each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of CAC, communicate such information to any third party, take any other action with respect to CAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any written notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is required in connection with the Transactions or (ii) any material non-compliance with any Law by such Party or its Affiliates; (b) receives any material written notice or other written communication from any Governmental Authority in connection with the Transactions; or (c) becomes aware of the commencement or threat, in writing, of any material Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b) In furtherance and not in limitation of Section 8.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(c) As soon as reasonably practicable following the Signing Date, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the Transactions and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for one or more Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of this Agreement, or the consummation of the Transactions, by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, the Company, Pubco and Merger Sub shall take all reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

8.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

8.11 The Registration Statement.

(a) As promptly as practicable after the Signing Date, CAC and Pubco shall jointly prepare, and Pubco shall file with the SEC (at the sole cost and expense of Pubco with respect to any applicable SEC filing fees and/or registration fees, subject to Section 10.3) a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Shares to be issued under this Agreement to (i) the holders of CAC Securities prior to the Effective Time and the Seller, and (ii) Seller, which Registration Statement will also contain a proxy statement of CAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies or votes from CAC shareholders for the matters to be acted upon at the CAC Shareholder Meeting and providing the Public Shareholders an opportunity in accordance with CAC’s Organizational Documents and the IPO Prospectus to have their CAC Ordinary Shares redeemed (the “Closing Redemption”, and such CAC Ordinary Shares validly redeemed in the Closing Redemption, the “Redeemed Shares) in conjunction with the shareholder vote on the Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from CAC shareholders to vote, at an extraordinary general meeting of CAC shareholders to be called and held for such purpose (the “CAC Shareholder Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Transactions (including, to the extent required, the issuance of the Exchange Shares and any securities in any Transaction Financing), by the holders of CAC Ordinary Shares in accordance with CAC’s Organizational Documents, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq, (B) the Merger and the entry by

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CAC into the Plan of Merger, (C) to the extent required by the Federal Securities Laws or the Laws of the Cayman Islands, the British Virgin Islands, the adoption of the Amended Pubco M&A and the Amended CAC M&A (including the change of authorized share capital of CAC to that of the Merger Sub immediately prior to the Effective Time), (D) the adoption and approval of a new equity incentive plan for Pubco (the “Pubco Equity Plan”), which Pubco Equity Plan will (I) be in form and substance reasonably acceptable to the Company, Pubco and CAC, (II) provide that the total awards under the Pubco Equity Plan will be a number of Pubco Ordinary Shares equal to fifteen percent (15%) of the Pubco Fully-Diluted Shares immediately after the Closing, (III) contain an annual “evergreen” provision to increase to the size of the award pool under the Pubco Equity Plan on the first day of each calendar year by an amount equal to five percent (5%) of the Pubco Fully-Diluted Shares on such day (subject to a maximum of total awards under the Pubco Equity Plan equal to fifteen percent (15%) of the Pubco Fully-Diluted Shares on such day), and (IV) include a full ratchet anti-dilution provision increasing the size of the award pool under the Pubco Equity Plan for any future securities issued by Pubco after the Closing, such that the total awards under the Pubco Equity Plan will always be at least equal to fifteen percent (15%) of the Pubco Fully-Diluted Shares as of the time of any such future securities issuance, (E) the adoption and approval of an employee share purchase program in form and substance reasonably acceptable to the Company, Pubco and CAC (the “Pubco ESPP”), with the number of Pubco Ordinary Shares reserved under the Pubco ESPP to be equal to two percent (2%) of the Pubco Fully-Diluted Shares immediately after the Closing, (F) the appointment of the members of the Post-Closing Pubco Board, in each case in accordance with Section 8.14 hereof, (G) the approval of the amendment to the lock-up period applicable to the Founder Shares set forth in the Insider Letter Amendment, (H) such other matters as the Company, Pubco and CAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (H), collectively, the “Shareholder Approval Matters”), (I) an amendment to the CAC Charter, effective prior to the Closing, to remove the references to the $5,000,001 net tangible assets requirements set forth in Sections 37.2(b), 37.5, 37.6 or 37.8 of the CAC Charter (the “NTA Amendment”), and (J) the adjournment of the CAC Shareholder Meeting, if necessary or desirable in the reasonable determination of CAC.

(b) CAC, acting through the CAC Board (or a committee thereof), shall (i) make the CAC Recommendation and include the CAC Recommendation in the Proxy Statement, (ii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Shareholder Approval Matters, and (iii) take all other action necessary or advisable to secure the approval of the Shareholder Approval Matters. The CAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, fail to make, qualify or modify, or publicly propose to change, withdraw, withhold, fail to make, qualify or modify, the CAC Recommendation. Without the prior written consent of the Company, CAC shall not be entitled to postpone or adjourn the CAC Shareholder Meeting except: (i) to the extent required by applicable Law; (ii) to ensure that any supplement or amendment to the Proxy Statement that CAC has determined in good faith is required by applicable Law is disclosed to CAC shareholders with sufficient time prior to the CAC Shareholder Meeting for CAC shareholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the CAC Shareholder Meeting is scheduled (as set forth in the Proxy Statement or its supplement), there are insufficient CAC Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the CAC Shareholder Meeting; or (iv) in order to solicit additional proxies from CAC shareholders required to obtain the Required CAC Shareholder Approval; provided, that, in the event of a postponement or adjournment, the CAC Shareholder Meeting shall be reconvened as promptly as practicable following such time as the matter causing the postponement or adjournment has been resolved and CAC may make one or more successive postponements or adjournments of the CAC Shareholder Meeting in accordance with the terms of this Agreement; provided, further that, such postponement or adjournment cannot extend more than five (5) Business Days in the aggregate without the Company’s prior written consent.

(c) In connection with the Registration Statement, CAC and Pubco will file with the SEC financial and other information about the Transactions in accordance with applicable Law, CAC’s Organizational Documents, Pubco’s Organizational Documents, the Laws of the British Virgin Islands, the Cayman Islands and the rules and regulations of the SEC and Nasdaq. CAC and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto, and will obtain the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed), in any case, prior to filing the same with the SEC. The Company Entities shall provide CAC with such reasonable information concerning the Company Entities and their respective Subsidiaries and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto.

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(d) CAC and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the CAC Shareholder Meeting and the Closing Redemption. Each of CAC, Pubco and the Company shall, and shall cause their respective Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the other Parties and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such Party has become aware that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. CAC and Pubco shall amend or supplement the Registration Statement and Pubco shall (at the sole cost and expense of CAC) file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to CAC’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and CAC’s Organizational Documents; provided, that neither CAC nor Pubco shall amend or supplement the Registration Statement without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed.

(e) CAC and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. CAC and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that CAC, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the CAC Shareholder Meeting and the Closing Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments and shall consider any such comments in good faith and shall use commercially reasonable efforts to accept all reasonable additions, deletions or changes suggested by the other Parties and their counsel in connection therewith.

(f) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, CAC and Pubco shall distribute the Registration Statement to CAC’s shareholders and, CAC shall call the CAC Shareholder Meeting in accordance with the Cayman Companies Act for a date as promptly as practicable, but in no event later than thirty (30) days, after the Registration Statement Effective Date.

(g) If CAC’s shareholders approve the NTA Amendment at the CAC Shareholder Meeting, then promptly after the CAC Shareholder Meeting and prior to the Closing, CAC shall amend the CAC Charter in accordance with the amendments contemplated by the NTA Amendment.

(h) CAC and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, CAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the CAC Shareholder Meeting and the Closing Redemption.

8.12 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of CAC, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), CAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not

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be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which provided to the Company for review, comment and approval no later than two (2) Business Days after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 6-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which CAC shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the Transactions.

8.13 Confidential Information.

(a) The Company Entities and the Seller agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any CAC Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the CAC Confidential Information without CAC’s prior written consent; and (ii) in the event that the Company Entities, the Seller or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any CAC Confidential Information, (A) provide CAC to the extent legally permitted with prompt written notice of such requirement so that CAC or an Affiliate thereof may seek, at CAC’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 8.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or CAC waives compliance with this Section 8.13(a), furnish only that portion of such CAC Confidential Information which is legally required to be provided and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such CAC Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Company Entities and the Seller shall, and shall cause their respective Representatives to, promptly deliver to CAC or destroy (at CAC’s election) any and all copies (in whatever form or medium) of CAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company Entities and Seller and their respective Representatives shall be entitled to (i) disclose any and all CAC Confidential Information to the extent required by the Federal Securities Laws, and (ii) keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any CAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) CAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that CAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.13(b),

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furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, CAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, CAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, and (y) CAC shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of the Company disclosed to such Person until such information ceases to be a Trade Secret, subject to any disclosure as may be required pursuant to clause (ii) of the first sentence of this Section 8.13(b).

(c) For the avoidance of doubt, the obligations set forth in this Section 8.13 are in addition to and shall not supersede any continuing obligations with respect to any CAC Confidential Information or Company Confidential Information under any existing confidentiality agreements.

8.14 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of (i) six (6) members designated by the Company and (ii) one (1) member designated by CAC prior to the Closing who qualifies as an independent director under Nasdaq rules (the “CAC Director”). Pursuant to the Amended Pubco M&A as in effect as of the Closing, the Post-Closing Pubco Board will be a classified board with three (3) classes of directors, with (I) one class of directors, the Class I Directors (consisting of two (2) directors), initially serving a one (1) year term, such initial term effective from the Closing until the first annual meeting of Pubco shareholders after the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) a second class of directors, the Class II Directors (consisting of two (2) directors, including the CAC Director), initially serving a two (2) year term, such initial term effective from the Closing until the second annual meeting of the Pubco shareholders after the Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) a third a class of directors, the Class III Directors (consisting of three (3) directors) serving a three (3) year term, such term effective from the Closing until the third annual meeting of the Pubco shareholders after the Closing. The Company shall designate the class of each director on the Post-Closing Pubco Board prior to the Closing. In accordance with the Amended Pubco M&A, no director on the Post-Closing Pubco Board may be removed without cause. Notwithstanding the foregoing, as a condition to his or her appointment, the CAC Director will agree in writing with Pubco and the Seller to resign from the Pubco Board of Directors at the written request of Pubco or the Seller at any time that the Sponsor and its Affiliates fail to collectively own at least twenty-five percent (25%) of the number of Pubco Ordinary Shares owned by the Sponsor and its Affiliates immediately after the Closing. At or prior to the Closing, Pubco will provide each member of the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such members of the Post-Closing Pubco Board.

(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

8.15 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors, managers and officers of each Company Entity and CAC and each Person who served as a director, manager, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in such Party’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and such Party, in each case as in effect on the Signing Date, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of each Company Entity and CAC to contain provisions no less favorable

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with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the Signing Date in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 8.15 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the D&O Indemnified Persons, prior to the Effective Time CAC shall obtain and fully pay the premium for a “tail” insurance policy (at CAC’s sole cost) that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”). Pubco and CAC shall, for a period of six (6) years after the Effective Time, maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and CAC shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance. The D&O Indemnified Persons are intended third party beneficiaries of this Agreement for purposes of this Section 8.15 and shall have the right to enforce this Section 8.15 as though a party to this Agreement.

8.16 Use of Proceeds; Payment of CAC Expenses.

(a) The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Closing Redemption, any remaining funds left in CAC’s operating account or other bank or brokerage accounts, and any proceeds received by CAC or Pubco from any Transaction Financing shall be used as follows: (i) payment of Transaction Expenses of the Parties, (ii) payment of any other Liabilities owed by CAC as of the Closing, including unpaid administrative expenses and any working capital loans owed to the Sponsor (or any officer or director of CAC) as of the Closing (including any Extension Payments made by the Sponsor) and the Company Note and (iii) in the event that, after the payment of (i) set forth above, there is cash remaining, the remaining cash will be maintained by Pubco or the Company to be used for working capital and general corporate purposes of Pubco and the Company. Notwithstanding the foregoing, CAC’s Transaction Expenses and other Liabilities incurred by CAC prior to the Closing, as described in the foregoing clause (ii), whether incurred prior to, on or after the Signing Date and whether paid or payable in cash or newly issued securities of Pubco, CAC or the Company, including the Sponsor’s portion of any Extension Payments, but excluding any placement agent fees for any Transaction Financing (the “CAC Expenses”), shall not exceed at total of $1.6 million (the “CAC Expense Cap”). In the event that the CAC Expenses as set forth in the Closing Statement are in excess of the CAC Expense Cap, the Sponsor will (pursuant to the Sponsor Support Agreement), at the Sponsor’s election, either pay such excess amounts in cash at the Closing or forfeit a number of Founder Shares worth such excess amount (with the Founder Shares valued for such purposes at Five U.S. Dollars ($5.00) per share). Notwithstanding anything to the contrary contained in this Agreement or in the Sponsor Support Agreement, upon the final mutual agreement of the Closing Statement by CAC and the Company in accordance with Section 3.2, the Sponsor will have no further obligations or Liabilities (or rights) after the Closing with respect to CAC Expenses in excess of the CAC Expense Cap, except for Fraud Claims against CAC or the Sponsor.

(b) In the event that prior to Closing CAC exhausts its working capital as of the Signing Date, the Company shall provide loans to CAC to cover its reasonable and documented out-of-pocket costs and expenses incurred in connection with the Business Combination (including costs and expenses related to Transaction Financing or incurred to satisfy the minimum Nasdaq round lot requirements, but excluding the 50% portion of the Extension Payments for which the Company is responsible), subject to an aggregate cap of $900,000. Any such loans shall be evidenced by a promissory note (the “Company Note”) with terms and conditions substantially consistent with those of the note to be issued to the Sponsor for working capital loans as described in the IPO Prospectus (and in any event on terms and conditions no worse than any promissory notes issued to the Sponsor prior to the date of such Company Note), and the Company Note shall be for the benefit of the Seller; provided, that the Company Note will (i) require all obligations of CAC thereunder to also become immediately due and payable upon termination of this Agreement for any reason other than by CAC pursuant to Section 10.1(e), and (ii) provide that in the event of a termination of this Agreement by CAC pursuant to Section 10.1(e), the obligations under the Company Note shall be satisfied by CAC upon the consummation of a Business Combination by CAC with a Person other than the Company or its Affiliates by either, at the sole election of CAC, repayment in cash or delivery of common or ordinary shares of the post-closing public company at a price per share equal to the lesser of (x) Five U.S. Dollars ($5.00) and (y) fifty percent (50%) of the per share value attributed to the post-closing public company common or ordinary shares issued to target company equity holders in such Business Combination. For the avoidance of doubt, if the Closing occurs, the proceeds of the Company Note shall be payable at the Closing to the Seller, who shall receive either cash or additional Pubco Ordinary Shares at the Closing, as determined by the Seller.

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8.17 Redemptions; Transaction Financing.

(a) During the Interim Period, CAC will use its commercially reasonable efforts to minimize the amount of funds in the Trust Account that are redeemed by Public Shareholders in any Redemption, subject to Section 8.19.

(b) Without limiting anything to the contrary contained in this Agreement, during the Interim Period, CAC, the Company and Pubco shall use their commercially reasonable efforts to seek and enter into financing agreements (“Financing Agreements”) for an aggregate of at least $10 million in proceeds on such terms and structuring, and using such strategy, placement agents and approach, as CAC and the Company shall mutually agree (collectively, the “Transaction Financing”), and CAC, the Company and Pubco shall, and shall cause their respective Representatives to, reasonably cooperate with the others in connection with such Financing Agreements. The Transaction Financing may be structured as common equity, convertible preferred equity, convertible debt, non-redemption or backstop arrangements with respect to the Trust Account and/or other sources of cash proceeds to be received at or prior to the Closing, in each case, whether such investment is into CAC, the Company or Pubco.

(c) Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company and CAC, and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company, Pubco or CAC, during the Interim Period CAC, the Company and Pubco shall not (i) reduce the committed investment amount to be received by CAC, Pubco or the Company under any Financing Agreement or reduce or impair the rights of CAC, the Company or Pubco under any Financing Agreement or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). CAC, Pubco and the Company shall use their reasonable best efforts to consummate the Transaction Financing in accordance with the Financing Agreements.

8.18 Nasdaq Listing. CAC, Pubco and the Company shall use their respective reasonable best efforts to cause, as promptly as practicable after the Signing Date, but in no event later than the Closing Date: (a) Pubco’s initial listing application with either the Nasdaq Global Market or the Nasdaq Capital Market, as elected by the Company (the “Applicable Nasdaq Market”) in connection with the Transactions to have been approved; (b) Pubco to satisfy all applicable initial and continuing listing requirements of the Applicable Nasdaq Market (provided, that, without limiting the obligations of Pubco, the Company and the Seller with respect to the Seller Distribution, CAC, Pubco and the Company shall use their reasonable best efforts to and take all reasonable actions necessary to ensure that Pubco has a sufficient number of shareholders to meet the initial listing requirements of the Applicable Nasdaq Market and any costs or expenses incurred to comply with this exchange requirement shall be for the account of the CAC and shall be a CAC Expense); and (c) Pubco Ordinary Shares to have been approved for listing on the Applicable Nasdaq Market, subject to official notice of issuance. For the avoidance of doubt, the provisions of this Section 8.18 shall not affect the rights of the Seller to make the Seller Distribution in its sole discretion, and in such amounts (up to a maximum of ten percent (10%) of the total Exchange Shares) as determined by the Seller in its sole discretion.

8.19 CAC Extensions.

(a) CAC agrees that at the written request of the Company provided to CAC at any time on or after November 24, 2025 (or at the election of CAC at any time), CAC will prepare and file with the SEC as promptly as practicable thereafter a preliminary proxy statement of CAC (as such filing is amended or supplemented, the “Extension Proxy Statement”) for the purposes of, among other matters, (i) soliciting proxies from CAC’s shareholders to obtain the requisite approval for the amendment of the CAC Charter to extend CAC’s current deadline for consummating a Business Combination of January 22, 2026 for six (6) monthly automatic one month extensions at CAC’s election (without further approval by CAC’s shareholders) by paying a certain mutually agreed upon amount to the Trust Account, with the last monthly extension ending July 22, 2026 (the “Extended Deadline Date” and such extension, the “Initial CAC Extension”), to be voted on at an extraordinary meeting of the holders of CAC Ordinary Shares to be called and held for such purpose (the “Extension Meeting”), and (ii) providing the holders of CAC Ordinary Shares with the opportunity to redeem their respective CAC Ordinary Shares in connection with such proxy solicitation in accordance with the CAC Charter (the “Extension Redemption” and each of the Closing Redemption and the Extension Redemption, a “Redemption”). In connection with the preparation of the Extension Proxy Statement, the

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Company and CAC will discuss in good faith and agree on the amount of any payments that should be made by CAC to the Trust Account to incentivize Public Shareholders not to redeem their CAC Ordinary Shares in connection with the Extension Redemption, including the amount payable for each monthly extension (the “Extension Payments”); provided, that the amount of the Extension Payments will not be less than the amount that such parties determine in good faith are reasonably necessary to avoid redemptions in the Extension Redemption being significant enough to cause CAC Ordinary Shares to be delisted from Nasdaq. Each of the Company and the Sponsor (in accordance with the Sponsor Support Agreement) will pay and be responsible for fifty percent (50%) of the Extension Payments and will make such payments to the Trust Account at least two (2) Business Days prior to the date that such payments are due, which payments will each be deemed to be working capital loans to CAC (with such loans by the Company being included in the Company Note). For the avoidance of doubt, upon the termination of this Agreement in accordance with Section 10.1, the Company will have no further obligation to pay any Extension Payments. Unless otherwise agreed in writing by the Company, CAC will exercise all monthly automatic extensions of its deadline to consummate a Business Combination and the Sponsor and the Company will fund the Extension Payments for such automatic extensions in accordance with this Section 8.19(a). Unless otherwise approved in writing by the Company, CAC will cause the Extension Proxy Statement to be sent to CAC’s shareholders as soon as practicable following its approval by the SEC, for the purposes of holding the Extension Meeting as soon as practicable thereafter and soliciting the approval of the CAC’s shareholders in connection therewith (the approval of such matter by CAC’s shareholders at the Extension Meeting or any postponement or adjournment thereof shall be referred to as the “Extension Approval”). CAC shall ensure that the information provided by it and incorporated into the Extension Proxy Statement does not, as of the date on which it is distributed to the holders of CAC Ordinary Shares, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. CAC shall include in the Extension Proxy Statement the recommendation of its board of directors that the holders of CAC Ordinary Shares vote in favor of the amendment of the CAC Charter to extend the deadline for CAC to consummate a Business Combination, and shall act in good faith and use its best efforts to obtain the Extension Approval on or prior to January 22, 2026. In connection with the Extension Meeting, CAC will use its reasonable efforts to minimize the amount of funds in the Trust Account that are redeemed by Public Shareholders in the Extension Redemption, and will use, and cooperate with the Sponsor’s efforts to use in accordance with the Insider Letter Amendment, customary measures to minimize such redemptions. CAC shall promptly furnish to the Company copies of any notices or other communications and correspondence received by CAC or its Affiliates from any Governmental Authority, including the SEC, with respect to or otherwise relating to the Extension Proxy Statement, the Extension Meeting and the Extension Approval. CAC shall use its reasonable efforts to (i) cause the Extension Proxy Statement, when filed with the SEC, to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, and (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Extension Proxy Statement. If the Extension Approval is obtained, CAC shall cause the CAC Charter to be amended in accordance with the Extension Proxy Statement as promptly as practicable thereafter (and in any event on or prior to January 22, 2026). The Company agrees to, and to cause its Representatives to, reasonably cooperate with CAC in its efforts to obtain the Initial Extension.

(b) If the Closing has not occurred on or prior to the date that is sixty (60) days prior to the Extended Deadline Date, promptly after such date CAC and the Company will discuss in good faith whether the Extended Deadline Date should be further extended by CAC. In the event that they both agree to further extend the Extended Deadline Date, the Parties will follow the same process as set forth in Section 8.19(a) and extend CAC’s deadline for consummating a Business Combination to a subsequent deadline agreed by the parties (with such subsequent deadline thereafter being considered the Extended Deadline Date for such purposes); provided that in the event that the Company does not agree with CAC to further extend the Extended Deadline Date to a mutually agreeable date, CAC may still further amend its deadline for consummating a Business Combination, but the Company will not have any obligations to fund any Extension Payments, or otherwise be responsible for, any such extension. Any such extension under this Section 8.19(b) is referred to herein as the “Additional CAC Extension” and any of the Initial CAC Extension or the Additional CAC Extension, a “CAC Extension”.

8.20 Seller Distribution. The Parties acknowledge and agree that immediately after the consummation of the Merger, Seller may, in its sole discretion, consummate the Seller Distribution pursuant to which the Seller will distribute to the Parent Shareholders a number of Pubco Ordinary Shares equal to up to ten percent (10%) (such percentage to be determined by the Seller in its sole discretion prior to the Registration Statement Effective Date) of the total Exchange Shares, and CAC will, and will cause its Representatives to, reasonably cooperate with the Seller

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Distribution. In order to receive their Pubco Ordinary Shares in the Seller Distribution, Parent Shareholders that as of immediately after the Closing will be officers and directors of Pubco or hold five percent (5%) or more of issued and outstanding Pubco Shares will need to execute and deliver to Parent and CAC a lock-up agreement in substantially the form of the Lock-Up Agreement as a condition to participating in the Seller Distribution; provided that the failure of any such Parent Shareholder to execute and deliver such lock-up agreement will not affect the distribution of Pubco Ordinary Shares to other Parent Shareholders in the Seller Distribution.

8.21 Tax Matters.

(a) The Parties shall use their respective reasonable best efforts to cause the Share Exchange and the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede such transactions from qualifying, for the Intended Tax Treatment. Each Party hereby represents and warrants to the other Parties that such Party does not have Knowledge of any fact or circumstance, and has not taken any action, that would be reasonably expected to cause the Share Exchange or the Merger to fail to qualify for the Intended Tax Treatment, and hereby covenants and agrees that it will not take any action that would be reasonably expected to cause the Share Exchange or the Merger to fail to qualify for the Intended Tax Treatment.

(b) Each of the Parties and their respective Affiliates shall file all Tax Returns consistent with the Intended Tax Treatment (including attaching a transferor statement or a transferee statement to its tax return as may be required pursuant to Treasury Regulation Section 1.351-3), and shall take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless otherwise required by a “determination” within the meaning of Section 1313(a)(1) or (2) of the Code (or similar provision for state or local income Tax purposes).

(c) Notwithstanding anything to the contrary contained herein, all Transfer Taxes shall be paid by Pubco. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documents. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(d) In the event the SEC requires a tax opinion regarding the Intended Tax Treatment as applicable to the CAC Security holders, CAC will use its commercially reasonable efforts to cause its tax adviser to deliver such tax opinion to CAC. Each Party shall use commercially reasonable efforts to execute and deliver customary Tax representation letters to the tax advisor preparing such opinion in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion regarding the tax consequences to the Seller of the Share Exchange, including without limitation whether the Intended Tax Treatment applies to the Seller.

(e) Within one hundred twenty (120) days after the end of each taxable year of Pubco ending from and after the Closing for which Pubco reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), Pubco shall (i) determine its status as a PFIC, (ii) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (iii) make such PFIC status determinations available to the shareholders of Pubco. If Pubco determines that it (or any of its Non-U.S. Subsidiaries) was, or could reasonably be deemed to have been, a PFIC in such taxable year, Pubco shall use commercially reasonable efforts to provide the statements and information (including a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Pubco shareholders and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to Pubco or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 8.21(e), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of (x) two (2) years after the end of Pubco’s first taxable year ending after the Closing or (y) such time as Pubco has reasonably determined that it is not a PFIC for three (3) consecutive taxable years.

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ARTICLE IX
CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and CAC of the following conditions:

(a) Required CAC Shareholder Approval. The Shareholder Approval Matters that are submitted to the vote of the shareholders of CAC at the CAC Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the Required CAC Shareholder Approval.

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws set forth in Schedule 9.1(b) shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from any Governmental Authority in order to consummate the Transactions that are set forth in Schedule 9.1(c) shall have been obtained or made.

(d) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(e) Pubco M&A Amendment. At or prior to the Closing, Pubco shall have amended and restated the memorandum and articles of association of Pubco in a form reasonably acceptable to CAC and the Company (the “Amended Pubco M&A”).

(f) Foreign Private Issuer Status. Each of the Company and CAC shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

(g) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(h) Nasdaq Listing. The Pubco Ordinary Shares to be issued pursuant to this Agreement shall have been approved for listing on the Applicable Nasdaq Market, subject only to the official notice of issuance, and, as of immediately following the Closing, Pubco shall satisfy any applicable initial and continuing listing requirements of Nasdaq and Pubco shall not have received any notice of non-compliance therewith.

(i) No Action. There shall not be any pending Action brought by a third party that is not an Affiliate of the Parties to enjoin or otherwise prevent the consummation of the Closing.

9.2 Conditions to Obligations of the Company Entities and the Seller. In addition to the conditions specified in Section 9.1, the obligations of the Company Entities and the Seller to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Pubco) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of CAC set forth in this Agreement and in any certificate delivered by or on behalf of CAC pursuant hereto shall be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date) and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, CAC.

(b) Agreements and Covenants. CAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to CAC since the Signing Date which is continuing and uncured.

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(d) Certain Ancillary Documents. The Sponsor Support Agreement and the Insider Letter Amendment shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Lock-Up Agreement. The Lock-Up Agreement with the Seller shall be in full force and effect in accordance with the terms thereof as of the Closing.

(f) Appointment to the Board. The Post-Closing Board of Directors shall have been elected or appointed as of the Closing consistent with the requirements of Section 8.14.

(g) Closing Deliveries.

(i) Officer Certificate. CAC shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by an executive officer of CAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c) with respect to CAC.

(ii) Secretary Certificate. CAC shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of CAC’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of CAC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions, (C) evidence that the Required CAC Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which CAC is or is required to be a party or otherwise bound.

(iii) Good Standing. CAC shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for CAC certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of CAC’s jurisdiction of organization to the extent that good standing certificates or similar documents are generally available in such jurisdiction.

(iv) Amended Registration Rights Agreement Amendment. The Company and Pubco shall have received a copy of the Amended Registration Rights Agreement, in substantially the form attached as Exhibit B hereto, duly executed by CAC, the holders of a majority of the “Registrable Securities” pursuant to the Founder Registration Rights Agreement and by the Pubco Insiders.

(v) Employment Agreements. The Company and Pubco shall have received employment agreements, in each case effective as of the Closing, in form and substance acceptable to CAC and the Company, between each of the persons set forth on Schedule 9.2(g)(v) hereto and Pubco or a Target Company, as noted in Schedule 9.2(g)(v), each such employment agreement duly executed by the parties thereto.

9.3 Conditions to Obligations of CAC. In addition to the conditions specified in Section 9.1, the obligations of CAC to consummate the Transactions are subject to the satisfaction or written waiver (by CAC) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company Entities and the Seller set forth in this Agreement and in any certificate delivered by or on behalf of the Company Entities or the Seller pursuant hereto shall be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date) and any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company Entities or the Seller, as applicable.

(b) Agreements and Covenants. The Company Entities and the Seller shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Pubco since the Signing Date which is continuing and uncured.

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(d) Lock-Up Agreement. The Lock-Up Agreement with the Seller shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificate. CAC shall have received a certificate from the each of Pubco and the Company, dated as the Closing Date, signed by an executive officer of such Party in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c), as applicable to each Party.

(ii) Secretary Certificates. The Company and Pubco shall each have delivered to CAC a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors, authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions and (C) the certificate of incumbency of its directors or officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to CAC good standing certificates (or similar documents applicable for such jurisdictions) for each Company Entity certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company Entity’s jurisdiction of organization, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Amended Registration Rights Agreement. CAC shall have received a copy of the Amended Registration Rights Agreement, in substantially the form attached as Exhibit B hereto, duly executed by Pubco.

9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE X
TERMINATION AND EXPENSES

10.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of CAC and the Company;

(b) by written notice by CAC to the Company, or by the Company to CAC, if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived on or prior to July 22, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by CAC to the Company, or by the Company to CAC if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to CAC, if (i) there has been a breach by CAC of any of CAC’s representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of CAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (provided that for purposes of this Section 10.1(d), any reference to the Closing Date in, or any applicability of the Closing Date to, any such representations, covenants or agreements shall be deemed a reference to the Signing Date or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii)), and (ii) the breach or inaccuracy is incapable

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of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to CAC by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company Entities or the Seller is in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 9.3(a) or Section 9.3(b) (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach) from being satisfied;

(e) by written notice by CAC to the Company, if (i) there has been a breach by the Company Entities or the Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (provided that for purposes of this Section 10.1(e), any reference to the Closing Date in, or any applicability of the Closing Date to, any such representations, covenants or agreements shall be deemed a reference to the Signing Date or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii)), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Company by CAC or (B) the Outside Date; provided, that CAC shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time CAC is in material uncured breach of this Agreement; which would result in a failure of any condition set forth in Section 9.2(a) or Section 9.2(b) (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach) from being satisfied; or

(f) by written notice by the Company to CAC if the CAC Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, CAC’s shareholders have duly voted, and the Required CAC Shareholder Approval was not obtained.

10.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 8.12, 8.13, 10.3, 10.4, 11.1, Article XII and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1). Without limiting the foregoing, and except as provided in Section 10.3 and this Section 10.2 (but subject to Section 11.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.7), the Parties’ sole right with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1. For the avoidance of doubt, the termination of this Agreement for any reason will not affect the rights of the Company or the obligations of CAC under the Company Note, except to the extent expressly set forth therein.

10.3 Fees and Expenses. Subject to Sections 10.2, 10.4 and 11.1, unless otherwise provided for in this Agreement, all Transaction Expenses incurred in connection with this Agreement and the Transactions, including any Transaction Financing, shall be paid by the Party incurring such expenses.

10.4 Termination Fee. Notwithstanding Section 10.3 above, in the event that there is a valid and effective termination of this Agreement (i) by CAC pursuant to Section 10.1(d), then the Company shall pay to CAC a termination fee (the “Company Termination Fee”), or (ii) by the Company pursuant to Section 10.1(e), then CAC shall, subject to Section 11.1, pay to the Company a termination fee (the “CAC Termination Fee” and either of the CAC Termination Fee or the Company Termination Fee, a “Termination Fee”), equal to the amount of the reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of (A) in the case of (i) above, CAC and (B) in the case of (ii) above, the Company, the Seller or the Company Entities, in each instance in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the Ancillary Documents or the Transactions, including any related SEC filings, the Registration Statement and any Transaction Financing through the date of such termination, including legal, accounting and other third-party fees, in either instance, up to an aggregate maximum amount of Seven Hundred Thousand Dollars ($700,000). The Termination Fee shall be

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paid by wire transfer of immediately available funds to an account designated in writing by the terminating Party within five (5) Business Days after the terminating Party delivers to the other Party the amount of such costs and expenses, along with reasonable documentation in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the terminating Party would otherwise be entitled to assert against the other Parties or any of their respective Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement, the Ancillary Documents and the Transactions and shall constitute the sole and exclusive remedy available to the terminating Party, provided, that the foregoing shall not limit (x) any Party from Liability for any Fraud Claim relating to events occurring prior to termination of this Agreement, (y) the rights of the Company or the obligations of CAC under the Company Note (except to the extent expressly set forth therein) or (z) the rights of a Party to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

ARTICLE XI
TRUST WAIVER

11.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company Entities and the Seller understands that CAC has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by CAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of CAC’s public shareholders (including overallotment shares acquired by CAC’s underwriters) (the “Public Shareholders”) and that CAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their CAC Ordinary Shares (or Pubco Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to CAC’s Organizational documents to extend CAC’s deadline to consummate a Business Combination, (b) to the Public Shareholders if CAC fails to consummate a Business Combination by January 22, 2026, subject to further extension by amendment to CAC’s Organizational Documents in connection with any CAC Extension, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 for dissolution expenses, and (d) to CAC after or concurrently with the consummation of a Business Combination, in each case, subject to the Trust Agreement. For and in consideration of CAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company Entities and the Seller hereby agrees on behalf of itself and its Subsidiaries that, notwithstanding anything to the contrary in this Agreement, none of the Company Entities or the Seller nor any of their respective Subsidiaries do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom made to Public Shareholders (“Public Distributions”), or make any claim against the Trust Account (including any Public Distributions), in any case, in based upon, related to or in connection with this Agreement or the Transactions, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company Entities and the Seller, on behalf of itself and its Subsidiaries, hereby irrevocably waives any Released Claims that any such Party or any of its Subsidiaries may have against the Trust Account (including any Public Distributions) now or in the future and will not seek recourse against the Trust Account (including any Public Distributions) for any Released Claims. Notwithstanding anything herein to the contrary in this Section 11.1, but otherwise subject to the terms of this Agreement, (A) the Company Entities or the Seller or any of their respective Subsidiaries may commence any Action upon, in connection with, relating to or arising out of any matter relating to CAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against CAC or its Representatives, against assets or funds held outside of the Trust Account (including any funds released from the Trust Account and assets that are acquired with such funds other than the Public Distributions); provided that such claim shall not permit such Party or any of its Subsidiaries (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account or any amounts contained therein or Public Distributions, and (B) nothing in this Section 11.1 shall limit or prohibit the Company Entities, the Seller or any of their respective Subsidiaries from pursuing a claim against CAC for specific performance or other equitable relief. This Section 11.1 shall survive termination of this Agreement for any reason.

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ARTICLE XII
MISCELLANEOUS

12.1 No Survival. All representations and warranties of the Parties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the Signing Date), shall terminate at, and not survive, the Closing and no claim (including any Fraud Claim) for indemnification or breach of contract may be made with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are contemplated to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

12.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to CAC at or prior to the Closing, to:

Columbus Acquisition Corp
14 Prudential Tower
Singapore 049712
Attn: Fen “Eric” Zhang, Chief Executive Officer
Telephone No.: (949) 899-1827
Email: eric.zhang@hercules.global

with a copy (which will not constitute notice) to: Loeb and Loeb LLP 345 Park Ave New York, NY 10154 Attn: Ted Paraskevas Telephone No: (212) 407-4971 Email: tparaskevas@loeb.com
If to the Company at or prior to the Closing, to: WISeSat.Space Corp. General-Guisan-Strasse 6 CH-6300 Zug Switzerland Attn: David Briffod Telephone No.: +41 78 323 9913 Email: dbriffod@wisekey.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, U.S.A.
Attn: Barry I. Grossman, Esq.

Matthew A. Gray, Esq.

Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

mgray@egsllp.com

If to Pubco or Merger Sub at or prior to the Closing, to:

WISeSat.Space Holdings Corp.
General-Guisan-Strasse 6
CH-6300 Zug Switzerland
Attn: David Briffod
Telephone No.: +41 78 323 9913
Email: dbriffod@wisekey.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, U.S.A.
Attn: Barry I. Grossman, Esq. and

Matthew A. Gray, Esq.

Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

mgray@egsllp.com

If to the Seller, to: WISeKey International Holding Ltd. General-Guisan-Strasse 6 CH-6300 Zug, Switzerland Attn: David Briffod Telephone No.: +41 78 323 9913 Email: dbriffod@wisekey.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, U.S.A.
Attn: Barry I. Grossman, Esq.

Matthew A. Gray, Esq.

Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

mgray@egsllp.com

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If to Pubco, CAC or the Company after the Closing, to: WISeSat.Space Holdings Corp. General-Guisan-Strasse 6 CH-6300 Zug, Switzerland Attn: Telephone No.: Email:

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, U.S.A.
Attn: Barry I. Grossman, Esq.

Matthew A. Gray, Esq.

Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

mgray@egsllp.com

12.3 Binding Effect; Assignment. Subject to Section 12.4, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the Transactions, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of Pubco, the Company and CAC and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

12.4 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 8.15, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement with respect to such provisions, nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party. For the avoidance of doubt, no shareholder of Pubco after the Closing (in his, her or its capacity as such) is a third party beneficiary of this Agreement or shall have any rights hereunder.

12.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the state and federal courts located in New York County, New York (or in any appellate court therefrom) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.1. Nothing in this Section 12.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

12.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6. Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this

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waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

12.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

12.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by CAC, Pubco, the Company and the Seller.

12.10 Waiver. Each of CAC, Pubco and the Company on behalf of itself and its Affiliates, and the Seller on its behalf, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

12.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein, including that certain Letter Agreement, dated May 14, 2024 between the Company and CAC.

12.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the

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words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (j) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (k) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (l) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to CAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of CAC and its Representatives and CAC and its Representatives have been given access to the electronic folders containing such information, or such information or documentation was made available or otherwise provided to CAC, its Affiliates or any of their Representatives in-person or by email.

12.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, manager, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

ARTICLE XIII
DEFINITIONS

13.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, complaint, arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of CAC prior to the Effective Time (and for a period of three (3) months thereafter).

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“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Lock-Up Agreement, the Amended Registration Rights Agreement, the Insider Letter Amendment, the Sponsor Support Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including the Plan of Merger, the Amended Pubco M&A and the Amended CAC M&A.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or Switzerland are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York or Switzerland are generally open for use by customers on such day.

“BVI Act” means the British Virgin Islands Business Companies Act (Revised Edition 2020)

“CAC Board” means the Board of Directors of CAC.

“CAC Charter” means the First Amended and Restated Memorandum and Articles of Association; provided, that references herein to the CAC Charter for periods after the Effective Time includes the amended and restated memorandum and articles of association of the Surviving Company.

“CAC Confidential Information” means all confidential or proprietary documents and information concerning CAC or any of its Representatives; provided, however, that CAC Confidential Information shall not include any information which, (i) at the time of disclosure by the Company Entities, the Seller or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by CAC or its Representatives to by the Company Entities, the Seller or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such CAC Confidential Information.

“CAC Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of CAC.

“CAC Preference Shares” means the preference shares, par value $0.0001 per share, of CAC.

“CAC Private Shares” means CAC Ordinary Shares included as part of CAC Private Units or CAC Working Capital Units.

“CAC Private Units” means the units issued by CAC in a private placement transaction simultaneously with the IPO consisting of one (1) CAC Ordinary Share and one (1) CAC Right.

“CAC Public Units” means the units issued in the IPO (including overallotment units acquired by CAC’s underwriter) consisting of one (1) CAC Ordinary Share and one (1) CAC Right.

“CAC Rights” means one right that was included as part of each CAC Unit entitling the holder thereof to receive one-seventh (1/7th) of one CAC Ordinary Share upon the consummation by CAC of its Business Combination.

“CAC Securities” means the CAC Units, the CAC Ordinary Shares and the CAC Rights, collectively.

“CAC Units” means the CAC Public Units, the CAC Private Units and the CAC Working Capital Units.

Annex A-57

“CAC Working Capital Units” means the units into which working capital loans extended to CAC by the Sponsor or affiliates of the Sponsor or certain of the Company’s officers or directors may be convertible.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Class F Shares” means the Class F ordinary shares, no par value, of the Company, which Company Class F Shares in the aggregate are entitled to 49.9% of the total vote on any matter voted on by the holders Company Shares and which Company Class F Shares will automatically convert into Company Ordinary Shares upon certain transfers in accordance with the Company Organizational Documents.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company Entities, the Target Companies or the Seller or any of their respective Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by CAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by any of the Company Entities, the Seller or their respective Representatives to CAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares of the Company.

“Company Ordinary Shares” means the ordinary shares, no par value, of the Company, each of which is entitled to one (1) vote per share.

“Company Organizational Documents” means the Articles of Association of the Company, as amended.

“Company Securities” means, collectively, the Company Shares and the Company Convertible Securities.

“Company Shareholders” means the holders of Company Shares.

“Company Shares” means, collectively, the Company Ordinary Shares and the Company Class F Shares.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, manager, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.
Annex A-58

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in effect on or prior to the Signing Date any way relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of January 22, 2025, by and among CAC, Sponsor and the other “Holders” named therein.

“Founder Shares” means an aggregate of 1,500,000 CAC Ordinary Shares which were issued to the initial shareholders of CAC in a private placement transaction prior to the IPO.

“Fraud Claim” means any claim based on actual and intentional fraud with respect to this Agreement or the Transactions.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Government Contract” means, with respect to any Person, any prime contract, subcontract, grant, other transaction agreement, cooperative agreement, funding agreement, facility contract, basic ordering agreement, pricing agreement or letter contract, as modified by binding modifications or change orders, between such Person and (a) any Governmental Authority, (b) any prime contractor of any Governmental Authority or (c) any subcontractor with respect to any Contract of a type described in clauses (a) or (b) above. For the avoidance of doubt, a task, purchase or delivery order under a Government Contract or any amendment, supplement or modification to a Government Contract shall not constitute a separate Government Contract for purposes of this definition but shall be part of the Government Contract to which it relates.

Annex A-59

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter Agreement” means that certain letter agreement, dated as of January 22, 2025, by and among CAC, its officers and directors and the Sponsor.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, intellectual property rights in Software and other intellectual property.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of CAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of CAC, dated as of January 22, 2025, and filed with the SEC on January 24, 2025 (File Nos. 333-283278).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of each of Alexander Kose Mozer and Xiaoming Chen, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign (as to the U.S.) or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (on voting, sale, transfer, disposition), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

Annex A-60

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Transactions; provided, however, that any fact, event, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws or GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, epidemic, terrorism, war (whether or not declared), natural disaster or pandemic; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to CAC, the consummation and effects of any Redemption; (vii) the announcement or the existence of, express compliance with or performance under, this Agreement or the Transactions; (viii) any action not otherwise required by this Agreement or the Ancillary Documents or applicable Law that is taken at the express written request of CAC and in accordance with such instructions; or (ix) any changes after the Signing Date in applicable Law, excluding GAAP or any other accounting principles (or authoritative interpretations thereof); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iv) and (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

“Merger Shares” means the Pubco Shares issued or to be issued pursuant to the closing of the Merger as set forth in Article I.

“Merger Sub Ordinary Shares” means the Ordinary Shares, par value $0.01 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Stock Market LLC, and includes either the Nasdaq Global Market or the Nasdaq Capital Market, as applicable to the relevant listing.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation or formation and bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, and patent applications (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto, (c) encumbrances

Annex A-61

and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Target Companies’ use or occupancy of such real property for the operation of their business, (d) other Liens imposed by operation of Law or arising in the ordinary course of business for amounts which are not due and payable or as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (e) Liens incurred or deposits made in the ordinary course of business in connection with social security, (f) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, including statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, (g) licenses of Intellectual Property in the ordinary course of business, (h) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; or (i) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pubco Class F Shares” means class F ordinary shares, no par value, of Pubco, which Pubco Class F Shares in the aggregate are entitled to 49.99% of the total vote on any matter voted on by the holders of Pubco Shares. For more information about Pubco Class F Shares, see “Description of Pubco’s Securities.”

“Pubco Fully-Diluted Shares” means, as of the time of determination at any time after the Closing, the aggregate number of Pubco Ordinary Shares on a fully-diluted basis (treating Pubco Class F Shares on an as-converted to Pubco Ordinary Share basis), including any options, warrants or rights to subscribe for or purchase any Pubco Ordinary Shares or securities directly or indirectly convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, directly or indirectly, any Pubco Ordinary Shares (including any such securities that are out-of-the-money or not immediately exercisable, awards reserved under the Pubco Equity Plan and shares reserved for the Pubco ESPP).

“Pubco Insider” means a holder of Company Shares who (i) will become a director, executive officer or Affiliate of Pubco upon the Closing or (ii) will, immediately after the Closing, own in the aggregate at least ten percent (10%) of the issued and outstanding Pubco Shares.

“Pubco Ordinary Shares” means ordinary shares, no par value, of Pubco, each of which is entitled to (1) vote per share.

“Pubco Shares” means, collectively, Pubco Ordinary Shares and Pubco Class F Shares.

“Registration Statement Effective Date” means the date that the Registration Statement shall have become effective.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Remedial Action” means all actions required by Environmental Law to (i) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required CAC Shareholder Approval” means the approval of the Shareholder Approval Matters by holders of the issued and outstanding CAC Ordinary Shares in accordance with the Organizational Documents of CAC.

Annex A-62

“Rights Agreement” means the Rights Agreement, dated as of January 22, 2025, by and between CAC and Continental Stock Transfer & Trust Company.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code and object code.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Hercules Capital Management VII Corp, a British Virgin Islands company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Control Laws” means all applicable statutory and regulatory requirements of the United States, European Union and the United Kingdom, and other jurisdictions to which the Target Companies’ activities are subject, relating to export controls (including the Export Administration Regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security and the International Traffic in Arms Regulations administered by the U.S. Department of State’s Directorate of Defense Trade Controls, Regulation (EU) 2021/821 of the European Parliament and the Council of 20 May 2021 setting up a Union regime for the control of exports, brokering, technical assistance, transit and transfer of dual-use items (recast), economic and financial sanctions (including economic and financial sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or by the relevant authorities in the European Union and its Member States, and the United Kingdom), and trade embargoes, boycotts and anti-boycotts, imports of goods and payment of custom duties as applied by the relevant agencies in the various jurisdictions.

Annex A-63

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential and protected by applicable Law.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which the Trading Market is open for trading and Pubco Shares are available to trade on the Trading Market.

“Trading Market” means from and after the Closing, at any particular time of determination, the principal securities exchange or securities market on which the Pubco Shares are then traded.

“Transaction Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement, including in connection with any Transaction Financing. With respect to CAC, Transaction Expenses also shall include (without duplication) any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, the costs of the premiums for the D&O Tail Insurance, the costs of obtaining the Fairness Opinion and any costs incurred in order to satisfy the minimum Nasdaq round lot requirements. Any (i) sales, use, real property transfer, stamp, share transfer or other similar transfer Taxes imposed on CAC, Pubco, Merger Sub or a Target Company in connection with the Transactions and (ii) SEC filing fees or registration fees, in each case, will be deemed to be Transaction Expenses split equally between the Company and CAC and each of the Company and CAC will be deemed to bear 50% of such Transaction Expenses.

“Trust Account” means the trust account established by CAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of January 22, 2025, by and between CAC and the Trustee, as amended prior to the Signing Date and as it may further be amended (including to accommodate the Merger).

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

13.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	8.6(a)
Additional CAC Extensions	8.19(b)
Agreement	Preamble
Alternative Transaction	8.6(a)
Audited Company Financials	6.7(a)
Amended CAC M&A	1.4
Amended Registration Rights Agreement	Recitals
Amended Pubco M&A	9.1(e)
Antitrust Laws	8.9(b)
Applicable Nasdaq Market	8.18
Balance Sheet Date	6.7(a)
Business Combination	11.1

Annex A-64

Term	Section
CAC	Preamble
CAC Director	8.14(a)
CAC Disclosure Schedules	Article IV
CAC Extension	8.19(b)
CAC Financials	4.6(b)
CAC Expense Cap	8.16(a)
CAC Expenses	8.16(a)
CAC Material Contract	4.13(a)
CAC Recommendation	4.2
CAC Shareholder Meeting	8.11(a)
CAC Termination Fee	10.4
Closing	3.1
Closing Date	3.1
Closing Filing	8.12(b)
Closing Press Release	8.12(b)
Closing Redemption	8.11(a)
Closing Statement	3.2
Company	Preamble
Company Benefit Plan	6.19(a)
Company Disclosure Schedules	Article VI
Company Entities	8.1(a)
Company Financials	6.7(a)
Company IP	6.13(c)
Company IP Licenses	6.13(a)
Company Material Contract	6.12(a)
Company Permits	6.10
Company Real Property Leases	6.15
Company Registered IP	6.13(a)
Company Termination Fee	10.4
D&O Indemnified Person	8.15(a)
D&O Tail Insurance	8.15(b)
Dissenting Shareholder	1.8
Dissenting Shares	1.8
Draft Financials	6.7(a)
Draft WISeSat Opco Audited Financials	6.7(a)
Draft WISeSat Opco Financials	6.7(a)
Draft WISeSat Opco Interim Financials	6.7(a)
Effective Time	1.2
EGS	3.1
Enforceability Exceptions	4.2
Environmental Permits	6.20(a)
Exchange Consideration	2.2
Exchange Shares	2.2
Excluded Shares	1.6(d)
Extended Deadline Date	8.19(a)
Extension Approval	8.19(a)
Extension Meeting	8.19(a)
Extension Payments	8.19(a)

Annex A-65

Term	Section
Extension Proxy Statement	8.19(a)
Extension Redemption	8.19(a)
Fairness Opinion	4.2
Federal Securities Laws	8.17
Financing Agreements	8.17
Initial CAC Extension	8.19(a)
Insider Letter Amendment	Recitals
Interim Company Financials	6.7(a)
Interim Period	8.1(a)
Joinder Agreement	8.2(c)
Lock-Up Agreement	Recitals
Merger	Recitals
Merger Sub	Preamble
New Seller	8.2(c)
Non-Recourse Parties	12.14
Non-U.S. Subsidiaries	8.21(e)
NTA Amendment	8.11(a)
OFAC	4.17(c)
Outside Date	10.1(b)
Parent Shareholders	Recitals
Party(ies)	Preamble
PFIC	8.21(e)
Plan of Merger	1.2
Post-Closing Pubco Board	8.14(a)
Pro Rata Share	2.2
Proxy Statement	8.15(a)
Pubco	Preamble
Pubco Equity Plan	8.11(a)
Pubco ESPP	8.11(a)
Public Certifications	4.6(a)
Public Distributions	11.1
Public Shareholders	11.1
Purchased Shares	2.1
Redeemed Shares	8.11(a)
Redemption	8.19(a)
Registrar	1.2
Registration Statement	8.11(a)
Related Person	6.21
Released Claims	11.1
Rule 144	7.7(b)
SEC Reports	4.6(a)
Seller	Preamble
Seller Distribution	Recitals
Share Exchange	Recitals
Signing SEC Reports	Article VI
Signing Date	Preamble
Signing Filing	8.12(b)
Signing Press Release	8.12(b)

Annex A-66

Term	Section
Specified Courts	12.5
Shareholder Approval Matters	8.16(b)
Sponsor Support Agreement	Recitals
Surviving Company	1.1
Termination Fee	10.4
Top Customers	6.23
Top Vendors	6.23
Transaction Financing	8.17
Transactions	Recitals
Unit Separation	1.6(a)
WISeSat Opco	Recitals

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Annex A-67

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

CAC:
COLUMBUS ACQUISITION CORP
By:	/s/ Fen Zhang
	Name:	Fen Zhang
	Title:	Chief Executive Officer
Pubco:
WISESAT.SPACE HOLDINGS CORP.
By:
Name:
Title:
Merger Sub:
WISESAT MERGER SUB CORP.
By:
Name:
Title:
The Company:
WISESAT.SPACE CORP.
By:
Name:
Title:
The Seller:
WISEKEY INTERNATIONAL HOLDING LTD.
By:
Name:
Title:

{Signature Page to Business Combination Agreement}

Annex A-68

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

CAC:
COLUMBUS ACQUISITION CORP
By:
	Name:	Fen Zhang
	Title:	Chief Executive Officer
Pubco:
WISESAT.SPACE HOLDINGS CORP.
By:	/s/ Carlos Moreira
Name:	Carlos Moreira
Title:	Director
Merger Sub:
WISESAT MERGER SUB CORP.
By:	/s/ Carlos Moreira
	Name:	Carlos Moreira
	Title:	Director
The Company:
WISESAT.SPACE CORP.
By:	/s/ Carlos Moreira
	Name:	Carlos Moreira
	Title:	Chief Executive Officer
By:	/s/ John O’Hara
	Name:	John O’Hara
	Title:	Chief Financial Officer
The Seller:
WISEKEY INTERNATIONAL HOLDING LTD.
By:	/s/ Carlos Moreira
	Name:	Carlos Moreira
	Title:	Chief Executive Officer
By:	/s/ John O’Hara
	Name:	John O’Hara
	Title:	Chief Financial Officer

Annex A-69

Annex A-1

Execution Version

FIRST AMENDMENT
TO THE
BUSINESS COMBINATION AGREEMENT

This First Amendment (this “First Amendment”) to the Business Combination Agreement, dated as of August 6, 2026, amends the Business Combination Agreement, dated as of November 9, 2025 (the “Original Agreement”, as amended pursuant to this First Amendment and as may be further amended, supplemented, modified and/or restated from time to time, the “Business Combination Agreement”), by and among (i) Columbus Acquisition Corp., a Cayman Islands exempted company (together with its successors, “CAC”), (ii) WISeSat.Space Holdings Corp., a British Virgin Islands business company (“Pubco”), (iii) WISeSat Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”), (iv) WISeSat.Space Corp., a British Virgin Islands business company (the “Company”), (v) WISeKey International Holding Ltd., a Swiss company (together with its successors, including after its anticipated domestication to the British Virgin Islands prior to the Closing, “WISeKey”) and (vi) SEALSQ Corp, a British Virgin Islands business company and an affiliate of WISeKey, which became a party to the Original Agreement as a “Seller” thereunder pursuant to a Joinder Agreement, dated as of December 12, 2025 (“SEALSQ”, and together with WISeKey, the “Sellers”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

RECITALS:

WHEREAS, Section 12.9 of the Business Combination Agreement sets forth that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by CAC, Pubco, the Company and the Sellers; and

WHEREAS, the parties desire to amend the Original Agreement to extend the Outside Date.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the parties, intending to be legally bound, do hereby acknowledge and agree as follows:

1.           Amendment to the Original Agreement.

(a)         Section 10.1(b) of the Original Agreement is hereby deleted in its entirety and replaced by the following:

“(b)       by written notice by CAC to the Company, or by the Company to CAC, if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived on or prior to October 31, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date;”.

2.           Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any Party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein

Annex A-1-1

or therein, constitute the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersede all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 12.1 through 12.10 and Sections 12.12 through 12.14 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex A-1-2

IN WITNESS WHEREOF, each Party hereto has caused this First Amendment to be signed and delivered by its respective duly authorized officer as of the date first written above.

CAC:

COLUMBUS ACQUISITION CORP.
By:	/s/ Fen Zhang
Name:	Fen Zhang
Title:	Chief Executive Officer

{Signature Page to First Amendment to Business Combination Agreement}

Annex A-1-3

IN WITNESS WHEREOF, each Party hereto has caused this First Amendment to be signed and delivered by its respective duly authorized officer as of the date first written above.

Pubco:

WISESAT.SPACE HOLDINGS CORP.
By:	/s/ Carlos Moreira
Name:	Carlos Moreira
Title:	Director

The Company:

WISESAT.SPACE CORP.
By:	/s/ Carlos Moreira
Name:	Carlos Moreira
Title:	Chief Executive Officer
By:	/s/ Gwenael rouy-Poirier
Name:	Gwenael Rouy-Poirier
Title:	Chief Financial Officer

The Sellers:

WISEKEY INTERNATIONAL HOLDING LTD.
By:	/s/ Carlos Moreira
Name:	Carlos Moreira
Title:	Chief Executive Officer
By:	/s/ John O’Hara
Name:	John O’Hara
Title:	Chief Financial Officer
SEALSQ CORP
By:	/s/ Carlos Moreira
Name:	Carlos Moreira
Title:	Chief Executive Officer
By:	/s/ John O’Hara
Name:	John O’Hara
Title:	Chief Financial Officer

{Signature Page to First Amendment to Business Combination Agreement}

Annex A-1-4

Annex A-2

Columbus Acquisition Corp
(the Surviving Company)

and

WISeSat Merger Sub Corp

(the Merging Company)

________________________

PLAN OF MERGER

________________________

Annex A-2-1

THIS PLAN OF MERGER is dated        2026

BETWEEN

1       Columbus Acquisition Corp, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands (the Surviving Company); and

2       WISeSat Merger Sub Corp, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of PO Box 10240, 4th Floor, Harbour Place, 103 South Church Street, Grand Cayman KY1-1002, Cayman Islands (the Merging Company, and together with the Surviving Company, the Companies).

WHEREAS

A      The respective directors of the Surviving Company and the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the Merger), upon the terms and subject to the conditions of this plan of merger (Plan of Merger) and pursuant to the provisions of Part XVI of the Cayman Islands Companies Act (2025 Revision) (the Companies Act).

B      The shareholders of each of the Surviving Company and the Merging Company have adopted this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

C      Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

IT IS AGREED

1       Definitions and Interpretation

1.1    Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Companies Act.

2       Company Details

2.1    The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Surviving Company and the Merging Company (Constituent Companies).

2.2    The surviving company (as defined in the Companies Act) is the Surviving Company.

2.3    The registered office of the Surviving Company is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. The registered office of the Merging Company is PO Box 10240, 4th Floor, Harbour Place, 103 South Church Street, Grand Cayman KY1-1002, Cayman Islands.

2.4    Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company is US$50,000 divided into 500,000,000 shares of a nominal or par value of US$0.0001 each.

2.5    Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$1.00 divided into 100 shares of a nominal or par value of US$0.01 each.

3       Effective Date

3.1    In accordance with section 233(13) of the Companies Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar (the Effective Date).

Annex A-2-2

4       Terms and Conditions; Share Rights

4.1    The terms and conditions of the Merger are as follows:

(a)     on the Effective Date, each share of a nominal or par value of US$0.01 in the issued share capital of the Merging Company immediately prior to the Effective Date, shall be converted into one fully-paid ordinary share of a nominal or par value of US$0.01 in the issued share capital of the Surviving Company (the Conversion) and the register of members of the Surviving Company shall be updated to reflect the Conversion; and

(b)    on the Effective Date, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company and the Surviving Company shall be liable for and subject to, in the same manner as the Constituent Companies, all mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

4.2    The rights and restrictions attaching to the shares in the Surviving Company are set out in the memorandum and articles of association of the Surviving Company.

4.3    On the Effective Date, the memorandum and articles of association of the Surviving Company shall be amended and restated in their entirety in the form attached hereto as Exhibit A, which shall thereupon become the memorandum and articles of association of the Surviving Company.

5       Directors’ Interests in the Merger

5.1    The name and address of the sole director of the Surviving Company (as defined in the Companies Act) is Carlos Moreira of Craigmuir Chambers, Road Town, Tortola, British Virgin Islands VG1110.

5.2    No director of either of the Companies will be paid any amounts or receive any benefits consequent upon the Merger.

6       Secured Creditors

6.1    The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

6.2    The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

7       Variation

7.1    At any time prior to the Effective Date, this Plan of Merger may be amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)     change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

(b)    effect any other changes to this Plan of Merger as this Plan of Merger may expressly authorise the directors of both the Surviving Company and the Merging Company to effect in their discretion.

8       Termination

8.1    At any time prior to the Effective Date, this Plan of Merger may be terminated by the directors of either of the Constituent Companies.

Annex A-2-3

9       Counterparts

9.1    This Plan of Merger may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original, and all the counterparts shall together constitute one and the same instrument.

9.2    Sections 8 and 19(3) of the Electronic Transactions Act (As Revised) of the Cayman Islands shall not apply to this Plan of Merger.

10     Governing Law

10.1  This Plan of Merger and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of the Cayman Islands.

10.2  Each party irrevocably agrees that the courts of the Cayman Islands shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) that arises out of or in connection with this Plan of Merger or its subject matter or formation.

Annex A-2-4

IN WITNESS whereof the parties hereto have caused this Plan of Merger to be executed and delivered as a deed on the day and year first above written.

Execution Page

Surviving Company

Executed and delivered as a deed by	)
COLUMBUS ACQUISITION CORP	)
acting by a duly authorised director	)	(Director)

Merging Company

Executed and delivered as a deed by	)
WISESAT MERGER SUB CORP	)
acting by a duly authorised director	)	(Director)

Annex A-2-5

Exhibit A

Amended and Restated Memorandum and Articles of the Surviving Company

Annex A-2-6

Annex B

November 9th, 2025

PRIVATE & CONFIDENTIAL

For the Board of Directors of Columbus Acquisition Corp (NASDAQ:COLA)

14 Prudential Tower | Singapore | 049712 | Singapore

We understand that Columbus Acquisition Corp (NASDAQ:COLA), a publicly traded blank check company incorporated as a Cayman Islands exempted company (“COLA”), is considering a business combination with WISeSat.Space Corp., (“WISE”, or the “Company”), a British Virgin Islands company (and together, with COLA, collectively, the “Parties”).

•        Pursuant to the terms of that business combination agreement (the “Business Combination Agreement”) by and among WISE, COLA, WISeSat.Space Holdings Corp. (“Pubco”), WISeKey International Holding Ltd., which owns 100% of the Company (“Seller”), and WISeSat Merger Sub Corp., which is 100% owned by Pubco (“Merger Sub”), the Parties intend to effect a business combination transaction (the “Business Combination”) whereby subject to the approval and adoption of the Business Combination Agreement by the COLA shareholders, (a) Pubco will acquire all of the issued and outstanding equity shares from the Seller in exchange for Pubco shares, such that the Company will become a wholly owned Subsidiary of Pubco and the Seller will become a shareholder of Pubco (the “Share Exchange”); (b) Merger Sub will merge with and into COLA, with COLA continuing as the surviving company, as a result of which (i) COLA shall become a wholly owned Subsidiary of Pubco (the “Merger”); and (ii) each issued and outstanding COLA share immediately prior to the effective time of the Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive Pubco shares; and (c) immediately after the consummation of the Merger, the Seller may, in its sole discretion, distribute to the Seller’s shareholders a number of Pubco shares equal to up to ten percent (10%) of the Pubco shares issued to the Seller.

•        In full payment for the purchased shares, the stockholders of WISeSat shall collectively be entitled to receive from Pubco, a number of Pubco shares with an aggregate value equal to Two Hundred and Fifty Million U.S. Dollars ($250,000,000) (the “Total Pre-Money Merger Consideration”).

The Board of Directors of COLA, acting through its Audit Committee, has retained Newbridge Securities Corporation to render an opinion as to whether, on the date of such Opinion, each of (i) the Total Pre-Money Merger Consideration to be paid by COLA in the Transaction is fair, from a financial point of view, to the COLA Unaffiliated Shareholders and (ii) the Transaction has an aggregate fair market value of at least eighty percent (80.0%) of the value of the assets held by COLA in its trust account (the “Trust Account”) for the benefit of holders of COLA’s Public Shares (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time of the Business Combination Agreement.

We have not been requested to opine to, and our Opinion (as defined below) does not in any manner address, the underlying business decision of COLA to enter into the Business Combination Agreement. Our Opinion does not address the relative merits of entering into the Business Combination Agreement as compared to any alternative business strategy that might exist for COLA.

Investment Advisory Services offered through Newbridge Financial Services Group, Inc.
an SEC Registered Investment Advisor 1200 North Federal Highway,Suite 400, Boca Raton,
FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531
www.newbridgesecurities.com

Annex B-1

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice. In the past, Newbridge and its affiliates have provided advisory services to Inflection Point and its affiliates unrelated to the proposed Transaction for which Newbridge and its affiliates received compensation.

Newbridge will receive a fee for such services. No portion of this fee is refundable or contingent upon the consummation of the Transaction or the conclusion reached in this Opinion. In addition, COLA has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion, and to reimburse Newbridge for certain expenses I connection with its services.

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Business Combination Agreement.

In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in COLA.

In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:

•        considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•        reviewed documents related to the Transaction, including a draft of the Business Combination Agreement materially the same as the final Business Combination Agreement;

•        reviewed COLA’s publicly available last three fiscal quarters of historical financial results, (Q1-2025 – Q3-2025);

•        reviewed publicly available financial information of COLA filed with the U.S. Securities & Exchange Commission, including its Form 10-Ks and 10-Qs, and certain reports on material events filed on Forms 8-K between January 24th, 2025, through November 7th, 2025;

•        conducted discussions with the WISE’s management team to better understand its business, recent business history, reviewed its corporate presentation, drivers of future growth, and near-term financials;

•        reviewed WISE’s projected revenue, net income, and EBITDA for fiscal years 2025, 2026, and 2027 which were prepared by WISE management;

•        performed a Public Company Comparable analysis of similar companies to WISE, which included variables such as companies trading on a U.S. Stock Exchange, and have businesses in either the “Satellite/Alternative Carrier” sector to attain the Q1-2027E Enterprise Value/Revenue multiples; and

•        performed an M&A transaction comparable analysis of similar companies to WISE that operate globally, and operate in the “Satellite/Alternative Carrier” sector, to derive certain implied historical Enterprise Value/Revenue multiples.

In forming our Opinion, we have had full access to, and full cooperation from, the management team of both COLA and WISE to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

Investment Advisory Services offered through Newbridge Financial Services Group, Inc.
an SEC Registered Investment Advisor 1200 North Federal Highway, Suite 400, Boca Raton,
FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531
www.newbridgesecurities.com

Annex B-2

In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information.

With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of COLA and WISE provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting best currently available estimates and good faith judgments of the management team of COLA and WISE, as applicable, as to the future financial performance of COLA and WISE without and subsequent to entering into the Business Combination Agreement.

This Opinion is for the use of the Board of Directors of Columbus Acquisition Corp (NASDAQ:COLA), and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge Securities Corporation, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with COLA may be included in, filings made by COLA with the U.S. Securities & Exchange Commission as well as any registration statement, proxy statement or similar disclosure document delivered to the stockholders of COLA and WISE.

We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value. We understand that we are not obligated to revise our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

Based upon and subject to the foregoing, it is our Opinion that, on the date hereof, (i) the Initial Merger Consideration to be paid by COLA in the Transaction is fair, from a financial point of view, to the COLA Unaffiliated Shareholders and (ii) the Transaction has an aggregate fair market value of at least eighty percent (80.0%) of the value of the assets held by COLA in its Trust Account for the benefit of the holders of COLA’s Public Shares (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time of the Business Combination Agreement (the “Opinion”).

Sincerely,
Newbridge Securities Corporation
/s/ Chad D. Champion
Chad D. Champion
Senior Managing Director
Head of Equity Capital Markets & Investment Banking

Investment Advisory Services offered through Newbridge Financial Services Group, Inc.
an SEC Registered Investment Advisor 1200 North Federal Highway, Suite 400, Boca Raton,
FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531
www.newbridgesecurities.com

Annex B-3

Annex C

BRITISH VIRGIN ISLANDS
BVI Business Companies Act 2004

Memorandum of Association
and Articles of Association of

WISeSat.Space Holdings Corp.

A COMPANY LIMITED BY SHARES

Incorporated on 22 October 2025
Amended and Restated on __________ 2026

Harneys Corporate Services Limited
Craigmuir Chambers, Road Town, VG1110 Tortola, British Virgin Islands
+1 284 494 2233
+1 284 494 3547
harneysfiduciary.com

TERRITORY OF THE British Virgin Islands
BVI BUSINESS COMPANIES ACT 2004

MEMORANDUM OF ASSOCIATION

OF

WISeSat.Space Holdings Corp.

A Company Limited By Shares

1            NAME

1.1         The name of the Company is WISeSat.Space Holdings Corp.

2            STATUS

2.1         The Company is a company limited by shares.

3            REGISTERED OFFICE AND REGISTERED AGENT

3.1         The first registered office of the Company is at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

3.2         The first registered agent of the Company is Ascentium (BVI) Limited (formerly known as Harneys Corporate Services Limited) of Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands.

3.3         The Company may, by Resolution of Shareholders or by Resolution of Directors, change the location of its registered office or change its registered agent.

3.4         If at any time the Company does not have a registered agent it may, by Resolution of Shareholders or Resolution of Directors, appoint a registered agent.

4            CAPACITY AND POWERS

4.1         Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)         full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)         for the purposes of paragraph (a), full rights, powers and privileges.

4.2         For the purposes of section 9(4) of the Act, there are no limitations on the business that the Company may carry on.

5            NUMBER AND CLASSES OF SHARES

5.1         The Company is authorised to issue a maximum of 512,500,000 Shares in two classes as follows:

(a)         up to 500,000,000 Ordinary Shares of no par value (Ordinary Shares); and

(b)         up to 12,500,000 Class F Shares of no par value (Class F Shares).

6            RIGHTS OF SHARES

6.1         Each Ordinary Share confers upon the Shareholder:

(a)         the right to attend any meeting of Shareholders;

(b)         the right to one vote per Ordinary Share on any Resolution of Shareholders; provided that, as a class, the Ordinary Shares shall retain 50.01% of the voting power of all Shares;

Annex C-1

(c)         the right to an equal share in any dividend paid by the Company against each other Ordinary Share, which shall be equal to any amount paid by the Company against each Class F Share but which shall not rank in preference or be subordinate to any other Share;

(d)         the right to an equal share in the distribution of the surplus assets of the Company against each other Ordinary Share, which shall be equal to any amount paid by the Company against each Class F Share but which shall not rank in preference to any other Share; and

(e)         such other rights and entitlements as may be specified in the Articles.

6.2         Each Class F Share confers upon the Shareholder:

(a)         the right to attend any meeting of Shareholders;

(b)         a number of votes per Class F Share, on any matter that is submitted to a vote of Shareholders, that would cause the total votes of all Class F Shares to equal 49.99% of the voting power of all Shares (or, if the applicable voting standard is “a majority of the Shares present in person or represented by proxy and entitled to vote on such matter”, 49.999999% of the voting power of Shares present in person or represented by proxy and entitled to vote on such matter);

(c)         There is no minimum ownership threshold for the provisions of 49.99% of voting power of Class F Shares;

(d)         the right to an equal share in any dividend paid by the Company against each other Class F Share, which shall be equal to any amount paid by the Company against each Ordinary Share but which shall not rank in preference or be subordinate to any other Share;

(e)         the right to an equal share in the distribution of the surplus assets of the Company against each other Class F Share, which shall be equal to any amount paid by the Company against each Ordinary Share but which shall not rank in preference to any other Share;

(f)          the right to convert each Class F Share into one Ordinary Share on a one-for-one basis;

and shall be subject to redemption in accordance with Clause 7.

6.3         The Class F Shares shall be non-transferable, except to certain Affiliates, which is subject to approval by a Resolution of Directors.

6.4         Each Class F Shareholder must be party to the Shareholders’ Agreement.

7            REDEMPTION OF ClaSS F SHARES

7.1         If any Class F Shares are held by a corporate entity, upon a Change of Control (the time of such change being the Mandatory Redemption Time) then:

(a)         all outstanding Class F Shares held by such corporate entity (the Redeeming Shareholder) shall automatically, and without the need for the consent of the holder or the approval of the directors, be redeemed and cancelled by the Company in exchange for the issuance of Ordinary Shares at a ratio of one (1) Ordinary Share for each Class F Share redeemed; and

(b)         such Class F Shares may not be reissued by the Company.

7.2         The Redeeming Shareholder shall be sent written notice that the Mandatory Redemption Time and the place designated for mandatory redemption of all such Class F Shares pursuant to this Clause 7 (Redemption Notice). Such notice need not be sent in advance of the Mandatory Redemption Time. Upon receipt of a Redemption Notice, the Redeeming Shareholder shall, if so required by the Company, provide written instruments of redemption in a form satisfactory to the Company. Subject to Clause 7.3, all rights with respect to the Class F Shares redeemed pursuant to Clause 6 and this Clause 7 will terminate at the Mandatory Redemption Time.

Annex C-2

7.3         As soon as reasonably practicable after the Mandatory Redemption Time, the Company shall pay any dividends which had been declared but unpaid on the redeemed Class F Shares prior to the Mandatory Redemption Time.

7.4         Such redeemed Class F Shares shall be cancelled and may not be reissued, and the Company may take such appropriate action (without the need for Shareholder approval) as may be necessary to reduce the authorized number of Class F Shares accordingly.

8            REGISTERED SHARES

8.1         The Company shall issue registered Shares only. The Company is not authorised to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

9            AMENDMENT OF THE MEMORANDUM AND THE ARTICLES

9.1         The Company may amend this Memorandum or the Articles by Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of Directors:

(a)         to restrict the rights or powers of the Shareholders to amend this Memorandum or the Articles;

(b)         to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend this Memorandum or the Articles;

(c)         in circumstances where this Memorandum or the Articles cannot be amended by the Shareholders; or

(d)         to this Clause 9.

9.2         Any amendment of this Memorandum or the Articles will take effect from the date that the notice of amendment, or restated Memorandum and Articles incorporating the amendment, is registered by the Registrar or from such other date as determined pursuant to the Act.

9.3         The rights conferred upon the holders of the Shares of any class may only be varied, whether or not the Company is in liquidation, with the consent in writing of the holders of a majority of the issued Shares of that class or by a resolution approved at a duly convened and constituted meeting of the Shares of that class by the affirmative vote of a majority of the votes of the Shares of that class which were present at the meeting and were voted.

9.4         The rights conferred upon the holders of the Shares of any class shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking equally with such existing Shares.

10          DEFINITIONS AND INTERPRETATION

10.1       In this Memorandum and the attached Articles, if not inconsistent with the subject or context:

Act means the BVI Business Companies Act, 2004, as amended, and includes the BVI Business Companies Regulations, 2012, as amended, and any other regulations made under the Act.

Affiliate means, in relation to any person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

Annual General Meeting has the meaning given to it at Regulation 6.2.

Appointing Director has the meaning given to it at Regulation 10.4.

Articles means the attached articles of association of the Company.

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Audit Committee has the meaning given to it at Regulation 11.1.

Board means the directors of the Company as a collective body.

Business Combination means the transactions contemplated by the Business Combination Agreement.

CAC means Columbus Acquisition Corp, a Cayman Islands exempted company.

Change of Control means the acquisition by any person or entity, alone or jointly, of more than 50% of the voting rights of any Class F Shareholder which is a corporate entity, or as otherwise determined by the Board.

Class F Shareholders means a person whose name is entered in the register of members of the Company as the holder of one or more Class F Shares or fractional Class F Shares.

Class F Shares has the meaning given to it at Clause 5.1(b).

Closing means the closing of the Business Combination.

Director means a director of the Company.

Mandatory Redemption Time has the meaning given to it at Clause 7.1.

Memorandum means this memorandum of association of the Company.

Ordinary Shares has the meaning given to it at Clause 5.1(a).

person includes individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons.

Proscribed Powers means the powers to:

(a)          amend this Memorandum or the Articles;

(b)         designate committees of Directors;

(c)          delegate powers to a committee of Directors;

(d)         appoint or remove Directors;

(e)          appoint or remove an agent;

(f)          approve a plan of merger, consolidation or arrangement;

(g)         make a declaration of solvency or to approve a liquidation plan; or

(h)         make a determination that immediately after a proposed distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

Redeeming Shareholder has the meaning given to it at Clause 7.1(a).

Resolution of Directors means either:

(a)          a resolution approved at a duly convened and constituted meeting of Directors or of a committee of Directors by the affirmative vote of a majority of the Directors present at the meeting who voted except that where a Director is given more than one vote, they shall be counted by the number of votes they cast for the purpose of establishing a majority; or

(b)         a resolution consented to in writing by a majority of the Directors or by majority of the members of a committee of Directors, as the case may be.

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Resolution of Shareholders means either:

(a)          a resolution approved at a duly convened and constituted meeting of the Shareholders by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)         a resolution consented to in writing by a majority of the votes of the Shares entitled to vote on such resolution.

Seal means any seal which has been duly adopted as the common seal of the Company.

SEC means the United States Securities and Exchange Commission.

Securities Act means the United States Securities Act of 1933.

Share means a share issued or to be issued by the Company and where the context permits includes Ordinary Shares and Class F Shares.

Shareholder means a person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares.

Shareholders’ Agreement means any agreement between the Class F Shareholders and the Company as in force from time to time and as designated as such by the Board.

Sponsor means Hercules Capital Management VII Corp.

US$ shall mean the lawful currency of the United States of America.

written or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, or telecopy, and in writing shall be construed accordingly.

10.2       In this Memorandum and the Articles, unless the context otherwise requires, a reference to:

(a)         a Regulation is a reference to a regulation of the Articles;

(b)         a Clause is a reference to a clause of this Memorandum;

(c)         voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)         a provision of law (including the Act) is a reference to that provision as amended or re-enacted;

(e)         this Memorandum or the Articles is a reference to those documents as amended; and

(f)          the singular includes the plural and vice versa.

10.3       Where a period of time is expressed as a number of days, the days on which the period begins and ends are not included in the computation of the number of days.

10.4       Any reference to a month shall be construed as a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month and a reference to a period of several months shall be construed accordingly.

10.5       Any words or expressions defined in the Act bear the same meaning in this Memorandum and the Articles unless the context otherwise requires or they are otherwise defined in this Memorandum or the Articles.

10.6       Headings are inserted for convenience only and shall be disregarded in interpreting this Memorandum and the Articles.

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Signed for ASCENTIUM (BVI) LIMITED of Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands on____________________________________________:

Incorporator
Sgd. Indira Ward-Lewis
Indira Ward-Lewis Authorised Signatory ASCENTIUM (BVI) LIMITED

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TERRITORY OF THE British Virgin Islands
BVI BUSINESS COMPANIES ACT 2004

aRTICLES OF ASSOCIATION

OF

WISeSat.Space Holdings Corp.

A Company Limited by Shares

1            DISAPPLICATION OF THE ACT

1.1         The following sections of the Act shall not apply to the Company:

(a)         section 46 (Pre-emptive rights);

(b)         section 60 (Process for acquisition of own shares);

(c)         section 61 (Offer to one or more shareholders);

(d)         section 62 (Shares redeemed otherwise than at the option of company); and

(e)         section 175 (Disposition of assets).

2            SHARES

2.1         Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting), the Act and, where applicable, the rules of the Nasdaq Global Market and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares in one or more classes of series with or without preferred, deferred or other rights or restrictions, whether in regard to a dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper. Without limiting the generality of the foregoing, the Directors may designate the price, rights, preferences, privileges, limitations and restrictions of any such class or series of Shares without any further vote or action by the Shareholders. The Directors may also (subject to the Act and the Articles) vary the rights attaching to any existing class or series of Shares.

2.2         The Company may issue securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

2.3         The Company shall not issue certificates in respect of any Shares issued by it.

2.4         If several persons are registered as joint holders of any Shares, any one of such persons may give an effectual receipt for any distribution.

2.5         A Share may be issued for consideration in any form or a combination of forms, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

2.6         Before issuing Shares for a consideration which is, in whole or in part, other than money, a Resolution of Directors shall be passed stating:

(a)         the amount to be credited for the issue of the Shares; and

(b)         that, in the opinion of the Directors, the present cash value of the non-money consideration and money consideration, if any, is not less than the amount to be credited for the issue of the Shares.

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2.7         The Company shall keep a register of members containing:

(a)         the names and addresses of the persons who hold Shares;

(b)         the number of each class and series of Shares held by each Shareholder;

(c)         the date on which the name of each Shareholder was entered in the register of members; and

(d)         the date on which any person ceased to be a Shareholder.

2.8         The register of members may be in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the Directors otherwise determine, the magnetic, electronic or other data storage form shall be the original register of members.

2.9         A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.

3            REDEMPTION OF SHARES AND TREASURY SHARES

3.1         Subject to the provisions of the Act, and, where applicable, the rules of the Nasdaq Global Market and/or any competent regulatory authority, the Company may purchase, redeem or otherwise acquire and hold its own Shares.

3.2         Notwithstanding Regulation 3.1, the Company may not purchase, redeem or otherwise acquire its own Shares unless:

(a)         the Shareholders whose Shares are to be purchased, redeemed or otherwise acquired have given their consent to such transaction; or

(b)         the Shares have been issued on terms that they are subject to redemption without the consent of the holder pursuant to Regulation 3.2(a); or

(c)         the redemption is being effected pursuant to Clause 7 of the Memorandum; or

(d)         the redemption is being effected pursuant to Section 176 of the Act.

3.3         Subject to the provisions of the Act, and, where applicable, the rules of the Nasdaq Global Market and/or any competent regulatory authority, the Company may issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of either the Shareholder or the Company. The redemption of such Shares, except the Ordinary Shares, shall in such cases be effected in such manner and upon such other terms as the Company may, by Resolution of Directors, determine before the issue of such Shares.

3.4         Any purchase, redemption or acquisition of Shares by the Company shall require the approval of a Resolution of Directors, other than a redemption which does not require the consent of the Company under the terms on which such Shares are issued the Memorandum, the Articles or the Act

3.5         The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Act.

3.6         The Company may acquire its own fully paid Shares for no consideration by way of surrender of the Shares to the Company by the person holding the Shares. Any such surrender shall be evidenced in writing and signed by the person holding the Shares.

3.7         The Company may only offer to purchase, redeem or otherwise acquire Shares if the Resolution of Directors authorising the purchase, redemption or other acquisition contains a statement that the Directors are satisfied, on reasonable grounds, that immediately after the purchase, redemption or other acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

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3.8         Shares that the Company purchases, redeems or otherwise acquires may be cancelled or held as treasury Shares provided that the number of Shares purchased, redeemed or otherwise acquired and held as treasury Shares, when aggregated with Shares of the same class already held by the Company as treasury Shares, may not exceed 50% of the Shares of that class previously issued by the Company excluding Shares that have been cancelled. Shares which have been cancelled shall be available for reissue.

3.9         All rights and obligations attaching to a treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a treasury Share.

3.10       Treasury Shares may be transferred by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and the Articles) as the Company may by Resolution of Directors determine.

4            MORTGAGES AND CHARGES OF SHARES

4.1         Shareholders may mortgage or charge their Shares.

4.2         There shall be entered in the register of members at the written request of the Shareholder:

(a)         a statement that the Shares held by them are mortgaged or charged;

(b)         the name of the mortgagee or chargee; and

(c)         the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.

4.3         Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:

(a)         with the written consent of the named mortgagee or chargee or anyone authorised to act on their behalf; or

(b)         upon evidence satisfactory to the Directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the Directors shall consider necessary or desirable.

4.4         Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Regulation:

(a)         no transfer of any Share the subject of those particulars shall be effected;

(b)         the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)         no replacement certificate shall be issued in respect of such Shares,

without the written consent of the named mortgagee or chargee.

4.5         The Directors may not resolve to refuse or delay the transfer of a Share pursuant to the enforcement of a valid security interest created over the Share.

5            FORFEITURE

5.1         Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

5.2         A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

5.3         The written notice of call referred to in Regulation 5.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

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5.4         Where a written notice of call has been issued pursuant to Regulation 5.2 and the requirements of the notice have not been complied with, the Directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

5.5         The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Regulation 5.4 and that Shareholder shall be discharged from any further obligation to the Company.

6            MEETINGS AND CONSENTS OF ShareholderS

6.1         The Directors, acting collectively by Resolution of Directors, of the Company may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the Directors consider necessary or desirable.

6.2         The Directors shall call at least one meeting per calendar year and shall designate such meeting as the Annual General Meeting, all other meetings shall be called extraordinary general meetings.

6.3         Upon the written request of Shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested the Directors shall convene a meeting of Shareholders.

6.4         The Director convening a meeting shall give not less than fourteen (14) calendar days’ written notice of an Annual General Meeting and not less than seven (7) clear days’ written notice of an extraordinary general meeting to:

(a)         those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting; and

(b)         the other Directors, and

indicate in such notice the items on the agenda of the meeting and provide together therewith other relevant documents for the meeting, such as any documents to be considered, the meeting admission card (if any) and the proxy card (if any).

6.5         The Director(s) convening a meeting of Shareholders may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

6.6         The Director convening a meeting of Shareholders shall, in such notice of a meeting as to be given in accordance with Regulation 6.4, indicate the items on the agenda of the meeting and provide together therewith other relevant documents for the meeting, such as:

(a)         any documents to be considered;

(b)         the meeting admission card (if any);

(c)         and the proxy card (if any).

6.7         A meeting of Shareholders held in contravention of the requirement to give notice is valid if Shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

6.8         The inadvertent failure of a Director who convenes a meeting to give notice of a meeting to a Shareholder or another Director, or the fact that a Shareholder or another Director has not received notice, does not invalidate the meeting.

6.9         A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

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6.10       The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

6.11       The instrument appointing a proxy shall be in substantially the following form or such other form as approved by the Directors or as the chair of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

WISeSat.Space Holdings Corp.

I/We being a Shareholder of the above Company HEREBY APPOINT …………
…………… of …………………… or failing them ……………..…
of ………………… to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the …… day of …………..…………, 20…… and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)
Signed this …… day of …………..…………, 20……
…………………………… Shareholder

6.12       The following applies where Shares are jointly owned:

(a)         if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)         if only one of the joint owners is present in person or by proxy they may vote on behalf of all joint owners; and

(c)         if two or more of the joint owners are present in person or by proxy they must vote as one.

6.13       A Shareholder shall be deemed to be present at a meeting of Shareholders if they participate by telephone or other electronic means and all Shareholders or their authorised representatives participating in the meeting are able to hear each other.

6.14       A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than fifty percent (50%) of the votes of the Shares entitled to vote on Resolutions of Shareholders to be considered at the meeting. Subject to the forgoing, a quorum may comprise a single Shareholder or proxy and then such person may pass a Resolution of Shareholders and a certificate signed by such person (accompanied, where such person is a proxy, by a copy of the proxy instrument) shall constitute a valid Resolution of Shareholders.

6.15       If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the Directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

6.16       At every meeting of Shareholders, the chair of the Board shall preside as chair of the meeting. If there is no chair of the Board or if that chair is not present at the meeting, the Shareholders present shall choose one of their number to be the chair. If the Shareholders are unable to choose a chair for any reason, then the person

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representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chair failing which the oldest individual Shareholder or representative of a Shareholder present shall take the chair.

6.17       The chair may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

6.18       At any meeting of the Shareholders the chair is responsible for deciding in such manner as they consider appropriate whether any resolution proposed has been carried or not and the result of their decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chair has any doubt as to the outcome of the vote on a proposed resolution, they shall cause a poll to be taken of all votes cast upon such resolution. If the chair fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chair of the result of any vote may immediately following such announcement demand that a poll be taken and the chair shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

6.19       Subject to the specific provisions contained in this Regulation for the appointment of representatives of persons other than individuals the right of any individual to speak for or represent a Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the Directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any Shareholder or the Company.

6.20       Any person other than an individual which is a Shareholder may by resolution of its Directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Shareholder which they represent as that Shareholder could exercise if it were an individual.

6.21       The chair of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

6.22       Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

6.23       An action that may be taken by the Shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, but if any Resolution of Shareholders is adopted otherwise than by the unanimous written consent of all Shareholders, a copy of such resolution shall forthwith be sent to all Shareholders not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Shareholders holding a sufficient number of votes of Shares to constitute a Resolution of Shareholders have consented to the resolution by signed counterparts.

6.24       For the purposes of any Annual General Meeting, a Shareholder who intends to propose any business or nominate any person for election as a Director at such meeting must deliver written notice thereof to the registered office of the Company not later than the close of business on the date that is 90 days before, and not earlier than the close of business on the date that is 120 days before, the one-year anniversary of the preceding year’s Annual General Meeting. Such notice shall set out, as to each matter the Shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal (including the text of any resolutions proposed for consideration), the reasons for conducting such business at the meeting and any material interest of the Shareholder in such business, and, in the case of director nominations, such information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC. If the Annual General Meeting is called for a date that is not within 30 days before or after the anniversary date of the preceding year’s Annual General

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Meeting, notice by the Shareholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs.

6.25

7            UNtraceable members

7.1         Where any Shareholder is untraceable, the Company may sell any of their Shares provided that:

(a)         no less than 3 cheques for any sums payable in cash to such Shareholder have remained uncashed for a period of 12 years from the date of issue of the cheque;

(b)         the Company not having during that time or before the expiry of the three-month period referred to in (c) below received any indication of the existence of the Shareholder or person entitled to such Shares by death, bankruptcy or operation of law; and

(c)         upon expiration of the 12-year period, an advertisement has been published in newspapers, giving notice of the Company’s intention to sell those Shares, and a period of three months or such shorter period has elapsed since the date of such advertisement.

7.2         Where the Company sells the Shares of any untraceable Shareholder, the net proceeds of any such sale shall be held in the Company, and the net proceeds shall be accounted as a debt due to that untraceable Shareholder for an amount equal to such net proceeds.

8            DIRECTORS

8.1         Immediately after the consummation of the Business Combination, the Board will consist of Directors designated by the Company and one Director designated by CAC who qualifies as an independent director under Nasdaq rules (the CAC Director).

8.2         The Board of Directors shall be divided into three (3) classes, designated as Class I, Class II and Class III, as nearly equal in number as reasonably possible, and shall have staggered three (3) year terms as follows:

(a)         the Class I Directors and their terms will expire at the Annual General Meeting to be held in 2027;

(b)         the Class II Directors and their terms will expire at the Annual General Meeting to be held in 2028; and

(c)         the Class III Directors and their terms will expire at the Annual General Meeting to be held in 2029.

The initial assignment of Directors to each class shall be determined by the Board of Directors.

8.3         At each Annual General Meeting following the expiration of the initial terms, the successors to the class of Directors whose term then expires shall be elected to hold office for a term of three (3) years (or until their successors have been duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal).

8.4         Any vacancy on the Board of Directors, including any vacancy resulting from an increase in the number of Directors, may be filled by the affirmative vote of a majority of the remaining Directors, although less than a quorum, and any Director so appointed shall hold office for the remainder of the term of the class to which such Director is appointed.

8.5         The classification of the Board may not be altered except by a Resolution of Shareholders amending these Articles.

8.6         No person shall be appointed as a Director or alternate Director, or nominated as a reserve Director unless they have consented in writing to be a Director or alternate Director, or to be nominated as a reserve Director.

8.7         Subject to Regulation 8.1, the minimum number of Directors shall be three and the maximum shall be twelve.

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8.8         No Director on the Board may be removed without cause. A Director may be removed from office:

(a)         with cause, by Resolution of Shareholders passed at a meeting of Shareholders called for the purpose of removing the Director or for purposes including the removal of the Director or by a written resolution passed by at least 75% of the votes of the Shares of the Company entitled to vote; or

(b)         with cause, by Resolution of Directors passed by all directors other than the director being removed at a meeting of Directors called for the purpose of removing the Director or for purposes including the removal of the Director.

8.9         Notwithstanding the foregoing, as a condition to his or her appointment, the CAC Director will agree in writing with the Company to resign from the Board at the written request of the Company at any time that the Sponsor and its Affiliates fail to collectively own at least twenty-five percent (25%) of the number of Ordinary Shares owned by the Sponsor and its Affiliates immediately after the Closing.

8.10       A Director may resign their office by giving written notice of their resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice. A Director shall resign forthwith as a Director if they are, or becomes, disqualified from acting as a Director under the Act.

8.11       The Directors may at any time appoint any person to be a Director either to fill a vacancy or as an addition to the existing Directors. Where the Directors appoint a person as Director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a Director ceased to hold office.

8.12       A vacancy in relation to Directors occurs if a Director dies or otherwise ceases to hold office prior to the expiration of their term of office.

8.13       The Board shall have the power to determine the remuneration, if any, of the Directors.

8.14       Where the Company only has one Shareholder who is an individual and that Shareholder is also the sole Director, the sole Shareholder/Director may, by instrument in writing, nominate a person who is not disqualified from being a Director as a reserve Director to act in the place of the sole Director in the event of their death.

8.15       The nomination of a person as a reserve Director ceases to have effect if:

(a)         before the death of the sole Shareholder/Director who nominated them,

(i)          they resign as reserve Director, or

(ii)         the sole Shareholder/Director revokes the nomination in writing; or

(b)         the sole Shareholder/Director who nominated them ceases to be able to be the sole Shareholder/Director for any reason other than their death.

8.16       The Company shall keep a register of Directors containing:

(a)         the names and addresses of the persons who are Directors or who have been nominated as reserve Directors;

(b)         the date on which each person whose name is entered in the register was appointed as a Director, or nominated as a reserve Director;

(c)         the date on which each person named as a Director ceased to be a Director;

(d)         the date on which the nomination of any person nominated as a reserve Director ceased to have effect; and

(e)         such other information as may be prescribed by the Act.

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8.17       The register of Directors may be kept in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of Directors.

8.18       The Directors may by Resolution of Directors, fix the emoluments of Directors with respect to services to be rendered in any capacity to the Company.

8.19       A Director is not required to hold a Share as a qualification to office.

9            POWERS OF DIRECTORS

9.1         The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Directors. The Directors have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The Directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Shareholders.

9.2         Each Director shall exercise their powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each Director, in exercising their powers or performing their duties, shall act honestly and in good faith in what the Director believes to be the best interests of the Company.

9.3         If the Company is the wholly owned subsidiary of a parent, a Director may, when exercising powers or performing duties as a Director, act in a manner which they believe is in the best interests of the parent even though it may not be in the best interests of the Company.

9.4         Any Director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the Directors, with respect to the signing of consents or otherwise.

9.5         The continuing Directors may act notwithstanding any vacancy in their body.

9.6         The Directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

9.7         All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

10          PROCEEDINGS OF DIRECTORS

10.1       Any one Director call a meeting of the Directors by sending a written notice to each other Director.

10.2       A Director is deemed to be present at a meeting of Directors if they participate by telephone or other electronic means and all Directors participating in the meeting are able to hear each other.

10.3       A Director shall be given not less than 5 days’ notice of meetings of Directors, but a meeting of Directors held without 5 days’ notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a Director at a meeting shall constitute waiver by that Director. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

10.4       A Director (the Appointing Director) may appoint any other Director or any other eligible person as their alternate to exercise the Appointing Director’s powers and carry out the Appointing Director’s responsibilities in relation to the taking of decisions by the Directors in the absence of the Appointing Director.

Annex C-15

10.5       The appointment and termination of an alternate Director must be in writing, and written notice of the appointment and termination must be given by the Appointing Director to the Company as soon as reasonably practicable.

10.6       An alternate Director has the same rights as the Appointing Director in relation to any Directors’ meeting and any written resolution circulated for written consent. An alternate Director has no power to appoint a further alternate, whether of the Appointing Director or of the alternate Director, and the alternate does not act as an agent of or for the Appointing Director.

10.7       The Appointing Director may, at any time, voluntarily terminate the alternate Director’s appointment. The voluntary termination of the appointment of an alternate shall take effect from the time when written notice of the termination is given to the Company. The rights of an alternate shall automatically terminate if the Appointing Director dies or otherwise ceases to hold office.

10.8       A meeting of Directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of Directors, subject to a minimum of 2.

10.9       If the Company has only one Director the provisions herein contained for meetings of Directors do not apply and such sole Director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Shareholders. In lieu of minutes of a meeting the sole Director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

10.10     The Directors may appoint a Director as chair of the Board. At meetings of Directors at which the chair of the Board is present, they shall preside as chair of the meeting. If there is no chair of the Board or if the chair of the Board is not present, the Directors present shall choose one of their number to be chair of the meeting.

10.11     An action that may be taken by the Directors or a committee of Directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of Directors consented to in writing by a majority of the Directors or by a majority of the members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more Directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last Director has consented to the resolution by signed counterparts.

11          COMMITTEES

11.1       The Directors shall establish and maintain an audit committee (the Audit Committee) as a committee of the Directors. The Audit Committee shall be responsible for the appointment, compensation, retention, and oversight of the Company’s auditors. These responsibilities also include the ability to terminate the auditors and the approval of all audit fees and terms of engagement. The Audit Committee must establish procedures for:

(a)         receiving and handling complaints from any person regarding any accounting or auditing issues relating to the Company or the Company’s internal accounting controls; AND

(b)         employees to be able to submit confidentially and anonymously any concerns regarding questionable accounting or auditing practices by or affecting the Company.

The Audit Committee must have the authority to engage its own independent legal counsel and other advisors and the Company must make sufficient funds available to the Audit Committee to pay its counsel and advisors, and other expenses. The composition and responsibilities of the Audit Committee will comply with BVI law (as applicable), but may not fully comply with the requirements of Nasdaq Listing Rule 5605(c)(1). Once formed, the Audit Committee shall request an audit review to be carried out by an independent licensed audit firm at least annually.

Annex C-16

11.2       The Directors may, by Resolution of Directors, designate one or more other committees, each consisting of one or more Directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee. Such committees may include, but shall not be limited to:

(a)         a compensation committee;

(b)         a corporate governance committee;

(c)         a nomination and compensation committee; and

(d)         a strategy committee; or

such others as required by the Nasdaq Global Market.

11.3       The Directors may, in the Resolution of Directors creating the committee, set out its terms of reference, policies, rules, procedures and powers.

11.4       The Directors have no power to delegate to a committee of Directors any of the Proscribed Powers.

11.5       A committee of Directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, may appoint a sub-committee and delegate powers exercisable by the committee to the sub-committee.

11.6       The meetings and proceedings of each committee of Directors consisting of 2 or more Directors shall be governed by the provisions of these Articles regulating the proceedings of Directors with any necessary changes so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

11.7       Where the Directors delegate their powers to a committee of Directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on Directors under the Act.

12          OFFICERS AND AGENTS

12.1       The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors.

12.2       The emoluments of all officers shall be fixed by Resolution of Directors.

12.3       The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the Directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

12.4       The Directors may, by Resolution of Directors, appoint any person, including a person who is a Director, to be an agent of the Company.

12.5       An agent of the Company shall have such powers and authority of the Directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the following:

(a)         the Proscribed Powers;

(b)         to change the registered office or agent;

(c)         to fix emoluments of Directors; or

(d)         to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

Annex C-17

12.6       The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

12.7       The Directors may remove an agent appointed by the Company and may revoke or vary a power conferred on them.

13          CONFLICT OF INTERESTS

13.1       A Director shall, forthwith after becoming aware of the fact that they are interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other Directors.

13.2       For the purposes of Regulation 13.1, a disclosure to all other Directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

13.3       A Director who is interested in a transaction entered into or to be entered into by the Company may not:

(a)         vote on a matter relating to the transaction;

(b)         attend a meeting of Directors at which a matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a quorum; and

(c)         sign a document on behalf of the Company, or do any other thing in his capacity as a Director, that relates to the transaction,

unless exceptional circumstances dictate that it is in the best interest of the Company that said Director does any of the above actions.

14          INDEMNIFICATION

14.1       Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)         is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director; or

(b)         is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

14.2       The indemnity in Regulation 14.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

14.3       For the purposes of Regulation 14.2 and without limitation, a Director acts in the best interests of the Company if they act in the best interests of the Company’s parent in the circumstances specified in Regulation 9.3.

14.4       The decision of the Directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that their conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

14.5       The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that their conduct was unlawful.

Annex C-18

14.6       Expenses, including legal fees, incurred by a Director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the Director to repay the amount if it shall ultimately be determined that the Director is not entitled to be indemnified by the Company in accordance with Regulation 14.1.

14.7       Expenses, including legal fees, incurred by a former Director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former Director to repay the amount if it shall ultimately be determined that the former Director is not entitled to be indemnified by the Company in accordance with Regulation 14.1 and upon such terms and conditions, if any, as the Company deems appropriate.

14.8       The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Shareholders, resolution of disinterested Directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a Director.

14.9       If a person referred to in Regulation 14.1 has been successful in defence of any proceedings referred to in Regulation 14.1, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

14.10     The Company may purchase and maintain insurance in relation to any person who is or was a Director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

15          Corporate RECORDS

15.1       The Company shall keep the following documents at the office of its registered agent:

(a)         the Memorandum and the Articles;

(b)         the register of members, or a copy of the register of members;

(c)         the register of Directors, or a copy of the register of Directors; and

(d)         copies of all notices and other documents filed by the Company with the Registrar in the previous 10 years.

15.2       Until the Directors determine otherwise by Resolution of Directors the Company shall keep the original register of members and original register of Directors at the office of its registered agent.

15.3       If the Company maintains only a copy of the register of members or a copy of the register of Directors at the office of its registered agent, it shall:

(a)         within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)         provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of Directors is kept.

15.4       The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Directors may determine:

(a)         minutes of meetings and Resolutions of Directors and committees of Directors; and

(b)         minutes of meetings and Resolutions of Shareholders and classes of Shareholders.

Annex C-19

15.5       Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

15.6       The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act 2001 as from time to time amended or re-enacted.

16          SEAL

16.1       The Company shall have a Seal an impression of which shall be kept at the office of the registered agent of the Company. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The Directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one Director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The Directors may provide for a facsimile of the Seal and of the signature of any Director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

17          DISTRIBUTIONS BY WAY OF DIVIDEND

17.1       The Directors may, by Resolution of Directors, authorise a distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

17.2       Dividends may be paid in money, shares, or other property.

17.3       Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Regulation 19 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

17.4       No dividend shall bear interest as against the Company and no dividend shall be paid on treasury Shares.

18          ACCOUNTS AND AUDIT

18.1       The Company shall keep records and underlying documentation that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

18.2       The records and underlying documentation of the Company shall be kept at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Directors may determine and if the records and underlying documentation are kept in a location other than the office of the registered agent, the Company shall provide the registered agent with a written record of:

(a)         the physical address of the place at which the records and underlying documentation are kept; and

(b)         the name of the person who maintains and controls the Company’s records and underlying documentation.

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18.3       If the location at which the records and underlying documentation are kept or the name of the person who maintains and controls the records and underlying documentation changes, the Company shall, within 14 days of the change provide its registered agent with:

(a)         the physical address of the new location at which the records and underlying documentation are kept; and

(b)         the name of the new person who maintains and controls the Company’s records and underlying documentation.

18.4       The Company may by Resolution of Shareholders call for the Directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

18.5       The Company may by Resolution of Shareholders call for the accounts to be examined by auditors.

19          NOTICES

19.1       Any notice, information or written statement to be given by the Company to Shareholders shall be in writing and may be given by personal service, mail, courier, email, or fax to such Shareholder’s address as shown in the register of members or to such Shareholder’s email address or fax number as notified by the Shareholder to the Company in writing from time to time.

19.2       Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail addressed to the Company at the offices of the registered agent of the Company.

19.3       Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying and posting a letter containing notice, and shall be deemed to be received on the fifth business day following the day on which the notice was posted. Where a notice is sent by fax or email, notice shall be deemed to be effected by transmitting the email or fax to the address or number provided by the intended recipient and service of the notice shall be deemed to have been received on the same day that it was transmitted.

20          VOLUNTARY LIQUIDATION

20.1       Subject to the Act, the Company may by Resolution of Shareholders or by Resolution of Directors appoint an eligible individual as voluntary liquidator alone or jointly with one or more other voluntary liquidators.

21          CONTINUATION

21.1       Subject to the Act, Company may by Resolution of Shareholders or by a resolution passed unanimously by all Directors continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

Annex C-21

Signed for ASCENTIUM (BVI) LIMITED of Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands on _________________________________________:

Incorporator
Sgd. Indira Ward-Lewis
Indira Ward-Lewis Authorised Signatory ASCENTIUM (BVI) LIMITED

Annex C-22

Annex D

WISeSat.Space Holdings Corp.

2026 Equity Incentive Plan

1.           Establishment of the Plan; Effective Date; Duration.

(a)         Establishment of the Plan; Effective Date. WISeSat.Space Holdings Corp., a BVI business company incorporated in the British Virgin Islands (the “Company”), hereby establishes this incentive compensation plan to be known as the “WISeSat.Space Holdings Corp. 2026 Equity Incentive Plan,” as amended from time to time (the “Plan”). The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, Other Cash-Based Awards, Dividend Equivalents, and Performance Compensation Awards. The Plan shall become effective on the Effective Date. The effectiveness of the Plan shall be subject to approval of the Plan by the shareholders of the Company within twelve months following the date the Plan is first approved by the Board. The Plan shall remain in effect as provided in Section 1(b) of the Plan. Capitalized but undefined terms shall have the meaning set forth in Section 3 of the Plan.

(b)         Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 14. However, in no event may an Award be granted under the Plan on or after ten years from the Effective Date, provided, however, in the case of an Award that is an Incentive Stock Option, no Incentive Stock Option shall be granted on or after ten years from the earlier of (i) the date the Plan is approved by the Board and (ii) date the Company’s shareholders approve the Plan.

2.           Purpose. The purpose of the Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby certain directors, officers, employees, consultants and advisors of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may be measured by reference to the value of Common Shares, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s shareholders.

3.           Definitions. Certain terms used herein have the definitions given to them in the first instance in which they are used. In addition, for purposes of the Plan, the following terms are defined as set forth below:

(a)         “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b)         “Applicable Law” means any applicable law, including without limitation:  (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether U.S. federal, state, local or non-U.S. laws, statutes, rules, requirements or regulations; (c) rules of any securities exchange or automated quotation system on which the Common Shares are listed, quoted or traded; and (d) the BVI Statute and any regulations made pursuant thereto.

(c)         “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Awards, Other Cash-Based Awards, Dividend Equivalents, and/or Performance Compensation Award granted under the Plan.

(d)         “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

(e)         “Board” means the Board of Directors of the Company.

(f)          “Business Combination Agreement” shall mean that certain Business Combination Agreement, by and among Columbus Acquisition Corp, the Company, WISeSat Merger Sub Corp., WISeSat.Space Corp. and WISeKey International Holding Ltd., dated as of November 9, 2025 as amended from time to time.

Annex D-1

(g)         “BVI Statute” shall mean the BVI Business Companies Act (As Revised) of the British Virgin Islands.

(h)         “Cause” means, in the case of a particular Award, unless the applicable Award Agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination, or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of  “Cause” contained therein), a Participant’s (A) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates public disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its customers; (B) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his employment or other service to the Company or an Affiliate; (C) alcohol abuse or use of controlled substances other than in accordance with a physician’s prescription; (D) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (F) below) to the Company or its Affiliates (other than due to a disability, as determined by the Committee), which refusal, if curable, is not cured within 15 days after delivery of written notice thereof; (E) material breach of any agreement with or duty owed to the Company or any of its Affiliates, which breach, if curable, is not cured within 15 days after the delivery of written notice thereof; (F) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation and/or proprietary rights or (G) material violation or breach of the documented code of ethics, code of conduct or similar document of the Company or an Affiliate or fiduciary duties to the Company or an Affiliate.

(i)          “Change in Control” shall, in the case of a particular Award, unless the applicable Award Agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon any of the following events:

(i)          any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company or any of its Affiliates, (B) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Shares) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, by way of merger, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the total voting power of the then outstanding voting securities of the Company;

(ii)         the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) were directors on the Effective Date or (y) become directors after Effective Date and whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then in office who were directors on the Effective Date or whose election or nomination for election was previously so approved, or who were appointed in accordance with the Articles of Association of the Company;

(iii)        the consummation of a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iv)        the consummation of a liquidation plan in respect of the Company or the consummation of a sale or disposition by the Company of all or substantially all the Company’s assets; or

(v)         any other event specified as a “Change in Control” in an applicable Award Agreement.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction

Annex D-2

or event described in subsection (i), (ii), (iii), (iv), or (v) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(j)          “Claim” means any claim, liability or obligation of any nature, arising out of or relating to the Plan or an alleged breach of the Plan or an Award Agreement.

(k)         “Code” means the Internal Revenue Code of 1986 of the United States, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(l)          “Committee” means a committee of at least two members of the Board as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.

(m)        “Common Shares” means the Company’s ordinary shares, no par value per share (and any stock, share or other securities into which such ordinary shares may be converted or into which they may be exchanged).

(n)         “Company” means WISeSat.Space Holdings Corp., a BVI business company incorporated in the British Virgin Islands or its successor.

(o)         “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(p)         “Delivery” or the term “delivery” and any derivations of the same, when used in this Plan in connection with Common Shares includes the issuance of Common Shares pursuant to this Plan or the transfer of Common Shares pursuant to this Plan.

(q)         “Dividend Equivalent” means a right awarded under Section 11 to receive as a contractual entitlement the equivalent value (in cash or Common Shares) of dividends that would otherwise be paid on the Common Shares subject to an Award that is a full-value award but that have not been issued or delivered.

(r)          “Effective Date” shall mean the date on which the transactions contemplated by the Business Combination Agreement are consummated, provided that the Board has adopted the Plan prior to or on such date, subject to approval of the Plan by the Company’s shareholders.

(s)          “Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(t)          “Eligible Person” with respect to an Award denominated in Common Shares, means any (i) individual employed by the Company or an Affiliate; (ii) director of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate; provided that if the Securities Act applies such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he begins employment with or begins providing services to the Company or its Affiliates, provided that the Date of Grant of any Award to such individual shall not be prior to the date he begins employment with or begins providing services to the Company or its Affiliates).

(u)         “Exchange Act” means the U.S. Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

(v)         “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.

(w)        “Fair Market Value” means, as of any date, the value of Common Shares determined as follows:

(i)          If the Common Shares are listed on any established stock exchange or a national market system, the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

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(ii)         If the Common Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Common Share will be the mean between the high bid and low asked prices for the Common Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii)        In the absence of an established market for the Common Shares, the Fair Market Value will be determined in good faith by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose).

(iv)        Notwithstanding the foregoing, the determination of Fair Market Value in all cases shall be in accordance with the requirements set forth under Section 409A of the Code to the extent necessary for an Award to comply with, or be exempt from, Section 409A of the Code.

(x)         “Forfeiture” or the term “forfeiture” and any derivations of the same, when used in this Plan in connection with Common Shares delivered to a Participant pursuant to this Plan or other forms of Award granted under the Plan , shall include, without limitation, the plain English meaning of such term in a commercial context, the meaning given to the term forfeiture under the BVI Statute, the surrender of such Common Shares or other form of Award by the Participant for no consideration and the redemption, purchase or other acquisition (howsoever described) of such Common Shares or other form of Award by the Company for a consideration to be determined by the Company at its sole discretion (which, for the avoidance of doubt, can be no consideration), in each case, in accordance with the terms of the BVI Statute (to the extent the BVI Statute is applicable) and as the context requires. For the avoidance of doubt, any Participant that enters into an Award Agreement with the Company is deemed to provide his consent to the redemption of any such Common Shares by the Company in accordance with the Award Agreement and/or this Plan.

(y)         “Immediate Family Members” shall have the meaning set forth in Section 15(b)(ii).

(z)         “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan for incentive stock options.

(aa)        “Indemnifiable Person” shall have the meaning set forth in Section 4(e) of the Plan.

(bb)       “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of the Plan. The Committee may utilize one or more Independent Third Parties.

(cc)        “Mature Shares” means Common Shares owned by a Participant that are not subject to any pledge, mortgage, charge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.

(dd)       “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.

(ee)        “Option” means an Award granted under Section 7 of the Plan.

(ff)         “Option Period” has the meaning given such term in Section 7(c) of the Plan.

(gg)       “Other Cash-Based Award” means a cash Award granted to a Participant under Section 10 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(hh)       “Other Stock-Based Award” means an equity-based or equity-related Award, other than an Option, SAR, Restricted Stock, Restricted Stock Unit or Dividend Equivalent, granted in accordance with the terms and conditions set forth under Section 10 of the Plan.

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(ii)         “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

(jj)         “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 12 of the Plan.

(kk)       “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan pursuant to Section 12 of the Plan.

(ll)         “Performance Formula” shall mean, for a Performance Period, the one or more formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the applicable Performance Period.

(mm)     “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria pursuant to Section 12 of the Plan.

(nn)       “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(oo)       “Permitted Transferee” shall have the meaning set forth in Section 15(b)(ii) of the Plan.

(pp)       “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(qq)       “Plan” means this WISeSat.Space Holdings Corp. 2026 Equity Incentive Plan, as amended from time to time.

(rr)        “Register of Members” means the register of members of the Company maintained in accordance with the BVI Statute.

(ss)        “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(tt)         “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(uu)       “Restricted Stock” means Common Shares, subject to certain specified performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(vv)       “SAR Period” has the meaning given such term in Section 8(c) of the Plan.

(ww)     “Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.

(xx)       “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(yy)       “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.

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(zz)        “Subsidiary” means, with respect to any specified Person:

(i)          any corporation, company, association or other business entity of which more than 50% of the total voting power of shares (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)         any partnership or limited partnership (or any comparable non-British Virgin Islands entity (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(aaa)      “Substitute Award” has the meaning given such term in Section 5(e).

(bbb)     “Treasury Regulation” means the United States Department of Treasury regulations promulgated under the Code.

4.           Administration.

(a)         The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act and Applicable Law (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b)         Subject to the provisions of the Plan and Applicable Law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, in each case, to the extent consistent with the terms of the Plan.

(c)         The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.

(d)         Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

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(e)         To the maximum extent permitted by law, no member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. To the maximum extent permitted by law, each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s memorandum and articles of association. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s memorandum and articles of association, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(f)          Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5.           Grant of Awards; Shares Subject to the Plan; Limitations.

(a)         The Committee may, from time to time, grant Awards to one or more Eligible Persons.

(b)         Subject to adjustment as provided in Section 13 of the Plan and to Section 5(e) below, the maximum number of Common Shares that may be delivered in satisfaction of Awards under the Plan as of the Effective Date shall be a number of Common Shares equal to 15% of all outstanding Common Shares immediately following the Effective Date. In addition, subject to adjustment as provided in Section 13, such maximum number of Common Shares will automatically increase on January 1st of each year for a period of ten years commencing on January 1, 2027 and ending on (and including) January 1, 2036, in an amount equal to 5% of the total number of Common Shares outstanding on December 31st of the preceding year; provided, however, that the maximum of total awards under the Plan should be equal to 15% of the Common Shares on such day. The maximum number of Common Shares that may be granted under the Plan during any single fiscal year to any Participant who is a non-employee director, when taken together with any cash fees paid to such non-employee director during such year in respect of his service as a non-employee director (including service as a member or chair of any committee of the Board), shall not exceed $750,000 in total value (calculating the value of any such Awards based on the Fair Market Value on the Date of Grant of such Awards for financial reporting purposes); provided that the non-employee directors who are considered independent (under the rules of the NASDAQ Stock Market or other securities exchange on which the Common Shares are traded) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

(c)         In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, then in each such case the Common Shares so tendered or withheld shall be added to the Common Shares available for grant under the Plan on a one-for-one basis. Common Shares underlying Awards under the Plan that are forfeited, canceled, expire unexercised, or are settled in cash shall also be available again for issuance as Awards under the Plan.

(d)         Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.

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(e)         Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Common Shares underlying any Substitute Awards shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.

6.           Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written notification from the Committee or from a person designated by the Committee, that they have been selected to participate in the Plan.

7.           Options.

(a)         Generally. Each Option granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Subject to Section 13 and Section 5(e), the maximum aggregate number of Common Shares that may be issued through the exercise of Incentive Stock Options granted under the Plan is the number of Common Shares specified in Section 5(b) above, which, for the avoidance of doubt, such share limit shall not be subject to the annual adjustment provided in Section 5(b) and shall not be increased by Common Shares that again become available for issuance pursuant to Section 5(c). Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company or of any “parent corporation” or “subsidiary corporation” of the Company (within the meaning of Section 424(e) and (f) of the Code, respectively), and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. To the extent that the aggregate Fair Market Value (determined as of the Date of Grant) of Common Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan and all other plans of the Company and its “parent corporations” and “subsidiary corporations”) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b)         Exercise Price. Except with respect to Substitute Awards, the exercise price (“Exercise Price”) per Common Share for each Option shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)), the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant.

(c)         Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)); provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is 30 calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.

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(d)         Method of Exercise and Form of Payment. No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid upon exercise of such Option. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option, accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of actual delivery of such shares to the Company); provided that such Common Shares are not subject to any pledge, charge, mortgage or other security interest and are Mature Shares; and (ii) by such other method as the Committee may permit in accordance with Applicable Law, in its sole discretion, including without limitation: (A) in other property having a Fair Market Value on the date of exercise equal to the Exercise Price, (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price, or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a Fair Market Value equal to the aggregate Exercise Price for the Common Shares for which the Option was exercised. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(e)         Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of (i) two years after the Date of Grant of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

(f)          Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the U.S. Sarbanes-Oxley Act of 2002, if applicable; any other Applicable Law; the applicable rules and regulations of the U.S. Securities and Exchange Commission; or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8.           Stock Appreciation Rights.

(a)         Generally. Each SAR granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b)         Strike Price. Except with respect to Substitute Awards, the Strike Price per Common Share for each SAR shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant.

(c)         Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. If the SAR would expire at a time when the exercise of the SAR would violate applicable securities laws, the expiration date applicable to the

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SAR will be automatically extended to a date that is 30 calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the SAR Period.

(d)         Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded.

(e)         Payment. Upon the exercise of a SAR, the Company shall pay as a contractual entitlement to the Participant an amount equal to the number of shares subject to the SAR that are being exercised, multiplied by the excess, if any, of the Fair Market Value of one Common Share on the exercise date over the Strike Price, less an amount equal to any taxes required to be withheld or paid. The Company shall pay such amount in cash, in Common Shares having a Fair Market Value equal to such amount, or any combination thereof, as determined by the Committee. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

9.           Restricted Stock and Restricted Stock Units.

(a)         Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)         Restricted Accounts; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an agreement governing restrictions on the Restricted Stock satisfactory to the Committee, if applicable, and (ii) the appropriate irrevocable proxy with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an agreement governing restrictions on the Restricted Stock and irrevocable proxy within the amount of time specified by the Committee, the Award shall be null and void (and where Restricted Stock has been granted, such Restricted Stock shall be subject to forfeiture). Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including, without limitation, the right to vote such Restricted Stock and the right to receive dividends, if applicable; provided, however, that any dividends or other distributions payable with respect to Restricted Stock shall be withheld by the Company and shall be subject to the same vesting, forfeiture, and transfer restrictions as the Restricted Stock to which they relate, and shall not be paid to the Participant unless and until such Restricted Stock vests. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company.

(c)         Vesting. Unless otherwise provided by the Committee in an Award Agreement the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.

(d)         Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i)          Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement or agreement governing restrictions on shares is used, upon such expiration, the Company shall (where the Company has elected to issue share certificates in respect of such shares) deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share) or shall register such shares in the Participants name (to the extent not already so registered) without

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any such restrictions. Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in Common Shares having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award Agreement) and shall be deemed to have waived in writing any right to such dividends that he would otherwise be entitled to.

(ii)         Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one Common Share for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of such Restricted Stock Units or (B) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of Applicable Law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any taxes required to be withheld or paid.

10.         Other Stock-Based Awards and Other Cash-Based Awards.

(a)         Other Stock-Based Awards. The Committee may grant types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Common Shares), in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Other Stock-Based Awards may involve the transfer of actual Common Shares to Participants, or payment in cash or otherwise of amounts based on the value of Common Shares. The terms and conditions of such Awards shall be consistent with the Plan and set forth in the Award Agreement and need not be uniform among all such Awards or all Participants receiving such Awards.

(b)         Other Cash-Based Awards. The Committee may grant a Participant a cash Award not otherwise described by the terms of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(c)         Value of Awards. Each Other Stock-Based Award shall be expressed in terms of Common Shares or units based on Common Shares, as determined by the Committee, and each Other Cash-Based Award shall be shall be expressed in terms of cash, as determined by the Committee. The Committee may establish Performance Goals in its discretion pursuant to Section 12, and any such Performance Goals shall be set forth in the applicable Award Agreement. If the Committee exercises its discretion to establish Performance Goals, the number and/or value of Other Stock-Based Awards or Other Cash-Based Awards that will be paid out to the Participant will depend on the extent to which such Performance Goals are met.

(d)         Payment of Awards. Payment, if any, with respect to an Other Stock-Based Award or Other Cash-Based Award shall be made in accordance with the terms of the Award, as set forth in the Award Agreement, in cash, Common Shares or a combination of cash and Common Shares, as the Committee determines.

(e)         Vesting. The Committee shall determine the extent to which the Participant shall have the right to receive Other Stock-Based Awards or Other Cash-Based Awards following the Participant’s termination of employment or service (including by reason of such Participant’s death, disability (as determined by the Committee), or termination without Cause). Such provisions shall be determined in the sole discretion of the Committee and will be included in the applicable Award Agreement but need not be uniform among all Other Stock-Based Awards or Other Cash-Based Awards issued pursuant to the Plan and may reflect distinctions based on the reasons for the termination of employment or service.

11.         Dividend Equivalents. No adjustment shall be made in the Common Shares issuable or taken into account under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Common Shares prior to issuance of such Common Shares under such Award. The Committee may grant Dividend Equivalents based on the dividends declared on Common Shares that are subject to any Award (other than an Option or Stock Appreciation Right). Any Award of Dividend Equivalents may be credited as of the dividend payment dates, during the period between the Date of Grant of the Award and the date the Award becomes payable or terminates or

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expires, as determined by the Committee; however, Dividend Equivalents shall not be payable unless and until the Award becomes payable, and shall be subject to forfeiture to the same extent as the underlying Award. Dividend Equivalents may be subject to any additional limitations and/or restrictions determined by the Committee. Dividend Equivalents shall be payable in cash, Common Shares or converted to full-value Awards, calculated based on such formula, as may be determined by the Committee.

12.         Performance Compensation Awards.

(a)         Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Compensation Award. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award. Unless otherwise determined by the Committee, all Performance Compensation Awards shall be evidenced by an Award Agreement.

(b)         Discretion of Committee with Respect to Performance Compensation Awards. The Committee shall have the discretion to establish the terms, conditions and restrictions of any Performance Compensation Award. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula.

(c)         Performance Criteria. The Committee may establish Performance Criteria that will be used to establish the Performance Goal(s) for Performance Compensation Awards which may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; (xxxiii) personal targets, goals or completion of projects; and (xxxiv) such other criteria as established by the Committee in its discretion from time to time. Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparable or peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

(d)         Modification of Performance Goal(s). The Committee is authorized at any time to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect any specified circumstance or event that occurs during a Performance Period, including but not limited to the following: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual and/or infrequently occurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results

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of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) discontinued operations; (viii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (ix) foreign exchange gains and losses; and (x) a change in the Company’s fiscal year.

(e)         Terms and Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. Unless otherwise determined by the Committee, a Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (i) the Performance Goals for such period are achieved; and (ii) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals. Following the completion of a Performance Period, the Committee shall determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period.

13.         Changes in Capital Structure and Similar Events. In the event of  (a) any dividend (other than cash dividends) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, issue of bonus shares, division of shares, consolidation of shares, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or (b) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, subject to the requirements of Code Sections 409A, 421, and 422, if applicable, including without limitation any or all of the following:

(a)         adjusting any or all of  (i) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (ii) the terms of any outstanding Award, including, without limitation, (A) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (B) the Exercise Price or Strike Price with respect to any Award or (C) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);

(b)         providing for a substitution or assumption of Awards in a manner that substantially preserves the applicable terms of such Awards;

(c)         accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event;

(d)         modifying the terms of Awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate;

(e)         deeming any performance measures (including, without limitation, Performance Criteria and Performance Goals) satisfied at target, maximum or actual performance through closing or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing;

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(f)          providing that for a period prior to the Change in Control determined by the Committee in its sole discretion, any Options or SARs that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Common Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control; and

(g)         canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Common Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the U.S. Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be final, conclusive and binding for all purposes.

14.         Amendments and Termination.

(a)         Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(b)         Amendment of Award Agreements; Repricing. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, unless the Committee determines, in its sole discretion, that the amendment is necessary for the Award to comply with Code Section 409A. In addition, the Committee shall, without the approval of the shareholders of the Company, have the authority to reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

15.         General.

(a)         Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, disability (as determined by the Committee) or termination of employment or service of a Participant, or of such other events as may be determined by the Committee.

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(b)         Nontransferability.

(i)          Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under Applicable Law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, mortgaged, charged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, mortgage, charge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, mortgage, charge attachment, sale, transfer or encumbrance.

(ii)         Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his Immediate Family Members; (C) a partnership, limited partnership or limited liability company whose only partners or shareholders or stockholders are the Participant and his Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award Agreement (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as, a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii)        The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c)         Tax Withholding and Deductions.

(i)          A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to deduct and withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required taxes (up to the maximum statutory rate under Applicable Law as in effect from time to time as determined by the Committee) and deduction in respect of an Award, its grant, vesting or exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii)         Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing tax and deduction liability by (A) the delivery of Common Shares (which are not subject to any pledge, mortgage, charge or other security interest and are Mature Shares, except as otherwise determined by the Committee) owned by the Participant having a Fair Market Value equal to such liability or (B) having the Company withhold from the number of Common Shares otherwise deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such liability.

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(d)         No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any Claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. A Participant’s sole remedy for any Claim related to the Plan or any Award shall be against the Company, and no Participant shall have any Claim or right of any nature against any Subsidiary or Affiliate of the Company or any shareholder or stockholder or existing or former director, officer or employee of the Company or any Subsidiary of the Company. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any Claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any Claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(e)         International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

(f)          Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his spouse or, if the Participant is unmarried at the time of death, his estate.

(g)         Termination of Employment/Service. Unless determined otherwise by the Committee at any time following such event and subject to Section 15(r) of the Plan: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.

(h)         No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares or other securities that are subject to Awards hereunder until such shares have been issued to that person.

(i)          Government and Other Regulations.

(i)          The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares or other securities pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the U.S. Securities and Exchange Commission or unless the

Annex D-16

Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares or other securities to be offered or sold under the Plan. Subject to the requirements of the memorandum and articles of association of the Company and the BVI Statute, the Committee shall have the authority to cause there to be made to the Register of Members all necessary updates and to provide that all certificates for Common Shares (where the Company elects to issue them) or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the United States federal securities laws, or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable U.S. federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii)         The Committee may cancel an Award or any portion thereof if the Committee determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares or other securities to the Participant, the Participant’s acquisition of Common Shares or other securities from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award denominated in Common Shares in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of  (A) the aggregate Fair Market Value of the Common Shares subject to such Award or portion thereof that is canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(j)          Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior Claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k)         Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or share options or other equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(l)          No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees or service providers under general law.

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(m)        Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of or service provider to the Company or the Committee or the Board, other than himself.

(n)         Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(o)         Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the British Virgin Islands applicable to contracts made and performed wholly within the British Virgin Islands, without giving effect to the conflict of laws provisions thereof.

(p)         Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the Applicable Laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(q)         Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor company, corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor company, corporation or organization succeeding to substantially all of the assets and business of the Company.

(r)          Code Section 409A.

(i)          Notwithstanding any provision of the Plan to the contrary, all Awards made under the Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the authoritative guidance thereunder, including the exceptions for stock rights or share rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Code Section 409A.

(ii)         If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his termination of service, no amount that is nonqualified deferred compensation subject to Code Section 409A and that becomes payable by reason of such termination of service shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate) before the earlier of  (x) the first business day after the date that is six months following the date of the Participant’s termination of service, and (y) within 30 days following the date of the Participant’s death. For purposes of Code Section 409A, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Code Section 409A, unless the applicable Award Agreement provides otherwise, such Award shall be payable upon the Participant’s “separation from service” within the meaning of Code Section 409A. If any Award is or becomes subject to Code Section 409A and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of any additional tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.

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(iii)        Any adjustments made pursuant to Section 13 to Awards that are subject to Code Section 409A shall be made in compliance with the requirements of Code Section 409A, and any adjustments made pursuant to Section 13 to Awards that are not subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either (x) continue not to be subject to Code Section 409A or (y) comply with the requirements of Code Section 409A.

(iv)        Notwithstanding any provision of the Plan or any Award Agreement to the contrary, neither the Company nor any Affiliate makes any representation or warranty that any Award is exempt from, or complies with, Code Section 409A, and neither the Company nor any Affiliate shall have any liability to any Participant or any other person for any tax, interest or penalty imposed under Code Section 409A, or for any damages arising from an Award failing to be exempt from, or to comply with, Code Section 409A.

(s)          Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(t)          Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares or other securities under an Award, that the Participant execute lock-up, shareholder or other agreements, as it may determine in its sole and absolute discretion.

(u)         Payments. Participants shall be required to pay, to the extent required by Applicable Law, any amounts required to receive Common Shares or other securities under any Award made under the Plan.

(v)         Erroneously Awarded Compensation. All Awards shall be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by the Company, including, without limitation, any such policy established to comply with the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) Applicable Law (including, without limitation, Section 304 of the U.S. Sarbanes-Oxley Act and Section 954 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Shares or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award Agreements.

(w)        Data Privacy. By accepting an Award, each Participant acknowledges and consents to the collection, use, processing and transfer, in electronic or other form, of personal data about the Participant by the Company, its Affiliates and third parties assisting in the implementation, administration and management of the Plan, in each case for the exclusive purpose implementing, administering and managing the Participant’s participation in the Plan, and acknowledges that such personal data may be transferred to recipients located in jurisdictions that may have different data protection standards than those in the Participant’s country of residence. Any such collection, use, processing and transfer shall be carried out in accordance with Applicable Law.

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Annex E

WISeSat.Space Holdings Corp.
2026 Employee Share Purchase Program

ARTICLE 1
PURPOSE

The Plan’s purpose is to assist employees of the Company and its Designated Subsidiaries in acquiring a share ownership interest in the Company, and to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Subsidiaries.

The Plan consists of two components: the Section 423 Component and the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of Options under the Non-Section 423 Component, which need not qualify as Options granted pursuant to an “employee stock purchase plan” under Section 423 of the Code; such Options granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and the Designated Subsidiaries in locations outside of the United States. Except as otherwise provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Section 423 Component that fail to meet the qualification requirements of Section 423 of the Code shall be deemed to be made under the Non-Section 423 Component, and Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.

For purposes of this Plan, the Administrator may designate separate Offerings under the Plan, the terms of which need not be identical, in which Eligible Employees will participate, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component as determined under Section 423 of the Code. Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.

ARTICLE 2
DEFINITIONS

As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:

2.1         “Administrator” means the Committee, or such individuals to which authority to administer the Plan has been delegated under Section 7.1 hereof.

2.2         “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.3         “Board” means the Board of Directors of the Company.

2.4         “BVI Statute” shall mean the BVI Business Companies Act (As Revised) of the British Virgin Islands.

2.5         “Business Combination Agreement” means that certain Business Combination Agreement, by and among Columbus Acquisition Corp, the Company, WISeSat Merger Sub Corp., WISeSat.Space Corp. and WISeKey International Holding Ltd., dated as of November 9, 2025 as amended from time to time.

2.6         “Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.

2.7         “Committee” means the Compensation Committee of the Board or other similar committee, and if no such committee exists, then the Board shall be the Committee.

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2.8         “Common Shares” means the Company’s ordinary shares, no par value per share (and any stock or shares or other securities into which such ordinary shares may be converted into or for which they may be exchanged).

2.9         “Company” means WISeSat.Space Holdings Corp., a BVI business company incorporated in the British Virgin Islands, or any successor.

2.10       “Compensation” of an Employee means, unless otherwise determined by the Administrator, the regular earnings or base salary, bonuses and commissions paid to the Employee from the Company or any Designated Subsidiary on each Payday as compensation for services to the Company or any Designated Subsidiary, before deduction for any salary deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, shift differentials, vacation pay, salaried production schedule premiums, holiday pay, jury duty pay, funeral leave pay, paid time off, military pay, prior week adjustments and weekly bonus, but excluding education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and moving reimbursements, including tax gross ups and taxable mileage allowance, income received in connection with any stock options, restricted stock, restricted stock units or other compensatory equity awards and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established. Such Compensation shall be calculated before deduction of any income or employment tax withholdings, but shall be withheld from the Employee’s net income.

2.11       “Delivery” or the term “delivery” and any derivations of the same, when used in this Plan in connection with Common Shares includes the issuance of Common Shares pursuant to this Plan or the transfer of Common Shares pursuant to this Plan.

2.12       “Designated Subsidiary” means each Subsidiary, including any Subsidiary in existence on the Effective Date and any Subsidiary formed or acquired following the Effective Date, that has been designated by the Board or Committee from time to time in its sole discretion as eligible to participate in the Plan, in accordance with Section 7.2 hereof, such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both; provided that a Subsidiary that, for U.S. tax purposes, is disregarded from the Company or any Subsidiary that participates in the Section 423 Component shall automatically constitute a Designated Subsidiary that participates in the Section 423 Component. The designation by the Administrator of Designated Subsidiaries and changes in such designations by the Administrator shall not require shareholder approval.

2.13       “Effective Date” means the date on which the transactions contemplated by the Business Combination Agreement are consummated, provided that the Board has adopted the Plan prior to or on such date, subject to approval of the Plan by the Company’s shareholders.

2.14       “Eligible Employee” means an Employee:

(a)         who is customarily scheduled to work at least 20 hours per week;

(b)         whose customary employment is more than five months in a calendar year; and

(c)         who, after the granting of the Option, would not be deemed for purposes of Section 423(b) (3) of the Code to possess 5% or more of the total combined voting power or value of all classes of shares or stock of the Company or any Subsidiary.

For purposes of clause (c), the rules of Section 424(d) of the Code with regard to the attribution of share or stock ownership shall apply in determining the share or stock ownership of an individual, and shares or stock which an Employee may purchase under outstanding options shall be treated as shares or stock owned by the Employee.

Notwithstanding the foregoing, the Administrator may exclude from participation in the Section 423 Component as an Eligible Employee:

(x)         any Employee that is a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer or (C) who is subject to the disclosure requirements of Section 16(a) of the Exchange Act; or

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(y)         any Employee who is a citizen or resident of a jurisdiction outside the United States (without regard to whether they are also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (A) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (B) compliance with the laws of the jurisdiction outside the United States would cause the Section 423 Component, any Offering thereunder or an Option granted thereunder to violate the requirements of Section 423 of the Code;

provided that any exclusion in clauses (x) or (y) shall be applied in an identical manner under each Offering to all Employees of the Company and all Designated Subsidiaries, in accordance with Treas. Reg. § 1.423-2(e). Notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence in this definition shall apply in determining who is an “Eligible Employee,” except (a) the Administrator may limit eligibility further within the Company or a Designated Subsidiary so as to only designate some Employees of the Company or a Designated Subsidiary as Eligible Employees, and (b) to the extent the restrictions in the first sentence in this definition are not consistent with applicable local laws, the applicable local laws shall control.

2.15       “Employee” means any person who renders services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Designated Subsidiary and meeting the requirements of Treas. Reg. § 1.421-1(h)(2). Where the period of leave exceeds three months, or such other period specified in Treas. Reg. § 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treas. Reg. § 1.421-1(h)(2).

2.16       “Enrollment Date” means the first day of each Offering Period.

2.17       “Exercise Date” means the last day of each Purchase Period, except as provided in Section 5.2 hereof.

2.18       “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

2.19       “Fair Market Value” means, as of any date, the value of Common Shares determined as follows:

(a)         If Common Shares are (i) listed on any established securities exchange (such as the New York Stock Exchange or Nasdaq Stock Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, the Fair Market Value shall be the closing sales price for a share of Common Shares as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Shares on the date in question, the closing sales price for a share of Common Shares on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)         If the Common Shares are not listed on an established securities exchange, national market system or automated quotation system, but the Common Shares are regularly quoted by a recognized securities dealer, the Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Shares on such date, the high bid and low asked prices for a share of Common Shares on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)         If the Common Shares are neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, the Fair Market Value shall be established by the Administrator in good faith.

2.20       “Grant Date” means the first day of an Offering Period.

2.21       “New Exercise Date” has the meaning set forth in Section 5.2(b) hereof.

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2.22       “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which Options may be granted to non-U.S. Eligible Employees that need not satisfy the requirements for Options granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.23       “Offering” means an offer under the Plan of an Option that may be exercised during an Offering Period as further described in Section 4 hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Purchase Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).

2.24       “Offering Period” means such period of time commencing on such dates as determined by the Board or Committee, in its discretion, and with respect to which Options shall be granted to Participants. The duration and timing of Offering Periods may be established or changed by the Board or Committee at any time, in its sole discretion. Notwithstanding the foregoing, in no event may an Offering Period exceed 27 months.

2.25       “Option” means the right to purchase shares of Common Shares pursuant to the Plan during each Offering Period.

2.26       “Option Price” means the purchase price of a share of Common Shares hereunder as provided in Section 4.2 hereof.

2.27       “Parent” means any entity that is a parent corporation of the Company within the meaning of Section 424 of the Code.

2.28       “Participant” means any Eligible Employee who elects to participate in the Plan.

2.29       “Payday” means the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.

2.30       “Plan” means this WISeSat.Space Holdings Corp.2026 Employee Share Purchase Program, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.

2.31       “Plan Account” means a bookkeeping account established and maintained by the Company in the name of each Participant.

2.32       “Purchase Period” means such period of time commencing on such dates as determined by the Board or Committee, in its discretion, within each Offering Period. The first Purchase Period of each Offering Period shall commence on the Grant Date and end with the next Exercise Date. The duration and timing of Purchase Periods may be established or changed by the Board or Committee at any time, in its sole discretion. Notwithstanding the foregoing, in no event may a Purchase Period exceed the duration of the Offering Period under which it is established.

2.33       “Register of Members” means the register of members of the Company maintained in accordance with the BVI Statute.

2.34       “Section 409A” means Section 409A of the Code, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.35       “Section 423 Component” means those Offerings under the Plan that are intended to meet the requirements under Section 423(b) of the Code.

2.36       “Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.

Annex E-4

2.37       “Subsidiary” means any entity that is a subsidiary corporation of the Company within the meaning of Section 424 of the Code. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or non-corporate entity in which the Company has a direct or indirect equity interest or significant business relationship and is a subsidiary or parent of the Company for purposes of a Form S-8 Registration Statement under the Securities Act.

2.38       “Treas. Reg.” means U.S. Department of the Treasury regulations.

2.39       “Withdrawal Election” has the meaning set forth in Section 6.1(a) hereof.

ARTICLE 3
PARTICIPATION

3.1         Eligibility.

(a)         Any Eligible Employee who is employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Articles 4 and 5 hereof, and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.

(b)         No Eligible Employee shall be granted an Option under the Section 423 Component which permits the Participant’s rights to purchase shares of Common Shares under the Plan, and to purchase stock under all other employee stock or share purchase plans of the Company, any Parent or any Subsidiary subject to Section 423 of the Code, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time. The limitation under this Section 3.1(b) shall be applied in accordance with Section 423(b)(8) of the Code.

3.2         Election to Participate; Payroll Deductions

(a)         Except as provided in Sections 3.2(e) and 3.3 hereof, an Eligible Employee may become a Participant in the Plan only by means of payroll deduction. Each individual who is an Eligible Employee as of an Offering Period’s Enrollment Date may elect to participate in such Offering Period and the Plan by delivering to the Company a payroll deduction authorization no later than the period of time prior to the applicable Enrollment Date that is determined by the Administrator, in its sole discretion.

(b)         Subject to Section 3.1(b) hereof and except as may otherwise be determined by the Administrator, payroll deductions (i) shall equal at least 1% of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date, but not more than 15% of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date; and (ii) may be expressed either as (A) a whole number percentage, or (B) a fixed dollar amount. Amounts deducted from a Participant’s Compensation with respect to an Offering Period pursuant to this Section 3.2 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account; provided that for the first Offering Period, payroll deductions shall not begin until such date determined by the Board or Committee, in its sole discretion.

(c)         Following at least one payroll deduction, a Participant may decrease (to as low as zero) the amount deducted from such Participant’s Compensation only once during an Offering Period upon ten calendar days’ prior written notice to the Company. A Participant may not increase the amount deducted from such Participant’s Compensation during an Offering Period. Notwithstanding the foregoing, the Administrator may alter the limitations in this subsection for a particular Offering Period in the writing designating the terms and conditions for the Offering.

(d)         Upon the completion of an Offering Period, each Participant in such Offering Period shall automatically participate in the immediately following Offering Period at the same payroll deduction percentage or fixed amount as in effect at the termination of such Offering Period, unless such Participant delivers to the Company a different election with respect to the successive Offering Period in accordance with Section 3.2(a) hereof, or unless such Participant becomes ineligible for participation in the Plan.

(e)         Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable

Annex E-5

to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator must determine that any alternative method of contribution is applied on an equal and uniform basis to all Eligible Employees in the Offering.

3.3         Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treas. Reg. § 1.421-1(h)(2), a Participant may continue participation in the Plan by making cash payments to the Company on the Participant’s normal Payday equal to the Participant’s authorized payroll deduction.

ARTICLE 4
PURCHASE OF SHARES

4.1         Grant of Option. The Company may make one or more Offerings under the Plan, which may be successive or overlapping with one another, until the earlier of: (i) the date on which the shares of Common Shares available under the Plan have been sold or (ii) the date on which the Plan is suspended or terminates. The Administrator shall designate the terms and conditions of each Offering in writing, including without limitation, the Offering Period and the Purchase Periods. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to the limitations of Section 3.1(b) hereof, the number of shares of Common Shares subject to a Participant’s Option shall be determined by dividing (a) such Participant’s payroll deductions accumulated prior to an Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided that in no event shall a Participant be permitted to purchase during each Offering Period more than 100,000 shares of Common Shares (subject to any adjustment pursuant to Section 5.2 hereof and which, for the Section 423 Component, shall be subject to the limitations described in Section 3.1(b)). The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Shares that a Participant may purchase during such future Offering Periods. Each Option shall expire on the last Exercise Date for the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3 hereof, unless such Option terminates earlier in accordance with Article 6 hereof.

4.2         Option Price. The “Option Price” per share of Common Shares to be paid by a Participant upon exercise of the Participant’s Option on an Exercise Date for an Offering Period shall equal 85% of the lesser of the Fair Market Value of a share of Common Shares on (a) the applicable Grant Date and (b) the applicable Exercise Date, or such other price designated by the Administrator; provided further, that no Option Price shall be designated by the Administrator that would cause the Section 423 Component to fail to meet the requirements under Section 423(b) of the Code.

4.3         Purchase of Shares.

(a)         On each Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised the Participant’s Option to purchase at the applicable per share Option Price the largest number of whole shares of Common Shares which can be purchased with the amount in the Participant’s Plan Account. Any balance less than the per share Option Price that is remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) as of the Exercise Date shall be carried forward to the next Purchase Period or Offering Period, unless the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee. Any balance not carried forward to the next Purchase Period or Offering Period in accordance with the prior sentence shall be promptly refunded to the applicable Participant. In no event shall an amount greater than or equal to the per share Option Price as of an Exercise Date be carried forward to the next Purchase Period or Offering Period.

(b)         As soon as practicable following each Exercise Date, the number of shares of Common Shares purchased by such Participant pursuant to Section 4.3(a) hereof shall be delivered with or without the issuance of a share certificate to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. If the Company is required to obtain from any commission or agency authority to issue any such shares of Common Shares, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon.

4.4         Automatic Termination of Offering Period. If the Fair Market Value of a share of Common Shares on any Exercise Date (except the final scheduled Exercise Date of any Offering Period) is lower than the Fair Market Value of a share of Common Shares on the Grant Date for an Offering Period, then such Offering Period shall terminate

Annex E-6

on such Exercise Date after the automatic exercise of the Option in accordance with Section 4.3 hereof, and each Participant shall automatically be enrolled in the Offering Period that commences immediately following such Exercise Date and such Participant’s payroll deduction authorization shall remain in effect for such Offering Period.

4.5         Transferability of Rights. An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. No option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the Option shall have no effect.

ARTICLE 5
PROVISIONS RELATING TO COMMON SHARES

5.1         Common Shares Reserved. Subject to adjustment as provided in Section 5.2 hereof, the maximum number of shares of Common Shares that shall be made available for sale under the Plan shall be the sum of (a) two percent (2%) of Common Shares outstanding immediately following the Effective Date and (b) an annual increase on the first day of each calendar year beginning in 2027 and ending in 2036 equal to the lesser of (i) 2% of the shares of Common Shares outstanding on the last day of the immediately preceding calendar year and (ii) such lower number of shares of Common Shares as may be determined by the Board; provided, however, that no more than [•] shares may be issued under the Plan. Shares made available for sale under the Plan may be authorized but unissued shares, treasury shares that are Common Shares, or reacquired shares of Common Shares reserved for issuance under the Plan. All or any portion of such maximum number of shares may issued under the Section 423 Component.

5.2         Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)         Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Shares which have been authorized for issuance under the Plan but not yet placed under Option, as well as the price per share and the number of shares of Common Shares covered by each Option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Shares resulting from the issue of bonus shares, a division of shares, a consolidation of shares, a share dividend, or reclassification of the Common Shares, or any other increase or decrease in the number of shares of Common Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Shares subject to an Option.

(b)         Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

(c)         Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another company or corporation, unless each outstanding Option shall be assumed or an equivalent Option substituted by the successor company or corporation or a Parent or Subsidiary of the successor company or corporation, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has

Annex E-7

been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

5.3         Insufficient Shares. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Shares with respect to which Options are to be exercised may exceed the number of shares of Common Shares remaining available for sale under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the shares of Common Shares available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Shares on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5 hereof. If an Offering Period is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of shares of Common Shares shall be paid to such Participant in one lump sum in cash within 30 days after such Exercise Date, without any interest thereon.

5.4         Rights as Shareholders. With respect to shares of Common Shares subject to an Option, a Participant shall not be deemed to be a shareholder of the Company and shall not have any of the rights or privileges of a shareholder. A Participant shall have the rights and privileges of a shareholder of the Company when, but not until, shares of Common Shares have been recorded as held by such Participant (or such nominee or broker as may be permitted under the terms of this Plan) in the Register of Members following exercise of the Participant’s Option.

ARTICLE 6
TERMINATION OF PARTICIPATION

6.1         Cessation of Contributions; Voluntary Withdrawal.

A Participant may cease payroll deductions during an Offering Period and elect to withdraw from the Plan by delivering written notice of such election to the Company in such form and at such time prior to the Exercise Date for such Offering Period as may be established by the Administrator (a “Withdrawal Election”). A Participant electing to withdraw from the Plan may elect to either (i) withdraw all of the funds then credited to the Participant’s Plan Account as of the date on which the Withdrawal Election is received by the Company, in which case amounts credited to such Plan Account shall be returned to the Participant in one lump-sum payment in cash within 30 days after such election is received by the Company, without any interest thereon, and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall terminate; or (ii) exercise the Option for the maximum number of whole shares of Common Shares on the applicable Exercise Date with any remaining Plan Account balance returned to the Participant in one lump-sum payment in cash within 30 days after such Exercise Date, without any interest thereon, and after such exercise cease to participate in the Plan. Upon receipt of a Withdrawal Election, the Participant’s payroll deduction authorization and the Participant’s Option shall terminate.

(a)         A Participant’s withdrawal from the Plan shall not have any effect upon the Participant’s eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

(b)         A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during that Offering Period.

6.2         Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, the Participant shall be deemed to have elected to withdraw from the Plan, and such Participant’s Plan Account shall be paid to such Participant or, in the case of the Participant’s death, to the person or persons entitled thereto pursuant to applicable law, within 30 days after such cessation of being an Eligible Employee, without any interest thereon. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any

Annex E-8

Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component, or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between companies participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.

ARTICLE 7
GENERAL PROVISIONS

7.1         Administration.

(a)         The Plan shall be administered by the Committee. To the extent permitted by the BVI Statute and the memorandum and articles of association of the Company the Committee may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

(b)         It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)           To establish and terminate Offerings;

(ii)         To determine when and how Options shall be granted and the provisions and terms of each Offering (which need not be identical);

(iii)        To select Designated Subsidiaries in accordance with Section 7.2 hereof;

(iv)        To impose a mandatory holding period pursuant to which Participants may not dispose of or transfer shares of Common Shares purchased under the Plan for a period of time determined by the Administrator in its discretion; and

(v)         To construe and interpret the Plan, the terms of any Offering and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering or any Option, in a manner and to the extent it shall deem necessary or expedient to administer the Plan, subject to Section 423 of the Code for the Section 423 Component.

(c)         The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of share certificates which vary with local requirements. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

(d)         The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(e)         All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Committee, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. To the extent permitted by the BVI Statute and the memorandum and articles of association of the Company no member of the Board or Administrator shall be

Annex E-9

personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Board or Administrator shall be fully protected by the Company with respect to any such action, determination, or interpretation.

7.2         Designation of Subsidiary Corporations. The Board or Administrator shall designate from time to time the Subsidiaries that shall constitute Designated Subsidiaries, and determine whether such Designated Subsidiaries shall participate in the Section 423 Component or Non-Section 423 Component. The Board or Administrator may designate a Subsidiary, or terminate the designation of a Subsidiary, without the approval of the shareholders of the Company.

7.3         Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of Plan Accounts shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of shares purchased and the remaining cash balance, if any.

7.4         No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

7.5         Amendment and Termination of the Plan.

(a)         The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and from time to time. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision), with respect to the Section 423 Component, or any other applicable law, regulation or stock exchange rule, the Company shall obtain shareholder approval of any such amendment to the Plan in such a manner and to such a degree as required by Section 423 of the Code or such other law, regulation or rule.

(b)         If the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may in its discretion modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)          altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;

(ii)         shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii)        allocating shares of Common Shares.

Such modifications or amendments shall not require shareholder approval or the consent of any Participant.

(c)         Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded as soon as practicable after such termination, without any interest thereon.

7.6         Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of shares of Common Shares under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest shall be paid to any Participant or credited under the Plan.

7.7         Term; Approval by Shareholders. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company’s shareholders within 12 months after the date of the Board’s initial adoption of the Plan. Options may be granted prior to such shareholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the shareholders; provided, further that if such approval has not been obtained by the end of the 12-month period, all Options previously granted under the Plan shall thereupon terminate and be cancelled and become null and void without being exercised.

7.8         Effect Upon Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent or any Subsidiary (a) to establish any other forms of incentives or compensation

Annex E-10

for Employees of the Company or any Parent or any Subsidiary, or (b) to grant or assume Options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, shares, stock or assets of any corporation, firm or association.

7.9         Conformity to Securities Laws. Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

7.10       Notice of Disposition of Shares. Each Participant shall give the Company prompt notice of any disposition or other transfer of any shares of Common Shares, acquired pursuant to the exercise of an Option granted under the Section 423 Component, if such disposition or transfer is made (a) within two years after the applicable Grant Date or (b) within one year after the transfer of such shares of Common Shares to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.

7.11       Tax Withholding. The Company or any Parent or any Subsidiary shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by applicable federal, state, local or non-U.S. tax law to be withheld with respect to any purchase of shares of Common Shares under the Plan or any sale of such shares.

7.12       Governing Law. The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the British Virgin Islands, without regard to the conflict of law rules thereof or of any other jurisdiction.

7.13       Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

7.14       Conditions To Issuance of Shares.

(a)         Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any entries in its Register of Members or otherwise evidencing shares of Common Shares pursuant to the exercise of an Option by a Participant, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares of Common Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange or automated quotation system on which the shares of Common Shares are listed or traded, and the shares of Common Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)         All certificates for shares of Common Shares delivered pursuant to the Plan and all shares of Common Shares delivered pursuant to entries in the Register of Members are subject to any restrictions on the transfer of such Common Shares (including stop-transfer orders and other restrictions) as the Committee deems necessary or advisable to comply with United States federal or state securities laws, rules and regulations or other non-United States securities laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the shares of Common Shares are listed, quoted, or traded. The Committee may, in its sole discretion, require a Participant as a condition to the grant of any Options and/or the issue of any Common Shares pursuant to this Plan to enter into such form of covenants, agreements, and representations in relation to such restrictions on the transfer of such Common Shares as the Committee deems fit. The Committee may also place legends on any certificate or in the Register of Members to reference restrictions applicable to the shares of Common Shares.

(c)         The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Committee.

Annex E-11

(d)         Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company may elect not to deliver to any Participant certificates evidencing shares of Common Shares issued in connection with any Option and solely record the issuance of shares of Common Shares in the Register of Members.

7.15       Equal Rights and Privileges. All Eligible Employees of the Company (or of any Designated Subsidiary) granted Options pursuant to an Offering under the Section 423 Component shall have equal rights and privileges under this Plan to the extent required under Section 423 of the Code so that the Section 423 Component qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of the Section 423 Component that is inconsistent with Section 423 of the Code shall, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as Eligible Employees participating in the Section 423 Component.

7.16       Rules Particular to Specific Countries. Notwithstanding anything herein to the contrary, the terms and conditions of the Plan with respect to Participants who are tax residents of a particular non-U.S. country or who are non-U.S. nationals or employed in non-U.S. jurisdictions may be subject to an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern with the exception of Section 5.1 hereof. The adoption of any such appendix or sub-plan shall be pursuant to Section 7.1 above. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are non-U.S. nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.

7.17       Section 409A. The Section 423 Component of the Plan and the Options granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A. Neither the Non-Section 423 Component nor any Option granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any Option granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause an Option granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

Annex E-12

Annex F

Execution Copy

SUBSCRIPTION AGREEMENT

August 6, 2026

WISeSat.Space Holdings Corp. d/b/a SpaceAIQ
General-Guisan-Strasse 6
CH-6300 Zug Switzerland
Attn: David Briffod
Telephone No.: +41 78 323 9913
Email: dbriffod@wisekey.com

In connection with the proposed business combination among Columbus Acquisition Corp., a Cayman Islands exempted company (together with its successors, “CAC”), WISeSat.Space Corp., a British Virgin Islands business company d/b/a SpaceAIQ (the “Company”), and WISeSat.Space Holdings Corp., a British Virgin Islands business company (“Pubco”), pursuant to and in accordance with that certain Business Combination Agreement, dated as of November 9, 2025 (as amended, restated and/or supplemented from time to time in accordance with its terms, the “BCA”), by and among CAC, Pubco, WISeSat Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”), the Company and WISeKey International Holding Ltd., a Swiss company (together with its successors, the “WISeKey”), and to which SEALSQ Corp, a British Virgin Islands business company and an affiliate of WISeKey (“SEALSQ”, and together with WISeKey, the “Sellers”) became a party thereto as a Seller thereunder pursuant to a Joinder Agreement, dated as of December 12, 2025, Pubco is seeking commitments to purchase ordinary shares, no par value, of Pubco (“Pubco Ordinary Shares”), for a purchase price (the “Purchase Price”) equal to the redemption price per share paid to Public Shareholders that redeem their CAC ordinary shares, par value $0.0001 per share, in connection with the BCA Closing, in a private placement to be conducted by Pubco (the “Offering”).

Pursuant to the BCA, upon the consummation of the transactions contemplated by the BCA (the “BCA Closing”), among other matters, (a) Pubco will acquire all of the issued and outstanding shares of the Company from the Sellers in exchange for Pubco Ordinary Shares and class F ordinary shares, no par value, of Pubco (“Pubco Class F Shares”) (which Pubco Class F Shares in the aggregate are entitled to 49.9% of the total vote on any matter voted on by the holders of Pubco shares), the Company shall become a subsidiary of Pubco and the Sellers shall become shareholders of Pubco (the “Share Exchange”), and (b) Merger Sub will merge with and into CAC, with CAC continuing as the surviving entity (the “Merger” and, together with the Share Exchange and the other transactions contemplated by the BCA, the “Transactions”), and as a result of which, (i) CAC will become a wholly-owned subsidiary of Pubco, (ii) each issued and outstanding security of CAC immediately prior to the effective time of the Merger will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (iii) Pubco will become a publicly-traded company, in each case, all upon the terms and subject to the conditions set forth in the BCA and in accordance with the provisions of applicable law.

In connection with the Transactions, and in consideration of the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned subscriber (“Subscriber”), CAC and Pubco agree in this subscription agreement (this “Subscription Agreement”) as follows:

1.           Subscription. Subscriber hereby irrevocably subscribes for and agrees to purchase from Pubco, and Pubco agrees to issue and sell to Subscriber, such number of Pubco Ordinary Shares equal to (i) the aggregate subscription amount for Subscriber as is set forth on the signature page of this Subscription Agreement (the “Aggregate Subscription Amount”), divided by (ii) the Purchase Price (and such Pubco Ordinary Shares to be purchased, the “Subscribed Shares”). No fractional Pubco Ordinary Shares will be issued pursuant to this Agreement, and the total number of Subscribed Shares hereunder will be rounded down to the nearest whole Pubco Ordinary Share, and the cash portion of the Aggregate Subscription Amount attributable to such fractional share will be returned to Subscriber.

Annex F-1

2.           Closing; Delivery of Subscribed Shares.

(a)         The closing of the sale of Subscribed Shares contemplated hereby (the “Closing”, and the date on which the Closing actually occurs, the “Closing Date”) is contingent upon the substantially concurrent consummation of the BCA Closing. The Closing shall occur on the date of, and simultaneously with, the BCA Closing.

(b)         Pubco shall provide written notice (which may be given via email) to Subscriber (the “Closing Notice”) that Pubco reasonably expects the BCA Closing to occur on a date specified in the Closing Notice (the “Scheduled Closing Date”) that is not less than three (3) business days after the date of the Closing Notice, which Closing Notice shall contain Pubco’s wire instructions for an escrow account (the “Escrow Account”) established by Pubco with a third party escrow agent (the “Escrow Agent”) to be identified in the Closing Notice. At least two (2) business days prior to the Scheduled Closing Date (unless otherwise agreed to in writing by Pubco), Subscriber shall deliver to the Escrow Account the Aggregate Subscription Amount by wire transfer of United States dollars in immediately available funds. The wire transfer shall identify Subscriber, and unless otherwise agreed by Pubco and the Escrow Agent, the funds shall be wired from an account in Subscriber’s name. Upon the Closing, Pubco shall provide instructions to the Escrow Agent to release the funds in the Escrow Account to Pubco against the issuance of and delivery to Subscriber of the Subscribed Shares, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws, the transfer restrictions pursuant to Section 6 below or those incurred by Subscriber), in book-entry form as set forth in Section 2(c) below. Notwithstanding the foregoing, Pubco may, in its sole discretion with respect to Subscriber (or any Other Subscriber (as defined below), waive the escrow requirements under this Section 2 and have Subscriber directly fund to Pubco at the Closing.

(c)         Promptly after the Closing, Pubco shall deliver (or cause the delivery of) the Subscribed Shares to Subscriber in book-entry form with restrictive legends (including reflecting the transfer restrictions pursuant to Section 6 below) for the number of Subscribed Shares.

(d)         The failure of the Closing to occur on the Scheduled Closing Date shall not terminate this Subscription Agreement or otherwise relieve any party of any of its obligations hereunder, and any such termination will occur solely pursuant to Section 10 below. If (i) this Subscription Agreement is terminated prior to the Closing or (ii) the Closing Date does not occur within three (3) business days after the Scheduled Closing Date specified in the Closing Notice, and in either case, and any funds have already been sent by Subscriber to the Escrow Account, Pubco shall or shall instruct the Escrow Agent to promptly (but not later than five (5) business days after the Scheduled Closing Date specified in the Closing Notice), return the funds delivered by Subscriber for payment of the Subscribed Shares by wire transfer in immediately available funds to the account specified in writing by Subscriber (provided, that the failure of the Closing Date to occur within such three (3) business day period and the return of the relevant funds shall not relieve Subscriber from its obligations under this Subscription Agreement for a subsequently rescheduled Closing Date determined by Pubco in good faith).

(e)         If requested by Pubco prior to the Closing, Subscriber shall deliver to Pubco a duly completed and executed U.S. Internal Revenue Service Form W-9 or appropriate Form W-8.

3.           Closing Conditions. In addition to the condition set forth in Section 2(a) above:

(a)         The Closing is subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

(i)          no suspension of the qualification of the Subscribed Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred and be continuing;

(ii)         no governmental authority of competent jurisdiction with respect to the sale of the Subscribed Shares shall have enacted, rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and

(iii)        all material conditions precedent to the BCA Closing set forth in the BCA shall have been satisfied (as determined in good faith by the parties to the BCA) or waived by the parties thereto in accordance with the requirements of the BCA (other than those conditions which, by their nature, are to be satisfied at the BCA Closing).

Annex F-2

(b)         The obligations of Pubco to consummate the Closing are also subject to the satisfaction or valid waiver by Pubco of the additional conditions that, on the Closing Date:

(i)          all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in this Subscription Agreement as of the Closing Date; and

(ii)         Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing.

(c)         The obligations of Subscriber to consummate the Closing are also subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i)          all representations and warranties of Pubco and CAC contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by Pubco and CAC of each of the representations, warranties and agreements of such party contained in this Subscription Agreement as of the Closing Date;

(ii)         each of Pubco and CAC shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing; and

(iii)        the Subscribed Shares shall have been approved for listing on the Nasdaq Capital Market or Nasdaq Global Market (either such market, “Nasdaq”), subject to official notice of issuance.

4.           Additional Shares.

(a)         Pubco hereby agree that in the event that on the sixty (60) day anniversary of the Closing (or if such day is not a Trading Day, the next Trading Day thereafter) (the “Measurement Date”), the VWAP (as defined below) of the Pubco Ordinary Shares for the ten (10) consecutive Trading Days (as defined below) ending on the Measurement Date (the “VWAP Price”) is less than the Purchase Price, then Pubco will issue to Subscriber a number of new Pubco Ordinary Shares (the “Additional Shares”) equal in the aggregate to the difference of (i) the quotient of (A) the Aggregate Subscription Amount, divided by (B) an amount equal to the greater of (x) the VWAP Price and (y) the Floor Price, less (ii) the number of Subscribed Shares. The VWAP Price, the Floor Price and the Purchase Price will be subject to equitable adjustment (as determined reasonably and in good faith by Pubco’s board of directors) for any share dividend, share split, share combination, recapitalization or other similar transaction occurring after the Closing and prior to the Measurement Date. No fractional Pubco Ordinary Shares will be issued as part of the Additional Shares (or if applicable the Warrant Shares (as defined below) under the Pre-Funded Warrants (as defined below)), and the total number of Additional Shares (and if applicable, the Warrant Shares under the Pre-Funded Warrants) hereunder will be rounded down to the nearest whole Pubco Ordinary Share.

(b)         Within three (3) business days after the Measurement Date, Pubco will send to Subscriber a statement (the “Additional Share Statement”) setting forth Pubco’s determination, in reasonable detail, of the VWAP Price and the number of Additional Shares, if any, to be issued pursuant to this Section 4. Subscriber will have ten (10) business days after delivery of the Additional Share Statement by Pubco to review the Additional Share Statement, and if Subscriber has any objections to the Additional Share Statement, Subscriber shall deliver to Pubco a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”) during such ten (10) business day period. If an Objection Statement is not delivered by Subscriber within such ten (10) business day period, then Subscriber will

Annex F-3

have waived its right to contest the Additional Share Statement, all determinations and calculations set forth therein, and the resulting number of Additional Shares, if any, to be issued by Pubco. If an Objection Statement is delivered within such ten (10) business day period, then the determination of the VWAP Price and the number of Additional Shares will become a Dispute governed by and determined in accordance with Section 12(n). Promptly (but in any event within five (5) business days) after the final determination of the number of Additional Shares in accordance with this Subscription Agreement, Pubco will issue to Subscriber the number of Additional Shares, if any, as so finally determined.

(c)         For purposes of this Subscription Agreement:

(i)          “Floor Price” means an amount equal to $5.00 per share.

(ii)         “Trading Day” means any day on which the Trading Market is open for trading and Pubco Ordinary Shares are available to trade on the Trading Market.

(iii)        “Trading Market” means from and after the Closing, at any particular time of determination, the principal securities exchange or securities market on which the Pubco Ordinary Shares are then traded.

(iv)        “VWAP” means, for the Pubco Ordinary Shares as of any day, the dollar volume-weighted average price for such security on the Trading Market during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by Pubco’s board of directors.

(d)         Notwithstanding anything herein to the contrary, if requested in writing by Subscriber prior to the Closing, the provisions of this Section 4(d) shall apply (and if not so requested, the provisions of this Section 4(d) will not apply to Subscriber). Pursuant to the provisions of this Section 4(d), Pubco shall not issue, and Subscriber shall not be entitled to receive, Additional Shares to the extent that, after giving effect to such issuance, Subscriber (together with its affiliates and any persons acting as a group with Subscriber) would beneficially own (as determined in accordance with Rule 13d-3 under the Exchange Act) in excess of 9.99% of the number of Pubco Ordinary Shares outstanding immediately after giving effect to such issuance (the “Beneficial Ownership Limitation”). In lieu of any Additional Shares that would otherwise be issuable in excess of the Beneficial Ownership Limitation (and in satisfaction of Pubco’s obligations to issue such Additional Shares), Pubco shall issue to Subscriber, simultaneously with the applicable issuance of Additional Shares, pre-funded warrants to purchase an equivalent number of Pubco Ordinary Shares (the “Pre-Funded Warrants”), which Pre-Funded Warrants would have an exercise price of $0.0001 per share, be exercisable in whole or in part, in any increments and from time to time, subject to the Beneficial Ownership Limitation (which Beneficial Ownership Limitation could not be waived with at least sixty-one (61) days advance notice), and otherwise be in customary form reasonably acceptable to Subscriber. The Pubco Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants (the “Warrant Shares”, and together with the Additional Shares and the Subscribed Shares, the “Shares”, and collectively with the Pre-Funded Warrants, the “Securities”) shall constitute Shares for all purposes of Section 5.

5.           Registration Rights.

(a)         Pubco agrees that on or prior to the Filing Date (as defined below), Pubco will file with the SEC (at Pubco’s sole cost and expense) a registration statement registering the resale of the Shares (including any potential Additional Shares and Warrant Shares) (the “Registration Statement”), and Pubco shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof. For purposes hereof, the “Filing Date” shall mean the date that is five (5) Business Days after the final determination in accordance with this Agreement of the number of Additional Shares, if any, to be issued pursuant to Section 4. Pubco agrees that Pubco will use its commercially reasonable efforts to cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective with respect to the Shares until the earlier of (i) the date on which Subscriber ceases to hold the Shares covered by such Registration Statement,

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or (ii) on the first date on which Subscriber can sell all of its Shares (or shares received in exchange therefor) under Rule 144 promulgated under the Securities Act (“Rule 144”) without limitation as to the manner of sale or the amount of such securities that may be sold. Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, of the Shares to Pubco (or its successor) upon request to assist Pubco in making the determination described above. Pubco’s obligations to include the Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to Pubco such information regarding Subscriber, the securities of Pubco held by Subscriber and the intended method of disposition of the Shares as shall be reasonably requested by Pubco to effect the registration of the Shares, and shall execute such documents in connection with such registration as Pubco may reasonably request that are customary of a selling shareholder in similar situations. If the SEC prevents Pubco from including any or all of the Shares proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of Pubco’s securities by the applicable shareholders or otherwise, (x) such Registration Statement shall register for resale such number of Pubco securities which is equal to the maximum number of Pubco securities as is permitted by the SEC and (y) the number of Pubco securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, Pubco shall file a new Registration Statement to register such Shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section 5. Pubco will provide a draft of the Registration Statement to Subscriber for review reasonably in advance of filing the Registration Statement. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. For purposes of clarification, any failure by Pubco to file the Registration Statement on or prior to the Filing Date shall not otherwise relieve Pubco of its obligations to file the Registration Statement or effect the registration of the Shares set forth in this Section 5. For as long as Subscriber holds the Shares issued pursuant to this Subscription Agreement, Pubco will (A) make and keep public information available, as those terms are understood and defined in Rule 144, (B) file in a timely manner all reports and other documents with the SEC required under the Exchange Act, as long as Pubco remains subject to such requirements, and (C) provide all customary and reasonable cooperation necessary, in each case, to enable Subscriber to resell the Shares pursuant to the Registration Statement or Rule 144 (when Rule 144 becomes available to Subscriber), as applicable.

(b)Pubco shall, at its sole expense, advise Subscriber within three (3) business days: (i) when a Registration Statement or any amendment thereto has been filed with the SEC and when a Registration Statement or any post-effective amendment thereto has become effective; (ii) after it shall have received notice or obtained knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by Pubco of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein do not include any untrue statements of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Upon the occurrence of any event contemplated in the foregoing clause (iv), except for such times as Pubco is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Pubco shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)         Pubco may delay filing or suspend the use of any such registration statement if it determines that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of Pubco or would require premature disclosure of information that could materially adversely affect Pubco (each such circumstance, a “Suspension Event”); provided, that Pubco may not delay or suspend the Registration Statement on more than two (2) occasions or for more than ninety (90) consecutive calendar days, or more than one hundred twenty (120) total calendar days, in each case during any twelve (12)-month period. Upon receipt of any written notice from Pubco of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of

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a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that it will (i) immediately discontinue offers and sales of the Shares under the Registration Statement until Subscriber receives (A) (x) copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from Pubco that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by Pubco unless otherwise required by applicable law. If so directed by Pubco, Subscriber will deliver to Pubco or destroy all copies of the prospectus covering the Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply to (i) the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up.

(d)         From and after the Closing, Pubco agrees to indemnify and hold Subscriber, each person, if any, who controls Subscriber within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of Subscriber within the meaning of Rule 405 under the Securities Act, and each broker, placement agent or sales agent to or through which Subscriber effects or executes the resale of any Shares (collectively, the “Subscriber Indemnified Parties”), harmless against any and all losses, claims, damages and liabilities (including any reasonable out-of-pocket legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) incurred by Subscriber Indemnified Parties directly that are (i) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Shares (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or (ii) caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, except, in the cases of both (i) and (ii), to the extent insofar as the same are (A) caused by or contained in any information or affidavit so furnished in writing to Pubco by Subscriber for use therein, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a freewriting prospectus (as defined in Rule 405 under the Securities Act) that was not authorized in writing by Pubco, or (D) in connection with any offers or sales effected by or on behalf of Subscriber in violation of this Subscription Agreement. Notwithstanding the forgoing, Pubco’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of Pubco (which consent shall not be unreasonably withheld, delayed or conditioned).

(e)         From and after the Closing, Subscriber agrees to, severally and not jointly with any Other Subscriber in the Offering contemplated hereby or any other selling shareholders using the applicable registration statement, indemnify and hold Pubco, and the officers, employees, directors, partners, members, attorneys and agents of Pubco, each person, if any, who controls Pubco within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of Pubco within the meaning of Rule 405 under the Securities Act (collectively, the “Pubco Indemnified Parties”), harmless against any and all Losses incurred by Pubco Indemnified Parties directly that are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Shares (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, to the extent insofar as the same are caused by or contained in any information or affidavit so furnished in writing to Pubco by Subscriber expressly for use therein. For the avoidance of doubt, Subscriber shall have indemnification obligations under this Section 5(e) only with respect to the information that it has explicitly provided in writing and that has been used by Pubco in the Registration Statement, and Subscriber shall not have any indemnification obligations under this Section 5(e) with respect to information that it did not expressly provide for inclusion in the Registration Statement. In no event shall the liability of Subscriber under this Section 5(e) be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld, delayed or conditioned).

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6.           Lock-Up.

(a)         Subscriber hereby agrees that, during the period commencing on the Closing Date and ending on the date that is sixty (60) days after the Registration Statement has become effective (the “Lock-Up Period”), without the prior written consent of Pubco, Subscriber shall not, directly or indirectly: (i) sell, offer to sell, contract to sell, lend, pledge, hypothecate, encumber, grant any option to purchase, donate, assign or otherwise transfer or dispose of or agree to transfer or dispose of any Securities, or establish or increase any put option or call option to unwind or reduce (as defined under Section 16 of the Exchange Act) with respect to any of the Securities; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Securities, whether any such transaction is to be settled by delivery of Securities, cash or other consideration; or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) above (each of the foregoing, a “Restricted Transfer”). Notwithstanding the foregoing: (x) if during the Lock-Up Period, the VWAP of the Pubco Ordinary Shares for ten (10) consecutive Trading Days beginning after the Closing Date is greater than the Purchase Price, then fifty percent (50%) of the Securities (first the Subscribed Shares, then any Additional Shares, and finally any Pre-Funded Warrants or Warrant Shares) will be released from the restrictions under this Section 6; provided, that if any Additional Shares (or Pre-Funded Warrants in lieu thereof) are issued under Section 4 above, then in order to achieve such early release, the VWAP of the Pubco Ordinary Shares for ten (10) consecutive Trading Days beginning after the Closing Date must be greater than one-hundred and fifty percent (150%) of the VWAP Price; and (y) the Lock-Up Period shall immediately end as to all Securities on the date after the BCA Closing on which Pubco completes a liquidation, merger, capital stock exchange, reorganization, bankruptcy or other similar transaction that results in all of the outstanding Pubco Ordinary Shares being converted into cash, securities or other property.

(b)         Notwithstanding the foregoing, a Restricted Transfer will not (i) include the transfer of any or all of the Securities owned Subscriber to (A) any affiliate of Subscriber or (B) if Subscriber is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Subscriber by virtue of the laws of the jurisdiction of Subscriber’s organization and Subscriber’s organizational documents upon the liquidation and dissolution of Subscriber; provided, however, that it shall be a condition to any such transfer described in clauses (A) or (B) that the transferee executes and delivers to Pubco an agreement in form and substance reasonably acceptable to Pubco stating that the transferee is receiving and holding such Securities subject to the provisions of this Subscription Agreement applicable to Subscriber, and there shall be no further actual or attempted transfer or other Restricted Transfer of such Securities except in accordance with this Subscription Agreement; or (ii) prohibit the registration of the Securities during the Lock-Up Period pursuant to the Registration Statement in accordance with Section 5, so long as there is no actual or attempted transfer or other Restricted Transfer of such Securities during the Lock-Up Period.

(c)         During the Lock-Up Period, each certificate evidencing any Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SUBSCRIPTION AGREEMENT, DATED AS OF AUGUST 6, 2026, AS AMENDED, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AND CERTAIN OTHER PARTIES THERETO. A COPY OF SUCH SUBSCRIPTION AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)         Subscriber further agrees to execute such agreements as may be reasonably requested by Subscriber that are consistent with the foregoing or that are necessary to give further effect thereto. If any Restricted Transfer is made or attempted contrary to the provisions of this Subscription Agreement, such purported Restricted Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such purported transferee of any of the Securities as one of its equity holders for any purpose. To ensure compliance with the restrictions set forth in this Section 6, Subscriber hereby instructs and requires Pubco to, during the Lock-Up Period, make appropriate notations or impose equivalent restrictions on the book-entry positions representing the Securities, and to refuse to register any attempted transfer of Securities that would violate the provisions of this Section 6.

7.           Pubco Representations and Warranties. Pubco represents and warrants to Subscriber that:

(a)Pubco is an exempted company duly organized, validly existing and in good standing under the laws of the British Virgin Islands. Pubco has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription

Annex F-7

Agreement. All corporate action required to be taken by Pubco’s board of directors and shareholders in order to authorize Pubco to enter into this Subscription Agreement and to perform its obligations hereunder have been taken by Pubco’s board of directors and shareholders. This Subscription Agreement has been duly authorized, executed and delivered by Pubco and is enforceable against Pubco in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(b)         The Securities have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Securities will be free and clear of any liens or other restrictions whatsoever (other than any liens or restrictions created by Subscriber, the transfer restrictions pursuant to Section 6 above or imposed by applicable securities laws) in accordance with the terms of this Subscription Agreement, and will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Pubco’s organizational documents as in effect at the time of issuance or applicable law.

(c)         Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 9, in connection with the offer, sale and delivery of the Securities in the manner contemplated by this Subscription Agreement, it is not necessary to register the Securities under the Securities Act of 1933, as amended (the “Securities Act”). The Securities (i) were not offered to Subscriber by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(d)         Assuming the accuracy of Subscriber’s representations and warranties in Section 9, the execution, delivery and performance of this Subscription Agreement and the consummation by Pubco of the transactions that are the subject of this Subscription Agreement in compliance herewith will be done in accordance with the rules of Nasdaq and none of the foregoing will result in (i) a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Pubco or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which Pubco or any of its subsidiaries is a party or by which Pubco or any of its subsidiaries is bound or to which any of the property or assets of Pubco is subject; (ii) any violation of the provisions of the organizational documents of Pubco; or (iii) any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Pubco or any of its properties, in any case of clauses (i) through (iii), that, individually or in the aggregate, would or would reasonably be expected to have a Material Adverse Effect on Pubco. For purposes of this Subscription Agreement, a “Material Adverse Effect” with respect to any person means a material adverse effect on (i) the business, properties, financial condition, shareholders’ equity or results of operations of such person or (ii) its ability to perform in all material respects its obligations under the terms of this Subscription Agreement.

(e)         Pubco has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which Subscriber could become liable. Pubco is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Pubco Ordinary Shares in the Offering.

(f)          Pubco is not, and immediately after receipt of payment for the Subscribed Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(g)         Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Pubco, as of the date hereof, there is no (i) action, suit, claim or other proceeding by or before any governmental or other regulatory or self-regulatory agency, entity or body with authority or jurisdiction over Pubco, pending, or, to the knowledge of Pubco, threatened in writing against Pubco, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Pubco.

(h)         Pubco is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription

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Agreement, including the issuance of the Securities (other than (i) filings with the U.S. Securities and Exchange Commission (the “SEC”), (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 5, (iv) consents required for the consummation of the Transactions as contemplated by the BCA, (v) those required by Nasdaq, (vi) filings pursuant to applicable antitrust laws, and (vii) consents or other approvals, waivers or authorizations required for the consummation of the transactions contemplated by this Subscription Agreement that Pubco reasonably expects to receive on or prior to the Closing), in each case the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Pubco.

8.           CAC Representations and Warranties. CAC represents and warrants to Subscriber that:

(a)         CAC is an exempted company duly incorporated, validly existing as an exempted company and in good standing under the laws of the Cayman Islands. CAC has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. All corporate action required to be taken by CAC’s board of directors in order to authorize CAC to enter into this Subscription Agreement and perform its obligations hereunder have been taken by CAC’s board of directors. This Subscription Agreement has been duly authorized, executed and delivered by CAC and is enforceable against CAC in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(b)         Assuming the accuracy of Subscriber’s representations and warranties in Section 9, the execution, delivery and performance of this Subscription Agreement and the consummation by CAC of the transactions that are the subject of this Subscription Agreement in compliance herewith will be done in accordance with the rules of Nasdaq and none of the foregoing will result in (i) a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of CAC or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which CAC or any of its subsidiaries is a party or by which CAC or any of its subsidiaries is bound or to which any of the property or assets of CAC is subject, which would have a Material Adverse Effect on CAC or materially affect the validity of the Securities or the legal authority or ability of CAC to perform in all material respects its obligations under this Subscription Agreement; (ii) any violation of the provisions of the organizational documents of CAC; or (iii) any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over CAC or any of its properties, in any case of clauses (i) through (iii) that, individually or in the aggregate, would or would reasonably be expected to have a Material Adverse Effect on CAC.

(c)         CAC has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which Subscriber could become liable (it being understood that Subscriber will effectively bear its pro rata share of any such expense indirectly as a result of its investment in Pubco). CAC is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Pubco Ordinary Shares in the Offering.

(d)         As of the date hereof, CAC has filed all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, since its initial public offering (the “IPO”) (such reports, together with any materials filed or furnished thereafter by CAC under the Exchange Act, whether or not any such reports were required, the “SEC Reports”). As of their respective dates (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), the SEC Reports filed by CAC complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) by CAC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of CAC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing). Such financial statements (excluding, for the avoidance of doubt, any pro forma financial statements which include the financial information of the Company) have been prepared in accordance with U.S. generally accepted accounting principles applied on

Annex F-9

a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the consolidated financial position of CAC and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

(e)         Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on CAC, as of the date hereof, there is no (i) action, suit, claim or other proceeding by or before any governmental or other regulatory or self-regulatory agency, entity or body with authority or jurisdiction over CAC pending, or, to the knowledge of CAC, threatened in writing against CAC, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against CAC.

(f)          CAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement (other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) consents required for the consummation of the Transactions as contemplated by the BCA, (v) those required by Nasdaq, (vi) filings pursuant to applicable antitrust laws, and (vii) consents or other approvals, waivers or authorizations required for the consummation of the transactions contemplated by this Subscription Agreement that CAC reasonably expects to receive on or prior to the Closing), in each case the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CAC.

9.           Subscriber Representations, Warranties and Covenants. Subscriber represents and warrants to Pubco and CAC as follows, and makes the following covenants:

(a)         Subscriber is either a U.S. investor or non-U.S. investor as set forth under its name on the signature page hereto, and accordingly represents the applicable additional matters under clause (i) or (ii) below:

(i)          Applicable to U.S. investors: At the time Subscriber was offered the Securities, it was, and as of the date hereof, Subscriber is (x) a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) as indicated in the questionnaire attached as Exhibit A hereto, and (y) is acquiring the Securities only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber is not an entity formed for the specific purpose of acquiring the Securities.

(ii)         Applicable to non-U.S. investors: Subscriber understands that the sale of the Securities is made pursuant to and in reliance upon Regulation S promulgated under the Securities Act (“Regulation S”). Subscriber is not a U.S. Person (as defined in Regulation S), it is acquiring the Securities in an offshore transaction in reliance on Regulation S, and it has received all the information that it considers necessary and appropriate to decide whether to acquire the Securities hereunder outside of the United States. Subscriber is not relying on any statements or representations made in connection with the transactions contemplated hereby other than the representations contained in this Subscription Agreement. Subscriber understands and agrees that Securities sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein.

(b)         Subscriber understands that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Securities will not have been registered under the Securities Act. Subscriber understands that the Securities may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act except (i) to Pubco or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Securities shall contain a legend or restrictive notation to such effect. Subscriber acknowledges that the Securities will not immediately be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Securities, until registered under an effective registration statement, will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell

Annex F-10

the Securities and may be required to bear the financial risk of an investment in the Securities for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Securities.

(c)         Subscriber understands and agrees that Subscriber is purchasing Securities directly from Pubco. Subscriber further acknowledges that, other than those representations, warranties, covenants and agreements of Pubco and CAC included in this Subscription Agreement, there have been no representations, warranties, covenants and agreements made to Subscriber by Pubco, CAC or the Company or any of their respective Representatives, expressly or by implication. For purposes of this Subscription Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives. Except for the representations, warranties and agreements of Pubco and CAC expressly set forth in this Subscription Agreement, Subscriber is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transactions, the Securities and the business, condition (financial and otherwise), management, operations, properties and prospects of Pubco, CAC and the Company, including all business, legal, regulatory, accounting, credit and tax matters.

(d)         Subscriber’s acquisition and holding of the Securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

(e)         Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Securities. Without limiting the generality of the foregoing, Subscriber acknowledges that, it has received and reviewed the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of CAC, dated as of January 22, 2025, and filed with the SEC on January 24, 2025 (File Nos. 333- 283278) (the “IPO Prospectus”), (ii) each SEC Report filed CAC with the SEC following the filing of the IPO Prospectus through the date of this Subscription Agreement, and (iii) the BCA, a copy of which has been filed by CAC with the SEC. Subscriber understands the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the BCA Closing. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask Pubco’s and CAC’s management questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities. Subscriber has conducted its own investigation of Pubco, CAC, the Company and the Securities and Subscriber has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Securities. Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of Pubco, CAC, the Company or their respective affiliates or advisors have provided any tax advice or any other representations or guarantee regarding the tax consequence of the transactions contemplated by this Subscription Agreement. Subscriber acknowledges that it has reviewed the documents made available to Subscriber by Pubco, CAC and the Company. Subscriber further acknowledges that the information contained in the Disclosure Documents is subject to change, and that any changes to the information contained in the Disclosure Documents, including any changes based on updated information or changes in terms of the Transactions, shall in no way affect Subscriber’s obligation to purchase the Subscribed Shares hereunder, except as otherwise provided herein.

(f)          Subscriber became aware of the Offering of the Securities solely by means of direct contact between Subscriber and Pubco, CAC or the Company or a representative of Pubco, CAC or the Company, and the Securities were offered to Subscriber solely by direct contact between Subscriber and Pubco, CAC or the Company, or a representative of Pubco, CAC or the Company. Neither Subscriber, nor any of its directors, officers, employees, agents, shareholders or partners, has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the Offering.

(g)         Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Securities, including those set forth in the Disclosure Documents and the SEC Reports. Subscriber is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is a sophisticated investor, experienced in investing in private placement transactions and

Annex F-11

capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (ii) has exercised independent judgment in evaluating its participation in the purchase of the Securities. Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Securities and participation in the Offering (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to Subscriber, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under Subscriber’s organizational or constituent documents or under any law, rule, regulation, agreement or other obligation by which Subscriber is bound and (v) are a fit, proper and suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Securities. Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in Pubco. Subscriber acknowledges specifically that a possibility of total loss of the Aggregate Subscription Amount paid by Subscriber for the Securities hereunder exists. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the Offering or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the Disclosure Documents.

(h)         In making its decision to purchase the Securities, Subscriber has relied solely upon independent investigation made by Subscriber and the representations and warranties of Pubco expressly set forth in Section 6 hereof and of CAC expressly set forth in Section 6 hereof. Subscriber acknowledges and agrees that Subscriber has (i) received, reviewed and understood the offering materials made available to Subscriber in connection with the Offering, (ii) had access to, and an adequate opportunity to review, financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Securities, (iii) had the opportunity to ask questions of and receive answers from Pubco and CAC directly, and (iv) conducted and completed Subscriber’s own independent due diligence with respect to the Transactions; provided, that neither the due diligence investigation conducted by Subscriber in connection with making its decision to acquire the Securities nor any representations and warranties made by Subscriber herein shall modify, amend or affect Subscriber’s right to rely on the truth, accuracy and completeness of Pubco’s or CAC’s representations and warranties contained herein.

(i)          If an entity, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation. Subscriber has the power and authority to enter into, deliver and perform Subscriber’s obligations under this Subscription Agreement. The execution, delivery and performance by Subscriber of this Subscription Agreement are within the powers of Subscriber, have been duly authorized and will not constitute or result in a breach or default under or conflict with any law, statute, rule or regulation applicable to Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which Subscriber is a party or by which Subscriber is bound, and, if Subscriber is not an individual, will not violate any provisions of Subscriber’s organizational documents. The signature on this Subscription Agreement is genuine, and the signatory, if Subscriber is an individual, has legal competence and capacity to execute the same or, if Subscriber is not an individual the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms.

(j)          Subscriber is not (i) a person named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, or a person prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank or (iv) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, any country or territory embargoed or subject to substantial trade restrictions by the United States. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, Subscriber maintains policies and procedures reasonably designed for the screening of its investors against

Annex F-12

the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Securities were legally derived.

(k)         Neither Subscriber, nor, to the extent it has them, any of its equity holders, managers, general or limited partners, directors, affiliates or executive officers (collectively with Subscriber, the “Covered Persons”), are subject to any of the “Bad Actor” disqualifications described in Rule 506(d) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Subscriber has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. The acquisition of Securities by Subscriber will not subject Pubco, CAC or the Company to any Disqualification Event.

(l)          Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to CAC and, after the BCA Closing, Pubco.

(m)        Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of CAC or Pubco (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(n)         If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code, or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, Subscriber represents and warrants that (i) none of Pubco or CAC, nor any of their respective affiliates has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Securities, and none of Pubco or CAC or any of their respective affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Securities and (ii) the acquisition and holding of the Securities.

10.         Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur prior to the Closing of: (a) the mutual written agreement of each of the parties hereto, including the Company, to terminate this Subscription Agreement; (b) such date and time as the BCA is terminated in accordance with its terms; or (c) written notice by either (x) Pubco and CAC to Subscriber or (y) Subscriber to Pubco and CAC if the transactions contemplated by this Subscription Agreement are not consummated on or prior to October 31, 2026; provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach, and (ii) the provisions of Sections 10 through 14 of this Subscription Agreement will survive any termination of this Subscription Agreement and continue indefinitely. Pubco or CAC shall notify Subscriber of the termination of the BCA promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 10, any monies paid by Subscriber to Pubco for the Aggregate Subscription Amount hereunder shall be promptly returned to Subscriber.

11.         Trust Account Waiver. Subscriber understands that CAC has established a trust account (the “Trust Account”) containing the proceeds of the IPO and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of CAC’s public shareholders (including overallotment shares acquired by CAC’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the IPO Prospectus, CAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their CAC shares in connection with the consummation of CAC’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Shareholders if CAC fails to consummate a Business Combination by January 22, 2026 (which has since been extended until August 22, 2026 and may further be extended on a monthly basis by CAC until January 22, 2027), subject to further extension by amendment to CAC’s organizational documents, (c) with

Annex F-13

respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 for dissolution expenses, or (d) to CAC after or concurrently with the consummation of a Business Combination. For and in consideration of CAC entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Subscriber hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Subscription Agreement, neither Subscriber nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Subscriber on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Subscriber or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Subscription Agreement or any other agreement with CAC or its affiliates). Subscriber agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by CAC and its affiliates to induce CAC to enter in this Subscription Agreement, and Subscriber further intends and understands such waiver to be valid, binding and enforceable against Subscriber and each of its affiliates under applicable law. To the extent Subscriber or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to CAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against CAC or its Representatives, Subscriber hereby acknowledges and agrees that Subscriber’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Subscriber or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Subscriber or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to CAC or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, CAC and its Representatives, as applicable, shall be entitled to recover from Subscriber and its affiliates the associated legal fees and costs in connection with any such action in the event CAC or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding the foregoing, this Section 11 shall not affect any rights of Subscriber or its affiliates to receive distributions from the Trust Account in their capacities as Public Shareholders with respect to CAC shares upon the redemption of their shares or the liquidation of CAC if it does not consummate a Business Combination prior to its deadline to do so. Additionally, nothing herein shall limit the ability of Subscriber and each of its affiliates to pursue any claim seeking as its remedy any assets or funds held outside of the Trust Account by CAC or its affiliates (other than distributions to Public Shareholders), and nothing herein shall waive or impact any claims that Subscriber and each of its affiliates may have in the future against CAC’s or its affiliates’ assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding any distributions to Public Shareholders). Notwithstanding anything to the contrary contained in this Subscription Agreement, the provisions of this Section 11 shall survive the Closing or any termination of this Subscription Agreement and last indefinitely.

12.         Miscellaneous.

(a)         Neither this Subscription Agreement nor any rights or obligations that may accrue to Subscriber hereunder (other than the Securities acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by Subscriber without the prior written consent of CAC, Pubco and the Company, and any purported transfer or assignment without such consent shall be null and void ab initio.

(b)         Pubco may request from Subscriber such additional information as Pubco may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Securities, and Subscriber shall provide such information to Pubco promptly upon such request, it being understood by Subscriber that Pubco may without any liability hereunder reject Subscriber’s subscription prior to the Closing Date in the event Subscriber fails to provide such additional information requested by Pubco to evaluate Subscriber’s eligibility or Pubco determines that Subscriber is not eligible. On or prior to the Closing Date, Pubco and Subscriber shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

Annex F-14

(c)         Subscriber acknowledges that Pubco, CAC, the Company and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement as if they were made directly to each of them. Prior to the Closing, Subscriber agrees to promptly notify Pubco and CAC if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate such that the conditions set forth in Sections 3(b)(i) and 3(b)(ii) would not be satisfied as of the Closing. Subscriber agrees that the purchase by Subscriber of Subscribed Shares from Pubco will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. Subscriber acknowledges and agrees that the Company is an express third-party beneficiary of the representations, warranties and covenants of Subscriber contained in Section 9 of this Subscription Agreement, and that the Company is otherwise an express third-party beneficiary of this Subscription Agreement, entitled to enforce the terms hereof against Subscriber as if it were an original party hereto, and will have the rights of a “party” hereunder. Other than the Company, this Subscription Agreement does not confer any rights or remedies upon any person or entity other than the parties hereto and their heirs, successors and permitted assigns.

(d)         Each of Pubco, CAC and the Company is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of Pubco, CAC and the Company (such consent not to be unreasonably withheld or delayed).

(e)         All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(f)          This Subscription Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Pubco, CAC, the Company and Subscriber. No provision of this Subscription Agreement may be waived except by an instrument in writing signed by the party against whom enforcement of such waiver is sought. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or other exercise of any right, power or privilege hereunder.

(g)         This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (other than any confidentiality agreement entered into by Subscriber with Pubco, CAC or the Company in connection with the Offering).

(h)         This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i)          If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j)          This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k)         The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

Annex F-15

(l)          Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(m)        Subscriber hereby consents to the publication and disclosure in any press release issued by CAC, Pubco or the Company or Current Report on Form 8-K filed by CAC with the SEC in connection with the execution and delivery of this Subscription Agreement and the filing of any related documentation by CAC or Pubco with the SEC (and, as and to the extent otherwise required by the federal securities laws or the SEC or any other securities authorities, any other documents or communications provided by CAC or Pubco to any governmental authority or to security holders of CAC) of Subscriber’s identity and beneficial ownership of Pubco Ordinary Shares (including any Additional Shares or Warrant Shares) and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed appropriate by CAC or Pubco, a copy of this Subscription Agreement or the form hereof. Subscriber will promptly provide any information reasonably requested by CAC or Pubco for any regulatory application or filing made or approval sought in connection with the Transactions or the Closing (including filings with the SEC).

(n)         This Subscription Agreement, and all actions or matters based hereon, or arising out of, under or in connection herewith, or any transaction contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles relating to conflict of laws that would result in the application of the laws of any other jurisdiction. Subject to Section 12(o)), each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Subscription Agreement, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other proceeding relating to the transactions contemplated by this Subscription Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 12(o). Nothing in this Section 12(n) shall affect the right of any party to serve legal process in any other manner permitted by law. Each party hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation, dispute, claim, legal action or other legal proceeding based hereon, or arising out of, under, or in connection with, this Subscription Agreement or the transactions contemplated hereby.

(o)         Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 12(o)) arising out of, related to, or in connection with this Subjection Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 12(o). A party must, in the first instance, provide written notice of any Disputes to the other party, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by the other party (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Either party may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Subscription Agreement are in conflict, the terms of this Subscription Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under investment agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties. The proceedings shall be streamlined

Annex F-16

and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of New York. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Subscription Agreement and applicable law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of New York. The language of the arbitration shall be English

(p)         All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to CAC at or prior to the BCA Closing, to:

Columbus Acquisition Corp
14 Prudential Tower
Singapore 049712
Attn: Fen “Eric” Zhang, Chief Executive Officer
Telephone No.: (949) 899-1827
Email: eric.zhang@hercules.global

with a copy (which shall not constitute notice) to: Loeb and Loeb LLP 345 Park Ave New York, NY 10154 Attn: Ted Paraskevas Telephone No: (212) 407-4971 Email: tparaskevas@loeb.com

If to Pubco or the Company at or prior to the BCA Closing, or to CAC after the BCA Closing, to:

WISeSat.Space Holdings Corp.
General-Guisan-Strasse 6
CH-6300 Zug Switzerland
Attn: David Briffod
Telephone No.: +41 78 323 9913
Email: dbriffod@wisekey.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn:       Barry I. Grossman, Esq.
Matthew A. Gray, Esq.

Telephone No.: (212) 370-1300
Email:    bigrossman@egsllp.com;
mgray@egsllp.com

Notice to Subscriber shall be given to the address underneath Subscriber’s name on the signature page hereto.

(q)         The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement. As used in this Subscription Agreement, the term: (x) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the

Annex F-17

ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of CAC prior to the closing of a Business Combination will include CAC’s sponsor, Hercules Capital Management VII Corp, a British Virgin Islands company.

(r)          At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

13.         Non-Reliance and Exculpation. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties of Pubco and CAC contained in this Subscription Agreement in making its investment or decision to invest in Pubco. Subscriber further acknowledges and agrees that no other purchaser (an “Other Subscriber”) pursuant to other subscription agreements (an “Other Subscription Agreement”) entered into in connection with the Offering (including the controlling persons, members, officers, directors, partners, agents, employees or other Representatives of any such other purchaser) shall be liable to Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of Pubco Ordinary Shares hereunder or thereunder.

14.         Independent Nature of Investment. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under the Other Subscription Agreements. The decision of Subscriber to purchase the Securities pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of Pubco, CAC or the Company or any of their respective subsidiaries which may have been made or given by any Other Subscriber or by any Representative of any Other Subscriber, and neither Subscriber nor any of its Representatives shall have any liability to any Other Subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or Other Subscriber pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Securities or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights under this Subscription Agreement, and it shall not be necessary for any Other Subscriber to be joined as an additional party in any proceeding for such purpose.

{SIGNATURE PAGES FOLLOW}

Annex F-18

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

WISESAT.SPACE HOLDINGS CORP.
By:	/s/ Carlos Moreira
Name:	Carlos Moreira
Title:	Director
COLUMBUS ACQUISITION CORP
By:	/s/ Fen Zhang
Name:	Fen Zhang
Title:	Chief Executive Officer

{Signature Page to Subscription Agreement}

Annex F-19

{SUBSCRIBER SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT}

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Subscriber:	SEALSQ Corp
Signature of Authorized Signatory of Subscriber:
Name of Authorized Signatory:	Carlos Moreira
Title of Authorized Signatory:	Chief Executive Officer
Signature of Authorized Signatory of Subscriber:
Name of Authorized Signatory:	John O’Hara
Title of Authorized Signatory:	Chief Financial Officer
Address for Notice to Subscriber:
Attention:
Email:
Facsimile No.:
Telephone No.:

Address for Delivery of Securities to Subscriber (if not same as address for notice):

Aggregate Subscription Amount:	$ 10,000,000

Subscriber status (mark one):            ☐ U.S. investor            ■ Non-U.S. investor

EIN Number:	N/A

Annex F-20

Exhibit A

Accredited Investor Questionnaire

Capitalized terms used and not defined in this Exhibit A shall have the meanings given in the Subscription Agreement to which this Exhibit A is attached. The undersigned represents and warrants that the undersigned is an “accredited investor” (an “Accredited Investor”), as such term is defined in Rule 501(a) of Regulation D under the Securities Act, for one or more of the reasons specified below (please check all boxes that apply):

_______ (i)          A natural person whose net worth, either individually or jointly with such person’s spouse or spousal equivalent, at the time of Subscriber’s purchase, exceeds $1,000,000;

The term “net worth” means the excess of total assets over total liabilities (including personal and real property, but excluding the estimated fair market value of Subscriber’s primary home). For the purposes of calculating joint net worth with the person’s spouse or spousal equivalent, joint net worth can be the aggregate net worth of Subscriber and spouse or spousal equivalent; assets need not be held jointly to be included in the calculation. There is no requirement that securities be purchased jointly. A spousal equivalent means a cohabitant occupying a relationship generally equivalent to a spouse.

_______ (ii)        A natural person who had an individual income in excess of $200,000, or joint income with Subscriber’s spouse or spousal equivalent in excess of $300,000, in each of the two most recent years and reasonably expects to reach the same income level in the current year;

In determining individual “income,” Subscriber should add to Subscriber’s individual taxable adjusted gross income (exclusive of any spousal or spousal equivalent income) any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

_______ (iii)       A director or executive officer of Pubco;

_______ (iv)        A natural person holding in good standing with one or more professional certifications or designations or other credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status;

The SEC has designated the General Securities Representative license (Series 7), the Private Securities Offering Representative license (Series 82) and the Licensed Investment Adviser Representative (Series 65) as the initial certifications that qualify for accredited investor status.

_______ (v)         A natural person who is a “knowledgeable employee” as defined in Rule 3c-5(a)(4) under the Investment Company Act, of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in Section 3 of the Investment Company Act, but for the exclusion provided by either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act;

_______ (vi)        A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

_______ (vii)      A broker or dealer registered pursuant to Section 15 of the Exchange Act;

_______ (viii)     An investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act;

_______ (ix)        An insurance company as defined in Section 2(13) of the Exchange Act;

_______ (x)         An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that Act;

Annex F-21

_______ (xi)        A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

_______ (xii)      A Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

_______ (xiii)     A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

_______ (xiv)      An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

_______ (xv)       A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

_______ (xvi)      An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5,000,000;

_______ (xvii)    A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in Pubco;

_______ (xviii)   A “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act with assets under management in excess of $5,000,000 that is not formed for the specific purpose of acquiring the securities offered and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

_______ (xix)      A “family client” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements set forth in (xviii) and whose prospective investment in the issuer is directed by a person from a family office that is capable of evaluating the merits and risks of the prospective investment;

_______ (xx)       A “qualified institutional buyer” as defined in Rule 144A under the Securities Act;

_______ (xxi)      An entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; and/or

_______ (xxii)    An entity in which all of the equity owners qualify as an accredited investor under any of the above subparagraphs.

_______ (xxiii)   Subscriber does not qualify under any of the investor categories set forth in (i) through (xxi) above.

2.1         Type of Subscriber. Indicate the form of entity of Subscriber:

☐   Individual                          ☐   Limited Partnership

■  Corporation                          ☐   General Partnership

☐   Revocable Trust                              ☐   Limited Liability Company

☐   Other Type of Trust (indicate type):               ________________________________

☐   Other (indicate form of organization):           ________________________________

Annex F-22

2.2.1      If Subscriber is not an individual, indicate the approximate date Subscriber entity was formed:
April 1, 2022

2.2.2      If Subscriber is not an individual, please mark the line below which correctly describes the application of the following statement to Subscriber’s situation: Subscriber (x) was not organized or reorganized for the specific purpose of acquiring the Securities and (y) has made investments prior to the date hereof, and each beneficial owner thereof has and will share in the investment in proportion to his or her ownership interest in Subscriber.

____X____	True
__________	False

If the “False” line is initialed, each person participating in the entity will be required to fill out a Subscription Agreement.

Subscriber:
Subscriber Name: SEALSQ Corp
By:	/s/ Carlos Moreira
Signatory Name:	Carlos Moreira
Signatory Title:	Chief Executive Officer
By:	/s/ John O’Hara
Signatory Name:	John O’Hara
Signatory Title:	Chief Financial Officer
Date: August 6, 2026

Annex F-23

Annex G

PROXY CARD
COLUMBUS ACQUISITION CORP

PROXY FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on September 10, 2026: The Proxy Statement/Prospectus to Shareholders are available on August 19, 2026.

The undersigned hereby appoints Jason Wang and Janet Hu, individually, each with full power of substitution, as proxy of the undersigned to attend the Extraordinary General Meeting of Shareholders (the “Meeting”) of Columbus Acquisition Corp (“CAC”), to be held on September 10, 2026 at 9:00 a.m. Eastern Time at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, and any postponement or adjournment thereof, and to vote as if the undersigned were then and there personally present on all matters set forth in the Notice of Extraordinary General Meeting, dated August 19, 2026 (the “Notice”), a copy of which has been received by the undersigned, as follows:

1.    The NTA Proposal — to consider and vote upon a proposal to approve by special resolution, the amendment of the CAC Articles, which currently restricts consummation of a shareholder redemption offer in connection with a business combination if the redemptions made pursuant to such offer would cause CAC to have net tangible assets of less than US$5,000,001 prior to or upon consummation of a business combination as set out in Articles 37.2, 37.5, 37.6 and 37.8 of the CAC Articles, in order to expand the methods that CAC may employ to not become subject to the “penny stock” rules of the SEC, immediately prior to the Effective Time (as defined in the Plan of Merger).

For ☐	Against ☐	Abstain ☐

2.      The Business Combination Proposal — to consider and vote upon a proposal to approve and authorize, by ordinary resolution, the Business Combination Agreement, dated as of November 9, 2025, as amended on August 6, 2026 (as it may be further amended, supplemented or otherwise modified from time to time), by and among Columbus Acquisition Corp, WISeSat.Space Holdings Corp., a British Virgin Islands business company (“Pubco”), WISeSat Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”), WISeSat.Space Corp., a British Virgin Islands business company (the “Company”), WISeKey International Holding Ltd., a Swiss company (“WISeKey” and together with its successors and permitted assigns, and any holders of Company Ordinary Shares or Company Class F Shares immediately prior to the Effective Time (as defined in the Plan of Merger), collectively, the “Seller”).

For ☐	Against ☐	Abstain ☐

3.     The Merger Proposal — to consider and vote upon a proposal to approve and authorize, by special resolution, that (a) CAC merge with Merger Sub so that Merger Sub will merge with and into CAC and CAC will be the surviving company and all the undertaking, property and liabilities of the Merger Sub vest in CAC by virtue of such merger pursuant to the Companies Act (As Revised); (b) the Plan of Merger substantially in the form annexed to this Proxy Statement as Annex A-2 be and is hereby authorized, approved and confirmed in all respects and CAC be authorized to enter into the Plan of Merger; (c) that upon the Effective Time (as defined in the Plan of Merger): (i) the amending and restating of the memorandum and articles of CAC as the surviving company of the Merger is approved in all respects, (ii) the board of directors and executive officers of CAC resign and the board of directors and the executive officers of Merger Sub immediately prior to the Effective Time become the board of directors and executive officers of the Surviving Company; and (iii) the authorized share capital of CAC (as the surviving company of the Merger) shall be amended such that firstly, all authorized preference shares of par value US$0.0001 each shall be redesignated as authorized ordinary shares of a par value of US$0.0001 each, such that the authorized share capital of CAC (as the surviving company of the Merger) shall be US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each (the “Redesignation”); secondly, upon the Redesignation becoming effective, the authorized share capital of CAC (as the surviving company of the Merger) shall be consolidated and divided at a ratio of 100 for 1 so as to become US$50,000 divided into 5,000,000 ordinary shares of a par value of $0.01 each (the “Share Consolidation”); and thirdly (iii) upon the Share Consolidation becoming effective, the authorized share capital of CAC (as the surviving company of the Merger) shall be decreased from $50,000 divided into 5,000,000 ordinary shares of a par value of $0.01 each to $1 divided into 100 ordinary shares of a par value of $0.01 each by the cancellation of 4,999,900 authorized but unissued ordinary shares of a par value of $0.01 each; and that all actions taken and any documents or agreements executed, signed or delivered prior to or after the date hereof by any director or officer of CAC in connection with the transactions contemplated hereby be and are hereby approved, ratified and confirmed in all respects.

For ☐	Against ☐	Abstain ☐

4.    The Pubco Equity Plan Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, the adoption of a new equity incentive plan by Pubco.

For ☐	Against ☐	Abstain ☐

5.    The ESPP Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, the adoption of an employee share purchase program by Pubco.

For ☐	Against ☐	Abstain ☐

Annex G-1

6.     The Nasdaq Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, for purposes of complying with applicable listing rules of The Nasdaq Stock Market, the issuance of up to an aggregate of 33,385,052 Pubco Ordinary Shares, no par value, in connection with the Merger, Share Exchange and PIPE Investment.

For ☐	Against ☐	Abstain ☐

7.      The Pubco Director Election Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, that seven directors be elected to serve terms on Pubco’s board of directors effective at the Closing:

FOR all nominees listed below (except as indicated). ☐

WITHHOLD AUTHORITY to vote for all nominees listed below. ☐

If you wish to withhold your vote for any individual nominee, strike a line through that nominee’s name set forth below:

a)      Carlos Moreira

b)      David Fergusson

c)      Cristina Dolan

d)      Peter Ward

e)      Cameron R. Johnson

f)      Gwenael Rouy-Poirier

g)      Philippe D. Monnier

8.      The Adjournment Proposal — to consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the NTA Proposal, the Business Combination Proposal, the Merger Proposal, the Pubco Equity Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, or the Pubco Director Election Proposal.

For ☐	Against ☐	Abstain ☐

NOTE: IN HIS DISCRETION, THE PROXY HOLDER IS AUTHORIZED TO VOTE UPON SUCH OTHER MATTER OR MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATION ABOVE. IN THE ABSENCE OF SUCH INDICATION, THIS PROXY WILL BE VOTED FOR THE PROPOSALS AND, AT THE DISCRETION OF THE PROXY HOLDER, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Dated:

Signature of Shareholder

PLEASE PRINT NAME

Certificate Number(s)

Total Number of Shares Owned

Sign exactly as your name(s) appears on your share certificate(s). A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. Executors, administrators, trustees, etc., are requested to so indicate when signing. If a share certificate is registered in two names or held as joint tenants or as community property, both interested persons should sign.

PLEASE COMPLETE THE FOLLOWING:

I plan to attend the Meeting (Circle one): Yes             No

Number of attendees: ____________

PLEASE NOTE:

SHAREHOLDER SHOULD SIGN THE PROXY PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE TO ENSURE THAT IT IS RECEIVED BEFORE THE MEETING. PLEASE INDICATE ANY ADDRESS OR TELEPHONE NUMBER CHANGES IN THE SPACE BELOW.

Annex G-2